Form 10-K405, Exhibit 13
period 1995-12-31
BSB BANCORP INC
filed 1996-03-29
CIK 830257

BSB BANCORP, INC.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands - Except Per Share Amounts)

                                                                Years ended December 31,
                                                             1995         1994         1993
----------------------------------------------------------------------------------------------
PERFORMANCE         Net interest income                   $   48,613   $   45,723   $   45,593
                    Non-interest income                        6,672        5,501        4,465
                    Provision for credit losses                7,333        3,717        5,580
                    Net income                                12,594       12,871       13,396
                    Return on average assets                    1.06%        1.16%        1.28%
                    Return on average equity                   10.89%       11.59%       13.14%
----------------------------------------------------------------------------------------------
SELECTED            Interest rate spread                        4.04%        4.06%        4.27%
FINANCIAL           Interest rate margin                        4.31         4.31         4.52
DATA                Dividend payout ratio                      32.25        26.93        21.61
                    Efficiency ratio                           49.27        50.27        47.85
----------------------------------------------------------------------------------------------
PER SHARE           Earnings                              $     1.98   $     1.95   $     2.03
                    Book value                                 18.70        16.60        16.45
                    Dividends declared                          0.65         0.54         0.44
----------------------------------------------------------------------------------------------
FINANCIAL           Assets                                $1,236,541   $1,159,408   $1,090,958
CONDITION           Net loans                                909,851      848,017      791,611
DATA                Deposits                               1,006,465      962,780      894,293
(at December 31)    Municipal deposits                        31,395
                    Shareholders' Equity                     116,774      106,870      109,186
                    Allowance for possible credit losses      16,560       15,847       15,234
                    Non-performing assets                     15,280       11,115       11,487
----------------------------------------------------------------------------------------------
OFF-BALANCE         Mortgage loan servicing               $  311,309   $  263,276   $  221,641
SHEET               Trust assets                             159,942      132,238      117,867
(at December 31)    Interest rate swaps                                    30,000       50,000
==============================================================================================

Company Profile

  BSB Bancorp, Inc., a Delaware corporation, is the bank holding company for BSB Bank & Trust Company. BSB Bancorp, Inc. had 6,243,397 shares of common stock outstanding at December 31, 1995. The stock is traded over the counter and is listed on The Nasdaq Stock Market National Market System under the symbol BSBN. BSB Bancorp, Inc. is subject to regulation by the Federal Reserve Board. BSB Bank & Trust is the only direct subsidiary of BSB Bancorp, Inc.

  Incorporated as a state-chartered mutual savings bank in 1867, BSB Bank & Trust was converted to a state-chartered stock savings bank in 1985, and in 1995 completed a charter change to that of a state-chartered commercial bank. It is headquartered in Binghamton, New York and conducts business in Broome, Tioga, Chenango, and Chemung Counties, and adjacent areas in New York State.

  BSB Bank & Trust is a diversified financial services institution providing a broad range of deposit and loan products to area businesses and consumers. In particular, BSB Bank & Trust has become a major provider of banking services to the business community.

  Deposits of BSB Bank & Trust are insured by the Federal Deposit Insurance Corporation. The Bank is subject to supervision and regulation by the Federal Deposit Insurance Corporation and the Banking Department of the State of New York. BSB Bank & Trust is also a member of the Federal Home Loan Bank System.


William H. Rincker
Chairman of the Board and Chief Executive Officer

  In 1995, your company enhanced its position as a major provider of financial products in the southern tier of New York State. BSB Bank & Trust is now a recognized leader in commercial bank services, emphasizing relationships with small- and medium-size businesses in the Bank's primary service area of Broome, Tioga, Chenango, and Chemung counties. The Bank has also built banking ties to similar businesses in Rochester, Syracuse, and Ithaca, New York.

  The Company's financial performance continued to be favorable in 1995 with net income in 1995 of $12,594,000, compared to $12,871,000 for 1994. Earnings per share were $1.98 for 1995, compared to $1.95 for 1994. The return on average assets was 1.06% in 1995 and 1.16% in 1994.

  Earnings in 1995 were adversely affected by the increase in the provision for credit loss expense from $3,717,000 in 1994 to $7,333,000. This increase was necessary to cover loan losses and add modestly to reserve levels in light of the growth in non-performing loans, which increased from $7,881,000 to $12,812,000. The loan portfolios are affected by continued softness in the local economy and the impact on real estate values. This contributed significantly to the increase in loan losses and non-performing assets. In addition to the loan loss reserve, the Bank's strong equity position provides protection against unforeseen problems. Shareholders' equity grew from $106,870,000 at December 31, 1994 to $116,774,000 at December 31, 1995, which substantially exceeds all regulatory requirements. The return on average equity was 10.89% in 1995 and 11.59% in 1994.

  Recognizing the Bank's past success and evaluating its future prospects, the Board of Directors took actions that benefited our shareholders. In October, the Board of Directors of BSB Bancorp, Inc. announced a 36% increase in the quarterly cash dividend. Also in October, the Company declared a three-for-two stock split. The stock split and the increase in the quarterly cash dividend reflect the Board of Directors' confidence in BSB Bancorp's continued favorable financial performance.

  During 1995, BSB Bancorp, Inc. purchased 234,900 shares of its stock in the open market. The average number of shares outstanding for 1995 was 6,360,664, compared to 6,591,401 for 1994.

  By action of the Board of Directors at its October meeting, Alex S. DePersis was promoted to President and Chief Operating Officer. He holds this same respective position at the Bank. Mr. DePersis joined BSB in January of 1985 and most recently served as Executive Vice President. The Board of Directors recognizes the experience and talent of Mr. DePersis and acknowledges his commitment to the communities which BSB services. We are all confident his leadership capability and experience will be influential in maintaining BSB as a strong and innovative competitor. Prior to joining BSB Bank & Trust he had 16 years of commercial banking experience in Broome County.

  On April 24, 1995, John V. Smith retired from the Board of Directors. He had served as a Director of BSB Bancorp, Inc. since its formation and as a Director of the Bank for 26 years. The Board of Directors and the management team wish to express their appreciation to Mr. Smith for his significant contribution. He has been of great value to the Board of Directors and now takes his place with our Directors Emeriti. At its September 1995 meeting, the Board of Directors of the Corporation announced the election of Thomas L. Thorn to the position of Director for both BSB Bancorp, Inc. and BSB Bank & Trust. Mr. Thorn is Executive Vice President and co-founder of Diamond Page Leasing, a computer leasing company based in Syracuse, New York.

  August 1, 1995 began an exciting new era for our Bank. With approval from the Federal Deposit Insurance Corporation, we officially converted from a state-chartered savings bank to a state-chartered commercial bank. Along with the change in charter, the Bank began operating under its new name, BSB Bank & Trust Company.

  Our transformation into a community based commercial bank has been developing for the past several years. We provide a broad range of deposit and loan products to area businesses and consumers, alike, and we offer a full range of trust and pension services. As we move forward, BSB Bank & Trust will continue to expand product and service offerings to meet the needs of our customers.

  On behalf of the Board of Directors, management and staff, I want to express our appreciation for your continued confidence in BSB Bancorp, Inc.



Alex S. DePersis
President and Chief Operating Officer

  We look to the future with a sense of excitement. Given the rapidly changing world around us, we see many new challenges and exciting opportunities. BSB is preparing for this future by developing new ways to better serve our customers, communities and shareholders. We are building on our fundamental
strengths....responsive and high quality customer service, a full range of financial products and cost effective operations.

  We have grown to $1.2 billion in assets by remaining focused on the needs of our customers and delivering value to them. As we approach the 21st century, technology is changing the nature of delivery systems for financial services. Providing high quality customer service during this time of change will continue to be an imperative for us as we work to maintain our growth and improve our profitability. As we apply this technology, we will take advantage of opportunities to improve our already strong operating efficiency.

  The key to meeting these challenges rests in our talented and dedicated employees. At BSB, developing our human resources is at the heart of our planning. We are committed to providing our employees with challenging and rewarding career opportunities and to fostering an ongoing spirit of teamwork.

  BSB takes great pride in its commitment to the communities we serve. We believe that tremendous opportunities exist for us to further enhance our already strong position in existing markets and selectively enter new markets. We will aggressively pursue the expansion of our market area by seeking out strategic acquisitions that will enlarge our deposit and customer base, reduce our reliance on any one regional economy and provide additional opportunities for revenue and asset growth.

  With a strong sense of past accomplishment, and complete confidence in our officers and staff, I look forward to 1996 with optimism and enthusiasm. We will continue to stress growth in our direct loan portfolios and retail deposit base to improve net interest income and to enhance fee income through growth in our mortgage banking, credit card, trust, and financial service operations.

The year holds great promise for improved operating performance. I believe that those elements that contributed to our past achievements will help ensure our future success

Asset Liability Management

  Managing the Bank's exposure to loss of net interest income resulting from changes in market interest rates is a major focus of management's activities. The Asset and Liability Committee meets weekly to review the changing composition of the balance sheet, the current and forecasted interest rate environment and policy issues that impact on the asset and liability structure of the Bank.

  Interest rates rose sharply in 1994 through mid-1995, then began to turn downward. This decline in rates offered an attractive opportunity for customers to refinance their loans at lower rates. Despite these pressures, the Bank's interest rate margin remained unchanged.

  Net interest income was $48.6 million for 1995, compared to $45.7 million for 1994. Management is committed to maximizing net interest income opportunities by focusing on growth in the Bank's direct loan portfolio and retail deposit base.

Banking Operations

  In 1995, the Bank continued the expansion of its electronic services with the introduction of TelephoneTeller on July 1st. This automated telephone system allows our customers to receive account balance and transaction information, transfer funds between accounts and obtain current deposit and loan rates, 24 hours a day, 7 days a week. TelephoneTeller has been well received - over 200,000 calls are expected in 1996 - and will soon be enhanced with a telephone-based bill payer service.

  Consistent with our commitment to customer convenience, Broome Community College (BCC) recently became the site of our eighteenth MachineTeller installation. From its central location in BCC's Business Building, our newest ATM permits faculty, students and staff to enjoy the benefits of on-campus banking.

  In the first quarter of 1996, MachineTeller service will be extended to Airport Corporate Center on Lewis Road in the Town of Union. This multi-function ATM will provide on-site banking service to the many employee groups located at that facility. In coming months additional drive-up ATMs and new lobby ATMs will be added to several of our branch banking offices. Along with our StoreTeller service at Giant Markets, these electronic enhancements to our traditional delivery system are helping us to add value to existing banking relationships, attract new business, and manage costs.

  Quality customer service has always been the foundation of the Bank's success. In 1995, we continued to make a substantial investment in training customer contact and support personnel in those skills that will enable us to build long-term relationships with our customers.


Commercial Lending

  Today, more and more businesses are turning to BSB Bank & Trust for their business banking. They are attracted by our full range of services and the expertise to meet their financial needs. Our Commercial Loan Department provides a wide variety of financing options to local and regional businesses, as well as to business owners and executives.

  Much of the success of our commercial lending program is attributable to the fact that all loan decisions are made locally. In addition, our familiarity with the market enables us to tailor loan products to meet the individual needs of our customers, and helps us compete with the larger commercial banks represented in our area.

  The growth of the commercial loan portfolio is the result of BSB's continued dedication to serving small- and medium-size businesses in its prime market area. Originations in 1995 were $122.5 million. The commercial loan portfolio grew from $386.9 million at December 31, 1994 to $455.4 million at December 31, 1995, an increase of $68.5 million, or 17.7%.

  BSB has successfully introduced an accounts receivable management program for businesses, called Business Manager. This is a proven cash flow management and receivables billing program that can be of assistance in helping businesses increase their profit margins, while reducing the problems and expenses of billing.

  In addition to new products, BSB continues to aggressively expand its commercial lending area to include nearby urban markets. Our success in commercial lending is a direct result of the Bank's commitment to quality growth and expansion.

  The Commercial Real Estate Department continues to seek quality commercial real estate lending opportunities within our upstate New York markets. Businesses rely on us to assist with many types of real estate financing including construction loans with permanent financing. Our goal is to provide the financing necessary to make any creditworthy project a reality. Commercial real estate loans outstanding at December 31, 1995 were $134.7 million.

Consumer Lending

  Direct loan originations increased 11.2% in 1995. Aggressive marketing efforts encouraging customers to utilize our branch networks for lending needs contributed to increased loan activity at the branch level. Throughout 1995, the branches participated in promotions for various consumer loan products including Direct Installment Loans, Home Equity Lines of Credit, and Credit Cards.

  An expanded network of automobile dealers and finance companies continues to assist us in expanding our service area. This expansion helps to geographically diversify the loan portfolio.

  The Bank continued to concentrate on growing its merchant credit card program. As a result we realized an increase in merchant credit card deposit volume from $95.5 million in 1994 to $144.8 million in 1995. This growth resulted in record high non-interest credit card income of $2.6 million.

  Looking forward to 1996, the Consumer Loan Department is committed to managing growth in our direct consumer loan portfolios including Auto and Home Improvement, Home Equity Lines of Credit, and Credit Card Loans.

Residential Real Estate Lending

  Affordable housing in local areas contributed to strong residential mortgage activity in 1995 with originations of $85.7 million. The major portion of this volume, 77.5%, originated from our mortgage correspondent relationships in local and newly established markets. Adjustable-rate mortgages accounted for 40.6 % of these originations, however, most of this activity occurred during the first half of the year. As interest rates fell during the second half of 1995, customer preference shifted to fixed-rate loans.

  In 1995, the Bank sold or securitized $69.8 million in residential real estate loans including $21.9 million in adjustable-rate mortgages. As a result, the serviced loan portfolio increased by 18.2% from $263.3 million at December 31, 1994 to $311.3 million at December 31, 1995. As a result of this increase in the serviced loan portfolio, mortgage servicing income reached a record $927,000.

Financial Services

  Many consumers are seeking alternatives to traditional banking products. The Bank's Financial Services group was organized to meet those needs and delivers brokerage services through INVEST Financial Corporation. Professional registered representatives offer investors a broad range of financial products including: mutual funds, individual stocks and bonds, as well as annuity products.

  Sales and redemptions of mutual funds and individual securities accounted for 69.0% of overall revenue through INVEST, while 31.0% of gross revenue was derived from the sale of fixed and variable annuities. Total non-interest income of $336,000 was generated in 1995 from the sale and delivery of financial services and products.

  The Bank has formed a new wholly owned subsidiary, BSB Financial Services, Inc. During 1996, this Company will become the focal point for marketing brokerage services. Plans are currently under way to add new financial services to our product mix to better serve the non-traditional banking customer.

Municipal Services

  One of the most significant effects of our charter conversion is the Bank's ability to offer municipal banking services which will provide funding for loan growth. Since its introduction in August of 1995, the Municipal Services Department has been aggressively pursuing deposits and providing financing to municipalities in our market. This segment consists primarily of local governments, school districts, and fire districts that are created by the State of New York and have fiduciary responsibility for managing public funds.

  The success of our efforts is reflected in the total municipal deposits and accounts we have acquired since August of 1995. At December 31, 1995, the Bank had 54 municipal accounts totaling $31.4 million in deposits. These new deposits provide a new source of funding for loan growth. Another measure of our success is the level of support provided to local municipalities through our lending activities. At December 31, 1995, we held $7.1 million of public debt in our municipal portfolio.

  Municipal customers require a variety of complex products and services. Over a short period of time, the Municipal Services Department has developed its products and services to meet these needs. As the Bank expands its presence in the municipal banking market, we are confident in our ability to grow deposits and loans in this market.

Trust

  Our Trust Department provides full trust services to individuals, corporations and non-profit organizations. These services include: estate administration, trustee under wills and living trust agreements, custody and investment management services. Our staff of experienced trust officers delivers high quality professional and personal service to our customers. The satisfaction of our customers' need for high quality local trust service has resulted in significant growth of our trust assets. Assets under management reached record levels and totaled $159.9 million at December 31, 1995, an increase of 21.0% from 1994. Fees for trust services, an important source of non-interest income, also reached a record high and increased 15.8% from $476,000 in 1994 to $551,000 in 1995.

  The prospects for future growth of trust services remain good. The customer base of the Bank continues to be a strong source of referral business and local individuals, corporations and non-profit organizations have responded well to the Bank's marketing efforts.

BSB BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA
(Dollars in Thousands-Except Per Share Amounts)

                                                                                               December 31,
                                                                       1995          1994         1993         1992           1991
----------------------------------------------------------------------------------------------------------------------------------
FINANCIAL      Total assets                                      $1,236,541    $1,159,408   $1,090,958   $1,020,756     $1,006,022
CONDITION      Net loans                                            909,851       848,017      791,611      752,293        729,844
DATA           Mortgage-backed securities                           143,978       143,177      159,572      152,295        184,097
               Investment securities                                103,114        86,686       77,288       56,983         54,881
               Deposits                                           1,006,465       962,780      894,293      822,115        835,005
               Borrowings                                            98,949        79,028       79,563       99,479         80,842
               Shareholders' equity                                 116,774       106,870      109,186       95,629         86,854
               Allowance for possible credit losses                  16,560        15,847       15,234       12,916          9,995

                                                                                        Years Ended December 31,
                                                                       1995          1994         1993         1992           1991
----------------------------------------------------------------------------------------------------------------------------------
OPERATIONS     Total interest income                             $   99,034    $   84,924   $   80,854   $   84,004     $   92,540
DATA           Total interest expense                                50,421        39,201       35,261       43,785         57,714
----------------------------------------------------------------------------------------------------------------------------------
               Net interest income                                   48,613        45,723       45,593       40,219         34,826
               Provision for credit losses                            7,333         3,717        5,580        6,970          6,892
----------------------------------------------------------------------------------------------------------------------------------
               Net interest income after provision
                for credit losses                                    41,280        42,006       40,013       33,249         27,934
               Gains (losses) on sale of securities                      97           355        1,421          (74)           171
               Gains (losses) on sale of mortgages                      (41)         (952)         129          897            258
               Non-interest income                                    6,672         5,501        4,465        3,842          2,815
               Non-interest expense                                  27,239        25,752       23,952       21,579         18,891
----------------------------------------------------------------------------------------------------------------------------------
               Income before income taxes                            20,769        21,158       22,076       16,335         12,287
               Income tax expense                                     8,175         8,287        8,680        6,126          4,495
----------------------------------------------------------------------------------------------------------------------------------
               Net income                                        $   12,594    $   12,871   $   13,396   $   10,209     $    7,792
==================================================================================================================================

                                                                                             Years Ended December 31,
                                                                       1995          1994         1993         1992           1991
----------------------------------------------------------------------------------------------------------------------------------
SELECTED       Weighted average yield of all
FINANCIAL        interest-earning assets                               8.79%         8.00%        8.02%        8.64%          9.80%
AND OTHER      Weighted average cost of all
DATA             interest-bearing liabilities                          4.75          3.94         3.75         4.79           6.50
               Interest rate spread during the period                  4.04          4.06         4.27         3.85           3.30
               Interest rate margin during the period                  4.31          4.31         4.52         4.13           3.69
               Return on average assets                                1.06          1.16         1.28         1.01           0.80
               Return on average equity                               10.89         11.59        13.14        11.21           9.22
               Average equity to average assets                        9.73          9.97         9.71         9.02           8.66
               Dividend payout ratio                                  32.25         26.93        21.61        20.98          26.67
               Efficiency ratio                                       49.27         50.27        47.85        48.98          50.19
               Book value per share                              $    18.70    $    16.60   $    16.45   $    14.55     $    13.37
               Earnings per share                                $     1.98    $     1.95   $     2.03   $     1.57     $     1.20

All share and per share amounts have been adjusted to reflect the three-for-two stock split effective on December 8, 1995.

Management's Discussion and Analysis of Financial Condition and Results of Operations


Financial Review
--------------------------------------------------------------------------------
BSB Bancorp, Inc. (the "Company") is the bank holding company of BSB Bank & Trust Company, Binghamton, New York (the "Bank"). Until 1995, the Bank was known as Binghamton Savings Bank. The Bank's new name reflects its change in charter from that of a savings bank to a commercial bank and trust company. The Company changed the Bank's charter to more accurately reflect the nature of the Bank's existing activities and allow the Bank to further expand its product offerings into such areas as municipal services. The Bank provides diversified financial services to individuals and businesses throughout Broome County and surrounding areas of New York State. Unless otherwise specified, references to the Company are intended also to include the activities of the Bank.

  In 1995, the Company attained net income of $12.6 million, or $1.98 per share, as compared to 1994 net income of $12.9 million, or $1.95 per share. All per share information has been adjusted to reflect a three-for-two stock split effective in December 1995. The return on average assets decreased from 1.16% in 1994 to 1.06% in 1995. The return on average equity also decreased from 11.59% in 1994 to 10.89% in 1995.

  Net interest income in 1995 was $48.6 million compared to $45.7 million in 1994, an increase of 6.3%. The interest rate margin remained at 4.31% for both 1994 and 1995. Non-interest income increased from $5.5 million in 1994 to $6.7 million in 1995, an increase of 21.3%. Net gains and losses on the sale of securities and mortgages produced a gain of $56,000 in 1995, compared to a loss of $597,000 in 1994. The provision for credit losses increased from $3.7 million in 1994 to $7.3 million in 1995. Net charge-offs increased from $3.1 million in 1994 to $6.6 million in 1995. Non-interest expense increased 5.8% from $25.8 million in 1994 to $27.2 million in 1995. The Company's ratio of operating expenses to average assets decreased from 2.31% in 1994 to 2.29% in 1995.

  Total assets remained constant at $1.2 billion. Total loans increased 7.2% from $865.1 million at December 31, 1994 to $927.0 million at December 31, 1995. This growth was due to the Company's ability to originate real estate, consumer, and commercial loans mainly in its local lending area. The Company's management strategy is designed to accommodate earning asset growth while controlling overall risk to the institution. Both liquidity and interest rate sensitivity are constantly monitored. The Company's loan originations were $347.7 million in 1994 and $315.8 million in 1995. Loan sales and securitizations decreased from $78.6 million in 1994 to $76.8 million in 1995. The allowance for possible credit losses (reserves) increased from $15.8 million at December 31, 1994 to $16.6 million at December 31, 1995. Deposits increased 4.5% from $962.8 million in 1994 to $1,006.5 million in 1995. Borrowings increased from $79.0 million in 1994 to $98.9 million in 1995, an increase of 25.2%. Shareholders' equity increased 9.3% from $106.9 million in 1994 to $116.8 million in 1995. During 1995, the Company purchased 234,900 shares of its stock in the open market for $4.8 million.

  In October 1995, the Company announced a three-for-two stock split, thereby increasing the total number of shares outstanding to 6.2 million. The Board also announced a 36% increase in the quarterly cash dividend to $0.20 per share payable December 8, 1995, to shareholders of record at the close of business on November 22, 1995. As a result, cash dividends paid to stockholders totalled $4.1 million in 1995, compared to $3.5 million in 1994.

  By action of the Board of Directors of BSB Bancorp, Inc. at its October meeting, William H. Rincker was elected Chairman of the Board and Chief Executive Officer and Alex S. DePersis was promoted to President and Chief Operating Officer. Mr. Rincker and Mr. DePersis hold the same respective positions at the Bank.

Financial Condition
--------------------------------------------------------------------------------
The Company collects and lends funds primarily in its local market area. The following table sets forth, information regarding the Company's sources and uses of funds by showing, for the periods indicated, average balances of the Company's assets and liabilities, and shareholders' equity, as well as changes in such amounts from period to period.


                                                      1995                               1994                               1993
                                                   Average  Increase    (Decrease)    Average   Increase  (Decrease)     Average
                                                   Balance     Amount           %     Balance     Amount          %      Balance
--------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:                                                        (Dollars in Thousands)
  Commercial loans                              $  410,072   $ 58,365       16.6%   $  351,707  $ 37,089       11.8%  $  314,618
  Consumer loans
    Passbook                                           524       (167)     (24.2)          691      (318)     (31.5)       1,009
    Overdraft checking                                 685         83       13.8           602       (36)      (5.6)         638
    Credit cards                                     8,774       (423)      (4.6)        9,197      (285)      (3.0)       9,482
    Personal                                       153,098     15,357       11.1       137,741    33,311       31.9      104,430
    Home Equity Line of Credit                      26,109     (1,298)      (4.7)       27,407    (1,600)      (5.5)      29,007
    Student                                         12,142        586        5.1        11,556      (747)      (6.1)      12,303
--------------------------------------------------------------------------------------------------------------------------------
  Total consumer loans                             201,332     14,138        7.6       187,194    30,325       19.3      156,869
--------------------------------------------------------------------------------------------------------------------------------
  Mortgage loans
    Residential-fixed                               57,112     (8,606)     (13.1)       65,718   (31,516)     (32.4)      97,234
    Commercial-fixed                                 3,330       (157)      (4.5)        3,487      (307)      (8.1)       3,794
    Residential-adjustable                          98,272     21,499       28.0        76,773    (4,819)      (5.9)      81,592
    Commercial-adjustable                          128,091      1,373        1.1       126,718      (155)      (0.1)     126,873
--------------------------------------------------------------------------------------------------------------------------------
  Total mortgage loans                             286,805     14,109        5.2       272,696   (36,797)     (11.9)     309,493
--------------------------------------------------------------------------------------------------------------------------------
  Investment securities                             91,067     16,503       22.1        74,564    27,174       57.3       47,390
  Mortgage-backed securities                       135,384    (20,495)     (13.1)      155,879   (12,316)      (7.3)     168,195
  Mortgages held for sale                            1,991     (1,649)     (45.3)        3,640    (2,337)     (39.1)       5,977
  Other interest-earning assets                        442    (15,680)     (97.3)       16,122    10,986      213.9        5,136
--------------------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets                  1,127,093     65,291        6.1     1,061,802    54,124        5.4    1,007,678
--------------------------------------------------------------------------------------------------------------------------------
  Non-interest-earning assets                       61,265      9,044       17.3        52,221    10,550       25.3       41,671
--------------------------------------------------------------------------------------------------------------------------------
      Total assets                              $1,188,358   $ 74,335        6.7%   $1,114,023  $ 64,674        6.2%  $1,049,349
================================================================================================================================

Interest-bearing liabilities:
  Deposits
    Savings                                      $  151,809   $(22,889)    (13.1)%  $  174,698  $ 15,654        9.8%  $  159,044
    Money market                                    216,848     51,355      31.0       165,493    21,445       14.9      144,048
    Certificates of deposit                         495,802     21,038       4.4       474,764    36,473        8.3      438,291
    NOW                                              57,431     (1,728)     (2.9)       59,159     2,860        5.1       56,299
    Commercial checking                              39,371      2,627       7.1        36,744     4,191       12.9       32,553
--------------------------------------------------------------------------------------------------------------------------------
  Total deposits                                   961,261     50,403        5.5       910,858    80,623        9.7      830,235
  Borrowings                                        99,324     16,002       19.2        83,322   (27,652)     (24.9)     110,974
--------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities             1,060,585     66,405        6.7       994,180    52,971        5.6      941,209
--------------------------------------------------------------------------------------------------------------------------------
  Non-interest-bearing liabilities                  12,116      3,297       37.4         8,819     2,589       41.6        6,230
  Shareholders' equity                             115,657      4,633        4.2       111,024     9,114        8.9      101,910
--------------------------------------------------------------------------------------------------------------------------------
    Total liabilities and
     shareholders' equity                        $1,188,358   $ 74,335       6.7%   $1,114,023  $ 64,674       6.2%  $ 1,049,349
================================================================================================================================

Uses of Funds
--------------------------------------------------------------------------------
The Company's principal use of funds is originating loans, primarily to individuals and small- and medium-sized companies in its local lending area. Commercial loans tend to increase the interest rate sensitivity of the loan portfolio, because interest rates on these loans are generally tied to the Company's Prime Rate (the "Prime Rate"). Commercial loan originations decreased from $143.3 million in 1994 to $122.5 million in 1995. The average balance of commercial loans increased from $351.7 million in 1994 to $410.1 million in 1995, an increase of $58.4 million, or 16.6%.

  Consumer loan originations were $112.1 million in 1994 and $97.6 million in 1995. The average balance of consumer loans increased from $187.2 million in 1994 to $201.3 million in 1995, an increase of $14.1 million, or 7.6%. This increase resulted mainly from the Company's continuing efforts to expand indirect financing through local and surrounding area automobile dealers as well as increasing its indirect mobile home financing.

  The Company originated adjustable-rate residential mortgage loans of $14.5 million in 1994 and $34.8 million in 1995, an increase of 140.0%. The Company originated $50.9 million in fixed-rate mortgages during 1995 as compared to $62.5 million in 1994.

  The Company's policy of selling or securitizing fixed-rate residential mortgages to improve the liquidity of the portfolio resulted in sales and securitizations of $75.0 million in 1994. In 1995, $47.9 million of fixed-rate residential mortgages were sold and an additional $21.9 million of adjustable-rate residential mortgages were securitized to aid in managing liquidity and collateral needs. The average balance of fixed-rate residential mortgage loans decreased from $65.7 million in 1994 to $57.1 million in 1995, a reduction of 13.1%. The average balance of adjustable-rate residential mortgage loans increased from $76.8 million in 1994 to $98.3 million in 1995, an increase of 28.0%. The average balance of adjustable-rate commercial real estate loans increased from $126.7 million in 1994 to $128.1 million in 1995. The average balance of mortgages held for sale decreased from $3.6 million in 1994 to $2.0 million in 1995.

  The Company has authority to invest in a wide range of investment securities, including corporate and municipal bonds, and a limited amount of common and preferred stock. The practice of the Company has been to reduce fixed-rate, long-term investments and to acquire assets with shorter maturities or shorter estimated lives. The average balance of investment securities increased from $74.6 million in 1994 to $91.1 million in 1995.

  In 1994 and 1995, respectively, the Company purchased $80.7 million and $22.3 million of mortgage-backed securities with amortization characteristics which will result in final maturities and estimated average lives that are shorter than those typically found on a newly issued 30-year mortgage. The Company securitized $17.2 million of its fixed-rate residential mortgages in 1994 and $21.9 million of its adjustable-rate residential mortgages in 1995, making these mortgages marketable in the secondary market. Sales of mortgage-backed securities decreased from $55.4 million in 1994 to $27.5 million in 1995, while principal repayments decreased from $48.1 million in 1994 to $22.8 million in 1995.

  The average balance of other interest-earning assets, which includes money market assets, deposits in other banks, and federal funds sold, decreased from $16.1 million in 1994 to $0.4 million in 1995. These short-term investments provide the Company with liquidity.


Sources of Funds
--------------------------------------------------------------------------------
Funding for the Company's assets is derived primarily from demand and time deposits and long- and short-term borrowings. The average balance of all deposits increased from $910.9 million in 1994 to $961.3 million in 1995. The average balance of all borrowings increased 19.2%, from $83.3 million in 1994 to $99.3 million in 1995.


Asset Quality
--------------------------------------------------------------------------------
The Company has maintained its focus on sound credit quality in the loan portfolio, reflected by conservative lending practices and accounting policies. The Company utilizes a loan rating system to rate substantially all of its loans based on their respective risks. This assists management in determining and maintaining the desired blend of assets with varying risks within the loan portfolio, and helps in assessing the adequacy of the allowance for possible credit losses. Loan ratings are continually reviewed to determine the propriety of the respective ratings.

Allowance for Possible Credit Losses

Management reviews the adequacy of the allowance at least quarterly. Prior to 1995, the allowance was assessed by applying projected loss ratios to the risk-ratings (i.e. "classification") of loans both individually and by category. The projected loss ratios incorporate such factors as recent loss experience, current economic conditions, trends in past due and non-accrual amounts, the risk characteristics of various "classifications" and concentrations of loans, transfer risks and other pertinent factors.

  During 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan". Under the new standard, a loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based upon the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Loans not deemed impaired continue to be classified to their risk-rating and general reserves are maintained accordingly.

The following table summarizes activity in the Company's allowance for possible credit losses during the periods indicated:

                                                    Years Ended December 31,
                                                   1995       1994       1993
                                                     (Dollars in Thousands)
-----------------------------------------------------------------------------
Average total loans outstanding                $914,988   $828,739   $796,696
=============================================================================
Allowance at beginning of period               $ 15,847   $ 15,234   $ 12,916

Charge-offs:
     Commercial loans                             3,944      3,104      3,197
     Consumer loans                               1,123        850        707
     Residential real estate loans                   81         54         66
     Commercial real estate loans                 2,185        306        109
-----------------------------------------------------------------------------
          Total loans charged-off                 7,333      4,314      4,079

Recoveries:
     Commercial loans                               311        830        356
     Consumer loans                                 358        344        311
     Residential real estate loans                   18                    57
     Commercial real estate loans                    26         36         93
-----------------------------------------------------------------------------
          Total recoveries                          713      1,210        817
-----------------------------------------------------------------------------
Net charge-offs                                   6,620      3,104      3,262
-----------------------------------------------------------------------------
Provision for credit losses charged to
 operating expenses                               7,333      3,717      5,580
-----------------------------------------------------------------------------
Allowance at end of period                     $ 16,560   $ 15,847   $ 15,234
=============================================================================

Ratio of net charge-offs to:
     Average total loans outstanding               0.72%      0.37%      0.41%
-----------------------------------------------------------------------------
Ratio of allowance to:
     Non-performing loans                        129.25%    201.08%    142.89%
-----------------------------------------------------------------------------
     Year-end total loans outstanding              1.79%      1.83%      1.89%
=============================================================================

The provision for credit losses increased from $3.7 million in 1994 to $7.3 million in 1995. The allowance for possible credit losses increased to $16.6 million, or 1.79% of total loans at December 31, 1995, from $15.8 million, or 1.83% at year-end 1994. Net charge-offs in 1995 amounted to $6.6 million, or 0.72% of average total loans outstanding, compared with $3.1 million, or 0.37% in 1994. Non-performing loans at December 31, 1995 were $12.8 million, or 1.38% of total loans outstanding, up from $7.9 million, or 0.91% at December 31, 1994.

Non-Performing Assets

The Company's accounting and classification policies regarding non-accrual loans reflect the importance of recognizing problems early.

  Loans are placed on a non-accrual status when, in the judgment of management, the probability of collection of principal or interest is deemed to be insufficient to warrant further accrual. Such loans include potential problem loans where known information about possible credit problems of borrowers has caused management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. The Company does not accrue interest on loans greater than 90 days past due unless the estimated fair value of the collateral and active collection efforts insure full recovery.

  At December 31, 1995, the Company had $96,000 of consumer loans greater than 90 days past due on which it was accruing interest, as compared to $109,000 and $107,000 at December 31, 1994 and 1993, respectively. At each such date, consumer loans were the only accruing loans 90 days or more past due.

  The following table sets forth information regarding non-accrual loans, loans which are 90 days or more overdue and other real estate owned held by the Company at the dates indicated:

                                                            December 31,
                                                    1995       1994       1993
------------------------------------------------------------------------------
                                                       (Dollars In Thousands)
Commercial loans:
  Non-accrual loans                              $ 8,032    $ 4,449    $ 5,779
------------------------------------------------------------------------------
Consumer loans:
  Accruing loans 90 days overdue                      96        109        107
------------------------------------------------------------------------------
Residential real estate loans:
  Non-accrual loans                                1,920      1,037        694
------------------------------------------------------------------------------
Commercial real estate loans:
  Non-accrual loans                                2,764      2,286      4,081
------------------------------------------------------------------------------
    Total non-performing loans and accruing
     loans 90 days overdue                       $12,812     $7,881    $10,661
==============================================================================
Total non-performing loans to total loans           1.38%      0.91%      1.32%
------------------------------------------------------------------------------
Total real estate acquired in settlement
  of loans at lower of cost or fair value        $ 2,468     $3,234    $   826
------------------------------------------------------------------------------
Total non-performing loans and real estate
  acquired in settlement of loans at fair
  value to total assets                             1.24%      0.96%      1.05%
==============================================================================

The Company has no troubled debt restructuring except as included in non-accruing commercial loans. Total non-performing loans and other real estate owned increased to $15.3 million, or 1.24% of total assets at December 31, 1995, compared to $11.1 million, or 0.96% of total assets at December 31, 1994.

  At December 31, 1994, 30 non-performing residential real estate loans totaled $1.0 million. At December 31, 1995, non-performing residential real estate loans totaled $1.9 million and included 49 loans. This increase in non-performing residential real estate loans reflects the recent softening in the Broome County economy due to reductions in defense spending and corporate downsizing. A high percentage of the loans in this group are "seasoned loans", which reduces the risk of loss. Loan loss reserves have been established that are deemed adequate by management.

  At December 31, 1994, non-performing commercial real estate loans totaled $2.3 million, and included 5 loans ranging in size from $100,000 to $1.4 million. At December 31, 1995, non-performing commercial real estate loans increased to $2.8 million and consisted of 6 loans ranging in size from $62,000 to $1.6 million. All six loans were put in a nonaccrual status during 1995.

  Non-performing commercial loans at December 31, 1994 totaled $4.4 million and included 40 individual loans ranging in size from $1,000 to $1.6 million. At December 31, 1995, non-performing commercial loans increased to $8.0 million and consisted of 35 individual loans ranging in size from $5,500 to $2.2 million. This increase primarily reflects the remaining balance of $2.2 million on a real estate secured loan which was classified as non-performing by management after recognition of a partial charge-off in the amount of $0.9 million taken during 1995, and the addition of three loans to a local manufacturing firm for an aggregate $2.3 million. These loans and all other non-performing loans have been internally risk-rated, and loan loss reserves have been established that are deemed adequate by management.

  The adoption of SFAS No. 114 as of January 1, 1995 did not have a material effect on the Bank's assessment of the estimated loss on the loans ultimately deemed impaired. The Bank's non-accrual loans increased from $7.9 million at December 31, 1994 to $12.8 million at December 31, 1995. At the same time, the total risk-rated loans have reflected a significant decrease over the same period. Both the increase in the non-accrual loans and the decrease in the overall risk-rated loans have been incorporated in the Bank's overall allowance and provision for possible credit losses. At December 31, 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 totaled $11.6 million with a corresponding valuation allowance of

$3.8 million, and $600,000 for which there is no valuation allowance as the loans have been written down to fair value.

  At December 31, 1994, ORE, which is defined to include property acquired by foreclosure or by deed in lieu of foreclosure, totalled $3.2 million, which consisted of 18 single-family residential properties with a book value totalling $1.3 million and 8 local commercial real estate properties with a book value totalling $1.9 million. At December 31, 1995, ORE totalled $2.5 million and consisted of 7 single-family residential properties with a book value totalling $400,000 and 12 local commercial real estate properties with a book value totalling $2.1 million.

  During 1995, 17 single-family residential properties with a book value of $1.2 million were sold. From 1994, 1 single-family residential property remained in the ORE portfolio, and this property had its book value written down by a total of $15,000. During 1995, 6 single-family residential properties with a book value of $0.3 million were added to the ORE portfolio.

  During 1995, 1 local commercial real estate property with a book value of $110,000 was sold, and 1 local commercial real estate property with a book value of $100,000 was charged off. During 1995, 8 local commercial real estate properties with a book value totalling $1.0 million were added to the portfolio. Due to declining commercial real estate values, 3 local commercial real estate ORE properties were reduced by $450,000 and charged to other real estate expenses. All real estate carried in the Company's ORE portfolio are supported by recent independent appraisals.


Liquidity
--------------------------------------------------------------------------------
A fundamental objective of the Company is effective management of its liquidity. Prudent liquidity management insures that the Company can meet all of its contractual obligations, meet its customers' loan demands, fund all of its operations and minimize the effects of interest rate fluctuations on earnings.

  The major factor which determines the exposure of the Company's earnings to interest rate risk is the relationship between the maturities and repricing characteristics of its interest-earning assets and interest-bearing liabilities. The management of the Company continues to employ strategies designed to achieve a favorable match between those assets and liabilities. The Asset and Liability Management Committee (the "Committee") of the Company determines the sources and uses of the Company's cash flow, and establishes the pricing of its products. The Committee's primary goal is to structure the Company's assets and liabilities in a manner that produces a favorable interest rate spread and also provides protection against significant volatility in the general level of interest rates.

  Accordingly, the Committee focuses on effectively managing the Bank's gap, which is a measure of any mismatch between the dollar amount of the Company's interest-earning assets and interest-bearing liabilities which mature or reprice within certain time frames. If those assets exceed the liabilities within a prescribed time period, a "positive" gap results. This could tend to have a favorable impact on earnings during a period of rising interest rates and could have an unfavorable impact during a period of declining rates. Conversely, if those liabilities exceed the assets during the time period in question, a "negative" gap results, in which case a rise in the general level of interest rates could have an unfavorable impact on earnings, while a decline in rates could have a favorable influence on earnings.

  The conversion of the Bank to a state-chartered commercial bank has allowed the Company to seek deposits from local municipalities. This has produced $29.9 million of the $56.1 million increase in certificates of deposit from December 31, 1994 to December 31, 1995. The other large growth in deposits has been an $11.1 million increase in money market deposit accounts to $223.4 million at December 31, 1995.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1995, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown:

                                             More         More         More       More       More
                                             than         than         than       than       than       More
                                            3 mos     3 mos to      1 yr to   3 yrs to   5 yrs to     10 yrs      than
                                          or less       12 mos        3 yrs      5 yrs     10 yrs  to 20 yrs    20 yrs        Total
-----------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
Interest-earning assets:
  Other loans                            $374,489     $ 74,199     $ 76,826    $59,105    $44,279    $19,286   $ 7,806   $  655,990
  Mortgage loans                           26,141       95,471       67,695     32,949     41,853      7,407       790      272,306
  Mortgage-backed securities               47,724       46,377       25,654     14,503      8,069        989                143,316
  Investment securities                    31,594       33,250        2,887     12,843      5,702      2,328    14,882      103,486
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning
      assets                              479,948      249,297      173,062    119,400     99,903     30,010    23,478    1,175,098
-----------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
  Money market accounts                   223,357                                                                           223,357
  Savings accounts                        143,304                                                                           143,304
  Demand and NOW accounts                  10,523        9,734        4,473      8,051     36,233     18,111    18,111      105,236
  Certificate accounts                    135,887      219,013      125,731     50,089      3,849                           534,569
  FHLB advances                            95,150        1,600                                                               96,750
  Borrowed funds                            2,199                                                                             2,199
-----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing
     liabilities                          610,420      230,347      130,204     58,140     40,082     18,111    18,111    1,105,415
-----------------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap
 per period                             $(130,472)    $ 18,950     $ 42,858   $ 61,260    $59,821    $11,899   $ 5,367   $   69,683
===================================================================================================================================
Cumulative interest
 sensitivity gap                        $(130,472)   $(111,522)    $(68,664)   $(7,404)   $52,417    $64,316   $69,683
===================================================================================================================================
Cumulative interest sensitivity gap
 as a percentage of total
 assets                                    (10.55)%      (9.02)%      (5.55)%    (0.60)%     4.24%      5.20%     5.64%
===================================================================================================================================

With the exception of certain categories described below, the amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with their contractual terms. All assets and liabilities are placed in time periods which represent the earlier of their next repricing or scheduled maturity. Adjustable-rate loans, for example, are placed in the time periods which correspond to their next scheduled rate change. Prepayment assumptions are made to indicate the rate at which these loans prepay in excess of scheduled amortization. Prepayment assumptions for fixed-rate one- to four-family residential mortgage loans are at annual rates of 1.00% to 18.00%.

  Money market accounts, which increased from $212.3 million December 31, 1994 to $223.4 million at December 31, 1995, and savings accounts, which declined from $167.6 million at December 31, 1994 to $143.3 million at December 31, 1995, are included in interest-bearing liabilities anticipated to reprice within three months. Demand and NOW accounts, which grew from $104.4 million at December 31, 1994 to $105.2 million at December 31, 1995, are assumed to be withdrawn at rates of approximately 19.50% in the next twelve months and 1.00% to 18.00% per year in the years which follow. These assumed withdrawal rates are based upon management's estimate of the impact of a substantial and sustained rise in interest rates. At December 31, 1995, the Company had outstanding $96.8 million of borrowings from the Federal Home Loan Bank of New York (the "FHLB"), an increase of $20.0 million from December 31, 1994.

  Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict the magnitude of changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of changes in interest rate, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, should interest rates increase, the ability of borrowers to service their debt may decrease.

  The Company's primary sources of funds have consisted of deposits, amortization and prepayments of outstanding loans and mortgage-backed securities, bond maturities, and such other sources as long- and short-term borrowings, sales of investment securities, loans, and mortgage-backed securities. Scheduled maturities of borrowings during 1996 are $98.9 million. Of these borrowings, $96.8 million are advances from the Federal Home Loan Bank which are anticipated to be renewed. Savings certificates which are scheduled to mature during 1996 total $344.8 million. Management expects that a substantial portion of these maturing certificates will remain on deposit with the Company. At December 31, 1995, the Company had no long-term borrowings. See Note 9 of Notes to Consolidated Financial Statements for details.

  The liquidity of the Company's operations, measured by the ratio of cash and cash equivalents (not committed, pledged or required to liquidate specific liabilities) to the sum of net withdrawable deposits and borrowings payable within one year, averaged 7.63% in 1993, 8.91% in 1994, and 8.03% in 1995.

  The primary source of cash and cash equivalent resources for the Company on an unconsolidated basis is dividends from the Bank. The Company's policy generally is not to maintain cash reserves at the holding company level beyond those necessary for current operations, including dividends. At December 31, 1995, on an unconsolidated basis, the Company had $207,000 of cash and cash equivalents. During 1995, the Bank paid $8.9 million of dividends to the Company. The payment of such dividends by the Bank is subject to various regulatory and other restrictions.


Capital
--------------------------------------------------------------------------------
Shareholders' equity increased from $106.9 million in 1994 to $116.8 million in 1995. The 1995 net income of $12.6 million and the increase of $5.7 million required under SFAS No. 115, were offset by the cash dividends paid on common stock of $4.1 million and the purchase of $4.8 million in treasury stock. At year-end 1993, 1994, and 1995, the Company's book value per common share was $16.45, $16.60, and $18.70, respectively.

  Capital adequacy is an important indicator of financial stability and performance. Overall, the Company's capital position remains strong with a ratio of total shareholders' equity to total assets of 9.44% at December 31, 1995, up from 9.22% at December 31, 1994.

  Banking industry regulators define minimum capital ratios for bank holding companies and their bank subsidiaries. The Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation (the "FDIC") also have adopted regulations which group holding companies and banks into five broad categories based on certain capital ratios. The five categories are "well capitalized," "adequately capitalized," "under capitalized," "significantly undercapitalized," and "critically undercapitalized." The Company and the Bank meet the requirements for "well capitalized" at December 31, 1995. Under the capital rules, the Company's Tier I and total capital to risk-adjusted assets ratios at December 31, 1995 were 11.64% and 12.89%, respectively. These compare favorably with the minimum requirements of 4.00% for Tier I and 8.00% for total capital. At December 31, 1995, the Company's leverage ratio was 9.53%, substantially higher than the minimum requirement of 3%.

  The following table presents the Company's capital position at the dates indicated based on the current capital guidelines:

                                                                  Years Ended December 31,
                                                               1995          1994          1993
-----------------------------------------------------------------------------------------------
                                                                   (Dollars in Thousands)
Tier I:
 Common Shareholders' Equity                             $  116,774    $  106,870      $109,186
 Adjusted for FASB No. 115                                     (169)        5,547        (2,362)
 Adjusted for unamortized goodwill                           (2,483)       (2,778)
-----------------------------------------------------------------------------------------------
  Total Tier I capital                                      114,122       109,639       106,824
-----------------------------------------------------------------------------------------------

Tier II:
 Allowable portion of reserve for
  possible credit losses                                     12,312        11,658        11,150
-----------------------------------------------------------------------------------------------
  Total Tier II capital                                      12,312        11,658        11,150
-----------------------------------------------------------------------------------------------
    Total risk-based capital                             $  126,434    $  121,297      $117,974
===============================================================================================


Risk-adjusted assets                                     $  980,739    $  928,765    $  888,050
-----------------------------------------------------------------------------------------------
Total average assets                                     $1,197,869    $1,141,132    $1,086,485
-----------------------------------------------------------------------------------------------

Amount by which capital exceeds minimum requirements:
 Tier I capital/risk-adjusted assets                     $   74,892    $   72,488    $ 71,302
-----------------------------------------------------------------------------------------------
 Total risk-based capital/risk-adjusted assets               47,975        46,996      46,930
-----------------------------------------------------------------------------------------------
 Tier I capital/total average assets (leverage ratio)        78,186        75,405      74,229
-----------------------------------------------------------------------------------------------

Capital Ratios

                                                         Regulatory              Years Ended December 31,
                                                           Minimums          1995          1994        1993
-----------------------------------------------------------------------------------------------------------
Tier I capital/risk-adjusted assets                             4.0%        11.64%        11.80%      12.03%
-----------------------------------------------------------------------------------------------------------
Total risk-based capital/risk-adjusted assets                   8.0         12.89         13.06       13.28
-----------------------------------------------------------------------------------------------------------
Tier I capital/total average assets (leverage ratio)     3.0 to 5.0          9.53          9.61        9.83
===========================================================================================================

Earnings Performance
--------------------------------------------------------------------------------
The operating results of the Company depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, mainly loans and investments, and interest expense on interest-bearing liabilities, primarily deposits and borrowings. The Company's operating results also are affected by credit loss requirements, operating expenses, the level of other income, including gains or losses on sale of mortgages and securities, and other fees.

  The following table sets forth, for and at the periods indicated, information regarding (i) the total dollar amount of interest income from interest-earning assets and the resulting average yields, (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost,
(iii) net interest income, (iv) interest rate spread, (v) net earning assets,
(vi) interest rate margin, and (vii) ratio of interest-earning assets to interest-bearing liabilities. No tax equivalent adjustments were made.

                                             1995                   1994                  1993
                                    Interest  Yield/Rate   Interest   Yield/Rate   Interest  Yield/Rate
                                                            (Dollars in Thousands)
-------------------------------------------------------------------------------------------------------
Interest-earning assets:
 Commercial loans                    $41,346     10.08%     $30,390      8.64%     $24,517      7.79%
 Consumer loans:
   Passbook                               58     11.07           73     10.56          115     11.40
   Overdraft checking                    133     19.42          116     19.27          116     18.18
   Credit cards                        1,368     15.59        1,376     14.96        1,431     15.09
   Personal                           13,306      8.69       11,995      8.71       10,559     10.11
   Home Equity Line of Credit          2,656     10.17        2,377      8.67        2,230      7.69
   Student                               965      7.95          863      7.47          907      7.37
-------------------------------------------------------------------------------------------------------
     Total consumer loans             18,486      9.18       16,800      8.97       15,358      9.79
-------------------------------------------------------------------------------------------------------
   Mortgage loans:
     Residential-fixed                 4,753      8.32        5,660      8.61        8,198      8.43
     Commercial-fixed                    302      9.07          344      9.87          374      9.86
     Residential-adjustable            7,095      7.22        4,985      6.49        5,366      6.58
     Commercial-adjustable            11,602      9.06       11,013      8.69       11,275      8.89
-------------------------------------------------------------------------------------------------------
     Total mortgage loans             23,752      8.28       22,002      8.07       25,213      8.15
-------------------------------------------------------------------------------------------------------
 Investment securities                 5,692      6.25        4,681      6.28        3,266      6.89
 Mortgage-backed securities            9,512      7.03       10,239      6.57       11,874      7.06
 Mortgages held for sale                 216     10.85          169      4.64          460      7.70
 Other interest-earning assets            30      6.79          643      3.99          166      3.23
-------------------------------------------------------------------------------------------------------
     Total interest-earning assets   $99,034      8.79%     $84,924      8.00%     $80,854      8.02%
-------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
 Deposits:
   Savings                           $ 4,376      2.88%     $ 5,126      2.93%     $ 4,824      3.03%
   Money market                       10,491      4.84        6,346      3.83        4,257      2.96
   Certificates of deposit            28,625      5.77       22,817      4.81       20,283      4.63
   NOW                                   763      1.33          796      1.35          954      1.69
-------------------------------------------------------------------------------------------------------
     Total deposits                  $44,255      4.60%     $35,085      3.85%     $30,318      3.65%
-------------------------------------------------------------------------------------------------------
 Borrowings                            6,166      6.21        4,116      4.94        4,943      4.45
-------------------------------------------------------------------------------------------------------
   Total interest-bearing
    liabilities                       50,421      4.75       39,201      3.94       35,261      3.75
-------------------------------------------------------------------------------------------------------
 Net interest income                 $48,613                $45,723                $45,593
=======================================================================================================
Interest rate spread                              4.04%                  4.06%                  4.27%
=======================================================================================================
Interest rate margin                              4.31                   4.31                   4.52
=======================================================================================================
Ratio of interest-earning assets
 to interest-bearing liabilities                  1.06x                  1.07x                  1.07x
=======================================================================================================

                                                               1995 Compared to 1994           1994 Compared to 1993
                                                                Increase (Decrease)             Increase (Decrease)
                                                         Volume        Rate          Net     Volume       Rate       Net
------------------------------------------------------------------------------------------------------------------------
                                                                              (Dollars in Thousands)
Interest income on interest-earning assets:
 Commercial loans                                       $ 5,466      $5,490      $10,956    $ 3,050    $ 2,823   $ 5,873
 Consumer loans                                           1,287         399        1,686      2,801     (1,359)    1,442
 Mortgage loans                                           1,164         586        1,750     (2,966)      (245)   (3,211)
 Investment securities                                    1,033         (22)       1,011      1,727       (312)    1,415
 Mortgage-backed securities                              (1,410)        683         (727)      (839)      (796)   (1,635)
 Other interest-earning assets                           (1,102)        536         (566)       389       (203)      186
------------------------------------------------------------------------------------------------------------------------
  Total                                                   6,438       7,672       14,110      4,162        (92)    4,070
------------------------------------------------------------------------------------------------------------------------
Interest expense on interest-bearing liabilities:
 Savings                                                   (664)        (86)        (750)       464       (162)      302
 Money market                                             2,241       1,904        4,145        702      1,387     2,089
 Certificates of deposit                                  1,055       4,753        5,808      1,727        807     2,534
 NOW                                                        (22)        (11)         (33)        45       (203)     (158)
------------------------------------------------------------------------------------------------------------------------
  Total deposits                                          2,610       6,560        9,170      2,938      1,829     4,767
  Borrowings                                                877       1,173        2,050     (1,328)       501      (827)
------------------------------------------------------------------------------------------------------------------------
  Total                                                   3,487       7,733       11,220      1,610      2,330     3,940
------------------------------------------------------------------------------------------------------------------------
Net interest income                                     $ 2,951      $  (61)     $ 2,890    $ 2,552    $(2,422)  $   130
========================================================================================================================

  The above table presents changes in interest income and interest expense attributable to (i) changes in volume (change in volume multiplied by old rate), and (ii) changes in rate (change in rate multiplied by old volume). The net change attributable to the combined impact of volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

Net Interest Income

Net interest income is determined by the difference between rates earned on interest-earning assets and the rates paid on interest-bearing liabilities (interest rate spread), and the relative amounts of interest-earning assets and interest-bearing liabilities. The interest income and the cost of funds of financial institutions are significantly affected by general economic conditions, policies of regulatory authorities, and other factors.

  The Company earned net interest income of $45.6 million, $45.7 million, and $48.6 million in 1993, 1994, and 1995, respectively. The Company's interest rate spread decreased from 4.27% in 1993 to 4.06% in 1994. In 1995, the interest rate spread decreased to 4.04%.

Interest on Mortgage Loans

Interest on mortgage loans consists of interest on fixed- and adjustable-rate residential mortgages and fixed- and adjustable-rate commercial real estate mortgages.

  As interest rates started to increase during 1994, fixed-rate residential mortgage originations were $62.5 million. The Company sold and securitized $75.0 million of these loans in 1994. As a result, the average balance of fixed-rate residential mortgages decreased to $65.7 million in 1994 from $97.2 million in 1993. This decrease in the average balance, offset partially by an increase in the yield to 8.61% from 8.43% in 1993, resulted in a decrease in interest on fixed-rate residential mortgages from $8.2 million in 1993 to $5.7 million in 1994. The average balance on these loans continued to decline in 1995 to $57.1 million from $65.7 million in 1994. Originations of fixed-rate residential mortgages declined in 1995 to $50.9 million. Sales and securitizations also declined from $75.0 million for 1994 to $47.9 million for 1995. These activities, coupled with principal amortization, continued to bring the average balance lower during 1995. The yield on these loans declined from 8.61% in 1994 to 8.32% in 1995. The decline in the average balance and yield resulted in income on fixed-rate residential mortgages of $5.7 million in 1994 and $4.8 million in 1995.

  The average balance of adjustable-rate residential mortgages decreased from $81.6 million in 1993 to $76.8 million in 1994, and rose to $98.3 million in 1995. Adjustable-rate residential mortgage originations were $5.4 million in 1993, $14.5 million in 1994, and $34.8 million in 1995. The yield on adjustable-rate residential mortgages was 6.58% in 1993, 6.49% in 1994, and 7.22% in 1995. The changes in yield are primarily due to the repricing of these loans each year and the addition of new loans.

  The average balance of adjustable-rate commercial real estate loans decreased from $126.9 million in 1993, to $126.7 million in 1994. The yields on these loans decreased from 8.89% in 1993, to 8.69% in 1994. This resulted in a decrease in interest income from these loans from $11.3 million in 1993 to $11.0 million in 1994. The average balance of adjustable-rate commercial real estate loans increased to $128.1 million in 1995 and the average yield increased to 9.06% resulting in an increase in interest income to $11.6 million for the year.

Interest on Consumer Loans

Interest on consumer loans consists of interest on passbook, personal and student loans, credit cards, overdraft checking and Home Equity Line of Credit.

  The consumer loan portfolio has continued to grow and has continued to be among the highest yielding assets of the Company. Average balances for the years 1993, 1994, and 1995 were $156.9 million, $187.2 million, and $201.3 million, respectively. Yields on all consumer loans for 1993, 1994, and 1995 were 9.79%, 8.97%, and 9.18%, respectively. Though yields had declined in 1994, interest income on all these loans continued to increase for the three year period 1993 through 1995 with income of $15.4 million in 1993, $16.8 million in 1994, and $18.5 million in 1995.

  The largest single growth has come in personal loans. With the expansion into other markets through branch acquisition and continued penetration into surrounding markets, the indirect lending for auto and mobile homes has caused the personal loans average balances to increase from $104.4 million in 1993, to $137.7 million in 1994, and $153.1 million in 1995. Yields on these loans declined from 10.11% in 1993 to 8.71% in 1994, but remained steady at 8.69% in 1995. Interest income on personal loans had steadily increased from $10.6 million in 1993 to $12.0 million in 1994, and to $13.3 million in 1995.

Interest on Commercial Loans

Increased growth in commercial lending continued in 1995 with the average balance of commercial loans increasing from $314.6 million in 1993, to $351.7 million in 1994, and $410.1 million in 1995. The yields increased from 7.79% in 1993, to 8.64% in 1994, and 10.08% in 1995. The Prime Rate increased steadily from 6.0% to 8.5% throughout 1993 and 1994, rose briefly to 9.0%, and fell to 8.5% toward the end of 1995. During this three year period, the interest on commercial loans was $24.5 million, $30.4 million, and $41.3 million, respectively.

Interest and Dividends on Investments

The practice of the Company has been to reduce fixed-rate, long-term investments and to acquire assets with shorter maturities or shorter estimated lives. In 1995, the Company reduced its position in fixed-rate, long-term investments and replaced them with securities having maturities of five years or less, floating rate instruments, and tax-free municipal securities. The average balance of investments was $47.4 million in 1993, $74.6 million in 1994, and $91.1 million in 1995. Interest and dividends on investments was $3.3 million in 1993, $4.7 million in 1994, and $5.7 million in 1995. The yields on these assets declined from 6.89% in 1993, to 6.28% in 1994, to 6.25% in 1995.

Interest on Mortgage-Backed Securities

In 1993, 1994, and 1995, the proceeds from the sale of long-term, fixed-rate mortgages and long-term, fixed-rate investments were primarily invested in mortgage-backed securities with shorter maturities or shorter average lives. The average balance of mortgage-backed securities has declined from $168.2 million in 1993, to $155.9 million in 1994, to $135.4 million in 1995. Precipitating much of the decline in balances is the prepayment of the underlying loans. Principal repayments were $56.8 million in 1993, $48.1 million in 1994, and $22.8 million in 1995. The repayment speed of the underlying loans is influenced by the interest rate environment; as rates rose in 1993 and into 1994, prepayments increased, and as rates started to fall, prepayments slowed to normal levels in 1995. Interest income declined from $11.9 million in 1993 to $10.2 million in 1994 because of the decline in average balances and a decline in the yield on the portfolio. Interest income continued to decline in 1995 to $9.5 million mainly because balances continued to decline.

Interest on Other Interest-Earning Assets

The average balance of other interest-earning assets (short-term money market assets) was $5.1 million in 1993 and $16.1 million in 1994. The average balance on these assets dropped to $0.4 million in 1995 as these short-term assets were used to fund loan growth. The yield on these assets was 3.23% in 1993, 3.99% in 1994, and 6.79% in 1995. Interest earned on these assets was $0.2 million, $0.6 million, and $30 thousand in 1993, 1994, and 1995, respectively.

Interest on Deposits

Deposit balances continued to rise. In 1993, the average balance of all deposits was $830.2 million, rising to $910.9 million in 1994. In 1995, average balances rose $50.4 million to $961.3 million. Customer preference fuels changes in the rise of all of deposit balances. From 1993 to 1994, average balance of savings deposits grew $15.7 million to $174.7 million; average balance of money market deposits grew $21.4 million to $165.5 million and average balance of certificates of deposit grew $36.5 million to $474.8 million. From 1994 to 1995, the average balance of money market accounts grew from $165.5 million to $216.8 million, a rise of 31%. This large increase caused interest expense on money market accounts to rise from $6.3 million to $10.5 million. Interest expense was further increased by a rise in the rates of these accounts from an average rate of 3.83% in 1994 to 4.84% in 1995. Customer preference leaned toward the variable rates of the money market accounts as savings and NOW account deposits average balances declined from $233.9 million in 1994 to $209.2 million in 1995. Yields stayed consistent during this time period at 2.53% in 1994 and 2.46% in 1995. The growth in the certificates of deposit balances and the rise in rates from 4.81% in 1994 to 5.77% in 1995, caused the interest expense on these products to rise from $22.8 million in 1994 to $28.6 million in 1995.

Interest on Borrowings

The average balance of borrowings decreased from $111.0 million in 1993 to $83.3 million in 1994 as a result of the branch deposit purchase . The cost of borrowings increased from 4.45% in 1993 to 4.94% in 1994. The interest paid on borrowings declined from $4.9 million in 1993 to $4.1 million in 1994. The average balance of borrowings during 1995 increased to $99.3 million, and coupled with an increase in the average interest rate paid on borrowings to 6.21%, caused interest paid on borrowings to increase to $6.2 million.

Provision for Credit Losses

The provision for credit losses was $5.6 million, $3.7 million, and $7.3 million for the years 1993, 1994, and 1995, respectively. During 1994, this provision declined as a result of a significant increase in recoveries on prior years credit losses which allowed management to reduce its 1994 provision. As the general economic climate remained relatively weak and the growth in the commercial and consumer loan portfolio continued, management increased the allowance for possible credit losses to $15.8 million. As the relatively weak local economy persisted during 1995, net charge-offs increased from $3.1 million in 1994 to $6.6 million in 1995. As the commercial and consumer loan portfolios continued to increase, management increased the allowance for possible credit losses to $16.6 million. The allowance for possible credit losses was 1.79% of gross loans at December 31, 1995. Management considers this level of reserves adequate to cover potential credit losses.

Gains (Losses) on Sale of Investments

The practice of the Company has been to reduce fixed-rate, long-term investments and to acquire assets with shorter maturities or shorter estimated lives. As a result of this practice, securities were sold at a net gain of $1.4 million in 1993. In order to minimize the fluctuation to shareholders' equity that the market value of securities might have as a result of adopting SFAS No. 115, the Company restructured its investment portfolio, shortening its duration and reducing its interest rate sensitivity. As a result of such sales, the Company had net security gains of $0.4 million in 1994. During 1995, the Company had net security gains of $0.1 million.

Gains (Losses) on Sale of Mortgages

The practice of the Company has been to sell or securitize long-term, fixed-rate residential mortgage loans. As a result of this practice, the gains on the sale of mortgages was $0.1 million in 1993 and losses of $1.0 million in 1994. These gains were principally the result of the Company selling and securitizing mortgages and retaining the servicing rights. As interest rates rose in 1994, customers exercised their options to lock in rates at the time of application, and as a result, these loans were sold at a loss. During 1995, the loss on sale of mortgages was $41,000. As in 1995 future gains are anticipated to be rather nominal as the Company has implemented certain hedging techniques intended to limit future losses on the sale of mortgage loans.

Non-interest Income

As seen in the chart below, non-interest income increased from $4.5 million in 1993 to $5.5 million in 1994 to $6.7 million in 1995. This growth was due to increased volume in the merchant credit card business, growth in the trust and mortgage servicing business, and increased service charges on deposit accounts.

                                                      Analysis of Non-Interest Income
                                                          (Dollars In Thousands)

                                                                          Percent Change
                                                  1995    1994    1993  1994-95   1993-94
-----------------------------------------------------------------------------------------
Service charges on deposit accounts             $1,609  $1,393  $1,218     15.5%     14.4%
Credit card fees                                 2,560   1,689     900     51.6      87.7
Mortgage servicing fees                            927     851     690      8.9      23.3
Fees and commissions-brokerage services            336     329     382      2.1     (13.9)
Trust fees                                         551     476     411     15.8      15.8
Other charges, commissions, and fees               689     763     864     (9.7)    (11.7)
-----------------------------------------------------------------------------------------
                                                $6,672  $5,501  $4,465     21.3%     23.2%
=========================================================================================

Operating Expenses

  Operating expenses increased from $24.0 million in 1993 to $25.8 million in 1994 and $27.2 million in 1995. In 1994, the increase in operating expenses was the result of the cost associated with the acquisition in June 1994 of two branches of Columbia Banking F.S.A., located in Elmira and Elmira Heights, purchased at auction conducted by the RTC (including salary, benefits, occupancy, goodwill amortization and other expenses), increased processing fees incurred in the merchant credit card program, as well as other increases in operating expenses. In 1995, the increase in operating expenses was the result of the costs associated with processing fees related to the merchant credit card program, other real estate expenses, as well as other increases in operating expenses. These increases were partially offset by a reduction of $0.9 million in FDIC insurance premiums.

  Since a substantial portion of operating expenses relates directly to income generation, an effective measurement of the control of operating expenses is the Efficiency Ratio. This ratio consists of operating expenses divided by recurring revenues (net interest income and non-interest income) on a pre-tax basis. The Efficiency Ratio for the Company was 47.85%, 50.27%, and 49.27% for 1993, 1994, and 1995, respectively. The Company's excellent achievement of a 49.27% Efficiency Ratio ranks as one of the best in the country.

  The Company's ratio of operating expenses to average assets was 2.28% in 1993, 2.31% in 1994, and 2.29% in 1995.

Income Taxes

Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to recognizing the tax effects of temporary differences between tax and financial reporting. In prior years, the Company accounted for the tax effects of timing differences between tax and financial reporting using Accounting Principles Board Opinion No. 11. This change had no significant effect on the 1994 or 1995 financial statements. See Note 13 of Notes to Consolidated Financial Statements for details.

  The Company is subject to New York State and Delaware franchise taxes. State taxes amounted to $2.2 million in 1993, $2.0 million in 1994, and $1.9 million in 1995.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services.

Other Matters

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of ". The adoption of this Statement is not expected to have a material effect on the financial statements of the Company.

  In May 1995, the FASB issued SFAS No. 122, "Accounting for Mortgage Servicing Rights". This pronouncement will allow the Bank to recognize, when a loan is sold, income and a separate asset, resulting from the allocation of loan origination or purchase costs to the mortgage servicing rights. The amount of the effect of this pronouncement on 1996 earnings, which is expected to increase earnings in the year a loan is originated and sold and reduce future servicing revenue, will depend upon the amount of mortgage banking activity of the Company. However, it is not expected that this will have a significant effect on the Company's earnings.

  In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation". This Statement establishes a fair value based method of accounting for stock-based compensation plans. The Company is currently accounting for its stock-based plans under Accounting Principles Board Opinion No. 25. At the present time, the Company has not made a determination as to which method it will elect. If the Company elects to continue to apply Opinion No. 25, the effect of this new pronouncement will require disclosure in the notes to the financial statements only.

  The Bank is a stockholder of Nationar, a trust company jointly owned by over 60 savings banks throughout New York State. The Bank also used Nationar as its primary depository, check processor, and trust depository. In February 1995, the Superintendent of Banks of New York State took possession and assumed the operations of Nationar due to financial instability. The Company has charged off its equity and debenture investments in Nationar ($218,000), and the Bank has filed claims with the Banking Department to settle its demand deposit account ($1.3 million) and to retrieve certain securities held by Nationar in connection with an overdraft line of credit ($1.0 million). Management does not believe the final resolution of the claims will have a material impact upon the financial statements of the Company.

Market Prices and Related Shareholder Matters

The common stock of the Company is traded over-the-counter and is listed on The Nasdaq Stock Market National Market System. As of December 31, 1995, the Company had 1,706 shareholders of record and 6,243,397 shares of common stock issued and outstanding. The number of shareholders does not reflect persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

  Payment of dividends on the Company's common stock is subject to various restrictions and limitations which may affect the Company's ability to pay cash dividends in the future. See Note 1 of Notes to Consolidated Financial Statements.

The following table sets forth the market price information for the common stock and the cash dividends paid per share:

                           1995        Cash
                    Price Range   Dividends
                    High     Low  Per Share
-------------------------------------------
First Quarter     $19.83  $18.00      $0.15
Second Quarter     20.67   18.00       0.15
Third Quarter      21.33   20.00       0.15
Fourth Quarter     26.00   20.67       0.20

                           1994        Cash
                    Price Range   Dividends
                    High     Low  Per Share
-------------------------------------------
First Quarter     $16.67  $14.67      $0.13
Second Quarter     19.33   14.33       0.13
Third Quarter      19.67   17.83       0.13
Fourth Quarter     19.33   17.67       0.15

REPORT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS
BSB BANCORP, INC.
BINGHAMTON, NEW YORK



We have audited the accompanying consolidated statements of condition of BSB Bancorp, Inc. (the "Company") and Subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BSB Bancorp, Inc. and Subsidiary as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

  As further discussed in the notes to consolidated financial statements, the Company changed its accounting for impaired loans in 1995.

COOPERS & LYBRAND L.L.P.


Syracuse, New York
January 25, 1996

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

                                                                                               December 31,
                                                                                            1995             1994
                   -----------------------------------------------------------------------------------------------
ASSETS             Cash and due from banks                                        $   43,825,565      $ 28,198,939
                   Federal funds sold                                                                   10,500,000
                   -----------------------------------------------------------------------------------------------
                     Total cash and cash equivalents                                  43,825,565        38,698,939
                   Investment securities (market value $103,611,323 and
                    $86,674,143) (Note 2)                                            103,113,635        86,685,621
                   Mortgage-backed securities (market value
                    $144,271,769 and $143,047,796) (Notes 3 and 9)                   143,977,811       143,177,415
                   Mortgages held for sale                                             1,279,802         1,782,141
                   Loans (Notes 4, 5, and 6):
                     Commercial                                                      455,443,997       386,875,514
                     Consumer                                                        200,546,061       200,862,839
                     Real estate                                                     271,026,326       277,343,756
                   -----------------------------------------------------------------------------------------------
                       Total loans                                                   927,016,384       865,082,109
                   Less: Unearned discounts                                              605,479         1,218,104
                       Allowance for possible credit losses                           16,560,000        15,847,359
                   -----------------------------------------------------------------------------------------------
                       Net loans                                                     909,850,905       848,016,646
                   Bank premises and equipment (Note 7)                                7,288,524         7,135,591
                   Accrued interest receivable                                         8,486,094         7,697,303
                   Other real estate                                                   2,467,880         3,234,044
                   Intangible assets                                                   2,482,916         2,777,916
                   Other assets                                                       13,767,397        20,202,593
                   -----------------------------------------------------------------------------------------------
                                                                                  $1,236,540,529    $1,159,408,209
                   ===============================================================================================

LIABILITIES        Due to depositors (Note 8)                                     $1,006,465,180      $962,780,262
AND                Borrowings (Note 9)                                                98,948,728        79,028,336
SHAREHOLDERS'      Other liabilities                                                  14,352,975        10,729,852
EQUITY             Commitments (Note 12)
                   Shareholders' Equity (Note 14):
                     Preferred stock, par value $.01 per share;
                      2,500,000 shares authorized; none issued
                     Common stock, par value $.01 per share;
                      10,000,000 shares authorized; 7,270,925 and
                      4,820,617 shares issued                                             72,709            48,206
                   Additional paid-in capital                                         26,861,407        26,436,429
                   Undivided profits                                                 101,518,771        92,986,281
                   Unrealized (depreciation) appreciation in securities
                    available for sale, net (Notes 2 and 3)                              168,878        (5,546,725)
                   Treasury stock, at cost; 1,027,528 and 528,419 shares             (11,848,119)       (7,054,432)
                   -----------------------------------------------------------------------------------------------
                   Total Shareholders' Equity                                        116,773,646       106,869,759
                   -----------------------------------------------------------------------------------------------
                                                                                  $1,236,540,529    $1,159,408,209
                   ===============================================================================================

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

                                                                Years Ended December 31,
                                                                1995          1994         1993
------------------------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans                              $83,584,018   $69,191,993   $65,087,665
 Interest on mortgage-backed securities                    9,512,523    10,238,787    11,873,783
 Interest on mortgages held for sale                         215,758       169,414       459,609
 Interest on federal funds sold and
   interest-bearing deposits                                  30,289       642,665       167,364
 Interest and dividends on investment securities:
   U.S. Government obligations                             3,104,837     2,228,350       591,050
   State and municipal obligations                           447,363       493,022       320,227
   Other debt obligations                                  1,329,542     1,150,551     1,269,174
   Corporate stocks                                          810,095       809,600     1,085,566
------------------------------------------------------------------------------------------------
     Total interest income                                99,034,425    84,924,382    80,854,438
------------------------------------------------------------------------------------------------
Interest expense:
 Interest on savings deposits                              4,376,740     5,126,801     4,824,209
 Interest on time accounts                                28,624,637    22,817,648    20,283,145
 Interest on money market deposit accounts                10,490,989     6,345,394     4,257,203
 Interest on NOW accounts                                    762,544       795,577       953,933
 Interest on borrowed funds                                6,166,894     4,116,348     4,943,423
------------------------------------------------------------------------------------------------
     Total interest expense                               50,421,804    39,201,768    35,261,913
------------------------------------------------------------------------------------------------
Net interest income                                       48,612,621    45,722,614    45,592,525
Provision for credit losses (Note 5)                       7,332,612     3,717,184     5,580,417
------------------------------------------------------------------------------------------------
Net interest income after provision for credit losses     41,280,009    42,005,430    40,012,108
Gains (losses) on sale of securities                          97,165       355,383     1,421,016
Gains (losses) on sale of mortgages                          (41,280)     (951,656)      129,108
Non-interest income:
 Service charges on deposit accounts                       1,609,229     1,393,435     1,218,258
 Credit card fees                                          2,559,668     1,688,471       899,619
 Mortgage servicing fees                                     927,420       850,985       690,040
 Fees and commissions-brokerage services                     335,655       328,914       382,460
 Trust fees                                                  550,990       475,755       410,944
 Other charges, commissions, and fees                        689,596       763,227       864,934
------------------------------------------------------------------------------------------------
     Total non-interest income                             6,672,558     5,500,787     4,466,255
------------------------------------------------------------------------------------------------
Non-interest expense:
 Salaries, pensions, and other employee benefits          12,023,425    12,158,078    11,677,083
 Building occupancy                                        2,302,189     2,180,724     2,074,000
 Computer service fees                                       858,628       724,397       652,732
 Services                                                  2,073,155     1,809,870     1,336,621
 FDIC insurance                                            1,145,297     2,017,209     1,847,394
 Goodwill                                                    295,000       172,084
 Interchange fees                                          1,896,288     1,318,173       645,796
 Other real estate                                         1,097,340       313,990       395,119
 Other expenses                                            5,547,784     5,057,070     5,323,088
------------------------------------------------------------------------------------------------
     Total non-interest expense                           27,239,106    25,751,595    23,951,833
------------------------------------------------------------------------------------------------
Income before income taxes                                20,769,346    21,158,349    22,076,654
Provision for income taxes (Note 13)                       8,175,255     8,287,008     8,680,245
------------------------------------------------------------------------------------------------
NET INCOME                                               $12,594,091   $12,871,341   $13,396,409
================================================================================================
Earnings per share (a)                                         $1.98         $1.95         $2.03
================================================================================================

(a) Earnings per share is based on 6,360,664, 6,591,401, and 6,603,398 weighted average shares outstanding, after adjustment to reflect the three-for-two stock split effective on December 8, 1995, for the years ended December 31, 1995, 1994, and 1993, respectively. The assumed exercise of stock options is not materially dilutive.

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                               Unrealized
                                                 Additional                                  Appreciation
                                        Common      Paid-In      Undivided       Treasury   (Depreciation)
                                         Stock      Capital        Profits          Stock   In Securities         Total
------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1992           $31,687  $25,388,435   $ 73,078,937   $ (2,869,632)                  $ 95,629,427
Net income                                                      13,396,409                                    13,396,409
Unrealized appreciation in
 available for sale securities, net                                                           $ 2,361,748      2,361,748
Effect of three-for-two stock split     15,844      (15,844)
Stock options exercised (Note 14)          440      444,173                                                      444,613
Tax benefit on stock options                        248,117                                                      248,117
Cash dividend paid on common
 stock ($.44 per share)                                         (2,894,440)                                   (2,894,440)
------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993            47,971   26,064,881     83,580,906     (2,869,632)      2,361,748    109,185,874
Net income                                                      12,871,341                                    12,871,341
Unrealized depreciation in
 available for sale securities, net                                                            (7,908,473)    (7,908,473)
Stock options exercised (Note 14)          235      323,338                                                      323,573
Tax benefit on stock options                         48,210                                                       48,210
Cash dividend paid on common
 stock ($.54 per share)                                         (3,465,966)                                   (3,465,966)
Treasury stock purchased                                                       (4,184,800)                    (4,184,800)
------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994            48,206   26,436,429     92,986,281     (7,054,432)     (5,546,725)   106,869,759
Net income                                                      12,594,091                                    12,594,091
Unrealized appreciation in
 available for sale securities, net                                                             5,715,603      5,715,603
Effect of three-for-two stock split     24,103      (24,103)
Stock options exercised (Note 14)          400      398,993                                                      399,393
Tax benefit on stock options                         50,088                                                       50,088
Cash dividend paid on common
 stock ($.65 per share)                                         (4,061,601)                                   (4,061,601)
Treasury stock purchased                                                       (4,793,687)                    (4,793,687)
------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995           $72,709  $26,861,407   $101,518,771   $(11,848,119)    $   168,878   $116,773,646
========================================================================================================================


 THE ACCOMPANYING STATEMENTS ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           Years Ended December 31,
                                                                                          1995           1994            1993
-----------------------------------------------------------------------------------------------------------------------------
Operating activities:
 Net income                                                                      $  12,594,091   $ 12,871,341   $  13,396,409
  Adjustments to reconcile net income to net cash provided by operating activities:
     Deferred taxes                                                                   (524,035)      (591,343)     (1,446,604)
     Provision for credit losses                                                     7,332,612      3,717,184       5,580,417
     Realized gains on available for sale investment securities                        189,964       (133,612)       (587,262)
     Realized gains on available for sale mortgage-backed securities                  (287,129)      (221,771)       (833,754)
     (Gains) losses on sale of mortgages                                                41,280        951,656        (129,108)
     Gains on sales and disposition of premises and equipment                           (8,110)       (26,690)         (7,442)
     Depreciation and amortization                                                   1,354,022      1,225,688         972,951
     Net amortization of premiums and discounts on investment securities              (111,766)        46,776         128,276
     Net amortization of premiums and discounts on mortgage-backed securities          222,596        121,207         490,779
     Net accretion of premiums and discounts on loans                                 (612,625)       (38,479)         (3,359)
     Sales of loans originated for sale                                             37,775,736     46,292,029      44,578,711
     Net increase in loans originated for sale                                     (37,366,884)   (41,506,376)    (45,074,283)
     Increase in other assets and liabilities                                        6,233,373     (2,135,249)      2,075,508
-----------------------------------------------------------------------------------------------------------------------------
      Net cash provided by operating activities                                     26,833,125     20,572,361      19,141,239
-----------------------------------------------------------------------------------------------------------------------------
Investing activities:
 Proceeds  from calls of held to maturity investment securities                        450,137         58,728
 Purchases of held to maturity investment securities                                (4,130,684)    (2,686,840)
 Principal collected on held to maturity investment securities                          78,842        158,377
 Proceeds from calls of held to maturity mortgage-backed securities                     50,068        184,700
 Purchases of held to maturity mortgage-backed securities                                          (3,777,619)
 Principal collected on held to maturity mortgage-backed securities                  2,771,744      4,957,625
 Proceeds from sales of available for sale investment securities                    55,064,467     81,821,700      28,870,844
 Purchases of available for sale investment securities                             (67,859,702)   (94,366,540)    (51,992,718)
 Principal collected on available for sale investment securities                       100,939      1,917,258         420,401
 Proceeds from sales of available for sale mortgage-backed securities               25,630,888     55,489,963      55,250,556
 Purchases of available for sale mortgage-backed securities                        (17,743,091)   (76,045,009)    (63,458,841)
 Principal collected on available for sale mortgage-backed securities               20,027,565     43,094,555      56,823,271
 Net increase in longer-term loans                                                (107,463,109)   (91,620,309)   (105,372,195)
 Proceeds from sales of loans                                                       17,086,227     14,179,997      13,239,378
 Proceeds from acquisition of branches                                                             37,246,997
 Other                                                                              (1,203,846)    (1,489,962)       (690,388)
-----------------------------------------------------------------------------------------------------------------------------
      Net cash used by investing activities                                        (77,139,555)   (30,876,379)    (66,909,692)
-----------------------------------------------------------------------------------------------------------------------------
Financing activities:
 Net increase (decrease) in demand deposits, NOW accounts, savings
  accounts, and money market deposit accounts (net of deposits acquired)           (12,224,196)    41,738,074      22,557,017
 Net increase (decrease) in time deposits (net of deposits acquired)                56,192,755    (14,381,929)     49,572,998
 Net increase (decrease) in short-term borrowings                                   20,150,000     75,000,000     (13,692,000)
 Proceeds from long-term borrowings                                                                                50,000,000
 Repayment of long-term borrowings                                                    (229,608)   (75,534,330)    (56,224,803)
 Proceeds from exercise of stock options                                               399,393        323,573         444,613
 Purchases of treasury stock                                                        (4,793,687)    (4,184,800)
 Dividends paid                                                                     (4,061,601)    (3,465,966)     (2,894,440)
-----------------------------------------------------------------------------------------------------------------------------
      Net cash provided by financing activities                                     55,433,056     19,494,622      49,763,385
-----------------------------------------------------------------------------------------------------------------------------
       Increase  in cash and cash equivalents                                        5,126,626      9,190,604       1,994,932
Cash and cash equivalents at beginning of year                                      38,698,939     29,508,335      27,513,403
-----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                         $  43,825,565   $ 38,698,939   $  29,508,335
=============================================================================================================================
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
  Interest credited on deposits and paid on other borrowings                     $  51,032,462   $ 40,937,581   $  37,840,467
-----------------------------------------------------------------------------------------------------------------------------
  Income taxes                                                                   $   9,541,095   $  9,171,266   $   9,326,559
-----------------------------------------------------------------------------------------------------------------------------
 Non-cash investing activity:
  Securitization of mortgage loans and transfers to other real estate            $  21,108,679   $ 19,601,435   $  48,640,361
-----------------------------------------------------------------------------------------------------------------------------
  Unrealized appreciation (depreciation) in securities                           $   9,808,405   $(13,571,709)  $   4,053,111
=============================================================================================================================

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

BSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

Nature of Operations

BSB Bancorp, Inc. (the "Company") operates 12 branches in Broome, Tioga, Chenango, and Chemung Counties of New York State. In 1995, BSB Bank & Trust Company (the "Bank") converted from a New York-chartered stock savings bank to a New York-chartered stock commercial bank and trust company. This conversion more properly reflects the institution as a diversified financial service organization providing a broad range of deposit and loan products to area businesses and consumers.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of the Bank, its wholly owned subsidiary, after elimination of intercompany accounts and transactions.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

Investment and Mortgage-Backed Securities

The Bank has classified its investment and mortgage-backed securities as held to maturity or available for sale. Held to maturity securities are those for which the Bank has the positive intent and ability to hold to maturity, and are reported at cost, adjusted for amortization of premiums and accretion of discounts. Securities not classified as held to maturity are classified as available for sale and reported at market value, with net unrealized gains and losses reflected as a separate component of shareholders' equity, net of the applicable income tax effect. None of the Bank's securities have been classified as trading securities.

  Purchases and sales of securities are recorded as of the settlement date. Premiums and discounts on securities are amortized and accreted, respectively, on a systematic basis over the period to maturity, estimated life, or earliest call date of the related security. Gains or losses on securities sold are computed based on identified cost.

Mortgages Held For Sale

Mortgages held for sale are carried at the lower of cost or market. Market value is determined in the aggregate.

Banking Premises and Equipment

Banking premises and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets (15-50 years for bank premises and 3-10 years for furniture and equipment). Maintenance and repairs are charged to operating expenses as incurred.

Unearned Discounts and Origination Fees

Nonrefundable loan fees and related direct costs are deferred and amortized over the life of the loan as an adjustment of loan yield.

Allowance for Possible Credit Losses

The allowance for possible credit losses is maintained at a level considered adequate to provide for potential credit losses related to lending activities. The allowance is increased by provisions charged to expense. The level of the allowance is based upon management's evaluation of potential losses relating to outstanding loans and letters of credit, as well as prevailing economic conditions. Loans are charged against the allowance for possible credit losses when management believes that the collectibility of principal is unlikely.

  The Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", on January 1, 1995. Under the new standard, a loan is considered impaired, based on current information and events if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based upon the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The financial statement impact of adopting SFAS No. 114 was not significant.

Income Recognition on Impaired and Nonaccrual Loans

Loans, including impaired loans, are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days. While a loan is classified as nonaccrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis.

Intangible Asset

Intangible asset represents the premium paid in connection with the June 1994 acquisition of 2 branches of the Columbia Banking F.S.A. at an auction conducted by the RTC. The premium of $2,950,000, less accumulated amortization of $467,084 is being amortized over a ten-year period.

Other Real Estate

Other real estate is comprised of real estate acquired through foreclosure and is recorded at the lower of cost or fair value (net of estimated costs to sell) at the date of acquisition.

Fair Value of Financial Instruments

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

  Cash and cash equivalents: The carrying amounts reported in the statements of condition for cash and short-term instruments approximate those assets' fair value.

  Investment and mortgage-backed securities: Fair values for investment and mortgage-backed securities are based on quoted market prices or dealer quotes.

  Loans: Fair values for loans are estimated using discounted cash flow analysis, based on interest rates approximating those currently being offered for loans with similar terms and credit quality. The fair value of accrued interest approximates carrying value.

  Deposits: The fair values disclosed for non-interest bearing accounts and accounts with no stated maturities are, by definition, equal to the amount payable on demand at the reporting date. The fair value of time deposits was estimated by discounting expected monthly maturities at interest rates approximating those currently being offered on time deposits of similar terms. The fair value of accrued interest approximates carrying value.

  Borrowings: The carrying amounts of repurchase agreements and other short-term borrowings approximate their fair values. Fair values of long-term borrowings are estimated using discounted cash flows, based on current market rates for similar borrowings.

  Off-balance sheet instruments: Off-balance sheet financial instruments consist of letters of credit, commitments to extend credit, and interest rate swaps. Such instruments are fair valued based on fees currently charged to enter into agreements with similar terms and credit quality.

Reclassifications

With the change of converting from a state-chartered savings bank to a state-chartered commercial bank and trust company., the surplus fund, as required under the savings bank charter, was no longer needed.

  Certain data for prior years has been reclassified to conform to the current year's presentation. These reclassifications had no effect on net income.

NOTE 2-INVESTMENT SECURITIES
--------------------------------------------------------------------------------

The carrying value and market value of the investment securities portfolio at December 31 are summarized as follows:

                                                         1995
-------------------------------------------------------------------------------------
                                                  Gross         Gross
                                  Carrying   Unrealized    Unrealized          Market
                                     Value        Gains        Losses           Value
-------------------------------------------------------------------------------------
Held to maturity portfolio:
 Bond investments:
  Municipal obligations        $ 8,311,212     $515,384  $     17,696     $ 8,808,900
-------------------------------------------------------------------------------------
    Total held to maturity       8,311,212      515,384        17,696       8,808,900
-------------------------------------------------------------------------------------
Available for sale
 portfolio:
 Bond investments:
  U.S. Government Agencies      60,566,607      302,747       716,207      60,153,147
  Municipal obligations          1,000,430       51,299                     1,051,729
  Other bonds                   18,556,757       25,256        66,608      18,515,405
 Common and preferred stocks     3,683,477       31,298                     3,714,775
-------------------------------------------------------------------------------------
                                83,807,271     $410,600  $    782,815      83,435,056
-------------------------------------------------------------------------------------
 Unrealized depreciation          (372,215)
-------------------------------------------------------------------------------------
   Total available for sale     83,435,056                                 83,435,056
-------------------------------------------------------------------------------------
Non-marketable investments:
 Non-marketable investments     11,367,367                                 11,367,367
-------------------------------------------------------------------------------------
                              $103,113,635                               $103,611,323
=====================================================================================

                                                         1994
----------------------------------------------------------------------------------
                                                  Gross        Gross
                                   Carrying    Unrealized  Unrealized       Market
                                      Value         Gains      Losses        Value
----------------------------------------------------------------------------------
Held to maturity portfolio:
 Bond investments:
   U.S. Government Agencies      $   328,665     $ 19,720              $   348,385
   Municipal obligations           2,457,946               $   31,198    2,426,748
----------------------------------------------------------------------------------
      Total held to maturity       2,786,611       19,720      31,198    2,775,133
----------------------------------------------------------------------------------
Available for sale portfolio:
 Bond investments:
   U.S. Government Agencies       48,512,246                2,937,987   45,574,259
   Municipal obligations           5,373,557       96,412      42,597    5,427,372
   Other bonds                    21,208,034       38,347     144,485   21,101,896
 Common and preferred stocks       6,362,877       90,635      42,750    6,410,762
----------------------------------------------------------------------------------
                                  81,456,714     $225,394  $3,167,819   78,514,289
----------------------------------------------------------------------------------
 Unrealized depreciation          (2,942,425)
----------------------------------------------------------------------------------
     Total available for sale     78,514,289                            78,514,289
----------------------------------------------------------------------------------
Non-marketable investments:
 Non-marketable investments        5,384,721                             5,384,721
----------------------------------------------------------------------------------
                                 $86,685,621                           $86,674,143
==================================================================================

The carrying value and market value of bond investments at December 31, 1995, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without penalties.

                                                               1995
------------------------------------------------------------------------------------------
                                            Held to Maturity         Available for Sale
------------------------------------------------------------------------------------------
                                           Carrying     Market     Carrying      Market
                                            Value       Value        Value        Value
------------------------------------------------------------------------------------------
Due in one year or less                   $4,130,244  $4,116,027  $11,105,806  $11,064,191
Due after one year through five years      1,927,943   1,963,007   52,191,320   52,337,985
Due after five years through ten years        73,025      74,606   14,544,420   14,006,145
Due after ten years                        2,180,000   2,655,260    2,282,248    2,293,466
------------------------------------------------------------------------------------------
                                          $8,311,212  $8,808,900  $80,123,794  $79,701,787
==========================================================================================

Gross gains of $53,112 and $141,102 and gross losses of $43,076 and $7,490 were realized on sales of available for sale securities in 1995 and 1994, respectively. Gross gains of $368,297 were realized on bond investment sales in 1993.

  Net realized gains or losses resulting from sales of marketable equity securities for 1993 amounted to a gain of $75,000. Investment securities at December 31, 1995 and 1994 include market values of approximately $2,655,000 and $2,278,000, respectively, of securities which are held by a unit investment trust, subject to certain put options held by the trust (see Note 9).

  Investment securities at December 31, 1995 and 1994 include approximately $35,130,000 and $10,188,000, respectively, pledged under various agreements, principally letters of credit, lines of credit, and municipal option put securities and interest rate swaps.

NOTE 3-MORTGAGE-BACKED SECURITIES
--------------------------------------------------------------------------------

The carrying value and market values of mortgage-backed securities at December 31 are as follows:


                                                         1995
------------------------------------------------------------------------------------
                                                     Gross       Gross
                                     Carrying   Unrealized  Unrealized        Market
                                        Value        Gains      Losses         Value
------------------------------------------------------------------------------------
Held to maturity portfolio:
 Collateralized mortgage
   obligations                   $  3,340,954   $   36,248              $  3,377,202
 Government National Mortgage
   Association securities           1,862,754       96,728                 1,959,482
 Participation certificates         5,292,861      160,982                 5,453,843
------------------------------------------------------------------------------------
   Total held to maturity          10,496,569      293,958                10,790,527
------------------------------------------------------------------------------------

Available for sale portfolio:
 Collateralized mortgage
   obligations                     81,539,826      722,749  $  325,296    81,937,279
 Government National Mortgage
   Association securities
 Participation certificates        51,279,394      691,299     426,730    51,543,963
------------------------------------------------------------------------------------
                                  132,819,220   $1,414,048  $  752,026   133,481,242
------------------------------------------------------------------------------------
Unrealized appreciation               662,022
------------------------------------------------------------------------------------
   Total available for sale       133,481,242                            133,481,242
------------------------------------------------------------------------------------
                                 $143,977,811                           $144,271,769
====================================================================================

                                                          1994
------------------------------------------------------------------------------------
                                                     Gross       Gross
                                     Carrying   Unrealized  Unrealized        Market
                                        Value        Gains      Losses         Value
------------------------------------------------------------------------------------
Held to maturity portfolio:
 Collateralized mortgage
   obligations                   $  3,577,703   $   10,233  $  146,508  $  3,441,428
 Government National Mortgage
   Association securities           2,471,639        5,727      50,542     2,426,824
 Participation certificates         6,941,259       76,985      25,514     6,992,730
------------------------------------------------------------------------------------
   Total held to maturity          12,990,601       92,945     222,564    12,860,982
------------------------------------------------------------------------------------
Available for sale portfolio:
 Collateralized mortgage
   obligations                     80,590,795       80,910   3,850,164    76,821,541
 Government National Mortgage
   Association securities
 Participation certificates        56,172,192        6,233   2,813,152    53,365,273
------------------------------------------------------------------------------------
                                  136,762,987   $   87,143  $6,663,316   130,186,814
------------------------------------------------------------------------------------
Unrealized depreciation            (6,576,173)
------------------------------------------------------------------------------------
   Total available for sale       130,186,814                            130,186,814
------------------------------------------------------------------------------------
                                 $143,177,415                           $143,047,796
====================================================================================

Gross gains of $409,307 and $356,494 and gross losses of $122,178 and $134,723 were realized on the sale of securities in the available for sale portfolio in 1995 and 1994, respectively. Gross gains of $932,915 and gross losses of $99,161 were realized on mortgage-backed security sales in 1993, respectively.

  Mortgage-backed securities at December 31, 1995 and 1994 include approximately $25,393,000 and $15,006,000, respectively, pledged under various agreements, principally letters of credit, lines of credit, and municipal option put securities and interest rate swaps.

NOTE 4-LOANS
--------------------------------------------------------------------------------
Substantially all of the Bank's loans are granted to borrowers concentrated within Broome County and other communities located in upstate New York.

NOTE 5-ALLOWANCE FOR POSSIBLE CREDIT LOSSES
--------------------------------------------------------------------------------
Changes in the allowance for possible credit losses at December 31 are presented in the following summary:

                                       1995         1994         1993
---------------------------------------------------------------------
Balance at beginning of year    $15,847,359  $15,234,002  $12,916,404
Recoveries credited                 712,553    1,210,348      816,877
Provision for credit losses       7,332,612    3,717,184    5,580,417
Loans charged off                 7,332,524    4,314,175    4,079,696
---------------------------------------------------------------------
 Balance at end of year         $16,560,000  $15,847,359  $15,234,002
=====================================================================

At December 31, 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 totaled $12,218,125, of which $599,897 related to loans with no valuation allowance because the loans have been partially written down through charge-offs and $11,618,228 related to loans with a corresponding valuation allowance of $3,781,295. For the year ended December 31, 1995, the average recorded investment in impaired loans was approximately $6,347,926. The Bank recognized, on the cash basis, $31,905 of interest on impaired loans (during the portion of the year they were impaired).

NOTE 6-LOANS TO RELATED PARTIES
--------------------------------------------------------------------------------
At December 31, 1995, loans to directors and officers or to entities (or other shareholders of such entities) which owned or controlled 10% or more of the voting stock were not significant.

NOTE 7-BANK PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------
A summary of bank premises and equipment at December 31 is shown as follows:

                                         1995         1994
----------------------------------------------------------
Land                              $ 1,166,327  $ 1,122,805
Banking premises                    9,649,855    9,059,047
Furniture and equipment             8,558,317    8,066,620
----------------------------------------------------------
                                   19,374,499   18,248,472
Less: Accumulated depreciation     12,085,975   11,112,881
----------------------------------------------------------
                                  $ 7,288,524  $ 7,135,591
==========================================================

NOTE 8-DUE TO DEPOSITORS
--------------------------------------------------------------------------------
A summary of amounts due to depositors at December 31 is shown as follows:

                                           1995          1994
-------------------------------------------------------------
Savings accounts                 $  143,303,795  $167,557,945
Money market deposit accounts       223,356,746   212,302,081

Certificates of deposit             534,568,547   478,470,441
NOW accounts                         59,740,319    58,943,023
Commercial checking deposits         45,495,773    45,506,772
-------------------------------------------------------------
                                 $1,006,465,180  $962,780,262
=============================================================

Time deposits with balances in excess of $100,000 amounted to approximately $91,273,000 and $44,442,000 at December 31, 1995 and 1994, respectively. The approximate maturity of time deposits follows:

                                1995                  1994
-----------------------------------------------------------------
Year of Maturity          Amount  Percent         Amount  Percent
-----------------------------------------------------------------
1                   $344,810,510     64.5%  $335,028,905     70.0%
2                     84,528,376     15.8     60,728,008     12.7
3                     52,609,687      9.8     40,496,300      8.5
4                     32,026,969      6.0     26,977,451      5.6
5 and over            20,593,005      3.9     15,239,777      3.2
-----------------------------------------------------------------
                    $534,568,547    100.0%  $478,470,441    100.0%
=================================================================

NOTE 9-BORROWINGS
--------------------------------------------------------------------------------
The following is a summary of borrowings at December 31:

                                                                            1995         1994
---------------------------------------------------------------------------------------------
Short-term borrowings:
 Municipal option put securities                                     $ 2,198,728  $ 2,228,336
 Federal Home Loan Bank advances                                      95,150,000   75,000,000
 Current portion of long-term advance from Federal Home Loan Bank      1,600,000      200,000
---------------------------------------------------------------------------------------------
                                                                      98,948,728   77,428,336
Long-term borrowings:
 Long-term advance from Federal Home Loan
   Bank bearing interest at rates from 7.8% to 7.9%                                 1,600,000
---------------------------------------------------------------------------------------------
                                                                     $98,948,728  $79,028,336
=============================================================================================

Information related to short-term borrowings at December 31 is as follows:


                                                  1995           1994           1993
------------------------------------------------------------------------------------
Outstanding balance at end of year        $ 98,948,728   $ 77,428,336   $ 77,762,666
Average interest rate                             5.88%          6.14%          3.63%
Maximum outstanding at any month end      $126,098,081   $102,817,666   $125,211,666
Average amount outstanding during year    $103,520,474   $ 82,889,931   $ 82,921,158
Average interest rate during year                 5.91%          4.46%          3.23%
====================================================================================

 Average amounts outstanding and average interest rates are computed using weighted monthly averages.

  The collateral agent requires that the market value of the collateral for the municipal option put securities must be maintained at 150% of the outstanding balance of the agreements. The Bank has assigned mortgage-backed securities as collateral for the agreements. Such securities have a market value aggregating $4,751,000, and $4,843,000 at December 31, 1995 and 1994, respectively.

 As of December 31, 1995, the long-term borrowings of $1,600,000 matures in 1996.

  At December 31, 1995, the Bank had available a line of credit with the Federal Home Loan Bank of New York subject to the limitations of the New York State Banking Department regulations, of which $96,750,000 is outstanding as of December 31, 1995. This outstanding balance is collateralized by certain mortgage loans, mortgage-backed securities, and other investment securities under a blanket pledge agreement with the Federal Home Loan Bank of New York.

NOTE 10-INTEREST RATE SWAPS
--------------------------------------------------------------------------------
The Bank had interest rate swap agreements to partially hedge the interest rate exposure on a floating rate liability. The swap agreements, which expired in 1995, consisted of $30,000,000 in notional amounts whereby interest income was received on a floating basis and interest expense was paid on a fixed basis. The net amount of such interest paid or received was treated as an adjustment of interest expense. The underlying notional amounts were not exchanged and were not subject to loss.

NOTE 11-EMPLOYEE BENEFITS
--------------------------------------------------------------------------------
The Bank has a noncontributory qualified defined benefit pension plan covering substantially all employees. Under the plan, retirement benefits are primarily a function of both the years of service and the level of compensation. The Bank's policy is to fund the plan in amounts sufficient to pay liabilities.

The net periodic pension cost for the years ended December 31, 1995, 1994, and 1993 is as follows:

                                                         1995          1994          1993
-----------------------------------------------------------------------------------------
Service cost benefits earned during the year      $   493,306   $   519,688   $   442,886
Interest cost on projected benefit obligations        963,427       815,787       794,856
Actual return on plan assets                       (2,429,552)      (80,145)   (1,328,255)
Net amortization and deferral                       1,221,199    (1,007,239)      301,404
-----------------------------------------------------------------------------------------
Net periodic pension expense                      $   248,380   $   248,091   $   210,891
=========================================================================================

Plan assets consist primarily of listed stocks, governmental securities and cash equivalents. The following table represents a reconciliation of the funded status of the plan at October 1, 1995 and 1994 (date of the most recent actuarial studies):

                                                                                1995          1994
--------------------------------------------------------------------------------------------------
Plan assets at fair value                                                $14,386,300   $11,869,700
--------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
     Vested benefits                                                      10,667,300     8,761,800
     Nonvested benefits                                                      828,200       825,500
--------------------------------------------------------------------------------------------------
          Accumulated benefit obligation                                  11,495,500     9,587,300
Effect of future salary increases                                          2,401,800     2,059,400
--------------------------------------------------------------------------------------------------
    Projected benefit obligation                                          13,897,300    11,646,700
--------------------------------------------------------------------------------------------------
Plan assets in excess of projected benefit obligation                        489,000       223,000
Unrecognized net loss                                                      1,194,200     1,201,100
Unrecognized past service liability                                         (218,300)     (229,500)
Unrecognized asset at date of adoption being recognized over 12 years       (504,600)     (671,200)
--------------------------------------------------------------------------------------------------
     Prepaid pension cost reflected in statements of condition           $   960,300   $   523,400
==================================================================================================

The actuarial present value of the projected benefit obligation shown in the above table is based on a discount rate of 7.50% and 8.25% for 1995 and 1994 and an assumed rate of increase in future compensation levels of 5.50% and 6.00% for 1995 and 1994. The expected long-term rate of return on assets was 8.75% for 1995 and 1994.

  The Bank has a defined contribution employee savings 401(k) plan. Full-time salaried employees, age twenty-one and older who have completed one year of service, are eligible to join the 401(k) plan. The Bank matches 100% of basic contributions up to 2.0% of each participant's annual contribution and 50% of contributions over 2.0% but not in excess of 3.0%. Contributions associated with the plan amounted to $201,526 in 1995, $186,345 in 1994, and $182,739 in 1993.

The Bank currently provides certain life and health insurance benefits to substantially all employees.

The net postretirement benefit cost for the years ended December 31, 1995, 1994, and 1993 is as follows:


                                                    1995      1994      1993
----------------------------------------------------------------------------
Service cost benefits earned during the year    $107,725  $117,614  $ 79,333
Interest cost on benefit obligations             351,650   307,214   284,200
Net amortization and deferral                    173,200   192,005   173,200
----------------------------------------------------------------------------
                                                $632,575  $616,833  $536,733
============================================================================

The following sets forth a reconciliation of the plan's status at October 1, 1995 and 1994 (date of most recent actuarial studies):

                                                                                  1995          1994
----------------------------------------------------------------------------------------------------
Retirees                                                                   $(2,958,100)  $(2,776,338)
Fully eligible active plan participants                                     (1,278,562)     (971,404)
Other active plan participants                                                (662,238)     (503,145)
----------------------------------------------------------------------------------------------------
    Total accumulated postretirement benefit obligation                     (4,898,900)   (4,250,887)
Plan assets at fair value
Unrecognized transition obligation being
     recognized over 20 years                                                2,944,200     3,117,400
Unrecognized net loss                                                          696,900       312,001
----------------------------------------------------------------------------------------------------
Accrued postretirement benefit obligation included in other liabilities    $(1,257,800)  $  (821,486)
====================================================================================================

Medical costs were assumed to increase 10.0% in 1996 grading to 5.5% in 2005, and thereafter. The actuarial present value of the accumulated postretirement benefit obligation shown in the above table is based on a discount rate of 7.5% and 8.25% for 1995 and 1994, respectively. Increasing the assumed medical cost trend rate by 1.0% would increase the accumulated postretirement benefit obligation at October 1, 1995 by $188,973 and would not have a material effect on service cost.

NOTE 12-COMMITMENTS
--------------------------------------------------------------------------------
The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit and letters of credit, which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of condition. The contract amount of those commitments and letters of credit reflects the extent of involvement the Bank has in those particular classes of financial instruments. The Bank's exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of the instruments. The Bank uses the same credit policies in making commitments and letters of credit as it does for on-balance-sheet instruments.

Financial instruments whose contract amounts represent credit risk:

                                        1995          1994
----------------------------------------------------------
Commitments to extend credit    $212,880,009  $192,422,164
Letters of credit                 20,534,002    18,864,123

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitment amounts are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

  Standby and other letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Since some of the letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

  For both commitments to extend credit and letters of credit, the amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but includes residential and commercial real estate. Outstanding loans sold with recourse approximated $997,000 as of December 31, 1995.

  As required by certain letters of credit agreements, the Bank has pledged as collateral, mortgage-backed securities having a market value of approximately $9,233,000 at December 31, 1995.

  The Bank rents facilities under leases expiring at various dates through 2016. Rent expense totaled approximately $382,000 in 1995, $373,000 in 1994, and $340,000 in 1993.

Approximate minimum rental commitments under existing noncancelable leases with remaining terms of one year or more are presented below:

1996                               $  341,988
1997                                  335,422
1998                                  340,822
1999                                  292,620
2000                                  263,703
Later years                         1,372,478
---------------------------------------------
    Total minimum lease payment    $2,947,033
=============================================

NOTE 13-INCOME TAXES
--------------------------------------------------------------------------------
Effective January 1, 1993, the Company adopted SFAS No. 109, "Accounting for Income Taxes" which requires an asset and liability approach to recognizing the tax effects of temporary differences between tax and financial reporting. In prior years, the Company accounted for the tax effects of timing differences between tax and financial reporting using Accounting Principles Board Opinion No. 11. This change had no significant effect on the 1993 financial statements.

The provision (benefit) for income taxes consists of the following:

                                                           1995         1994          1993
------------------------------------------------------------------------------------------
Current                                              $8,699,290   $8,878,351   $10,126,849
Deferred (benefit)                                     (524,035)    (591,343)   (1,346,634)
Tax rate increase to deferred tax asset (benefit)                                  (99,970)
------------------------------------------------------------------------------------------
                                                     $8,175,255   $8,287,008   $ 8,680,245
==========================================================================================

The components of deferred income taxes at December 31, which are included in other assets are:

                                               1995        1994
===============================================================
Assets:
 Investments                                         $ 3,971,873
 Allowance for possible credit losses    $6,788,979    6,435,917
 Deferred loan fees                         140,324      426,698
 Postretirement benefits                    515,651      336,809
 Non-accrual interest                       379,897      145,583
 Other                                      150,850
----------------------------------------------------------------
                                          7,975,701   11,316,880
----------------------------------------------------------------
Liabilities:

 Depreciation                               423,325      408,418
 Pension benefits                           364,731      214,594
 Investments                                202,099      101,468
 Other                                       37,909       46,413
 Leases                                     191,878      243,116
----------------------------------------------------------------
                                          1,219,942    1,014,009
----------------------------------------------------------------
 Net Deferred Tax Asset                  $6,755,759  $10,302,871
================================================================

A reconciliation between the federal statutory income tax rate and the effective income tax rate at December 31 follows:

                                          1995   1994   1993
------------------------------------------------------------
Federal statutory income tax rate         35.0%  35.0%  35.0%
Tax-exempt interest income                (1.0)  (0.7)  (0.7)
Dividends received deduction              (0.3)  (0.6)  (0.8)
Other                                     (0.6)  (0.9)  (1.0)
------------------------------------------------------------
     Effective federal income tax rate    33.1%  32.8%  32.5%
============================================================

NOTE 14-OPTIONS AND SHAREHOLDERS' RIGHTS
--------------------------------------------------------------------------------
The Company had adopted a Long-Term Incentive and Capital Accumulation Plan (the "Incentive Plan") for the benefit of officers and certain other employees of the Company and its subsidiary. Four kinds of rights were contained in the Incentive Plan and were available for grant: incentive stock options, non-statutory options, stock appreciation rights, and performance share awards. Only, incentive options have been granted under the Incentive Plan. As of September 19,1995, this Plan expired and no further options are available for grant.

  Under the Directors' Stock Option Plan (the "Directors' Plan"), as approved by shareholders at the 1994 Annual Meeting of Shareholders, 262,500 shares of authorized but unissued common stock are reserved for issuance to incumbent and future non-employee directors of the Company, of which 75,000 shares have been granted. At December 31, 1995, 187,500 shares are available for future grant under the Directors' Plan. All options granted under the Directors' Plan are intended to be non-qualified options.

  To the extent shares remain available for grant, upon initial election or appointment as a director, new non-employee directors of the Company will each receive a grant of an option for 4,500 shares of common stock. Furthermore, in January of each year, each non-employee director, including any director who becomes a non-employee director prior to such anniversary, shall be granted an option to purchase 1,500 shares of common stock.

Activity in the Plans during 1995, 1994, and 1993 was as follows:

                                                   Number of   Option Price
                                                     Shares      Per Share     Aggregate
----------------------------------------------------------------------------------------
         Outstanding options at December 31, 1992    103,049    $8.75-$17.50  $1,438,261
1993:    Effect of three-for-two stock split          51,518
         Options forfeited                            (6,187)     5.83-11.67     (63,119)
         Options exercised                           (44,000)     5.83-21.00    (444,613)
         Options granted                              58,875           21.00   1,236,375
----------------------------------------------------------------------------------------
         Outstanding options at December 31, 1993    163,255      5.83-21.00   2,166,904
1994:    Options forfeited                              (500)          22.88     (11,438)
         Options exercised                           (23,532)     5.83-24.00    (323,573)
         Options granted                              74,000     22.88-29.00   1,746,750
----------------------------------------------------------------------------------------
         Outstanding options at December 31, 1994    213,223      5.83-29.00   3,578,643
1995:    Effect of three-for-two stock split         106,591
         Options forfeited                            (1,875)    15.25-18.25     (33,091)
         Options exercised                           (40,000)     3.89-18.50    (399,393)
         Options granted                              79,125     18.25-20.67   1,459,031
----------------------------------------------------------------------------------------
         Outstanding options at December 31, 1995    357,064    $3.89-$20.67  $4,605,190
========================================================================================

Since the option price per share at the date of grant approximates the fair market value of the shares on the grant date, no expense is recognized as the stock options are exercised.

  During 1989, the Company adopted a shareholders' rights plan. Pursuant to the plan, the Company's Board of Directors declared a dividend of one right for each outstanding share of common stock. These rights will also be attached to common stock issued subsequent to the adoption of the plan. The rights can only be exercised when an individual or group intends to acquire or has acquired a defined amount of the Company's outstanding common shares. Each right will entitle the holder to receive common stock having a market value equivalent to two times the exercise price (as defined). The rights expire on June 1, 1999 and may be redeemed by the Company in whole at a price of $.01 per right.

NOTE 15-SELECTED QUARTERLY FINANCIAL DATA


Summarized quarterly financial information (in thousands of dollars) for the years ended December 31, 1995 and 1994 are as follows:


                                              Three Months Ended                                Three Months Ended
                                         3/31/95    6/30/95    9/30/95    12/31/95   3/31/94    6/30/94    9/30/94    12/31/94
------------------------------------------------------------------------------------------------------------------------------
Total interest income                   $ 23,853   $ 24,510   $ 25,413   $  25,259  $ 19,817   $ 20,595   $ 21,841   $  22,672
Total interest expense                    12,088     12,615     12,734      12,985     8,627      9,291     10,112      11,171
------------------------------------------------------------------------------------------------------------------------------
Net interest income                       11,765     11,895     12,679      12,274    11,190     11,304     11,729      11,501
Provision for credit losses                1,360      1,305      1,431       3,237       948        982        853         935
------------------------------------------------------------------------------------------------------------------------------
Net interest income after
     provision for credit losses          10,405     10,590     11,248       9,037    10,242     10,322     10,876      10,566
Gains (losses) on sale of securities         (17)      (175)       104         185       117         45        193           1
Gains (losses) on sale of mortgages           37         25       (189)         86      (330)      (465)       (23)       (134)
Non-interest income                        1,459      1,456      1,600       2,157     1,181      1,437      1,374       1,507
Operating expenses                         6,898      6,924      6,742       6,674     5,750      6,308      6,620       7,073
------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                 4,986      4,972      6,021       4,791     5,460      5,031      5,800       4,867
Income taxes                               2,003      2,008      2,394       1,771     2,198      1,972      2,285       1,831
------------------------------------------------------------------------------------------------------------------------------
    Net income                          $  2,983   $  2,964   $  3,627   $   3,020  $  3,262   $  3,059   $  3,515   $   3,036
==============================================================================================================================
Earnings per share (a):
Net income                                 $0.46      $0.46      $0.57       $0.48     $0.49      $0.46      $0.53       $0.47
==============================================================================================================================

(a) Adjusted to reflect the three-for-two stock split effective on December 8, 1995.

NOTE 16-FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------
SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," became effective for the Bank for the year ended December 31, 1992. This standard requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank. The fair value of off-balance-sheet financial instruments is not significant.

The net carrying amount and fair values of financial instruments (in thousands of dollars) at December 31 are as follows:

                                                           1995                      1994
--------------------------------------------------------------------------------------------
                                             Carrying         Fair     Carrying         Fair
                                               Amount        Value       Amount        Value
--------------------------------------------------------------------------------------------
Financial Assets:
 Cash and cash equivalents                 $   43,826   $   43,826   $   38,699   $   38,699
 Investment securities                        103,114      103,611       86,686       86,674
 Mortgage-backed securities                   143,978      144,272      143,177      143,048
 Loans                                        927,016      931,170      863,864      860,428
   Allowance for possible credit losses       (16,560)     (16,560)     (15,847)
--------------------------------------------------------------------------------------------
     Net loans                                910,456      914,610      848,017      860,428
 Other financial assets                         1,280        1,280        1,782        1,782
--------------------------------------------------------------------------------------------
   Total financial assets                  $1,202,654   $1,207,599   $1,118,361   $1,130,631
============================================================================================
Financial Liabilities:
 Deposits                                  $1,006,465   $1,010,204   $  962,780   $  960,072
 Borrowings                                    98,949       98,138       79,028       79,109
--------------------------------------------------------------------------------------------
   Total financial liabilities             $1,105,414   $1,108,342   $1,041,808   $1,039,181
============================================================================================

NOTE 17-FINANCIAL INFORMATION-PARENT COMPANY
--------------------------------------------------------------------------------

STATEMENTS OF CONDITION
                                                                                                   December 31,
                                                                                                1995               1994
-----------------------------------------------------------------------------------------------------------------------
ASSETS                       Cash and due from banks                                    $    206,672       $    278,347
                             Investment in Bank, at equity                               116,566,974        106,591,412
-----------------------------------------------------------------------------------------------------------------------
                                                                                        $116,773,646       $106,869,759
=======================================================================================================================

LIABILITIES AND              Shareholders' Equity:
SHAREHOLDERS'                  Preferred stock, par value $.01 per share; 2,500,000
EQUITY                           shares authorized; none issued
                               Common stock, par value $.01 per share; 10,000,000
                                 shares authorized; 7,270,925 shares and 4,820,617
                                 shares issued                                          $     72,709       $     48,206
                             Additional paid-in capital                                   26,861,407         26,436,429
                             Undivided profits                                           101,518,771         92,986,281
                             Unrealized appreciation (depreciation) in securities
                               available for sale, net                                       168,878         (5,546,725)
                             Treasury stock at cost; 1,027,528 and 528,419 shares        (11,848,119)        (7,054,432)
-----------------------------------------------------------------------------------------------------------------------
                             Total Shareholders' Equity                                  116,773,646        106,869,759
-----------------------------------------------------------------------------------------------------------------------
                                                                                        $116,773,646       $106,869,759
=======================================================================================================================
STATEMENTS OF INCOME
                                                                                        Years Ended December 31,
                                                                                     1995            1994           1993
-------------------------------------------------------------------------------------------------------------------------
INCOME                       Dividends from Bank                             $  8,855,288    $  7,294,673    $  2,894,440
                             Equity in undistributed net income of
                               Bank, net of dividends                           4,208,871       5,834,141      10,721,917
-------------------------------------------------------------------------------------------------------------------------
                                 Total income                                  13,064,159      13,128,814      13,616,357
-------------------------------------------------------------------------------------------------------------------------
EXPENSES                     Total expense                                        470,068         257,473         219,948
-------------------------------------------------------------------------------------------------------------------------
                             NET INCOME                                       $12,594,091     $12,871,341     $13,396,409
=========================================================================================================================

STATEMENTS OF CASH FLOWS
                                                                                        Years Ended December 31,
                                                                                     1995            1994           1993
---------------------------------------------------------------------------------------------------------------------------
OPERATING                    Net income                                      $12,594,091     $12,871,341       $ 13,396,409
ACTIVITIES                   Adjustments to reconcile net income
                              to net cash provided by operating
                              activities:
                                Equity in undistributed net income
                                 of Bank, net of dividends                    (4,208,871)     (5,834,141)       (10,721,917)
                              Increase (decrease) in other payables                                                     (49)
---------------------------------------------------------------------------------------------------------------------------
                                Net cash provided by operating activities      8,385,220       7,037,200          2,674,443
---------------------------------------------------------------------------------------------------------------------------
FINANCING                    Dividends paid to shareholders                   (4,061,601)     (3,465,966)        (2,894,440)
ACTIVITIES                   Purchases of treasury stock                      (4,793,687)     (4,184,800)
                             Investment in subsidiary                             (1,000)
                             Proceeds from exercise of stock options             399,393         323,573            444,613
---------------------------------------------------------------------------------------------------------------------------
                               Net cash used by financing activities          (8,456,895)     (7,327,193)        (2,449,827)
---------------------------------------------------------------------------------------------------------------------------
                             Net increase (decrease) in cash and cash
                              equivalents                                        (71,675)       (289,993)           224,616
                             Cash and cash equivalents at beginning of year      278,347         568,340            343,724
---------------------------------------------------------------------------------------------------------------------------
                             CASH AND CASH EQUIVALENTS
                               AT END OF YEAR                                $   206,672     $   278,347       $    568,340
===========================================================================================================================

BSB BOARD OF DIRECTORS

FERRIS G. AKEL: President: Binghamton Giant Markets, Inc.
ROBERT W. ALLEN: Consultant
JOHN J. CONSEY: Executive Vice President, Retired: BSB Bancorp, Inc.
WILLIAM C. CRAINE: President & Chief Executive Officer: Craine & Mirabito Insurance and Mang Group, Inc.
HELEN A. GAMBLE: Community Volunteer
THOMAS F. KELLY, PH.D.: Vice President: Binghamton University State University of New York
HERBERT R. LEVINE: Chairman of the Board: Van Cott Jeweler, Ltd.
DAVID A. NIERMEYER: President & Chief Executive Officer: Stakmore Co., Inc. MARK T. O'NEIL, JR.: President & Chief Executive Officer: United Health Services, Inc.
WILLIAM H. RINCKER: Chairman & Chief Executive Officer
JOHN V. SPONYOE: President: Loral Federal Systems, Owego
THOMAS L. THORN: Executive Vice President & Treasurer: Diamond Page International Corporation

The membership of the Board of Directors of BSB Bancorp, Inc. and BSB Bank & Trust Company is identical. All members serve on both boards.

OFFICERS
WILLIAM H. RINCKER: Chairman & Chief Executive Officer    ALEX S. DEPERSIS:
President & Chief Operating Officer
EDWARD R. ANDREJKO: Senior Vice President & Chief Financial Officer
FIELDING SIMMONS III: Senior Vice President & Treasurer GLENN R. SMALL: Senior Vice President
ARTHUR C. SMITH: Senior Vice President LARRY G. DENNISTON: Vice President & Secretary

DIRECTORS EMERITI
AUBREY S. BOWEN                   CHARLES G. BRINK
VINCENT J. EARLEY                 FLOYD H. LAWSON, JR.
ROBERT J. NASH                    DR. WILLIAM L. ROBERTS
EDGAR E. SEVERSON                 JOHN V. SMITH
DR. J. GLEZEN WATTS

BSB BANK & TRUST COMPANY (Subsidiary of BSB Bancorp, Inc.)

EXECUTIVE
William H. Rincker, Chairman of the Board and Chief Executive Officer Alex S. DePersis, President and Chief Operating Officer
Larry G. Denniston, Vice President and Secretary
Cynthia A. Hicks, Assistant Secretary

BANKING OPERATIONS
Arthur C. Smith, Senior Vice President

Branch Administration
Michael V. Radicchi, Vice President, Branch Administrator
Jacqueline L. Michalek, Assistant Vice President and Assistant
  Branch Administrator
Elizabeth 1. Donahue, Senior Branch Officer
Laura Kur-Radicchi, Senior Branch Officer
Margaret J. Murray, Senior Branch Officer
Karen L. Thurber, Senior Branch Officer
Patricia A. Blair, Branch Officer President
Denise G. Mughetti, Branch Officer
Lucille E. Roberts, Branch Officer
Rebecca L. Van Wie, Branch Officer

Julia G. Kamishlian, Vice President - Banking Support Services
Dana L. Lutsic, Business Development Officer
Lori A. Micha, Pensions Services Officer
Glenn H. Cashel, Records and Research Officer
Thomas J. Lamphere, Risk Management Officer
Patrick M. Gleason, Training Officer
James H. DiMascio, Facilities and Services Officer

Systems
Donald C. DePugh, Vice President
Matthew W. Schaefer, Assistant Vice President

ACCOUNTING
Edward R. Andrejko, Senior Vice President and Chief Financial Officer Rexford C. Decker, Vice President and Controller
Donald R. Schmitt, Assistant Vice President
Kevin P. Harty, Financial Information Officer

TRUST
Douglas R. Johnson, Senior Vice President and Senior Trust Officer Leslie J. Distin, Vice President and Trust Officer
John P. Riesbeck, Vice President and Trust Investment Officer

FINANCIAL SERVICES
Pamela A. Kelley, Vice President

HUMAN RESOURCES
Patricia A. Phelps, Vice President
Roy W. Brock, Human Resources Officer

OFFICERS
LENDING OPERATIONS

Commercial Lending
Glenn R. Small, Senior Vice President
Edward P. Bahrenburg, Vice President
Marvin F. Mastrangelo, Vice President
Lawrence E. Stack, Vice President
John B. Westcott, Vice President
Susan A. Burtis, Assistant Vice President
Kevin P. O'Hara, Assistant Vice President
Ann Marie F. Smith, Commercial Credit Officer
Melody A. Gardner, Commercial Loan Operations Officer

Commercial Real Estate
Gary K. Hart, Vice President
Warren 0. Hill, Vice President
William B. Meredith, Assistant Vice President

Consumer Lending
Joseph W. Thornton, Vice President
William T. Slote, Assistant Vice President
M. Peter Brady, Assistant Vice President
Joseph Diorio, Assistant Vice President-Business Development
Mildred V. Truesdell, Assistant Vice President, Consumer Loan
  Operations Officer

Residential Mortgage Lending
Gary T. Drabo, Vice President
Rose M. Colvson, Assistant Vice President
Allen E. Fuller, Assistant Vice President
Mary Ann Neylan, Assistant Vice President
John J. Saraceno, Assistant Vice President-Business Development
Robert L. Anderson, Jr., Mortgage Servicing Officer


INVESTMENTS
Fielding Simmons III, Senior Vice President and Treasurer
Lawrence M. Harris, Municipal Development Officer

AUDITING
Bruce R. Hayes, Vice President and Auditor
Penne M. Gaeta, Assistant Auditor

LOAN REVIEW
Phyllis K. Gilroy, Assistant Vice President

MARKETING
Stephanie Garrison, Marketing Director

SHAREHOLDER INFORMATION
CORPORATE HEADQUARTERS:             MAILING ADDRESS:
BSB Bancorp, Inc.                   P.O. Box 1056
58-68 Exchange Street               Binghamton, New York 13902
Binghamton, New York 13902

ANNUAL MEETING:

The Annual Meeting of Shareholders of BSB Bancorp, Inc. will be held at 10:00 A.M. on April 22, 1996, in the Sears Harkness Hall at the Roberson Center for the Arts and Sciences, 30 Front Street, Binghamton, New York.

FORM 10-K ANNUAL REPORT:

A copy of BSB Bancorp, Inc. Form 10-K Annual Report may be obtained without charge upon written request to Larry G. Denniston, Vice President & Secretary, Shareholder Relations Department, BSB Bancorp. Inc., 58-68 Exchange Street, Binghamton, New York 13902.

REGISTRAR AND TRANSFER AGENT:
American Stock Transfer and Trust Company
40 Wall Street-46th Floor
New York, New York 10005

STOCK LISTING:

BSB Bancorp, Inc. common stock is traded over the counter and is listed on The Nasdaq Stock Market National Market System under the symbol BSBN. High, low, and closing prices and daily trading volume are reported in most major newspapers as "BSB Bcp."

AUDITORS:                           GENERAL COUNSEL:
Coopers & Lybrand L.L.P.            Hinman, Howard & Kattell, L.L.P.
One Lincoln Center                  Security Mutual Building
Syracuse, New York 13202            Binghamton, New York 13901

SPECIAL COUNSEL:                    SHAREHOLDER RELATIONS DEPARTMENT:
Hogan & Hartson L.L.P.              BSB Bancorp, Inc.
Columbia Square                     58-68 Exchange Street
555 13th Street, N.W.               Binghamton, New York 13902
Washington, D.C. 20004              (607) 779-2492