Form 10-K405, Exhibit 13
period 1997-12-31
BSB BANCORP INC
filed 1998-03-31
CIK 830257

                       BSB BANCORP, INC. COMPANY PROFILE

  BSB Bancorp, Inc., a Delaware corporation, is the bank holding company for BSB Bank & Trust Company. BSB Bancorp, Inc. had 8,557,232 shares of common stock outstanding at December 31, 1997. The stock is traded over-the-counter and is listed on The Nasdaq Stock Market under the symbol BSBN. BSB Bancorp, Inc., is subject to regulation by the Federal Reserve Board. BSB Bank & Trust is the only direct subsidiary of BSB Bancorp, Inc.

  Incorporated as a state-chartered mutual savings bank in 1867, BSB Bank & Trust was converted to a state-chartered stock savings bank in 1985, and in 1995 completed a charter change to that of a state-chartered commercial bank. It is headquartered in Binghamton, New York and conducts business in Broome, Tioga, Chenango, Onondaga, and Chemung Counties, and adjacent areas in New York State.

   BSB Bank & Trust is a diversified financial services institution providing a broad range of deposit and loan products to area businesses and consumers. In particular, BSB Bank & Trust is a major provider of banking services to the business community, as well as offering banking services to school districts and cooperative education centers, cities, towns, villages, and numerous municipal agencies.

  Deposits at BSB Bank & Trust are insured by the Federal Deposit Insurance Corporation. The Bank is subject to supervision and regulation by the Federal Deposit Insurance Corporation and the Banking Department of the State of New York. BSB Bank & Trust is also a member of the Federal Home Loan Bank System.



BSB BANCORP, INC.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands - Except Per Share Amounts)

                                                          Years Ended December 31,
                                                              1997         1996      % Change
-----------------------------------------------------------------------------------------------
PERFORMANCE          Net interest income                   $   60,364   $   53,781       12.2%
                     Net income                                16,986       15,204       11.7
                     Return on average equity                   14.65%       13.49%       8.6
                     Diluted earnings per share            $     1.93   $     1.67       15.6
-----------------------------------------------------------------------------------------------
SELECTED             Interest rate margin                        4.39%        4.46%      (1.6)
FINANCIAL            Dividend payout ratio                      37.81        34.58        9.3
DATA                 Efficiency ratio                           42.95        45.29       (5.2)
-----------------------------------------------------------------------------------------------
PER SHARE            Book value                            $    14.12   $    12.92        9.3
                     Dividends declared                          0.76         0.59       28.8
-----------------------------------------------------------------------------------------------
FINANCIAL            Total assets                          $1,560,571   $1,363,120       14.5
CONDITION            Total loans                            1,205,797    1,008,540       19.6
DATA                 Deposits                               1,239,508    1,118,052       10.9
(at December 31)     Shareholders' Equity                     120,866      108,729       11.2
                     Allowance for possible credit losses      19,207       17,054       12.6
                     Non-performing loans to total loans         1.08%        1.21%     (10.7)
-----------------------------------------------------------------------------------------------
OFF-BALANCE          Mortgage serviced loans               $  392,020   $  351,296       11.6
SHEET                Trust assets                             243,432      194,901       24.9
(at December 31,)

Message to Shareholders

Strong Earnings and Asset Growth Lead the Way to Another Record Performance

  It is my pleasure to report BSB Bancorp, Inc. had a highly successful 1997, achieving record levels of performance. The year was characterized by record earnings, strong asset growth, and continued excellence in operating efficiency. The financial performance of your Company was enhanced by further market penetration, the introduction of new services, an improving New York State economy, and the cost-effective use of technology.

  In 1997, net income increased to $17.0 million, an increase of 11.7% over 1996 results. Diluted earnings per share, adjusted for the 3-for-2 stock split, increased 15.6%, to $1.93 in 1997, compared to $1.67 in 1996. This improvement in earnings was driven by growth in assets of 14.5%, loan originations of $576.2 million, and success in managing the Company's interest rate margin. Return on average equity increased significantly in 1997, following a substantial increase in 1996, to 14.65%, compared to 13.49% in 1996. Return on average assets stabilized at 1.17% in 1997, compared to 1.19% in 1996.

  Your Company's improving operating performance caught the attention of the investment community during 1997. The resulting appreciation in share price and the encouraging trend of earnings momentum allowed the Board of Directors to approve a 3-for-2 stock split which was payable to shareholders on September 10, 1997. This was the third stock split since the Company went public in 1985. Your Company's solid operating performance also allowed your Board of Directors to raise cash dividends twice during 1997. Dividends paid in 1997 rose to $6.4 million, compared to $5.3 million in 1996, an increase of 20.8%. These actions reflect the Board's confidence in our favorable financial performance. Shareholders have been the direct beneficiaries of these activities. The growth in assets, deposits, and earnings produced in 1997 has allowed our shareholders to benefit from an outstanding level of appreciation in the market price of BSB common shares. In addition, our shareholders continue to enjoy a substantial dividend yield.

  During the past year, we were successful in expanding our service area. Significant loan and deposit growth was produced from our newest branch locations in Onondaga and Chemung counties. We continue to be one of the highest volume providers of residential mortgage and auto financing in our traditional market area. We have also added several new relationships with auto dealers in the Rome/Utica market area and with mortgage bankers in the Buffalo and Hudson Valley market areas. Supported by these initiatives, we ended 1997 with record growth in our consumer loan portfolio. In 1997, our mortgage and serviced mortgage loan portfolios exceeded $500 million. Continuing our efforts toward serving the business community, our commercial loan portfolio increased to $654.2 million, an increase of 21.9% over 1996.

  In 1997, we expanded our electronic delivery systems by adding 12 ATMs, bringing the total number of ATMs to 35. We also introduced "BSB BankIt," a personal interactive banking service via personal computer and "BSB PayIt," an electronic method for consumers to pay their bills. In addition, both our BSB TelephoneTeller phone-banking service and BSB Cash Manager, our PC-based cash management product for commercial clients, received significant enhancements.

  The introduction of these new electronic services and the enhancement of our existing electronic delivery systems allowed us to increase customer access by delivering customer service 24 hours a day from several new off-site locations. These services allow BSB to reach more customers and markets more cost effectively. The future of electronic banking is here today at BSB.

  In 1997, we purchased a modern office building adjacent to our downtown Binghamton headquarters. This building provides the space necessary to restructure our current loan operations. The restructuring, which is expected to be completed by the third quarter of 1998, in conjunction with the planned conversion to a new data processing platform, will support both further loan asset growth and continued cost effectiveness.

  A key factor in our success is the quality, dedication, and professionalism of our staff. Their performance ensures that customers' needs are well served, and existing and potential customer relationships are fostered and developed. During 1997, for example, we opened more checking accounts and processed more loan applications than in any year in our history. In addition to this focus on customer service, large numbers of our staff devote countless hours and energy to support numerous civic, human service, and other service oriented community organizations. We are proud of their accomplishments and their relentless pursuit of excellence.

  In April 1998, after 22 years of service, Helen A. Gamble will retire from the Board of Directors. She has served as a Director/Trustee of the Bank since 1976 and of BSB Bancorp, Inc. since its formation in 1988. The Board of Directors and the management team wish to express their appreciation to Mrs. Gamble for her significant contributions. She brought unique and important insight to the Board, reflecting her years of service to many organizations in our community and at the national level, serving as a board member and Treasurer of the National Board of the YWCA.

  We enter 1998 with high expectations for continued strong performance. With our strong capital position, diversified asset base, funding and service mix, talented and motivated staff, geographic market coverage, market share, and technological resources, we believe we are well positioned to further improve earnings.

  On behalf of our Board of Directors, Officers and staff, we thank you for your loyalty and continued support.
  Alex S. DePersis
  President and Chief Executive Officer

Lending Operations
Across-the-Board Growth for Loan Portfolio

  By any measure, Lending Operations can report that 1997 was a very good year. Much of our success was driven by the spread of interest earned on loan assets versus the cost of funds. We also expect to achieve continued significant growth of non-interest income in the year ahead.

  Clearly, building on these positive results will require a strong effort, as we anticipate increased levels of competitive pressure in every area of traditional lending. But these pressures create opportunities as well as challenges for BSB Bank & Trust. We will be challenged to operate efficiently and to keep our customer base growing by offering superior, value-added loan products to the marketplace. Opportunities will be created every time we meet these challenges with a better effort than the competition, resulting in strengthened differentiation and preference for BSB.

  The numbers speak for themselves, but at the heart of the effort are the well-trained, experienced, and innovative loan professionals who make it happen each and every day. The Company will strive to achieve positive results across the board in mortgage, consumer, and commercial lending by providing these value-added elements of BSB's lending operation.

Consumer Lending

  In 1997, the consumer lending area experienced a year of unprecedented growth, with total outstanding loans growing 37.9%, or $82.2 million, which far surpasses any previous year's performance. Growth occurred in every category of consumer lending but was led by indirect auto loan contracts, financed through a vast number of new and used car dealers throughout the market area. Direct lending to customers through the branch system also reached record levels. Especially satisfying is the large number of repeat customers, a tangible indication of satisfaction with BSB. At the same time, it significantly lowers acquisition costs for new loans.

  As part of our ongoing "value-added" process, all consumer loan products are reviewed continually for profitability and appropriateness relative to customer demand. We believe that the array of loan products presently available through the BSB branch system and through third party originators is without equal in the marketplace. In addition, these products are delivered in an efficient and "customer friendly" manner, consistent with our strong commitment to personal service and our responsiveness to customer needs. Finally, it is important to note that BSB's delinquency and loss experience in the consumer loan category continues to compare favorably to industry peer groups.

Residential Mortgage Lending

  Spurred by favorable interest rates through most of the year, residential mortgage originations reached near record levels. These results were achieved despite the high levels of pricing efficiency in mortgage lending, as BSB continues to differentiate itself from the competition on the basis of customer service and product delivery. With regard to loan quality, there is more good news. As measured by delinquency and loss experience, loan quality has remained consistently favorable.

  In an effort to broaden our residential mortgage base, the Company has developed a large network of mortgage originators in central New York. We can report that this strategy has been very successful, as the network was responsible for a sizable portion of all new loans generated in 1997. The network approach will continue as management feels it is the most profitable way to compete in the residential mortgage field.

  We also look for continued growth in the Bank's portfolio of serviced loans, where BSB collects payments and administers loans after they are sold into the secondary market. In addition to being an excellent source of fee income, this activity makes possible ongoing contact with borrowers and creates excellent opportunities to cross-sell other Bank products and services.

  BSB takes very seriously its responsibility to ensure that all qualified individuals have access to home ownership through mortgage financing. As such, the Company participates in several programs which provide financing equally to all racial, ethnic, and income groups. Once again, in 1997, regulatory authorities recognized the Bank for the quality of its efforts on this important front.

Commercial Lending

  The presence of a fully staffed office in downtown Syracuse highlighted the year for the Bank's commercial loan department. Our strengthened position in Syracuse contributed significantly to a record year of growth as the commercial loan portfolio increased by $117.5 million to $654.2 million. Management believes that the key to success in Syracuse has been our ability to replicate the fine reputation we have earned in our home market, particularly with regard to our responsiveness and common sense approach to loan opportunities. We anticipate further growth in this promising new market and project that additional opportunities will result from continuing consolidation among competitors which will lead business owners to seek alternative funding sources such as BSB.

  Critical to our success is our excellent staff of commercial lenders who have built strong relationships with the customers they serve. The loyalty which has resulted from our staff's commitment to superior service is highly beneficial in terms of portfolio growth from repeat business and new business referrals. It also serves to reduce business development expense for relatively high yielding commercial loan products.

  The Bank has been extremely diligent in building its loan loss reserve to a very satisfactory level. BSB believes its capacity to provide financing for virtually all the needs of small- and medium-sized businesses, working capital, equipment, real estate, etc., will be a cornerstone of its success in the future. We are also confident that it can be done in an efficient and profitable manner, while providing high levels of perceived value to a rapidly growing number of customers.

Retail Services

  A Year of Accomplishment and Growth

  1997 was a year of significant accomplishment and growth for retail banking at BSB Bank & Trust. Through our extensive branch, electronic, and telephone banking network we "interacted" with more customers than ever before and exceeded our sales and service objectives.

  Our thirteen full-service banking offices were successful in growing core deposits and in achieving record volumes in consumer and small business lending. While our commitment to service excellence continued, well-focused sales and referral programs in the branches helped raise performance levels to new heights. Sales training, setting specific goals, tracking results, and linking pay to performance were major reasons for our success. The introduction of new products and services such as Business Value Checking Account and Business Line-of-Credit provided additional cross-selling opportunities and helped to attract new customers. Extensive promotion of our Simply Checking Account and VISA Debit Card assisted us in building our demand deposit account base and provided more customers with nationwide, electronic access to their checking accounts.

  The strong sales culture in our banking offices was augmented by outside business development efforts in each market we serve. Branch Officers and Regional Business Development Officers worked diligently in making personal visits to current and potential business customers. These calls proved invaluable in expanding existing relationships and bringing in new business. Most importantly, they let bank representatives experience the customers' business first hand and hear what was on their minds. Our banking offices have continued to be our most effective platform for demonstrating our service capabilities, developing new business, and featuring the products and services of both the Bank and its subsidiary, BSB Financial Services, Inc.

  Throughout the year, we continued to expand and enhance our electronic banking capabilities. The mid-year extension of MachineTeller ATM service to the twelve area Giant Food Markets was received as a welcome addition to our well established StoreTeller service. Customer response was also favorable to the expansion of our popular TelephoneTeller service to include BSB PayIt, our telephone bill payer service. Our newest electronic banking service was created with the introduction of BSB BankIt, our home-based PC banking service. For those with Internet access, a visit to our home page at www.bsbbank.com is proving to be informative and beneficial. Extensive information on the Bank, featured products and services and interactive loan and financial services information may be easily reviewed or downloaded for future reference. E-mail service and Internet banking are both under development for 1998.

  Our telephone-based Customer Service Call Center also enjoyed a banner year. While assisting customers with their banking needs, our service representatives actively promoted bank products and services and developed substantial new business. Expanded hours-of-service and additional outbound calls in support of marketing initiatives will increase the Call Center's effectiveness in 1998.

  Our retail banking delivery system now includes a complete array of branch, point-of-banking, ATM, telephone, and home banking delivery options. Customers can visit us in person, do business with our StoreTeller and MachineTeller banking partners, and reach us by phone, fax, or PC. We are available, on some basis, 24 hours a day, 7 days a week. And, while an increasing number of customers want to interact with us via a touch-tone phone or computer modem, the most popular methods are still voice-to-voice or face-to-face. It is through this type of contact that we develop, and maintain the broadest, deepest and most enduring relationships with our customers.

  The unprecedented success we experienced in 1997 was due in large part to our employees' ability to consistently meet and exceed the expectations of our customers. In 1998, they will be assisted in that effort by the installation of a new data processing system. Along with new features and functions will come greater flexibility and more detailed information on customer relationships. We firmly believe that we have the people, technology, and market presence to build on our accomplishments and make 1998 a great year.

Municipal Services

BSB posts strong gains in Municipal Services

  Our Municipal Services Department continues the aggressive pursuit of full-service banking and lending relationships with our primary customer prospects. They include counties, cities, towns, villages, school districts and cooperative education centers, and numerous special municipal agencies, such as fire districts. The Department continues to be an important component of funding sources for the Bank.

  In 1997, our main focus was to maintain current deposit levels while expanding existing banking relationships. In the process, we placed considerable emphasis on the development of demand deposit accounts, a tactic which will continue in 1998.

  Total municipal deposits were $91.4 million at December 31, 1997. The total number of municipal deposit accounts increased to 206 during 1997. Municipal loans outstanding December 31, 1997 were $9.7 million.

  We will continue to provide personalized service to our municipal customers. This level of service is instrumental to our success in persuading customers to consider BSB Bank & Trust for their primary banking relationships.

BSB Financial Services, Inc.

Continued Progress For BSB Financial Services

  BSB Financial Services, Inc. recorded one of its best financial results ever in 1997. This Bank subsidiary corporation was formed in 1996 to provide our customers with expanded investment and insurance options. Individual investors can choose from among mutual funds, annuities, long-term care insurance and many other financial products, using a comprehensive, personal financial-planning approach. Carefully designed financial plans help customers determine solutions to attain their financial goals.

  This Bank subsidiary also provides business owners with pension plan analysis and retirement solutions for their businesses using a variety of investment and insurance products.

  BSB Financial Services provides individuals and businesses with investment and insurance services through INVEST Financial Corporation. Professional representatives are licensed and registered with the National Association of Securities Dealers (NASD).

Trust Services

Trust Assets Reach Record Level...Again

  Strong performance of the financial markets and continued new business growth contributed to record results for our Trust Department in 1997.

  Total trust assets reached record levels, totaling $243.4 million in 1997, an increase of 24.9%. The emphasis on investment management, preservation of assets, and planning for retirement provides opportunities for continued growth.

  Referrals from our current customers, staff, and local professionals are important sources of prospects for our trust services. Personal service delivered by local trust professionals enables us to achieve our goal of providing high-quality trust services to individuals, corporations, and non-profit organizations in the communities we serve.

BSB BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA
(Dollars in Thousands-Except Per Share Amounts)



                                                                                             December 31,
                                                                          1997        1996         1995         1994         1993
---------------------------------------------------------------------------------------------------------------------------------
FINANCIAL     Total assets                                          $1,560,571   $1,363,120   $1,239,036   $1,161,901   $1,093,436
CONDITION     Total loans                                            1,205,797    1,008,540      927,016      865,082      808,101
DATA          Investment securities                                    284,988      287,665      247,092      229,863      236,860
              Deposits                                               1,239,508    1,118,052    1,006,465      962,780      894,293
              Borrowings                                               178,644      120,502       98,949       79,028       79,563
              Shareholders' equity                                     120,866      108,729      116,774      106,870      109,186
              Allowance for possible
               credit losses                                            19,207       17,054       14,065       13,354       12,756


                                                                                      Years Ended December 31,
                                                                          1997         1996         1995         1994         1993
----------------------------------------------------------------------------------------------------------------------------------
OPERATIONS    Total interest income                                 $  122,380   $  106,252   $   99,034   $   84,924   $   80,854
DATA          Total interest expense                                    62,016       52,471       50,421       39,201       35,261
              --------------------------------------------------------------------------------------------------------------------
              Net interest income                                       60,364       53,781       48,613       45,723       45,593
              Provision for credit losses                               10,314        9,971        7,333        3,717        5,580
              --------------------------------------------------------------------------------------------------------------------
              Net interest income after provision
               for credit losses                                        50,050       43,810       41,280       42,006       40,013
              Gains (losses) on sale of
               securities                                                  380        1,208           97          355        1,421
              Gains (losses) on sale of
               mortgages                                                  (377)         (34)         (41)        (952)         129
              Non-interest income                                        6,298        8,140        6,672        5,501        4,465
              Non-interest expense                                      28,631       28,045       27,239       25,752       23,952
              --------------------------------------------------------------------------------------------------------------------
              Income before income taxes                                27,720       25,079       20,769       21,158       22,076
              Income tax expense                                        10,734        9,875        8,175        8,287        8,680
              --------------------------------------------------------------------------------------------------------------------
              Net income                                            $   16,986   $   15,204   $   12,594   $   12,871   $   13,396
              ====================================================================================================================


                                                                                      Years Ended December 31,
                                                                          1997         1996         1995         1994         1993
----------------------------------------------------------------------------------------------------------------------------------
SELECTED      Weighted average yield of all
FINANCIAL AND interest-earning assets                                     8.90%        8.80%        8.77%        7.98%        8.01%
OTHER DATA    Weighted average cost of all
                interest-bearing
                 liabilities                                              4.71         4.58         4.75         3.94         3.75
              Interest rate spread
               during the period                                          4.19         4.22         4.02         4.04         4.26
              Interest rate margin
               during the period                                          4.39         4.46         4.30         4.30         4.52
              Return on average assets                                    1.17         1.19         1.06         1.15         1.27
              Return on average equity                                   14.65        13.49        10.89        11.59        13.14
              Average equity to average
               assets                                                     7.98         8.83         9.71         9.94         9.70
              Dividend payout ratio                                      37.81        34.58        32.25        26.93        21.61
              Efficiency ratio                                           42.95        45.29        49.27        50.27        47.85
              Book value per share                                  $    14.12   $    12.92   $    12.47   $    11.07   $    10.97
              Basic earnings per share                              $     2.00   $     1.72   $     1.32   $     1.30   $     1.35
              Diluted earnings per share                            $     1.93   $     1.67   $     1.27   $     1.26   $     1.31


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

FINANCIAL REVIEW
----------------

BSB Bancorp, Inc. (the "Company") is the bank holding company of BSB Bank & Trust Company, Binghamton, New York (the "Bank"). The Bank, a New York-chartered stock commercial bank and trust company, operates 13 branches in Broome, Tioga, Chenango, Onondaga, and Chemung Counties of New York State. The Bank is in the business of providing a wide variety of loan and deposit products to its commercial and consumer customers. In addition, the Bank provides mortgage banking, trust, municipal, and other related services. Unless otherwise specified, references to the Company are intended also to include the activities of the Bank.

  In 1997, the Company attained record net income of $17.0 million, or diluted earnings of $1.93 per share, as compared to 1996 net income of $15.2 million, or diluted earnings of $1.67 per share. The return on average equity increased from 13.49% in 1996 to 14.65% in 1997, an increase of 8.6%. The return on average assets decreased from 1.19% in 1996 to 1.17% in 1997.

  Net interest income increased 12.2% in 1997 to $60.4 million from $53.8 million in 1996. The interest rate margin decreased from 4.46% in 1996 to 4.39% in 1997. Non-interest income decreased from $8.1 million in 1996 to $6.3 million in 1997. Net gains and losses on the sale of securities and loans produced a gain of $3,000 in 1997, compared to a gain of $1.2 million in 1996. The provision for credit losses increased from $10.0 million in 1996 to $10.3 million in 1997. Net charge-offs increased from $7.0 million in 1996 to $8.2 million in 1997. Non-interest expense increased 2.1% from $28.0 million in 1996 to $28.6 million in 1997. The Company's ratio of operating expenses to average assets decreased from 2.20% in 1996 to 1.97% in 1997.

  Total assets increased from $1.4 billion at December 31, 1996 to $1.6 billion at December 31, 1997. Total loans increased 20.0% from $1.0 billion at December 31, 1996 to $1.2 billion at December 31, 1997. This growth was due primarily to the Company's ability to originate commercial, consumer, and real estate loans in its lending market. The Company's management strategy is designed to accommodate earning asset growth while controlling overall risk to the institution. Both liquidity and interest rate sensitivity are constantly monitored. The Company's loan originations increased 49.0%, from $386.8 million in 1996 to $576.2 million in 1997. Commercial loan originations were up $84.4 million from $159.8 million in 1996 to $244.2 million in 1997. Consumer loan originations increased 55.5% with originations of $205.6 million in 1997 compared to $132.2 million in 1996. Residential mortgage loans originated were $71.0 million in 1996 and $100.9 million in 1997, an increase of 42.1%.Loan sales and securitizations decreased from $85.9 million in 1996 to $81.2 million in 1997. The allowance for possible credit losses (reserves) increased from $17.1 million at December 31, 1996 to $19.2 million at December 31, 1997, an increase of 12.6%. Deposits increased 10.9% from $1,118.1 million in 1996 to $1,239.5 million in 1997. Borrowings increased from $120.5 million in 1996 to $178.6 million in 1997, an increase of 48.2%. Shareholders' equity increased 11.2% from $108.7 million in 1996 to $120.9 million in 1997. During 1997, the Company split its common stock three-for two and increased its cash dividend twice. As a result, cash dividends paid to stockholders totaled $6.4 million in 1997, compared to $5.3 million in 1996.

  The Company operates as an independent, community, commercial bank specializing in the origination of commercial and consumer loans. The Company provides a broad range of deposit and loan products to area businesses and consumers through its Retail Branch network. In addition, the Company's Trust Department provides full trust services to individuals, corporations and non-profit organizations. The Bank's wholly owned subsidiary, BSB Financial Services, Inc. markets brokerage services. The Company expects to continue its independence and to focus on enhancing shareholder value through increasing market share as well as developing new geographic market areas through acquisitions and improved uses of technology. Emphasis will continue to center on originating commercial and selected consumer loan products to grow and further diversify loan asset portfolios.

  The decline in the interest rates that began in the second quarter of 1997 is expected to result in additional refinancing of fixed-rate residential mortgages in 1998. Since the Company sells and retains servicing of a large portion of its fixed-rate residential originations, the Company intends to take advantage of its loan servicing portfolio by refinancing other bank's mortgages as well as to aggressively market to its existing customer base in an effort to increase mortgage servicing fee income.

  In order to continue funding the current and anticipated future level of loan growth, the Company has sought other sources of funding outside of its normal retail deposits. In the past several years, the Company has expanded its market area through the acquisition of branch offices in Chemung County, New York, and the establishment of a branch office in Syracuse, New York, commenced a municipal deposit program, and increased its borrowings through retail repurchase agreements and other sources.

  To assist in managing the average cost of funds, the Company embarked on an aggressive campaign in mid-year 1997 to produce new low cost checking and NOW account deposits. This effort produced growth in average checking/NOW account deposit levels by approximately 10% for the year 1997. The growth in these low cost funding sources, coupled with the origination of higher yielding consumer and commercial loan assets assisted the Company in producing an average interest rate margin of 4.39% for the year 1997. The Company expects to continue its efforts to manage interest rate margin.

  As the evolution of the financial services industry continues, more and more emphasis will be placed on the use of customer information and cost effective use of technologies in new delivery and processing systems. In this regard, the Company made significant inroads during 1997 in providing customers with new services and accessibility to the Bank. Existing services, such as TelephoneTeller and BSB Cash Manager, were enhanced during 1997. In addition, the Company expanded its electronic delivery systems by adding 12 ATMs, introduced BSB "BankIt", a personal interactive banking service via personal computer, and "BSB PayIt", an electronic method for consumers to pay their bills.

  In 1998, the Company expects to convert to a new data processing provider which will be in compliance with the Year 2000 issues. The Company anticipates this action will enhance productivity, allow the Company to offer new services and provide financial reporting and customer information not currently available to management.

  The Year 2000 issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Any of the Company's computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

  The Company started to address the issue in 1995 when technology upgrade plans were approved by an internal Systems Application and Technology Planning Committee. These upgrade plans and all subsequent reviews included Year 2000 compliance. In addition, an inventory of all systems, hardware, media, transmissions, and networks were evaluated at that time. During 1995 and 1996, these technology upgrades were installed throughout the branches and back office areas to enhance the operating efficiencies within the Bank. An evaluation of core banking systems was performed in 1997. A new vendor was selected to ensure compliance with the Year 2000 issues. However, there can be no guarantee that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have material adverse effect on the Company.

  Because of the technology enhancements and efficiencies derived from making the above described changes, specific costs to correct current and ongoing systems have not been a material cost to the Company. Any further costs pertaining to addressing the Year 2000 issue will be expensed currently.

  This Annual Report, including certain statements made in this Management's Discussion and Analysis of Financial Condition and Results of Operations, may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements with regard to the Company's expectations as to its financial results, and other aspects of its business, and general economic conditions, may constitute forward-looking statements. Although the Company makes such statements based on assumptions which it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company's expectations. Accordingly, the Company hereby identifies the following important factors, among others, which could cause its results to differ from any results which might be projected, forecasted, or estimated based on such forward-looking statements:
( i ) general economic and competitive conditions in the markets in which the Company operates, and the risks inherent in its operations; ( ii ) the Company's ability to continue to control its provision for credit losses and non-interest expenses, increase earning assets and non-interest income, and maintain its margin; and ( iii ) the level of consumer demand for new and existing products. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statements. The Company does not intend to update forward-looking statements.

FINANCIAL CONDITION
-------------------

The following table sets forth information regarding the Company's sources and uses of funds by showing, for the periods indicated, average balances of the Company's assets and liabilities, and shareholders' equity, as well as changes in such amounts from period to period.

                                          1997                              1996                              1995
                                        Average    Increase (Decrease)    Average    Increase (Decrease)    Average
                                        Balance      Amount       %       Balance      Amount        %      Balance
                                       ----------  ----------  --------  ----------  -----------  -------  ----------
                                                                   (Dollars in Thousands)
Interest-earning assets:
 Commercial loans                      $  577,000   $ 93,940      19.4 % $  483,060    $ 72,988     17.8 % $  410,072
 Consumer loans
  Passbook                                    271        (96)    (26.2)         367        (157)   (30.0)         524
  Overdraft checking                          953         45       5.0          908         223     32.6          685
  Credit cards                              9,101        286       3.2        8,815          41      0.5        8,774
  Personal-direct                          39,802      7,481      23.1       32,321       5,434     20.2       26,887
  Personal-indirect-new auto               46,694       (386)     (0.8)      47,080      (4,202)    (8.2)      51,282
  Personal-indirect-used auto              91,750     32,020      53.6       59,730      12,135     25.5       47,595
  Personal-indirect-mobile homes           35,562     10,720      43.2       24,842       2,423     10.8       22,419
  Personal-indirect-other                   4,126       (510)    (11.0)       4,636        (279)    (5.7)       4,915
  Home Equity Line of Credit               24,764        152       0.6       24,612      (1,497)    (5.7)      26,109
  Checkcard reserve                           934        727     351.2          207         207    100.0
  Student                                   2,670       (363)    (12.0)       3,033      (9,109)   (75.0)      12,142
-------------------------------------  ----------   --------     -----   ----------    --------    -----   ----------
 Total consumer loans                     256,627     50,076      24.2      206,551       5,219      2.6      201,332
-------------------------------------  ----------   --------     -----   ----------    --------    -----   ----------
 Mortgage loans
  Residential-fixed                        39,703    (12,194)    (23.5)      51,897      (5,215)    (9.1)      57,112
  Commercial-fixed                          4,800        984      25.8        3,816         486     14.6        3,330
  Residential-adjustable                   70,140     (7,759)    (10.0)      77,899     (20,373)   (20.7)      98,272
  Commercial-adjustable                   136,660      5,900       4.5      130,760         176      0.1      130,584
-------------------------------------  ----------   --------     -----   ----------    --------    -----   ----------
 Total mortgage loans                     251,303    (13,069)     (4.9)     264,372     (24,926)    (8.6)     289,298
-------------------------------------  ----------   --------     -----   ----------    --------    -----   ----------
 Investment securities                    286,382     36,077      14.4      250,305      23,412     10.3      226,893
 Mortgages held for sale                    4,422      1,707      62.9        2,715         724     36.4        1,991
-------------------------------------  ----------   --------     -----   ----------    --------    -----   ----------
 Total interest-earning assets          1,375,734    168,731      14.0    1,207,003      77,417      6.9    1,129,586
-------------------------------------  ----------   --------     -----   ----------    --------    -----   ----------
 Non-interest-earning assets               76,233      5,884       8.4       70,349       9,084     14.8       61,265
-------------------------------------  ----------   --------     -----   ----------    --------    -----   ----------
  Total assets                         $1,451,967   $174,615      13.7 % $1,277,352    $ 86,501      7.3 % $1,190,851
=====================================  ==========   ========     =====   ==========    ========    =====   ==========

Interest-bearing liabilities:
 Deposits
  Savings                              $  134,775   $ (5,815)     (4.1)% $  140,590    $(11,219)    (7.4)% $  151,809
  Money market                            254,678     19,345       8.2      235,333      18,485      8.5      216,848
  Certificates of deposit                 632,470     59,593      10.4      572,877      77,075     15.5      495,802
  NOW                                      60,202       (400)     (0.7)      60,602       3,171      5.5       57,431
  Commercial checking                      57,094     11,284      24.6       45,810       6,439     16.4       39,371
-------------------------------------  ----------   --------     -----   ----------    --------    -----   ----------
 Total deposits                         1,139,219     84,007       8.0    1,055,212      93,951      9.8      961,261
 Borrowings                               177,392     85,787      93.6       91,605      (7,719)    (7.8)      99,324
-------------------------------------  ----------   --------     -----   ----------    --------    -----   ----------
 Total interest-bearing liabilities     1,316,611    169,794      14.8    1,146,817      86,232      8.1    1,060,585
-------------------------------------  ----------   --------     -----   ----------    --------    -----   ----------
 Non-interest-bearing liabilities          19,427      1,629       9.2       17,798       3,189     21.8       14,609
Shareholders' equity                      115,929      3,192       2.8      112,737      (2,920)    (2.5)     115,657
-------------------------------------  ----------   --------     -----   ----------    --------    -----   ----------
  Total liabilities and
     shareholders' equity              $1,451,967   $174,615      13.7 % $1,277,352    $ 86,501      7.3 % $1,190,851
=====================================  ==========   ========     =====   ==========    ========    =====   ==========

USES OF FUNDS
-------------

The Company's principal use of funds is originating loans, primarily to individuals and small- and medium-sized companies in its lending area. Commercial loans tend to increase the interest rate sensitivity of the loan portfolio, because interest rates on these loans are generally tied to the Company's Prime Rate (the "Prime Rate"). Commercial loan originations increased from $159.8 million in 1996 to $244.2 million in 1997. The average balance of commercial loans increased from $483.1 million in 1996 to $577.0 million in 1997, an increase of $93.9 million, or 19.4%. The increase in originations and in portfolio size in 1997 over 1996 was due primarily to an increase in activity in the Syracuse market where the Bank is gaining market share since the opening of the full-service office at the end of 1996. This growth is expected to be tempered somewhat in the future due to competition from bank and non-bank lenders. In all relationships, the Bank's objective is to gain as much of a customer's banking business as possible.

  Consumer loan originations were $132.2 million in 1996 and $205.6 million in 1997. The average balance of consumer loans increased from $206.6 million in 1996 to $256.6 million in 1997, an increase of $50.0 million, or 24.2%. This increase resulted mainly from the Company's continuing efforts to expand its direct consumer lending as well as its indirect financing through local and surrounding area automobile dealers as well as increasing its indirect mobile home financing. These types of loans typically earn among the highest yields of the Bank's assets, but also tend to have a higher credit risk. During 1997, the Company increased its originations of most consumer loan products as compared to 1996. Direct loan originations increased from $22.1 million for 1996 to $30.2 million for 1997, an increase of $8.1 million, or 36.7%. Indirect used auto loan originations increased 81.4%, increasing from $47.1 million in 1996 to $85.4 million in 1997. Indirect mobile home loan originations increased from $8.9 million in 1996 to $22.9 million in 1997. This increase of $14.0 million, or 157.3%, in indirect mobile home originations represents the Company expanding and diversifying its geographic concentration in the Northeast to originating indirect mobile home loans to include other regions of the country. The originations of indirect new auto loans continued to increase from $22.6 million in 1996 to $29.7 million in 1997.

  The Company originated residential mortgage loans of $71.0 million in 1996 and $100.9 million in 1997, an increase of 42.1%. Commercial real estate originations increased from $23.7 million in 1996 to $25.5 million in 1997.

  The Company's policy of selling or securitizing fixed-rate residential mortgages to improve the liquidity of the portfolio and to build the servicing income portfolio resulted in sales of $59.7 million in 1996. In 1997, $79.5 million of fixed-rate residential mortgages were sold or securitized to aid in managing liquidity and collateral needs. The average balance of fixed-rate residential mortgage loans decreased from $51.9 million in 1996 to $39.7 million in 1997, a reduction of 23.5%. The average balance of adjustable-rate residential mortgage loans decreased from $77.9 million in 1996 to $70.1 million in 1997, a decrease of 10.0%. The average balance of adjustable-rate commercial real estate loans increased from $130.8 million in 1996 to $136.7 million in 1997.

  The Company has authority to invest in a wide range of investment securities, including corporate and municipal bonds, and a limited amount of common and preferred stock. The portfolio consists primarily of U.S. Government Agency securities and mortgage-backed securities issued by U.S. Government agencies such as the Federal Home Loan Mortgage Corporation and Federal National Mortgage Association. The average balance of investment securities increased from $250.3 million in 1996 to $286.4 million in 1997.

  In 1996 and 1997, respectively, the Company purchased $80.0 million and $29.2 million of mortgage-backed securities. The Company securitized $15.7 million of its adjustable-rate residential mortgages in 1996 (none in 1997), making these mortgages marketable in the secondary market. An additional $1.6 million of fixed-rate mortgages were also securitized in 1997. Sales of mortgage-backed securities increased from $66.8 million in 1996 to $86.2 million in 1997, while principal repayments decreased from $24.4 million in 1996 to $22.7 million in 1997.

SOURCES OF FUNDS
----------------

Funding for the Company's assets is derived primarily from deposits from individuals, business customers, municipalities, and borrowings. In addition, the Company established a money desk in the second half of 1997 to attract larger wholesale deposits primarily from institutional investors. These wholesale deposits were used to fund the growth in loans. In addition to the above sources, the Bank used demand and time deposits and long- and short-term borrowings. The average balance of all deposits increased from $1,055.2 million in 1996 to $1,139.2 million in 1997. The average balance of all borrowings increased 93.6%, from $91.6 million in 1996 to $177.4 million in 1997.

ASSET QUALITY
-------------

The Company has maintained its focus on sound credit quality in the loan portfolio. The Company utilizes a system to rate substantially all of its loans based on their respective risks. This assists management in determining and maintaining the desired blend of assets with varying risks within the loan portfolio, and helps in assessing the adequacy of the allowance for possible credit losses. Loan ratings are continually reviewed to determine the propriety of the respective ratings.

Allowance for Possible Credit Losses

A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based upon the present value of expected future cash flows discounted at the historical effective interest rate, except that all loans that have become collateral-dependent are measured for impairment based on the fair value of the collateral. Loans not deemed impaired continue to be classified based on their risk-rating and general reserves are maintained accordingly. Management considers the current level of reserves adequate to cover potential credit losses.

The following table summarizes activity in the Company's allowance for possible credit losses during the periods indicated:

                                                                 Years Ended December 31,
                                                                1997        1996       1995
                                                             -----------  ---------  ---------
                                                                  (Dollars in Thousands)
Average total loans outstanding                              $1,103,563   $970,060   $914,988
===========================================================  ==========   ========   ========
Allowance at beginning of period                             $   17,054   $ 14,065   $ 13,354

Charge-offs:
    Commercial loans                                              5,178      5,800      3,944
    Consumer loans                                                2,137      1,714      1,123
    Residential real estate loans                                    83        116         81
    Commercial real estate loans                                  2,480      1,184      2,185
-----------------------------------------------------------  ----------   --------   --------
        Total loans charged-off                                   9,878      8,814      7,333
Recoveries:
    Commercial loans                                                852      1,114        311
    Consumer loans                                                  572        550        358
    Residential real estate loans                                               12         18
    Commercial real estate loans                                    293        156         24
-----------------------------------------------------------  ----------   --------   --------
        Total recoveries                                          1,717      1,832        711
-----------------------------------------------------------  ----------   --------   --------
Net charge-offs                                                   8,161      6,982      6,622
-----------------------------------------------------------  ----------   --------   --------
Provision for credit losses charged to operating expenses        10,314      9,971      7,333
-----------------------------------------------------------  ----------   --------   --------
Allowance at end of period                                   $   19,207   $ 17,054   $ 14,065
===========================================================  ==========   ========   ========

Ratio of net charge-offs to:
    Average total loans outstanding                                0.74%      0.72%      0.72%
-----------------------------------------------------------  ----------   --------   --------
Ratio of allowance to:
    Non-performing loans                                         148.02%    139.59%    109.78%
-----------------------------------------------------------  ----------   --------   --------
    Year-end total loans outstanding                               1.59%      1.69%      1.52%
===========================================================  ==========   ========   ========

The provision for credit losses increased from $10.0 million in 1996 to $10.3 million in 1997. The allowance for possible credit losses increased to $19.2 million, or 1.59% of total loans at December 31, 1997, from $17.1 million, or 1.69% at year-end 1996. Net charge-offs in 1997 amounted to $8.2 million, or 0.74% of average total loans outstanding, compared to $7.0 million, or 0.72% in 1996. Non-performing loans at December 31, 1997 were $13.0 million, or 1.08% of total loans outstanding, up from $12.2 million, or 1.21% at December 31, 1996.

Non-Performing Assets

The Company's accounting and classification policies regarding non-accrual loans reflect the importance of recognizing problems early.

  Loans are placed on a non-accrual status when, in the judgment of management, the probability of collection of principal or interest is deemed to be insufficient to warrant further accrual. Such loans include potential problem loans where known information about possible credit problems of borrowers has caused management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. When a loan is placed in a non-accrual status, previously accrued but unpaid interest is deducted from interest income. The Company does not accrue interest on loans greater than 90 days past due unless the estimated fair value of the collateral and active collection efforts are believed to be adequate to result in full recovery.

  At December 31, 1997, the Company had $304,000 of consumer loans greater than 90 days past due on which it was accruing interest, as compared to $236,000 and $96,000 at December 31, 1996 and 1995, respectively. At each such date, consumer loans were the only accruing loans 90 days or more past due.

  The following table sets forth information regarding non-accrual loans, loans which are 90 days or more overdue, and other real estate owned held by the Company at the dates indicated:

                                                                         December 31,
                                                                   1997      1996      1995
                                                                 --------  --------  --------
                                                                    (Dollars in Thousands)
Commercial loans:
 Non-accrual loans                                               $10,542   $ 6,130   $ 8,032
---------------------------------------------------------------  -------   -------   -------
Consumer loans:
 Accruing loans 90 days overdue                                      304       236        96
---------------------------------------------------------------  -------   -------   -------
Residential real estate loans:
 Non-accrual loans                                                 1,309     1,556     1,920
---------------------------------------------------------------  -------   -------   -------
Commercial real estate loans:
 Non-accrual loans                                                   821     4,295     2,764
---------------------------------------------------------------  -------   -------   -------
  Total non-performing loans and accruing
   loans 90 days overdue                                         $12,976   $12,217   $12,812
===============================================================  =======   =======   =======
Total non-performing loans to total loans                           1.08%     1.21%     1.38%
Total real estate acquired in settlement of loans at lower of
 cost or fair value                                              $ 2,784   $ 1,393   $ 2,468
---------------------------------------------------------------  -------   -------   -------
Total non-performing loans and real estate acquired in
 settlement of loans at fair value to total assets                  1.01%     1.00%     1.23%
===============================================================  =======   =======   =======

The Company has no troubled debt restructurings except as included in non-accruing commercial loans. Total non-performing loans and other real estate owned increased to $15.8 million, or 1.01% of total assets at December 31, 1997, compared to $13.6 million, or 1.00% of total assets at December 31, 1996.

  At December 31, 1996, 36 non-performing residential real estate loans totaled $1.6 million. At December 31, 1997, non-performing residential real estate loans totaled $1.3 million and included 28 loans.

  At December 31, 1996, non-performing commercial real estate loans totaled $4.3 million, and consisted of 8 loans ranging in size from $62,000 to $1.8 million. At December 31, 1997, non-performing commercial real estate loans decreased to $0.8 million, made up of 3 loans ranging in size from $78,000 to $594,000. The large decline in these commercial real estate non-performing loans from December 31, 1996 to December 31, 1997 was largely due to transferring 2 loans which totaled $2.9 million at December 31, 1996 to ORE. After write-downs, these properties reside in ORE at December 31, 1997at $1.8 million. These properties are local commercial real estate properties.

  Non-performing commercial loans at December 31, 1996 totaled $6.1 million and included 41 individual loans ranging in size from $600 to $1.6 million. At December 31, 1997, non-performing commercial loans increased to $10.5 million and consisted of 35 individual loans ranging in size from $5,000 to $1.3 million. In the last quarter of 1997, 4 commercial loans totaling $3.5 million were added to non-performing assets. These loans were to a company which leases vehicles to non-personal entities such as schools, rehabilitation centers, and similar businesses. These loans and all other non-performing loans have been internally risk-rated.

  The Company's non-accrual loans increased from $12.2 million at December 31, 1996 to $13.0 million at December 31, 1997. At December 31, 1996, the recorded investment in loans for which impairment has been recognized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114 totaled $8.5 million with a valuation allowance aggregating $3.2 million. For the twelve months ended December 31, 1996, the average recorded investment in impaired loans was approximately $8.8 million. The Company recognized, on a cash basis, $146,000 of interest on impaired loans during the portion of the year they were impaired. At December 31, 1997, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 totaled

$12.0 million with a valuation allowance aggregating $4.3 million. For the twelve months ended December 31, 1997, the average recorded investment in impaired loans was approximately $8.9 million. The Company recognized, on a cash basis, $272,000 of interest on impaired loans during the portion of the year they were impaired.

  At December 31, 1996, other real estate ("ORE"), which is defined to include property acquired by foreclosure or by deed in lieu of foreclosure, totaled $1.4 million, which consisted of 12 single-family residential properties with a book value totaling $712,000 and 7 local commercial real estate properties with a book value totaling $681,000. At December 31, 1997, ORE totaled $2.8 million and consisted of 10 single-family residential properties with a book value totaling $474,000 and 9 local commercial real estate properties with a book value totaling $2.3 million. The largest single property in ORE was removed from non-performing commercial real estate loans during 1997 and placed in ORE with a balance of $1.3 million at December 31, 1997.

  During 1997, 14 single-family residential properties with a book value totaling of $753,000 were sold. From 1996, 2 single-family residential properties had a book value of $62,000 remained in the ORE portfolio. During 1997, 12 single-family residential properties with a book value totaling of $0.8 million were added to the ORE portfolio. In 1997, 15 residential real estate ORE properties were written down by $333,000.

  During 1997, 4 local commercial real estate properties with a book value totaling $0.6 million were sold, 14 commercial real estate properties with a book value of $1,915,000 were charged off, and 6 commercial real estate properties valued at $1.3 million were partially charged off. During 1997, 7 local commercial real estate properties with a book value totaling $2,860,000 were added to the portfolio. During the year, 3 local commercial real estate ORE properties were written down by $628,000. All ORE charge-offs are recorded as other real estate expenses. All real estate carried in the Company's ORE portfolio are supported by recent independent appraisals.

  The Company has previously accrued $2.6 million for the credit risk associated with certain off-balance sheet letters of credit. This amount has been reclassified to other liabilities.

LIQUIDITY
---------

A fundamental objective of the Company is effective management of its liquidity. The goal of liquidity management is to maintain the Company's ability to meet its contractual obligations, to meet its customers' loan demands, fund all its operations, and minimize the effects of interest rate fluctuations on earnings.

  The major factor which determines the exposure of the Company's earnings to interest rate risk is the relationship between the maturities and repricing characteristics of its interest-earning assets and interest-bearing liabilities. The management of the Company continues to employ strategies designed to achieve a favorable match between those assets and liabilities. The Board authorizes the Asset and Liability Management Committee (the "Committee") of the Company to manage the sources and uses of the Company's cash flow, and establish the pricing of its products. The Committee's primary goal is to structure the Company's assets and liabilities in a manner that produces a favorable interest rate spread and also provides protection against significant volatility in the general level of interest rates.

  Accordingly, the Committee focuses on effectively managing the Bank's gap, which is a measure of the mismatch between the dollar amount of the Company's interest-earning assets and interest-bearing liabilities which mature or reprice within certain time frames. If those assets exceed the liabilities within a prescribed time period, a "positive" gap results. This could tend to have a favorable impact on earnings during a period of rising interest rates and could have an unfavorable impact during a period of declining rates. Conversely, if those liabilities exceed the assets during the time period in question, a "negative" gap results, in which case a rise in the general level of interest rates could have an unfavorable impact on earnings, while a decline in rates could have a favorable influence on earnings.

  To accommodate asset growth during 1997, deposits and borrowing balances increased; the greatest of these was an increase of $83.0 million in certificates of deposits. Of this increase, $49.9 million was attributable to increased levels of brokered deposits. Non-interest-bearing deposits increased $19.2 million to $76.2 million, and money market accounts increased $14.0 million to $263.3 million at December 31, 1997. The other primary source of funding is borrowed funds which increased from $120.5 million at December 31, 1996 to $178.6 million at December 31, 1997. See Note 9 in Notes to Consolidated Financial Statements for further discussion on borrowed funds.

  The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1997, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown:

                                                More        More        More        More        More
                                                than        than        than        than        than       More
                                   3 mos      3 mos to    1 yr to     3 yrs to    5 yrs to   10 yrs to     than
                                  or less      12 mos      3 yrs       5 yrs       10 yrs      20 yrs     20 yrs     Total
                                 ----------  ----------  ----------  ----------  ----------  ----------  --------  ----------
                                                                    (Dollars in Thousands)
Interest-earning assets:
 Commercial and
  consumer loans                 $ 526,543   $  67,335   $ 158,841   $ 106,746    $ 68,050               $26,035   $  953,550
 Mortgage loans                     18,194     105,069     108,223      12,359      11,926     $ 3,561       374      259,706
 Mortgage-backed securities         26,048       2,216       5,817       5,102      10,527      12,273    18,918       80,901
 Investment securities               2,183      10,245       2,803      30,165      79,510      55,626    24,813      205,345
-------------------------------  ---------   ---------   ---------   ---------    --------     -------   -------   ----------
  Total interest-earning
     assets                        572,968     184,865     275,684     154,372     170,013      71,460    70,140    1,499,502
-------------------------------  ---------   ---------   ---------   ---------    --------     -------   -------   ----------
Interest-bearing liabilities:
 Money market accounts             263,345                                                                            263,345
 Savings accounts                  135,047                                                                            135,047
 Demand and NOW accounts            14,341      13,264       6,095      10,971      49,376      24,681    24,681      143,409
 Certificate accounts              179,461     307,911     197,104      11,706       1,513          12                697,707
 FHLB advances                     153,000                                                                            153,000
 Borrowed funds                     25,644                                                                             25,644
-------------------------------  ---------   ---------   ---------   ---------    --------     -------   -------   ----------
  Total interest-bearing
     liabilities                   770,838     321,175     203,199      22,677      50,889      24,693    24,681    1,418,152
-------------------------------  ---------   ---------   ---------   ---------    --------     -------   -------   ----------
Interest sensitivity gap
 per period                      $(197,870)  $(136,310)  $  72,485   $ 131,695    $119,124     $46,767   $45,459   $   81,350
===============================  =========   =========   =========   =========    ========     =======   =======   ==========
Cumulative interest
 sensitivity gap                 $(197,870)  $(334,180)  $(261,695)  $(130,000)   $(10,876)    $35,891   $81,350
===============================  =========   =========   =========   =========    ========     =======   =======
Cumulative interest
 sensitivity gap as a
 percentage of total assets        (12.68)%    (21.41)%    (16.77)%     (8.33)%     (0.70)%       2.30%     5.21%
===============================  =========   =========   =========   =========    ========     =======   =======

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

  Money market accounts, which increased from $249.3 million at December 31, 1996 to $263.3 million at December 31, 1997, and savings accounts, which declined from $135.7 million at December 31, 1996 to $135.0 million at December 31, 1997, are included in interest-bearing liabilities anticipated to reprice within three months. Demand and NOW accounts, which grew from $118.3 million at December 31, 1996 to $143.4 million at December 31, 1997, are assumed to be withdrawn at rates of approximately 19.50% in the next twelve months and 1.00% to 18.00% per year in the years which follow. These assumed withdrawal rates are based upon management's estimate of the impact of a substantial and sustained rise in interest rates. At December 31, 1997, the Company had outstanding $153.0 million of borrowings from the Federal Home Loan Bank of New York (the "FHLB"), an increase of $40.0 million from December 31, 1996, and had $25.6 million in other borrowings at December 31, 1997 compared to $7.5 million at December 31, 1996.

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

  At year end, the Bank conducted a rate shock test of all rate-sensitive assets and liabilities. The test is a simulation of the impact an instantaneous change in interest rates would have on the Bank's net interest income. The test is conducted in two parts. First, all rates are raised 1 percent and annualized net interest income is determined, then rates are lowered by 1 percent and net interest income is again measured. The results are compared with anticipated results when interest rates do not change. With rates raised 1 percent, the test indicated a reduction in net income of $1.29 million. When rates were lowered 1 percent, the test indicated an increase in net interest income of

$3.28 million. The test assumes that all categories of rates will move at the same time and by the same amount. The test further assumes that depositor and borrower preferences will not change, and therefore the composition of the Company's balance sheet, will remain unchanged. There can be no assurance that if interest rates did move by 1% that the Company's results of operations would be impacted as indicated by these tests.

  The Company's primary sources of funds have consisted of deposits, amortization and prepayments of outstanding loans and mortgage-backed securities, bond maturities, and such other sources as long- and short-term borrowings, and sales of investment securities, loans, and mortgage-backed securities. Scheduled maturities of borrowings during 1998 are $176.8 million. Of these borrowings, $153.0 million are advances from the Federal Home Loan Bank which are anticipated to be renewed. See Note 9 of Notes to Consolidated Financial Statements for details. The remainder of borrowings are short-term in nature, and the Company anticipates these to be renewed. Savings certificates which are scheduled to mature during 1998 total $487.6 million. Management expects that a substantial portion of these maturing certificates will remain on deposit with the Company. At December 31, 1997, the Company had no long-term borrowings. See Note 9 of Notes to Consolidated Financial Statements for details.

  The liquidity of the Company's operations, measured by the ratio of cash and cash equivalents (not committed, pledged or required to liquidate specific liabilities) to the sum of net withdrawable deposits and borrowings payable within one year, averaged 8.03% in 1995, 8.42% in 1996, and 7.41% in 1997.

  The primary source of cash and cash equivalent resources for the Company on an unconsolidated basis is dividends from the Bank. The Company's policy generally is not to maintain cash reserves at the holding company level beyond those necessary for current operations, including dividends. During 1997, the Bank paid $6.4 million of dividends to the Company. The payment of such dividends by the Bank is subject to various regulatory and other restrictions.

CAPITAL
-------

Shareholders' equity increased from $108.7 million in 1996 to $120.9 million in 1997. The 1997 net income of $17.0 million, the unrealized gain of $0.1 million required under SFAS No. 115, and $1.4 million in new capital received as a result of the exercise of stock options, were offset by the cash dividends paid on common stock of $6.4 million.. At year-end 1995, 1996, and 1997, the Company's book value per common share was $12.47, $12.92, and $14.12, respectively.

  Capital adequacy is an important indicator of financial stability and performance. Overall, the Company's capital position remains strong with a ratio of total shareholders' equity to total assets of 7.74% at December 31, 1997, and 7.98% at December 31, 1996.

  Banking industry regulators define minimum capital ratios for bank holding companies and their bank subsidiaries. The Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation (the "FDIC") also have adopted regulations which group holding companies and banks into five broad categories based on certain capital ratios. The five categories are "well capitalized," "adequately capitalized," "under capitalized," "significantly undercapitalized," and "critically undercapitalized." The Company and the Bank meet the requirements for "well capitalized" at December 31, 1997. Under the capital rules, the Bank's Tier I and total capital to risk-adjusted assets ratios at December 31, 1997 were 9.18% and 10.44%, respectively. These compare favorably with the minimum requirements of 4.00% for Tier I and 8.00% for total capital. At December 31, 1997, the Bank's leverage ratio was 7.79%, substantially higher than the minimum requirement of 3%.

  The following table presents the Bank's capital position at the dates indicated based on the current capital guidelines:

Capital Analysis                                               Years Ended December 31,
                                                           1997          1996         1995
                                                       ------------  ------------  -----------
                                                                (Dollars in Thousands)
Tier I:
 Common Shareholders' Equity                            $  119,823    $  108,331   $  116,567
 Adjusted for FASB No. 115                                     733           877         (169)
 Adjusted for unamortized goodwill                          (1,893)       (2,188)      (2,483)
                                                        ----------    ----------   ----------
  Total Tier I capital                                     118,663       107,020      113,915
                                                        ----------    ----------   ----------
Tier II:
 Allowable portion of reserve for                           16,191        13,462       12,395
  possible credit losses                                ----------    ----------   ----------
  Total Tier II capital                                     16,191        13,462       12,395
                                                        ----------    ----------   ----------
     Total risk-based capital                           $  134,854    $  120,482   $  126,310
                                                        ----------    ----------   ----------

Risk-adjusted assets                                    $1,292,251    $1,073,383   $  989,961
                                                        ----------    ----------   ----------
Total average assets                                    $1,523,002    $1,327,570   $1,226,948
                                                        ----------    ----------   ----------

Amount by which capital exceeds minimum
 requirements:
 Tier I capital/risk-adjusted assets                    $   66,973    $   64,085   $   74,317
                                                        ----------    ----------   ----------
 Total risk-based capital/risk-adjusted
  assets                                                $   31,474    $   34,611   $   47,113
                                                        ----------    ----------   ----------
 Tier I capital/total average assets
  (leverage ratio)                                      $   72,973    $   67,193   $   77,107
                                                        ----------    ----------   ----------

Capital Ratios                            Regulatory           Years Ended December 31,
                                           Minimums        1997          1996         1995
                                          ----------    ----------    ----------   ----------
Tier I capital/risk-adjusted assets           4.0%            9.18%         9.97%       11.51%
                                          ----------    ----------    ----------   ----------
Total risk-based capital/risk-adjusted
 assets                                       8.0            10.44         11.22        12.76
                                          ----------    ----------    ----------   ----------
Tier I capital/total average assets       3.0 to 5.0          7.79          8.06         9.28
 (leverage ratio)                         ==========    ==========    ==========   ==========

EARNINGS PERFORMANCE
--------------------

The operating results of the Company depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, mainly loans and investments, and interest expense on interest-bearing liabilities, primarily deposits and borrowings. The Company's operating results also are affected by credit loss requirements, operating expenses, the level of other income, including gains or losses on sale of loans and securities, and other fees.

  The following table sets forth, for and at the periods indicated, information regarding (i) the total dollar amount of interest income from interest-earning assets and the resulting average yields, (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost,
(iii) net interest income, (iv) interest rate spread, (v) interest rate margin, and (vi) ratio of interest-earning assets to interest-bearing liabilities. No tax equivalent adjustments were made.


                                                             Years Ended December 31,
                                          1997                    1996                    1995
                                   Interest   Yield/Rate   Interest   Yield/Rate   Interest   Yield/Rate
--------------------------------------------------------------------------------------------------------
                                                              (Dollars in Thousands)

Interest-earning assets:
 Commercial loans                  $ 56,504       9.79%    $ 46,516       9.63%     $41,346      10.08%
 Consumer loans:
  Passbook                               33      12.18           38      10.35           58      11.07
  Overdraft checking                    183      19.20          179      19.71          133      19.42
  Credit cards                        1,416      15.56        1,377      15.62        1,368      15.59
  Personal-direct                     4,062      10.20        3,274      10.13        2,687       9.99
  Personal-indirect-new auto          3,998       8.56        3,767       8.00        3,903       7.61
  Personal-indirect-used auto         8,502       9.27        5,383       9.01        4,152       8.72
  Personal-indirect-mobile
   homes                              3,393       9.54        2,377       9.57        2,091       9.33
  Personal-indirect-other               403       9.78          484      10.45          473       9.62
  Home Equity Line of Credit          2,330       9.41        2,355       9.57        2,656      10.17
  Checkcard reserve                     269      28.80           48      23.19
  Student                                89       3.33          322      10.62          965       7.95
-------------------------------    --------    -------     --------    -------      -------      -----
   Total consumer loans              24,678       9.62       19,604       9.49       18,486       9.18
-------------------------------    --------    -------     --------    -------      -------      -----
 Mortgage loans
  Residential-fixed                   3,283       8.27        4,274       8.24        4,753       8.32
  Commercial-fixed                      444       9.25          351       9.20          302       9.07
  Residential-adjustable              5,460       7.78        5,727       7.35        7,095       7.22
  Commercial-adjustable              12,475       9.13       11,833       9.05       11,602       8.88
-------------------------------    --------    -------     --------    -------      -------      -----
   Total mortgage loans              21,662       8.62       22,185       8.39       23,752       8.21
-------------------------------    --------    -------     --------    -------      -------      -----
  Investment securities              19,184       6.70       17,672       7.06       15,234       6.71
  Mortgages held for sale               352       7.96          275      10.13          216      10.85
-------------------------------    --------    -------     --------    -------      -------      -----
  Total interest-earning assets    $122,380       8.90%    $106,252       8.80%     $99,034       8.77%
-------------------------------    --------    -------     --------    -------      -------      -----

Interest-bearing liabilities:
 Deposits
  Savings                          $  3,867       2.87%    $  4,039       2.87%     $ 4,376       2.88%
  Money market                       11,613       4.56       10,526       4.47       10,491       4.84
  Certificates of deposit            35,652       5.64       31,961       5.58       28,625       5.77
  NOW                                   804       1.34          799       1.32          763       1.33
-------------------------------    --------    -------     --------    -------      -------      -----
   Total deposits                  $ 51,936       4.56     $ 47,325       4.48      $44,255       4.60%
-------------------------------    --------    -------     --------    -------      -------      -----
 Borrowings                          10,080       5.68        5,146       5.62        6,166       6.21
-------------------------------    --------    -------     --------    -------      -------      -----
  Total interest-bearing
   liabilities                       62,016       4.71       52,471       4.58       50,421       4.75
-------------------------------    --------    -------     --------    -------      -------      -----
 Net interest income               $ 60,364                $ 53,781                 $48,613
-------------------------------    --------    -------     --------    -------      -------      -----
Interest rate spread                              4.19%                   4.22%                   4.02%
===============================                =======                 =======                   =====
Interest rate margin                              4.39                    4.46                    4.30
===============================                =======                 =======                   =====
Ratio of interest-earning
 assets to interest-bearing
  liabilities                                     1.04X                   1.05x                   1.07x
===============================                =======                 =======                   =====

                                  1997 Compared to 1996               1996 Compared to 1995
                                   Increase (Decrease)                 Increase (Decrease)
                                   Volume        Rate         Net        Volume      Rate      Net
                                 -----------  ----------  -----------  ----------  --------  --------
                                                        (Dollars in Thousands)
Interest income on interest-
 earning assets:
 Commercial loans                   $ 9,242     $   746      $ 9,988     $ 7,084   $(1,914)  $ 5,170
 Consumer loans                       4,803         271        5,074         486       632     1,118
 Mortgage loans                      (1,119)        596         (523)     (2,079)      512    (1,567)
 Investment securities                2,593      (1,004)       1,589       1,680       817     2,497
-------------------------------     -------     -------      -------     -------   -------   -------
  Total                              15,519         609       16,128       7,171        47     7,218
-------------------------------     -------     -------      -------     -------   -------   -------
Interest expense on interest-
 bearing liabilities:
 Savings                               (172)                    (172)       (322)      (15)     (337)
 Money market                           873         214        1,087         864      (829)       35
 Certificates of deposit              3,345         346        3,691       4,308      (972)    3,336
 NOW                                     (6)         11            5          42        (6)       36
-------------------------------     -------     -------      -------     -------   -------   -------
  Total deposits                      4,040         571        4,611       4,892    (1,822)    3,070
  Borrowings                          4,878          56        4,934        (459)     (561)   (1,020)
-------------------------------     -------     -------      -------     -------   -------   -------
  Total                               8,918         627        9,545       4,433    (2,383)    2,050
-------------------------------     -------     -------      -------     -------   -------   -------
 Net interest income                $ 6,601     $   (18)     $ 6,583     $ 2,738   $ 2,430   $ 5,168
===============================     =======     =======      =======     =======   =======   =======

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

  The Company earned net interest income of $48.6 million, $53.8 million, and $60.4 million in 1995, 1996, and 1997, respectively. The Company's interest rate spread increased from 4.02% in 1995 to 4.22% in 1996. In 1997, the interest rate spread decreased to 4.19%. The increase in the average balance in the commercial and consumer loan portfolios was partially offset by the three basis point decline in the spread from 1996 to 1997 which resulted from an increase of ten basis points in the yield on interest-earning assets and a thirteen basis point increase in the cost on interest-bearing liabilities.

Interest on Commercial Loans

Growth in commercial lending continued in 1997 with the average balance of commercial loans increasing from $410.1 million in 1995, to $483.1 million in 1996, and $577.0 million in 1997. The yields on these loans decreased from 10.08% in 1995 to 9.63% in 1996, but increased to 9.79% in 1997. The Prime Rate was 9.0% in the first quarters of 1995, fell to 8.5% toward the end of 1995, declined further to 8.25% in 1996, and increased to 8.5% in 1997. During this three year period, the interest on commercial loans was $41.3 million, $46.5 million, and $56.5 million, respectively, due to the steady growth in the balance of this portfolio and these fluctuations in the Prime Rate. The yield on approximately 80% of the commercial loan portfolio fluctuates with changes in Prime. Yields on the balance of the portfolio are fixed for up to five years with adjustments based on other market indices.

Interest on Consumer Loans

Interest on consumer loans consists of interest on passbook, personal, direct and indirect auto and mobile home, and student loans, credit cards, overdraft checking, checkcard reserve, and home equity line of credit.

  The consumer loan portfolio has continued to grow and has continued to be among the highest yielding assets of the Company. Average balances for the years 1995, 1996, and 1997 were $201.3 million, $206.6 million, and $256.6 million, respectively. Yields on all consumer loans for 1995, 1996, and 1997 were 9.18%, 9.49%, and 9.62%, respectively. Interest income on all these loans continued to increase for the three year period 1995 through 1997 with income of $18.5 million in 1995, $19.6 million in 1996, and $24.7 million in 1997.

  The Company continues to emphasize the origination of direct and indirect auto and mobile home loans. The biggest area of consumer loan growth has been in indirect used auto loans. The average balance of these loans have grown from $47.6 million in 1995, to $59.7 million in 1996, and $91.8 million in 1997. The average rates paid on these loans has increased as well, providing yields of 8.72%, 9.01%, and 9.27% for the years 1995, 1996, and 1997, respectively.
Accordingly, income provided from these loans has also risen from $4.2 million in 1995, $5.4 million in 1996, and finally $8.5 million in 1997. Indirect mobile home loans has shown a 42.7% growth in interest income from 1996 to 1997. This has resulted from an increase in average balance from $24.8 million in 1996 to $35.6 million in 1997, despite a small decrease in the yield from 9.57% in 1996 to 9.54% in 1997. Direct personal loans have steadily increased for 1995, 1996, and 1997. Average balances have increased from $26.9 million in 1995, to $32.3 million in 1996, and $39.8 million in 1997. This has generated interest income of $2.7 million in 1995 with an average yield of 9.99%, $3.3 million in 1996 with an average yield of 10.13%, and $4.1 million in 1997 with an average yield of 10.20%.

Interest on Mortgage Loans

Interest on mortgage loans consists of interest on fixed- and adjustable-rate residential mortgages and fixed- and adjustable-rate commercial real estate mortgages.

  Interest on mortgage loans declined $1.6 million from 1995 to 1996, and declined $0.5 million from the twelve months ended December 31, 1996 to $21.7 million for the twelve months ended December 31, 1997. The average balance of all mortgage loans declined from $289.3 million at December 31, 1995 to $264.4 million at December 31, 1996, to $251.3 million at December 31, 1997, and caused the decline in the interest income earned on these loans. Yields on mortgage loans rose from 8.21% for 1995 to 8.39% for 1996, and finally to 8.62% for the twelve months ended December 31, 1997.

  The average balance of adjustable-rate residential mortgages declined from $98.3 million in 1995 to $77.9 million in 1996, and declined to $70.1 million in 1997. Adjustable-rate residential mortgage originations declined significantly, from $34.8 million in 1995 to $17.2 million in 1996, and declined further to $6.8 million in 1997. The fluctuation in origination levels is primarily a result of changing consumer preferences for fixed- versus adjustable-rate loans as changes occur from time to time in the rate differential between the two.

  The average balance of adjustable-rate commercial real estate loans increased from $130.6 million in 1995 to $130.8 million in 1996. The yields on these loans increased from 8.88% in 1995 to 9.05% in 1996. This resulted in an increase in interest income from these loans from $11.6 million in 1995 to $11.8 million in 1996. The average balance of adjustable-rate commercial real estate loans increased to $136.7 million in 1997 and the average yield increased to 9.13% resulting in an increase in interest income to $12.5 million for the year.

Interest and Dividends on Investments

The practice of the Company has been to reduce fixed-rate, long-term investments and to acquire assets with shorter maturities or shorter estimated lives. In 1995, the Company reduced its position in fixed-rate, long-term investments and replaced them with securities having maturities of five years or less, floating rate instruments, tax-free municipal securities, and securities that provided advantageous tax benefits. The average balance of investment securities was $226.9 million in 1995, $250.3 million in 1996, and $286.4 million in 1997.
Interest and dividends on investment securities was $15.2 million in 1995, $17.7 million in 1996, and $19.2 million in 1997. The yields on these assets increased from 6.71% in 1995, to 7.06% in 1996, and decreased to 6.70% in 1997.

Interest on Deposits

Deposit balances continued to rise. In 1995, the average balance of all deposits was $961.3 million, rising to $1,055.2 million in 1996. In 1997, average balances rose $84.0 million to $1,139.2 million. Customer preference fuels changes in deposit balances; this is reflected in a steady decline in savings account average balances from $151.8 million in 1995, to $140.6 million in 1996, to $134.8 million in 1997, with virtually no change in the rates. Offsetting this decline in savings average balances was a growth in the average balance of money market deposits. Average balances for these deposits for the years 1995, 1996, and 1997 were $216.8 million, $235.3 million, and $254.7 million. This increase in money market average balances was offset by a decline in the rates from 4.84% in 1995 to 4.47% in 1996. This stabilized the interest expense at $10.5 million for both years. With the rise in the average rate paid in 1997 to 4.56%, interest expense rose to $11.6 million for the year. The growth in the certificates of deposit balances was the major reason why the interest expense on these products rose from $32.0 million in 1996 and to $35.7 million in 1997. Average balances of certificates of deposits have steadily increased from $495.8 million, $572.9 million, and $632.5 million in 1995, 1996, and 1997, respectively. After a drop in the average rate of certificates of deposit from 5.77% in 1995 to 5.58% in 1996, the average rate rose to 5.64% in 1997.

Interest on Borrowings

The average balance of borrowings decreased from $99.3 million in 1995 to $91.6 million in 1996. The cost of borrowings decreased from 6.21% in 1995 to 5.62% in 1996, and interest paid on borrowings decreased from $6.2 million in 1995 to $5.1 million in 1996. The average balance of borrowings during 1997 increased to $177.4 million, and coupled with an increase in the average interest rate paid on borrowings to 5.68%, caused interest paid on borrowings to increase to $10.1 million. This source of funding is used to supplement or enhance retail and business deposits that in turn provide the funds for asset growth. See Note 9 in Notes to Consolidated Financial Statements.

Provision for Credit Losses

The provision for credit losses was $7.3 million, $10.0 million, and $10.3 million for the years 1995, 1996, and 1997, respectively. The growth in the commercial and consumer loan portfolio continued, and management increased the allowance for possible credit losses in 1996 to $17.1 million. Net charge-offs increased from $6.6 million in 1995, to $7.0 million in 1996, and $8.2 million in 1997. In 1997, as the commercial and consumer loan portfolios continued to increase, management increased the allowance for possible credit losses to $19.2 million.

Gains (Losses) on Sale of Investments

As a result of investment security sales, the Company had net security gains of $100,000 in 1995. During 1996, the Company had net security gains of $1.2 million, and in 1997, had net gains of $400,000.

Gains (Losses) on Sale of Loans

The losses on the sale of mortgages were $41,000 in 1995 and $34,000 in 1996. These losses were principally the result of the Company selling and securitizing mortgages. During 1997, the loss on sale of mortgages was $377,000.

Non-interest Income

As shown in the chart below, non-interest income increased from $6.7 million in 1995 to $8.1 million in 1996, and declined to $6.3 million in 1997. The growth in 1996 was due to increased revenue from service charges on deposit accounts, increased volume for most of the year in merchant credit card business and the related charges, and increased fees for brokerage services. Mortgage servicing fees, trust fees, and other fees and commissions also increased during 1996. The decrease of non-interest income in 1997 was mainly as a result of the loss of one large merchant credit card relationship. The reduction of income was substantially offset by a reduction in the processing fee expenses associated with that merchant. Trust fees, service charges on deposit accounts, and other fees and commissions reflected significant increases for 1997. Mortgage servicing fees continued to rise as the servicing portfolio continued to increase. Fees and commissions from brokerage services declined as investors using this service had less activity in the market in 1997.

                                                       Analysis of Non-Interest Income
                                                             (Dollars in Thousands)
                                                                Percent Change
                                                    1997    1996    1995   1996-97  1995-96
                                                  -------------------------------------------
Service charges on deposit accounts               $2,296  $2,015  $1,609     13.9%    25.2%
Credit card fees                                     828   3,088   2,560    (73.2)    20.6
Mortgage servicing fees                            1,071   1,020     927      5.0     10.0
Fees and commissions-brokerage services              407     670     336    (39.3)    99.4
Trust fees                                           709     595     551     19.2      8.0
Other charges, commissions, and fees                 987     752     689     31.3      9.1
                                                  ------  ------  ------  -------   ---------
                                                  $6,298  $8,140  $6,672   (22.6)%    22.0%
                                                  ======  ======  ======  =======   =========

Operating Expenses

  Operating expenses increased from $27.2 million in 1995 to $28.0 million in 1996 and $28.6 million in 1997. The increase from 1995 to 1996 reflected increased commissions paid to dealers for increased indirect lending of $0.7 million. This was a significant area of asset growth for the Bank for 1995, 1996, and 1997. As merchant credit card fee income grew in 1996, so also did the servicing expense associated with it by $0.3 million. Offsetting the growth in these expenses, 1996 reflected lower FDIC insurance premiums of $0.2 million, down from $1.1 million in 1995. Costs associated with ORE properties declined from $1.1 million in 1995 to $0.4 million in 1996. Dealer commission expense continued to rise in 1997, increasing to $1.6 million as the portfolio of indirect lending continued to increase. Building occupancy increased as our Syracuse office opened in December of 1996, and a purchase of a building to accommodate our expanded lending function increased this expense by $0.3 million in 1997. Expenses pertaining to ORE properties rose to $0.9 million in 1997. Offsetting these increases, was a reduction in our credit card service fee expenses of $1.6 million to $0.6 million for the year.

  Since a substantial portion of operating expenses relates directly to income generation, an effective measurement of the control of operating expenses is the Efficiency Ratio. This ratio consists of operating expenses divided by recurring revenues (net interest income and non-interest income) on a pre-tax basis. The Efficiency Ratio for the Company was 49.27%, 45.29%, and 42.95% for 1995, 1996, and 1997, respectively. The Company's excellent achievement of a 42.95% Efficiency Ratio ranks as one of the best in the country. The Company's ratio of operating expenses to average assets was 2.29% in 1995, 2.20% in 1996, and 1.97% in 1997. Both ratios reflect the attention paid to expense control by management and staff.

INCOME TAXES
------------

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to recognizing the tax effects of temporary differences between tax and financial reporting. See Note 12 of Notes to Consolidated Financial Statements for details.

  The Company is subject to New York State and Delaware franchise taxes. State taxes amounted to $1.9 million in 1995 and $2.3 million in 1996 and 1997.

IMPACT OF INFLATION AND CHANGING PRICES
---------------------------------------

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

OTHER MATTERS
-------------
New Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income". This Statement will require the Company to report comprehensive income. For the Company, comprehensive income is determined by adding unrealized investment holding gains or losses during the period to net income.

  Also in June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". This Statement requires Company's to disclose financial and descriptive information about its reportable business segments. Management believes the Company only operates in one segment, which is the banking segment. Therefore, disclosures required under this pronouncement will not affect the financial statements of the Company.

MARKET PRICES AND RELATED SHAREHOLDER MATTERS
---------------------------------------------

The common stock of the Company is traded over-the-counter and is listed on The Nasdaq Stock Market under the symbol "BSBN". As of December 31, 1997, the Company had 1,700 shareholders of record and 8,557,232 shares of common stock issued and outstanding. The number of shareholders does not reflect persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

  Payment of dividends on the Company's common stock is subject to various restrictions and limitations which may affect the Company's ability to pay cash dividends in the future.

The following table sets forth the market price information for the common stock and the cash dividends paid per share, as adjusted for the three-for-two stock split effective on September 10, 1997:

                                               1997
                                   Price Range    Cash Dividends
                                   High    Low         Per Share
                                  ------  ------  --------------
First Quarter                     $21.33  $17.17           $0.17
Second Quarter                     26.00   19.50            0.17
Third Quarter                      29.00   23.83            0.20
Fourth Quarter                     37.25   25.75            0.22

                                               1996
                                   Price Range    Cash Dividends
                                   High     Low        Per Share
                                  ------  ------  --------------
First Quarter                     $17.67  $14.50           $0.13
Second Quarter                     17.83   16.83            0.15
Third Quarter                      17.50   16.50            0.15
Fourth Quarter                     18.50   16.92            0.17

THE BOARD OF DIRECTORS
BSB BANCORP, INC.
BINGHAMTON, NEW YORK



We have audited the accompanying consolidated statements of condition of BSB Bancorp, Inc. (the "Company") and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BSB Bancorp, Inc. and Subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


COOPERS & LYBRAND L.L.P.


Syracuse, New York
January 23, 1998

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

                                                                                     December 31,
                                                                                1997             1996
                                                                           ---------------  ---------------
ASSETS           Cash and due from banks                                   $   36,066,241   $   46,427,178
                 Investment securities available for sale (Note 2)            271,120,484      263,602,142
                 Investment securities held to maturity (Note 2)
                 (Market value of $14,141,196 and $24,821,601)                 13,867,971       24,062,374
                 Mortgages held for sale                                        7,459,397        1,566,649
                 Loans (Notes 3, 4, 5, and 6):
                 Commercial                                                   654,243,259      536,778,911
                 Consumer                                                     299,306,752      217,067,811
                 Real estate                                                  252,246,799      254,693,421
                 -------------------------------------------------------   --------------   --------------
                 Total loans                                                1,205,796,810    1,008,540,143
                 Less: Unearned discounts                                         594,544          594,226
                 Allowance for possible credit losses                          19,207,473       17,053,647
                 -------------------------------------------------------   --------------   --------------
                 Net loans                                                  1,185,994,793      990,892,270
                 Bank premises and equipment (Note 7)                           9,500,037        9,006,476
                 Accrued interest receivable                                   11,117,057        9,351,526
                 Other real estate                                              2,784,450        1,393,359
                 Intangible asset                                               1,892,916        2,187,916
                 Other assets                                                  20,767,402       14,630,195
                 -------------------------------------------------------   --------------   --------------
                                                                           $1,560,570,748   $1,363,120,085
                                                                           ==============   ==============

LIABILITIES      Due to depositors (Note 8)                                $1,239,508,352   $1,118,052,301
AND              Borrowings (Note 9)                                          178,643,518      120,501,962
SHAREHOLDERS'    Other liabilities                                             21,552,504       15,836,827
EQUITY           Commitments (Note 11)
                 Shareholders' Equity (Notes 14 and 15):
                 Preferred stock, par value $.01 per share;
                 2,500,000 shares authorized; none issued
                 Common stock, par value $.01 per share;
                 30,000,000 shares authorized; 11,159,924 and
                 7,344,427 shares issued                                          111,599           73,444
                 Additional paid-in capital                                    29,215,440       27,824,147
                 Undivided profits                                            122,029,557      111,465,208
                 Unrealized depreciation in securities
                 available for sale, net (Note 2)                                (733,065)        (876,647)
                 Treasury stock, at cost; 2,602,692 and 1,735,128 shares      (29,757,157)     (29,757,157)
                 -------------------------------------------------------   --------------   --------------
                 Total Shareholders' Equity                                   120,866,374      108,728,995
                 -------------------------------------------------------   --------------   --------------
                                                                           $1,560,570,748   $1,363,120,085
                                                                           ==============   ==============

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

                                                                   Years Ended December 31,
                                                              1997           1996           1995
                                                         --------------  -------------  -------------
Interest income:
 Interest and fees on loans                               $102,844,067   $ 88,304,418    $83,584,018
 Interest on short-term investment securities                                                 30,289
 Interest on investment securities                          19,184,116     17,672,004     15,204,360
 Interest on mortgages held for sale                           352,146        275,145        215,758
-------------------------------------------------------   ------------   ------------    -----------
   Total interest income                                   122,380,329    106,251,567     99,034,425
-------------------------------------------------------   ------------   ------------    -----------
Interest expense:
 Interest on savings deposits                                3,866,917      4,038,946      4,376,740
 Interest on time accounts                                  35,651,668     31,960,648     28,624,637
 Interest on money market deposit accounts                  11,613,153     10,525,401     10,490,989
 Interest on NOW accounts                                      804,015        799,362        762,544
 Interest on borrowed funds                                 10,080,235      5,146,385      6,166,894
-------------------------------------------------------   ------------   ------------    -----------
   Total interest expense                                   62,015,988     52,470,742     50,421,804
-------------------------------------------------------   ------------   ------------    -----------
Net interest income                                         60,364,341     53,780,825     48,612,621
Provision for credit losses (Note 4)                        10,314,484      9,971,256      7,332,612
-------------------------------------------------------   ------------   ------------    -----------
Net interest income after provision for credit losses       50,049,857     43,809,569     41,280,009
Gains (losses) on sale of securities                           380,382      1,207,767         97,165
Gains (losses) on sale of loans                               (377,494)       (34,454)       (41,280)
Non-interest income:
 Service charges on deposit accounts                         2,296,081      2,014,876      1,609,229
 Credit card fees                                              827,940      3,088,327      2,559,668
 Mortgage servicing fees                                     1,071,077      1,020,493        927,420
 Fees and commissions-brokerage services                       406,581        669,789        335,655
 Trust fees                                                    709,333        595,365        550,990
 Other charges, commissions, and fees                          986,782        751,391        689,596
-------------------------------------------------------   ------------   ------------    -----------
   Total non-interest income                                 6,297,794      8,140,241      6,672,558
-------------------------------------------------------   ------------   ------------    -----------
Non-interest expense:
 Salaries, pensions, and other employee benefits            13,466,108     12,618,628     12,023,425
 Building occupancy                                          2,654,666      2,377,978      2,302,189
 Dealer commission expense                                   1,626,361        985,037        296,380
 Computer service fees                                         924,679        875,975        858,628
 Services                                                    2,309,118      2,450,229      2,073,155
 FDIC insurance                                                138,904        246,955      1,145,297
 Goodwill                                                      295,000        295,000        295,000
 Interchange fees                                              573,069      2,165,218      1,896,288
 Other real estate                                             892,828        387,578      1,097,340
 Other expenses                                              5,749,806      5,642,479      5,251,404
-------------------------------------------------------   ------------   ------------    -----------
   Total non-interest expense                               28,630,539     28,045,077     27,239,106
-------------------------------------------------------   ------------   ------------    -----------
Income before income taxes                                  27,720,000     25,078,046     20,769,346
Provision for income taxes (Note 12)                        10,733,646      9,874,419      8,175,255
-------------------------------------------------------   ------------   ------------    -----------
NET INCOME                                                $ 16,986,354   $ 15,203,627    $12,594,091
=======================================================   ============   ============    ===========
Earnings per share (Notes 1 and 13):
 Basic                                                           $2.00          $1.72          $1.32
 Diluted                                                         $1.93          $1.67          $1.27
=======================================================   ============   ============    ===========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                     Unrealized
                                                      Additional                                    Appreciation
                                            Common     Paid-In       Undivided       Treasury      (Depreciation)
                                            Stock      Capital        Profits          Stock        In Securities        Total
                                           --------  ------------  -------------  ---------------  ---------------  ----------------
Balance at December 31, 1994               $ 48,206  $26,436,429   $ 92,986,281     $ (7,054,432)   $  (5,546,725)    $ 106,869,759
Net income                                                           12,594,091                                          12,594,091
Unrealized appreciation in
 available for sale securities, net                                                                     5,715,603         5,715,603
Effect of three-for-two stock split          24,103      (24,103)
Stock options exercised (Note 14)               400      398,993                                                            399,393
Tax benefit on stock options                              50,088                                                             50,088
Cash dividend paid on common
 stock ($.43 per share)                                              (4,061,601)                                         (4,061,601)
Treasury stock purchased                                                              (4,793,687)                        (4,793,687)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                 72,709   26,861,407    101,518,771      (11,848,119)         168,878       116,773,646
Net income                                                           15,203,627                                          15,203,627
Unrealized depreciation in
 available for sale securities, net                                                                    (1,045,525)       (1,045,525)
Stock options exercised (Note 14)               735      788,143                                                            788,878
Tax benefit on stock options                             174,597                                                            174,597
Cash dividend paid on common
 stock ($.59 per share)                                              (5,257,190)                                         (5,257,190)
Treasury stock purchased                                                             (17,909,038)                       (17,909,038)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                 73,444   27,824,147    111,465,208      (29,757,157)        (876,647)      108,728,995
Net income                                                           16,986,354                                          16,986,354
Unrealized appreciation in
 available for sale securities, net                                                                       143,582           143,582
Effect of three-for-two stock split          37,142      (37,142)
Stock options exercised (Note 14)             1,013    1,290,022                                                          1,291,035
Tax benefit on stock options                             138,413                                                            138,413
Cash dividend paid on common
 stock ($.76 per share)                                              (6,422,005)                                         (6,422,005)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997               $111,599  $29,215,440   $122,029,557     $(29,757,157)   $    (733,065)    $ 120,866,374
=========================================  ========  ===========   ============   ==============   ==============   ===============

THE ACCOMPANYING STATEMENTS ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

 BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                           Years Ended December 31,
                                                                                            1997             1996              1995
                                                                                  --------------   --------------   ---------------
Operating activities:
 Net income                                                                        $  16,986,354    $  15,203,627     $  12,594,091
  Adjustments to reconcile net income to
   net cash provided by
   operating activities:
    Deferred taxes                                                                      (728,241)      (1,768,729)         (524,035)
    Realized  gains on available for sale investment securities                         (380,382)      (1,207,767)          (97,165)
    Provision for credit losses                                                       10,314,484        9,971,256         7,332,612
    Other gains (losses), net                                                            139,789          (61,033)          (52,736)
    Depreciation and amortization                                                      1,731,211        1,406,226         1,354,022
    Net amortization of premiums and discounts on investment securities                 (194,045)        (388,306)          110,830
    Net accretion of premiums and discounts on loans                                         318          (11,254)         (612,625)
    Sales of loans originated for sale                                                44,060,371       27,460,903        37,775,736
    Net increase in loans originated for sale                                        (50,243,273)     (27,896,736)      (37,366,884)
    Writedowns of other real estate                                                      960,522          416,880           719,568
    Increase (decrease) in other assets and liabilities                               (1,423,222)         (47,376)        5,750,849
-----------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by operating activities                                        21,223,886       23,077,691        26,984,263
-----------------------------------------------------------------------------------------------------------------------------------
Investing activities:
 Proceeds  from calls of held to maturity investment securities                       14,555,814       19,094,627           500,205
 Purchases of held to maturity investment securities                                  (6,159,504)     (28,365,124)       (4,130,684)
 Principal collected on held to maturity investment securities                         2,101,289        4,250,731         2,850,586
 Proceeds from sales of available for sale investment securities                     179,700,006      153,216,354        80,695,355
 Purchases of available for sale investment securities                              (214,080,858)    (183,856,490)      (85,602,793)
 Principal collected on available for sale investment securities                      29,000,314       21,711,698        20,128,503
 Net increase in longer-term loans                                                  (245,960,273)    (148,199,145)     (108,898,828)
 Proceeds from sales of loans                                                         35,126,205       31,606,144        17,086,227
 Proceeds from sales of other real estate                                              1,583,116        2,125,775         1,568,222
 Other                                                                                (1,917,566)      (2,823,653)       (1,203,846)
-----------------------------------------------------------------------------------------------------------------------------------
     Net cash used by investing activities                                          (206,051,457)    (131,239,083)      (77,007,053)
-----------------------------------------------------------------------------------------------------------------------------------
Financing activities:
 Net increase (decrease) in demand
  deposits, NOW accounts, savings
  accounts, and money market deposit accounts                                         38,491,476       31,394,965       (12,507,836)
 Net increase (decrease) in time deposits                                             82,964,572       80,192,156        56,192,755
 Net increase (decrease) in short-term borrowings                                     58,247,456       23,353,234        20,150,000
 Repayment of long-term borrowings                                                      (105,900)      (1,800,000)         (229,608)
 Proceeds from exercise of stock options                                               1,291,035          788,878           399,393
 Purchases of treasury stock                                                                          (17,909,038)       (4,793,687)
 Dividends paid                                                                       (6,422,005)      (5,257,190)       (4,061,601)
-----------------------------------------------------------------------------------------------------------------------------------
     Net cash provided by financing activities                                       174,466,634      110,763,005        55,149,416
-----------------------------------------------------------------------------------------------------------------------------------
     Increase (decrease) in cash and cash equivalents                                (10,360,937)       2,601,613         5,126,626
Cash and cash equivalents at beginning of year                                        46,427,178       43,825,565        38,698,939
-----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                            $ 36,066,241    $  46,427,178     $  43,825,565
=========================================                                           ============   ==============   ===============
Supplemental disclosures of cash flow
 information:
 Cash paid during the year for:
  Interest credited on deposits and paid on other borrowings                        $ 60,861,267    $  52,471,389     $  51,032,462
-----------------------------------------------------------------------------------------------------------------------------------
  Income taxes                                                                      $ 10,580,441    $  11,663,132     $   9,541,095

 Non-cash investing activity:
  Securitization of mortgage loans and transfers to other real estate               $  5,329,403    $  28,131,143     $  23,310,562
-----------------------------------------------------------------------------------------------------------------------------------
  Unrealized appreciation (depreciation) in securities                              $    246,398    $  (1,794,198)    $   9,808,405
=========================================================                           ============   ==============   ===============

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

BSB BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
------------------------------------------

NOTE 1-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

Nature of Operations

BSB Bancorp, Inc. (the "Company") operates 13 branches in Broome, Tioga, Chenango, Onondaga, and Chemung Counties of New York State. BSB Bank & Trust Company (the "Bank") is a New York-chartered stock commercial bank and trust company. The Bank is in the business of providing a wide variety of loan and deposit products to its commercial and consumer customers. In addition, the Bank provides mortgage banking, trust, municipal, and other related services.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of the Bank and the Bank's wholly owned subsidiaries, after elimination of intercompany accounts and transactions.

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

Investment Securities

The Bank has classified its investment securities as held to maturity or available for sale. Held to maturity securities are those for which the Bank has the positive intent and ability to hold to maturity, and are reported at cost, adjusted for amortization of premiums and accretion of discounts. Securities not classified as held to maturity are classified as available for sale and reported at market value, with net unrealized gains and losses reflected as a separate component of shareholders' equity, net of the applicable income tax effect. None of the Bank's securities have been classified as trading securities.

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

Allowance for Possible Credit Losses

The allowance for possible credit losses is maintained at a level considered adequate to provide for potential credit losses related to lending activities. The allowance is increased by provisions charged to expense. The level of the allowance is based upon management's evaluation of potential losses relating to outstanding loans, as well as prevailing economic conditions. Loans are charged against the allowance for possible credit losses when management believes that the collectibility of principal is unlikely.

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

Intangible Asset

Intangible asset represents the premium paid in connection with the June 1994 acquisition of 2 branches of the Columbia Banking F.S.A. from the RTC. The premium of $2,950,000, less accumulated amortization of $1,057,084, is being amortized over a ten-year period.

Other Real Estate

Other real estate is comprised of real estate acquired through foreclosure and is recorded at the lower of cost or fair value (net of estimated costs to sell) at the date of acquisition.

Earnings Per Share

The Company adopted SFAS No. 128, "Earnings Per Share", as of December 31, 1997. Under the new standard, basic and diluted earnings per share are presented for each period in which an income statement is presented. Basic earnings per share is based on the weighted average shares actually outstanding for the period. Diluted earnings per share reflects the dilutive effect of stock options.

      Per share information for all years prescribed has been adjusted to reflect the 3-for-2 stock split effective on September 10, 1997.

Fair Value of Financial Instruments

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the statements of condition for cash and short-term instruments approximate those assets' fair value.

   Investment securities: Fair values for investment securities are based on quoted market prices or dealer quotes.

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

   Off-balance sheet instruments: Off-balance sheet financial instruments consist of letters of credit, commitments to extend credit. Such instruments are fair valued based on fees and interest rates currently charged to enter into agreements with similar terms and credit quality.

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

NOTE 2-INVESTMENT SECURITIES
--------------------------------------------------------------------------------

The carrying value and market value of the investment securities portfolio at December 31 are summarized as follows:

                                                                                        1997
------------------------------------------------------------------------------------------------------------------------
                                                                          Gross                Gross
                                                  Carrying           Unrealized           Unrealized             Market
                                                     Value                Gains               Losses              Value
------------------------------------------------------------------------------------------------------------------------
Available for sale portfolio:
    U.S. Government Agencies                  $174,290,580           $  700,157           $  792,719        $174,198,018
    Corporate debt securities                    5,024,961               23,439                                5,048,400
    Municipal obligations                          931,849               54,243                                  986,092
    Mortgage-backed securities                  76,810,120              527,848            1,819,890          75,518,078
    Equity securities                           15,320,968               49,108                  180          15,369,896
------------------------------------------------------------------------------------------------------------------------
                                              $272,378,478           $1,354,795           $2,612,789        $271,120,484
------------------------------------------------------------------------------------------------------------------------
Held to maturity portfolio:
    U.S. Government Agencies                  $    302,047           $       15                             $    302,062
    Corporate debt securities                      726,730              112,451           $        1             839,180
    Municipal obligations                        8,748,339              123,113              130,825           8,740,627
    Mortgage-backed securities                   4,090,855              168,472                                4,259,327
------------------------------------------------------------------------------------------------------------------------
                                              $ 13,867,971           $  404,051           $  130,826        $ 14,141,196
========================================================================================================================

                                                                                         1996
------------------------------------------------------------------------------------------------------------------------
                                                                          Gross                Gross
                                                  Carrying           Unrealized           Unrealized              Market
                                                     Value                Gains               Losses               Value
------------------------------------------------------------------------------------------------------------------------
Available for sale portfolio:
    U.S. Government Agencies                  $ 91,013,817           $  132,715           $1,157,625        $ 89,988,907
    Corporate debt securities                    1,996,978                                    21,353           1,975,625
    Municipal obligations                          965,364               21,684                  645             986,403
    Mortgage-backed securities                 153,838,179            1,403,588            1,926,578         153,315,189
    Equity securities                           17,292,195               43,823                               17,336,018
------------------------------------------------------------------------------------------------------------------------
                                              $265,106,533           $1,601,810           $3,106,201        $263,602,142
------------------------------------------------------------------------------------------------------------------------
Held to maturity portfolio:
    Corporate debt securities                 $    596,744                                                  $    596,744
    Municipal obligations                       17,993,155           $  507,412           $    2,376          18,498,191
    Mortgage-backed securities                   5,472,475              254,258                   67           5,726,666
------------------------------------------------------------------------------------------------------------------------
                                              $ 24,062,374           $  761,670           $    2,443        $ 24,821,601
========================================================================================================================

The carrying value and market value of debt securities at December 31, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without penalties.

------------------------------------------------------------------------------------------------
                                                                    Carrying              Market
                                                                       Value               Value
------------------------------------------------------------------------------------------------
Securities available for sale:
    Within one year                                             $  4,105,942        $  4,100,855
    After one year but within five years                          34,560,397          34,503,317
    After five years but within ten years                        119,530,844         118,468,785
    After ten years                                               98,860,327          98,677,631
------------------------------------------------------------------------------------------------
                                                                $257,057,510        $255,750,588
================================================================================================

Securities held to maturity:
    Within one year                                             $  6,008,861        $  5,885,209
    After one year but within five years                           2,626,548           2,688,878
    After five years but within ten years                          1,505,467           1,603,003
    After ten years                                                3,727,095           3,964,106
------------------------------------------------------------------------------------------------
                                                                $ 13,867,971        $ 14,141,196
================================================================================================

The gross realized gains and gross realized losses on investment securities transactions are summarized below:

                                                                   Available             Held to
Year ended December 31, 1997                                        for sale            maturity
------------------------------------------------------------------------------------------------
Gross gains                                                       $1,159,456              $5,900
Gross losses                                                         784,974
------------------------------------------------------------------------------------------------
    Net gains                                                     $  374,482              $5,900
================================================================================================

Year ended December 31, 1996
------------------------------------------------------------------------------------------------
Gross gains                                                       $1,456,991
Gross losses                                                         249,224
------------------------------------------------------------------------------------------------
    Net gains                                                     $1,207,767
================================================================================================

Year ended December 31, 1995
------------------------------------------------------------------------------------------------
Gross gains                                                       $  462,419
Gross losses                                                         365,254
------------------------------------------------------------------------------------------------
    Net gains                                                     $   97,165
================================================================================================

Investment securities at December 31, 1997 and 1996 include market values of approximately $1,982,000 and $2,640,000, respectively, of securities which are held by a unit investment trust, subject to certain put options held by the trust (see Note 9).

      Investment securities at December 31, 1997 and 1996 include approximately $230,225,000 and $202,041,000, respectively, pledged under various agreements, principally municipal deposits, letters of credit, lines of credit, and municipal option put securities.

NOTE 3-LOANS
--------------------------------------------------------------------------------

Substantially all of the Bank's loans are granted to borrowers concentrated primarily within Broome, Tioga, Chenango, Onondaga, and Chemung Counties, and other communities located in upstate New York.

NOTE 4-ALLOWANCE FOR POSSIBLE CREDIT LOSSES
--------------------------------------------------------------------------------

Changes in the allowance for possible credit losses at December 31 are presented in the following summary:

                                                        1997                 1996                1995
-----------------------------------------------------------------------------------------------------
Balance at beginning of year                     $17,053,647          $14,065,000         $13,354,163
Recoveries credited                                1,717,734            1,831,990             710,749
Provision for credit losses                       10,314,484            9,971,256           7,332,612
Loans charged off                                  9,878,392            8,814,599           7,332,524
-----------------------------------------------------------------------------------------------------
     Balance at end of year                      $19,207,473          $17,053,647         $14,065,000
=====================================================================================================

At December 31, 1997 and 1996, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 totaled $12,045,259 and $8,548,653, respectively. A valuation allowance aggregating $4,302,507 and $3,229,314 was recorded against impaired loans at December 31, 1997 and 1996, respectively. The average recorded investment in impaired loans was approximately $8,879,435 in 1997 and $8,837,230 in 1996. The Bank recognized, on a cash basis, $272,374 and $146,403 of interest on impaired loans during 1997 and 1996, respectively (during the portion of the year they were impaired).

NOTE 5-LOAN SERVICING
-------------------------------------------------------------------------------

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was $392,019,810 and $351,295,935 at December 31, 1997 and 1996, respectively.

      Custodial escrow balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were approximately $5,126,360 and $4,399,417 at December 31, 1997 and 1996, respectively.

      Mortgage servicing rights capitalized and amortization recognized on those rights was not significant.

NOTE 6-LOANS TO RELATED PARTIES
-------------------------------------------------------------------------------

At December 31, 1997, loans to directors and officers or to entities (or other shareholders of such entities) which owned or controlled 10% or more of the Company's voting stock were $10,344,071. During 1997, new loans to such related parties amounted to $5,378,229 and repayments amounted to $12,276,429.

NOTE 7-BANK PREMISES AND EQUIPMENT
-------------------------------------------------------------------------------

A summary of bank premises and equipment at December 31 is shown as follows:

                                                             1997                1996
-------------------------------------------------------------------------------------
Land                                                 $  1,166,327        $  1,166,327
Banking premises                                       11,133,105          10,014,417
Furniture and equipment                                10,899,341          10,182,162
-------------------------------------------------------------------------------------
                                                       23,198,773          21,362,906
Less: Accumulated depreciation                         13,698,736          12,356,430
-------------------------------------------------------------------------------------
                                                     $  9,500,037        $  9,006,476
=====================================================================================

NOTE 8-DUE TO DEPOSITORS
-------------------------------------------------------------------------------

A summary of amounts due to depositors at December 31 is shown as follows:

                                                                1997                   1996
-------------------------------------------------------------------------------------------
Savings accounts                                      $  135,047,208         $  135,654,826
Money market deposit accounts                            263,344,699            249,321,647
Certificates of deposit                                  697,707,822            614,743,002
NOW accounts                                              67,249,777             61,325,457
Non-interest bearing deposit accounts                     76,158,846             57,007,369
-------------------------------------------------------------------------------------------
                                                      $1,239,508,352         $1,118,052,301
===========================================================================================

Time deposits with balances in excess of $100,000 amounted to approximately $168,161,000 and $184,088,000 at December 31, 1997 and 1996, respectively. The approximate maturity of time deposits follows:

                                               1997                                              1996
----------------------------------------------------------------------------------------------------------------
Year of Maturity                   Amount               Percent                      Amount              Percent
----------------------------------------------------------------------------------------------------------------
1                             $487,555,677                69.9%                $441,194,874                71.8%
2                              149,085,074                21.3                   87,975,176                14.3
3                               47,836,197                 6.9                   60,183,608                 9.8
4                                7,789,886                 1.1                   18,691,645                 3.0
5 and over                       5,440,988                 0.8                    6,697,699                 1.1
---------------------------------------------------------------------------------------------------------------
                              $697,707,822               100.0%                $614,743,002               100.0%
================================================================================================================

NOTE  9-BORROWINGS
-------------------------------------------------------------------------------

The following is a summary of borrowings at December 31:

                                                                1997                   1996
-------------------------------------------------------------------------------------------
Short-term borrowings:
    Municipal option put securities                     $  1,892,828           $  1,998,728
    Federal Home Loan Bank advances                      153,000,000            113,000,000
    Securities sold under repurchase agreements           23,750,690              5,503,234
-------------------------------------------------------------------------------------------
                                                        $178,643,518           $120,501,962
===========================================================================================

Information related to short-term borrowings at December 31 is as follows:

------------------------------------------------------------------------------------------------------------
                                                      1997                    1996                   1995
------------------------------------------------------------------------------------------------------------
Outstanding balance at end of year            $178,643,518            $120,501,962            $ 98,948,728
Average interest rate                                 6.13%                   6.44%                   5.88%
Maximum outstanding at any month end          $225,971,919            $127,656,192            $126,098,081
Average amount outstanding during year        $177,391,880            $ 91,604,941            $103,520,474
Average interest rate during year                     5.68%                   5.62%                   5.91%
============================================================================================================

Average amounts outstanding and average interest rates are computed using weighted monthly averages.

      The collateral agent requires that the market value of the collateral for the municipal option put securities must be maintained at 150% of the outstanding balance of the agreements. The Bank has assigned mortgage-backed securities as collateral for the agreements. Such securities have a market value aggregating $7,925,000, and $6,094,000 at December 31, 1997 and 1996,
respectively.

      At December 31, 1997, the Bank had available a line of credit with the Federal Home Loan Bank of New York subject to the amount of available collateral, of which $153,000,000 is outstanding as of December 31, 1997. This outstanding balance is collateralized by certain mortgage loans, mortgage-backed securities, and other investment securities under a blanket pledge agreement with the Federal Home Loan Bank of New York. The Bank also had available a $15,000,000 unsecured line of credit with Corestates Bank, which requires daily repayment.

      Securities sold under repurchase agreements represent the purchase of interests in government securities by commercial checking customers which are repurchased by the Bank on the following business day. The government securities continue to be held by the Bank and the purchaser is precluded from engaging in repurchase transactions or otherwise pledging or hypothecating these securities.

NOTE 10-EMPLOYEE BENEFITS
-------------------------------------------------------------------------------

The Bank has a noncontributory qualified defined benefit pension plan covering substantially all employees. Under the plan, retirement benefits are primarily a function of both the years of service and the level of compensation. The Bank's policy is to fund the plan in amounts sufficient to pay liabilities.

      The net periodic pension cost for the years ended December 31, 1997, 1996, and 1995 is as follows:

                                                             1997                 1996                1995
----------------------------------------------------------------------------------------------------------
Service cost benefits earned during the year         $    557,928         $    576,260        $    493,306
Interest cost on projected benefit obligations          1,100,237            1,021,787             963,427
Actual return on plan assets                           (3,532,897)          (1,980,796)         (2,429,552)
Net amortization and deferral                           2,009,444              709,533           1,221,199
----------------------------------------------------------------------------------------------------------
    Net periodic pension expense                     $    134,712         $    326,784        $    248,380
==========================================================================================================

Plan assets consist primarily of listed stocks, governmental securities and cash equivalents. The following table represents a reconciliation of the funded status of the plan at October 1, 1997 and 1996 (date of the most recent actuarial studies):


                                                                                      1997                1996
--------------------------------------------------------------------------------------------------------------
Plan assets at fair value                                                      $19,126,716         $15,990,200
--------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
     Vested benefits                                                            13,071,802          11,129,652
     Nonvested benefits                                                            204,981             793,300
--------------------------------------------------------------------------------------------------------------
         Accumulated benefit obligation                                         13,276,783          11,922,952
Effect of future salary increases                                                3,557,958           2,576,400
--------------------------------------------------------------------------------------------------------------
     Projected benefit obligation                                               16,834,741          14,499,352
--------------------------------------------------------------------------------------------------------------
Plan assets in excess of (less than) projected benefit obligation                2,291,975           1,490,848
Unrecognized net loss                                                           (1,094,452)           (253,260)
Unrecognized past service liability                                                (92,029)           (193,500)
Unrecognized asset at date of adoption being recognized over 12 years             (171,543)           (338,100)
--------------------------------------------------------------------------------------------------------------
      Prepaid pension cost reflected in statements of condition                $   933,951         $   705,988
==============================================================================================================

The actuarial present value of the projected benefit obligation shown in the above table is based on a discount rate of 7.25% and 7.75% for 1997 and 1996, and an assumed rate of increase in future compensation levels of 5.00% and 5.50% for 1997 and 1996, respectively. The expected long-term rate of return on assets was 8.75% for 1997 and 1996.

      The Bank has a defined contribution employee savings 401(k) plan. Full-time salaried employees, age twenty-one and older who have completed one year of service, are eligible to join the 401(k) plan. The Bank matches 100% of basic contributions up to 2.0% of each participant's annual contribution and 50% of contributions over 2.0% but not in excess of 3.0%. Contributions to the plan amounted to $215,350 in 1997, $197,593 in 1996, and $201,526 in 1995.

      The Bank currently provides certain life and health insurance benefits to substantially all employees.

The net postretirement benefit cost for the years ended December 31, 1997, 1996, and 1995 is as follows:

                                                          1997                 1996                1995
-------------------------------------------------------------------------------------------------------
Service cost benefits earned during the year          $107,198             $114,013            $107,725
Interest cost on benefit obligations                   231,915              292,213             351,650
Net amortization and deferral                           97,329              173,200             173,200
-------------------------------------------------------------------------------------------------------
                                                      $436,442             $579,426            $632,575
=======================================================================================================

The following sets forth a reconciliation of the plan's status at October 1, 1997 and 1996 (date of most recent actuarial studies):

                                                                      1997                1996
----------------------------------------------------------------------------------------------
Retirees                                                       $(1,665,058)        $(2,234,600)
Fully eligible active plan participants                           (851,999)           (584,600)
Other active plan participants                                    (953,566)         (1,160,600)
----------------------------------------------------------------------------------------------
     Total accumulated postretirement benefit obligation        (3,470,623)         (3,979,800)
Plan assets at fair value

Unrecognized transition obligation being
     recognized over 20 years                                    2,597,800           2,771,000
Unrecognized net loss                                           (1,085,021)           (435,800)
----------------------------------------------------------------------------------------------
      Accrued postretirement benefit obligation
     included in other liabilities                             $(1,957,844)        $(1,644,600)
==============================================================================================

Medical costs were assumed to increase 7.5% in 1998 grading to 5.0% in 2005, and thereafter. The actuarial present value of the accumulated postretirement benefit obligation shown in the above table is based on a discount rate of 7.25% and 7.75% for 1997 and 1996, respectively. Increasing the assumed medical cost trend rate by 1.0% would increase the accumulated postretirement benefit obligation at October 1, 1997 by $76,592 and would not have a material effect on service cost.

NOTE 11-COMMITMENTS
-------------------------------------------------------------------------------

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

Financial instruments whose contract amounts represent credit risk:

                                         1997                1996
-----------------------------------------------------------------
Commitments to extend credit     $337,938,453        $303,146,996
Letters of credit                  18,460,310          16,895,054

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

      Standby and other letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. Most of these guarantees extend for periods ranging from three months to five years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Since some of the letters of credit are expected to expire without being drown upon, the total commitment amounts do not necessarily represent future cash requirements.

      For both commitments to extend credit and letters of credit, the amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but includes residential and commercial real estate. Outstanding loans sold with recourse approximated $23,925,000 as of December 31, 1997.

      As required by certain letters of credit agreements, the Bank has pledged as collateral, mortgage-backed securities having a market value of approximately $13,598,000 at December 31, 1997. The Bank has previously accrued $2,570,000, included in other liabilities, for the credit risk associated with a certain off-balance sheet letter of credit.

      The Bank rents facilities under leases expiring at various dates through 2016. Rent expense totaled approximately $388,000 in 1997, $423,000 in 1996, and $382,000 in 1995.

Approximate minimum rental commitments under existing noncancelable leases with remaining terms of one year or more are presented below:

Years ending December 31,
---------------------------------------------------------------
1998                                                 $  377,486
1999                                                    368,819
2000                                                    348,203
2001                                                    317,364
2002                                                    236,389
Later years                                           1,185,154
---------------------------------------------------------------
    Total minimum lease payment                      $2,833,415
===============================================================

NOTE 12-INCOME TAXES
-------------------------------------------------------------------------------

The Company provides for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" which requires an asset and liability approach to recognizing the tax effects of temporary differences between tax and financial reporting.

The provision (benefit) for income taxes consists of the following:

                               1997                 1996                1995
----------------------------------------------------------------------------
Current                 $11,461,887          $11,643,148          $8,699,290
Deferred (benefit)         (728,241)          (1,768,729)           (524,035)
----------------------------------------------------------------------------
                        $10,733,646          $ 9,874,419          $8,175,255
============================================================================

The components of deferred income taxes at December 31, which are included in other assets are:

                                                       1997                1996
-------------------------------------------------------------------------------
Assets:

   Investments                                 $    524,929        $    594,534
   Allowance for possible credit losses           9,072,692           6,925,565
   Deferred loan fees                                24,103             231,896
   Postretirement benefits                          822,294             671,819
   Non-accrual interest                             288,889             378,542
   Contingent liabilities                           191,498           1,019,208
   Other                                            430,139             522,054
-------------------------------------------------------------------------------
                                                 11,354,544          10,343,618
-------------------------------------------------------------------------------
Liabilities:

   Depreciation                                     613,336             523,104
   Pension benefits                                 392,259             288,396
   Investments                                      220,896

   Mortgage servicing rights                        113,246              70,045
   Leases                                            78,030             187,361
-------------------------------------------------------------------------------
                                                  1,417,767           1,068,906
-------------------------------------------------------------------------------
      Net deferred tax asset                   $  9,936,777         $ 9,274,712
===============================================================================

A reconciliation between the federal statutory income tax rate and the effective income tax rate at December 31 follows:

                                            1997         1996           1995
-------------------------------------------------------------------------------
Federal statutory income tax rate          35.0  %      35.0  %         35.0  %
Tax-exempt interest income                 (1.3)        (1.1)           (1.0)
Dividends received deduction               (0.1)        (0.2)           (0.3)
Other                                      (0.3)        (0.2)           (0.6)
-------------------------------------------------------------------------------
   Effective federal income tax rate       33.3  %      33.5  %         33.1  %
===============================================================================

NOTE 13-EARNINGS PER SHARE
-------------------------------------------------------------------------------

Basic earnings per share is computed based on the weighted average shares outstanding. Diluted earnings per share is computed based on the weighted average shares outstanding adjusted for the dilutive effect of the assumed exercise of stock options during the year. The following is a reconciliation of basic earnings per share to diluted earnings per share for the years ended December 31, 1997, 1996, and 1995:

                                                         Net                   Weighted          Earnings
                                                       Income            Average Shares         Per Share
---------------------------------------------------------------------------------------------------------
1995:        Basic earnings per share             $12,594,091                 9,540,996             $1.32
             Effect of stock options                                            386,508
---------------------------------------------------------------------------------------------------------
             Diluted earnings per share           $12,594,091                 9,927,504             $1.27
=========================================================================================================
1996:        Basic earnings per share             $15,203,627                 8,864,201             $1.72
             Effect of stock options                                            224,667
---------------------------------------------------------------------------------------------------------
             Diluted earnings per share           $15,203,627                 9,088,868             $1.67
=========================================================================================================
1997:        Basic earnings per share             $16,986,354                 8,509,089             $2.00
             Effect of stock options                                            286,983
---------------------------------------------------------------------------------------------------------
             Diluted earnings per share           $16,986,354                 8,796,072             $1.93
=========================================================================================================

NOTE 14-OPTIONS AND SHAREHOLDER RIGHTS
-------------------------------------------------------------------------------

The Company has a Long-Term Incentive and Capital Accumulation Plan (the "Incentive Plan") for the benefit of officers and certain other employees of the Company and its subsidiary. The Plan, as approved by shareholders at the 1996 Annual Meeting of Shareholders, provides for options to purchase a total of 450,000 shares of authorized common stock, of which options to purchase 234,349 shares have been granted as of December 31, 1997. At December 31, 1997, there were 215,651 options to purchase shares available for future grant under the Plan. Four kinds of rights are contained in the Incentive Plan and are available for grant: incentive stock options, non-statutory options, stock appreciation rights, and performance share awards. Only incentive options have been granted under the Incentive Plan. Options under this Plan have a 10 year term, and vest and become exercisable at 25% per year at the end of each of the first four years following the grant date. A similar incentive plan expired in September of 1995, with no further options available for grant.

      The Directors' Stock Option Plan (the "Directors' Plan"), as approved by shareholders at the 1994 Annual Meeting of Shareholders, provides for options to purchase 393,750 shares of authorized but unissued common stock by incumbent and future non-employee directors of the Company; 162,000 options to purchase shares have been granted as of December 31, 1997. At December 31, 1997, 231,750 options to purchase shares are available for future grant under the Directors' Plan. All options granted under the Directors' Plan are intended to be non-qualified options. Vesting occurs on the grant date, and options may be exercised six months after the grant date. Options terminate on the expiration date of the Directors' Plan in 2004. Under the Directors' Plan, to the extent options remain available for grant, upon initial election or appointment as a director, new non-employee directors of the Company will each receive a grant of an option to purchase 6,750 shares of common stock. Furthermore, in January of each year, each non-employee director, including any director who becomes a non-employee director prior to such anniversary, shall be granted an option to purchase 2,250 shares of common stock.

Activity in the Plans during 1997, 1996, and 1995 was as follows:

                                                             Number of           Option Price
                                                                Shares            Per Share           Aggregate
---------------------------------------------------------------------------------------------------------------
            Outstanding options at December 31, 1994           213,223       $5.83-$29.00           $ 3,578,643
1995:       Effect of three-for-two stock split                106,591
            Options forfeited                                   (1,875)       15.25-18.25               (33,091)
            Options exercised                                  (40,000)        3.89-18.50              (399,393)
            Options granted                                     79,125        18.25-20.67             1,459,031
---------------------------------------------------------------------------------------------------------------
            Outstanding options at December 31, 1995           357,064         3.89-20.67             4,605,190
1996:       Options forfeited                                     (750)            25.75                (19,312)
            Options exercised                                  (73,502)        3.89-18.50              (788,878)
            Options granted                                     85,500        22.63-25.75             2,149,805
---------------------------------------------------------------------------------------------------------------
            Outstanding options at December 31, 1996           368,312         3.89-25.75             5,946,805
1997:       Effect of three-for-two stock split                184,130

            Options forfeited                                     (750)            18.83                (14,123)
            Options exercised                                 (143,284)        4.52-18.83            (1,291,035)
            Options granted                                    156,750        18.67-18.83             2,947,740
---------------------------------------------------------------------------------------------------------------
            Outstanding options at December 31, 1997           565,158        $4.52-$18.83          $ 7,589,387
===============================================================================================================

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

NOTE 15-STOCK-BASED COMPENSATION
-------------------------------------------------------------------------------

The Company has two stock-based compensation plans, as described in Note 14. The Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for stock options granted under these plans. Under APB No. 25, because the exercise price of the Company's stock options approximates the market price of the underlying stock on the date of grant, no compensation expense is recognized. Had compensation cost for these plans been determined based on the fair value at the grant dates for awards under those plans, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                 1997                 1996                1995
------------------------------------------------------------------------------
Net Income:

As reported               $16,986,354          $15,203,627         $12,594,091
Pro forma                  16,689,614           15,054,549          12,478,223

Earnings Per Share:
   As reported:

      Basic                    $2.00                $1.72               $1.32
      Diluted                   1.93                 1.67                1.27
   Pro forma:

      Basic                    $1.96                $1.70               $1.31
      Diluted                   1.90                 1.66                1.26


The weighted average fair value of options granted during 1997,1996, and 1995 was $7.51, $6.09, and $7.02, respectively.

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1997, 1996, and 1995, respectively: dividend yield of 3.14% for 1997 and 3.25% for both 1996 and 1995; expected volatility of 25.1% for 1997 and 19.2% for both 1996 and 1995; risk-free interest rates of 6.5% for 1997, and ranging from 5.5% to 6.8% in 1996 and 6.2% to 7.8% in 1995;
and expected lives of 7.4 years in 1997 and 7.2 years for both 1996 and 1995.

      Options exercisable under the plans at December 31, 1997, 1996, and 1995 amounted to 328,836, 399,327, and 408,048, respectively. The weighted average exercise price of options exercisable at December 31, 1997, 1996, and 1995 were $10.77, $9.09, and $7.64, respectively.

The following table summarizes information about options outstanding at December 31, 1997:

                                                     Weighted
                                                      Average                Weighted             Weighted
Range of                                            Remaining                 Average              Average
Exercise                      Options             Contractual                Exercise               Number        Exercise
Prices                     Outstanding          Life in Years                   Price          Exercisable           Price
--------------------------------------------------------------------------------------------------------------------------
$  4.52 to $  5.19              67,498                    1.8                $  4.76                67,498         $  4.76
$  9.33 to $12.89              227,664                    6.3                 $10.77               187,558          $10.67
$13.78 to $18.83               269,996                    8.8                 $17.86                73,780          $16.68
--------------------------------------------------------------------------------------------------------------------------
                               565,158                                                             328,836
==========================================================================================================================

NOTE 16-SELECTED QUARTERLY FINANCIAL DATA
-------------------------------------------------------------------------------
Summarized quarterly financial information (in thousands of dollars) for the years ended December 31, 1997 and 1996 are as follows:

                                                Three Months Ended                                Three Months Ended
---------------------------------------------------------------------------------    ----------------------------------------------
                                      3/31/97    6/30/97     9/30/97     12/31/97     3/31/96     6/30/96      9/30/96     12/31/96
---------------------------------------------------------------------------------    ----------------------------------------------
Total interest income                 $28,691     $30,002    $31,082      $32,605     $25,268     $26,054      $26,864      $28,065
Total interest expense                 14,369      15,248     15,859       16,539      12,682      12,746       13,326       13,715
---------------------------------------------------------------------------------    ----------------------------------------------
Net interest income                    14,322      14,754     15,223       16,066      12,586      13,308       13,538       14,350
Provision for credit losses             2,460       2,354      2,538        2,963       2,073       2,605        3,048        2,245
---------------------------------------------------------------------------------    ----------------------------------------------
Net interest income after
    provision for credit losses        11,862      12,400     12,685       13,103      10,513      10,703       10,490       12,105
Gains (losses) on sale of securities       (4)        (14)       126          273          35         314          951          (92)
Gains (losses) on sale of loans            (1)        (89)       (94)        (194)        156        (231)          20           20
Non-interest income                     1,378       1,625      1,528        1,767       1,934       2,260        2,220        1,726
Operating expenses                      6,617       7,222      7,162        7,630       6,702       7,208        7,246        6,889
---------------------------------------------------------------------------------    ----------------------------------------------
Income before income taxes              6,618       6,700      7,083        7,319       5,936       5,838        6,435        6,870
Income taxes                            2,609       2,582      2,705        2,838       2,363       2,229        2,585        2,698
---------------------------------------------------------------------------------    ----------------------------------------------
    Net income                        $ 4,009     $ 4,118    $ 4,378      $ 4,481     $ 3,573     $ 3,609      $ 3,850      $ 4,172
 ================================================================================   ===============================================
Earnings per share:
Basic                                 $  0.47    $   0.48    $  0.51      $  0.52     $  0.38     $  0.40      $  0.45      $  0.50
=================================================================================    ===============================================
Diluted                               $  0.46    $   0.47    $  0.50      $  0.50     $  0.37     $  0.39      $  0.44      $  0.48
=================================================================================    ===============================================

NOTE 17-FAIR VALUE OF FINANCIAL INSTRUMENTS
-------------------------------------------------------------------------------

SFAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the certain derived value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank. The fair value of off-balance-sheet financial instruments is not significant.

The net carrying amount and fair values of financial instruments (in thousands of dollars) at December 31 are as follows:

                                                                1997                                 1996
                                                    Carrying              Fair          Carrying              Fair
                                                       Amount             Value            Amount             Value
-------------------------------------------------------------------------------------------------------------------
Financial assets:
    Cash and cash equivalents                    $     36,066      $     36,066      $     46,427      $     46,427
    Investment securities                             205,380           205,485           128,877           129,409
    Mortgage-backed securities                         79,609            79,777           158,788           159,004
    Loans                                           1,205,797         1,204,599         1,008,540         1,014,807
        Allowance for possible credit losses          (19,207)                            (17,054)
-------------------------------------------------------------------------------------------------------------------
           Net loans                                1,186,590         1,204,599           991,486         1,014,807
    Other financial assets                              7,459             7,459             1,567             1,567
-------------------------------------------------------------------------------------------------------------------
         Total financial assets                  $  1,515,104      $  1,533,386      $  1,327,145      $  1,351,214
===================================================================================================================

Financial liabilities:
    Deposits                                     $  1,239,508      $  1,242,653      $  1,118,052      $  1,119,759
    Borrowings                                        178,644           177,870           120,502           118,531
-------------------------------------------------------------------------------------------------------------------
         Total financial liabilities             $  1,418,152      $  1,420,523      $  1,238,554      $  1,238,290
===================================================================================================================

NOTE 18-REGULATORY MATTERS
-------------------------------------------------------------------------------

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory-and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.


                                                                                                           For Capital
                                                      Actual                                            Adequacy Purposes:
                                                Amount       Ratio                         Amount                            Ratio
------------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
    Total capital/to risk-weighted assets     $134,854    10.44%  greater than or equal to  $103,380  greater than or equal to 8.0%
    Tier I capital/to risk-weighted assets    $118,663     9.18%  greater than or equal to  $ 51,690  greater than or equal to 4.0%
    Tier I capital/to average assets          $118,663     7.79%  greater than or equal to  $ 45,690  greater than or equal to 3.0%

As of December 31, 1996
------------------------------------------------------------------------------------------------------------------------------------
    Total capital/to risk-weighted assets     $120,482    11.22%  greater than or equal to  $ 85,871  greater than or equal to 8.0%
    Tier I capital/to risk-weighted assets    $107,020     9.97%  greater than or equal to  $ 42,935  greater than or equal to 4.0%
    Tier I capital/to average assets          $107,020     8.06%  greater than or equal to  $ 39,827  greater than or equal to 3.0%


                                                                                             To Be Well
                                                                                      Capitalized Under
                                                                                      Prompt Corrective
                                                                                     Action Provisions:
                                                                         Amount                             Ratio
------------------------------------------------------------------------------------------------------------------
As of December 31, 1997
------------------------------------------------------------------------------------------------------------------
    Total capital/to risk-weighted assets     greater than or equal to  $ 129,225  greater than or equal to 10.0%
    Tier I capital/to risk-weighted assets    greater than or equal to  $  77,535  greater than or equal to  6.0%
    Tier I capital/to average assets          greater than or equal to  $  76,150  greater than or equal to  5.0%

As of December 31, 1996
------------------------------------------------------------------------------------------------------------------
    Total capital/to risk-weighted assets     greater than or equal to  $ 107,338  greater than or equal to 10.0%
    Tier I capital/to risk-weighted assets    greater than or equal to  $  64,403  greater than or equal to  6.0%
    Tier I capital/to average assets          greater than or equal to  $  66,379  greater than or equal to  5.0%

NOTE 19-FINANCIAL INFORMATION-PARENT COMPANY
-------------------------------------------------------------------------------------------------------------------------------

STATEMENTS OF CONDITION


                                                                                                 December 31,
                                                                                                         1997              1996
                   ------------------------------------------------------------------------------------------------------------
ASSETS             Cash and due from banks                                                     $    1,030,904    $      411,242
                   Investment in Bank, at equity                                                  119,823,282       108,331,403
                   Other assets                                                                        12,188            40,850
                   ------------------------------------------------------------------------------------------------------------
                                                                                               $  120,866,374    $  108,783,495
                   ============================================================================================================

LIABILITIES AND    Other liabilities                                                                             $       54,500
SHAREHOLDERS'      Shareholders' Equity:
EQUITY                Preferred stock, par value $.01 per share; 2,500,000 shares authorized;
                        none issued
                      Common stock, par value $.01 per share; 30,000,000 shares authorized;
                      11,159,924 shares and 7,344,427 shares issued                            $      111,599            73,444
                   Additional paid-in capital                                                      29,215,440        27,824,147
                   Undivided profits                                                              122,029,557       111,465,208
                   Unrealized depreciation in securities available for sale, net                     (733,065)         (876,647)
                   Treasury stock at cost; 2,602,692 and 1,735,128 shares                         (29,757,157)      (29,757,157)
                   ------------------------------------------------------------------------------------------------------------
                      Total Shareholders' Equity                                                  120,866,374       108,728,995
                   ------------------------------------------------------------------------------------------------------------
                                                                                               $  120,866,374    $  108,783,495
                   ============================================================================================================

STATEMENTS OF INCOME

                                                                                             Years Ended December 31,
                                                                                         1997            1996           1995
                 ------------------------------------------------------------------------------------------------------------
INCOME           Dividends from Bank                                               $ 6,422,005     $23,166,228    $ 8,855,288
                 Equity in undistributed net income of Bank,
                    net of dividends                                                11,209,884      (7,364,645)     4,208,871
                 ------------------------------------------------------------------------------------------------------------
                         Total income                                               17,631,889      15,801,583     13,064,159
                  -----------------------------------------------------------------------------------------------------------

EXPENSES         Total expense                                                         645,535         597,956        470,068
                 ------------------------------------------------------------------------------------------------------------
                 NET INCOME                                                        $16,986,354     $15,203,627    $12,594,091
                 ============================================================================================================


STATEMENTS OF CASH FLOWS

                                                                                              Years Ended December 31,
                                                                                          1997            1996           1995
                 ------------------------------------------------------------------------------------------------------------
OPERATING        Net income                                                        $16,986,354     $15,203,627    $12,594,091
ACTIVITIES       Adjustments to reconcile net income to net cash
                    provided by operating activities:
                      Equity in undistributed net income of Bank,

                         net of dividends                                          (11,209,884)      7,364,645     (4,208,871)
                      (Increase) decrease in other assets                               28,662         (40,852)
                      Increase (decrease) in other payables                            (54,500)         54,500
                 ------------------------------------------------------------------------------------------------------------
                              Net cash provided by operating activities              5,750,632      22,581,920      8,385,220
                 ------------------------------------------------------------------------------------------------------------
FINANCING        Dividends paid to shareholders                                     (6,422,005)     (5,257,190)    (4,061,601)
ACTIVITIES       Purchases of treasury stock                                                       (17,909,038)    (4,793,687)
                 Investment in subsidiary                                                                              (1,000)
                 Proceeds from exercise of stock options                             1,291,035         788,878        399,393
                 ------------------------------------------------------------------------------------------------------------
                        Net cash used by financing activities                       (5,130,970)    (22,377,350)    (8,456,895)
                 ------------------------------------------------------------------------------------------------------------
                             Net increase (decrease) in cash and cash equivalents      619,662         204,570        (71,675)
                 Cash and cash equivalents at beginning of year                        411,242         206,672        278,347
                 ------------------------------------------------------------------------------------------------------------
                 CASH AND CASH EQUIVALENTS AT END OF YEAR                          $ 1,030,904  $      411,242   $    206,672
                 ============================================================================================================

BSB Bank & Trust (Subsidiary of BSB Bancorp, Inc.) Officers

Executive
---------
Alex S. DePersis, President and Chief Executive Officer
Larry G. Denniston, Senior Vice President and Corporate Secretary
Cynthia A. Hicks, Assistant Corporate Secretary

Banking Operations
------------------
Arthur C. Smith, Executive Vice President-Retail Banking Officer

Branch Administration
Michael V. Radicchi, Administrative Vice President-Branch Administrator Jacqueline L. Michalek, Assistant Vice President and Assistant Branch Administrator
James A. Berry, Assistant Vice President-Regional Business Development Officer Margaret J. Murray, Assistant Vice President-Regional Business
Development Officer
Elizabeth I. Donahue, Senior Branch Officer
Lori A. Micha, Senior Branch Officer
Marian M. Avery-Tierno, Branch Officer
Patricia A. Blair, Branch Officer
Jeanine M. Cianciosi, Branch Officer
Wendy K. McBride, Branch Officer
Denise G. Mughetti, Branch Officer
Lucille E. Roberts, Branch Officer
Dana L. Lutsic, Assistant Vice President-Banking Services Development Officer

Bank Operations
Julia G. Kamishlian, Vice President-Banking Support Services
Thomas J. Lamphere, Assistant Vice President-Risk Management
James H. DiMascio, Assistant Vice President-Facilities and Services Glenn H. Cashel, Records and Research Officer
Janet L. McHenry, Special Services Officer

Systems
Matthew W. Schaefer, Vice President
Paul F. Santodonato, Technology Officer
Joyce E. Burke, Systems Officer

Accounting
----------
Edward R. Andrejko, Senior Vice President and Chief Financial Officer Rexford C. Decker, Administrative Vice President and Controller
Donald R. Schmitt, Assistant Vice President-Assistant Controller
Kevin P. Harty, Assistant Vice President-Financial Information Officer

Trust
-----
Douglas R. Johnson, Senior Vice President and Senior Trust Officer Leslie J. Distin, Vice President and Trust Officer
John P. Riesbeck, Vice President and Trust Investment Officer

Financial Services
------------------
Pamela A. Kelley, Vice President

Lending Operations
------------------
Glenn R. Small, Executive Vice President-Senior Credit Officer

Commercial Lending
John B. Westcott, Administrative Vice President
Edward P. Bahrenburg, Vice President
Marvin F. Mastrangelo, Vice President
F. Mathew Zlomek, Vice President-Regional Loan Officer
Susan A. Burtis, Vice President
Edward P. Michalek, Vice President
Kevin P. O'Hara, Vice President
Kenneth J. Scott, Vice President
Ann Marie F. Smith, Assistant Vice President-Commercial Credit
Melody A. Gardner, Assistant Vice President-Commercial Loan Operations Carl J. Speicher, Commercial Loan Officer

Commercial Real Estate
Gary K. Hart, Administrative Vice President
William B. Meredith, Vice President

Consumer Lending
William T. Slote, Vice President
M. Peter Brady, Assistant Vice President-Adjustments/Recovery
James W. Rowlands, Adjustments/Recovery Officer
Joseph Diorio, Assistant Vice President-Business Development
Joseph D. Dempsey, Assistant Vice President-Consumer Credit
Arthur L. Dunning, Assistant Vice President-Credit Card Officer
Karen L. Thurber, Assistant Vice President-Consumer Loans Operations Louis M. Petrilli, Business Development Officer

Residential Mortgage Lending
Gary T. Drabo, Vice President
Christopher B. Loughridge, Assistant Vice President-Secondary Marketing Allen E. Fuller, Assistant Vice President-Mortgage Servicing
John J. Saraceno, Assistant Vice President-Business Development
Robert L. Anderson, Jr., Assistant Vice President-Mortgage Processing

Investments
-----------
Fielding Simmons III, Senior Vice President and Treasurer
Lawrence M. Harris, Assistant Vice President-Municipal Development Officer

Auditing
--------
Bruce R. Hayes, Administrative Vice President and Auditor
Penne M. Gaeta, Assistant Vice President-Assistant Auditor

Human Resources
---------------
Patricia A. Phelps, Administrative Vice President
Roy W. Brock, Assistant Vice President
Patrick M. Gleason, Training Officer

Loan Review
-----------
Phyllis K. Gilroy, Vice President

Marketing
---------
Stephanie Garrison, Vice President - Marketing Director

Shareholder Information


Corporate Headquarters:                         charge upon written request to Larry G.      Auditors:
BSB Bancorp, Inc.                               Denniston, Senior Vice President and         Coopers & Lybrand L.L.P.
58-68 Exchange Street                           Corporate Secretary, Shareholder Rela-       One Lincoln Center
Binghamton, New York 13902                      tions Department, BSB Bancorp, Inc.,         Syracuse, New York 13202
                                                 58-68 Exchange Street, Binghamton,
                                                New York 13902.
Mailing Address:                                                                             General Counsel:
P.O. Box 1056                                                                                Hinman, Howard & Kattell, L.L.P.
Binghamton, New York 13902                      Registrar and Transfer Agent:                Security Mutual Building
                                                American Stock Transfer and Trust            Binghamton, New York 13901
Annual Meeting:                                 Company
The Annual Meeting of Shareholders of           40 Wall Street--46th  Floor
BSB Bancorp, Inc. will be held at 10:00         New York, New York 10005                      Special Counsel:
A.M. on April 27, 1998, in the Sears                                                         Hogan & Hartson L.L.P.
Harkness Hall at the Roberson Museum                                                         Columbia Square
& Science Center, 30 Front Street,              Stock Listing:                               555 13th Street, N.W.
Binghamton, New York                            BSB Bancorp, Inc. common stock is            Washington, D.C. 20004
                                                traded over the counter and is listed on
                                                The Nasdaq Stock Market under the            Shareholder Relations Department:
                                                symbol BSBN.  High, Low, and closing         BSB Bancorp, Inc.
Form 10-K Annual Report:                        prices and daily trading volume are          58-68 Exchange Street
A copy of BSB Bancorp, Inc. Form 10-K           reported in most major newspapers as         Binghamton, New York 13902
Annual Report may be obtained without           "BSB Bcp."                                   (607) 779-2406