Form 10-K405, Exhibit 13
period 1998-12-31
BSB BANCORP INC
filed 1999-03-29
CIK 830257

                                  EXHIBIT 13

                                 ANNUAL REPORT

  BSB Bancorp, Inc., a Delaware corporation, is the bank holding company for BSB Bank & Trust Company. BSB Bancorp, Inc. had 8,633,883 shares of common stock outstanding at December 31, 1998. The stock is traded over-the-counter and is listed on The Nasdaq Stock Market under the symbol BSBN. BSB Bancorp, Inc., is subject to regulation by the Federal Reserve Board. BSB Bank & Trust is the principal subsidiary of BSB Bancorp, Inc. Incorporated as a state-chartered mutual savings bank in 1867, BSB Bank & Trust was converted to a state-chartered stock savings bank in 1985, and in 1995 completed a charter change to that of a state-chartered commercial bank. It is headquartered in Binghamton, New York and conducts business in Broome, Tioga, Chenango, Onondaga, and Chemung Counties, and adjacent areas in New York State. BSB Bank & Trust is a diversified financial services institution providing a broad range of deposit and loan products as well as trust and investment services to area businesses and consumers. In particular, BSB Bank & Trust is a major provider of financial services to the business community, as well as offering banking services to school districts and cooperative education centers, cities, towns, villages, and numerous municipal agencies. Deposits in BSB Bank & Trust are insured by the Federal Deposit Insurance Corporation to applicable limits.

BSB BANCORP, INC.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands - Except Per Share Amounts)

                                                          Years Ended December 31,
                                                                1998             1997       % Change
---------------------------------------------------------------------------------------------------
PERFORMANCE         Net interest income                   $   70,738       $   60,364          17.2%
                    Net income                                19,870           16,986          17.0
                    Return on average equity                   15.61%           14.65%          6.6
                    Diluted earnings per share            $     2.24       $     1.93          16.1
---------------------------------------------------------------------------------------------------
SELECTED            Interest rate margin                        4.29%            4.39%         (2.3)
FINANCIAL           Dividend payout ratio                      39.43            37.81           4.3
DATA                Efficiency ratio                           40.78            42.95          (5.1)
---------------------------------------------------------------------------------------------------
PER SHARE           Book value                            $    15.64       $    14.12          10.8
                    Dividends declared                          0.91             0.76          19.7
---------------------------------------------------------------------------------------------------
FINANCIAL           Total assets                          $1,859,079       $1,560,571          19.1
CONDITION           Total loans                            1,362,885        1,205,797          13.0
DATA                Deposits                               1,472,746        1,239,508          18.8
(at December 31)    Shareholders' Equity                     134,991          120,866          11.7
                    Allowance for possible credit losses      22,168           19,207          15.4
                    Non-performing loans to total loans         1.02%            1.08%         (5.6)
---------------------------------------------------------------------------------------------------
OFF-BALANCE         Mortgage serviced loans               $  481,394       $  392,020          22.8
SHEET               Trust assets under management            299,188          243,432          22.9
(at December 31)
===================================================================================================

Message to Shareholders

  Success can be measured by many criteria. Our focus at BSB is high financial performance and sound strategic growth. We are pleased to report that by these standards 1998 was an excellent year.

  In thinking about a theme for this year's annual report, we selected "The
Road to Success" for a number of reasons. Not the least of which is the realization that our Company has been involved in a significant journey from its modest beginnings in 1867 to the vital and dynamic financial institution of today. The road we have been traveling has taken many interesting turns to get us to this point in our journey. Not only have we "traveled" figuratively into new and challenging areas of banking service, but we have journeyed, literally, into new markets, as well.

  Advancements in technology have made possible an ever-expanding array of products and services, and they have paved the way to a delivery system that offers our customers more banking convenience than ever before. What's more, our agreement to acquire Skaneateles Bancorp, Inc. creates an important opportunity for us to expand our presence significantly in the greater Syracuse market. This action represents an important opportunity for BSB, to be sure. At the same time, it begins another leg of the journey.

  Consequently, as we make this report on the year just past and share with you some of our expectations for the future, we are reminded that this journey on "The Road to Success" is far from over. Instead, it is a continuous process of goals established and attained, and through that attainment, of leading the way to new goals, new directions, and new achievements.

Financial Performance

  It is my pleasure to report that 1998 was one of the most successful, though challenging years, in the 132-year history of the Bank. We produced record net income, substantially increased return on equity, and grew both assets and deposits to record levels. We also completed two major systems conversions which increase our capacity to deliver improved services and products to our customers and further enhance our efficiency. In addition, we implemented new strategies designed to further our goals of continued growth in non-interest income and to promote operational integrity.

  The financial results for 1998 are covered in detail in the Management's Discussion and Analysis section, but I want to comment on some of the highlights. In 1998, net income reached a record $19.9 million, an increase of $2.9 million or 17.0% over 1997. Diluted earnings per share increased 16.1%, to $2.24 in 1998, compared to $1.93 for 1997. This improvement in earnings was driven primarily by asset and deposit growth that produced net interest income of $70.7 million versus $60.4 million in 1997. Also contributing to our success in 1998 was growth in non-interest income, which increased to $7.7 million, up 22.3% from the $6.3 million earned in 1997.

  Another major measure of bank performance, return on average equity, increased significantly to 15.61% in 1998, compared to 14.65% in 1997. The improvement in return on average equity in 1998 represents the third consecutive year your Company has produced a substantial improvement in this important performance benchmark.

  Shareholders benefited significantly from the earnings improvement, as it allowed your Board of Directors to raise cash dividends once again. Dividends paid in 1998 rose to a total of $7.8 million, compared to $6.4 million in 1997, an increase of nearly 22%. The most recent increase in the quarterly dividend, to $0.25 in the fourth quarter of 1998, represents an 88% increase in the quarterly dividend in the past four years. While we are disappointed in the overall market price performance of our stock this past year, we recognize that 1998 was a difficult year for bank equities in general. We remain confident in our strong operating fundamentals and strategic growth potential. BSB stock continues to show excellent absolute and relative performance on a five-year basis as reflected in the performance graph in this year's proxy statement.

  Our ability to grow net interest income was key to our success in 1998. BSB produced significant growth in loan assets, led by outstanding results in commercial lending. Commercial loans increased 18.1% last year, from $654.2 million at year-end 1997 to $772.8 million at year-end 1998. We also exceeded our lending goals in direct and indirect consumer lending and residential mortgage originations.

  The success achieved in our two newest markets, Chemung and Onondaga Counties, has been particularly gratifying. We continue to exploit effectively our reputation as a responsive lender, providing quick responses to loan requests and prudent flexibility in loan structuring. We have developed a niche in business banking relationships, serving small- and medium-sized companies through credit, deposit, and cash management services that can be tailored to their specific needs.

  As we grow our loan portfolios, we carefully manage the asset quality issues that are part of the business of risk management. In 1998, we increased our allowance for possible credit losses by $3.0 million, an increase of 15.4% over the allowance at year-end 1997. At year-end 1998, non-performing assets totaled $16.0 million, an increase of $0.3 million, or 1.7% over year-end 1997.

  Non-interest income increased 22.3% for the year. Important contributors to this high level of performance were growth in assets in our Trust Department, brokerage revenues, fees associated with loan activity and charges for deposits and branch services.

  Our Trust Department has been united with our brokerage activities under a single banner, BSB Financial Services, Inc. This new organizational structure is enhancing cross-selling opportunities, providing operating efficiencies not previously possible, and providing a platform that is allowing us to consider the addition of new fee-based services. During 1998, fee income from the delivery of trust and brokerage services reached a record $1.5 million, an increase of 35.5%.

  I am pleased to note that, despite our growth, we have kept tight control of our operating expenses. Our already strong efficiency ratio improved again in 1998 to 40.78%, from 42.95% in 1997. The lower the ratio, the more efficient a bank is considered to be. We currently rank among the 10% most efficient banks in the country.

Strategic Growth

  We are confident that our strategic and business plans provide the framework on which we can continue to generate future profitable growth. We plan to use our strong capital position to grow both internally and through attractive acquisition opportunities.

  On January 25, 1999, BSB Bancorp, Inc. and Skaneateles Bancorp, Inc. entered into a definitive agreement for BSB Bancorp to acquire Skaneateles Bancorp, the holding company for Skaneateles Savings Bank, subject to approval by Skaneateles shareholders and regulatory authorities. Based on December 31, 1998 data, this acquisition adds $276 million in assets, $237 million in deposits and nine retail branches to our presence in the greater Syracuse area.

  The acquisition is an excellent strategic fit and represents a significant growth opportunity in a major market area of upstate New York. It enhances our existing commercial lending presence in Onondaga County and provides us with a significant retail market position and infrastructure to help sustain the broadest possible growth for the future. The acquisition of Skaneateles will present many opportunities to expand the menu of financial services to their customer base. We expect the acquisition will have a significant and positive impact on future earnings and be accretive to earnings by the first quarter of 2000. The transaction is expected to close in the summer of 1999.

  Other efforts to further our goals of growth and performance were undertaken during 1998. Plans were implemented during 1998 to open a new branch office in Vestal, New York. This new office, which is scheduled to open in the second quarter of 1999, will provide BSB Bank & Trust a presence in the fastest growing retail corridor in Broome County.

Customer Service

  Improvements in service to our household and business customers play an important role in our future growth. Our most recent expansion of our electronic delivery systems, which began in 1997, allowed us to improve customer service levels and enhance our efficiency and fee income potential at the same time. Additional off-premise ATM locations at major retail and employer sites have been very well received by our customers, and they provide fee revenues from non-BSB users, as well. Furthermore, we continue to develop our PC Home Banking product, which is adding a new scope to our delivery system.

  Beginning in the first quarter of 1999, representatives from our brokerage service operation will be located in selected branch offices, significantly expanding the range of financial services available to our customers on a daily basis.

  As I suggested earlier, 1998 was a particularly challenging year. During this past year, BSB completed a much-anticipated conversion to a new data processing platform-one that enhances our readiness to meet the challenges brought by the new millenium and our ability to improve customer service. The Bank also converted to a new system for check processing, resulting in both additional operating efficiency and new services for our customers. I am very pleased to state that neither conversion adversely affected customer service at BSB Bank & Trust. The key to our success in these major software conversions was the quality, dedication, and professionalism of our entire staff.

  In April 1999, after 24 years of service, Herbert R. Levine will retire from the Board of Directors. He has been a Director/Trustee of the Bank since 1974 and of BSB Bancorp, Inc. since its formation in 1988. The Board of Directors and management wish to express their appreciation to Mr. Levine for his significant contributions. He brought valuable insight to the Board, reflecting his many years as a successful businessman and highly respected contributor to our community.

  In December 1998, Diana J. Bendz joined the Board of Directors of both the Bank and the Company. Mrs. Bendz is the Senior Location Executive of IBM Corporation, Endicott, New York. We are very pleased to have her join us at this exciting time.

  Having just completed a year of unprecedented accomplishment, we enter 1999 with high expectations. We expect the upstate New York economies we serve to continue to improve in 1999. The planned acquisition of Skaneateles Bancorp will represent a major expansion of our banking franchise that brings new customers and the opportunity to further penetrate one of the largest markets in upstate New York. These important factors, combined with our new data processing platform, strong capital position and dedicated, professional staff, lead us to believe that we are well positioned for future success.

  Once again this year, I want to offer my sincere gratitude to our Board of Directors for their efforts, dedication and support. On behalf of the Board of Directors, our officers and staff, thank you, our shareholders, for your continued support.


Alex S. DePersis
President & Chief Executive Officer


Lending Operations

  Lending Operations approached 1998 with high expectations. Energized by the successes achieved during the preceding year, we set out with a business plan that included some very challenging goals. Happily, we can report that we reached or exceeded virtually every one of them. Loan originations reached record levels in every category, while loan quality remained excellent. As a result, BSB's delinquency and loss experience continues to compare very favorably to industry peer groups. In addition, we continued to be the beneficiary of a favorable interest-rate environment that allowed for a positive spread between interest earned on loan assets and the cost of funds. We also realized significant growth of non-interest income, a trend that we will continue to develop as we move forward.

  There is no question that our status as an independent community bank presents significant opportunities for our lending operation, in terms of responsiveness to our customers and the Bank's operating efficiency. Our knowledge and understanding of the Central New York region also has aided our efforts to expand into new markets for indirect lending activity and to develop additional sources for mortgage originations. We are especially pleased with the continued growth of lending activity generated through our office in downtown Syracuse, and with the record level of direct lending activity generated by our branches.

  While it is standard practice to measure our accomplishments by analyzing the numbers, our successes really have a very human face. They are the result of the outstanding performance turned in by our fine staff of loan professionals. One of our highest priorities continues to be doing everything possible to assist them in their efforts. To that end, we initiated new training programs and incentive opportunities during the year that yielded positive results, as did the numerous improvements that were made to the Bank's support systems.

  As we look to the year ahead, we plan to build on the achievements of the recent past. We expect to keep our customer base growing by continuing to offer highly competitive products in mortgage, commercial, and consumer lending. We also recognize that innovation and superior service are critical to strengthening our position as the "lender of choice" in the markets we serve. As such, we will continue to pay priority attention to training and technology. It is an approach, we believe, that will continue to benefit both the Bank and our shareholders.

Consumer Lending

  In 1998, consumer lending achieved another year of record growth. Total outstanding loans rose 20%, or $59.9 million. While we experienced increases in every category of consumer lending, new indirect auto contracts led the way once again. These are auto loans financed through an ever-increasing network of new and used car dealers throughout the upstate region. These relationships have created an important growth opportunity for BSB. As such, it is an area of our lending operation that will continue to receive priority attention in the year ahead.

  Placing increased emphasis on direct lending through the branch system also produced excellent results during 1998. Not only is the development of lending relationships with existing customers a cost-effective way to acquire new loans, but it also helps us improve our "share of wallet" position while providing greater banking convenience to our customers. During the year, a number of training and incentive programs were initiated in support of the outstanding effort being made by our branch personnel. These programs will remain in place, and we will continue to emphasize building our consumer loan portfolio.

Residential Mortgage Lending

  Residential mortgage loan originations reached record levels in 1998, as favorable interest rates and a positive turn in the area's housing market fueled demand for both new mortgages and mortgage refinancing. Despite heavy competitive pressures, BSB continues to enjoy solid customer preference as a result of emphasizing superior customer service and product delivery.

  During the year, we saw continued growth from the Bank's portfolio of serviced loans. These are loans where BSB continues to collect payments and administer loans after they have been sold into the secondary market. We believe that serviced loans continue to be an excellent source of fee income. In addition, serviced loan activity makes possible ongoing contact with borrowers and creates excellent opportunities to cross sell other bank products and services.

  Ensuring all qualified individuals access to home ownership through mortgage financing is a responsibility that BSB takes very seriously. The company participates in a variety of programs that provide financing to all racial, ethnic, and income groups.

Commercial Lending

  For BSB, 1998 was another year of record growth in commercial lending, as our commercial loan portfolio increased by $118.6 million, to $772.8 million. The improving economy in New York State did much to stimulate loan activity. Also, the presence of our fully staffed office in downtown Syracuse continued to make a significant contribution to the growth of our commercial loan portfolio. With the acquisition of the nine Skaneateles Savings Bank branches in the greater Syracuse area, we look forward to greatly expanded opportunities for growth in this very important upstate market.

  Much of our success is attributable to the fine work being accomplished by our experienced staff of commercial lenders. Their contributions to our success are many, and the strong relationships that they have forged with their customers serve us well. Not only do we enjoy a significant amount of repeat business as a direct result of their efforts, we also can credit an impressive number of new referrals to their outstanding performance in the area of customer satisfaction.

  We continue to believe that our ability to provide financing that meets the needs of small- to medium-sized companies positions us ideally relative to the typical commercial customer profile in our region. Increasingly, businesses know that they can rely on BSB to be responsive and knowledgeable in meeting their needs. We also will remain diligent in our efforts to build a high-quality loan portfolio and in maintaining loan loss reserves at more than satisfactory levels. In this way, we are confident that we can serve our loan customers efficiently and our shareholders profitably as we strengthen our position among business owners as a preferred funding source.

Retail Banking

  Retail banking has continued to evolve in ways that could not have been anticipated only a few years ago. While the popularity of electronic delivery channels has more than met expectations, the long predicted demise of traditional "brick and mortar" branches has not occurred. This has certainly been the case at BSB. Even as we record ever-higher numbers of customer inquiries and transactions through our electronic banking channels, our full-service banking offices are more utilized than ever. Simply put, our customers like them. We do too. To us, the strength of our branches lies in their enduring value as a sales platform. They are like permanent advertising billboards that attract many of our best customers. Noteworthy, too, is the way our approach to sales is changing. Where we used to try to find the ideal customer for a given product, we now seek out the best products and services for an individual customer. The results have been most rewarding. Solid deposit growth, record consumer lending volume, and higher non-interest income highlighted an outstanding 1998.

  Our slogan "Your Bank for all Reasons(R)" will be even more meaningful in 1999. Several of our larger branches will take on the additional role of financial services centers. We will be augmenting our regular complement of consumer and small business bankers with registered securities specialists and mortgage originators. This will allow our customers to take advantage of "one stop shopping" as they seek to fulfill their financial needs. And, in mid-year, our retail branch network will expand to fourteen full-service offices, with the opening of our newest branch at Giant Plaza on Rano Boulevard in the Town of Vestal. This new facility will fill an identified niche in Broome County's fastest growing retail area.

  The growth of our non-traditional banking channels will continue in 1999 with the addition of Internet Banking. Along with our StoreTeller, MachineTeller, TelephoneTeller and PC Home Banking Services, it will make "anytime...anywhere" banking a reality.

  At the heart of any successful Retail Banking System are people who have the ability to satisfy customers, the desire to do so, and the support system to carry out their mission. We have taken steps to insure that these attributes, which BSB employees have always had in abundance, will continue in the future. Our in-house training program, long a foundation for our service and sales excellence, has been expanded to include more classroom hours, enhanced product knowledge, and financial services curricula. Retail Banking employees are well prepared to assess the financial needs of our customers and provide them with the appropriate BSB solution. By linking pay to performance via incentives designed to bring about desired results, employees are clearly focused on achieving our business objectives.

  And, the recent change in our core data processing systems has given us a more flexible platform from which to serve our customers. The new system also integrates information from throughout the Bank into a comprehensive "data warehouse," containing a wealth of knowledge on our customers. This new tool helps us to better understand the value of individual customer relationships and how customers use our various banking channels. It is assisting us in product development, service offerings, and pricing decisions.

  1999 promises to be an exciting and rewarding year. While continuing to emphasize those strategies that have brought us success, we will broaden our base of consumer and small business customers through technology, targeted marketing campaigns, and one-on-one sales efforts. We are confident that we can meet the challenges of the ever changing world of retail banking.

BSB BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA
(Dollars in Thousands-Except Per Share Amounts)

                                                                    December 31,
FINANCIAL CONDITION DATA                          1998         1997         1996         1995         1994
-----------------------------------------------------------------------------------------------------------------
      Total assets                              $1,859,079   $1,560,571   $1,363,120   $1,239,036   $1,161,901
      Total loans                                1,362,885    1,205,797    1,008,540      927,016      865,082
      Investment securities                        407,165      284,988      287,665      247,092      229,863
      Deposits                                   1,472,746    1,239,508    1,118,052    1,006,465      962,780
      Borrowings and mandatorily
       redeemable preferred securities             213,759      178,644      120,502       98,949       79,028
      Shareholders' equity                         134,991      120,866      108,729      116,774      106,870
      Allowance for possible credit losses          22,168       19,207       17,054       14,065       13,354

                                                                      Years Ended December 31,
     OPERATIONS DATA                                 1998         1997        1996         1995         1994
     -----------------------------------------------------------------------------------------------------------
      Total interest income                     $  146,005   $  122,380   $  106,252   $   99,034   $   84,924
      Total interest expense                        75,267       62,016       52,471       50,421       39,201
     -----------------------------------------------------------------------------------------------------------
      Net interest income                           70,738       60,364       53,781       48,613       45,723
      Provision for credit losses                   12,257       10,314        9,971        7,333        3,717
     -----------------------------------------------------------------------------------------------------------
      Net interest income after provision
       for credit losses                            58,481       50,050       43,810       41,280       42,006
      Gains (losses) on sale of securities            (821)         380        1,208           97          355
      Gains (losses) on sale of mortgages             (779)        (377)         (34)         (41)        (952)
      Non-interest income                            7,701        6,298        8,140        6,672        5,501
      Operating expense                             31,989       28,631       28,045       27,239       25,752
     -----------------------------------------------------------------------------------------------------------
      Income before income taxes                    32,593       27,720       25,079       20,769       21,158
      Income tax expense                            12,723       10,734        9,875        8,175        8,287
     -----------------------------------------------------------------------------------------------------------
      Net income                                $   19,870   $   16,986   $   15,204   $   12,594   $   12,871
     ===========================================================================================================

                                                                 Years Ended December 31,
SELECTED FINANCIAL AND OTHER DATA                1998         1997         1996         1995         1994
----------------------------------------------------------------------------------------------------------------
      Weighted average yield of all
        interest-earning assets                       8.86%        8.90%        8.80%        8.77%        7.98%
      Weighted average cost of all
        interest-bearing liabilities                  4.74         4.71         4.58         4.75         3.94
      Interest rate spread during the period          4.12         4.19         4.22         4.02         4.04
      Interest rate margin during the period          4.29         4.39         4.46         4.30         4.30
      Return on average assets                        1.14         1.17         1.19         1.06         1.15
      Return on average equity                       15.61        14.65        13.49        10.89        11.59
      Average equity to average assets                7.33         7.98         8.83         9.71         9.94
      Dividend payout ratio                          39.43        37.81        34.58        32.25        26.93
      Efficiency ratio                               40.78        42.95        45.29        49.27        50.27
      Book value per share                       $   15.64    $   14.12     $  12.92     $  12.47     $  11.07
      Basic earnings per share                   $    2.31    $    2.00     $   1.72     $   1.32     $   1.30
      Diluted earnings per share                 $    2.24    $    1.93     $   1.67     $   1.27     $   1.26

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

FINANCIAL REVIEW
--------------------------------------------------------------------------------

BSB Bancorp, Inc. (the "Company") is the bank holding company of BSB Bank & Trust Company, Binghamton, New York (the "Bank"). The Bank, a New York-chartered commercial bank and trust company, operates 13 branches in Broome, Tioga, Chenango, Onondaga, and Chemung Counties of New York State. The Bank is in the business of providing a wide variety of loan and deposit products to its commercial and consumer customers. In addition, the Bank provides mortgage banking, trust, municipal, and other related services. Unless otherwise specified, references to the Company are intended also to include the activities of the Bank.

  In 1998, the Company attained record net income of $19.9 million, or diluted earnings of $2.24 per share, as compared to 1997 net income of $17.0 million, or diluted earnings of $1.93 per share. The return on average equity increased from 14.65% in 1997 to 15.61% in 1998, an increase of 6.6%. The return on average assets decreased from 1.17% in 1997 to 1.14% in 1998.

  Net interest income increased 17.2% in 1998 to $70.7 million from $60.4 million in 1997. The interest rate margin decreased from 4.39% in 1997 to 4.29% in 1998. Non-interest income increased from $6.3 million in 1997 to $7.7 million in 1998. Net gains and losses on the sale of securities and loans produced a loss of $1.6 million in 1998, compared to a gain of $3,000 in 1997. The provision for credit losses increased from $10.3 million in 1997 to $12.3 million in 1998. Net charge-offs increased from $8.2 million in 1997 to $9.3 million in 1998. Operating expense increased 11.7% from $28.6 million in 1997 to $32.0 million in 1998. The Company's ratio of operating expense to average assets decreased from 1.97% in 1997 to 1.84% in 1998.

  Total assets increased from $1.6 billion at December 31, 1997 to $1.9 billion at December 31, 1998, an increase of 19.1%. Total loans increased 13.0% from $1.2 billion at December 31, 1997 to $1.4 billion at December 31, 1998. This growth was due primarily to the Company's ability to originate commercial and consumer loans in its lending market. The Company's management strategy is designed to accommodate earning asset growth while controlling overall risk to the institution. Both liquidity and interest rate sensitivity are constantly monitored. The Company's loan originations increased 29.4%, from $576.2 million in 1997 to $745.8 million in 1998. Commercial loan originations were up $83.9 million from $244.2 million in 1997 to $328.1 million in 1998. Consumer loan originations increased 5.5% with originations of $216.9 million in 1998 compared to $205.6 million in 1997. Residential mortgage loans originated were $100.9 million in 1997 and $179.2 million in 1998, an increase of 77.6%. Loan sales and securitizations increased from $81.2 million in 1997 to $171.0 million in 1998. The allowance for possible credit losses (reserves) increased from $19.2 million at December 31, 1997 to $22.2 million at December 31, 1998, an increase of 15.4%. Deposits increased 18.8% from $1,239.5 million in 1997 to $1,472.7 million in 1998. Borrowings increased from $178.6 million in 1997 to $213.8 million in 1998, an increase of 19.7%. Shareholders' equity increased 11.7% from $120.9 million in 1997 to $135.0 million in 1998. During 1997, the Company split its common stock three-for two and increased its cash dividend. As a result, cash dividends paid to stockholders totaled $7.8 million in 1998, compared to $6.4 million in 1997.

  The Company operates as an independent, community, commercial bank focusing on the origination of commercial and consumer loans. The Company provides a broad range of deposit and loan products to area businesses and consumers through its Retail Branch network. In addition, the Company's Trust Department provides full trust services to individuals, corporations, and non-profit organizations. The Bank's wholly owned subsidiary, BSB Financial Services, Inc. markets brokerage services. The Company expects to continue its independence and to focus on enhancing shareholder value through increasing market share as well as developing new geographic market areas. Emphasis will continue to center on originating commercial and selected consumer loan products to grow and further diversify loan asset portfolios.

  On January 25, 1999, the Company announced the signing of a definitive merger agreement between BSB Bancorp and Skaneateles Bancorp, the holding company for Skaneateles Savings Bank. Skaneateles Savings Bank is a New York-chartered savings bank headquartered in Skaneateles, New York with 9 branches in the greater Syracuse area. At year end 1998, Skaneateles had total assets of $276.1 million. The definitive agreement, which has been approved by both companies' boards of directors, is subject to approval by the Skaneateles shareholders and regulatory authorities.

  The decline in interest rates is expected to result in additional refinancing of fixed-rate residential mortgages in 1999. Since the Company sells and retains servicing of a large portion of its fixed-rate residential originations, the

Company intends to take advantage of its loan servicing portfolio by refinancing other bank's mortgages as well as to aggressively market to its existing customer base in an effort to increase mortgage servicing fee income.

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

  To assist in managing the average cost of funds, the Company embarked on an aggressive campaign in mid-year 1997 to produce new low cost checking and NOW account deposits. This effort produced growth in average checking/NOW account deposit levels by approximately 10% for the year 1997 and 17% for the year 1998. The growth in these low-cost funding sources, coupled with the continued effort to originate higher yielding consumer and commercial loan assets, resulted in the Company producing an average interest rate margin of 4.29% for the year 1998. The Company expects to continue its efforts to manage interest rate margin within the difficult interest rate environment that currently exists.

  As the evolution of the financial services industry continues, more and more emphasis has been placed on the use of customer information and cost effective use of technologies in new delivery and processing systems. In this regard, the Company made significant inroads during 1998 in providing customers with new services and improved accessibility to the Bank. In addition, the Company expanded its electronic delivery systems by adding 12 ATMS, introduced BSB "BankIt", a personal interactive banking service via personal computer, and "BSB PayIt", an electronic method for consumers to pay their bills.

  This Annual Report, including certain statements made in this Management's Discussion and Analysis of Financial Condition and Results of Operations, may include "forward-looking statements". Any statements with regard to the Company's expectations as to its financial results, and other aspects of its business, and general economic conditions, may constitute forward-looking statements. Although the Company makes such statements based on assumptions which it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company's expectations. Some of the important factors which could cause its results to differ from any results which might be projected, forecasted, or estimated based on such forward-looking statements include: (i) general economic and competitive conditions in the markets in which the Company operates, and the risks inherent in its operations;
(ii) the Company's ability to continue to control its provision for credit losses and operating expense, increase earning assets and non-interest income, and maintain its margin; and (iii) the level of consumer demand for new and existing products. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statements. The Company does not intend to update forward-looking statements.

FINANCIAL CONDITION
-------------------------------------------------------------------------------

The following table sets forth information regarding average balances of the Company's assets and liabilities, and shareholders' equity, as well as changes in such amounts from period to period.

                                          1998                                1997                                   1996
                                        Average     Increase   (Decrease)   Average      Increase    (Decrease)    Average
                                        Balance     Amount        %         Balance      Amount             %      Balance
----------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:                                       (Dollars in Thousands)
 Commercial loans                      $  709,729  $132,729       23.0%    $  577,000   $ 93,940         19.4%  $  483,060
 Consumer loans
  Passbook                                    183       (88)     (32.5)           271        (96)       (26.2)         367
  Overdraft checking                          725      (139)     (16.1)           864        (44)        (4.8)         908
  Business line of credit                   1,021       932    1,047.2             89         89
  Credit cards                              9,576       475        5.2          9,101        286          3.2        8,815
  Personal-direct                          51,457    11,655       29.3         39,802      7,481         23.1       32,321
  Personal-indirect-new auto               48,721     2,027        4.3         46,694       (386)        (0.8)      47,080
  Personal-indirect-used auto             134,685    42,935       46.8         91,750     32,020         53.6       59,730
  Personal-indirect-mobile homes           49,796    14,234       40.0         35,562     10,720         43.2       24,842
  Personal-indirect-other                   3,658      (468)     (11.3)         4,126       (510)       (11.0)       4,636
  Home Equity Line of Credit               25,086       322        1.3         24,764        152          0.6       24,612
  Checkcard reserve                         1,467       533       57.1            934        727        351.2          207
  Student                                   2,694        24        0.9          2,670       (363)       (12.0)       3,033
----------------------------------------------------------------------------------------------------------------------------
 Total consumer loans                     329,069    72,442       28.2        256,627     50,076         24.2      206,551
----------------------------------------------------------------------------------------------------------------------------
 Mortgage loans
  Residential-fixed                        53,331    13,628       34.3         39,703    (12,194)       (23.5)      51,897
  Commercial-fixed                          4,528      (272)      (5.7)         4,800        984         25.8        3,816
  Residential-adjustable                   54,282   (15,858)     (22.6)        70,140     (7,759)       (10.0)      77,899
  Commercial-adjustable                   124,287   (12,373)      (9.1)       136,660      5,900          4.5      130,760
----------------------------------------------------------------------------------------------------------------------------
 Total mortgage loans                     236,428   (14,875)      (5.9)       251,303    (13,069)        (4.9)     264,372
----------------------------------------------------------------------------------------------------------------------------
 Investment securities                    359,550    73,168       25.5        286,382     36,077         14.4      250,305
 Mortgages held for sale                   14,016     9,594      217.0          4,422      1,707         62.9        2,715
----------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets           1,648,792   273,058       19.8      1,375,734    168,731         14.0    1,207,003
----------------------------------------------------------------------------------------------------------------------------
 Non-interest-earning assets               86,994    10,761       14.1         76,233      5,884          8.4       70,349
----------------------------------------------------------------------------------------------------------------------------
  Total assets                         $1,735,786  $283,819       19.5%    $1,451,967   $174,615         13.7%  $1,277,352
============================================================================================================================

Interest-bearing liabilities:
 Deposits
  Savings                              $  135,734  $    959        0.7%    $  134,775   $ (5,815)        (4.1)% $  140,590
  Money market                            275,115    20,437        8.0        254,678     19,345          8.2      235,333
  Certificates of deposit                 836,466   203,996       32.3        632,470     59,593         10.4      572,877
  NOW                                      65,274     5,072        8.4         60,202       (400)        (0.7)      60,602
  Commercial checking                      71,821    14,727       25.8         57,094     11,284         24.6       45,810
----------------------------------------------------------------------------------------------------------------------------
 Total deposits                         1,384,410   245,191       21.5      1,139,219     84,007          8.0    1,055,212
 Borrowings                               189,965    12,573        7.1        177,392     85,787         93.6       91,605
 Mandatorily redeemable
  preferred securities                     13,145    13,145
----------------------------------------------------------------------------------------------------------------------------
 Total interest-bearing liabilities     1,587,520   270,909       20.6      1,316,611    169,794         14.8    1,146,817
----------------------------------------------------------------------------------------------------------------------------
 Non-interest-bearing liabilities          20,963     1,536        7.9         19,427      1,629          9.2       17,798
 Shareholders' equity                     127,303    11,374        9.8        115,929      3,192          2.8      112,737
----------------------------------------------------------------------------------------------------------------------------
  Total liabilities and
     shareholders' equity              $1,735,786  $283,819       19.5%    $1,451,967   $174,615         13.7%  $1,277,352
============================================================================================================================

USES OF FUNDS
--------------------------------------------------------------------------------

The Company's principal use of funds is originating loans, primarily to individuals and small- and medium-sized companies in its lending area. Commercial loans tend to increase the interest rate sensitivity of the loan portfolio, because interest rates on these loans are generally tied to the Company's Prime Rate (the "Prime Rate"). Commercial loan originations increased from $244.2 million in 1997 to $328.1 million in 1998. The average balance of commercial loans increased from $577.0 million in 1997 to $709.7 million in 1998, an increase of $132.7 million, or 23.0%. The increase in originations and in portfolio size in 1998 over 1997 was due primarily to an increase in activity in the Syracuse market where the Bank is gaining market share since the opening of a full-service office at the end of 1996.

  Consumer loan originations were $205.6 million in 1997 and $216.9 million in 1998. The average balance of consumer loans increased from $256.6 million in 1997 to $329.1 million in 1998, an increase of $72.4 million, or 28.2%. This increase resulted mainly from the Company's continuing efforts to expand its direct consumer lending as well as its indirect financing through local and surrounding area automobile dealers. These types of loans typically earn among the highest yields of the Bank's assets, as is the case of indirect used auto loans which yielded 9.43% for 1998, but also tend to have a higher credit risk. During 1998, the Company increased its originations of targeted consumer loan products as compared to 1997. Indirect used auto loan originations increased 12.5%, increasing from $85.4 million in 1997 to $96.1 million in 1998. Direct loan originations increased from $30.2 million for 1997 to $31.6 million for 1998, an increase of $1.4 million, or 4.5%.

  The Company originated residential mortgage loans of $100.9 million in 1997 and $179.2 million in 1998, an increase of 77.6%. Commercial real estate originations decreased from $25.5 million in 1997 to $21.7 million in 1998.

  The Company's policy of selling or securitizing fixed-rate residential mortgages to improve the liquidity of the portfolio and to build the servicing income portfolio resulted in sales and securitizations of $79.5 million in 1997. In 1998, $166.4 million of fixed-rate residential mortgages were sold or securitized to aid in managing liquidity and collateral needs. The average balance of fixed-rate residential mortgage loans increased from $39.7 million in 1997 to $53.3 million in 1998, an increase of 34.3%. The average balance of adjustable-rate residential mortgage loans decreased from $70.1 million in 1997 to $54.3 million in 1998, a decrease of 22.6%. The average balance of adjustable-rate commercial real estate loans decreased from $136.7 million in 1997 to $124.3 million in 1998.

  The Company has authority to invest in a wide range of investment and mortgage-backed securities, including corporate and municipal bonds, and a limited amount of common and preferred stock. The portfolio consists primarily of U.S. Government Agency securities and mortgage-backed securities issued by U.S. Government agencies such as the Freddie Mac and Fannie Mae. The average balance of investment securities increased from $286.4 million in 1997 to $359.6 million in 1998.

  In 1997 and 1998, respectively, the Company purchased $29.2 million and $130.8 million of mortgage-backed securities. The Company securitized $1.6 million of its residential mortgages in 1997 and $43.8 million in 1998, making these mortgages marketable in the secondary market. Sales of mortgage-backed securities declined from $86.2 million in 1997 to $62.9 million in 1998, while principal repayments increased from $22.7 million in 1997 to $25.1 million in 1998.

SOURCES OF FUNDS
--------------------------------------------------------------------------------

Funding for the Company's assets is derived primarily from deposits from individuals, business customers, municipalities, and borrowings. In addition, the Company established a money desk in the second half of 1997 to attract larger wholesale deposits primarily from institutional investors. These wholesale deposits were used to fund the growth in loans. In addition to the above sources, the Bank used demand and time deposits and long- and short-term borrowings. The average balance of all deposits increased from $1,139.2 million in 1997 to $1,384.4 million in 1998. The average balance of all borrowings increased 14.5%, from $177.4 million in 1997 to $203.1 million in 1998.

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

The following table summarizes activity in the Company's allowance for possible credit losses during the periods indicated:


                                                                  Years Ended December 31,
                                                                1998         1997        1996
---------------------------------------------------------------------------------------------------
                                                                   (Dollars in Thousands)
Average total loans outstanding                              $1,296,482   $1,103,563   $970,060
===================================================================================================

Allowance at beginning of period                             $   19,207   $   17,054   $ 14,065

Charge-offs:
    Commercial loans                                              6,262        5,178      5,800
    Consumer loans                                                3,126        2,137      1,714
    Residential real estate loans                                   147           83        116
    Commercial real estate loans                                    988        2,480      1,184
---------------------------------------------------------------------------------------------------
        Total loans charged-off                                  10,523        9,878      8,814
---------------------------------------------------------------------------------------------------
Recoveries:
    Commercial loans                                                418          852      1,114
    Consumer loans                                                  764          572        550
    Residential real estate loans                                     9                      12
    Commercial real estate loans                                     36          293        156
---------------------------------------------------------------------------------------------------
        Total recoveries                                          1,227        1,717      1,832
---------------------------------------------------------------------------------------------------
Net charge-offs                                                   9,296        8,161      6,982
---------------------------------------------------------------------------------------------------
Provision for credit losses charged to operating expenses        12,257       10,314      9,971
---------------------------------------------------------------------------------------------------
Allowance at end of period                                   $   22,168   $   19,207   $ 17,054
===================================================================================================

Ratio of net charge-offs to:
    Average total loans outstanding                                0.72%        0.74%      0.72%
---------------------------------------------------------------------------------------------------
Ratio of allowance to:
    Non-performing loans                                         159.33%      148.02%    139.59%
---------------------------------------------------------------------------------------------------
    Year-end total loans outstanding                               1.63%        1.59%      1.69%
===================================================================================================

The provision for credit losses increased from $10.3 million in 1997 to $12.3 million in 1998. The allowance for possible credit losses increased to $22.2 million, or 1.63% of total loans at December 31, 1998, from $19.2 million, or 1.59% at year-end 1997. Net charge-offs in 1998 amounted to $9.3 million, or 0.72% of average total loans outstanding, compared to $8.2 million, or 0.74% in 1997. Non-performing loans at December 31, 1998 were $13.9 million, or 1.02% of total loans outstanding, as compared to $13.0 million, or 1.08% of total loans outstanding at December 31, 1997.

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

  At December 31, 1998, the Company had $513,000 of consumer loans greater than 90 days past due on which it was accruing interest, as compared to $304,000 and $236,000 at December 31, 1997 and 1996, respectively. At each such date, consumer loans were the only accruing loans 90 days or more past due.

  The following table sets forth information regarding non-accrual loans, loans which are 90 days or more overdue, and other real estate owned ("ORE") held by the Company at the dates indicated:

                                                                             December 31,
                                                                    1998         1997       1996
----------------------------------------------------------------------------------------------------
                                                                        (Dollars in Thousands)
Commercial loans:
 Non-accrual loans                                                  $11,423    $10,542     $ 6,130
----------------------------------------------------------------------------------------------------
Consumer loans:
 Accruing loans 90 days overdue                                         513        304         236
----------------------------------------------------------------------------------------------------
Residential real estate loans:
 Non-accrual loans                                                    1,701      1,309       1,556
----------------------------------------------------------------------------------------------------
Commercial real estate loans:
 Non-accrual loans                                                      276        821       4,295
----------------------------------------------------------------------------------------------------
    Total non-performing loans and accruing
      loans 90 days overdue                                         $13,913    $12,976     $12,217
====================================================================================================
Total non-performing loans to total loans                              1.02%      1.08%       1.21%
----------------------------------------------------------------------------------------------------
Total real estate acquired in settlement of loans at lower of
 cost or fair value                                                 $ 2,122    $ 2,784     $ 1,393
----------------------------------------------------------------------------------------------------
Total non-performing loans and real estate acquired in
 settlement of loans at fair value to total assets                     0.86%      1.01%       1.00%
====================================================================================================

The Company has no troubled debt restructurings except as included in non-accruing commercial loans. Total non-performing loans and other real estate owned increased to $16.0 million, or 0.86% of total assets at December 31, 1998, compared to $15.8 million, or 1.01% of total assets at December 31, 1997.

  At December 31, 1997, 28 non-performing residential real estate loans totaled $1.3 million. At December 31, 1998, non-performing residential real estate loans totaled $1.7 million and included 36 loans.

  At December 31, 1997, non-performing commercial real estate loans totaled $821,000, and consisted of 3 loans ranging in size from $78,000 to $594,000. At December 31, 1998, non-performing commercial real estate loans decreased to $276,000 million, made up of 2 loans. The decline in these commercial real estate non-performing loans from December 31, 1997 to December 31, 1998, was largely due to 2 loans totaling $672,000 transferred to ORE during 1998. After write-downs, these properties reside in ORE at December 31, 1998 at $297,000. These properties are commercial real estate properties.

  Non-performing commercial loans at December 31, 1997 totaled $10.5 million and included 35 individual loans ranging in size from $5,000 to $1.3 million. At December 31, 1998, non-performing commercial loans increased to $11.4 million and consisted of 62 individual loans ranging in size from $2,000 to $1.2 million. Of these 62 loans, 21 loans were to one leasing company for a total of $247,000. In the last quarter of 1997, 4 commercial loans totaling $3.5 million were added to non-performing assets. These loans were to a company which leases vehicles to non-personal entities such as schools, rehabilitation centers, and similar businesses. At December 31, 1998, these loans remained in non-accrual status with a reduced balance of $2.7 million. These loans and all other non-performing loans have been internally risk-rated.

  Although the Company's non-performing loans increased from $13.0 million at December 31, 1997 to $13.9 million at December 31, 1998, the ratio of non-performing loans to total loans decreased from 1.08% to 1.02%. At December 31, 1997, the recorded investment in loans for which impairment has been recognized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114 totaled $12.0 million with a valuation allowance aggregating $4.3 million. For the twelve months ended December 31, 1997, the average recorded investment in impaired loans was approximately $8.9 million. The Company recognized, on a cash basis, $272,000 of interest on impaired loans during the portion of the year they were impaired. At December 31, 1998, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 totaled $10.6 million with a valuation allowance aggregating $4.1 million. For the twelve months ended December 31, 1998, the average recorded investment in impaired loans was approximately $9.0 million. The Company recognized, on a cash basis, $256,000 of interest on impaired loans during the portion of the year they were impaired.

  At December 31, 1997, other real estate ("ORE"), which is defined to include property acquired by foreclosure or by deed in lieu of foreclosure, totaled $2.8 million, which consisted of 10 single-family residential properties with a book value totaling $474,000 and 9 commercial real estate properties with a book value totaling $2.3 million. At December 31, 1998, ORE totaled $2.1 million and consisted of 3 single-family residential properties with a book value totaling $77,000 and 8 commercial real estate properties with a book value totaling $2.0 million. The largest single property in ORE at December 31, 1998 was $1.0 million.

  During 1998, 17 single-family residential properties with a book value totaling of $608,000 were sold. At December 31, 1998, 3 single-family residential properties with a book value totaling of $77,000 were added to the ORE portfolio from 1997. In 1998, 13 residential real estate ORE properties were written down by $223,000.

  During 1998, 5 commercial real estate properties with a book value totaling $1.2 million were sold, 9 commercial real estate properties with a book value of $1.3 million were charged off, and 6 commercial real estate properties valued at $0.8 million were partially charged off. During 1998, 5 commercial real estate properties with a book value totaling $1.1 million were added to the portfolio. During the year, 6 commercial real estate ORE properties were written down by $0.6 million. All ORE charge-offs are recorded as other real estate expenses. All real estate carried in the Company's ORE portfolio are supported by recent independent appraisals.

  The Company carries a reserve of $2.9 million for the credit risk associated with certain off-balance sheet letters of credit. This amount has been reclassified to other liabilities.

LIQUIDITY
---------

A fundamental objective of the Company is effective management of its liquidity. The goal of liquidity management is to maintain the Company's ability to meet its contractual obligations, to meet its customers' loan demands, fund all its operations, and minimize the effects of interest rate fluctuations on earnings.

  The major factor which determines the exposure of the Company's earnings to interest rate risk is the relationship between the maturities and repricing characteristics of its interest-earning assets and interest-bearing liabilities. The management of the Company continues to employ strategies designed to achieve a favorable match between those assets and liabilities. The Board authorizes the Asset and Liability Management Committee (the "Committee") of the Company to manage the sources and uses of the Company's cash flow, and establish the pricing of its products. The Committee's primary goal is to structure the Company's assets and liabilities in a manner that produces a favorable interest rate spread and also provides net interest income protection against significant volatility in the general level of interest rates.

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

  To accommodate asset growth during 1998, deposits and borrowing balances increased; the greatest of these was an increase of $193.5 million in certificates of deposits. Non-interest-bearing deposits increased $12.2 million to $88.4 million, and money market accounts increased $11.5 million to $274.9 million at December 31, 1998. The other primary source of funding is borrowed funds which increased from $178.6 million at December 31, 1997 to $243.8 million at December 31, 1998. See Note 9 in Notes to Consolidated Financial Statements for further discussion on borrowed funds.

Quantitative and Qualitative Disclosures About Market Risk

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1998, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown:

                                                   More        More       More       More
                                                   than        than       than       than      More
                                      3 mos      3 mos to    1 yr to    3 yrs to   5 yrs to    than
                                     or less      12 mos      3 yrs       5 yrs     10 yrs    10 yrs      Total
-------------------------------------------------------------------------------------------------------------------
                                                                (Dollars in Thousands)
Interest-earning assets:
 Commercial and
   consumer loans                   $ 600,605   $  26,540   $ 204,834   $174,313   $72,871    $52,821   $1,131,984
 Mortgage loans                        83,121     112,903      27,054      8,293     2,495     13,841      247,707
 Mortgage-backed securities            19,701      57,710      85,389      5,394                           168,194
 Investment securities                 37,084      79,199      76,788     13,577    20,203     11,541      238,392
-------------------------------------------------------------------------------------------------------------------
   Total interest-earning assets      740,511     276,352     394,065    201,577    95,569     78,203    1,786,277
-------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
 Money market accounts                274,861                                                              274,861
 Savings accounts                     136,332                                                              136,332
 Demand and NOW accounts               17,270      15,942       7,239     13,029    58,675     58,163      170,318
 Certificate accounts                 329,403     404,435     140,350     16,754       293                 891,235
 FHLB advances                        130,000      35,000      10,000                                      175,000
 Borrowed funds                        36,866                                        1,893                  38,759
 Preferred securities                                                                          30,000       30,000
-------------------------------------------------------------------------------------------------------------------
   Total interest-bearing
     liabilities                      924,732     455,377     157,589     29,783    60,861     88,163    1,716,505
-------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap
 per period                         $(184,221)  $(179,025)  $ 236,476   $171,794   $34,708    $(9,960)  $   69,772
===================================================================================================================
Cumulative interest
 sensitivity gap                    $(184,221)  $(363,246)  $(126,770)  $ 45,024   $79,732    $69,772
===================================================================================================================
Cumulative interest
 sensitivity gap as a
 percentage of total assets             (9.91)%    (19.54)%     (6.82)%     2.42%     4.29%      3.75%
===================================================================================================================

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

  Money market accounts, which increased from $263.3 million at December 31, 1997 to $274.9 million at December 31, 1998, and savings accounts, which increased from $135.0 million at December 31, 1997 to $136.3 million at December 31, 1998, are included in interest-bearing liabilities anticipated to reprice within three months. Demand and NOW accounts, which grew from $143.4 million at December 31, 1997 to $170.3 million at December 31, 1998, are assumed to be withdrawn at rates of approximately 19.50% in the next twelve months and 1.00% to 18.00% per year in the years which follow. These assumed withdrawal rates are based upon management's estimate of the impact of a substantial and sustained rise in interest rates. At December 31, 1998, the Company had outstanding $175.0 million of borrowings from the Federal Home Loan Bank of New York (the "FHLB"), an increase of $22.0 million from December 31, 1997, and had $68.8 million in other borrowings at December 31, 1998 compared to $25.6 million at December 31, 1997.

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

  At year end, the Bank conducted a rate shock test of all rate-sensitive assets and liabilities. The test is a simulation of the impact an instantaneous change in interest rates would have on the Bank's net interest income. The test is conducted in two parts. First, all rates are raised 1 percent and annualized net interest income is determined, then rates are lowered by 1 percent and net interest income is again measured. The results are compared with anticipated results when interest rates do not change. With rates raised 1 percent, the test indicated a reduction in net interest income of $1.29 million. When rates were lowered 1 percent, the test indicated an increase in net interest income of $3.28 million. The test assumes that all categories of rates will move at the same time and by the same amount. The test further assumes that depositor and borrower preferences will not change, and therefore the composition of the Company's balance sheet, will remain unchanged. There can be no assurance that if interest rates did move by 1% that the Company's results of operations would be impacted as indicated by these tests.

  The Company's primary sources of funds have consisted of deposits, amortization and prepayments of outstanding loans and mortgage-backed securities, bond maturities, and such other sources as long- and short-term borrowings, and sales of investment securities, loans, and mortgage-backed securities. Scheduled maturities of borrowings during 1999 are $143.8 million. Of these borrowings, $105.0 million are advances from the Federal Home Loan Bank which are anticipated to be renewed. See Note 9 of Notes to Consolidated Financial Statements for details. The remainder of borrowings are short-term in nature, and the Company anticipates these to be renewed. Savings certificates which are scheduled to mature during 1999 total $733.8 million. Management expects that a substantial portion of these maturing certificates will remain on deposit with the Company. At December 31, 1998, the Company had $100.0 million of long-term borrowings. See Note 9 of Notes to Consolidated Financial Statements for details.

  The liquidity of the Company's operations, measured by the ratio of cash and cash equivalents (not committed, pledged or required to liquidate specific liabilities) to the sum of net withdrawable deposits and borrowings payable within one year, averaged 8.42% in 1996, 7.41% in 1997, and 6.21% in 1998.

  The primary source of cash and cash equivalent resources for the Company on an unconsolidated basis is dividends from the Bank. During 1998, the Bank paid $7.8 million of dividends to the Company. The payment of such dividends by the Bank is subject to various regulatory and other restrictions.

CAPITAL
-------

Shareholders' equity increased from $120.9 million in 1997 to $135.0 million in 1998. The 1998 net income of $19.9 million, the unrealized appreciation of $1.2 million recognized under SFAS No. 115, and $0.8 million in new capital received as a result of the exercise of stock options, were offset by the cash dividends paid on common stock of $7.8 million. At year-end 1996, 1997, and 1998, the Company's book value per common share was $12.92, $14.12, and $15.64, respectively.

  Capital adequacy is an important indicator of financial stability and performance. Overall, the Company's capital position remains strong with a ratio of total shareholders' equity to total assets of 7.26% at December 31, 1998, and 7.74% at December 31, 1997.

  Banking industry regulators define minimum capital ratios for bank holding companies and their bank subsidiaries. The Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation (the "FDIC") also have adopted regulations which group holding companies and banks into five broad categories based on certain capital ratios. The five categories are "well capitalized," "adequately capitalized," "under capitalized," "significantly undercapitalized," and "critically undercapitalized." The Company and the Bank meet the requirements for "well capitalized" at December 31, 1998. Under the capital rules, the Bank's Tier I and total capital to risk-adjusted assets ratios at December 31, 1998 were 9.33% and 10.58%, respectively. These compare favorably with the minimum requirements of 4.00% for Tier I and 8.00% for total capital. At December 31, 1998, the Bank's leverage ratio was 7.54%, substantially higher than the minimum requirement of 4.00%.

  The following table presents the Bank's capital position at the dates indicated based on the current capital guidelines:

Capital Analysis                                                            Years Ended December 31,
                                                                         1998          1997         1996
------------------------------------------------------------------------------------------------------------
                                                                             (Dollars in Thousands)
Tier I:
 Common Shareholders' Equity                                          $  140,869    $  119,823   $  108,331
 Adjusted for FASB No. 115                                                  (454)          733          877
 Adjusted for unamortized goodwill                                        (1,598)       (1,893)      (2,188)
------------------------------------------------------------------------------------------------------------
  Total Tier I capital                                                   138,817       118,663      107,020
------------------------------------------------------------------------------------------------------------

Tier II:
 Allowable portion of reserve for possible credit losses                  18,650        16,191       13,462
------------------------------------------------------------------------------------------------------------
  Total Tier II capital                                                   18,650        16,191       13,462
------------------------------------------------------------------------------------------------------------
     Total risk-based capital                                         $  157,467    $  134,854   $  120,482
------------------------------------------------------------------------------------------------------------

 Risk-adjusted assets                                                 $1,488,463    $1,292,251   $1,073,383
------------------------------------------------------------------------------------------------------------
 Total average assets                                                 $1,841,173    $1,523,002   $1,327,570
------------------------------------------------------------------------------------------------------------

Amount by which capital exceeds minimum requirements:
 Tier I capital/risk-adjusted assets                                  $   79,278    $   66,973   $   64,085
------------------------------------------------------------------------------------------------------------
 Total risk-based capital/risk-adjusted assets                        $   38,390    $   31,474   $   34,611
------------------------------------------------------------------------------------------------------------
 Tier I capital/total average assets (leverage ratio)                 $   83,582    $   72,973   $   67,193
------------------------------------------------------------------------------------------------------------

Capital Ratios                                            Regulatory           Years Ended December 31,
                                                           Minimums         1998          1997         1996
------------------------------------------------------------------------------------------------------------
Tier I capital/risk-adjusted assets                             4.0         9.33%         9.18%        9.97%
------------------------------------------------------------------------------------------------------------
Total risk-based capital/risk-adjusted assets                   8.0        10.58         10.44        11.22
------------------------------------------------------------------------------------------------------------
Tier I capital/total average assets (leverage ratio)     3.0 to 5.0         7.54          7.79         8.06
===========================================================================================================

EARNINGS PERFORMANCE
--------------------
The operating results of the Company depend primarily on its net interest income, which is the difference between interest income on interest-earning assets, mainly loans and investments, and interest expense on interest-bearing liabilities, primarily deposits and borrowings. The Company's operating results also are affected by credit losses, operating expenses, the level of other income, including gains or losses on sale of loans and securities, and other fees.

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

                                                                     Years Ended December 31,
                                                    1998                     1997                        1996
                                            Interest    Yield/Rate   Interest    Yield/Rate     Interest     Yield/Rate
                                            --------    ----------   --------    ----------     --------     ----------
                                                                        (Dollars in Thousands)
Interest-earning assets:
 Commercial loans                            $ 68,117      9.60%     $ 56,504       9.79%       $ 46,516        9.63%
 Consumer loans:
   Passbook                                        20     10.93            33      12.18              38       10.35
   Overdraft checking                             144     19.86           174      20.14             179       19.71
   Business line of credit                        111     10.87             9      10.11
   Credit cards                                 1,549     16.18         1,416      15.56           1,377       15.62
   Personal-direct                              5,294     10.29         4,062      10.20           3,274       10.13
   Personal-indirect-new auto                   4,247      8.72         3,998       8.56           3,767        8.00
   Personal-indirect-used auto                 12,696      9.43         8,502       9.27           5,383        9.01
   Personal-indirect-mobile homes               4,802      9.64         3,393       9.54           2,377        9.57
   Personal-indirect-other                        343      9.38           403       9.78             484       10.45
   Home Equity Line of Credit                   2,296      9.15         2,330       9.41           2,355        9.57
   Checkcard reserve                              475     32.38           269      28.80              48       23.19
   Student                                        245      9.09            89       3.33             322       10.62
------------------------------------------------------------------------------------------------------------------------
       Total consumer loans                    32,222      9.79        24,678       9.62          19,604        9.49
------------------------------------------------------------------------------------------------------------------------
 Mortgage loans:
   Residential-fixed                            3,843      7.21         3,283       8.27           4,274        8.24
   Commercial-fixed                               419      9.25           444       9.25             351        9.20
   Residential-adjustable                       4,109      7.57         5,460       7.78           5,727        7.35
   Commercial-adjustable                       11,419      9.19        12,475       9.13          11,833        9.05
------------------------------------------------------------------------------------------------------------------------
       Total mortgage loans                    19,790      8.37        21,662       8.62          22,185        8.39
------------------------------------------------------------------------------------------------------------------------
 Investment securities                         24,749      6.88        19,184       6.70          17,672        7.06
 Mortgages held for sale                        1,127      8.04           352       7.96             275       10.13
------------------------------------------------------------------------------------------------------------------------
   Total interest-earning assets             $146,005      8.86%     $122,380       8.90%       $106,252        8.80%
------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
 Deposits:
   Savings                                   $  3,866      2.85%     $  3,867       2.87%       $  4,039        2.87%
   Money market                                11,984      4.36        11,613       4.56          10,526        4.47
   Certificates of deposits                    47,202      5.64        35,652       5.64          31,961        5.58
   NOW                                            936      1.43           804       1.34             799        1.32
------------------------------------------------------------------------------------------------------------------------
       Total deposits                          63,988      4.62        51,936       4.56          47,325        4.48
------------------------------------------------------------------------------------------------------------------------
 Borrowings                                    10,204      5.37        10,080       5.68           5,146        5.62
 Mandatorily redeemable
   preferred securities                         1,075      8.18
------------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities          75,267      4.74        62,016       4.71          52,471        4.58
------------------------------------------------------------------------------------------------------------------------
Net interest income                          $ 70,738                $ 60,364                   $ 53,781
========================================================================================================================
Interest rate spread                                       4.12%                    4.19%                       4.22%
========================================================================================================================
Interest rate margin                                       4.29                     4.39                        4.46
========================================================================================================================
Ratio of interest-earning assets
 to interest-bearing liabilities                           1.04x                    1.04x                       1.05x
========================================================================================================================

                                                  1998 Compared to 1997          1997 Compared to 1996
                                                   Increase (Decrease)            Increase (Decrease)
                                               Volume      Rate      Net      Volume     Rate      Net
----------------------------------------------------------------------------------------------------------
                                                               (Dollars in Thousands)
Interest income on interest-
  earning assets:
  Commercial loans                             $12,731   $(1,118)  $11,613   $ 9,242   $   746   $ 9,988
  Consumer loans                                 7,100       444     7,544     4,803       271     5,074
  Mortgage loans                                (1,256)     (616)   (1,872)   (1,119)      596      (523)
  Investment securities                          5,807       533     6,340     2,593    (1,004)    1,589
----------------------------------------------------------------------------------------------------------
     Total                                      24,382      (757)   23,625    15,519       609    16,128
----------------------------------------------------------------------------------------------------------
Interest expense on interest-
  bearing liabilities:
  Savings                                           27       (28)       (1)     (172)               (172)
  Money market                                     899      (528)      371       873       214     1,087
  Certificates of deposit                       11,550              11,550     3,345       346     3,691
  NOW                                               73        59       132        (6)       11         5
----------------------------------------------------------------------------------------------------------
     Total deposits                             12,549      (497)   12,052     4,040       571     4,611
     Borrowings                                  1,434      (235)    1,199     4,878        56     4,934
----------------------------------------------------------------------------------------------------------
     Total                                      13,983      (732)   13,251     8,918       627     9,545
----------------------------------------------------------------------------------------------------------
 Net interest income                           $10,399   $   (25)  $10,374   $ 6,601   $   (18)  $ 6,583
========================================================================================================

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

  The Company earned net interest income of $53.8 million, $60.4 million, and $70.7 million in 1996, 1997, and 1998, respectively. The Company's interest rate spread decreased from 4.22% in 1996 to 4.19% in 1997 to 4.12% in 1998. The increase in the average balance in the commercial and consumer loan portfolios continued to produce increases in interest income that more than offset the rise in cost of interest-bearing liabilities. This combination produced a 12.2% increase in net interest income from 1996 to 1997 and a 17.2% increase from 1997 to 1998.

Interest on Commercial Loans

Growth in commercial lending continued in 1998 with the average balance of commercial loans increasing from $483.1 million in 1996, to $577.0 million in 1997, and to $709.7 million in 1998. The yields on these loans increased from 9.63% in 1996 to 9.79% in 1997, but decreased to 9.60% in 1998. The Prime Rate was 8.25% in 1996, increased to 8.50% in 1997, and decreased to 7.75% in 1998. During this three year period, the interest on commercial loans was $46.5 million, $56.5 million, and $68.1 million, respectively, due to the steady growth in the balance of this portfolio. The yield on approximately 80% of the commercial loan portfolio fluctuates with changes in Prime. Yields on the balance of the portfolio are fixed for up to five years with adjustments based on other market indices.

Interest on Consumer Loans

Interest on consumer loans consists of interest on passbook, personal, direct and indirect auto and mobile home, student loans, credit cards, overdraft checking, checkcard reserve, and home equity line of credit.

  The consumer loan portfolio has continued to grow and has continued to be among the highest yielding assets of the Company. Average balances for the years 1996, 1997, and 1998 were $206.6 million, $256.6 million, and

$329.1 million, respectively. Yields on all consumer loans for 1996, 1997, and 1998 were 9.49%, 9.62%, and 9.79%, respectively. Interest income on all these loans continued to increase for the three year period 1996 through 1998 with income of $19.6 million in 1996, $24.7 million in 1997, and $32.2 million in 1998.

  The Company continues to emphasize the origination of direct and indirect auto and mobile home loans. The single biggest area of consumer loan growth has been in indirect used auto loans. The average balance of these loans have grown from $59.7 million in 1996, to $91.8 million in 1997, and to $134.7 million in 1998. The average rates paid on these loans has increased as well, providing yields of 9.01%, 9.27%, and 9.43% for the years 1996, 1997, and 1998, respectively.
Accordingly, income provided from these loans has also risen from $5.4 million in 1996, $8.5 million in 1997, and finally $12.7 million in 1998. Indirect mobile home loans have shown a 41.5% growth in interest income from 1997 to 1998. This has resulted from an increase in average balance from $35.6 million in 1997 to $49.8 million in 1998, with an increase in the yield from 9.54% in 1997 to 9.64% in 1998. Direct personal loans have steadily increased for 1996, 1997, and 1998. Average balances have increased from $32.3 million in 1996, to $39.8 million in 1997, and to $51.5 million in 1998. This has generated interest income of $3.3 million in 1996 with an average yield of 10.13%, $4.1 million in 1997 with an average yield of 10.20%, and $5.3 million in 1998 with an average yield of 10.29%.

Interest on Mortgage Loans

Interest on mortgage loans consists of interest on fixed- and adjustable-rate residential mortgages and fixed- and adjustable-rate commercial real estate mortgages.

  Interest on mortgage loans declined $0.5 million from 1996 to 1997, and declined $1.9 million from the twelve months ended December 31, 1997 to $19.8 million for the twelve months ended December 31, 1998. The average balance of all mortgage loans declined from $264.4 million at December 31, 1996 to $251.3 million at December 31, 1997, to $236.4 million at December 31, 1998, and caused the decline in the interest income earned on these loans. Yields on mortgage loans rose from 8.39% for 1996 to 8.62% for 1997, and declined to 8.37% for the twelve months ended December 31, 1998. The Bank continues to sell or securitize fixed-rate mortgage loans as evidenced by an increase in sales of $44.8 million from 1997 to 1998 to $122.7 million. Securitization of these same loans increased $42.1 million from 1997 to 1998 to $43.8 million. This total increase in sales and securitization of $86.9 million of these loans offset the increase of originations from 1997 to 1998 of $82.3 million of fixed-rate residential mortgages.

  The average balance of adjustable-rate residential mortgages declined from $77.9 million in 1996 to $70.1 million in 1997, and to $54.3 million in 1998. Adjustable-rate residential mortgage originations declined significantly, from $17.2 million in 1996 to $6.8 million in 1997, and declined further to $2.8 million in 1998. The fluctuation in origination levels is primarily a result of changing consumer preferences for fixed- versus adjustable-rate loans as changes occur from time to time in the rate differential between the two.

  The average balance of adjustable-rate commercial real estate loans increased from $130.8 million in 1996 to $136.7 million in 1997. The yields on these loans increased from 9.05% in 1996 to 9.13% in 1997. This resulted in an increase in interest income from these loans from $11.8 million in 1996 to $12.5 million in 1997. Although the average balance of adjustable-rate commercial real estate loans decreased $12.4 million to $124.3 million in 1998, the average yield increased to 9.19% resulting in interest income of $11.4 million for the year.

Interest and Dividends on Investments

The practice of the Company has been to reduce fixed-rate, long-term investments and to acquire assets with shorter maturities or shorter estimated lives. In 1995, the Company reduced its position in fixed-rate, long-term investments and replaced them with securities having maturities of five years or less, floating-rate instruments, tax-free municipal securities, and securities that provided advantageous tax benefits. The average balance of investment securities was $250.3 million in 1996, $286.4 million in 1997, and $359.6 million in 1998.
Interest and dividends on investment securities were $17.7 million in 1996, $19.2 million in 1997, and $24.7 million in 1998. The yields on these assets decreased from 7.06% in 1996, to 6.70% in 1997, and increased to 6.88% in 1998.

Interest on Deposits

Deposit balances continued to rise. In 1996, the average balance of all deposits was $1,055.2 million, rising to $1,139.2 million in 1997. In 1998, average balances rose $245.2 million to $1,384.4 million. Customer preference fuels changes in deposit balances; this is reflected in a decline in savings account average balances from $140.6 million in 1996 to $135.7 million in 1998, with a minimal change in the rates during that time. Offsetting this level in savings average balances was a growth in the average balance of money market deposits. Average balances for these deposits for the years 1996, 1997, and 1998 were $235.3 million, $254.7 million, and $275.1 million. This increase in money market average balances accompanied an increase in the rates from 4.47% in 1996 to 4.56% in 1997. Interest expense was $10.5 million for 1996 rising to $11.6 in 1997. With the increase in average balance and the decrease in the average rate paid in 1998 to 4.36%, interest expense rose to $12.0 million for the year. The growth in the certificates of deposit balances was the major reason why the interest expense on these products rose from $35.7 million in 1997 to $47.2 million in 1998. Average balances of certificates of deposits have steadily increased from $572.9 million, $632.5 million, and $836.5 million in 1996, 1997, and 1998, respectively. After an increase in the average rate of certificates of deposit from 5.58% in 1996 to 5.64% in 1997, the average rate remained the same at 5.64% in 1998. The Bank continues to monitor the cost and the availability of deposits against the cost and levels of borrowing to determine the best funding sources for the growth seen in the loan portfolios.

Interest on Borrowings

The average balance of borrowings increased from $91.6 million in 1996 to $177.4 million in 1997. The cost of borrowings increased from 5.62% in 1996 to 5.68% in 1997, and interest paid on borrowings increased from $5.1 million in 1996 to $10.1 million in 1997. The average balance of borrowings during 1998 increased to $203.1 million, and offset with a decrease in the average interest rate paid on borrowings to 5.55%, caused interest paid on borrowings to increase to $11.3 million. This source of funding is used to supplement or enhance retail and business deposits that in turn provide the funds for asset growth. See Note 9 in Notes to Consolidated Financial Statements.

Provision for Credit Losses

The provision for credit losses was $10.0 million, $10.3 million, and $12.3 million for the years 1996, 1997, and 1998, respectively. The growth in the commercial and consumer loan portfolio continued, and management increased the allowance for possible credit losses in 1997 to $19.2 million. Net charge-offs increased from $7.0 million in 1996, to $8.2 million in 1997, and to $9.3 million in 1998. In 1998, as the commercial and consumer loan portfolios continued to increase, management increased the allowance for possible credit losses to $22.2 million. With this provision increase in 1998, the Bank was able to increase the allowance for possible credit losses to 1.63% of loans outstanding at December 31, 1998 from 1.59% at December 31, 1997.

Gains (Losses) on Sale of Investments

As a result of investment security sales, the Company had net security gains of $1.2 million in 1996. During 1997, the Company had net security gains of $380,000, and in 1998, had net losses of $821,000.

Gains (Losses) on Sale of Loans

The losses on the sale of mortgages were $34,000 in 1996 and $377,000 in 1997. These losses were principally the result of the Company selling and securitizing mortgages. During 1998, the losses on sale of mortgages was $779,000.

Non-interest Income

As shown in the chart below, non-interest income decreased from $8.1 million in 1996 to $6.3 million in 1997, and increased to $7.7 million in 1998. The decrease of non-interest income in 1997 was mainly as a result of the loss of one large merchant credit card relationship. The reduction of income was substantially offset by a reduction in the processing fee expenses associated with that merchant. Trust fees, service charges on deposit accounts, and other fees and commissions reflected significant increases for 1997 and 1998. Mortgage servicing fees continued to rise as the servicing portfolio continued to increase. Fees and commissions from brokerage services declined as investors using this service had less activity in the market in 1997, but increased in 1998.

                                                        Analysis of Non-Interest Income
                                                            (Dollars in Thousands)
                                                                                                Percent Change
                                                                1998         1997    1996   1997-98       1996-97
---------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                             $2,464      $2,296  $2,015      7.3%         13.9 %
Credit card fees                                                 1,252         828   3,088     51.2         (73.2)
Mortgage servicing fees                                          1,214       1,071   1,020     13.4           5.0
Fees and commissions-brokerage services                            518         407     670     27.3         (39.3)
Trust fees                                                         994         709     595     40.2          19.2
Other charges, commissions, and fees                             1,259         987     752     27.6          31.3
---------------------------------------------------------------------------------------------------------------------
                                                                $7,701      $6,298  $8,140     22.3%        (22.6)%
=====================================================================================================================

Operating Expense

  Operating expense increased from $28.0 million in 1996 to $28.6 million in 1997 and to $32.0 million in 1998. The increase from 1996 to 1997 reflected increased commissions paid to dealers for increased indirect lending of $1.6 million. As the contractual agreements with certain types of lending changed, this expense declined to $1.0 million in 1998. This type of lending was a significant area of asset growth for the Bank for 1996, 1997, and 1998. The decline in expense associated with decreased credit card activity from 1996 to 1997 reversed in 1998 to show an increase of interchange fees to $0.9 million for the year. This is consistent with the increase of credit card fees to $1.3 million for 1998. Costs associated with ORE properties increased from $0.4 million in 1996 to $0.9 million in 1997. In 1998, a net recovery of $19,000 was shown for the year as gains on sales of ORE properties exceed writedowns and losses during the year. Building occupancy increased as our Syracuse office opened in December of 1996, and a purchase of a building to accommodate our expanded lending function increased this expense by $0.3 million in 1997.

  Since a substantial portion of operating expense relates directly to income generation, an effective measurement of the control of operating expense is the Efficiency Ratio. This ratio consists of operating expense divided by recurring revenues (net interest income and non-interest income) on a pre-tax basis. The Efficiency Ratio for the Company was 45.29%, 42.95%, and 40.78% for 1996, 1997, and 1998, respectively. The Company's excellent achievement of a 40.78% Efficiency Ratio ranks as one of the best in the country. The Company's ratio of operating expense to average assets was 2.20% in 1996, 1.97% in 1997, and 1.84% in 1998. Both ratios reflect the attention paid to expense control by management and staff.

INCOME TAXES
------------

The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to recognizing the tax effects of temporary differences between tax and financial reporting. See Note 13 of Notes to Consolidated Financial Statements for details.

  The Company is subject to New York State and Delaware franchise taxes. State taxes amounted to $2.3 million in 1996 and 1997, and $2.5 million in 1998.

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

OTHER MATTERS
-------------
New Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This Statement requires all derivative instruments to be carried at fair value. Changes in fair value are recorded in either comprehensive income or net income, depending on the nature of the derivative instrument. The Company does not currently hold any derivative instruments and does not expect this pronouncement to have a significant effect on the financial statements of the Company.

Year 2000 Compliance

The Year 2000 brings with it potential issues to all organizations who use computers in the conduct of their business or depend on business associates who use computers. To the extent computer use is date-sensitive, hardware or software that recognizes the year by the last two digits may erroneously recognize "00" as 1900 rather than 2000, which could result in errors or system failures.

  The Company utilizes a number of computers and computer software (systems) in the conduct of its business. Many systems are for specific business segments and others have broader corporate-wide use. The Company initiated the review of the Year 2000 and the impact it would have in 1995. With this review, a strategic plan to address the issues and maintain the technological standards of the hardware and software within the Company was incorporated. This plan was initiated and approved by senior officers within the Company and is revisited at least quarterly to ensure portions of the plan are completed as scheduled and progress is continuing with any problems being addressed. This plan included the following steps:

 . Awareness: Since 1995, the Company has been aware of, and has defined the Year 2000 problem and has increased the awareness of all staff, vendors, and customers to the problem. This awareness included gaining the support of senior management to recognize the problem and provide the resources needed to put together a plan and Task Force that would address and find solutions for all areas affected by this unusual problem. The Task Force assembled a strategy that would encompass all in-house systems, systems maintained by outsourced parties, customers, suppliers, and any other vendors dealing with the Company.

 . Assessment: Inventories of all systems, hardware, media, interfaces, internal programs and databases, vendor packages, and networks have been made and are updated as needed. All inventoried items were prioritized by the impact they would have on the Company's business. The single largest area of need was the conversion to a core processor that responded to the problems encountered by the Year 2000. This was accomplished by a conversion to M&I Data Services in the fourth quarter of 1998. All peripheral software and equipment were evaluated and addressed with a bank modernization project. Communication with vendors to ascertain their status, plan and upgrades for Year 2000 compliance was implemented. The acquisition of Skaneateles Bancorp, Inc. and the requisite conversion of its data processing to the Company's processor will eliminate any of the Year 2000 issues that may have arisen with their processing. All other systems will be evaluated prior to the merger and rectified as needed. The Company expects those to be minimal.

 . Renovation: Since 1995, the Company has formulated and completed two initiatives to maintain high quality data processing on an on-going basis. Year 2000 issues were addressed within the larger issue of maintaining the highest quality data processing available. In 1995, a Branch Automation Project was started and continued into 1996. In 1996, a Back Office Automation Project was completed. This provided the Company with Year 2000 compliant back office hardware and most software to address the concerns of both technology modernization and Year 2000 issues. The cost of these projects approximated $1.7 million which included both asset purchases and employee costs. In October of 1998, BSB converted to M&I Data Services, which provides data service to all of our core processing and delivery systems. The M&I system is certified compliant by the Information Technology Association of America. The cost of this conversion approximated $1.5 million which included costs paid to the servicers to convert data from the old servicer to the new and all employee costs associated with the process. The next largest renovation project was outsourcing item processing to address both Year 2000 and technology needs. This was completed in the fourth quarter of 1998 and costs associated with this approximated $150,000. This was the last of the major projects needed to address the Year 2000 technological concerns at the Company.

 . Validation: Testing of all in-house hardware and software was conducted on an independent Local Area Network that has been established at the Company solely for that purpose. Systems supplied by vendors have been tested by the vendors prior to conversion by the Bank or tested by Bank personnel if already in use. Any updates supplied by vendors are tested by the vendors prior to release and acceptance by the Bank. The Bank's core processor has been tested by the vendor and will be proxy tested at another Bank in the first quarter of 1999. Communication systems such as Automated Clearing House and Federal Reserve Wire Transfer software will be tested in conjunction with the vendor by the second quarter of 1999.

 . Implementation: In this phase, systems should be tested and acceptable to the user as being able to accommodate the Year 2000 issues. A significant number of the Company's mission critical applications are supplied by third party vendors. Remediation of the software is performed by the vendor, tested by the vendor, and then provided to the Company. Saturday, January 1, 2000 will be treated as a data processing conversion. Contingency plans are being developed and will be completed in 1999.

Contact with significant vendors and commercial loan customers was made. Commercial loan customers were asked to fill out a survey so assessment of their status with regard to the complications of the upcoming Year 2000 issues and their readiness for that time could be determined. Significant vendors were queried as to their ability to continue to supply their product without delay with the passing of Year 2000. Of course, the response of certain third parties is beyond control of the Company.

  Year 2000 compliance costs still to be recognized will approximate $100,000 of equipment and personnel costs. These costs do not include normal ongoing costs for computer hardware (including ATM's) and software that have been incurred or would be replaced in the next year even without the presence of the Year 2000 issue as these pertain to the ongoing programs for updating the Company's delivery infrastructure.

  The Company has a contingency plan which continues to be reviewed and upgraded as needed. This includes selecting an off-premise disaster recovery site with alternative communication resources. An emergency branch location is designated with an alternative power source. Giving public talks discussing the issues and how the Bank is addressing each scenario will continue throughout 1999. Plans to increase liquidity and increase staffing for on-site preparedness has already been addressed.

  Despite the Company's efforts in regards to the Year 2000 issue, there can be no assurance that partial or total systems interruptions or the costs necessary to update hardware and software would not have a material adverse effect upon the Company's business, financial condition, results of operations, and business prospects.


MARKET PRICES AND RELATED SHAREHOLDER MATTERS
---------------------------------------------

The common stock of the Company is listed on The Nasdaq Stock Market National Market Tier under the symbol "BSBN". As of December 31, 1998, the Company had 1,742 shareholders of record and 8,633,883 shares of common stock issued and outstanding. The number of shareholders does not reflect persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

  Payment of dividends on the Company's common stock is subject to various restrictions and limitations which may affect the Company's ability to pay cash dividends in the future.

The following table sets forth the market price information for the common stock and the cash dividends paid per share, as adjusted for the three-for-two stock split effective on September 10, 1997:

                                            1998
                                 Price Range    Cash Dividends
                               High      Low      Per Share
--------------------------------------------------------------
First Quarter                 $36.00    $28.00           $0.22
Second Quarter                 35.25     27.50            0.22
Third Quarter                  32.75     25.63            0.22
Fourth Quarter                 33.00     22.00            0.25

                                            1997
                                 Price Range    Cash Dividends
                               High       Low     Per Share
--------------------------------------------------------------
First Quarter                 $21.33    $17.17           $0.17
Second Quarter                 26.00     19.50            0.17
Third Quarter                  29.00     23.83            0.20
Fourth Quarter                 37.25     25.75            0.22

REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS
BSB BANCORP, INC.
BINGHAMTON, NEW YORK


In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income and shareholders' equity and cash flows present fairly, in all material respects, the financial position of BSB Bancorp, Inc. (the "Company") and Subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers L.L.P.


Syracuse, New York
January 29, 1999

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

                                                                                      December 31,
                                                                                1998             1997
                 -----------------------------------------------------------------------------------------
ASSETS           Cash and due from banks                                   $   36,630,466   $   36,066,241
                 Investment securities available for sale (Note 2)            398,642,521      271,120,484
                 Investment securities held to maturity (Note 2)                8,522,237       13,867,971
                 Mortgages held for sale                                       16,806,155        7,459,397
                 Loans (Notes 3, 4, 5, and 6):
                    Commercial                                                772,793,371      654,243,259
                    Consumer                                                  359,190,985      299,306,752
                    Real estate                                               230,900,712      252,246,799
                 -----------------------------------------------------------------------------------------
                       Total loans                                          1,362,885,068    1,205,796,810
                 Less: Net deferred fees (costs)                                 (185,761)         594,544
                       Allowance for possible credit losses                    22,168,100       19,207,473
                 -----------------------------------------------------------------------------------------
                       Net loans                                            1,340,902,729    1,185,994,793
                 Bank premises and equipment (Note 7)                          10,100,575        9,500,037
                 Accrued interest receivable                                   14,818,460       11,117,057
                 Other real estate                                              2,121,852        2,784,450
                 Intangible asset                                               1,597,916        1,892,916
                 Other assets                                                  28,936,489       20,767,402
                 -----------------------------------------------------------------------------------------
                                                                           $1,859,079,400   $1,560,570,748
                 =========================================================================================

LIABILITIES      Due to depositors (Note 8)                                $1,472,746,382   $1,239,508,352
AND              Borrowings (Note 9)                                          213,758,805      178,643,518
SHAREHOLDERS'    Company obligated mandatorily redeemable
EQUITY              preferred securities of subsidiary, Capital Trust I,
                    holding solely junior subordinated debentures
                    of the Company                                             30,000,000
                 Other liabilities                                              7,583,370       21,552,504
                 Commitments (Note 11)
                 Shareholders' Equity (Notes 15 and 16):
                    Preferred stock, par value $.01 per share;
                       2,500,000 shares authorized; none issued
                    Common stock, par value $.01 per share;
                       30,000,000 shares authorized; 11,237,470 and
                       11,159,924 shares issued                                   112,375          111,599
                 Additional paid-in capital                                    30,145,303       29,215,440
                 Undivided profits                                            134,065,569      122,029,557
                 Accumulated other comprehensive income                           453,849         (733,065)
                 Treasury stock, at cost; 2,603,587 and 2,602,692 shares      (29,786,253)     (29,757,157)
                 -----------------------------------------------------------------------------------------
                    Total Shareholders' Equity                                134,990,843      120,866,374
                 -----------------------------------------------------------------------------------------
                                                                           $1,859,079,400   $1,560,570,748
                 =========================================================================================

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

                                                                       Years Ended December 31,
                                                                  1998           1997           1996
--------------------------------------------------------------------------------------------------------
Interest income:
 Interest and fees on loans                                   $120,129,396   $102,844,067   $ 88,304,418
 Interest on investment securities                              24,748,926     19,184,116     17,672,004
 Interest on mortgages held for sale                             1,127,037        352,146        275,145
--------------------------------------------------------------------------------------------------------
   Total interest income                                       146,005,359    122,380,329    106,251,567
--------------------------------------------------------------------------------------------------------
Interest expense:
 Interest on savings deposits                                    3,866,369      3,866,917      4,038,946
 Interest on time accounts                                      47,201,861     35,651,668     31,960,648
 Interest on money market deposit accounts                      11,984,551     11,613,153     10,525,401
 Interest on NOW accounts                                          935,592        804,015        799,362
 Interest on borrowed funds                                     10,203,828     10,080,235      5,146,385
 Interest on mandatorily redeemable securities of subsidiary     1,075,171
--------------------------------------------------------------------------------------------------------
   Total interest expense                                       75,267,372     62,015,988     52,470,742
--------------------------------------------------------------------------------------------------------
Net interest income                                             70,737,987     60,364,341     53,780,825
Provision for credit losses (Note 4)                            12,256,567     10,314,484      9,971,256
--------------------------------------------------------------------------------------------------------
Net interest income after provision for credit losses           58,481,420     50,049,857     43,809,569
Gains (losses) on sale of securities                              (821,037)       380,382      1,207,767
Losses on sale of loans                                           (778,659)      (377,494)       (34,454)
Non-interest income:
 Service charges on deposit accounts                             2,463,610      2,296,081      2,014,876
 Credit card fees                                                1,252,494        827,940      3,088,327
 Mortgage servicing fees                                         1,213,705      1,071,077      1,020,493
 Fees and commissions-brokerage services                           518,353        406,581        669,789
 Trust fees                                                        993,990        709,333        595,365
 Other charges, commissions, and fees                            1,258,499        986,782        751,391
--------------------------------------------------------------------------------------------------------
   Total non-interest income                                     7,700,651      6,297,794      8,140,241
--------------------------------------------------------------------------------------------------------
Operating expense:
 Salaries, pensions, and other employee benefits                15,432,114     13,466,108     12,618,628
 Building occupancy                                              2,697,478      2,654,666      2,377,978
 Dealer commission expense                                         996,127      1,626,361        985,037
 Computer service fees                                           1,345,631        924,679        875,975
 Services                                                        3,134,564      2,309,118      2,450,229
 FDIC insurance                                                    171,682        138,904        246,955
 Goodwill                                                          295,000        295,000        295,000
 Interchange fees                                                  924,689        573,069      2,165,218
 Other real estate                                                 (18,529)       892,828        387,578
 Other expenses                                                  7,010,064      5,749,806      5,642,479
--------------------------------------------------------------------------------------------------------
   Total operating expense                                      31,988,820     28,630,539     28,045,077
--------------------------------------------------------------------------------------------------------
Income before income taxes                                      32,593,555     27,720,000     25,078,046
Provision for income taxes (Note 13)                            12,723,086     10,733,646      9,874,419
--------------------------------------------------------------------------------------------------------
NET INCOME                                                    $ 19,870,469   $ 16,986,354   $ 15,203,627
========================================================================================================
Earnings per share (Notes 1 and 14):
 Basic                                                        $       2.31   $       2.00   $       1.72
 Diluted                                                      $       2.24   $       1.93   $       1.67
========================================================================================================

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                              Accumulated
                                                  Additional                                     Other
                                        Common     Paid-In       Undivided      Treasury     Comprehensive
                                        Stock      Capital        Profits         Stock          Income          Total
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995           $ 72,709  $26,861,407   $101,518,771   $(11,848,119)    $   168,878   $116,773,646
Comprehensive income:
 Net income                                                      15,203,627                                    15,203,627
 Other comprehensive income,
   net of tax:
   Unrealized depreciation in
     available for sale securities,
     net of reclassification
     amount (Note 2)                                                                            (1,045,525)    (1,045,525)
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                             15,203,627                     (1,045,525)    14,158,102
Stock options exercised (Note 15)           735      788,143                                                      788,878
Tax benefit on stock options                         174,597                                                      174,597
Cash dividend paid on common
 stock ($.59 per share)                                          (5,257,190)                                   (5,257,190)
Treasury stock purchased                                                       (17,909,038)                   (17,909,038)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996             73,444   27,824,147    111,465,208    (29,757,157)       (876,647)   108,728,995
Comprehensive income:
 Net income                                                      16,986,354                                    16,986,354
 Other comprehensive income,
   net of tax:
   Unrealized appreciation in
     available for sale securities,
     net of reclassification
     amount (Note 2)                                                                               143,582        143,582
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                             16,986,354                        143,582     17,129,936
Effect of three-for-two stock split      37,142      (37,142)
Stock options exercised (Note 15)         1,013    1,290,022                                                    1,291,035
Tax benefit on stock options                         138,413                                                      138,413
Cash dividend paid on common
 stock ($.76 per share)                                          (6,422,005)                                   (6,422,005)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997            111,599   29,215,440    122,029,557    (29,757,157)       (733,065)   120,866,374
Comprehensive income:
 Net income                                                      19,870,469                                    19,870,469
 Other comprehensive income,
   net of tax:
   Unrealized appreciation in
     available for sale securities,
     net of reclassification
     amount (Note 2)                                                                             1,186,914      1,186,914
------------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                             19,870,469                      1,186,914     21,057,383
Stock options exercised (Note 15)           776      821,966                                                      822,742
Tax benefit on stock options                         107,897                                                      107,897
Cash dividend paid on common
 stock ($.91 per share)                                          (7,834,457)                                   (7,834,457)
Treasury stock purchased                                                           (29,096)                       (29,096)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998           $112,375  $30,145,303   $134,065,569   $(29,786,253)    $   453,849   $134,990,843
====================================================================================================================================

THE ACCOMPANYING STATEMENTS ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          Years Ended December 31,
                                                                                   1998            1997            1996
 ---------------------------------------------------------------------------------------------------------------------------
Operating activities:
 Net income                                                                   $  19,870,469   $  16,986,354   $  15,203,627
   Adjustments to reconcile net income to net cash provided by operating activities:
       Deferred taxes                                                            (1,449,292)       (728,241)     (1,768,729)
       Provision for credit losses                                               12,256,567      10,314,484       9,971,256
       Realized losses (gains) on available for sale investment securities          821,037        (380,382)     (1,207,767)
       Other losses, net                                                            229,357         139,789         (61,033)
       Depreciation and amortization                                              1,734,931       1,731,211       1,406,226
       Net accretion of premiums and discounts
         on investment securities                                                (1,531,951)       (194,045)       (388,306)
       Net (accretion) amortization of premiums and discounts on loans             (780,304)            318         (11,254)
       Sales of loans originated for sale                                        69,423,654      44,060,371      27,460,903
       Net increase in loans originated for sale                                (87,338,586)    (50,243,273)    (27,896,736)
       Writedowns of other real estate                                              832,727         960,522         416,880
       Net change in other assets and liabilities                               (24,932,353)     (1,423,222)        (47,376)
----------------------------------------------------------------------------------------------------------------------------
         Net cash (used) provided by operating activities                       (10,863,744)     21,223,886      23,077,691
----------------------------------------------------------------------------------------------------------------------------
Investing activities:
  Proceeds  from calls of held to maturity investment securities                  8,458,827      14,555,814      19,094,627
  Purchases of held to maturity investment securities                            (3,868,953)     (6,159,504)    (28,365,124)
  Principal collected on held to maturity investment securities                     744,782       2,101,289       4,250,731
  Proceeds from sales of available for sale investment securities               188,641,769     179,700,006     153,216,354
  Purchases of available for sale investment securities                        (294,771,518)   (214,080,858)   (183,856,490)
  Principal collected on available for sale investment securities                24,927,723      29,000,314      21,711,698
  Net increase in  loans                                                       (260,889,318)   (245,960,273)   (148,199,145)
  Proceeds from sales of loans                                                   57,046,779      35,126,205      31,606,144
  Proceeds from sales of other real estate                                        1,852,231       1,583,116       2,125,775
  Other                                                                          (2,026,858)     (1,917,566)     (2,823,653)
----------------------------------------------------------------------------------------------------------------------------
         Net cash used by investing activities                                 (279,884,536)   (206,051,457)   (131,239,083)
----------------------------------------------------------------------------------------------------------------------------
Financing activities:
 Net increase in demand deposits, NOW accounts, savings
   accounts, and money market deposit accounts                                   39,710,307      38,491,228      31,394,965
 Net increase in time deposits                                                  193,527,722      82,964,820      80,192,156
 Net change in short-term borrowings                                            (34,884,713)     58,247,456      23,353,234
 Net change of long-term borrowings                                              70,000,000        (105,900)     (1,800,000)
 Net proceeds from issuance of capital securities                                30,000,000
 Proceeds from exercise of stock options                                            822,742       1,291,035         788,878
 Purchases of treasury stock                                                        (29,096)                    (17,909,038)
 Dividends paid                                                                  (7,834,457)     (6,422,005)     (5,257,190)
----------------------------------------------------------------------------------------------------------------------------
         Net cash provided by financing activities                              291,312,505     174,466,634     110,763,005
----------------------------------------------------------------------------------------------------------------------------
         Increase (decrease) in cash and cash equivalents                           564,225     (10,360,937)      2,601,613
Cash and cash equivalents at beginning of year                                   36,066,241      46,427,178      43,825,565
----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                      $  36,630,466   $  36,066,241   $  46,427,178
============================================================================================================================
Supplemental disclosures of cash flow information:
 Cash paid during the year for:
   Interest credited on deposits and paid on other borrowings                 $  74,180,370   $  60,861,267   $  52,471,389
----------------------------------------------------------------------------------------------------------------------------
   Income taxes                                                               $  15,096,968   $  10,580,441   $  11,663,132
----------------------------------------------------------------------------------------------------------------------------
 Non-cash investing activity:
   Securitization of mortgage loans and transfers to other real estate        $  45,247,855   $   5,329,403   $  28,131,143
----------------------------------------------------------------------------------------------------------------------------
   Unrealized appreciation (depreciation) in securities                       $   2,036,833   $     246,398   $  (1,794,198)
============================================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

BSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-------------------------------------------------

Nature of Operations

BSB Bancorp, Inc. (the "Company") is the bank holding company of BSB Bank and Trust Company (the "Bank"). The Bank is a New York-chartered commercial bank and trust company and operates 13 branches in Broome, Tioga, Chenango, Onondaga, and Chemung Counties of New York State. The Bank is in the business of providing a wide variety of loan and deposit products to its commercial and consumer customers, and also provides mortgage banking, trust, municipal, and other related services.

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

Mortgages Held For Sale

Mortgages held for sale are carried at the lower of cost or fair value. Fair value is determined in the aggregate.

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

Deferred Loan Fees and Costs

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

Intangible Asset

Intangible asset represents the premium paid in connection with the June 1994 acquisition of 2 branches of the Columbia Banking F.S.A. from the RTC. The premium of $2,950,000, less accumulated amortization of $1,352,084, is being amortized over a ten-year period.

Earnings Per Share

Basic and diluted earnings per share are presented for each period in which an income statement is presented. Basic earnings per share is based on the weighted average shares actually outstanding for the period. Diluted earnings per share reflects the dilutive effect of stock options.

  Per share information for all years presented has been adjusted to reflect the 3-for-2 stock split effective on September 10, 1997.

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

  Loans and mortgages held for sale: Fair values for loans are estimated using discounted cash flow analysis, based on interest rates approximating those currently being offered for loans with similar terms and credit quality. The fair value of accrued interest approximates carrying value.

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

  Borrowings and mandatorily redeemable securities: The carrying amounts of repurchase agreements and other short-term borrowings approximate their fair values. Fair values of long-term borrowings are estimated using discounted cash flows, based on current market rates for similar borrowings.

  Off-balance sheet instruments: Off-balance sheet financial instruments consist of letters of credit, commitments to extend credit. Such instruments are fair valued based on fees and interest rates currently charged to enter into agreements with similar terms and credit quality.

Comprehensive Income

Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". This pronouncement requires the Company to report the effects of unrealized investment holding gains or losses on comprehensive income. This statement has been applied to prior periods and has been presented in the Statements of Changes in Shareholders' Equity.

Subsequent Event

On January 25, 1999, the Company entered into an agreement for BSB Bancorp to acquire Skaneateles Bancorp, Inc., the holding company for Skaneateles Savings Bank, in a tax-free, stock-for-stock exchange. The Company expects to issue approximately 1,400,000 shares of stock in exchange for the outstanding shares of Skaneateles Bancorp stock which is estimated to result in a .970 exchange ratio. The transaction is subject to regulatory and shareholder approval. Skaneateles Savings Bank operates 9 banking offices in the Onondaga and Oswego Counties of New York State and had $276,148,000 of assets and $19,101,000 of shareholders' equity at December 31, 1998. The transaction is expected to be completed in the second or third quarter of 1999.

Reclassifications

Certain data for prior years has been reclassified to conform to the current year's presentation. These reclassifications had no effect on net income.

NOTE 2-INVESTMENT SECURITIES
----------------------------

The carrying value and market value of the investment securities portfolio at December 31 are summarized as follows:

                                                        1998
-------------------------------------------------------------------------------------
                                                  Gross       Gross
                                   Carrying    Unrealized  Unrealized     Market
                                    Value        Gains       Losses       Value
-------------------------------------------------------------------------------------
Available for sale portfolio:
 U.S. Government Agencies        $203,526,367  $1,203,443  $1,043,034  $203,686,776
 Municipal obligations             10,358,947     215,664         152    10,574,459
 Mortgage-backed securities       167,040,390   1,151,094     810,918   167,380,566
 Equity securities                 16,937,977      63,593         850    17,000,720
-------------------------------------------------------------------------------------
                                 $397,863,681  $2,633,794  $1,854,954  $398,642,521
-------------------------------------------------------------------------------------
Held to maturity portfolio:
 Corporate debt securities       $  1,020,308  $  300,093  $  270,721  $  1,049,680
 Municipal obligations              6,348,415     189,272         768     6,536,919
 Mortgage-backed securities         1,153,514      28,278                 1,181,792
-------------------------------------------------------------------------------------
                                 $  8,522,237  $  517,643  $  271,489  $  8,768,391
=====================================================================================

                                                                                  1997
-------------------------------------------------------------------------------------------------------------------
                                                                           Gross            Gross
                                                      Carrying        Unrealized       Unrealized            Market
                                                         Value             Gains           Losses             Value
-------------------------------------------------------------------------------------------------------------------
Available for sale portfolio:
   U.S. Government Agencies                       $174,290,580       $   700,157      $   792,719      $174,198,018
   Corporate debt securities                         5,024,961            23,439                          5,048,400
   Municipal obligations                               931,849            54,243                            986,092
   Mortgage-backed securities                       76,810,120           527,848        1,819,890        75,518,078
   Equity securities                                15,320,968            49,108              180        15,369,896
-------------------------------------------------------------------------------------------------------------------
                                                  $272,378,478        $1,354,795       $2,612,789      $271,120,484
-------------------------------------------------------------------------------------------------------------------
Held to maturity portfolio:
   U.S. Government Agencies                       $    302,047        $       15                       $    302,062
   Corporate debt securities                           726,730           112,451       $        1           839,180
   Municipal obligations                             8,748,339           123,113          130,825         8,740,627
   Mortgage-backed securities                        4,090,855           168,472                          4,259,327
-------------------------------------------------------------------------------------------------------------------
                                                  $ 13,867,971        $  404,051       $  130,826      $ 14,141,196
===================================================================================================================

The following reflects the net unrealized gains (losses) on available for sale securities on a before and net of tax basis, including its effect on other comprehensive income:

                                                                Before Tax         Tax (Expense)            Net of Tax
                                                                    Amount           or Benefit                 Amount
----------------------------------------------------------------------------------------------------------------------
1998
Unrealized gains (losses) on securities:
    Unrealized holding gains (losses) arising during period    $ 2,857,870          $(1,192,516)          $  1,665,354
    Less: Reclassification adjustment for gains (losses)
       realized in net income                                     (821,037)             342,597               (478,440)
----------------------------------------------------------------------------------------------------------------------
    Net unrealized gains (losses)                                2,036,833             (849,919)             1,186,914
----------------------------------------------------------------------------------------------------------------------
Other comprehensive income                                     $ 2,036,833          $  (849,919)          $  1,186,914
======================================================================================================================

1997
Unrealized gains (losses) on securities:
    Unrealized holding gains (losses) arising during period    $  (133,984)         $    55,917           $    (78,067)
    Less: Reclassification adjustment for gains (losses)
       realized in net income                                      380,382             (158,733)               221,649
----------------------------------------------------------------------------------------------------------------------
    Net unrealized gains (losses)                                  246,398             (102,816)               143,582
----------------------------------------------------------------------------------------------------------------------
Other comprehensive income                                     $   246,398          $  (102,816)          $    143,582
======================================================================================================================

1996
Unrealized gains (losses) on securities:
    Unrealized holding gains (losses) arising during period    $(3,001,965)         $ 1,252,634           $ (1,749,331)
    Less: Reclassification adjustment for gains (losses)
        realized in net income                                   1,207,767             (503,961)               703,806
----------------------------------------------------------------------------------------------------------------------
    Net unrealized gains (losses)                               (1,794,198)             748,673             (1,045,525)
----------------------------------------------------------------------------------------------------------------------
Other comprehensive income                                     $(1,794,198)         $   748,673           $ (1,045,525)
======================================================================================================================

The carrying value and market value of debt securities at December 31, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without penalties.

                                                                                Carrying                     Market
                                                                                   Value                      Value
-------------------------------------------------------------------------------------------------------------------
Securities available for sale:
    Within one year                                                       $    1,106,372             $    1,103,003
    After one year but within five years                                      40,057,843                 40,285,671
    After five years but within ten years                                    190,508,613                190,968,874
    After ten years                                                          149,252,876                149,284,253
-------------------------------------------------------------------------------------------------------------------
                                                                          $  380,925,704             $  381,641,801
-------------------------------------------------------------------------------------------------------------------

Securities held to maturity:
    Within one year                                                       $    4,014,659             $    3,745,795
    After one year but within five years                                         482,055                    491,307
    After five years but within ten years                                        840,443                  1,223,894
    After ten years                                                            3,185,080                  3,307,395
-------------------------------------------------------------------------------------------------------------------
                                                                          $    8,522,237             $    8,768,391
===================================================================================================================

The gross realized gains and gross realized losses on investment securities transactions are summarized below:

Year ended December 31, 1998                                          Available For Sale           Held To Maturity
-------------------------------------------------------------------------------------------------------------------
Gross gains                                                                  $   822,817                   $166,228
Gross losses                                                                   1,791,512                     18,570
-------------------------------------------------------------------------------------------------------------------
    Net gains                                                                $  (968,695)                  $147,658
===================================================================================================================

Year ended December 31, 1997                                          Available For Sale           Held To Maturity
-------------------------------------------------------------------------------------------------------------------
Gross gains                                                                  $ 1,159,456                   $  5,900
Gross losses                                                                     784,974
-------------------------------------------------------------------------------------------------------------------
    Net gains                                                                $   374,482                   $  5,900
===================================================================================================================

Year ended December 31, 1996                                          Available For Sale           Held To Maturity
-------------------------------------------------------------------------------------------------------------------
Gross gains                                                                  $ 1,456,991
Gross losses                                                                     249,224
-------------------------------------------------------------------------------------------------------------------
    Net gains                                                                $ 1,207,767
===================================================================================================================

Gains and losses related to held to maturity securities represents the results of sales of held to maturity securities which had less than 15% of their original principal remaining.
     Investment securities at December 31, 1998 and 1997 include approximately $343,812,000 and $230,225,000, respectively, pledged under various agreements, principally municipal deposits, letters of credit, lines of credit, and municipal option put securities.

NOTE 3-LOANS
--------------------------------------------------------------------------------
Substantially all of the Bank's loans are granted to borrowers concentrated primarily within Broome, Tioga, Chenango, Onondaga, and Chemung Counties, and other communities located in upstate New York.

NOTE 4-ALLOWANCE FOR POSSIBLE CREDIT LOSSES
--------------------------------------------------------------------------------
Changes in the allowance for possible credit losses at December 31 are presented in the following summary:

                                                                   1998                  1997                 1996
------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                $19,207,473           $17,053,647          $14,065,000
Recoveries credited                                           1,227,158             1,717,734            1,831,990
Provision for credit losses                                  12,256,567            10,314,484            9,971,256
Loans charged off                                            10,523,098             9,878,392            8,814,599
------------------------------------------------------------------------------------------------------------------
    Balance at end of year                                  $22,168,100           $19,207,473          $17,053,647
==================================================================================================================

At December 31, 1998 and 1997, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 totaled $10,605,739 and $12,045,259, respectively. A valuation allowance aggregating $4,145,639 and $4,302,507 was recorded against impaired loans at December 31, 1998 and 1997, respectively. The average recorded investment in impaired loans was approximately $8,965,626 in 1998 and $8,879,435 in 1997. The Bank recognized, on a cash basis, $255,868 and $272,374 of interest on impaired loans during 1998 and 1997, respectively (during the portion of the year they were impaired).

NOTE 5-LOAN SERVICING
--------------------------------------------------------------------------------
Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others was $481,393,958 and $392,019,810 at December 31, 1998 and 1997, respectively.
     Mortgage servicing rights capitalized and amortization recognized on those rights were not significant.

NOTE 6-LOANS TO RELATED PARTIES
--------------------------------------------------------------------------------
At December 31, 1998, loans to directors and officers or to entities (or other shareholders of such entities) which owned or controlled 10% or more of the Company's voting stock were $10,513,177. During 1998, new loans to such related parties amounted to $6,999,308 and repayments amounted to $6,830,202.

NOTE 7-BANK PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------
A summary of bank premises and equipment at December 31 is shown as follows:

                                                                                         1998                  1997
-------------------------------------------------------------------------------------------------------------------
Land                                                                             $  1,166,327          $  1,166,327
Banking premises                                                                   11,685,923            11,133,105
Furniture and equipment                                                            12,128,200            10,899,341
-------------------------------------------------------------------------------------------------------------------
                                                                                   24,980,450            23,198,773
Less: Accumulated depreciation                                                     14,879,875            13,698,736
-------------------------------------------------------------------------------------------------------------------
                                                                                  $10,100,575          $  9,500,037
===================================================================================================================

NOTE 8-DUE TO DEPOSITORS
--------------------------------------------------------------------------------
A summary of amounts due to depositors at December 31 is shown as follows:

                                                                                         1998                 1997
------------------------------------------------------------------------------------------------------------------
Savings accounts                                                              $   136,331,582      $   135,047,208
Money market deposit accounts                                                     274,860,915          263,344,699
Certificates of deposit                                                           891,235,544          697,707,822
NOW accounts                                                                       81,967,358           67,249,777
Non-interest-bearing deposit accounts                                              88,350,983           76,158,846
------------------------------------------------------------------------------------------------------------------
                                                                               $1,472,746,382       $1,239,508,352
===================================================================================================================

Time deposits with balances in excess of $100,000 amounted to approximately $285,618,000 and $168,161,000 at December 31, 1998 and 1997, respectively. The approximate maturity of time deposits follows:

                                                                1998                                1997
--------------------------------------------------------------------------------------------------------------------------
Year of Maturity                                        Amount         Percent               Amount       Percent
--------------------------------------------------------------------------------------------------------------------------
1                                                  $733,836,826         82.3%          $487,555,677          69.9%
2                                                   114,889,045         12.9            149,085,074          21.3
3                                                    25,462,198          2.9             47,836,197           6.9
4                                                    13,661,336          1.5              7,789,886           1.1
5 and over                                            3,386,139          0.4              5,440,988           0.8
---------------------------------------------------------------------------------------------------------------------------
                                                   $891,235,544        100.0%          $697,707,822         100.0%
===========================================================================================================================

NOTE  9-BORROWINGS
------------------------------------------------------------------------------

The following is a summary of borrowings at December 31:

                                                                                         1998                  1997
---------------------------------------------------------------------------------------------------------------------------
    Municipal option put securities                                            $    1,892,828        $    1,892,828
    Federal Home Loan Bank advances                                               175,000,000           153,000,000
    Mandatorily redeemable preferred securities                                    30,000,000
    Securities sold under repurchase agreements                                    36,865,977            23,750,690
---------------------------------------------------------------------------------------------------------------------------
                                                                               $  243,758,805        $  178,643,518
===========================================================================================================================

Borrowings at December 31, 1998 have maturity dates as follows:

                                                                                       Weighted
                                                                                   Average Rate          Amount
---------------------------------------------------------------------------------------------------------------------------
January 4, 1999                                                                            4.75%      $  75,000,000
January 4, 1999                                                                            4.50          36,865,977
January 11, 1999                                                                           5.63          30,000,000
September 11, 1999                                                                         7.33           1,892,828
FHLB obligations due - 2008                                                                4.92          70,000,000
Mandatorily redeemable preferred securities - 2028                                         8.13          30,000,000
----------------------------------------------------------------------------------------------------------------------------
                                                                                           5.30%       $243,758,805
============================================================================================================================

Information related to short-term borrowings at December 31 is as follows:

                                                                        1998                     1997                    1996
-----------------------------------------------------------------------------------------------------------------------------
Outstanding balance at end of year                              $143,758,805             $178,643,518            $120,501,962
Average interest rate                                                   4.90%                    6.13%                   6.44%
Maximum outstanding at any month end                            $176,846,590             $225,971,919            $127,656,192
Average amount outstanding during year                          $142,485,096             $177,391,880            $ 91,604,941
Average interest rate during year                                       5.46%                    5.68%                   5.62%
=============================================================================================================================

Average amounts outstanding and average interest rates are computed using weighted monthly averages.

     On July 24, 1998, the Company formed a subsidiary business trust, BSB Capital Trust I, L.L.C. (the "Trust"), for the purpose of issuing preferred securities which qualify as Tier I capital. Concurrent with its formation, the Trust issued $30,000,000 at par value of 8.125% preferred securities in an exempt offering. The preferred securities are non-voting, mandatorily redeemable in 2028, and guaranteed by the Company. The entire net proceeds to the Trust from the offering were invested in junior subordinated obligations of the Company. The costs related to the issuance of these securities are capitalized and amortized over the life of the period to redemption on a straightline basis. The net proceeds were used to fund commercial and consumer loan growth.

     The collateral agent requires that the market value of the collateral for the municipal option put securities must be maintained at 150% of the outstanding balance of the agreements. The Bank has assigned mortgage-backed securities as collateral for the agreements. Such securities have a market value aggregating $11,158,000, and $7,925,000 at December 31, 1998 and 1997,
respectively.

     At December 31, 1998, the Bank had available a line of credit with the Federal Home Loan Bank of New York ("FHLB") subject to the amount of available collateral, of which $75,000,000 is outstanding as of December 31, 1998. This outstanding balance is collateralized by certain mortgage loans, mortgage-backed securities, and other investment securities under a blanket pledge agreement with the FHLB. The Bank also had available a $15,000,000 unsecured line of credit with First Union Corp., which requires daily repayment.

     Securities sold under repurchase agreements represent the purchase of interests in government securities by commercial checking customers which are repurchased by the Bank on the following business day. The government securities continue to be held by the Bank and the purchaser is precluded from engaging in repurchase transactions or otherwise pledging or hypothecating these securities.

NOTE 10-EMPLOYEE BENEFITS
--------------------------------------------------------------------------------

The Bank has a noncontributory qualified defined benefit pension plan covering substantially all employees. Under the plan, retirement benefits are primarily a function of both the years of service and the level of compensation. The Bank's policy is to fund the plan in amounts sufficient to pay liabilities. The pension plan assets consist primarily of listed stocks, governmental securities, and cash equivalents.

     The Bank also provides certain life and health insurance benefits to substantially all employees through an unfunded plan. The Bank makes contributions to the plan as premiums are due.

     The following table represents a reconciliation of the funded status of the plans at October 1:

                                                            Pension Benefits               Life and Health Benefits
-----------------------------------------------------------------------------------------------------------------------------
                                                              1998            1997             1998            1997
-----------------------------------------------------------------------------------------------------------------------------
Change in benefit obligation:
    Benefit obligation at beginning of year            $16,607,111     $14,376,100       $3,470,625      $3,979,800
    Service cost                                           634,287         550,521          122,970         107,198
    Interest cost                                        1,161,718       1,084,896          240,097         231,915
    Actuarial (gains) losses                             1,285,764       1,342,061          829,827        (725,128)
    Annuity payments                                      (817,003)       (733,912)
    Premiums paid                                                                          (150,000)       (123,162)
    Settlements                                             (4,871)        (12,555)
-----------------------------------------------------------------------------------------------------------------------------
Benefit obligations at end of year                      18,867,006      16,607,111        4,513,519       3,470,623
-----------------------------------------------------------------------------------------------------------------------------

Change in plan assets:
    Fair value of plan assets at beginning of year      19,126,737      15,990,166
    Actual return on plan assets                            33,864       3,532,918
    Employer contributions                                                 350,120          150,000         123,162
    Annuity payments                                      (817,003)       (733,912)
    Premiums paid                                                                          (150,000)       (123,162)
    Settlements                                             (4,871)        (12,555)
-----------------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                18,338,727      19,126,737
-----------------------------------------------------------------------------------------------------------------------------

Funded status                                             (528,279)      2,519,626       (4,513,517)     (3,470,623)
Unrecognized transition (asset) obligation                  (4,995)       (171,543)       2,424,600       2,597,800
Unrecognized (gains) losses                              1,701,965      (1,094,422)        (195,546)     (1,085,021)
Unrecognized past service liability                       (143,934)       (168,708)
-----------------------------------------------------------------------------------------------------------------------------
Prepaid (accrued) benefit cost                         $ 1,024,757     $ 1,084,953      $(2,284,463)    $(1,957,844)
=============================================================================================================================

     The benefit obligations and prepaid (accrued) benefit costs presented in the above table were determined using the following weighted average assumptions at October 1:

                                                                  1998           1997          1998           1997
-----------------------------------------------------------------------------------------------------------------------------
Weighted-average assumptions at December 31:
Discount rate                                                    6.50%           7.25%         6.50%         7.25%
Expected return on plan assets                                   8.75%           8.75%
Rate of compensation increase                                    4.50%           5.00%         4.50%         5.00%

The net periodic pension cost and the net postretirement benefit cost for the years ended December 31, 1998, 1997, and 1996 are as follows:

                                                                Pension Benefits                  Life and Health Benefits
---------------------------------------------------------------------------------------      ------------------------------------
                                                         1998         1997         1996            1998       1997       1996
---------------------------------------------------------------------------------------      ------------------------------------
Service cost                                         $  634,287  $  550,521  $  576,260      $  122,970   $  107,198   $  114,013
Interest cost                                         1,161,718   1,084,896   1,010,617         240,097      231,915      292,213
Expected return on assets                            (1,544,487  (1,327,754) (1,178,087)
Unrecognized transition (asset)/obligation             (166,548)   (166,548)   (166,548)        173,200      173,200      173,200
Unrecognized (gains)/losses                                                      34,735         (59,648)     (75,871)
Unrecognized past service liability                     (24,774)    (24,774)    (24,774)
---------------------------------------------------------------------------------------      ------------------------------------
Net periodic benefit cost                            $   60,196  $  116,341  $  252,203      $  476,619   $  436,442   $  579,426
=======================================================================================      ====================================

For measurement purposes, a 6.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 5.0% for 2003 and remain at that level thereafter.

A one-percentage-point change in assumed health care cost trend rates would have the followings effects on life and health benefits at October 1, 1998:

                                                                                 1-Percentage-       1-Percentage-
                                                                                Point Increase       Point Decrease
---------------------------------------------------------------------------------------------------------------------------------
Effect on total of service and interest cost components                             $    9,808          $    (4,079)
Effect on postretirement benefit obligation                                            179,816             (253,118)

The Bank also has a defined contribution employee savings 401(k) plan. Full-time salaried employees, age twenty-one and older who have completed one year of service, are eligible to join the 401(k) plan. The Bank matches 100% of basic contributions up to 2.0% of each participant's annual contribution and 50% of contribution over 2.0% with the Bank's total match not to exceed 3%. Contributions to the plan amounted to $248,110 in 1998, $215,350 in 1997, and $197,593 in 1996.

NOTE 11-COMMITMENTS
--------------------------------------------------------------------------------
The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit and letters of credit, which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of condition. The contract amount of those commitments and letters of credit reflects the extent of involvement the Bank has in those particular classes of financial instruments. The Bank's exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of the instruments. The Bank uses the same credit policies in making commitments and letters of credit as it does for on-balance-sheet instruments.

Financial instruments whose contract amounts represent credit risk:

                                                                                            1998               1997
---------------------------------------------------------------------------------------------------------------------------------
Commitments to extend credit                                                        $461,581,333       $337,938,453
Letters of credit                                                                     24,995,433         18,460,310

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

     For both commitments to extend credit and letters of credit, the amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but includes residential and commercial real estate. Outstanding loans sold with recourse approximated $17,627,000 as of December 31, 1998.

     As required by certain letters of credit agreements, the Bank has pledged as collateral, mortgage-backed securities having a market value of approximately $12,607,000 at December 31, 1998. The Bank has previously accrued $2,901,000, included in other liabilities, for the credit risk associated with a certain off-balance sheet letter of credit. The Company is required to maintain a reserve balance, as established by the Federal Reserve Board of New York. The required average total reserve for the 14-day maintenance period ended December 30, 1998 was $15,458,000 of which $6,418,000 was required to be on deposit with the Federal Reserve Bank of New York. The remaining $9,040,000 was represented by cash on had.

     The Bank rents facilities under leases expiring at various dates through 2016. Rent expense totaled approximately $377,000 in 1998, $388,000 in 1997, and $423,000 in 1996.

Approximate minimum rental commitments under existing noncancelable leases with remaining terms of one year or more are presented below:

Years ended December 31:
--------------------------------------------------------------------------------------------------------------------------------
1999                                                                                                    $   365,361
2000                                                                                                        348,203
2001                                                                                                        317,364
2002                                                                                                        236,389
2003                                                                                                        142,056
Later years                                                                                               1,043,098
--------------------------------------------------------------------------------------------------------------------------------
    Total minimum lease payment                                                                          $2,452,471
--------------------------------------------------------------------------------------------------------------------------------

NOTE 12-LIMITS ON DIVIDENDS
------------------------------------------------------------------------------

The Company's ability to pay dividends to its shareholders is largely dependent on the Bank's ability to pay dividends to the Company. In addition to state law requirements and the capital requirements discussed below, the circumstances under which the Bank may pay dividends are limited by federal statutes, regulations, and policies. The Bank must obtain the approval of the Federal Deposit Insurance Corporation (FDIC) for payment of dividends if the total of all dividends declared in any calendar year would exceed the total of the Bank's net profits as defined by applicable regulations, for that year, combined with its retained net profits for the preceding two years. Furthermore, the Bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts, as defined by applicable regulations. At December 31, 1998, the Bank had approximately $32.5 million in undivided profits legally available for the payment of dividends.

     In addition, the Federal Reserve Board and the FDIC are authorized to determine under certain circumstances that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of such dividends. The payment of dividends that deplete a bank's capital base could be deemed to constitute such an unsafe or an unsound practice. The Federal Reserve Board has indicated that banking organizations could generally pay dividends only out of current operating earnings. There are also statutory limits on the transfer of funds to the Company by its banking subsidiary whether in the form of loans or other extensions of credit, investments, or asset purchases. Such transfers by the Bank to the Company generally are limited in amount to 10% of the Bank's capital and surplus, or 20% in the aggregate. Furthermore, such loans and extensions of credit are required to be collateralized in specific amounts.


NOTE 13-INCOME TAXES
------------------------------------------------------------------------------

The Company provides for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" which requires an asset and liability approach to recognizing the tax effects of temporary differences between tax and financial reporting.

The provision (benefit) for income taxes consists of the following:

                                                                           1998             1997              1996
---------------------------------------------------------------------------------------------------------------------------------
Current                                                              $14,172,378      $11,461,887       $11,643,148
Deferred (benefit)                                                    (1,449,292)        (728,241)       (1,768,729)
---------------------------------------------------------------------------------------------------------------------------------
                                                                     $12,723,086      $10,733,646       $ 9,874,419
=================================================================================================================================

The components of deferred income taxes at December 31, which are included in other assets are:

                                                                                         1998                  1997
---------------------------------------------------------------------------------------------------------------------------------
Assets:
     Available for sale investments                                                                     $   524,929
     Allowance for possible credit losses                                         $ 9,310,560             8,024,792
     Postretirement benefits                                                          959,474               822,294
     Non-accrual interest                                                             387,938               288,889
     Contingent liabilities                                                         1,218,525             1,047,900
     Other                                                                            556,566               645,740
---------------------------------------------------------------------------------------------------------------------------------
                                                                                   12,433,063            11,354,544
---------------------------------------------------------------------------------------------------------------------------------
Liabilities:
     Depreciation                                                                     648,427               613,336
     Pension benefits                                                                 359,747               392,259
     Available for sale investments                                                   327,113
     Investment accretion                                                             492,526               220,896
     Other                                                                             71,223               191,276
---------------------------------------------------------------------------------------------------------------------------------
                                                                                    1,899,036             1,417,767
---------------------------------------------------------------------------------------------------------------------------------
         Net deferred tax asset                                                   $10,534,027           $ 9,936,777
=================================================================================================================================

A reconciliation between the federal statutory income tax rate and the effective income tax rate at December 31 follows:

                                                                           1998             1997             1996
---------------------------------------------------------------------------------------------------------------------------------
Federal statutory income tax rate                                          35.0%             35.0%           35.0%
Tax-exempt interest income                                                 (0.8)             (1.3)           (1.1)
Dividends received deduction                                                                 (0.1)           (0.2)
Other                                                                      (0.3)             (0.3)           (0.2)
---------------------------------------------------------------------------------------------------------------------------------
    Effective federal income tax rate                                      33.9%             33.3%           33.5%
=================================================================================================================================

NOTE 14-EARNINGS PER SHARE
--------------------------

Basic earnings per share is computed based on the weighted average shares outstanding. Diluted earnings per share is computed based on the weighted average shares outstanding adjusted for the dilutive effect of the assumed exercise of stock options during the year.

  The following is a reconciliation of basic earnings per share to diluted earnings per share for the years ended December 31, 1998, 1997, and 1996:

                                                                        Net              Weighted          Earnings
                                                                     Income        Average Shares         Per Share
-------------------------------------------------------------------------------------------------------------------
1996:      Basic earnings per share                             $15,203,627             8,864,201             $1.72
           Effect of stock options                                                        224,667
-------------------------------------------------------------------------------------------------------------------
           Diluted earnings per share                           $15,203,627             9,088,868             $1.67
===================================================================================================================
1997:      Basic earnings per share                             $16,986,354             8,509,089             $2.00
           Effect of stock options                                                        286,983
-------------------------------------------------------------------------------------------------------------------
           Diluted earnings per share                           $16,986,354             8,796,072             $1.93
===================================================================================================================
1998:      Basic earnings per share                             $19,870,469             8,605,241             $2.31
           Effect of stock options                                                        283,995
-------------------------------------------------------------------------------------------------------------------
           Diluted earnings per share                           $19,870,469             8,889,236             $2.24
===================================================================================================================

NOTE 15-OPTIONS AND SHAREHOLDER RIGHTS
--------------------------------------

The Company has a Long-Term Incentive and Capital Accumulation Plan (the "Incentive Plan") for the benefit of officers and certain other employees of the Company and its subsidiary. The Plan, as approved by shareholders at the 1996 Annual Meeting of Shareholders and as amended at the 1998 Annual Meeting of Shareholders, provides for options to purchase a total of 875,000 shares of authorized common stock, of which options to purchase 384,649 shares have been granted as of December 31, 1998. At December 31, 1998, there were 490,351 options to purchase shares available for future grant under the Plan. Four kinds of rights are contained in the Incentive Plan and are available for grant: incentive stock options, non-statutory options, stock appreciation rights, and performance share awards. Options under this Plan have a 10 year term, and vest and become exercisable at 25% per year at the end of each of the first four years following the grant date.

     The Directors' Stock Option Plan (the "Directors' Plan"), as approved by shareholders at the 1994 Annual Meeting of Shareholders, provides for options to purchase 393,750 shares of authorized but unissued common stock by incumbent and future non-employee directors of the Company; 186,750 options to purchase shares have been granted as of December 31, 1998. At December 31, 1998, 207,000 options to purchase shares are available for future grant under the Directors' Plan. All options granted under the Directors' Plan are intended to be non-qualified options. Vesting occurs on the grant date, and options may be exercised six months after the grant date. Options terminate on the expiration date of the Directors' Plan in 2004. Under the Directors' Plan, to the extent options remain available for grant, upon initial election or appointment as a director, new non-employee directors of the Company will each receive a grant of an option to purchase 6,750 shares of common stock. Furthermore, in January of each year, each non-employee director, including any director who becomes a non-employee director prior to such anniversary, shall be granted an option to purchase 2,250 shares of common stock.

     Activity in the Plans during 1998, 1997, and 1996 was as follows:

                                                                   Number of        Option Price
                                                                      Shares           Per Share          Aggregate
-------------------------------------------------------------------------------------------------------------------
               Outstanding options at December 31, 1995              357,064      $ 3.89-$20.67         $ 4,605,190
1996:          Options forfeited                                        (750)          25.75                (19,312)
               Options exercised                                     (73,502)        3.89-18.50            (788,878)
               Options granted                                        85,500        22.63-25.75           2,149,805
-------------------------------------------------------------------------------------------------------------------
               Outstanding options at December 31, 1996              368,312         3.89-25.75           5,946,805
1997:          Effect of three-for-two stock split                   184,130
               Options forfeited                                        (750)           18.83               (14,123)
               Options exercised                                    (143,284)        4.52-18.83          (1,291,035)
               Options granted                                       156,750        18.67-18.83           2,947,740
-------------------------------------------------------------------------------------------------------------------
               Outstanding options at December 31, 1997              565,158         4.52-18.83           7,589,387
1998:          Options exercised                                     (77,546)        4.52-18.83            (822,742)
               Options granted                                       182,550        29.63-32.75           5,450,772
-------------------------------------------------------------------------------------------------------------------
               Outstanding options at December 31, 1998              670,162      $ 4.52-$32.75         $12,217,417
===================================================================================================================

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

NOTE 16-STOCK-BASED COMPENSATION
--------------------------------

The Company has two stock-based compensation plans, as described in Note 15. The Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for stock options granted under these plans. Under APB No. 25, because the exercise price of the Company's stock options approximates the market price of the underlying stock on the date of grant, no compensation expense is recognized. Had compensation cost for these plans been determined based on the fair value at the grant dates for awards under those plans, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                                1998           1997            1996
-------------------------------------------------------------------------------------------------------------------
Net Income:
As reported                                                              $19,870,469    $16,986,354     $15,203,627
Pro forma                                                                 18,476,757     16,689,614      15,054,549
--------------------------------------------------------------------------------------------------------------------

Earnings Per Share:
    As reported:
       Basic                                                                  $ 2.31          $2.00          $1.72
       Diluted                                                                  2.24           1.93           1.67
    Pro forma:
       Basic                                                                    2.15          $1.96          $1.70
       Diluted                                                                  2.08           1.90           1.66

The weighted average fair value of options granted during 1998, 1997, and 1996 was $7.63, $7.51, and $6.09, respectively.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1998, 1997, and 1996, respectively: dividend yield of 3.1% for 1998 and 1997, and 3.3% for 1996; expected volatility of 24.2% for 1998, 25.1% for

1997, and 19.2% for 1996; risk-free interest rates of 5.7% for 1998, 6.5% in 1997, and ranging from 5.5% to 6.8% in 1996; and expected lives of 7.4% in 1998 and 1997, and 7.2 years for 1996.

     Options exercisable under the plans at December 31, 1998, 1997, and 1996 amounted to 375,806, 328,836, and 399,327, respectively. The weighted average exercise price of options exercisable at December 31, 1998, 1997, and 1996 were $13.49, $10.77, and $9.09, respectively.

The following table summarizes information about options outstanding at December 31, 1998:

                                                        Weighted
                                                         Average          Weighted         Weighted
Range of                                               Remaining           Average          Average
Exercise                            Options          Contractual          Exercise           Number        Exercise
Prices                           Outstanding       Life in Years             Price      Exercisable           Price
-------------------------------------------------------------------------------------------------------------------
$4.52 to $5.19                        43,304                0.9           $  4.70           43,304          $  4.70
$9.33 to $12.89                      200,022                5.3            $10.83          190,879           $10.77
$13.78 to $18.83                     244,286                7.8            $17.99          116,873           $17.59
$29.625 to $32.750                   182,550                9.1            $29.86           24,750           $30.50
-------------------------------------------------------------------------------------------------------------------
                                     670,162                                               375,806
===================================================================================================================

 NOTE 17-SELECTED QUARTERLY FINANCIAL DATA
 -----------------------------------------

Summarized quarterly financial information (in thousands of dollars) for the years ended December 31, 1998 and 1997 are as follows:

                                              Three Months Ended                            Three Months Ended
---------------------------------------------------------------------------       ---------------------------------------
                                    3/31/98   6/30/98    9/30/98   12/31/98       3/31/97    6/30/97    9/30/97  12/31/97
---------------------------------------------------------------------------       ---------------------------------------
Total interest income               $33,529   $36,393    $38,038    $38,046       $28,691    $30,002    $31,082   $32,605
Total interest expense               17,246    18,837     19,664     19,521        14,369     15,248     15,859    16,539
---------------------------------------------------------------------------       ---------------------------------------
Net interest income                  16,283    17,556     18,374     18,525        14,322     14,754     15,223    16,066
Provision for credit losses           2,785     2,919      3,333      3,219         2,460      2,354      2,538     2,963
---------------------------------------------------------------------------       ---------------------------------------
Net interest income after
    provision for credit losses      13,498    14,637     15,041     15,306        11,862     12,400     12,685    13,103
Gains (losses) on sale of securities   (144)     (359)        (6)      (312)           (4)       (14)       126       273
Gains (losses) on sale of loans        (247)     (133)       (75)      (324)           (1)       (89)       (94)     (194)
Non-interest income                   1,683     1,998      1,978      2,041         1,378      1,625      1,528     1,767
Operating expense                     7,356     8,041      8,350      8,242         6,617      7,222      7,162     7,630
---------------------------------------------------------------------------       ---------------------------------------
Income before income taxes            7,434     8,102      8,588      8,469         6,618      6,700      7,083     7,319
Income taxes                          2,925     3,098      3,428      3,273         2,609      2,582      2,705     2,838
---------------------------------------------------------------------------       ---------------------------------------
    Net income                      $ 4,509   $ 5,004    $ 5,160    $ 5,196       $ 4,009    $ 4,118    $ 4,378   $ 4,481
===========================================================================       =======================================
Earnings per share:
Basic                               $  0.53   $  0.58    $  0.60    $  0.60       $  0.47    $  0.48    $  0.51   $  0.52
Diluted                             $  0.51   $  0.56    $  0.58    $  0.59       $  0.46    $  0.47    $  0.50   $  0.50
===========================================================================      ========================================

NOTE 18-FAIR VALUE OF FINANCIAL INSTRUMENTS
-------------------------------------------

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

The net carrying amount and fair values of financial instruments (in thousands of dollars) at December 31 are as follows:

                                                                  1998                               1997
                                                      Carrying              Fair         Carrying              Fair
                                                        Amount             Value           Amount             Value
-------------------------------------------------------------------------------------------------------------------
Financial assets:
    Cash and cash equivalents                     $     36,630      $     36,630     $     36,066      $     36,066
    Investment securities                              238,192           238,849          205,380           205,485
    Mortgage-backed securities                         168,194           168,562           79,609            79,777
    Loans                                            1,363,071         1,376,177        1,205,797         1,204,599
       Allowance for possible credit losses            (22,168)                           (19,207)
-------------------------------------------------------------------------------------------------------------------
          Net loans                                  1,340,903         1,376,177        1,186,590         1,204,599
    Mortgages held for sale                             16,888            16,806            7,459             7,459
-------------------------------------------------------------------------------------------------------------------
        Total financial assets                    $  1,800,807      $  1,837,024     $  1,515,104      $  1,533,386
===================================================================================================================

Financial liabilities:
    Deposits                                      $  1,472,746      $  1,474,689     $  1,239,508      $  1,242,653
    Borrowings                                         243,759           245,773          178,644           177,870
-------------------------------------------------------------------------------------------------------------------
        Total financial liabilities               $  1,716,505      $  1,720,462     $  1,418,152      $  1,420,523
===================================================================================================================

NOTE 19-REGULATORY MATTERS
--------------------------

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

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

                                                                                                         To Be Well
                                                                                                  Capitalized Under
                                                                        For Capital               Prompt Corrective
                                                    Actual            Adequacy Purposes:         Action Provisions:
                                              Amount      Ratio        Amount      Ratio         Amount       Ratio
-------------------------------------------------------------------------------------------------------------------
                                                                (Dollars in Thousands)
As of December 31, 1998
-------------------------------------------------------------------------------------------------------------------
    Total capital/to risk-weighted assets   $157,467    10.58%      *$119,077    *8.00%       *$148,846   *10.00%

    Tier I capital/to risk-weighted assets  $138,817     9.33%      *$ 59,539    *4.00%       *$ 89,308   * 6.00%

    Tier I capital/to average assets        $138,817     7.53%      *$ 73,647    *4.00%       *$ 92,059   * 5.00%


As of December 31, 1997
-------------------------------------------------------------------------------------------------------------------
    Total capital/to risk-weighted assets   $134,854    10.44%      *$103,380    *8.00%       *$129,225    *10.0%

    Tier I capital/to risk-weighted assets  $118,663     9.18%      *$ 51,690    *4.00%       *$ 77,535    * 6.0%

    Tier I capital/to average assets        $118,663     7.79%      *$ 60,920    *4.00%       *$ 76,150    * 5.0%

*  Greater than or equal to

NOTE 20-FINANCIAL INFORMATION-PARENT COMPANY
--------------------------------------------

STATEMENTS OF CONDITION

                                                                                             December 31,
                                                                                             1998              1997
                         ------------------------------------------------------------------------------------------
ASSETS                   Cash and due from banks                                     $ 24,486,649      $  1,030,904
                         Investment in Bank, at equity                                140,868,922       119,823,282
                         Investment in trust subsidiary                                   928,000
                         Prepaid expenses                                                 719,753
                         Other assets                                                      53,948            12,188
                         ------------------------------------------------------------------------------------------
                                                                                     $167,057,272      $120,866,374
                         ===========================================================================================

LIABILITIES AND          Accrued interest payable                                    $  1,108,429
SHAREHOLDERS'            Other liabilities                                                 30,000
EQUITY                   Junior subordinated debentures                                30,928,000
                         Shareholders' Equity:
                            Preferred stock, par value $.01 per share; 2,500,000
                              shares authorized; none issued
                            Common stock, par value $.01 per share;
                               30,000,000 shares authorized; 11,237,470
                              shares and 11,159,924 shares issued                         112,375      $    111,599
                         Additional paid-in capital                                    30,145,303        29,215,440
                         Undivided profits                                            134,065,569       122,029,557
                         Accumulated other comprehensive income                           453,849          (733,065)
                         Treasury stock at cost; 2,603,587 and 2,602,692 shares       (29,786,253)      (29,757,157)
                         -------------------------------------------------------------------------------------------
                            Total Shareholders' Equity                                134,990,843       120,866,374
                         -------------------------------------------------------------------------------------------
                                                                                     $167,057,272      $120,866,374
                         ===========================================================================================

STATEMENTS OF INCOME

                                                                                        Years Ended December 31,
                                                                            1998             1997              1996
                         -------------------------------------------------------------------------------------------
INCOME                   Dividends from Bank                        $  7,834,457     $  6,422,005      $ 23,166,228
                         Interest on investments                          33,259
                         Equity in undistributed net income of
                             Bank, net of dividends                   13,218,829       10,949,884        (7,604,645)
                         -------------------------------------------------------------------------------------------
                               Total income                           21,086,545       17,371,889        15,561,583
                         ------------------------------------------------------------------------------------------

EXPENSE                  Interest on junior subordinated debentures    1,108,430
                         Other expense                                   917,646          645,535           597,956
                         ------------------------------------------------------------------------------------------
                               Total expense                           2,026,076          645,535           597,956
                         ------------------------------------------------------------------------------------------
                         Income before income tax benefit             19,060,469       16,726,354        14,963,627
                         Income tax benefit                              810,000          260,000           240,000
                         ------------------------------------------------------------------------------------------
                         NET INCOME                                 $ 19,870,469     $ 16,986,354      $ 15,203,627
                         ==========================================================================================

STATEMENTS OF CASH FLOWS

                                                                                  Years Ended December 31,
                         -------------------------------------------------------------------------------------------------
                                                                               1998             1997              1996
                         -------------------------------------------------------------------------------------------------
OPERATING                Net income                                        $ 19,870,469    $  16,986,354      $ 15,203,627
ACTIVITIES               Adjustments to reconcile net income to
                            net cash provided by operating activities:
                               Equity in undistributed net income
                                   of Bank, net of dividends                (14,028,829)     (11,209,884)        7,364,645
                               Net change in other assets and liabilities       376,916          (25,838)           13,648
                         -------------------------------------------------------------------------------------------------
                                       Net cash provided by operating
                                         activities                           6,218,556        5,750,632        22,581,920
                         -------------------------------------------------------------------------------------------------
INVESTING                Capital contribution to subsidiaries                (6,650,000)
ACTIVITIES               -------------------------------------------------------------------------------------------------
                                    Net cash used by investing activities    (6,650,000)
                         -------------------------------------------------------------------------------------------------

FINANCING                Proceeds from issuance of junior
ACTIVITIES                  subordinated debentures to subsidiary            30,928,000
                         Dividends paid to shareholders                      (7,834,457)      (6,422,005)       (5,257,190)
                         Purchases of treasury stock                            (29,096)                       (17,909,038)
                         Proceeds from exercise of stock options                822,742        1,291,035           788,878
                         -------------------------------------------------------------------------------------------------
                                    Net cash used by financing activities    23,887,189       (5,130,970)      (22,377,350)
                         -------------------------------------------------------------------------------------------------
                         Net increase in cash and cash equivalents           23,455,745          619,662           204,570
                         Cash and cash equivalents at beginning of year       1,030,904          411,242           206,672
                         -------------------------------------------------------------------------------------------------
                         CASH AND CASH EQUIVALENTS
                            AT END OF YEAR                                 $ 24,486,649    $   1,030,904      $    411,242
                         =================================================================================================

BSB Bank & Trust (Subsidiary of BSB Bancorp, Inc.)
Officers

Executive
Alex S. DePersis
President and Chief Executive Officer
Larry G. Denniston, Senior Vice President and Corporate Secretary
Cynthia A. Hicks, Assistant Corporate Secretary

Banking Operations
Arthur C. Smith, Executive Vice President-Retail Banking Officer

Branch Administration
Michael V. Radicchi, Administrative Vice President-Branch Administrator Jacqueline L. Michalek, Vice President, Branch Lending, Sales & Business Development
James A. Berry, Assistant Vice President-Regional Business Development Officer Margaret J. Murray, Assistant Vice President-Regional Business Development Officer
Dana L. Lutsic, Assistant Vice President-Banking Services Development Officer Elizabeth I. Donahue, Senior Branch Officer
Lori A. Micha, Senior Branch Officer
Denise G. Mughetti, Senior Branch Officer
Gerald F. Walker, Senior Branch Officer
Marian M. Avery-Tierno, Branch Officer
Patricia A. Blair, Branch Officer
Jeanine M. Cianciosi, Branch Officer
Wendy K. McBride, Branch Officer
Lucille E. Roberts, Branch Officer
Lorianne Welch, Branch Officer

Bank Operations
Julia G. Kamishlian, Administrative Vice President-Banking Support Services Thomas J. Lamphere, Assistant Vice President-Risk Management
James H. DiMascio, Assistant Vice President-Facilities and Services
Janet L. McHenry, Assistant Vice President-Special Services
Glenn H. Cashel, Records and Research Officer

Systems
Matthew W. Schaefer, Administrative Vice President-Systems
Paul F. Santodonato, Assistant Vice President-Technology
Joyce E. Burke, Assistant Vice President-Computer Services

Accounting
Rexford C. Decker, Senior Vice President and Chief Financial Officer Donald R. Schmitt, Vice President and Controller
Kevin P. Harty, Vice President-Finance

BSB Financial Services
Trust
Douglas R. Johnson, Senior Vice President and Senior Trust Officer Leslie J. Distin, Vice President and Trust Officer
John P. Riesbeck, Vice President and Trust Investment Officer
Bradley S. Eaton, Trust Investment Officer
Brokerage Services
Pamela A. Kelley, Vice President

Lending Operations
Glenn R. Small, Executive Vice President-Senior Credit Officer

Commercial Lending
John B. Westcott, Administrative Vice President
Edward P. Bahrenburg, Vice President
Susan A. Burtis, Vice President
Marvin F. Mastrangelo, Vice President
Edward P. Michalek, Vice President
Kevin P. O'Hara, Vice President
Kenneth J. Scott, Vice President
F. Mathew Zlomek, Vice President-Regional Loan Officer
Kelly E. O'Brien, Commercial Loan Officer
Carl J. Speicher, Commercial Loan Officer
Ann Marie F. Smith, Assistant Vice President-Commercial Credit
Melody A. Gardner, Assistant Vice President-Commercial Loan Operations

Commercial Real Estate
Gary K. Hart, Administrative Vice President
William B. Meredith, Vice President

Consumer Lending
William T. Slote, Administrative Vice President
Joseph Diorio, Assistant Vice President-Business Development
Joseph D. Dempsey, Assistant Vice President-Consumer Credit
Arthur L. Dunning, Jr., Assistant Vice President-Credit Card Officer Karen L. Thurber, Assistant Vice President -Consumer Loan Operations James W. Rowlands, Assistant Vice President-Adjustments/Recovery
Nicholas J. Abdou, Business Development Officer

Residential Mortgage Lending
Gary T. Drabo, Administrative Vice President
Christopher B. Loughridge, Assistant Vice President-Secondary Marketing Allen E. Fuller, Assistant Vice President-Mortgage Servicing
John J. Saraceno, Assistant Vice President-Business Development
Robert L. Anderson, Jr., Assistant Vice President-Mortgage Processing Arthur R. Truesdell, Residential Collections Officer-Mortgage Servicing

Investments
Fielding Simmons III, Senior Vice President and Treasurer
Lawrence M. Harris, Vice President-Municipal Services
Jonathan J. Hullick, Assistant Vice President-Assistant Treasurer
Louis M. Petrilli, Municipal Development Officer

Auditing
Bruce R. Hayes, Administrative Vice President and Auditor
Penne M. Gaeta, Assistant Vice President-Assistant Auditor

Human Resources
Patricia A. Phelps, Administrative Vice President
Roy W. Brock, Assistant Vice President
Patrick M. Gleason, Training Officer

Loan Review
Phyllis K. Gilroy, Vice President
John A. Savelli, Loan Review Officer-Loan Review

Marketing
Stephanie Garrison, Vice President-Marketing Director
Kimberly A. Maietta, Assistant Marketing Director

BSB Bancorp, Inc. Board of Directors
Robert W. Allen, President & Chief Executive Officer, Tuscan/Lehigh Dairies,
L.P.
William H. Rincker, Former Chairman & Chief Executive Officer, BSB Bancorp Ferris G. Akel, President, Binghamton Giant Markets, Inc.
Alex S. DePersis, President & Chief Executive Officer
William C. Craine, Chairman, Granite Capital Holdings Inc.
David A. Niermeyer, President & Chief Executive Officer, Stakmore Co., Inc. Thomas L. Thorn, Private Investor
Thomas F. Kelly, Ph.D., Vice President, Binghamton University, State University of New York
Mark T. O'Neil, Jr., President & Chief Executive Officer, United Health Services, Inc.
Diana J. Bendz, Endicott Senior Location Executive, IBM Corporation
Herbert R. Levine, Chairman of the Board, Van Cott Jeweler, Ltd.

The membership of the Board of Directors of BSB Bank & Trust Company is identical. All members serve on both boards.

Officers
Alex S. DePersis, President & Chief Executive Officer
Glenn R. Small, Executive Vice President-Senior Credit Officer Arthur C. Smith, Executive Vice President-Retail Banking Officer Rexford C. Decker, Senior Vice President-Chief Financial Officer Larry G. Denniston, Senior Vice President-Corporate Secretary Fielding Simmons III, Senior Vice President-Treasurer
Douglas R. Johnson, Senior Vice President

Directors Emeriti
Aubrey S. Bowen
Charles G. Brink
John J. Consey
Vincent J. Earley
Helen A. Gamble
Floyd H. Lawson, Jr.
Robert J. Nash
Dr. William L. Roberts
Edgar E. Severson
John V. Smith
Dr. J. Glezen Watts

Shareholder Information
Corporate Headquarters:
BSB Bancorp, Inc.
58-68 Exchange Street
Binghamton, New York 13901

Mailing Address:
P. O. Box 1056
Binghamton, New York 13902

Annual Meeting:
The Annual Meeting of Shareholders of BSB Bancorp, Inc. will be held at 10:00 A.M. on April 26, 1999, in the Sears Harkness Hall at the Roberson Museum & Science Center, 30 Front Street, Binghamton, New York.

Form 10-K Annual Report:
A copy of BSB Bancorp, Inc. Form 10-K Annual Report may be obtained without charge upon written request to Larry G. Denniston, Senior Vice President and Corporate Secretary, Shareholder Relations Department, BSB Bancorp, Inc., 58-68 Exchange Street, Binghamton, New York 13901.

Registrar and Transfer Agent:
American Stock Transfer and Trust Company
40 Wall Street-46th Floor
New York, New York 10005

Stock Listing:
BSB Bancorp, Inc. common stock is traded over the counter and is listed on The Nasdaq Stock Market under the symbol BSBN. High, low, and closing prices and daily trading volume are reported in most major newspapers as "BSB Bcp."

Auditors:
PricewaterhouseCoopers L.L.P.
One Lincoln Center
Syracuse, New York 13202

General Counsel:
Hinman, Howard & Kattell, L.L.P.
Security Mutual Building
Binghamton, New York 13901

Special Counsel:
Hogan & Hartson L.L.P.
Columbia Square
555 13th Street, N.W.
Washington, D.C. 20004

Shareholder Relations Department:
BSB Bancorp, Inc.
58-68 Exchange Street
Binghamton, New York 13901
(607) 779-2406