Form 10-K405, Exhibit 13
period 1999-12-31
BSB BANCORP INC
filed 2000-03-29
CIK 830257

                                  EXHIBIT 13

                                 ANNUAL REPORT

BSB Bancorp, Inc. 1999 Annual Report

Company Profile

BSB Bancorp, Inc., a Delaware corporation, is the bank holding company for BSB Bank & Trust Co. BSB Bancorp, Inc. had 10,225,322 shares of common stock outstanding at December 31, 1999. The stock is traded over-the-counter and is listed on The Nasdaq Stock Market National Market under the symbol BSBN. BSB Bancorp, Inc. is subject to regulation by the Federal Reserve Board. BSB Bank & Trust is the principal subsidiary of BSB Bancorp, Inc.

Incorporated as a state-chartered mutual savings bank in 1867, BSB Bank & Trust was converted to a state-chartered stock savings bank in 1985, and in 1995 completed a charter change to that of a state-chartered commercial bank. It is headquartered in Binghamton, New York and conducts business in Broome, Tioga, Chenango, Onondaga, Oswego, and Chemung Counties, and adjacent areas in New York State.

BSB Bank & Trust is a diversified financial services institution providing a broad range of deposit and loan products as well as trust and investment services to area businesses and consumers. In particular, BSB Bank & Trust is a major provider of financial services to the business community, as well as offering banking services to school districts and cooperative education centers, cities, towns, villages, and numerous municipal agencies. Deposits of BSB Bank & Trust are insured by the Federal Deposit Insurance Corporation to applicable limits. The Bank is subject to supervision and regulation by the Federal Deposit Insurance Corporation and the State of New York Banking Department. BSB Bank & Trust is also a member of the Federal Home Loan Bank System.

BSB BANCORP, INC.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands - Except Per Share Amounts)

                                                                          Years Ended December 31,
                                                                             1999             1998         % Change
                             ---------------------------------------------------------------------------------------
PERFORMANCE                  Net interest income                        $    87,145    $       81,380           7.1%
                             Income, exclusive of acquisition charges        21,542            21,519           0.1
                             Net income                                      18,225            21,519         (15.3)
                             Return on average equity, exclusive
                                of acquisition charges                        13.48%            14.79%         (8.9)
                             Diluted earnings per share,
                                 exclusive of acquisition charges       $      2.09     $        2.08            .5
                             Diluted earnings per share                        1.77              2.08         (14.9)
--------------------------------------------------------------------------------------------------------------------
SELECTED                     Interest rate margin                              4.12%             4.30%         (4.2)
FINANCIAL                    Dividend payout ratio, exclusive of
DATA                             acquisition charges                          44.81             38.28          17.1
                             Efficiency ratio, exclusive of
                             acquisition charges                              45.21             45.93          (1.6)
--------------------------------------------------------------------------------------------------------------------
PER SHARE                    Book value                                 $     15.11     $       15.35          (1.6)
                             Dividends declared                                0.95              0.83          14.5
--------------------------------------------------------------------------------------------------------------------
FINANCIAL                    Total assets                               $ 2,240,948     $   2,135,327           5.0
CONDITION                    Total loans                                  1,722,252         1,577,909           9.1
DATA                         Deposits                                     1,901,204         1,709,860          11.2
(at December 31)             Shareholders' equity                           154,493           154,091           0.3
                             Allowance for possible credit losses            29,134            25,030          16.4
                             Non-performing loans to total loans               0.67%             1.08%        (38.0)
--------------------------------------------------------------------------------------------------------------------
OFF-BALANCE                  Mortgage serviced loans                    $   559,915     $     513,287           9.1
SHEET                        Trust assets under management                  343,326           299,188          14.8
(at December 31)

Message to Shareholders

This past year was a difficult year for bank stocks in general. Unfortunately, our stock was not an exception to that trend. That being said, I want to highlight the significant achievements your Company posted in 1999 and briefly outline the reasons we are well positioned for the future.

Foremost among these was the acquisition of Skaneateles Bancorp, effective July 1, 1999. We are very pleased with all aspects of the acquisition, including the positive response of former Skaneateles' customers and the achievement of our initial strategic goals. The addition of the Skaneateles franchise boosted BSB's market share in Onondaga County from less than 1% to approximately 4%. This greater Syracuse area is three times larger than the Bank's primary market in the Southern Tier and offers us an important opportunity for further growth and profitability. Your Company is committed to significantly increasing its share of market in that region during the next few years.

In addition to the Skaneateles purchase, your Bank was able to increase deposits, loans, and trust assets to record levels last year. Our reserve against loans outstanding was at an all-time high at year-end 1999, and non-performing loans were reduced to the lowest levels in many years. These trends are positive for the institution and shareholder value.

We are pleased with our performance in the fourth quarter of 1999. Net income for the quarter ended December 31, 1999 was $6,228,000, compared to $5,659,000 for the same quarter in 1998, an increase of 10.1%. Diluted earnings per share increased 10.9% for the quarter ended December 31, 1999 to $0.61, compared to $0.55 for the same period in 1998.

Our interest rate margin rose to 4.29%, compared to 4.25% for the fourth quarter of 1998, and we realized a 54.1% increase in non-interest income to $4,095,000 for the fourth quarter of 1999, compared to $2,658,000 for the fourth quarter of 1998.

Net income for the year ended December 31, 1999 was $21,542,000, or $2.09 per diluted share, before giving effect to non-recurring after-tax acquisition charges of $3,317,000, compared to net income of $21,519,000, or $2.08 per diluted share for 1998. Third quarter charges affecting 1999 results included after-tax charges of $700,000, or $0.07 per diluted share, as a result of the write-down of a mortgage-backed security and $2,000,000, or $0.19 per diluted share, as a result of the write-down of a commercial loan.

Initiatives directed toward enhancing our overall financial strength were evident during 1999. The allowance for possible credit losses increased to $29,134,000, or 1.69% of period-end loans outstanding at December 31, 1999, from $25,030,000, or 1.59% of period-end loans at December 31, 1998. Non-performing assets also were reduced from $20,114,000, or 0.94% of assets at December 31, 1998 to $12,517,000, or 0.56% of assets at December 31, 1999.

We are mindful that BSB needs to remain progressive and attuned to our customers' needs in order to compete in the rapidly changing environment of financial service and product delivery. Our goal is to excel at the options we provide to our customers. We have an unwavering commitment to make continual improvements to our multiple service delivery channels, including 24-hour online MachineTeller ATM service, StoreTeller Banking at Giant Markets, TelephoneTeller banking by phone, and, most recently, Internet Banking.

I would like to offer my personal welcome to John P. Driscoll, former Chief Executive Officer of Skaneateles Savings Bank, and Ann G. Higbee, former Skaneateles Director, to the Boards of Directors of BSB Bancorp, Inc. and BSB Bank & Trust.

On February 14, 2000, BSB Bancorp announced the retirement of its President and Chief Executive Officer, Alex S. DePersis. During his tenure as Chief Executive Officer, Alex provided vision that was instrumental to the success of a number of initiatives. Foremost among them was the Company's significant expansion of both its commercial banking activities and its market area. His leadership in the acquisition and successful assimilation of Skaneateles Bancorp, Inc. in 1999 has positioned BSB for important growth opportunities in Central New York. We thank Alex for his many contributions and wish him well.

At that same time, Thomas L. Thorn was appointed Acting President and Chief Executive Officer. Mr. Thorn has been a Director of BSB Bancorp since 1995 and is currently a member of the Executive Committee.

We are very fortunate to have a strong senior management team. They are committed to the continued implementation of our sound strategic programs.

These are exciting and promising times for our Company. We have just completed a challenging yet productive year, bringing to completion a number of initiatives supporting continued growth and future profitability. We are confident we have the people, know-how, facilities, capital, technology, and market opportunities to drive our Company to higher levels of performance.

I want to offer my sincere gratitude to our Board of Directors for their diligence, guidance, and support. On behalf of our Board of Directors, officers, and staff, "thank you"--our shareholders--for your continued support.

William C. Craine
Chairman of the Board

Lending Operations

The best way to describe 1999 from a Lending Operations point of view might be to call it a year of carefully managed, moderate growth. The result was an overall increase of 9.1% in loans outstanding over year-end 1998 totals. We approached the year with intentionally modest growth objectives for a number of reasons. To begin with, we knew that proper integration of the newly acquired Skaneateles Savings Bank ("SSB") loan portfolio was a top priority, as was the transitioning of the SSB lending staff into the BSB operational structure. These tasks were expedited by the presence of the existing BSB office in downtown Syracuse. As part of the process, that office was consolidated with the former Skaneateles Savings office located nearby. Both the portfolio assimilation and the staff integration have gone very smoothly, and we are excited about the growth potential the Syracuse market offers us.

In addition to allowing for the absorption of the former Skaneateles Savings Bank loan activity, one other important consideration guided our strategy for the year. As a result of the aggressive growth in loan originations during the past few years, our loan portfolio increased at a rate that was greater than the sustainable growth rate of core deposits. By embarking on a plan of moderate growth in the loan portfolio, we are bringing the two growth curves back in line.

Despite significant improvements in key loan quality measures, such as the relationship of loan loss reserves to total loans, and the level of non-performing assets versus a year ago, the Bank did incur higher levels of loan losses in 1999. Nevertheless, management believes that the current level of loan loss reserve provides adequate protection for the risk inherent in the loan portfolio.

The Bank's consumer loan portfolio grew by 13.9% or $57.2 million in 1999. Again in 1999, the majority of our growth came from the indirect auto and mobile home loan portfolios. Our vast network of auto dealers throughout the Southern Tier and Central New York Region continues to provide a significant volume of loans. This type of lending remains highly competitive, with profitability being dependent on sound underwriting standards and originating a large enough volume of quality loans to achieve efficiency of operations. BSB demands a high level of loan quality versus volume. As a result, loan originations can be affected adversely during periods of intensified competitive pressure. Such was the case in the latter half of 1999, when competition for this kind of loan activity was particularly fierce. We believe that our "quality over quantity" approach will yield the most favorable results over the long term.

In addition to continued strength in the indirect loan portion of our loan portfolio, we anticipate significant direct lending activity, particularly from loans originated by the branch-banking network. These loans showed good growth during 1999 and they are especially attractive due to their higher net yield. Our plans for the year 2000 call for further development of these loans, especially at the former Skaneateles branch offices.

Originations in 1999 were $118.4 million, considerably below 1998 originations of $198.0 million. This decline was due to rising interest rates and a decline in mortgage loan refinancing activity compared to 1998. These factors, combined with the Bank's decision to sell a significant portion of the residential mortgage loans originated, led to a decrease in the size of this portfolio at year-end 1999 to $176.4 million from $196.5 million at year-end 1998.

We had continued growth in our portfolio of serviced loans in 1999. These are loans originated by BSB but sold into the secondary mortgage market with BSB retaining the right to collect payments and provide other services to the customers. This activity generated $1.4 million in servicing fee income in 1999, an increase of 4.8% over 1998. The Bank remains the largest originator of residential mortgage loans in its Broome County home market and is taking action to increase its market share in the Onondaga market, as well.

The Bank's commercial loan portfolio grew by 12.7% or $102.2 million in 1999, with the majority of the growth occurring in the first part of the year. This is a lower growth rate than in past years, in large part for the reasons mentioned previously. Originations remained strong at $286.0 million in 1999, down from the originations of $346.9 million in 1998. The referral base, which has been built over many years, continues to perform very well in generating significant loan opportunities for the Bank. This referral network is considered a valuable asset for the Bank, as is the highly experienced staff of lenders and support personnel who enjoy an excellent reputation for service and responsiveness in the business community. In particular, the longevity and continuity of the loan officers is important to business owners and their professional staff, alike. In addition, BSB has proven its willingness to provide loans of various types, including working capital lines, equipment term loans, accounts receivable financing, and real estate construction and acquisition commitments, to companies of all sizes across a wide range of industries.

The commercial real estate loan portfolio grew by 3.0% or $5.1 million in 1999. Much of the Bank's success can be attributed to the experience and dedication of our lending staff. Their focus has been on originating loans to finance acquisitions, to make improvements on existing commercial properties, and for new construction. Through their efforts, we have established a strong presence in the Binghamton, Syracuse, and Rochester markets, specializing in moderate-sized loans to owners and developers with recourse, as these loans involve comparatively lower risk and a higher net yield.

Retail Banking

The mid-year acquisition of Skaneateles Savings Bank was the centerpiece of an exciting and rewarding year for the Retail Banking Division. The addition of nine banking offices in greater Syracuse and Central New York has given us a greatly expanded sales platform with thousands of new customers, accounts, and households. As important as their business is to us today, these customers will be the source of important future growth from our continually growing menu of products and services. In addition, our expanded physical presence will greatly facilitate our efforts to broaden the relationships we already have with over 10,000 indirect loan customers in the Central New York Region. It will also provide important support to our new business development efforts as we seek to expand retail, small business, and commercial relationships.

Towards the end of the year, we further solidified our presence in our core market with the opening of our newest full-service banking office in the Giant Plaza on Rano Boulevard in the Town of Vestal. This facility places us in the heart of Broome County's rapidly expanding, new retail hub that attracts shoppers from throughout the region. From this site, we will be better able to serve customers who live and work in the western Broome County area. If the results achieved during the first few weeks of operation of our new office are any indication, our customers are in complete agreement.

In the future, we will continue to strengthen our branch presence where we can achieve the best results. Given the solid concentration of branch locations and resulting market share we enjoy in our core market, we will primarily seek to expand our presence and market share in the Syracuse area and elsewhere.

BSB Bank & Trust has been acknowledged as leading the way with its highly developed Retail Banking Delivery System. We have long recognized the importance of offering our customers the convenience of any time, anywhere banking. As such, we have an unwavering commitment to making continual improvements to our multiple service delivery channels including 24-hour online MachineTeller ATM service, StoreTeller Banking at Giant Markets, TelephoneTeller banking by phone, and our Payday Deposit and Direct Deposit services. We have most recently added Internet Banking. To date, the response to our Internet Banking has far exceeded our most ambitious expectations and we will soon be introducing a web browser product that will make it possible for commercial banking customers to access the Bank via the Internet. Work site ATMs will receive priority attention in the year ahead as they provide an invaluable first step toward more significant banking relationships with both employees and the sponsoring company.

We continually upgrade the technology in our branches to improve customer service, create operating efficiencies, and facilitate communication. Recent software changes, for example, have reduced account opening time by nearly one half allowing our representatives to spend more time building relationships with their customers.

Technology notwithstanding, a retail banking operation still is only as good as its people. Day in and day out, it is our staff of banking professionals that is responsible for satisfying customers, for making sure that new products and services have the benefit of a proper introduction, and insuring the Bank's sales goals are reached. To those ends, we continue to work hard to be the banking sector's preferred employer in our region. We also continue to place a great deal of emphasis on training and upgrading job skills. By establishing a genuine "sales culture" in our branches, we are preparing our employees to assess the financial needs of each customer and to provide them with appropriate BSB product solutions. We will continue to link pay to performance and to strengthen our incentive programs by creating sales goals that are "branch specific" and suited to the demographic make up of the trading area for each branch.

Perhaps it goes without saying that 1999 was a very exciting and rewarding year for the Retail Banking Division. But, the Skaneateles Savings Bank acquisition is only the beginning.

With 22 full-service banking offices and 50 ATMs in six counties, we now have the critical mass and geographic reach to bring our brand of banking to thousands of new customers in the Central and Southern Tier Regions of

New York and the Northern Tier of Pennsylvania. We truly believe we have the people, the products, the services, and the responsiveness to make the most of those opportunities and to create new ones during 2000 and in the years ahead. We look forward to the challenge!

BSB BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA
(Dollars in Thousands-Except Share Amounts)

                                                                                   December 31,
                                                            1999         1998         1997         1996        1995
                    ---------------------------------------------------------------------------------------------------
FINANCIAL           Total assets                          $2,240,948   $2,135,327   $1,816,672   $1,605,302  $1,449,683
CONDITION           Total loans                            1,722,252    1,577,909    1,420,352    1,215,185   1,098,581
DATA                Investment securities                    401,723      427,537      302,671      305,977     269,852
                    Deposits                               1,901,204    1,709,860    1,457,526    1,323,081   1,185,584
                    Borrowings and mandatorily
                      redeemable preferred securities        172,045      259,736      196,701      138,683     113,335
                    Shareholders' equity                     154,493      154,091      138,538      124,957     131,713
                    Allowance for possible credit losses      29,134       25,030       21,768       19,168      17,179

                                                             1999         1998         1997          1996       1995
                    ---------------------------------------------------------------------------------------------------
OPERATIONS          Total interest income                  $ 176,721   $  166,166   $  141,348   $  123,414  $  114,905
DATA                Total interest expense                    89,576       84,786       71,452       61,582      59,029
                    ---------------------------------------------------------------------------------------------------
                    Net interest income                       87,145       81,380       69,896       61,832      55,876
                    Provision for credit losses               19,137       12,931       10,814       10,146       7,568
                    ---------------------------------------------------------------------------------------------------
                    Net interest income after provision
                        for credit losses                     68,008       68,449       59,082       51,686      48,308
                    Gains (losses) on sale of securities        (231)        (851)         380        1,285          (2)
                    Gains (losses) on sale of mortgages         (363)        (573)        (297)                     (27)
                    Non-interest income                       12,965       10,019        8,065        9,145       7,344
                    Operating expense                         45,255       41,983       36,940       35,463      33,450
                    ---------------------------------------------------------------------------------------------------
                    Income before acquisition charges and
                       income taxes                           35,124       35,061       30,290       26,653      22,173
                    Acquisition charges                        5,408
                    ---------------------------------------------------------------------------------------------------
                    Income before income taxes                29,716       35,061       30,290       26,653      22,173
                    Income tax expense                        11,491       13,542       11,641        9,968       8,527
                    ---------------------------------------------------------------------------------------------------
                    Net income                             $  18,225   $   21,519   $   18,649   $   16,685  $   13,646
                    ===================================================================================================

                                                                                Years Ended December 31,
                                                                1999         1998         1997         1996        1995
                    ---------------------------------------------------------------------------------------------------
SELECTED            Weighted average yield of all
FINANCIAL AND            interest-earning assets                8.35%        8.77%        8.79%        8.68%       8.66%
OTHER DATA          Weighted average cost of all
                         interest-bearing liabilities           4.36         4.63         4.63         4.58        4.75
                    Interest rate spread during the period      3.99         4.14         4.16         4.10        3.91
                    Interest rate margin during the period      4.12         4.30         4.35         4.35        4.21
                    Return on average assets                    0.82         1.08         1.10         1.11        0.98
                    Return on average equity                   11.41        14.79        14.01        12.99       10.48
                    Average equity to average assets            7.16         7.28         7.84         8.54        9.32
                    Dividend payout ratio                      52.95        38.28        36.48        33.09       31.05
                    Efficiency ratio                           50.61        45.93        47.38        49.96       52.91
                    Book value per share                    $  15.11     $  15.35    $   13.92      $ 12.76     $ 12.29
                    Basic earnings per share                $   1.80     $   2.15    $    1.88      $  1.63     $  1.25
                    Diluted earnings per share              $   1.77     $   2.08    $    1.82      $  1.59     $  1.21

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

FINANCIAL REVIEW
--------------------------------------------------------------------------------
BSB Bancorp, Inc. (the "Company") is the bank holding company of BSB Bank & Trust Company, Binghamton, New York (the "Bank"). The Bank, a New York-chartered commercial bank and trust company, operates 22 branches in Broome, Chemung, Chenango, Onondaga, Oswego, and Tioga Counties of New York State. The Bank is in the business of providing a wide variety of loan and deposit products to its commercial and consumer customers. In addition, the Bank provides mortgage banking, trust, municipal, and other related services. Unless otherwise specified, references to the Company are intended also to include the activities of the Bank.

     In July 1999, the Company completed its acquisition of Skaneateles Bancorp, Inc. Pursuant to the terms of the merger, each share of Skaneateles Bancorp common stock was exchanged for .97 shares of the Company's common stock. The acquisition constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16, "Business Combinations." Accordingly, the consolidated financial statements for the periods presented have been restated to include the combined results of operations, financial position and cash flows of BSB Bancorp, Inc. and Skaneateles Bancorp, Inc. prior to the merger. Certain reclassifications were made to Skaneateles Bancorp's prior year financial statements to conform to the Company's presentation.

     Net income for the year ended December 31, 1999 was $21.5 million, or $2.09 per diluted share, before giving effect to non-recurring after-tax acquisition charges of $3.3 million, compared to prior earnings of $21.5 million, or $2.08 per diluted share for 1998. Third quarter charges affecting 1999 results also included after-tax charges of $0.7 million, or $0.07 per diluted share, as a result of a write-down of a mortgage-backed security, and an after-tax charge-off of $2.0 million, or $0.19 per diluted share, as a result of write-down of a $9.7 million loan. The return on average equity decreased from 14.79% in 1998 to 11.41% in 1999, and the return on average assets decreased from 1.08% in 1998 to 0.82% in 1999.

     Net interest income increased 7.1% in 1999 to $87.1 million from $81.4 million in 1998, mainly as a result of an increase in the average balance of interest-earning assets. The interest rate margin decreased from 4.30% in 1998 to 4.12% in 1999. Non-interest income increased 29.4% from $10.0 million in 1998 to $13.0 million in 1999. Included in the 1999 results is the pre-tax recovery in the fourth quarter of approximately $1.0 million on a letter of credit that had initially been reserved for in 1993. Net gains and losses on the sale of securities and loans produced a loss of $594,000 in 1999, compared to a loss of $1.4 million in 1998. The provision for credit losses increased from $12.9 million in 1998 to $19.1 million in 1999. Net charge-offs increased from $9.7 million in 1998 to $15.0 million in 1999, the largest of which was a $3.3 million pre-tax charge as previously noted as occurring in the third quarter of 1999. Operating expense increased 20.7% from $42.0 million in 1998 to $50.7 million in 1999. This increase was mainly the result of pre-tax acquisition charges of $5.4 million.

     Total assets increased from $2.1 billion at December 31, 1998 to $2.2 billion at December 31, 1999, an increase of 5.0%. Total loans increased 9.1% from $1.6 billion at December 31, 1998 to $1.7 billion at December 31, 1999. This growth was due primarily to the Company's ability to originate commercial and consumer loans in its lending market. The Company's management strategy is designed to accommodate earning asset growth while controlling overall risk to the institution. Both liquidity and interest rate sensitivity are constantly monitored. The Company's loan originations decreased 15.6%, from $845.5 million in 1998 to $713.4 million in 1999. Loan sales and securitizations decreased from $184.5 million in 1998 to $114.7 million in 1999. The allowance for possible credit losses (reserves) increased from $25.0 million at December 31, 1998 to $29.1 million at December 31, 1999, an increase of 16.4%. Deposits increased 11.2% from $1,709.9 million at December 31, 1998 to $1,901.2 million at December 31, 1999. Borrowings decreased from $229.7 million at December 31, 1998 to $142.0 million at December 31, 1999, a decrease of 38.2%. Shareholders' equity increased 0.3% from $154.1 million at December 31, 1998 to $154.5 million at December 31, 1999.

     The Company operates as an independent, community, commercial bank focusing on the origination of commercial and consumer loans. The Company provides a broad range of deposit and loan products to area businesses and consumers through its Retail Branch network. In addition, the Company's Trust Department provides full trust services to individuals, corporations, and non-profit organizations. The Bank's wholly owned subsidiary, BSB Financial Services, Inc., markets brokerage services. The Company expects to continue to focus on enhancing shareholder value through increasing market share as well as developing new geographic market areas. Emphasis will continue to center on originating commercial and selected consumer loan products.

     A fundamental objective of the Company is to manage its liquidity effectively. Prudent liquidity management insures that the Company can meet all its contractual obligations, meet its customers' loan demands, fund all of its operations, and minimize the effects of interest rate fluctuations on earnings. To enhance its funding and its funding capabilities, the Company has expanded its market area through bank and branch acquisitions, promoted an active and effective municipal deposit program, and increased its borrowing capabilities through retail repurchase agreements and a variety of other borrowing sources.

     To assist in managing the average cost of funds, the Company continues an aggressive campaign to produce new low cost checking and NOW account deposits. This effort produced growth in average NOW account deposit levels by approximately 8% for the year 1999 and 10% for the year 1998. Non-interest bearing commercial checking accounts average balances increased approximately 35% for the year 1999. This is a by-product of the strong growth in commercial loan relationships during the year. The growth in these low cost funding sources, coupled with the continued effort to originate higher yielding consumer and commercial loan assets, resulted in the Company producing an average interest rate margin of 4.12% for the year 1999.

     As the evolution of the financial services industry continues, more and more emphasis has been placed on the use of customer information and cost effective use of technologies in new delivery and processing systems. In addition, the acquisition of Skaneateles Bancorp, Inc. has provided greater access for the Bank's customers in the Central New York Region. The Company expanded its electronic delivery systems by adding ATMs to our new branches and enhancing its Internet Banking, a personal interactive banking service via personal computer.

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

                                         1999                                1998                              1997
                                      Average   Increase (Decrease)       Average    Increase (Decrease)    Average
(Dollars in Thousands)                Balance       Amount     %          Balance      Amount      %        Balance
-------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
  Commercial loans                $   870,304     $138,513    18.9%   $   731,791    $135,696    22.8%  $   596,095
  Consumer loans
      Passbook                            124          (59)  (32.2)           183         (88)  (32.5)          271
      Overdraft checking                  867         (374)  (30.1)         1,241         377    43.6           864
      Business line of credit           1,240          219    21.4          1,021         932 1,047.2            89
      Credit cards                      9,564          (93)   (1.0)         9,657         556     6.1         9,101
      Personal-direct                  83,338        7,530     9.9         75,808      11,300    17.5        64,508
      Personal-indirect-new auto       56,464        7,668    15.7         48,796       2,102     4.5        46,694
      Personal-indirect-used auto     175,482       38,277    27.9        137,205      45,455    49.5        91,750
      Personal-indirect-mobile homes   60,273       10,453    21.0         49,820      14,258    40.1        35,562
      Personal-indirect-other          24,450       10,353    73.4         14,097       9,971   241.7         4,126
      Home Equity Line of Credit       31,481       (1,892)   (5.7)        33,373         451     1.4        32,922
      Checkcard reserve                 2,099          630    42.9          1,469         535    57.3           934
      Student                           2,621       (1,056)  (28.7)         3,677         130     3.7         3,547
-------------------------------------------------------------------------------------------------------------------
  Total consumer loans                448,003       71,656    19.0        376,347      85,979    29.6       290,368
-------------------------------------------------------------------------------------------------------------------
  Mortgage loans
      Residential-fixed               104,590       (6,960)   (6.2)       111,550       5,502     5.2       106,048
      Commercial-fixed                  8,687        2,134    32.6          6,553        (809)  (11.0)        7,362
      Residential-adjustable           79,847      (22,997)  (22.4)       102,844     (24,005)  (18.9)      126,849
      Commercial-adjustable           162,217        7,361     4.8        154,856     (13,365)   (7.9)      168,221
-------------------------------------------------------------------------------------------------------------------
  Total mortgage loans                355,341      (20,462)   (5.4)       375,803     (32,677)   (8.0)      408,480
-------------------------------------------------------------------------------------------------------------------
  Investment securities               420,488       40,054    10.5        380,434      75,515    24.8       304,919
  Mortgages held for sale               8,304       (5,737)  (40.9)        14,041       9,619   217.5         4,422
  Federal funds sold                   13,888       (1,970)  (12.4)        15,858      12,334   350.0         3,524
-------------------------------------------------------------------------------------------------------------------
  Total interest-earning assets     2,116,328      222,054    11.7      1,894,274     286,466    17.8     1,607,808
-------------------------------------------------------------------------------------------------------------------
  Non-interest-earning assets         116,170       10,352     9.8        105,818      16,168    18.0        89,650
-------------------------------------------------------------------------------------------------------------------
      Total assets                 $2,232,498     $232,406    11.6%    $2,000,092    $302,634    17.8%   $1,697,458
===================================================================================================================

Interest-bearing liabilities:
  Deposits
      Savings                     $   191,719    $   8,424     4.6%   $   183,295   $   7,516     4.3%  $   175,779
      Money market                    329,143       28,751     9.6        300,392      23,163     8.4       277,229
      Certificates of deposit       1,055,370      114,632    12.2        940,738     203,821    27.7       736,917
      NOW                              98,882        7,325     8.0         91,557       8,444    10.2        83,113
      Commercial checking             124,989       32,217    34.7         92,772      18,786    25.4        73,986
-------------------------------------------------------------------------------------------------------------------
  Total deposits                    1,800,103      191,349    11.9      1,608,754     261,730    19.4     1,347,024
  Borrowings                          225,787       18,129     8.7        207,658      11,860     6.1       195,798
  Mandatorily redeemable
      preferred securities             30,000       16,671   125.1         13,329      13,329
-------------------------------------------------------------------------------------------------------------------
  Total interest-bearing
      liabilities                   2,055,890      226,149    12.4      1,829,741     286,919    18.6     1,542,822
-------------------------------------------------------------------------------------------------------------------
Non-interest-bearing liabilities       16,845       (7,989)  (32.2)        24,834       3,340    15.5        21,494
  Shareholders' equity                159,763       14,246     9.8        145,517      12,375     9.3       133,142
-------------------------------------------------------------------------------------------------------------------
      Total liabilities and
        shareholders' equity      $ 2,232,498    $ 232,406    11.6%   $ 2,000,092   $ 302,634    17.8%  $ 1,697,458
===================================================================================================================

USES OF FUNDS
--------------------------------------------------------------------------------

The Company's principal use of funds is originating loans, primarily to individuals and small- and medium-sized companies in its lending area. Comparing 1998 to 1999, in general, loan originations have declined, especially in the second half of 1999. As demand for loans softened, competition for the available loans increased. The Company continues to stress strong underwriting standards and has been able to show increases in outstanding balances from December 31, 1998 to December 31, 1999, while lowering the balance of non-performing loans. Commercial loans tend to increase the interest rate sensitivity of the loan portfolio, because interest rates on these loans are generally tied to the Company's Prime Rate (the "Prime Rate"). Commercial loan originations decreased from $346.9 million in 1998 to $286.0 million in 1999. The average balance of commercial loans increased from $731.8 million in 1998 to $870.3 million in 1999, an increase of $138.5 million, or 18.9%. The increase in portfolio size in 1999 over 1998 was due primarily to an increase in activity in the Syracuse market.

     Consumer loan originations were $244.6 million in 1998 and $262.3 million in 1999. The average balance of consumer loans increased from $376.3 million in 1998 to $448.0 million in 1999, an increase of $71.7 million, or 19.0%. This increase resulted mainly from the Company's continuing efforts to expand its direct consumer lending as well as its indirect financing through local and surrounding area automobile dealers. These types of loans typically earn among the highest yields of the Bank's assets, as is the case of indirect used auto loans which yielded 9.39% for 1999. These loans also tend to have a higher credit risk. Indirect used auto loan originations decreased 2.4%, from $105.3 million in 1998 to $102.8 million in 1999. Direct loan originations decreased from $39.3 million for 1998 to $38.2 million for 1999, a decrease of $1.1 million, or 2.8%.

     The Company originated residential mortgage loans of $198.0 million in 1998 and $118.4 million in 1999, a decrease of 40.2%. Commercial real estate originations decreased from $56.0 million in 1998 to $46.6 million in 1999.

     The Company's policy of selling or securitizing fixed-rate residential mortgages to improve the liquidity of the portfolio and to build the servicing income portfolio resulted in sales and securitizations of $179.9 million in 1998. In 1999, $111.7 million of fixed-rate residential mortgages were sold to aid in managing liquidity and collateral needs. The average balance of fixed-rate residential mortgage loans decreased from $111.6 million in 1998 to $104.6 million in 1999, a decrease of 6.2%. The average balance of adjustable-rate residential mortgage loans decreased from $102.8 million in 1998 to $79.8 million in 1999, a decrease of 22.4%. The average balance of adjustable-rate commercial real estate loans increased from $154.9 million in 1998 to $162.2 million in 1999, an increase of 4.8%.

     The Company has authority to invest in a wide range of investment and mortgage-backed securities, including corporate and municipal bonds, and a limited amount of common and preferred stock. The portfolio consists primarily of U.S. Government Agency securities and mortgage-backed securities issued by U.S. Government agencies such as Freddie Mac and Fannie Mae. The average balance of investment securities increased from $380.4 million in 1998 to $420.5 million in 1999.

SOURCES OF FUNDS
--------------------------------------------------------------------------------

Funding for the Company's assets is derived primarily from deposits from individuals, business customers, municipalities, and borrowings. The average balance of all deposits increased 11.9% from $1,608.8 million in 1998 to $1,800.1 million in 1999. The average balance of all borrowings increased 8.7% from $207.7 million in 1998 to $225.8 million in 1999. Within deposits, the average balance of brokered deposits increased $73.1 million to $154.5 million at December 31, 1999, while the average balance of other deposits increased $118.2 million to $1,645.6 million at December 31, 1999.

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

The following table summarizes activity in the Company's allowance for possible credit losses during the periods indicated:

                                                                                        Years Ended December 31,
(Dollars in Thousands)                                                         1999           1998          1997
----------------------------------------------------------------------------------------------------------------
Average total loans outstanding                                          $1,699,850     $1,507,493    $1,313,576
================================================================================================================

Allowance at beginning of period                                            $25,030        $21,768       $19,168

Charge-offs:
    Commercial loans                                                         11,635          6,389         5,314
    Consumer loans                                                            5,110          3,280         2,244
    Residential real estate loans                                               267            238           175
    Commercial real estate loans                                                381          1,083         2,718
----------------------------------------------------------------------------------------------------------------
        Total loans charged-off                                              17,393         10,990        10,451
Recoveries
    Commercial loans                                                          1,173            456         1,348
    Consumer loans                                                            1,087            785           588
    Residential real estate loans                                                83              9             2
    Commercial real estate loans                                                 17             71           299
----------------------------------------------------------------------------------------------------------------
        Total recoveries                                                      2,360          1,321         2,237
----------------------------------------------------------------------------------------------------------------
Net charge-offs                                                              15,033          9,669         8,214
----------------------------------------------------------------------------------------------------------------
Provision for credit losses charged to
    operating expenses                                                       19,137         12,931        10,814
----------------------------------------------------------------------------------------------------------------
Allowance at end of period                                                  $29,134        $25,030       $21,768
================================================================================================================

Ratio of net charge-offs to:
    Average total loans outstanding                                            0.88%          0.64%         0.63%
-----------------------------------------------------------------------------------------------------------------
Ratio of allowance to:
    Non-performing loans                                                     251.00%        146.43%       128.86%
-----------------------------------------------------------------------------------------------------------------
    Year-end total loans outstanding                                           1.69%          1.59%         1.53%
=================================================================================================================


The provision for credit losses increased from $12.9 million in 1998 to $19.1 million in 1999. As previously noted, in the third quarter of 1999, the Company had a write-down of $3.3 million on a $9.7 million commercial loan. This loan was sold in the fourth quarter of 1999 with no additional charge-off. The Company chose to maintain the reserve level at the time of the write-down and, in fact, raised the ratio of allowance to loans outstanding at December 31, 1999 to its current level. The allowance for possible credit losses increased to $29.1 million, or 1.69% of total loans at December 31, 1999, from $25.0 million, or 1.59% at year-end 1998. Net charge-offs in 1999 amounted to $15.0 million, or 0.88% of average total loans outstanding, compared to $9.7 million, or 0.64% in 1998. Non-performing loans at December 31, 1999 were $11.6 million, or 0.67% of total loans outstanding, as compared to $17.1 million, or 1.08% of total loans outstanding at December 31, 1998.

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

     At December 31, 1999, the Company had $945,000 of consumer loans greater than 90 days past due on which it was accruing interest, as compared to $818,000 and $557,000 at December 31, 1998 and 1997, respectively. At each such date, consumer loans were the only accruing loans 90 days or more past due.

     The following table sets forth information regarding non-accrual loans, loans which are 90 days or more overdue, and other real estate owned ("ORE") held by the Company at the dates indicated:


                                                                                           December 31,
(Dollars in Thousands)                                                             1999        1998         1997
----------------------------------------------------------------------------------------------------------------
Commercial loans:
   Non-accrual loans                                                            $ 8,448     $11,732      $11,037
Consumer loans:
   Accruing loans 90 days overdue                                                   945         818          557
Residential real estate loans:
   Non-accrual loans                                                              2,161       2,813        2,400
Commercial real estate loans:
     Non-accrual loans                                                               53       1,730        2,899
----------------------------------------------------------------------------------------------------------------
       Total non-performing loans and accruing
           loans 90 days overdue                                                $11,607     $17,093      $16,893
================================================================================================================
Total non-performing loans to total loans                                          0.67%       1.08%        1.19%
-----------------------------------------------------------------------------------------------------------------
Total real estate acquired in settlement of loans at lower of
     cost or fair value                                                         $   910     $ 3,021      $ 3,735
----------------------------------------------------------------------------------------------------------------
Total non-performing loans and real estate acquired in
     settlement of loans at fair value to total assets                             0.56%       0.94%        1.14%
=================================================================================================================

Total non-performing loans and other real estate owned decreased to $12.5 million, or 0.56% of total assets at December 31, 1999, compared to $20.1 million, or 0.94% of total assets at December 31, 1998.

     At December 31, 1998, non-performing residential real estate loans totaled $2.8 million. At December 31, 1999, non-performing residential real estate loans totaled $2.2 million.

     At December 31, 1998, non-performing commercial real estate loans totaled $1.7 million. At December 31, 1999, non-performing commercial real estate loans decreased to $53,000. This decline resulted primarily from Skaneateles Bancorp loans that had matured by December 31, 1998, but had not been renewed or paid off as of that date. At December 31, 1999, these loans had been paid off or renewed and were currently performing.

     Non-performing commercial loans at December 31, 1998 totaled $11.7 million. At December 31, 1999, non-performing commercial loans decreased to $8.4 million and consisted of 34 individual loans ranging in size from $6,000 to $1.2 million. The decline in non-performing commercial loans was accomplished through continued aggressive workout programs, the applications of payments to principal reduction, and charge-offs. During the last quarter of 1999, only four loans were added to non-performing, the largest being a $178,000 loan. These loans and all other non-performing loans have been internally risk-rated.

     The Company's non-performing loans decreased from $17.1 million at December 31, 1998 to $11.6 million at December 31, 1999, and the ratio of non-performing loans to total loans decreased from 1.08% to 0.67%. At December 31, 1998, the recorded investment in loans for which impairment has been recognized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114 totaled $10.6 million with a valuation allowance aggregating $4.1 million. For the twelve months ended December 31, 1998, the average recorded investment in impaired loans was approximately $9.0 million. The Company recognized, on a cash basis, $256,000 of interest on impaired loans during the portion of the year they were impaired. At December 31, 1999, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 totaled $5.5 million with a valuation allowance aggregating $1.8 million. For the twelve months ended December 31, 1999, the average recorded investment in impaired loans was approximately $10.1 million. The Company recognized, on a cash basis, $151,000 of interest on impaired loans during the portion of the year they were impaired.

     At December 31, 1998, ORE, which is defined to include property acquired by foreclosure or by deed in lieu of foreclosure, totaled $3.0 million, which consisted of 8 single-family residential properties with a book value totaling $271,000 and 13 commercial real estate properties with a book value totaling $2.7 million. At December 31, 1999, ORE totaled $0.9 million and consisted of 10 single-family residential properties with a book value totaling $526,000 and 4 commercial real estate properties with a book value totaling $384,000. The largest single property in ORE at December 31, 1999 was $204,000.

     During 1999, 8 single-family residential properties with a book value totaling of $247,000 were sold. At December 31, 1999, 17 single-family residential properties with a book value totaling of $864,000 were added to the ORE portfolio from 1998. In 1999, 13 residential real estate ORE properties were written down by $390,000.

     During 1999, 7 commercial real estate properties with a book value totaling $1.5 million were sold, 3 commercial real estate properties with a book value of $167,000 were charged off, and 4 commercial real estate properties valued at $1.1 million were partially charged off. During 1999, 2 commercial real estate properties with a book value totaling $57,000 were added to the portfolio. During the year, 11 commercial real estate ORE properties were written down by $887,000. All ORE charge-offs are recorded as other real estate expenses. All real estate carried in the Company's ORE portfolio are supported by recent independent appraisals.

LIQUIDITY AND MARKET RISK
--------------------------------------------------------------------------------

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

     To accommodate asset growth during 1999, deposits and borrowing balances increased; the greatest of these was an increase of $120.0 million in certificates of deposits, primarily from the addition of brokered deposits. Non-interest-bearing deposits increased $26.5 million to $141.9 million, and money market accounts increased $129.1 million to $430.0 million at December 31, 1999. The other primary source of funding is borrowed funds which decreased from $259.7 million at December 31, 1998 to $172.0 million at December 31, 1999. See
Note 9 in Notes to Consolidated Financial Statements for further discussion on borrowed funds.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1999, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown:

                                                  More         More       More        More
                                                  than         than       than        than        More          Not
                                      3 mos   3 mos to      1 yr to   3 yrs to    5 yrs to        than         Rate
(Dollars in Thousands)              or less     12 mos        3 yrs      5 yrs      10 yrs      10 yrs    Sensitive         Total
---------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Commercial and
      consumer loans               $644,753  $ 118,083     $287,594   $176,243   $  84,685   $  61,260                 $1,372,618
   Mortgage loans                    58,166     88,134      131,016     20,555      38,617      15,231                    351,719
   Mortgage-backed securities         2,629      2,956       10,369     13,875      65,834      64,082                    159,745
   Investment securities             83,142     33,478       68,864     18,334       7,629      30,531                    241,978
Other assets                                                                                               $114,888       114,888
---------------------------------------------------------------------------------------------------------------------------------
      Total assets                  788,690    242,651      497,843    229,007     196,765     171,104      114,888     2,240,948
---------------------------------------------------------------------------------------------------------------------------------
Interest-bearing liabilities:
   Money market accounts            107,498    107,498      107,498    107,497                                            429,991
   Savings accounts                  46,700     46,700       46,700     46,699                                            186,799
   Demand and NOW accounts            7,799      7,799        7,799      7,800                              141,907       173,104
   Certificate accounts             309,481    612,294      112,654     16,127      60,754                              1,111,310
   FHLB advances                     15,540      2,000        2,000                 70,443         555                     90,538
   Borrowed funds                    49,218                                          2,289                                 51,507
   Preferred securities                                                                         30,000                     30,000
Other liabilities                                                                                            13,206        13,206
Shareholders' equity                                                                                        154,493       154,493
---------------------------------------------------------------------------------------------------------------------------------
      Total liabilities and
         shareholders' equity       536,236    776,291      276,651    178,123     133,486      30,555     $309,606    $2,240,948
---------------------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap
   per period                      $252,454  $(533,640)    $221,192   $ 50,884   $  63,279    $140,549
=================================================================================================================================
Cumulative interest
   sensitivity gap                 $252,454  $(281,186)    $(59,994)  $ (9,110)  $  54,169    $194,718
=================================================================================================================================
Cumulative interest
   sensitivity gap as a
   percentage of total assets         11.27%    (12.55)%      (2.68)%    (0.41)%      2.42%       8.69%
================================================================================================================================

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

     Money market accounts, which increased from $300.9 million at December 31, 1998 to $430.0 million at December 31, 1999, and savings accounts, which decreased from $188.3 million at December 31, 1998 to $186.8 million at December 31, 1999, are included in interest-bearing liabilities anticipated to reprice within 5 years. Demand and NOW accounts, decreased from $229.4 million at December 31, 1998 to $173.1 million at December 31, 1999. NOW accounts are assumed to be withdrawn within 5 years; these assumed withdrawal rates are based upon management's estimate of the impact of a substantial and sustained rise in interest rates. At December 31, 1999, the Company had outstanding $90.5 million of borrowings from the Federal Home Loan Bank of New York (the "FHLB"), a decrease of $97.9 million from December 31, 1998, and had $81.5 million in other borrowings at December 31, 1999 compared to $71.3 million at December 31, 1998.

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

     As part of the Company's management of interest rate risk, interest rate swap agreements are utilized to modify the repricing characteristics of certain portions of the deposit portfolio. Revenue and expense arising from these agreements are reflected in the rates paid on deposits. The notional amount of the interest rate swaps outstanding at December 31, 1999 was $60.0 million. Under the terms of the swap agreements, the Company pays a variable rate of interest and receives a fixed rate of interest based upon the notional amount outstanding. The Company estimates that as of December 31, 1999, it would have paid approximately $1.5 million if all interest rate swaps entered into had been terminated. This estimated fair value of the interest rate swaps results from the effects of changing interest rates and should be considered in the context of the entire balance sheet and the Company's overall interest rate risk profile. Changes in the estimated fair value of the interest rate swaps are not reflected in the consolidated financial statements.

     At year end, the Bank conducted a rate shock test of all rate-sensitive assets and liabilities. The test is a simulation of the impact an instantaneous change in interest rates would have on the Bank's net interest income. The test is conducted in two parts. First, all rates are raised 1 percent and annualized net interest income is determined, then rates are lowered by 1 percent and net interest income is again measured. The results are compared with anticipated results when interest rates do not change. With rates raised 1 percent, the test indicated an increase in net interest income of $119,000. When rates were lowered 1 percent, the test indicated an increase in net interest income of $202,000. The test assumes that all categories of rates will move at the same time and by the same amount. The test further assumes that depositor and borrower preferences will not change, and therefore the composition of the Company's balance sheet, will remain unchanged. There can be no assurance that if interest rates did move by 1% that the Company's results of operations would be impacted as indicated by these tests.

     The Company's primary sources of funds have consisted of deposits, amortization and prepayments of outstanding loans and mortgage-backed securities, bond maturities, and such other sources as long- and short-term borrowings, and sales of investment securities, loans, and mortgage-backed securities. Scheduled maturities of borrowings during 2000 are $119.0 million. Of these borrowings, $67.5 million are advances from the Federal Home Loan Bank which are anticipated to be renewed. See Note 9 of Notes to Consolidated Financial Statements for details. The remainder of borrowings are short-term in nature, and the Company anticipates these to be renewed. Savings certificates which are scheduled to mature during 2000 total $981.8 million. Management expects that a substantial portion of these maturing certificates will remain on deposit with the Company. At December 31, 1999, the Company had $53.0 million of long-term borrowings. See Note 9 of Notes to Consolidated Financial Statements for details.

     The liquidity of the Company's operations, measured by the ratio of cash and cash equivalents (not committed, pledged or required to liquidate specific liabilities) to the sum of net withdrawable deposits and borrowings payable within one year, averaged 3.95% in 1997, 4.36% in 1998, and 4.32% in 1999.

     The primary source of cash and cash equivalent resources for the Company on an unconsolidated basis is dividends from the Bank. During 1999, the Bank paid $9.7 million of dividends to the Company. The payment of such dividends by the Bank is subject to various regulatory and other restrictions.

CAPITAL
--------------------------------------------------------------------------------

Shareholders' equity increased from $154.1 million in 1998 to $154.5 million in 1999. The 1999 net income of $18.2 million and $2.0 million in new capital received as a result of the exercise of stock options, were offset by the unrealized depreciation of $10.2 million recognized under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and cash dividends paid on common stock of $9.7 million. At year-end 1997, 1998, and 1999, the Company's book value per common share was $13.92, $15.35, and $15.11, respectively.

     Capital adequacy is an important indicator of financial stability and performance. Overall, the Company's capital position remains strong with a ratio of total shareholders' equity to total assets of 6.89% at December 31, 1999, and 7.22% at December 31, 1998.

     Banking industry regulators define minimum capital ratios for bank holding companies and their bank subsidiaries. The Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation (the "FDIC") also have adopted regulations which group holding companies and banks into five broad categories based on certain capital ratios. The five categories are "well capitalized," "adequately capitalized," "under capitalized," "significantly undercapitalized," and "critically undercapitalized." The Company and the Bank met the requirements for "well capitalized" at December 31, 1999. Under the capital rules, the Bank's Tier I and total capital to risk-adjusted assets ratios at December 31, 1999 were 9.83% and 11.08%, respectively. These compare favorably with the minimum requirements of 4.00% for Tier I and 8.00% for total capital. At December 31, 1999, the Bank's leverage ratio was 7.85%, substantially higher than the minimum requirement of 4.00%.

     The following table presents the Bank's capital position at the dates indicated based on the current capital guidelines:

Capital Analysis                                                                Years Ended December 31,
(Dollars in Thousands)                                                     1999           1998           1997
-----------------------------------------------------------------------------------------------------------------
Tier I:
    Common Shareholders' Equity                                        $   170,060    $   159,759     $  137,439
    Adjusted for FASB No. 115                                                9,758           (425)           768
    Adjusted for unamortized goodwill                                       (1,598)        (1,983)        (2,370)
-----------------------------------------------------------------------------------------------------------------
       Total Tier I capital                                                178,220        157,351        135,837
-----------------------------------------------------------------------------------------------------------------

Tier II:
    Allowable portion of reserve for possible credit losses                 22,748         20,962         18,337
-----------------------------------------------------------------------------------------------------------------
       Total Tier II capital                                                22,748         20,962         18,337
-----------------------------------------------------------------------------------------------------------------
           Total risk-based capital                                    $   200,968    $   178,313     $  154,174
=================================================================================================================

 Risk-adjusted assets                                                   $1,813,436     $1,672,848     $1,463,023
-----------------------------------------------------------------------------------------------------------------
 Total average assets                                                    2,269,046      2,114,384      1,771,420
-----------------------------------------------------------------------------------------------------------------

Amount by which capital exceeds minimum requirements:
   Tier I capital/risk-adjusted assets                                 $   105,683   $     90,437    $    77,316
-----------------------------------------------------------------------------------------------------------------
   Total risk-based capital/risk-adjusted assets                            55,893         44,485         37,132
-----------------------------------------------------------------------------------------------------------------
   Tier I capital/total average assets (leverage ratio)                    110,149         93,919         82,694
-----------------------------------------------------------------------------------------------------------------
Capital Ratios                                       Regulatory                    Years Ended December 31,
                                                      Minimums               1999            1998           1997
-----------------------------------------------------------------------------------------------------------------
Tier I capital/risk-adjusted assets                       4.0%               9.83%           9.41%          9.28%
-----------------------------------------------------------------------------------------------------------------
Total risk-based capital/risk-adjusted assets             8.0               11.08           10.66          10.54
-----------------------------------------------------------------------------------------------------------------
Tier I capital/total average assets (leverage ratio)     3.0 to 5.0          7.85            7.44           7.67
=================================================================================================================

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

                                                                     Years Ended December 31,
                                                      1999                      1998                      1997
(Dollars in Thousands)                        Interest     Yield/Rate  Interest      Yield/Rate   Interest    Yield/Rate
--------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
    Commercial loans                         $  78,619         9.03%   $  70,634         9.65%    $  58,265        9.77%
    Consumer loans:
       Passbook                                     15        12.10           20        10.93            33       12.18
       Overdraft checking                          116        13.38          144        11.60           174       20.14
       Business line of credit                     138        11.13          111        10.87             9       10.11
       Credit cards                              1,560        16.31        1,559        16.14         1,416       15.56
       Personal-direct                           7,958         9.55        7,409         9.77         6,340        9.83
       Personal-indirect-new auto                4,674         8.28        4,247         8.70         3,998        8.56
       Personal-indirect-used auto              16,484         9.39       12,914         9.41         8,502        9.27
       Personal-indirect-mobile homes            5,986         9.93        4,802         9.64         3,393        9.54
       Personal-indirect-other                   2,090         8.55        1,298         9.21           403        9.77
       Home Equity Line of Credit                2,704         8.59        3,056         9.16         3,082        9.36
       Checkcard reserve                           930        44.31          622        42.34           269       28.80
       Student                                     203         7.75          291         7.91           170        4.79
--------------------------------------------------------------------------------------------------------------------------
         Total consumer loans                   42,858         9.57       36,473         9.69        27,789        9.57
--------------------------------------------------------------------------------------------------------------------------
    Mortgage loans:
       Residential-fixed                         7,607         7.27        8,577         7.69         8,637        8.14
       Commercial-fixed                            726         8.36          518         7.90           651        8.84
       Residential-adjustable                    6,131         7.68        7,782         7.57        10,035        7.91
       Commercial-adjustable                    14,281         8.80       14,263         9.21        15,021        8.93
--------------------------------------------------------------------------------------------------------------------------
         Total mortgage loans                   28,745         8.09       31,140         8.29        34,344        8.41
--------------------------------------------------------------------------------------------------------------------------
    Investment securities                       25,038         5.95       25,926         6.81        20,398        6.69
    Mortgages held for sale                        779         9.38        1,127         8.03           352        7.96
    Federal funds sold                             682         4.91          866         5.46           200        5.68
--------------------------------------------------------------------------------------------------------------------------
         Total interest-earning assets       $ 176,721         8.35%    $166,166         8.77%     $141,348        8.79%
--------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
    Deposits:
       Savings                               $   4,930         2.57%  $    5,189         2.83%    $   5,071        2.88%
       Money market                             13,357         4.06       12,900         4.29        12,435        4.49
       Certificates of deposit                  55,655         5.27       52,829         5.62        41,426        5.62
       NOW                                       1,600         1.62        1,469         1.60         1,248        1.50
--------------------------------------------------------------------------------------------------------------------------
         Total deposits                         75,542         4.20       72,387         4.50        60,180        4.47
--------------------------------------------------------------------------------------------------------------------------
  Borrowings                                    11,548         5.11       11,324         5.45        11,272        5.76
  Mandatorily redeemable
    preferred securities                         2,486         8.29        1,075         8.07
--------------------------------------------------------------------------------------------------------------------------
         Total interest-bearing liabilities     89,576         4.36       84,786         4.63        71,452        4.63
--------------------------------------------------------------------------------------------------------------------------
Net interest income                          $  87,145                 $  81,380                 $   69,896
==========================================================================================================================
Interest rate spread                                           3.99%                     4.14%                     4.16%
==========================================================================================================================
Interest rate margin                                           4.12                      4.30                      4.35
==========================================================================================================================
Ratio of interest-earning assets
  to interest-bearing liabilities                              1.03x                     1.04x                     1.04x
==========================================================================================================================

                                                   1999 Compared to 1998                 1998 Compared to 1997
                                                      Increase (Decrease)                 Increase (Decrease)
(Dollars in Thousands)                           Volume       Rate           Net       Volume       Rate        Net
-------------------------------------------------------------------------------------------------------------------
Interest income on interest-
    earning assets:
    Commercial loans                            $12,736    $(4,751)     $  7,985      $13,093      $(724)   $12,369
    Consumer loans                                6,843       (458)        6,385        8,331        353      8,684
    Mortgage loans                               (1,660)      (735)       (2,395)      (2,719)      (485)    (3,204)
    Investment securities and other               2,065     (3,485)       (1,420)       6,548        421      6,969
-------------------------------------------------------------------------------------------------------------------
       Total                                     19,984     (9,429)       10,555       25,253       (435)    24,818
-------------------------------------------------------------------------------------------------------------------
Interest expense on interest-
    bearing liabilities:
    Savings                                         231       (490)         (259)         159        (41)       118
    Money market                                  1,179       (722)          457          477        (12)       465
    Certificates of deposit                       6,228     (3,402)        2,826       11,403                11,403
    NOW                                             113         18           131          133         88        221
-------------------------------------------------------------------------------------------------------------------
       Total deposits                             7,751     (4,596)        3,155       12,172         35     12,207
    Borrowings                                    1,906       (271)        1,635        1,162        (35)     1,127
-------------------------------------------------------------------------------------------------------------------
       Total                                      9,657     (4,867)        4,790       13,334                13,334
-------------------------------------------------------------------------------------------------------------------
 Net interest income                            $10,327    $(4,562)       $5,765      $11,919      $(435)   $11,484
===================================================================================================================

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

     The Company earned net interest income of $69.9 million, $81.4 million, and $87.1 million in 1997, 1998, and 1999, respectively. The Company's interest rate spread decreased from 4.16% in 1997 to 4.14% in 1998 to 3.99% in 1999. The increase in average balances offset the decrease in the interest rate spread to produce a 16.4% increase in net interest income from 1997 to 1998 and a 7.1% increase from 1998 to 1999.

Interest on Commercial Loans

Growth in commercial lending continued in 1999 with the average balance of commercial loans increasing from $596.1 million in 1997, to $731.8 million in 1998, and to $870.3 million in 1999. The yields on these loans decreased from 9.77% in 1997 to 9.65% in 1998 to 9.03% in 1999. The Prime Rate was 8.50% in
1997, decreased to 7.75% in 1998, and increased to 8.50% in 1999. During this three year period, the interest on commercial loans was $58.3 million, $70.6 million, and $78.6 million, respectively, due to the steady growth in the balance of this portfolio. The yield on approximately 80% of the commercial loan portfolio fluctuates with changes in Prime. Yields on the balance of the portfolio are fixed for up to five years with adjustments based on other market indices.

Interest on Consumer Loans

Interest on consumer loans consists of interest on passbook, personal, direct and indirect auto and mobile home, student loans, credit cards, overdraft checking, checkcard reserve, and home equity line of credit.

     The consumer loan portfolio has continued to grow and has continued to be among the highest yielding assets of the Company. Average balances for the years 1997, 1998, and 1999 were $290.4 million, $376.3 million, and $448.0 million, respectively. Yields on all consumer loans for 1997, 1998, and 1999 were 9.57%, 9.69%, and 9.57%, respectively. Interest income on all these loans continued to increase for the three-year period 1997 through 1999 with income of $27.8 million in 1997, $36.5 million in 1998, and $42.9 million in 1999.

     The Company continues to emphasize the origination of direct and indirect auto and mobile home loans. The single biggest area of consumer loan growth has been in indirect used auto loans. The average balance of these loans have grown from $91.8 million in 1997, to $137.2 million in 1998, and to $175.5 million in 1999. The average rates paid on these loans remains relatively high as well, providing yields of 9.27%, 9.41%, and 9.39% for the years 1997, 1998, and 1999, respectively. Accordingly, income provided from these loans has also risen from $8.5 million in 1997 to $12.9 million in 1998, and finally $16.5 million in 1999. Indirect mobile home loans have shown a 24.7% growth in interest income from 1998 to 1999. This has resulted from an increase in average balance from $49.8 million in 1998 to $60.3 million in 1999, with yields of 9.64% in 1998 to 9.93% in 1999. Direct personal loans have steadily increased for 1997, 1998, and 1999. Average balances have increased from $64.5 million in 1997, to $75.8 million in 1998, and to $83.3 million in 1999. This has generated interest income of $6.3 million in 1997 with an average yield of 9.83%, $7.4 million in 1998 with an average yield of 9.77%, and $8.0 million in 1999 with an average yield of 9.55%.

Interest on Mortgage Loans

Interest on mortgage loans consists of interest on fixed- and adjustable-rate residential mortgages and fixed- and adjustable-rate commercial real estate mortgages.

     Interest on mortgage loans declined $3.2 million from 1997 to 1998, and declined $2.4 million from the twelve months ended December 31, 1998 to $28.7 million for the twelve months ended December 31, 1999. The average balance of all mortgage loans declined from $408.5 million at December 31, 1997 to $375.8 million at December 31, 1998, to $355.3 million at December 31, 1999, and was the primary cause of the decline in the interest income earned on these loans. Yields on mortgage loans declined from 8.41% for 1997 to 8.29% for 1998, and declined to 8.09% for the twelve months ended December 31, 1999. The Bank continues to sell fixed-rate residential mortgage loans, with $111.7 million of loans sold in 1999 compared to $136.2 million in 1998. No residential mortgage loans were securitized in 1999, while $43.8 million were securitized in 1998. The decrease in sales and securitizations was a result of the $80.3 million decline of fixed-rate residential mortgage loan originations from 1998 to 1999.

     The average balance of adjustable-rate residential mortgages decreased from $126.8 million in 1997 to $102.8 million in 1998, and declined to $79.8 million in 1999. Adjustable-rate residential mortgage originations declined from $8.6 million in 1997 to $4.1 million in 1998, and increased to $4.8 million in 1999. The fluctuation in origination levels is primarily a result of changing consumer preferences for fixed-versus adjustable-rate loans as changes occur from time to time in the rate differential between the two.

     The average balance of adjustable-rate commercial real estate loans decreased from $168.2 million in 1997 to $154.9 million in 1998. The yields on these loans increased from 8.93% in 1997 to 9.21% in 1998. This resulted in a decrease in interest income from these loans from $15.0 million in 1997 to $14.3 million in 1998. Although the average balance of adjustable-rate commercial real estate loans increased $7.4 million to $162.2 million in 1999, the average yield decreased to 8.80% resulting in interest income of $14.3 million for the year.

Interest and Dividends on Investments

The practice of the Company has been to reduce fixed-rate, long-term investments and to acquire assets with shorter maturities or shorter estimated lives. The average balance of investment securities was $304.9 million in 1997, $380.4 million in 1998, and $420.5 million in 1999. Interest and dividends on investment securities were $20.4 million in 1997, $25.9 million in 1998, and $25.0 million in 1999. The yields on these assets increased from 6.69% in 1997 to 6.81% in 1998, and decreased to 5.95% in 1999.

Interest on Deposits

Deposit balances continued to rise. In 1997, the average balance of all deposits was $1,347.0 million, rising to $1,608.8 million in 1998. In 1999, average balances rose $191.3 million to $1,800.1 million. Customer preference fuels changes in deposit balances; this is reflected in an increase in savings account average balances from $175.8 million in 1997 to $191.7 million in 1999, with a minimal change in the rates during that time. Augmenting this level in savings average balances was a growth in the average balance of money market deposits. Average balances for these deposits for the years 1997, 1998, and 1999 were $277.2 million, $300.4 million, and $329.1 million. This increase in money market average balances accompanied a decrease in the rates from 4.49% in 1997 to 4.29% in 1998. Interest expense was $12.4 million for 1997 rising to $12.9 million in 1998. With the increase in average balance and the decrease in the average rate paid in 1999 to 4.06%, interest expense rose to $13.4 million for the year. The growth in the certificates of deposit balances was the major reason why the interest expense on these products rose from $52.8 million in 1998 to $55.7 million in 1999. Average balances of certificates of deposits have steadily increased from $736.9 million, $940.7 million, and $1,055.4 million in 1997, 1998, and 1999, respectively. With the average rate of certificates of deposit remaining constant at 5.62% in 1997 and 1998, the average rate declined to 5.27% in 1999. The Bank continues to monitor the cost and the availability of deposits against the cost and levels of borrowing to determine the best funding sources for the growth seen in the loan portfolios.

Interest on Borrowings

The average balance of borrowings increased from $195.8 million in 1997 to $207.7 million in 1998. The cost of borrowings decreased from 5.76% in 1997 to 5.45% in 1998, and interest paid on borrowings remained constant at $11.3 million from 1997 to 1998. The average balance of borrowings during 1999 increased to $225.8 million, and offset with a decrease in the average interest rate paid on borrowings to 5.11%, caused interest paid on borrowings to increase marginally to $11.5 million. This source of funding is used to supplement or enhance retail and business deposits that in turn provide the funds for asset growth. See Note 9 in Notes to Consolidated Financial Statements.

Provision for Credit Losses

The provision for credit losses was $10.8 million, $12.9 million, and $19.1 million for the years 1997, 1998, and 1999, respectively. The growth in the commercial and consumer loan portfolio continued, and management increased the allowance for possible credit losses in 1998 to $25.0 million. Net charge-offs increased from $8.2 million in 1997, to $9.7 million in 1998, and to $15.0 million in 1999. Impacting the 1999 provision was the charge-off of a single commercial loan for $3.3 million, as previously noted. In 1999, as the commercial and consumer loan portfolios continued to increase, management increased the allowance for possible credit losses to $29.1 million. With this provision increase in 1999, the Bank was able to increase the allowance for possible credit losses to 1.69% of loans outstanding at December 31, 1999 from 1.59% at December 31, 1998.

Gains (Losses) on Sale of Investments

As a result of investment security sales, the Company had net security gains of $380,000 in 1997. During 1998, the Company had net losses of $851,000, and in 1999, had net losses of $231,000.

Gains (Losses) on Sale of Loans

The losses on the sale of mortgages were $297,000 in 1997 and $573,000 in 1998. These losses were principally the result of the Company selling and securitizing mortgages. During 1999, the losses on sale of mortgages was $363,000.

Non-interest Income

As shown in the chart below, non-interest income increased from $8.1 million in 1997 to $10.0 million in 1998, and increased to $13.0 million in 1999. Trust fees, service charges on deposit accounts, and other fees and commissions reflected significant increases for 1997 and 1998. Mortgage servicing fees continued to rise as the servicing portfolio continued to increase. Fees and commissions from brokerage services increased as investors using this service had more activity in the market increasing in 1997 through 1998 and 1999. Other charges, commissions, and fees was enhanced by a $1.0 million recovery on a letter of credit that had initially been reserved for in 1993.

                                                 Analysis of Non-Interest Income         Percent Change
(Dollars in Thousands)                          1999           1998          1997      1999-98   1998-97
----------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts          $ 4,382        $ 3,714        $3,297         18.0%     12.6%
Credit card fees                               1,667          1,275           893         30.7      42.8
Mortgage servicing fees                        1,356          1,294         1,142          4.8      13.3
Fees and commissions-brokerage services          796            518           407         53.7      27.3
Trust fees                                     1,104            994           709         11.1      40.2
Other charges, commissions, and fees           3,660          2,224         1,617         64.6      37.5
----------------------------------------------------------------------------------------------------------------
                                             $12,965        $10,019        $8,065         29.4%     24.2%
=================================================================================================================

Operating Expense

     Operating expense increased from $36.9 million in 1997 to $42.0 million in 1998 and to $50.7 million in 1999. The increase from 1997 to 1998 reflected the growth of interchange fees on credit cards to $925,000 which is consistent with the growth of credit card fee income to $1.3 million for 1998. The increase in operating expenses from 1998 to 1999 was largely the result of $5.4 million of costs relating to the acquisition of Skaneateles Bancorp, Inc. The largest components of this transaction were $1.3 million for severance agreements and $2.0 million for exit costs.

     Since a substantial portion of operating expense relates directly to income generation, an effective measurement of the control of operating expense is the Efficiency Ratio. This ratio consists of operating expense divided by recurring revenues (net interest income and non-interest income) on a pre-tax basis. The Efficiency Ratio for the

Company, excluding acquisition charges of $5.4 million for 1999, was 47.38%, 45.93%, and 45.21% for 1997, 1998, and 1999, respectively. The Company's ratio of operating expense to average assets was 2.18% in 1997, 2.10% in 1998, and 2.27% in 1999. Both ratios reflect the attention paid to expense control by management and staff.

INCOME TAXES
--------------------------------------------------------------------------------
The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to recognizing the tax effects of temporary differences between tax and financial reporting. See Note 14 of Notes to Consolidated Financial Statements for details.

     The Company is subject to New York State and Delaware franchise taxes. State taxes amounted to $2.5 million in 1997, $2.7 million in 1998, and $2.4 million in 1999.

IMPACT OF INFLATION AND CHANGING PRICES
--------------------------------------------------------------------------------
The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services.

OTHER MATTERS
--------------------------------------------------------------------------------
New Accounting Pronouncements

The Statement on Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activities", will be effective for the Company's fiscal year beginning on January 1, 2001. This statement requires all derivative instruments to be carried on the balance sheet at fair value. Changes in fair value are recorded in either comprehensive income or net income, depending on the nature of the derivative instrument. The Company currently holds interest rate swaps which it expects will qualify as hedges under SFAS No. 133. The Company does not expect this pronouncement to have a significant effect on its financial statements.

Year 2000

Prior to December 31, 1999, the Company had implemented a review and a strategic plan to deal with the issues related to the arrival of the year 2000. This review and strategic plan was successful as no problems were noted with the arrival of 2000.

MARKET PRICES AND RELATED SHAREHOLDER MATTERS
--------------------------------------------------------------------------------
The common stock of the Company is listed on The Nasdaq Stock Market National Market Tier under the symbol "BSBN". As of December 31, 1999, the Company had 2,330 shareholders of record and 10,225,322 shares of common stock issued and outstanding. The number of shareholders does not reflect persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

     Payment of dividends on the Company's common stock is subject to various restrictions and limitations which may affect the Company's ability to pay cash dividends in the future.

The following table sets forth the market price information for the common stock and the cash dividends paid per share:

                                            1999
                                         Price Range        Cash Dividends
                                     High            Low         Per Share
--------------------------------------------------------------------------
First Quarter                      $32.68         $24.25             $0.22
Second Quarter                      28.00          24.25              0.23
Third Quarter                       27.63          24.00              0.25
Fourth Quarter                      24.88          18.50              0.25

                                            1998
                                         Price Range        Cash Dividends
                                     High            Low         Per Share
--------------------------------------------------------------------------
First Quarter                      $36.00         $28.00             $0.20
Second Quarter                      35.25          27.50              0.20
Third Quarter                       32.75          25.63              0.20
Fourth Quarter                      33.00          22.00              0.23

REPORT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS
BSB BANCORP, INC.
BINGHAMTON, NEW YORK

In our opinion, based on our audits and the report of other auditors, the accompanying consolidated statements of condition and the related consolidated statements of income, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of BSB Bancorp, Inc. (the "Company") and Subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Skaneateles Bancorp, Inc. on July 1, 1999 in a transaction accounted for as a pooling of interests, as described in Note 1 to the consolidated financial statements. We did not audit the financial statements of Skaneateles Bancorp, Inc., which statements reflect total assets of $276,148,000 as of December 31, 1998 and net interest income of $10,642,000 and $9,532,000 for the years ended December 31, 1998 and 1997, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Skaneateles Bancorp, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP


Syracuse, New York
January 21, 2000

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION

                                                                                                       December 31,
(Dollars in Thousands, Except Share Data)                                                    1999              1998
-------------------------------------------------------------------------------------------------------------------
ASSETS                Cash and due from banks                                        $     70,065       $    45,987
                      Federal funds sold                                                                     24,300
                      ---------------------------------------------------------------------------------------------
                          Total cash and cash equivalents                                  70,065            70,287
                      Investment securities available for sale                            387,251           415,000
                      Investment securities held to maturity                               14,472            12,537
                      Mortgages held for sale                                               2,085            16,806
                      Loans:
                          Commercial                                                      904,632           802,474
                          Consumer                                                        467,986           410,787
                          Real estate                                                     349,634           364,648
                      ---------------------------------------------------------------------------------------------
                            Total loans                                                 1,722,252         1,577,909
                      Less: Net deferred fees and costs                                      (636)             (507)
                            Allowance for possible credit losses                           29,134            25,030
                      ---------------------------------------------------------------------------------------------
                                Net loans                                               1,693,754         1,553,386
                      Bank premises and equipment                                          15,988            15,864
                      Accrued interest receivable                                          14,612            16,352
                      Other real estate                                                       910             3,021
                      Intangible assets                                                     1,598             1,984
                      Other assets                                                         40,213            30,090
                      ---------------------------------------------------------------------------------------------
                                                                                       $2,240,948        $2,135,327
                      =============================================================================================

LIABILITIES           Due to depositors                                                $1,901,204        $1,709,860
AND                   Borrowings                                                          142,045           229,736
SHAREHOLDERS'         Other liabilities                                                    13,206            11,640
EQUITY                Company obligated mandatorily redeemable preferred
                          securities of subsidiary, Capital Trust I, holding
                          solely junior subordinated debentures
                          of the Company                                                   30,000            30,000
                      Commitments
                      Shareholders' Equity:
                          Preferred stock, par value $.01 per share;
                            2,500,000 shares authorized; none issued
                          Common stock, par value $.01 per share;
                            30,000,000 shares authorized; 11,398,991 and
                            11,237,470 shares issued                                          114               112
                      Additional paid-in capital                                           37,287            35,202
                      Undivided profits                                                   140,295           131,723
                      Accumulated other comprehensive income                               (9,757)              425
                      Treasury stock, at cost; 1,173,669 and 1,196,396 shares             (13,446)          (13,371)
                      ---------------------------------------------------------------------------------------------
                      Total shareholders' equity                                          154,493           154,091
                      ---------------------------------------------------------------------------------------------
                                                                                       $2,240,948        $2,135,327
                      =============================================================================================

                      The accompanying notes are an integral part of the financial statements.

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

                                                                                           Years Ended December 31,
(Dollars in Thousands, Except Share Data)                                   1999             1998              1997
-------------------------------------------------------------------------------------------------------------------
Interest income:
   Interest and fees on loans                                           $150,222         $138,247          $120,398
   Interest on federal funds sold                                            682              866               200
   Interest on investment securities                                      25,038           25,926            20,398
   Interest on mortgages held for sale                                       779            1,127               352
-------------------------------------------------------------------------------------------------------------------
     Total interest income                                               176,721          166,166           141,348
-------------------------------------------------------------------------------------------------------------------
Interest expense:
   Interest on savings deposits                                            4,930            5,189             5,071
   Interest on time accounts                                              55,655           52,829            41,426
   Interest on money market deposit accounts                              13,357           12,900            12,435
   Interest on NOW accounts                                                1,600            1,469             1,248
   Interest on borrowed funds                                             11,548           11,324            11,272
   Interest on mandatorily redeemable securities of subsidiary             2,486            1,075
-------------------------------------------------------------------------------------------------------------------
     Total interest expense                                               89,576           84,786            71,452
-------------------------------------------------------------------------------------------------------------------
Net interest income                                                       87,145           81,380            69,896
Provision for credit losses                                               19,137           12,931            10,814
-------------------------------------------------------------------------------------------------------------------
Net interest income after provision for credit losses                     68,008           68,449            59,082
Gains (losses) on sale of securities                                        (231)            (851)              380
Losses on sale of loans                                                     (363)            (573)             (297)
Non-interest income:
   Service charges on deposit accounts                                     4,382            3,714             3,297
   Credit card fees                                                        1,667            1,275               893
   Mortgage servicing fees                                                 1,356            1,294             1,142
   Fees and commissions-brokerage services                                   796              518               407
   Trust fees                                                              1,104              994               709
   Other charges, commissions, and fees                                    3,660            2,224             1,617
-------------------------------------------------------------------------------------------------------------------
     Total non-interest income                                            12,965           10,019             8,065
-------------------------------------------------------------------------------------------------------------------
Operating expense:
   Salaries, pensions, and other employee benefits                        20,386           19,528            17,121
   Building occupancy                                                      4,607            4,377             3,925
   Dealer commission expense                                                 940              996             1,626
   Computer service fees                                                   1,930            2,027             1,358
   Services                                                                6,001            4,086             2,716
   FDIC insurance                                                            222              199               163
   Goodwill                                                                  386              386               386
   Interchange fees                                                        1,286              925               573
   Other real estate                                                         441              127               976
   Acquisition charges                                                     5,408
   Other expenses                                                          9,056            9,332             8,096
-------------------------------------------------------------------------------------------------------------------
     Total non-interest expense                                           50,663           41,983            36,940
-------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                29,716           35,061            30,290
Provision for income taxes                                                11,491           13,542            11,641
-------------------------------------------------------------------------------------------------------------------
NET INCOME                                                              $ 18,225         $ 21,519          $ 18,649
===================================================================================================================
Earnings per share:
   Basic                                                                $   1.80         $    2.15         $   1.88
   Diluted                                                              $   1.77         $    2.08         $   1.82
===================================================================================================================

The accompanying notes are an integral part of the financial statements.

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                            Accumulated
                                                                      Additional                                  Other
                                                     Number    Common    Paid-In    Undivided   Treasury  Comprehensive
(Dollars in Thousands, Except Share Data)        of  Shares     Stock    Capital      Profits      Stock         Income       Total
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996,
   as previously stated                           7,344,427      $ 73    $27,824     $111,465   $(29,757)     $    (876)   $108,729
Adjustments to reflect acquisition                                         4,738       (4,867)    16,415            (58)     16,228
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996, as restated         7,344,427        73     32,562      106,598    (13,342)          (934)    124,957
Comprehensive income:
   Net income                                                                          18,649                                18,649
   Other comprehensive income, net of taxes:
   Unrealized appreciation in
        available for sale securities                                                                               166         166
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                   18,649                       166      18,815
Effect of three-for-two stock split               3,714,246        37        (37)
Stock options exercised                             101,251         1      1,431                                              1,432
Tax benefit on stock options                                                 138                                                138
Cash dividend paid on common
   stock ($0.69 per share)                                                             (6,804)                               (6,804)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                     11,159,924       111     34,094      118,443    (13,342)          (768)    138,538
Comprehensive income:
   Net income                                                                          21,519                                21,519
   Other comprehensive income, net of taxes:
   Unrealized appreciation in
        available for sale securities                                                                             1,193       1,193
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                   21,519                     1,193      22,712
Stock options exercised                              77,546         1      1,000                                              1,001
Tax benefit on stock options                                                 108                                                108
Cash dividend paid on common
   stock ($0.83 per share)                                                             (8,239)                               (8,239)
Treasury stock purchased                                                                             (29)                       (29)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                     11,237,470       112     35,202      131,723    (13,371)           425     154,091
Comprehensive income:
   Net income                                                                          18,225                                18,225
   Other comprehensive income, net of taxes:
   Unrealized depreciation in
        available for sale securities                                                                           (10,182)    (10,182)
-----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                   18,225                   (10,182)      8,043
Stock options exercised                             161,521         2      1,976                                              1,978
Tax benefit on stock options                                                 109                                                109
Cash dividend paid on common
   stock ($0.95 per share)                                                             (9,653)                               (9,653)
Treasury stock purchased                                                                             (75)                       (75)
-----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                     11,398,991      $114    $37,287     $140,295   $(13,446)     $  (9,757)   $154,493
===================================================================================================================================

The accompanying notes are an integral part of the financial statements.

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                              Years Ended December 31,
(Dollars in Thousands)                                                                   1999           1998           1997
---------------------------------------------------------------------------------------------------------------------------
Operating activities:
    Net income                                                                       $ 18,225        $21,519        $18,649
       Adjustments to reconcile net income to net cash provided (used)
          by  operating activities:
              Deferred taxes                                                             (528)        (1,662)          (629)
              Provision for credit losses                                              19,137         12,931         10,814
              Realized losses (gains) on available for sale investment securities         231            851           (380)
              Other losses, net                                                           357             23             59
              Depreciation and amortization                                             2,869          2,581          2,423
              Net amortization of premiums and discounts on investment securities        (617)        (1,532)          (194)
              Net (accretion) of premiums and discounts on loans                         (130)          (780)
              Sales of loans originated for sale                                       53,722         83,144         48,150
              Net increase in loans originated for sale                               (39,945)      (102,564)       (53,606)
              Writedowns of other real estate                                           1,276            943          1,011
              Net change in other assets and liabilities                                  934        (24,064)        (2,143)
---------------------------------------------------------------------------------------------------------------------------
                 Net cash provided (used) by operating activities                      55,531         (8,610)        24,154
---------------------------------------------------------------------------------------------------------------------------
Investing activities:
    Proceeds from calls of held to maturity investment securities                       5,284         11,295         17,046
    Purchases of held to maturity investment securities                               (11,872)        (3,939)        (6,159)
    Principal collected on held to maturity investment securities                         647            745          2,101
    Proceeds from sales of available for sale investment securities                    71,196        192,642        182,700
    Purchases of available for sale investment securities                             (89,964)      (305,896)      (219,988)
    Principal collected on available for sale investment securities                    33,367         26,608         30,113
    Net increase in longer-term loans                                                (220,812)      (260,085)      (254,942)
    Proceeds from sales of loans                                                       60,654         57,046         35,126
    Proceeds from sales of other real estate                                            1,763          2,136          1,747
    Other                                                                              (2,608)        (2,402)        (2,517)
---------------------------------------------------------------------------------------------------------------------------
                 Net cash used by investing activities                               (152,345)      (281,850)      (214,773)
---------------------------------------------------------------------------------------------------------------------------
Financing activities:
    Net increase in demand deposits, NOW accounts, savings
       accounts, and money market deposit accounts                                     71,351         64,025         53,837
    Net increase in time deposits                                                     119,993        188,528         80,608
    Net change in short-term borrowings                                               (36,224)       (33,943)        57,935
    Net change in long-term borrowings                                                (50,778)        66,980             82
    Net proceeds from issuance of capital securities                                                  30,000
    Proceeds from exercise of stock options                                             1,978          1,001          1,432
    Purchases of treasury stock                                                           (75)           (29)
    Dividends paid                                                                     (9,653)        (8,239)        (6,804)
---------------------------------------------------------------------------------------------------------------------------
                 Net cash provided by financing activities                             96,592        308,323        187,090
---------------------------------------------------------------------------------------------------------------------------
                 (Decrease) increase in cash and cash equivalents                        (222)        17,863         (3,529)
Cash and cash equivalents at beginning of year                                         70,287         52,424         55,953
---------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                             $ 70,065        $70,287        $52,424
===========================================================================================================================
Supplemental disclosures of cash flow information:
    Cash paid during the year for:
       Interest credited on deposits and paid on other borrowings                    $ 87,559        $83,734        $70,294
---------------------------------------------------------------------------------------------------------------------------
       Income taxes                                                                  $ 13,043        $15,917        $11,655
---------------------------------------------------------------------------------------------------------------------------
    Non-cash investing activity:
       Securitization of mortgage loans and transfers to other real estate                922        $45,613        $ 5,781
---------------------------------------------------------------------------------------------------------------------------
       Unrealized (depreciation) appreciation in securities                          $(17,543)       $ 2,016        $   262
---------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

BSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

Business Combination

In July 1999, BSB Bancorp, Inc., (the "Company") completed its acquisition of Skaneateles Bancorp, Inc. Pursuant to the terms of the merger, each share of Skaneateles Bancorp common stock was converted into .97 share of the Company's common stock, which amounted to approximately 1.4 million shares. The acquisition constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16, "Business Combinations". Accordingly, the consolidated financial statements for the periods presented have been restated to include the combined results of operations, financial position and cash flows of BSB Bancorp, Inc. and Skaneateles Bancorp, Inc. prior to the merger. Certain reclassifications were made to Skaneateles Bancorp's prior year financial statements to conform to the Company's presentation.

The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements follow:

                                                                Six Months Ended       Year Ended        Year Ended
                                                                        June 30,     December 31,      December 31,
(Dollars in Thousands)                                                      1999             1998              1997
-------------------------------------------------------------------------------------------------------------------
Net interest income
BSB Bancorp, Inc.                                                        $37,192          $70,738           $60,364
Skaneateles Bancorp, Inc.                                                  5,629           10,642             9,532
-------------------------------------------------------------------------------------------------------------------
Combined                                                                 $42,821          $81,380           $69,896
===================================================================================================================

Net income
BSB Bancorp, Inc.                                                        $10,679          $19,870           $16,987
Skaneateles Bancorp, Inc.                                                   (358)           1,649             1,662
-------------------------------------------------------------------------------------------------------------------
Combined                                                                 $10,321          $21,519           $18,649
===================================================================================================================

In conjunction with the acquisition, the Company recorded a 1999 charge to operating expenses of $5.4 million ($3.3 million after tax, or $0.32 per diluted common share) for direct costs relating to the acquisition. Details of the acquisition related costs follow:

(Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
Merger transaction costs                                                                                     $2,127
Restructuring costs:
    Employee severance                                                                                        1,318
    Exit costs                                                                                                1,963
-------------------------------------------------------------------------------------------------------------------
                                                                                                             $5,408
===================================================================================================================

Nature of Operations

The Company is the bank holding company of BSB Bank & Trust Company (the "Bank"). The Bank is a New York-chartered commercial bank and trust company and operates 22 full-service branches in Broome, Chemung, Chenango, Onondaga, Oswego and Tioga Counties of New York State. The Bank is in the business of providing a wide variety of loan and deposit products to its commercial and consumer customers, and also provides mortgage banking, trust, municipal, and other related services.

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

Intangible Assets

Intangible assets result from acquisitions under the purchase method of accounting consists of goodwill which is being amortized, on a straight-line basis, over periods ranging from 7 to 10 years.

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

   Loans and mortgages held for sale: Fair values for loans are estimated using a discounted cash flow analysis, based on interest rates approximating those currently being offered for loans with similar terms and credit quality. The fair value of accrued interest approximates carrying value.

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

   Off-balance sheet instruments: Off-balance sheet financial instruments consist of letters of credit, commitments to extend credit, and interest rate swaps. Letters of credit and commitments to extend credit are fair valued based on fees and interest rates currently charged to enter into agreements with similar terms and credit quality. Interest rate swaps are fair valued based upon amounts receivable or payable to settle outstanding positions. The Company would expect to receive or pay to terminate such contracts.

Comprehensive Income

Comprehensive income consists of net income and the net change in unrealized gains or losses on securities available for sale, net of taxes. The Company reports comprehensive income in the Statements of Changes in Shareholders' Equity.

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

NOTE 2-INVESTMENT SECURITIES
--------------------------------------------------------------------------------

The carrying value and market value of the investment securities portfolio at December 31 are summarized as follows:

                                                                                   1999
-------------------------------------------------------------------------------------------------------------------
                                                                           Gross            Gross
                                                      Carrying        Unrealized       Unrealized            Market
(Dollars in Thousands)                                   Value             Gains           Losses             Value
-------------------------------------------------------------------------------------------------------------------
Available for sale portfolio:
   U.S. Government Agencies                           $201,886          $      6         $  9,455          $192,437
   Municipal obligations                                12,922                 2              347            12,577
   Mortgage-backed securities                          164,156               295            7,226           157,225
   Equity securities                                    25,032                40               60            25,012
-------------------------------------------------------------------------------------------------------------------
                                                      $403,996          $    343         $ 17,088          $387,251
-------------------------------------------------------------------------------------------------------------------
Held to maturity portfolio:
   U.S. Government Agencies                           $  1,020                           $      2          $  1,018
   Corporate debt securities                             1,372                                                1,372
   Municipal obligations                                 9,560          $     74               17             9,617
   Mortgage-backed securities                            2,520                62                1             2,581
-------------------------------------------------------------------------------------------------------------------
                                                      $ 14,472          $    136         $     20          $ 14,588
===================================================================================================================

                                                                                  1998
-------------------------------------------------------------------------------------------------------------------
                                                                           Gross            Gross
                                                      Carrying        Unrealized       Unrealized            Market
(Dollars in Thousands)                                   Value             Gains           Losses             Value
-------------------------------------------------------------------------------------------------------------------
Available for sale portfolio:
   U.S. Government Agencies                           $216,642           $ 1,243         $  1,098          $216,787
   Municipal obligations                                10,359               215                             10,574
   Mortgage-backed securities                          168,704             1,186              811           169,079
   Equity securities                                    18,497                64                1            18,560
-------------------------------------------------------------------------------------------------------------------
                                                      $414,202           $ 2,708         $  1,910          $415,000
-------------------------------------------------------------------------------------------------------------------
Held to maturity portfolio:
   U.S. Government Agencies                           $  1,019           $     5                           $  1,024
   Corporate debt securities                             1,020               300         $    270             1,050
   Municipal obligations                                 7,155               250                1             7,404
   Mortgage-backed securities                            3,343               118                              3,461
-------------------------------------------------------------------------------------------------------------------
                                                      $ 12,537           $   673         $    271          $ 12,939
===================================================================================================================

The following reflects the net unrealized gains (losses) on available for sale securities on a before and net of tax basis, including it's effect on other comprehensive income:

(Dollars in Thousands)                                                      1999             1998              1997
-------------------------------------------------------------------------------------------------------------------
Net unrealized gains (losses) on securities                             $(17,312)         $ 2,867             $(118)
Reclassification adjustment for net realized
    gains (losses) included in net income                                   (231)            (851)              380
-------------------------------------------------------------------------------------------------------------------
Other comprehensive income, before tax                                   (17,543)           2,016               262
Income tax benefit (expense)                                               7,361             (823)              (96)
-------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax                                  $(10,182)         $ 1,193             $ 166
===================================================================================================================

The carrying value and market value of debt securities at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without penalties.

                                                                                Carrying            Market
(Dollars in Thousands)                                                             Value             Value
----------------------------------------------------------------------------------------------------------
Securities available for
    Within one year                                                           $    3,188        $    3,160
    After one year but within five years                                          67,976            66,804
    After five years but within ten years                                        166,126           157,969
    After ten years                                                              141,674           134,306
----------------------------------------------------------------------------------------------------------
                                                                              $  378,964          $362,239
==========================================================================================================

Securities held to maturity:
    Within one year                                                           $    7,476        $    7,467
    After one year but within five years                                           1,359             1,366
    After five years but within ten years                                            952             1,001
    After ten years                                                                4,685             4,754
----------------------------------------------------------------------------------------------------------
                                                                              $   14,472        $   14,588
==========================================================================================================

The gross realized gains and gross realized losses on investment securities transactions (dollars in thousands) are summarized below:

                                                                               Available           Held To
Year ended December 31, 1999                                                    For Sale          Maturity
----------------------------------------------------------------------------------------------------------
Gross gains                                                                      $   253            $    4
Gross losses                                                                         488
----------------------------------------------------------------------------------------------------------
    Net gains                                                                    $  (235)           $    4
==========================================================================================================

Year ended December 31, 1998
----------------------------------------------------------------------------------------------------------
Gross gains                                                                      $   823            $  166
Gross losses                                                                       1,821                19
----------------------------------------------------------------------------------------------------------
    Net gains                                                                    $  (998)           $  147
==========================================================================================================

Year ended December 31, 1997
----------------------------------------------------------------------------------------------------------
Gross gains                                                                      $ 1,159            $    6
Gross losses                                                                         785
----------------------------------------------------------------------------------------------------------
    Net gains                                                                    $   374            $    6
==========================================================================================================

Investment securities at December 31, 1999 and 1998 include approximately $349.2 million and $351.2 million, respectively, pledged under various agreements, principally municipal deposits, letters of credit, lines of credit, and municipal option put securities.

NOTE 3-LOANS
--------------------------------------------------------------------------------

Substantially all of the Bank's loans are granted to borrowers concentrated primarily within Broome, Chemung Chenango, Onondaga, Oswego, and Tioga Counties, and other communities located in upstate New York.

NOTE 4-ALLOWANCE FOR POSSIBLE CREDIT LOSSES
--------------------------------------------------------------------------------

Changes in the allowance for possible credit losses at December 31 are presented in the following summary:

(Dollars in Thousands)                                             1999                  1998                  1997
-------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                   $ 25,030              $ 21,768              $ 19,168
Recoveries credited                                               2,360                 1,321                 2,237
Provision for credit losses                                      19,137                12,931                10,814
Loans charged off                                               (17,393)              (10,990)              (10,451)
--------------------------------------------------------------------------------------------------------------------
     Balance at end of year                                    $ 29,134              $ 25,030              $ 21,768
===================================================================================================================

At December 31, 1999 and 1998, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 totaled $5.5 million and $12.1 million, respectively. A valuation allowance aggregating $1.8 million and $4.4 million was recorded against impaired loans at December 31, 1999 and 1998, respectively. The average recorded investment in impaired loans was approximately $10.1 million in 1999,$11.0 million in 1998, and $10.4 million in 1997. The Bank recognized, on a cash basis, $151,000, $347,000, and $356,000 of interest on impaired loans during 1999, 1998, and 1997, respectively (during the portion of the year they were impaired).

NOTE 5-LOAN SERVICING
--------------------------------------------------------------------------------

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others were $560.0 million and $513.3 million at December 31, 1999 and 1998, respectively.
     Mortgage servicing rights capitalized and amortization recognized on those rights were not significant.

NOTE 6-LOANS TO RELATED PARTIES
--------------------------------------------------------------------------------

At December 31, 1999, loans to directors and officers or to entities (or other shareholders of such entities) which owned or controlled 10% or more of the Company's voting stock were $24.8 million. During 1999, new loans to such related parties amounted to $15.2 million and repayments amounted to $2.0 million.

NOTE 7-BANK PREMISES AND EQUIPMENT
--------------------------------------------------------------------------------

A summary of bank premises and equipment at December 31 is shown as follows:

(Dollars in Thousands)                                                                   1999            1998
-------------------------------------------------------------------------------------------------------------
Land                                                                                 $  1,698        $  1,698
Banking premises                                                                       19,735          18,707
Furniture and equipment                                                                16,766          15,737
-------------------------------------------------------------------------------------------------------------
                                                                                       38,199          36,142
Less: Accumulated depreciation                                                         22,211          20,278
-------------------------------------------------------------------------------------------------------------
                                                                                      $15,988         $15,864
=============================================================================================================

NOTE 8-DUE TO DEPOSITORS
--------------------------------------------------------------------------------

A summary of amounts due to depositors at December 31 is shown as follows:

(Dollars in Thousands)                                 1999                 1998
--------------------------------------------------------------------------------
Savings accounts                                $   186,799          $   188,254
Money market deposit accounts                       429,991              300,911
Certificates of deposit                           1,111,310              991,317
NOW accounts                                         31,197              113,949
Non-interest bearing deposit accounts               141,907              115,429
--------------------------------------------------------------------------------
                                                $ 1,901,204          $ 1,709,860
================================================================================

Time deposits with balances in excess of $100,000 amounted to approximately $305.8 million and $300.8 million at December 31, 1999 and 1998, respectively. The approximate maturity of time deposits at December 31, 1999 follows:

(Dollars in Thousands)
--------------------------------------------------------------------------------
Years of Maturity                                           Amount       Percent
--------------------------------------------------------------------------------
1                                                      $   981,776         88.4%
2                                                           72,723          6.5
3                                                           39,931          3.6
4                                                            9,402          0.8
5 and over                                                   7,478          0.7
--------------------------------------------------------------------------------
                                                       $ 1,111,310        100.0%
================================================================================

NOTE 9-BORROWINGS
--------------------------------------------------------------------------------

The following is a summary of borrowings at December 31:

(Dollars in Thousands)                                      1999           1998
-------------------------------------------------------------------------------
Federal Home Loan Bank advances                        $  90,538      $ 188,465
Mandatorily redeemable preferred securities               30,000         30,000
Securities sold under repurchase agreements               49,218         38,638
Other                                                      2,289          2,633
-------------------------------------------------------------------------------
                                                       $ 172,045      $ 259,736
===============================================================================

Borrowings at December 31, 1999 have maturity dates as follows:

                                                          Weighted
(Dollars in Thousands)                                Average Rate        Amount
--------------------------------------------------------------------------------
Borrowings maturing or callable in 2000                       5.45%     $119,048
December 23, 2002                                            10.51         2,000
October 6, 2003                                               4.73        20,000
February 5, 2007                                              7.08           443
January 11, 2019                                              6.08           554
Mandatorily redeemable preferred securities - 2028            8.13        30,000
--------------------------------------------------------------------------------
                                                              5.90%     $172,045
================================================================================

Information related to short-term borrowings at December 31 is as follows:

(Dollars in Thousands)                             1999        1998        1997
--------------------------------------------------------------------------------
Outstanding balance at end of year             $119,048    $155,272    $189,215
Average interest rate                              5.45%       5.00%       6.10%
Maximum outstanding at any month end           $256,863    $187,758    $230,860
Average amount outstanding during year         $179,499    $153,242    $182,990
Average interest rate during year                  5.11%       5.48%       5.68%
================================================================================

Average amounts outstanding and average interest rates are computed using weighted monthly averages.

     On July 24, 1998, the Company formed a wholly owned subsidiary business trust, BSB Capital Trust I, L.L.C. (the "Trust"), for the purpose of issuing preferred securities which qualify as Tier I capital. Concurrent with its formation, the Trust issued $30.0 million at par value of 8.125% preferred securities in an exempt offering. The preferred securities are non-voting, mandatorily redeemable in 2028, and guaranteed by the Company. The Company's guarantee, together with its other obligations under the relevant agreements, constitute a full, irrevocable, and unconditional guarantee by the Company of the securities issued by the Trust. The entire net proceeds to the Trust from the offering were invested in junior subordinated obligations of the Company, which are the sole assets of the Trust. The costs related to the issuance of these securities are capitalized and amortized over the life of the period to redemption on a straightline basis. The net proceeds were used to fund commercial and consumer loan growth.

     The Bank has assigned mortgage-backed securities as collateral for certain other borrowings. Such securities have a market value aggregating $2.3 million, and $12.9 million at December 31, 1999 and 1998, respectively.

     At December 31, 1999, the Bank had available a line of credit with the Federal Home Loan Bank of New York ("FHLB") subject to the amount of available collateral, of which $15.5 million is outstanding as of December 31, 1999. This outstanding balance is collateralized by certain mortgage loans, mortgage-backed securities, and other investment securities under a blanket pledge agreement with the FHLB. The Bank also had available a $15.0 million unsecured line of credit with First Union Corp., which requires daily repayment.

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

     The Bank also provides certain life and health insurance benefits to substantially all employees and eligible retirees through an unfunded plan. The Bank makes contributions to the plan as premiums are due.

The following table represents a reconciliation of the funded status of the plans at October 1:

                                                             Pension Benefits      Life and Health Benefits
(Dollars in Thousands)                                         1999      1998               1999       1998
-----------------------------------------------------------------------------------------------------------
Change in benefit obligation:
  Benefit obligation at beginning of year                   $18,867   $16,607            $ 4,513    $ 3,471
  Service cost                                                  791       634                176        123
  Interest cost                                               1,227     1,162                288        240
  Actuarial (gains) losses                                   (1,994)    1,286               (158)       830
  Annuity payments                                             (842)     (817)
  Premiums paid                                                                             (195)      (150)
  Settlements                                                   (17)       (5)
-----------------------------------------------------------------------------------------------------------
Benefit obligations at end of year                           18,032    18,867              4,624      4,514
-----------------------------------------------------------------------------------------------------------

Change in plan assets:
  Fair value of plan assets at beginning of year             18,339    19,127
  Actual return on plan assets                                3,279        34
  Employer contributions                                                                     195        150
  Annuity payments                                             (842)     (817)
  Premiums paid                                                                             (195)      (150)
  Settlements                                                   (17)       (5)
-----------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                     20,759    18,339
-----------------------------------------------------------------------------------------------------------

Funded status                                                 2,727      (528)            (4,624)    (4,514)
Unrecognized transition (asset) obligation                                 (5)             2,251      2,425
Unrecognized (gains) losses                                  (1,933)    1,702               (354)      (195)
Unrecognized past service liability                            (119)     (144)
-----------------------------------------------------------------------------------------------------------
Prepaid (accrued) benefit cost                              $   675   $ 1,025            $(2,727)   $(2,284)
===========================================================================================================

The benefit obligations and prepaid (accrued) benefit costs presented in the above table were determined using the following weighted-average assumptions at October 1:

                                                                 1999           1998           1999           1998
------------------------------------------------------------------------------------------------------------------
Weighted-average assumptions:
Discount rate                                                   7.75%           6.50%          7.75%         6.50%
Expected return on plan assets                                  8.75%           8.75%
Rate of compensation increase                                   5.50%           4.50%          5.50%         4.50%

The net periodic pension cost and the net postretirement benefit cost for the years ended December 31, 1999, 1998, and 1997 are as follows:

                                                              Pension Benefits             Life and Health Benefits
(Dollars in Thousands)                                  1999        1998        1997       1999       1998     1997
-------------------------------------------------------------------------------------------------------------------
Service cost                                        $    791    $    634    $    551       $176       $123     $107
Interest cost                                          1,228       1,162       1,085        288        240      232
Expected return on assets                             (1,639)     (1,544)     (1,328)
Unrecognized transition (asset) obligation                (5)       (167)       (167)       173        173      173
Unrecognized (gain) loss                                                                               (59)     (76)
Unrecognized past service liability                      (25)        (25)        (25)
-------------------------------------------------------------------------------------------------------------------
Net periodic benefit cost                            $   350    $     60    $    116       $637       $477     $436
===================================================================================================================

    For measurement purposes, a 6.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually to 5.0% for 2003 and remain at that level thereafter.

A one-percentage-point change in assumed health care cost trend rates would have the following effect on life and health benefits at October 1, 1999:

                                                                 1-Percentage-       1-Percentage-
(Dollars in Thousands)                                           Point Increase      Point Decrease
---------------------------------------------------------------------------------------------------
Effect on total of service and interest cost components               $  23             $  (28)
Effect on postretirement benefit obligation                             202               (138)

The Bank also has a defined contribution employee savings 401(k) plan. Full-time salaried employees, age twenty-one and older who have completed one year of service, are eligible to join the 401(k) plan. The Bank matches 100% of basic contributions up to 2.0% of each participant's annual contribution and 50% of contribution over 2.0% with the Bank's total match not to exceed 3%. Contributions to the plan amounted to $368,542 in 1999, $416,415 in 1998, and $328,350 in 1997.

NOTE 11-DERIVATIVE FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

The Company uses interest rate swap agreements as a part of its overall interest rate risk management strategy. The swaps modify the repricing characteristics of certain brokered certificate of deposit liabilities. Under terms of the agreements, the Company receives a fixed rate of interest and pays a variable rate of interest. The swaps are entered into with a counterparty that meets the Company's established credit standards and the agreements contain collateral provisions protecting the at-risk party. The Company considers the credit risk inherent in these contracts to be negligible. The swaps match the related brokered certificates of deposit in notional/face amount, fixed interest rate, interest payment date, and maturity date. At December 31, 1999, the Company has swaps outstanding with a notional amount of $60.0 million and a fair value of $(1.5) million. Investment securities with a fair value of $1.7 are pledged as collateral against the swaps at December 31, 1999.

    The Company accounts for the interest rate swaps on the accrual method, whereby the net receivable or payable is recognized on a periodic basis and is included as a component of interest on time accounts.

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

Financial instruments whose contract amounts represent credit risk:

(Dollars in Thousands)                                   1999           1998
------------------------------------------------------------------------------
Commitments to extend credit                           $422,499       $488,687
Letters of credit                                        29,488         25,166

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

     For both commitments to extend credit and letters of credit, the amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but includes residential and commercial real estate. Outstanding loans sold with recourse approximated $13.6 million as of December 31, 1999.

     As required by certain letters of credit agreements, the Bank has pledged as collateral mortgage-backed securities having a market value of approximately $4.9 million at December 31, 1999. The Company is required to maintain a reserve balance, as established by the Federal Reserve Board of New York. The required average total reserve for the 14-day maintenance period ended December 29, 1999 was $16.0 million of which $2.1 million was required to be on deposit with the Federal Reserve Bank of New York. The remaining $13.9 million was represented by cash on hand and other adjustments.

     The Bank rents facilities under leases expiring at various dates through 2016. Rent expense totaled approximately $786,000 in 1999, $784,000 in 1998, and $737,000 in 1997.

Approximate minimum rental commitments under existing noncancelable leases with remaining terms of one year or more are presented below:

Years ending December 31,                                 (Dollars in Thousands)
--------------------------------------------------------------------------------
2000                                                                      $  847
2001                                                                         772
2002                                                                         693
2003                                                                         450
2004                                                                         443
Later years                                                                2,032
--------------------------------------------------------------------------------
    Total minimum lease payment                                           $5,237
================================================================================

NOTE 13-LIMITS ON DIVIDENDS
--------------------------------------------------------------------------------

The Company's ability to pay dividends to its shareholders is largely dependent on the Bank's ability to pay dividends to the Company. In addition to state law requirements and the capital requirements discussed below, the circumstances under which the Bank may pay dividends are limited by federal statutes, regulations, and policies. The Bank must obtain the approval of the Federal Deposit Insurance Corporation (FDIC) for payment of dividends if the total of all dividends declared in any calendar year would exceed the total of the Bank's net profits as defined by applicable regulations, for that year, combined with its retained net profits for the preceding two years. Furthermore, the Bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts, as defined by applicable regulations. At December 31, 1999, the Bank had approximately $33.7 million in undivided profits legally available for the payment of dividends.

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

NOTE 14-INCOME TAXES
--------------------------------------------------------------------------------

The Company provides for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" which requires an asset and liability approach to recognizing the tax effects of temporary differences between tax and financial reporting.

The provision (benefit) for income taxes consists of the following:

(Dollars in Thousands)                                  1999     1998      1997
--------------------------------------------------------------------------------
Current                                             $12,019   $15,204   $12,270
Deferred (benefit)                                     (528)   (1,662)     (629)
--------------------------------------------------------------------------------
                                                    $11,491   $13,542   $11,641
================================================================================

The components of deferred income taxes at December 31, which are included in other assets are:

(Dollars in Thousands)                                             1999     1998
--------------------------------------------------------------------------------
Assets:
    Available for sale investments                             $  7,361
    Allowance for possible credit losses                         11,945  $10,437
    Postretirement benefits                                       1,118      959
    Contingent liabilities                                                 1,219
    Other                                                         1,002    1,052
--------------------------------------------------------------------------------
                                                                 21,426   13,667
--------------------------------------------------------------------------------

Liabilities:
    Depreciation                                                    700      768
    Other                                                         1,440    1,809
--------------------------------------------------------------------------------
                                                                  2,140    2,577
--------------------------------------------------------------------------------
       Net deferred tax asset                                   $19,286  $11,090
================================================================================


A reconciliation between the federal statutory income tax rate and the effective income tax rate at December 31 follows:

                                                       1999      1998      1997
--------------------------------------------------------------------------------
Federal statutory income tax rate                     35.00%    35.00%    35.00%
State income taxes, net of federal benefit             4.60      5.30      5.10
Tax-exempt interest income                            (1.10)    (0.80)    (1.30)
Dividends received deduction                                              (0.10)
Other                                                  0.20     (0.90)    (0.30)
--------------------------------------------------------------------------------
    Effective income tax rate                         38.70%    38.60%    38.40%
================================================================================

NOTE 15-EARNINGS PER SHARE
--------------------------------------------------------------------------------

Basic earnings per share is computed based on the weighted average shares outstanding. Diluted earnings per share is computed based on the weighted average shares outstanding adjusted for the dilutive effect of the assumed exercise of stock options during the year. The following is a reconciliation of basic earnings per share to diluted earnings per share for the years ended December 31:

                                              Net           Weighted   Earnings
(Dollars in Thousands, Except Share Data)    Income   Average Shares   Per Share
--------------------------------------------------------------------------------
1997:     Basic earnings per share           $18,649       9,905,340       $1.88
          Effect of stock options                  -         352,600           -
--------------------------------------------------------------------------------
          Diluted earnings per share         $18,649      10,257,940       $1.82
================================================================================
1998:     Basic earnings per share           $21,519      10,006,369       $2.15
          Effect of stock options                  -         358,813           -
--------------------------------------------------------------------------------
          Diluted earnings per share         $21,519      10,365,182       $2.08
================================================================================
1999:     Basic earnings per share           $18,225      10,137,625       $1.80
          Effect of stock options                  -         174,488           -
--------------------------------------------------------------------------------
          Diluted earnings per share         $18,225      10,312,113       $1.77
================================================================================

NOTE 16-OPTIONS AND SHAREHOLDER RIGHTS
--------------------------------------------------------------------------------

The Company has a Long-Term Incentive and Capital Accumulation Plan (the "Incentive Plan") for the benefit of officers and certain other employees of the Company and its subsidiary. The Plan, as approved by shareholders at the 1996 Annual Meeting of Shareholders and as amended at the 1998 and 1999 Annual Meetings of Shareholders, provides for options to purchase a total of 1.3 million shares of authorized common stock, of which options to purchase 582,525 shares have been granted as of December 31, 1999. At December 31, 1999, there were 717,475 options to purchase shares available for future grant under the Plan. Four kinds of rights are contained in the Incentive Plan and are available for grant: incentive stock options, non-qualified options, stock appreciation rights, and performance share awards. Options under this Plan have a 10 year term, and vest and become exercisable at 25% per year at the end of each of the first four years following the grant date, or as otherwise determined by the Company's Compensation Committee.

     The Directors' Stock Option Plan (the "Directors' Plan"), as approved by shareholders at the 1994 Annual Meeting of Shareholders, provides for options to purchase 393,750 shares of authorized but unissued common stock by incumbent and future non-employee directors of the Company; 222,750 options to purchase shares have been granted as of December 31, 1999. At December 31, 1999, 171,000 options to purchase shares are available for future grant under the Directors' Plan. All options granted under the Directors' Plan are intended to be non-qualified options. Vesting occurs on the grant date, and options may be exercised six months after the grant date. Under the Directors' Plan, to the extent options remain available for grant, upon initial election or appointment as a director, new non-employee directors of the Company will each receive a grant of an option to purchase 6,750 shares of common stock. Furthermore, in January of each year, each non-employee director, including any director who becomes a non-employee director prior to such anniversary, shall be granted an option to purchase 2,250 shares of common stock.

Activity in the Plans during 1997, 1998, and 1999 was as follows:

                                                              Number of         Option Price
(Dollars in Thousands, Except Share Data)                        Shares            Per Share         Aggregate
--------------------------------------------------------------------------------------------------------------
          Outstanding options at December 31, 1996              407,890        $ 3.61-$17.17           $ 6,819
1997:     Effect of three-for-two stock split                   232,161
          Options forfeited                                      (6,934)          8.53-18.83               (67)
          Options exercised                                    (150,414)          4.52-18.83            (1,432)
          Options granted                                       182,795          12.19-18.83             3,265
--------------------------------------------------------------------------------------------------------------
          Outstanding options at December 31, 1997              665,498           3.61-18.83             8,585
1998:     Options forfeited                                      (2,444)               15.62               (38)
          Options exercised                                     (85,093)          4.52-18.83            (1,001)
          Options granted                                       208,799          20.05-32.75              5,977
--------------------------------------------------------------------------------------------------------------
          Outstanding options at December 31, 1998              786,760           3.61-32.75            13,523
1999:     Options exercised                                    (187,647)          3.61-23.10            (1,978)
          Options granted                                       227,100          26.63-28.75             6,178
--------------------------------------------------------------------------------------------------------------
          Outstanding options at December 31, 1999              826,213        $ 3.61-$32.75           $17,723
==============================================================================================================

Since the option price per share at the date of grant approximates the fair market value of the shares on the grant date, no expense is recognized as the stock options are exercised.

    The Company maintains a shareholders' rights plan pursuant to which the Company's Board of Directors declared a dividend of one right for each outstanding share of common stock. These rights will also be attached to common stock issued subsequent to the adoption of the plan. The rights can only be exercised when an individual or group intends to acquire or has acquired a defined amount of the Company's outstanding common shares. Each right will entitle the holder to receive common stock having a market value equivalent to two times the exercise price (as defined). The rights will expire on June 4, 2009 and may be redeemed by the Company in whole at a price of $.01 per right.

NOTE 17-STOCK-BASED COMPENSATION
--------------------------------------------------------------------------------

The Company has two stock-based compensation plans, as described in Note 16. The Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for stock options granted under these plans. Under APB No. 25, because the exercise price of the Company's stock options approximates the market price of the underlying stock on the date of grant, no compensation expense is recognized. Had compensation cost for these plans been determined based on the fair value at the grant dates for awards under those plans, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

(Dollars in Thousands, Except Share Data)                                 1999             1998              1997
-------------------------------------------------------------------------------------------------------------------
Net Income:
    As reported                                                         $ 18,225          $21,519           $18,649
    Pro forma                                                             17,062           20,552            18,091
-------------------------------------------------------------------------------------------------------------------

Earnings Per Share:
   As reported:
      Basic                                                             $   1.80          $  2.15           $  1.88
      Diluted                                                           $   1.77          $  2.08           $  1.82
   Pro forma:
      Basic                                                             $   1.68          $  2.05           $  1.83
      Diluted                                                           $   1.65          $  1.98           $  1.76

The weighted average fair value of options granted during 1999, 1998, and 1997 was $6.51, $6.91, and $6.68, respectively.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1999, 1998, and 1997, respectively: dividend yield of 3.3% for 1999, 3.1% for 1998 and 1997; expected volatility of 24.9% for 1999, 24.2% for 1998, and 25.1% for 1997; risk-free interest rates of 4.7% for 1999, 5.7% in 1998, and 6.5% in 1997; and expected lives of 7.4 years in 1999, 1998, and 1997.

     Options exercisable under the plans at December 31, 1999, 1998, and 1997 amounted to 506,705, 435,223, and 375,124, respectively. The weighted average exercise price of options exercisable at December 31, 1999, 1998, and 1997 were $18.43, $12.72, and $10.27, respectively.

The following table summarizes information about options outstanding at December 31, 1999:

                                                 [---------Outstanding---------]    [--------Exercisable---------]
                                                       Weighted
                                                        Average       Weighted                             Weighted
Range of                                              Remaining        Average                              Average
Exercise                            Options         Contractual       Exercise             Number          Exercise
Prices                           Outstanding      Life in Years          Price        Exercisable             Price
-------------------------------------------------------------------------------------------------------------------
$3.61 to $5.84                        10,825               0.3          $ 4.60             10,825            $ 4.60
$9.33 to $12.33                      176,077               4.3          $10.81            176,077            $10.81
$15.08 to $19.85                     229,661               6.8          $18.04            167,778            $17.87
$26.63 to $32.75                     409,650               8.7          $28.39            152,025            $28.86
-------------------------------------------------------------------------------------------------------------------
                                     826,213                                              506,705
===================================================================================================================

NOTE 18-SELECTED QUARTERLY FINANCIAL DATA
--------------------------------------------------------------------------------

Summarized quarterly financial information for the years ended December 31, 1999 and 1998 are as follows:

(Dollars in Thousands, Except Share Data)             Three Months Ended                     Three Months Ended
-------------------------------------------------------------------------------------------------------------------
                                   3/31/99   6/30/99   9/30/99  12/31/99      3/31/98   6/30/98   9/30/98  12/31/98
-------------------------------------------------------------------------------------------------------------------
Total interest income              $42,505   $43,733   $44,262   $46,221     $38,436    $41,480   $43,148   $43,102
Total interest expense              21,393    21,981    22,835    23,367      19,622     21,227    22,090    21,847
-------------------------------------------------------------------------------------------------------------------
Net interest income                 21,112    21,752    21,427    22,854      18,814     20,253    21,058    21,255
Provision for credit losses          3,461     3,695     7,054     4,927       2,885      3,069     3,533     3,444
-------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for credit losses      17,651    18,057    14,373    17,927      15,929     17,184    17,525    17,811
Gains (losses) on sale of
   securities                         (401)      185         1       (16)       (150)      (365)      (15)     (321)
Gains (losses) on sale of loans          6      (310)      (32)      (27)       (226)      (110)       47      (284)
Non-interest income                  2,784     3,007     3,080     4,095       2,196      2,587     2,578     2,658
Operating expense                   11,163    12,658    15,374    11,468       9,791     10,557    10,906    10,729
-------------------------------------------------------------------------------------------------------------------
Income before income taxes           8,877     8,281     2,048    10,511       7,958      8,739     9,229     9,135
Income taxes                         3,341     3,496       372     4,283       3,101      3,317     3,648     3,476
-------------------------------------------------------------------------------------------------------------------
    Net income                     $ 5,536   $ 4,785   $ 1,676   $ 6,228     $ 4,857    $ 5,422   $ 5,581   $ 5,659
===================================================================================================================
Earnings per share:
Basic                              $  0.55   $  0.48   $  0.16   $  0.61     $  0.49    $  0.54   $  0.56   $  0.56
===================================================================================================================
Diluted                            $  0.54   $  0.46   $  0.16   $  0.61     $  0.47    $  0.52   $  0.54   $  0.55
===================================================================================================================

NOTE 19-FAIR VALUE OF FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

SFAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the certain derived value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank. The fair value of off- balance-sheet financial instruments is not significant.

The net carrying amount and fair values of financial instruments (in thousands of dollars) at December 31 are as follows:


                                                               1999                              1998
                                                      Carrying           Fair          Carrying             Fair
                                                        Amount          Value            Amount            Value
----------------------------------------------------------------------------------------------------------------
Financial assets:
    Cash and cash equivalents                     $     70,065   $     70,065       $    70,287     $     70,287
    Investment securities                              241,979        242,033           255,114          255,400
    Mortgage-backed securities                         159,744        159,806           172,423          172,542
    Loans                                            1,722,252      1,686,948         1,577,909        1,591,771
       Allowance for possible credit losses            (29,134)                         (25,030)
----------------------------------------------------------------------------------------------------------------
          Net loans                                  1,693,118      1,686,948         1,552,879        1,591,771
    Mortgages held for sale                              2,085          2,085            16,806           16,806
----------------------------------------------------------------------------------------------------------------
        Total financial assets                    $  2,166,991   $  2,160,937       $ 2,067,509     $  2,106,806
================================================================================================================

Financial liabilities:
    Deposits                                      $  1,901,204   $  1,879,477       $ 1,709,860     $  1,712,739
    Borrowings                                         172,045        177,029           259,736          262,319
    Interest rate swap agreements                                       1,548
----------------------------------------------------------------------------------------------------------------
        Total financial liabilities               $  2,073,249   $  2,058,054       $ 1,969,596     $  1,975,058
================================================================================================================

NOTE 20-REGULATORY MATTERS
--------------------------------------------------------------------------------

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

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

                                                                                                  To Be Well
                                                                                               Capitalized Under
                                                                        For Capital            Prompt Corrective
                                                     Actual          Adequacy Purposes:       Action Provisions:
(Dollars in Thousands)                         Amount      Ratio       Amount     Ratio          Amount    Ratio
----------------------------------------------------------------------------------------------------------------
As of December 31, 1999
    Total capital/to risk-weighted assets    $200,968    11.08%      *$145,075    *8.0%       *$181,344   *10.0%
    Tier I capital/to risk-weighted assets   $178,220     9.83%      *$ 72,537    *4.0%       *$108,806   * 6.0%
    Tier I capital/to average assets         $178,220     7.85%      *$ 90,762    *4.0%       *$113,452   * 5.0%

As of December 31, 1998
----------------------------------------------------------------------------------------------------------------
    Total capital/to risk-weighted assets    $178,313    10.66%      *$133,828    *8.0%       *$167,285   *10.0%
    Tier I capital/to risk-weighted assets   $157,351     9.41%      *$ 66,914    *4.0%       *$100,371   * 6.0%
    Tier I capital/to average assets         $157,351     7.44%      *$ 84,575    *4.0%       *$105,719   * 5.0%

* = greater than or equals to

NOTE 21-FINANCIAL INFORMATION-PARENT COMPANY
--------------------------------------------------------------------------------

STATEMENTS OF CONDITION

                                                                                                       December 31,
(Dollars in Thousands, Except Share Data                                                     1999              1998
-------------------------------------------------------------------------------------------------------------------
ASSETS                   Cash and due from banks                                        $  15,633         $  24,619
                         Investment in Bank, at equity                                    170,063           159,837
                         Investment in trust subsidiary                                       928               928
                         Prepaid expenses                                                     752               720
                         Other assets                                                          52                53
                         ------------------------------------------------------------------------------------------
                                                                                        $ 187,428         $ 186,157
                         ==========================================================================================

LIABILITIES AND          Accrued interest payable                                       $   1,104         $   1,108
SHAREHOLDERS'            Other liabilities                                                    903                30
EQUITY                   Junior subordinated debentures                                    30,928            30,928
                         Shareholders' Equity:
                            Preferred stock, par value $.01 per share;
                              2,500,000 shares authorized, none issued
                            Common stock, par value $.01 per share;
                              30,000,000 shares authorized;
                              11,398,991 shares and 11,237,470 shares issued                  114               112
                         Additional paid-in capital                                        37,287            35,202
                         Undivided profits                                                140,295           131,723
                         Accumulated other comprehensive income                            (9,757)              425
                         Treasury stock at cost; 1,173,669 and 1,196,396 shares           (13,446)          (13,371)
                         ------------------------------------------------------------------------------------------
                            Total shareholders' equity                                    154,493           154,091
                         ------------------------------------------------------------------------------------------
                                                                                        $ 187,428         $ 186,157
                         ==========================================================================================

STATEMENTS OF INCOME

                                                                                        Years Ended December 31,
(Dollars in Thousands)                                                      1999             1998              1997
-------------------------------------------------------------------------------------------------------------------
INCOME                      Dividends from Bank                         $  9,653         $  8,239          $  6,804
                            Interest on investments                           77               33
                            Equity in undistributed net income of Bank,
                                net of dividends                          12,445           14,525            12,344
                            ---------------------------------------------------------------------------------------
                                   Total income                           22,175           22,797            19,148
                            ---------------------------------------------------------------------------------------

EXPENSES                    Interest on long term debentures               2,563            1,108
                            Acquisition charges                            2,941
                            Other expenses                                 1,146            1,020               839
                            ---------------------------------------------------------------------------------------
                                   Total expense                           6,650            2,128               839
                            ---------------------------------------------------------------------------------------
                            Income before tax benefit                     15,525           20,669            18,309
                            Tax benefit                                    2,700              850               340
                            ---------------------------------------------------------------------------------------
                            NET INCOME                                  $ 18,225         $ 21,519          $ 18,649
                            =======================================================================================

STATEMENTS OF CASH FLOWS

                                                                                             Years Ended December 31,
(Dollars in Thousands)                                                                   1999         1998          1997
-----------------------------------------------------------------------------------------------------------------------------
OPERATING                Net income                                                   $ 18,225      $ 21,519      $ 18,649
ACTIVITIES               Adjustments to reconcile net income to net cash
                            provided by operating activities:
                                Equity in undistributed net income
                                   of Bank, net of dividends                           (15,145)      (15,375)      (12,684)
                                Net change in other assets and liabilities                 684           377           (26)
                         ----------------------------------------------------------------------------------------------------
                                      Net cash provided by operating activities          3,764         6,521         5,939
                         ----------------------------------------------------------------------------------------------------

INVESTING                Capital contributions to subsidiaries                          (5,000)       (6,650)
                         ----------------------------------------------------------------------------------------------------
ACTIVITIES                            Net cash used by investing activities             (5,000)       (6,650)
                         ----------------------------------------------------------------------------------------------------

FINANCING                Proceeds from issuance of junior subordinated debentures
ACTIVITIES                  to subsidiaries                                                           30,928
                         Dividends paid to shareholders                                 (9,653)       (8,239)       (6,804)
                         Purchases of treasury stock                                       (75)          (29)
                         Proceeds from exercise of stock options                         1,978         1,001         1,432
                         ----------------------------------------------------------------------------------------------------
                                   Net cash provided (used) by financing activities     (7,750)       23,661        (5,372)
                         ----------------------------------------------------------------------------------------------------
                         Net increase in cash and cash equivalents                      (8,986)       23,532           567
                         Cash and cash equivalents at beginning of year                 24,619         1,087           520
                         ----------------------------------------------------------------------------------------------------
                         CASH AND CASH EQUIVALENTS AT END OF YEAR                     $ 15,633      $ 24,619      $  1,087
                         ====================================================================================================

BSB Bank & Trust (Subsidiary of BSB Bancorp, Inc.)
Officers

Executive
Thomas L. Thorn, Acting President & Chief Executive Officer
Larry G. Denniston, Senior Vice President & Corporate Secretary
Cynthia A. Hicks, Assistant Corporate Secretary

Banking Operations
Arthur C. Smith, Executive Vice President--Retail Banking Officer
Branch Administration
Michael V. Radicchi, Administrative Vice President--Branch Administrator Jacqueline L. Speicher, Vice President, Branch Lending, Sales & Business Development
James E. Dove, Assistant Vice President--Branch Lending, Sales & Business Development
Craig J. Nessel, Supermarket Banking Officer
James A. Berry, Assistant Vice President--Regional Business Development Officer Margaret J. Murray, Assistant Vice President--Regional Business Development Officer
Calvin L. Corriders, Assistant Vice President--Community Development Officer Lori A. Micha, Assistant Vice President--Main Banking Office

Elizabeth I. Donahue, Senior Branch Officer       Denise G. Mughetti, Senior Branch Officer
Richard L. Pitman, Senior Branch Officer          Joan M. Rozycko, Senior Branch Officer
Gerald F. Walker, Senior Branch Officer           Marian M. Avery-Tierno, Branch Officer
Patricia A. Blair, Branch Officer                 Jeanine M. Cianciosi, Branch Officer
Jodi A. DeAugustine, Branch Officer               Christine M. Ferranti, Branch Officer
Lucille E. Roberts, Branch Officer                Kelly L. Valenti, Branch Officer
LoriAnne Welch, Branch Officer

Bank Operations
Robert N. Keller, Jr., Vice President--Banking Support Services Thomas J. Lamphere, Assistant Vice President--Risk Management James H. DiMascio, Assistant Vice President--Facilities & Services Janet L. McHenry, Assistant Vice President--Special Services

Systems
Matthew W. Schaefer, Administrative Vice President
Paul F. Santodonato, Assistant Vice President--Technology
Joyce E. Burke, Assistant Vice President--Computer Services

Accounting
Rexford C. Decker, Senior Vice President & Chief Financial Officer

Donald R. Schmitt, Vice President & Controller    Kevin P. Harty, Vice President--Finance
Keith A. Martin, Assistant Controller

BSB Financial Services
Trust
Douglas R. Johnson, Senior Vice President & Senior Trust Officer
Leslie J. Distin, Vice President & Trust Officer
John P. Riesbeck, Vice President--Trust Investment Officer
Bradley S. Eaton, Trust Investment Officer

Brokerage
Pamela A. Kelley, Vice President

Lending Operations
Glenn R. Small, Executive Vice President--Senior Credit Officer

Commercial Lending

John B. Westcott, Administrative Vice President       F. Mathew Zlomek, Administrative Vice President
Edward P. Bahrenburg, Vice President                  Susan A. Burtis, Vice President
Marvin F. Mastrangelo, Vice President                 Edward P. Michalek, Vice President
Kevin P. O'Hara, Vice President                       Kenneth J. Scott, Vice President
Carl J. Speicher, Assistant Vice President            James J. Frawley, Commercial Loan Officer
John S. Gibbs, Commercial Loan Officer
Ann Marie F. Smith, Assistant Vice President--Commercial Credit
Melody A. Gardner, Assistant Vice President--Commercial Loan Operations

Commercial Real Estate

Gary K. Hart, Administrative Vice President           William B. Meredith, Vice President

Consumer Lending
William T. Slote, Administrative Vice President
Joseph Diorio, Assistant Vice President--Business Development
Joseph D. Dempsey, Assistant Vice President--Consumer Credit
Arthur L. Dunning, Jr., Assistant Vice President-Credit Card Officer Karen L. Thurber, Assistant Vice President-Consumer Loans Operations Matthew J. Parsons, Business Development Officer
James W. Rowlands, Assistant Vice President--Adjustments/Recovery

Residential Mortgage Lending
Gary T. Drabo, Administrative Vice President
Allen E. Fuller, Assistant Vice President--Mortgage Servicing
John J. Saraceno, Assistant Vice President--Business Development
Robert L. Anderson, Jr., Assistant Vice President--Mortgage Processing Arthur R. Truesdell, Residential Collections Officer

Treasury Operations
John P. Driscoll, Executive Vice President & Treasurer
Jonathan J. Hullick, Interim Assistant Treasury Administration Officer Christopher B. Loughridge, Interim Assistant Treasury Administration Officer Lawrence M. Harris, Vice President--Municipal Services
Louis M. Petrilli, Municipal Development Officer

Auditing
Bruce R. Hayes, Administrative Vice President & Auditor
Penne M. Gaeta, Assistant Vice President--Assistant Auditor

Human Resources

Patricia A. Phelps, Administrative Vice President     Roy W. Brock, Assistant Vice President
Patrick M. Gleason, Training Officer

Loan Review
Phyllis K. Gilroy, Vice President
John A. Savelli, Loan Review Officer

Marketing
Stephanie Garrison, Vice President--Marketing Director
Kimberly A. Maietta, Assistant Marketing Director

BSB Bancorp, Inc.
Board of Directors

Ferris G. Akel: President, Binghamton, Giant Markets, Inc.
Robert W. Allen: General Partner, Allen Family Limited Partnership
Diana J. Bendz: IBM Endicott Senior Location Executive
William C. Craine: Chairman of the Board; Chairman, Granite Capital Holdings,
Inc.
John P. Driscoll: Executive Vice President & Treasurer
Ann G. Higbee: Managing Partner, Public Relations Services, Eric Mower and Associates
Thomas F. Kelly, Ph.D.: Vice President, Binghamton University, State University of New York
David A. Niermeyer: President & Chief Executive Officer, Stakmore Co., Inc. Mark T. O'Neil, Jr.: President & Chief Executive Officer, United Health Services, Inc.
William H. Rincker: Former Chairman & Chief Executive Officer, BSB Bancorp Thomas L. Thorn: Acting President & Chief Executive Officer

The membership of the Board of Directors of BSB Bank & Trust Company is identical. All members serve on both boards.

Officers
Thomas L. Thorn: Acting President & Chief Executive Officer
John P. Driscoll: Executive Vice President & Treasurer
Glenn R. Small: Executive Vice President, Senior Credit Officer Arthur C. Smith: Executive Vice President, Retail Banking Officer Rexford C. Decker: Senior Vice President & Chief Financial Officer Larry G. Denniston: Senior Vice President & Corporate Secretary Douglas R. Johnson: Senior Vice President

Directors Emeriti
Aubrey S. Bowen                              Charles G. Brink
John J. Consey                               Vincent J. Earley
Helen A. Gamble                              Floyd H. Lawson, Jr.
Herbert R. Levine                            Robert J. Nash
Dr. William L. Roberts                       Edgar E. Severson
John V. Smith                                Dr. J. Glezen Watts

Shareholder Information
Corporate Headquarters:                      Mailing Address:
BSB Bancorp, Inc.                            P. O. Box 1056
58-68 Exchange Street                        Binghamton, New York 13902
Binghamton, New York 13901

Annual Meeting:
The Annual Meeting of Shareholders
of BSB Bancorp, Inc. will be held at 10:00 A.M. on April 24, 2000, in the South Ballroom at the Binghamton Regency Hotel and Conference Center, One Sarbro Square, 225 Water Street, Binghamton, New York.

Form 10-K Annual Report:
A copy of BSB Bancorp, Inc. Form 10-K Annual Report may be obtained without charge upon written request to Larry G. Denniston, Senior Vice President & Corporate Secretary, Shareholder Relations Department, BSB Bancorp, Inc., 58-68 Exchange Street, Binghamton, New York 13901.

Registrar and Transfer Agent:
American Stock Transfer and Trust Company
40 Wall Street--46th Floor
New York, New York 10005

Stock Listing:
BSB Bancorp, Inc. common stock is traded over the counter and is listed on The Nasdaq Stock Market under the symbol BSBN. High, low, and closing prices and daily trading volume are reported in most major newspapers as "BSB Bcp."

Auditors:                                   General Counsel:
PricewaterhouseCoopers LLP                  Hinman, Howard & Kattell, L.L.P.
One Lincoln Center                          Security Mutual Building
Syracuse, New York 13202                    Binghamton, New York 13901

Special Counsel:                            Shareholder Relations Department:
Hogan & Hartson L.L.P.                      BSB Bancorp, Inc.
Columbia Square                             58-68 Exchange Street
555 13th Street, N.W.                       Binghamton, New York 13901
Washington, D.C. 20004                      607-779-2406
                                            Toll Free (877) 289-0221

                                       51