Form 10-K, Exhibit 13
period 2000-12-31
BSB BANCORP INC
filed 2001-03-29
CIK 830257

                                   EXHIBIT 13

                                 ANNUAL REPORT

BSB Bancorp, Inc. 2000 Annual Report

Profile

  BSB Bancorp, Inc., a Delaware corporation, is the bank holding company for BSB Bank & Trust Company. BSB Bancorp had 10,327,748 shares of common stock outstanding at December 31, 2000. The stock is listed on The Nasdaq Stock Market's National Market System under the symbol BSBN. BSB Bancorp is subject to regulation by the Federal Reserve Board.

  Incorporated as a state-chartered mutual savings bank in 1867, BSB Bank & Trust converted to a state-chartered stock savings bank in 1985, and to a state-chartered commercial bank in 1995. It is headquartered in Binghamton, New York and conducts business in Broome, Tioga, Chenango, Onondaga, and Chemung Counties, and adjacent areas in New York State.

  BSB Bank & Trust is a diversified financial services institution providing a broad range of deposit and loan products as well as trust and investment services to area businesses and consumers. BSB Bank & Trust also provides financial services to school districts and cooperative education centers, cities, towns, villages, and numerous municipal agencies.

  Deposits in BSB Bank & Trust are insured by the Federal Deposit Insurance Corporation to applicable limits. The Bank is subject to supervision and regulation by the Federal Deposit Insurance Corporation and the State of New York Banking Department. BSB Bank & Trust is also a member of the Federal Home Loan Bank System.

Message To Shareholders

  The year 2000 was one with many direction shifts for BSB Bancorp and its subsidiary, BSB Bank & Trust, leading to our present, steady course. With the departure of our former CEO in February, the termination of a proposed merger, and the large provisions for loan losses in the last half of the year, the Bank faced a number of challenges. I was hired as CEO in November to evaluate the Bank's strategic alternatives and provide management leadership that is committed to restoring shareholder confidence. My highest priority was to evaluate thoroughly the commercial and industrial (C&I) loan portfolio, which seemed to be the source of most of the credit quality problems, and to initiate a plan to remedy these difficulties once and for all.

  During the fourth quarter of 2000, we concluded a comprehensive evaluation of the Bank's existing credits and loan reserves. In order to accomplish this within a short time frame, we retained Ernst & Young LLP to assist in a credit risk management assessment, which included a review of certain specific loans and segments of the portfolio as well as credit administration issues. Late in the fourth quarter, we also hired an experienced banking executive with very strong credentials in bank examination and credit quality issues to take a lead role in evaluating the Bank's risk management process. I believe our work has resulted in an appropriate assessment of the loan portfolios at year end.

  Based on the results of these reviews and the deterioration in certain large credits in the third and fourth quarters, we substantially increased the Bank's allowance for loan losses. Specifically, we increased the allowance to $59.3 million, or 3.26% of period-end loans outstanding at December 31, 2000, from $29.1 million, or 1.69% of period-end loans outstanding at December 31, 1999. The provision for credit losses was $53.7 million for 2000. While painful, this was an action that reflects our commitment to a strong credit culture and our focus on restoring shareholder confidence in the Company.

  Net income reflects these actions. For the year ended December 31, 2000, net income was $2.3 million, or $0.22 per diluted share, compared with $18.2 million, or $1.77 per diluted share for the same period in 1999. The Company incurred a loss of $8.1 million, or $0.79 per diluted share, for the quarter ended December 31, 2000 compared to net income of $6.2 million, or $0.61 per diluted share, for the same quarter of 1999.

  For many years the loan growth rate at BSB, particularly in commercial and industrial loans, was significantly higher than the growth rate of economic activity in its core markets in Central New York. In my experience, such situations result at some point in unacceptable credit quality and administration control problems, and BSB was not an exception. The high C&I loan growth rate also resulted in an imbalance in the Bank's loan mix. You can expect us to be aggressive in reducing our C&I loans, as well as the more volatile and high-cost deposits that have funded them.

  We believe this carefully managed shrinkage in C&I loans will result in an increase in overall loan quality which will be reflected in an improved earnings performance over time.

  The underlying strength of the Company's capital position easily accommodated the payment of the Company's $0.25 per share dividend in the first quarter of 2001. We remain well capitalized by regulatory standards. Based on our expectations for earnings improvement in 2001 and this healthy capital base, we expect no change in the dividend payment.

Creating and Maintaining
a Strong Credit Culture

  Our plan for creating the strongest credit culture possible at BSB starts with my thirty years of experience in the commercial-lending arena, successfully originating and managing high-quality loan portfolios. My goal is for BSB to continue to be a leader in the commercial loan business while maintaining a credit culture where quality is paramount. By placing quality ahead of growth rate and focusing on long-term relationships with a highly credit-worthy customer base, we can do much to assure consistency of earnings and restore shareholder confidence in our Company.

  The second step involves the implementation of a new risk management process. We have hired William Le Beau to serve as Senior Vice President-Risk Management and lead this initiative. Bill brings a wealth of experience to BSB and is highly respected in the regions we serve. In the first quarter of 2001, Bill established an independent commercial credit administration department. This group, staffed by senior loan officers, is charged with managing the Bank's non-performing loans and certain other loans. Segregating these loans from the Bank's traditional loan portfolios assists us in bringing a new discipline and focus to administering these assets. We are pursuing various strategies to maximize the value of these credits, including the possible sale of loans at acceptable price levels. Our objective is to manage the disposition of the loans through charges to the Bank's allowance for possible credit losses, which was increased during the third and fourth quarters of 2000.

  The new credit administration department is separate and distinct from the Bank's ongoing lending operation, both administratively and physically. We believe this strategic change has minimized the attention that managing these non-performing loans would have otherwise demanded from our loan production team. The segregation of the non-performing loans also will allow us to monitor and report better on the performance of the Bank's core lending operations. Similarly, we will work with other departments to identify potential risks in the lines of business they are handling and to develop procedures to limit those risks.

Strong Franchise
to Build On

  BSB Bank & Trust enjoys an exceptionally strong franchise in the Southern Tier and Central Region of upstate New York. We have a leading market share in our core market of Broome County. In addition, our expanded presence in the Syracuse market area creates many opportunities for significant quality growth in that important area of the state. Furthermore, we are enthusiastic about positive economic developments in the Elmira-Corning area largely due to major expansion plans announced by Corning, Inc.

  As to the possibility of future mergers or acquisitions, I can assure you that your Board of Directors will continue to consider strategic alternatives as they present themselves. In every case, these opportunities will be evaluated in the context of our overall strategic plan and with an eye toward what is in the best long-term interest of our shareholders.

  The markets we serve continue to show a very positive acceptance of the kind of community banking we offer, and we will maintain our strong commitment to service while remaining attuned to our customers' needs. In this regard, we will continue to make improvements to our delivery channels, providing customers with new levels of convenience and efficiency, making BSB the provider of choice for financial services to an expanding customer base.

The Strength of Our People

  Since the day I arrived here at BSB, I have been impressed with the talent and commitment of the management team. They have worked tirelessly to initiate the changes in our operating culture that will result in renewed confidence in the Company and improved value for our shareholders. Their efforts have been supported every step of the way by a dedicated staff of banking professionals. These outstanding officers and employees have seen us through these last few months with a spirit of cooperation that is worthy of the highest praise. I also want to acknowledge the Board of Directors for their leadership and support during this time. They have acted decisively and prudently to refocus our energies and get the Company back on track.

  In particular, I want to acknowledge the many contributions of William H. Rincker. On April 23, 2001, Mr. Rincker will retire as a member of the Board of Directors after 45 years of service to BSB. During his tenure as Chief Executive Officer of the Bank, Bill oversaw its evolution from a mutual savings bank to a publicly-owned commercial banking company. Since his retirement as CEO after year-end 1996, he has continued to serve as a Director of the Bank and the Corporation.

  I believe that our future success will result primarily from a renewed dedication to the successful execution of time-honored banking practices in the areas of credit quality, interest rate margin management, expense controls, commitment to building profitable customer relationships, and company-wide dedication to excellence in all our efforts. The core operating business of BSB is strong, and we are taking the necessary steps to achieve solid performance in the future. As we build and maintain value, we trust we will continue to be rewarded by the fair valuation of our stock price.

BSB Bancorp, Inc. Board of Directors

Ferris G. Akel, President of Binghamton Giant Markets, Inc. is a member of the Executive Committee of the Company and Bank, the Bank's Salary and Personnel Administration Committee and Loan Committee, and the Company's Compensation Committee. He has been a member of the Board since 1986.

Robert W. Allen has served as a director since 1987. He is General Partner of the Allen Family Limited Partnership. He is Chairman of the Bank's Salary and Personnel Administration Committee and the Company's Compensation Committee.

Diana J. Bendz has been a director since 1998. She is the IBM Endicott Senior Location Executive. She is a member of the Bank's Audit Committee and Salary and Personnel Administration Committee. Mrs. Bendz is also a member of the Company's Compensation Committee.

William C. Craine has been Chairman of the Board of the Company and the Bank since February 2000. He is chairman of Granite Holdings, Inc. Mr. Craine is Chairman of the Executive Committee of the Company and the Bank, and a member of the Bank's Loan Committee and Trust Committee. He has been a director since 1976.

John P. Driscoll has been a director since 1999. He was Chairman, President and Chief Executive Officer of Skaneateles Bancorp, Inc. and Skaneateles Savings Bank until July 1999, at which time Skaneateles Savings Bank was acquired by BSB Bank & Trust Co. Mr. Driscoll is Executive Vice President and Treasurer of the Company and the Bank. He serves as a member of the Bank's Trust Committee.

Ann G. Higbee is Managing Partner, Public Relations Services of Eric Mower and Associates. She has been a director since 1999. She was a director of Skaneateles Bancorp, Inc. and Skaneateles Savings Bank until July 1999, at which time Skaneateles Savings Bank was acquired by BSB Bank & Trust Co. She serves as a member of the Bank's Audit Committee.

Thomas F. Kelly, PhD. has been a director since 1987. He is Vice President for External Affairs and Professor of Management, Binghamton University. Dr. Kelly is a member of the Bank's Audit Committee and Trust Committee.

David A. Niermeyer, President and Chief Executive Officer of Stakmore Co., Inc. has been a director since 1994. He is a member of the Bank's Loan Committee and Salary and Personnel Administration Committee and the Company's Compensation Committee.

Mark T. O'Neil, Jr. is President and Chief Executive Officer of Mercy Health System. A director since 1994, he is a member of the Bank's Audit Committee and Salary and Personnel Administration Committee and the Company's Compensation Committee.

William H. Rincker was Chairman and Chief Executive Officer of the Company until his retirement after year-end 1996. A director since 1981, he is a member of Bank's Loan Committee and Chairman of the Bank's Trust Committee.

Howard W. Sharp has been a director, President and Chief Executive Officer of the Company and the Bank since November 2000. Prior to that time, he was Regional President of the Syracuse Region of M & T Bank since April 1998, and was Senior Executive Vice President and Chief Operating Officer of OnBancorp, Inc. and OnBank & Trust Co. from November 1988 until April 1998.

Thomas L. Thorn served as Acting President and Chief Executive Officer of the Company and the Bank from February 2000 until November 2000. A director since 1995, he is a member of the Executive Committee of the Company and the Bank, and Chairman of the Bank's Audit Committee. Mr. Thorn is a private investor and former Executive Vice President and Treasurer of Diamond Page International Corporation.

Officers

Howard W. Sharp
President and Chief Executive Officer

John P. Driscoll
Executive Vice President and Treasurer

Arthur C. Smith
Executive Vice President
Retail Banking Officer

Rexford C. Decker
Senior Vice President and
Chief Financial Officer

Larry G. Denniston
Senior Vice President and
Corporate Secretary

William M. Le Beau
Senior Vice President
Risk Management

Douglas R. Johnson
Senior Vice President

BSB BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA
(Dollars in Thousands, Except Share Amounts)

                                                                                         December 31,
FINANCIAL CONDITION DATA                                           2000         1999         1998         1997         1996
---------------------------------------------------------------------------------------------------------------------------
Total assets                                                 $2,311,675   $2,240,948   $2,135,327   $1,816,672   $1,605,302
Total loans                                                   1,820,267    1,722,252    1,577,909    1,420,352    1,215,185
Investment securities                                           401,676      401,723      427,537      302,671      305,977
Deposits                                                      1,881,226    1,901,204    1,709,860    1,457,526    1,323,081
Borrowings and mandatorily
 redeemable preferred securities                                255,468      172,045      259,736      196,701      138,683
Shareholders' equity                                            155,785      154,493      154,091      138,538      124,957
Allowance for possible credit losses                             59,291       29,134       25,030       21,768       19,168

                                                                                      Years Ended December 31,
OPERATIONS DATA                                                    2000         1999         1998         1997         1996
---------------------------------------------------------------------------------------------------------------------------
Total interest income                                        $  193,409   $  176,721   $  166,166   $  141,348   $  123,414
Total interest expense                                          102,189       89,576       84,786       71,452       61,582
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                              91,220       87,145       81,380       69,896       61,832
Provision for credit losses                                      53,721       19,137       12,931       10,814       10,146
---------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for credit losses            37,499       68,008       68,449       59,082       51,686
Gains (losses) on sale of securities                                  9         (231)        (851)         380        1,285
Gains (losses) on sale of mortgages                                  66         (363)        (573)        (297)
Non-interest income                                              13,609       12,965       10,019        8,065        9,145
Operating expense                                                45,512       45,255       41,983       36,940       35,463
---------------------------------------------------------------------------------------------------------------------------
Income before acquisition charges and income taxes                5,671       35,124       35,061       30,290       26,653
Merger and acquisition expenses                                   2,013        5,408
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                        3,658       29,716       35,061       30,290       26,653
Income tax expense                                                1,387       11,491       13,542       11,641        9,968
---------------------------------------------------------------------------------------------------------------------------
Net income                                                   $    2,271   $   18,225   $   21,519   $   18,649   $   16,685
===========================================================================================================================

                                                                                    Years Ended December 31,
SELECTED FINANCIAL AND OTHER DATA                                  2000         1999         1998         1997         1996
---------------------------------------------------------------------------------------------------------------------------
Weighted average yield of all interest-earning assets              8.99%        8.35%        8.77%        8.79%        8.68%
Weighted average cost of all interest-bearing liabilities          4.90         4.36         4.63         4.63         4.58
Interest rate spread during the period                             4.09         3.99         4.14         4.16         4.10
Interest rate margin during the period                             4.24         4.12         4.30         4.35         4.35
Return on average assets                                           0.10         0.82         1.08         1.10         1.11
Return on average equity                                           1.41        11.41        14.79        14.01        12.99
Average equity to average assets                                   7.49         7.16         7.28         7.84         8.54
Dividend payout ratio                                            452.97        52.95        38.28        36.48        33.09
Efficiency ratio                                                  45.34        50.61        45.93        47.38        49.96
Book value per share                                         $    15.08   $    15.11   $    15.35   $    13.92   $    12.76
Basic earnings per share                                     $     0.22   $     1.80   $     2.15   $     1.88   $     1.63
Diluted earnings per share                                   $     0.22   $     1.77   $     2.08   $     1.82   $     1.59

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

FINANCIAL REVIEW
----------------

BSB Bancorp, Inc. (the "Company") is the bank holding company of BSB Bank & Trust Company, Binghamton, New York (the "Bank"). The Company is in the business of providing a wide variety of loan and deposit products to its business and individual customers through the Bank and its subsidiaries. In addition, the Bank provides mortgage banking, trust, municipal, and other related services. At December 31, 2000, the Bank, a New York-chartered commercial bank and trust company, operated 22 full-service branches in Broome, Chemung, Chenango, Onondaga, Oswego, and Tioga Counties of New York State. In January of 2001, the Bank entered into an agreement to sell its Oswego supermarket branch office with approximately $4.5 million deposits. Unless otherwise specified, references to the Company are intended also to include the activities of the Bank.

  In July 1999, the Company completed its acquisition of Skaneateles Bancorp, Inc. Pursuant to the terms of the merger, each share of Skaneateles Bancorp common stock was exchanged for .97 shares of the Company's common stock. The acquisition has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16, "Business Combinations." Accordingly, the consolidated financial statements for the periods presented have been restated to include the combined results of operations, financial position and cash flows of the Company and Skaneateles Bancorp prior to the merger. Certain reclassifications were made to Skaneateles Bancorp's prior year financial statements to conform to the Company's presentation.

  Net income for the year ended December 31, 2000 was $2.3 million, or $0.22 per diluted share compared to net income for the year ended December 31, 1999 of $18.2 million, or $1.77 per diluted share. Net income was adversely affected in 2000 by significant additions to the allowance for loan losses taken in the third and fourth quarters of the year. This action was necessary to bring the balance of the allowance for loan losses to a level that was considered adequate based on changes in the loan portfolio due to adverse economic and individual corporate conditions. The provision for credit losses increased from $19.1 million in 1999 to $53.7 million in 2000.

  Net interest income increased 4.7%, in 2000 to $91.2 million from $87.1 million in 1999. The economy experienced rising interest rates during the year and asset yields rose higher for the year than did the cost of funds. This resulted in a rise in the interest rate margin from 4.12% in 1999 to 4.24% in 2000. Non-interest income increased 5.0% from $13.0 million in 1999 to $13.6 million in 2000. Included in the 1999 results is the pre-tax recovery in the fourth quarter of approximately $1.0 million on a letter of credit that had initially been reserved for in 1993. Without the effect of the above recovery, and other non-recurring items in both years, non-interest income grew 10.8% from 1999 to 2000. Net gains and losses on the sale of securities and loans produced gains of $75,000 in 2000, compared to losses of $594,000 in 1999. Net charge-offs increased from $15.0 million in 1999 to $23.6 million in 2000. Operating expense decreased 6.2% from $50.7 million in 1999 to $47.5 million in 2000. This decrease was mainly the result of a decline in merger and acquisition expenses in 2000. Removing merger and acquisition costs from both years, expenses rose approximately 0.5%.

  Total assets increased from $2.2 billion at December 31, 1999 to $2.3 billion at December 31, 2000, an increase of 3.2%. Total loans increased 5.7% from $1.7 billion at December 31, 1999 to $1.8 billion at December 31, 2000. During the fourth quarter of 2000, the Bank concluded a comprehensive and more stringent evaluation of its existing credits and loan reserves. In order to accomplish this within a short time frame, the Bank retained Ernst & Young LLP to assist in a credit risk management assessment, which included a review of certain specific loans and segments of the portfolio as well as credit administration issues.

  Both liquidity and interest rate sensitivity are constantly monitored. The Company's loan originations decreased 23.9% from $713.4 million in 1999 to $542.8 million in 2000. Loan sales and securitizations decreased from $114.7 million in 1999 to $13.4 million in 2000 as residential mortgages were originated and kept in the Bank's portfolio during much of the year. The allowance for possible credit losses (reserves) increased from $29.1 million at December 31, 1999 to $59.3 million at December 31, 2000, an increase of 103.5%. Deposits decreased 1.1% from $1,901.2 million at December 31, 1999 to $1,881.2 million at December 31, 2000. Borrowings increased from $142.0 million at December 31, 1999 to $225.5 million at December 31, 2000, an increase of 58.7%. Shareholders' equity increased 0.8% from $154.5 million at December 31, 1999 to $155.8 million at December 31, 2000.

  The Company operates as an independent, community, commercial bank. Deposit growth remains a challenging objective, as the average balance of total deposits rose 5.1% to $1,891.3 million for 2000 compared to 1999. The Company provides a broad range of deposit and loan products to area businesses and consumers through its Retail Branch network. In addition, the Company's Trust Department provides full trust services to individuals, corporations, and non-profit organizations. The Bank's wholly owned subsidiary, BSB Financial Services, Inc., markets brokerage services. The Company expects to continue to focus on enhancing shareholder value through increasing market share as well as developing new geographic market areas.

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

  As the evolution of the financial services industry continues, more and more emphasis has been placed on the use of customer information and cost effective use of technologies in new delivery and processing systems. In addition, the acquisition of Skaneateles Bancorp, Inc. has provided greater access for the Bank's customers in the Central New York Region. The Company expanded its electronic delivery systems by adding ATMs to our new branches and enhancing our Internet Banking, a personal interactive banking service via personal computer.

  This Annual Report, including certain statements made in this Management's Discussion and Analysis of Financial Condition and Results of Operations, may include "forward-looking statements". Any statements with regard to the Company's expectations as to its financial results, other aspects of its business, and general economic conditions, may constitute forward-looking statements. Although the Company makes such statements based on assumptions which it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company's expectations. Some of the important factors which could cause its results to differ from any results which might be projected, forecasted, or estimated based on such forward-looking statements include: (i) general economic and competitive conditions in the markets in which the Company operates, and the risks inherent in its operations;
(ii) the Company's ability to continue to control its provision for credit losses and operating expense, increase earning assets and non-interest income, and maintain its margin; and (iii) the level of consumer demand for new and existing products. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statements. Except as required by applicable law, the Company does not intend to update forward-looking statements.

FINANCIAL CONDITION
--------------------------------------------------------------------------------
The following table sets forth information regarding average balances of the Company's assets and liabilities, and shareholders' equity, as well as changes in such amounts from period to period.

                                             2000                                1999                              1998
                                          Average     Increase (Decrease)     Average    Increase (Decrease)    Average
(Dollars in Thousands)                    Balance      Amount       %         Balance      Amount      %        Balance
-----------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
 Commercial loans                      $  938,606   $ 68,302         7.8%  $  870,304    $138,513     18.9%  $  731,791
 Consumer loans:
  Passbook                                     81        (43)      (34.7)         124         (59)   (32.2)         183
  Overdraft checking                          529       (338)      (39.0)         867        (374)   (30.1)       1,241
  Business line of credit                   1,891        651        52.5        1,240         219     21.4        1,021
  Credit cards                             10,073        509         5.3        9,564         (93)    (1.0)       9,657
  Personal-direct                          79,557     (3,781)       (4.5)      83,338       7,530      9.9       75,808
  Personal-indirect-new auto               54,484     (1,980)       (3.5)      56,464       7,668     15.7       48,796
  Personal-indirect-used auto             168,576     (6,906)       (3.9)     175,482      38,277     27.9      137,205
  Personal-indirect-mobile homes           69,221      8,948        14.8       60,273      10,453     21.0       49,820
  Personal-indirect-other                  25,185        735         3.0       24,450      10,353     73.4       14,097
  Home equity line of credit               33,127      1,646         5.2       31,481      (1,892)    (5.7)      33,373
  Checkcard reserve                         2,631        532        25.3        2,099         630     42.9        1,469
  Student                                   1,246     (1,375)      (52.5)       2,621      (1,056)   (28.7)       3,677
-----------------------------------------------------------------------------------------------------------------------
    Total consumer loans                  446,601     (1,402)       (0.3)     448,003      71,656     19.0      376,347
 Mortgage loans:
  Residential-fixed                       114,494      9,904         9.5      104,590      (6,960)    (6.2)     111,550
  Commercial-fixed                         10,960      2,273        26.2        8,687       2,134     32.6        6,553
  Residential-adjustable                   80,040        193         0.2       79,847     (22,997)   (22.4)     102,844
  Commercial-adjustable                   154,230     (7,987)       (4.9)     162,217       7,361      4.8      154,856
-----------------------------------------------------------------------------------------------------------------------
    Total mortgage loans                  359,724      4,383         1.2      355,341     (20,462)    (5.4)     375,803
 Investment securities                    407,520    (12,968)       (3.1)     420,488      40,054     10.5      380,434
 Mortgages held for sale                      257     (8,047)      (96.9)       8,304      (5,737)   (40.9)      14,041
 Federal funds sold                         1,208    (12,680)      (91.3)      13,888      (1,970)   (12.4)      15,858
-----------------------------------------------------------------------------------------------------------------------
 Total interest-earning assets          2,153,916     37,588         1.8    2,116,328     222,054     11.7    1,894,274
-----------------------------------------------------------------------------------------------------------------------
 Non-interest-earning assets              118,305      2,135         1.8      116,170      10,352      9.8      105,818
-----------------------------------------------------------------------------------------------------------------------
  Total assets                         $2,272,221   $ 39,723         1.8%  $2,232,498    $232,406     11.6%  $2,000,092
=======================================================================================================================

Interest-bearing liabilities:
 Deposits:
  Savings                              $  180,223   $(11,496)       (6.0)% $  191,719    $  8,424      4.6%  $  183,295
  Money market                            456,388    127,245        38.7      329,143      28,751      9.6      300,392
  Certificates of deposit               1,085,016     29,646         2.8    1,055,370     114,632     12.2      940,738
  NOW                                      25,283    (73,599)      (74.4)      98,882       7,325      8.0       91,557
  Commercial checking                     144,357     19,368        15.5      124,989      32,217     34.7       92,772
-----------------------------------------------------------------------------------------------------------------------
    Total deposits                      1,891,267     91,164         5.1    1,800,103     191,349     11.9    1,608,754
 Borrowings                               165,675    (60,112)      (26.6)     225,787      18,129      8.7      207,658
 Mandatorily redeemable
   preferred securities                    30,000                              30,000      16,671    125.1       13,329
-----------------------------------------------------------------------------------------------------------------------
 Total interest-bearing liabilities     2,086,942     31,052         1.5    2,055,890     226,149     12.4    1,829,741
-----------------------------------------------------------------------------------------------------------------------
 Non-interest-bearing liabilities          15,196     (1,649)       (9.8)      16,845      (7,989)   (32.2)      24,834
 Shareholders' equity                     170,083     10,320         6.5      159,763      14,246      9.8      145,517
-----------------------------------------------------------------------------------------------------------------------
  Total liabilities and
     shareholders' equity              $2,272,221   $ 39,723         1.8%  $2,232,498    $232,406     11.6%  $2,000,092
=======================================================================================================================

USES OF FUNDS
--------------------------------------------------------------------------------

The Company's principal use of funds is originating loans, primarily to individuals and small- and medium-sized companies in its lending area. Commercial loans tend to increase the interest rate sensitivity of the loan portfolio, because interest rates on these loans are generally tied to the Company's Prime Rate (the "Prime Rate"). Commercial loan originations decreased from $286.0 million in 1999 to $262.9 million in 2000. The average balance of commercial loans increased from $870.3 million in 1999 to $938.6 million in 2000, an increase of $68.3 million, or 7.8%. The increase in portfolio size in 2000 over 1999 was due primarily to an increase in activity in the Syracuse market.

  Consumer loan originations were $262.3 million in 1999 and $183.2 million in 2000. The average balance of consumer loans decreased from $448.0 million in 1999 to $446.6 million in 2000, a decrease of $1.4 million, or 0.3%. This decrease resulted mainly from competition in direct consumer lending as well as increased selectivity in its indirect financing through local and surrounding area automobile dealers. These types of loans typically earn among the highest yields of the Bank's assets, as is the case of indirect used auto loans which yielded 9.61% for 2000; however, these loans also tend to have a higher credit risk. Indirect used auto loan originations decreased 43.8%, from $102.8 million in 1999 to $57.8 million in 2000. Direct loan originations decreased from $38.2 million for 1999 to $30.2 million for 2000, a decrease of $8.0 million, or 20.9%.

  The Company originated residential mortgage loans of $118.4 million in 1999 and $75.9 million in 2000, a decrease of 35.9%. Commercial real estate originations decreased from $46.6 million in 1999 to $20.7 million in 2000.

  The Company's policy of selling or securitizing fixed-rate residential mortgages to improve the liquidity of the portfolio and to build the servicing income portfolio resulted in sales and securitizations of $111.7 million in 1999. In 2000, $9.9 million of fixed-rate residential mortgages were sold to aid in managing liquidity and collateral needs, with the remainder of the originated mortgage loans kept in the Bank's portfolio. The average balance of fixed-rate residential mortgage loans increased from $104.6 million in 1999 to $114.5 million in 2000, an increase of 9.5%. The average balance of adjustable-rate residential mortgage loans increased from $79.8 million in 1999 to $80.0 million in 2000, an increase of 0.2%. The average balance of adjustable-rate commercial real estate loans decreased from $162.2 million in 1999 to $154.2 million in 2000, a decrease of 4.9%.

  The Company has authority to invest in a wide range of investment and mortgage-backed securities, including corporate and municipal bonds, and a limited amount of common and preferred stock. The portfolio consists primarily of U.S. Government Agency securities and mortgage-backed securities issued by U.S. Government agencies such as Freddie Mac and Fannie Mae. The average balance of investment securities decreased from $420.5 million in 1999 to $407.5 million in 2000.

SOURCES OF FUNDS
--------------------------------------------------------------------------------

Funding for the Company's assets is derived primarily from deposits from individuals, business customers, municipalities, and borrowings. The average balance of all deposits increased 5.1% from $1,800.1 million in 1999 to $1,891.3 million in 2000. The average balance of all borrowings decreased 26.6% from $225.8 million in 1999 to $165.7 million in 2000. Within deposits, the average balance of brokered deposits increased $82.0 million to $236.5 million at December 31, 2000, while the average balance of other deposits increased
$9.1 million to $1,654.7 million at December 31, 2000.

ASSET QUALITY
--------------------------------------------------------------------------------

The Company has dedicated itself to implementing a strong credit culture, which will translate to a stronger credit risk profile for the future. A thorough review of existing credits was performed both by internal and external resources during the third and fourth quarters of 2000. From this review, the allowance for loan losses was increased to 3.26% of loans outstanding at December 31, 2000. The Company utilizes a system to rate substantially all of its loans based on their respective risks. This assists management in determining and maintaining the desired blend of assets with varying risks within the loan portfolio, and helps in assessing the adequacy of the allowance for possible credit losses. Loan ratings are continually reviewed to determine the propriety of the respective ratings.

Allowance for Possible Credit Losses

A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due under the contractual terms of the loan agreement. The measurement of impaired loans is generally based upon the present value of expected future cash flows discounted at the historical effective interest rate, except that all loans that have become collateral-dependent are measured for impairment based on the fair value of the collateral. Loans not deemed impaired continue to be classified based on their risk-rating and general reserves are maintained accordingly. Management considers the current level of reserves adequate to cover potential credit losses.

The following table summarizes activity in the Company's allowance for possible credit losses during the periods indicated:

                                                 Years Ended December 31,
(Dollars in Thousands)                          2000         1999         1998
------------------------------------------------------------------------------
Average total loans outstanding           $1,780,105   $1,699,850   $1,507,493
==============================================================================

Allowance at beginning of period          $   29,134   $   25,030   $   21,768

Charge-offs:
    Commercial loans                          21,058       11,635        6,389
    Consumer loans                             4,272        5,110        3,280
    Residential real estate loans                151          267          238
    Commercial real estate loans                 110          381        1,083
------------------------------------------------------------------------------
        Total loans charged-off               25,591       17,393       10,990
Recoveries:
    Commercial loans                             836        1,173          456
    Consumer loans                             1,030        1,087          785
    Residential real estate loans                              83            9
    Commercial real estate loans                 161           17           71
------------------------------------------------------------------------------
        Total recoveries                       2,027        2,360        1,321
------------------------------------------------------------------------------
Net charge-offs                               23,564       15,033        9,669
------------------------------------------------------------------------------
Provision for credit losses charged to
    operating expenses                        53,721       19,137       12,931
------------------------------------------------------------------------------
Allowance at end of period                $   59,291   $   29,134   $   25,030
==============================================================================

Ratio of net charge-offs to:
    Average total loans outstanding             1.32%        0.88%        0.64%
------------------------------------------------------------------------------
Ratio of allowance to:
    Non-performing loans                      184.49%      251.00%      146.43%
------------------------------------------------------------------------------
    Year-end total loans outstanding            3.26%        1.69%        1.59%
==============================================================================

The provision for credit losses increased from $19.1 million in 1999 to $53.7 million in 2000. The allowance for possible credit losses increased to $59.3 million, or 3.26% of total loans at December 31, 2000, from $29.1 million, or 1.69% at year-end 1999. Net charge-offs in 2000 amounted to $23.6 million, or 1.32% of average total loans outstanding, compared to $15.0 million, or 0.88% in 1999. Non-performing loans at December 31, 2000 were $32.1 million, or 1.77% of total loans outstanding, as compared to $11.6 million, or 0.67% of total loans outstanding at December 31, 1999.

Non-Performing Assets

  Loans are placed on a non-accrual status when, in the judgment of management, the probability of collection of principal or interest is deemed to be insufficient to warrant further accrual. Such loans include potential problem loans where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. When a loan is placed in a non-accrual status, previously accrued but unpaid interest is deducted from interest income. The Company does not accrue interest on loans greater than 90 days past due unless the estimated fair value of the collateral and active collection efforts are believed to be adequate to result in full recovery.

  At December 31, 2000, the Company had $781,000 of consumer loans greater than 90 days past due on which it was accruing interest, as compared to $945,000 and $818,000 at December 31, 1999 and 1998, respectively. At each such date, consumer loans were the only accruing loans 90 days or more past due.

  The following table sets forth information regarding non-accrual loans, loans which are 90 days or more overdue, and other real estate owned ("ORE") held by the Company at the dates indicated:

                                                                            December 31,
(Dollars in Thousands)                                                2000      1999      1998
-----------------------------------------------------------------------------------------------
Non-accrual loans:
   Commercial loans                                                 $17,104   $ 1,852   $ 5,326
   Residential real estate loans                                      2,071     2,161     2,813
   Commercial real estate loans                                       1,522        53     1,730
Consumer accruing loans with principal
   or interest payments 90 days overdue                                 781       945       818
-----------------------------------------------------------------------------------------------
Loans which are "troubled debt restructurings" as defined
   in Statement of Financial Accounting Standards ("SFAS")
   No. 15 "Accounting by Debtors and Creditors for
   Troubled Debt Restructurings"                                     10,660     6,596     6,406
-----------------------------------------------------------------------------------------------
      Total non-performing loans                                     32,138    11,607    17,093
-----------------------------------------------------------------------------------------------
Real estate acquired in settlement of loans
   at lower of cost or fair value                                       323       910     3,021
-----------------------------------------------------------------------------------------------
   Total non-performing assets                                      $32,461   $12,517   $20,114
===============================================================================================

Total non-performing assets to total assets                            1.40%     0.56%     0.94%
===============================================================================================

Total non-performing assets increased to $32.5 million, or 1.40% of total assets at December 31, 2000, compared to $12.5 million, or 0.56% of total assets at December 31, 1999.

  At December 31, 2000, non-performing residential real estate loans totaled $2.1 million. At December 31, 1999, non-performing residential real estate loans totaled $2.2 million.

  At December 31, 2000, non-performing commercial real estate loans increased to $1.5 million from $53,000. This increase resulted primarily from one relationship for $1.4 million with a customer in the Southern Tier New York region.

  Non-performing commercial loans at December 31, 1999 totaled $1.9 million. At December 31, 2000, non-performing commercial loans increased to $17.1 million and consisted of 55 individual loans ranging in size from $3,000 to $4.5 million. The increase in non-performing commercial loans was across all industries and geographic regions. These loans and all other non-performing loans have been internally risk-rated.

  At December 31, 2000, restructured loans increased to $10.7 million and consisted of 15 individual loans ranging in size from $59,000 to $2.7 million. Restructured loans at December 31, 1999 totaled $6.6 million and consisted of 17 individual loans. The increase in restructured loans in 2000 was mainly due to the addition of two loans from one borrower with a carrying value of $4.5 million.

  The Company's non-performing loans increased to $32.1 million at December 31, 2000 from $11.6 million at December 31, 1999, and the ratio of non-performing loans to total loans increased from 0.67% to 1.77%. At December 31, 2000, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 totaled $31.6 million with a valuation allowance aggregating $13.6 million. At December 31, 1999, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 totaled $5.5 million with a valuation allowance aggregating $1.8 million. For the twelve months ended December 31, 2000 and 1999, the average recorded investment in impaired loans was approximately $16.4 million and $10.1 million, respectively. The Company recognized, on a cash basis, no interest in 2000 and $151,000 in 1999 on impaired loans during the portion of the respective year they were impaired.

  At December 31, 2000, ORE, which is defined to include property acquired by foreclosure or by deed in lieu of foreclosure, totaled $323,000 and consisted of five single-family residential properties with a book value totaling $133,000 and two commercial real estate properties with a book value totaling $190,000. The largest single property in ORE at December 31, 2000 was $188,000. At December 31, 1999, ORE totaled $0.9 million, which consisted of ten single-family residential properties with a book value totaling $526,000 and four commercial real estate properties with a book value totaling $384,000.

  During 2000, three commercial real estate properties with a book value totaling $230,000 were sold, two commercial real estate properties with a book value of $526,000 were charged off, and four commercial real estate properties valued at $3.5 million were partially charged off. In addition, one commercial real estate property with a book value totaling $154,000 was added to the portfolio, and three commercial real estate ORE properties were written down by $22,000 in 2000. All ORE charge-offs are recorded as other real estate expenses. All real estate carried in the Company's ORE portfolio are supported by recent independent appraisals.

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

  To accommodate asset growth during 2000, and to manage the cost of funds to the extent possible, many changes in deposit balances occurred. The largest change was a reduction in the reliance on money desk deposits. These funds are volatile and costly. The balance of these funds declined $99.1 million from December 31, 1999 to $122.6 million at December 31, 2000. Though the balance of borrowed funds increased by $83.4 million during that same period, the average cost of these funds was 36 basis points less than moneydesk funds. The Bank has a $100 million line of credit with the Federal Home Loan Bank of New York of which $52.5 million was outstanding at December 31, 2000. The Bank also has available a $50 million adjustable-rate credit advance with the Federal Home Loan Bank with no balance outstanding. In addition, the Bank has a $10 million unsecured line of credit with First Union Corp., which requires daily repayment, and had no outstanding balance at December 31, 2000. See Note 8 in Notes to Consolidated Financial Statements for further discussion on borrowed funds.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2000, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown:

                                                       More        More        More
                                                       than        than        than       More         Not
                                          3 mos    3 mos to     1 yr to    3 yrs to       than        Rate
(Dollars in Thousands)                  or less      12 mos       3 yrs       5 yrs      5 yrs   Sensitive       Total
----------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Commercial and
     consumer loans                    $702,011   $ 116,948    $313,614    $146,322   $155,089              $1,433,984
   Mortgage loans                        44,744     119,159     143,688      32,722     46,064                 386,377
   Mortgage-backed securities            17,065      23,469      44,128      40,410     45,342                 170,414
   Investment securities                 46,959       3,910      76,239      24,623     79,531                 231,262
Other assets                                                                                      $ 89,638      89,638
----------------------------------------------------------------------------------------------------------------------
     Total assets                      $810,779   $ 263,486    $577,669    $244,077   $326,026    $ 89,638  $2,311,675
----------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
   Money market accounts               $123,178   $ 123,178    $123,178    $123,177                         $  492,711
   Savings accounts                      41,118      41,118      41,118      41,118                            164,472
   Demand and NOW accounts                5,255       5,255       5,254       5,254               $154,696     175,714
   Certificate accounts                 306,070     556,032     177,225       8,242   $    760               1,048,329
   FHLB advances                         52,512      75,037       2,110      20,125        671                 150,455
   Borrowed funds                        72,819                                          2,194                  75,013
   Preferred securities                                                                 30,000                  30,000
   Other liabilities                                                                                19,196      19,196
   Shareholders' equity                                                                            155,785     155,785
----------------------------------------------------------------------------------------------------------------------
     Total liabilities and equity      $600,952   $ 800,620    $348,885    $197,916   $ 33,625    $329,677  $2,311,675
----------------------------------------------------------------------------------------------------------------------
Interest sensitivity gap per period    $209,827   $(537,134)   $228,784    $ 46,161   $292,401
======================================================================================================================
Cumulative interest sensitivity gap    $209,827   $(327,307)   $(98,523)   $(52,362)  $240,039
======================================================================================================================
Cumulative interest sensitivity gap
   as a percentage of total assets         9.08%     (14.16)%     (4.26)%     (2.27)%    10.38%
======================================================================================================================

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

  Money market accounts, which increased from $430.0 million at December 31, 1999 to $492.7 million at December 31, 2000, and savings accounts, which decreased from $186.8 million at December 31, 1999 to $164.5 million at December 31, 2000, are included in interest-bearing liabilities anticipated to reprice within 5 years. Demand and NOW accounts, increased from $173.1 million at December 31, 1999 to $175.7 million at December 31, 2000. NOW accounts are assumed to be withdrawn within 5 years; these assumed withdrawal rates are based upon management's estimate of the impact of a substantial and sustained rise in interest rates. At December 31, 2000, the Company had outstanding $150.5 million of borrowings from the Federal Home Loan Bank of New York (the "FHLB"), an increase of $59.9 million from December 31, 1999, and had $105.0 million in other borrowings at December 31, 2000 compared to $81.5 million at December 31, 1999.

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

  As part of the Company's management of interest rate risk, interest rate swap agreements are utilized to modify the repricing characteristics of certain portions of the deposit portfolio. Revenue and expense arising from these agreements are reflected in the rates paid on deposits. The notional amount of the interest rate swaps outstanding at

December 31, 2000 was $60 million. Under the terms of the swap agreements, the Company pays a variable rate of interest and receives a fixed rate of interest based upon the notional amount outstanding. The Company estimates that as of December 31, 2000, it would have received approximately $5.8 million if all interest rate swaps entered into had been terminated. This estimated fair value of the interest rate swaps results from the effects of changing interest rates, and should be considered in the context of the entire balance sheet and the Company's overall interest rate risk profile. Changes in the estimated fair value of the interest rate swaps are not reflected in the consolidated financial statements.

  At year end, the Bank conducted a rate shock test of all rate-sensitive assets and liabilities. The test is a simulation of the impact an instantaneous change in interest rates would have on the Bank's net interest income. The test is conducted in two parts. First, all rates are raised 1 percent and annualized net interest income is determined, then rates are lowered by 1 percent and net interest income is again measured. The results are compared with anticipated results when interest rates do not change. With rates raised 1 percent, the test indicated a decrease in net interest income of $4.0 million. When rates were lowered 1 percent, the test indicated an increase in net interest income of $1.1 million. The test assumes that all categories of rates will move at the same time and by the same amount. The test further assumes that depositor and borrower preferences will not change, and therefore the composition of the Company's balance sheet, will remain unchanged. There can be no assurance that if interest rates did move by 1% that the Company's results of operations would be impacted as indicated by these tests.

  The Company's primary sources of funds have consisted of deposits, amortization and prepayments of outstanding loans and mortgage-backed securities, bond maturities, and such other sources as long- and short-term borrowings, and sales of investment securities, loans, and mortgage-backed securities. Scheduled maturities of borrowings during 2001 are $202.5 million. Of these borrowings, $127.5 million are advances from the Federal Home Loan Bank, which are anticipated to be renewed. See Note 8 of Notes to Consolidated Financial Statements for details. The remainder of borrowings are short-term in nature, and the Company anticipates these to be renewed. Savings certificates which are scheduled to mature during 2001 total $862.1 million. Management expects that a substantial portion of these maturing certificates will remain on deposit with the Company. At December 31, 2000, the Company had $53.0 million of long-term borrowings. See Note 8 of Notes to Consolidated Financial Statements for details.

  The liquidity of the Company's operations, measured by the ratio of cash and cash equivalents (not committed, pledged, or required to liquidate specific liabilities) to the sum of net withdrawable deposits and borrowings payable within one year, averaged 4.36% in 1998, 4.32% in 1999, and 4.13% in 2000.

  The primary source of cash and cash equivalent resources for the Company on an unconsolidated basis is dividends from the Bank. During 2000, the Bank paid $10.3 million of dividends to the Company. The payment of such dividends by the Bank is subject to various regulatory and other restrictions.

CAPITAL
--------------------------------------------------------------------------------
Shareholders' equity increased from $154.5 million in 1999 to $155.8 million in 2000. The 2000 net income of $2.3 million and $1.4 million in new capital received as a result of the exercise of stock options, unrealized appreciation of $7.8 million recognized under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities, were offset by cash dividends paid on common stock of $10.3 million. At year-end 1998, 1999, and 2000, the Company's book value per common share was $15.35, $15.11, and $15.08, respectively.

  Capital adequacy is an important indicator of financial stability and performance. Overall, the Company's capital position remains strong with a ratio of total shareholders' equity to total assets of 6.74% at December 31, 2000, and 6.89% at December 31, 1999.

  Banking industry regulators define minimum capital ratios for bank holding companies and their bank subsidiaries. The Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation (the "FDIC") also have adopted regulations which group holding companies and banks into five broad categories based on certain capital ratios. The five categories are "well capitalized," "adequately capitalized," "under capitalized," "significantly undercapitalized," and "critically undercapitalized." The Company and the Bank met the requirements for "well capitalized" at December 31, 2000. Under the capital rules, the Bank's Tier I and total capital to risk-adjusted assets ratios at December 31, 2000 were 9.40% and 10.67%, respectively. These compare favorably with the minimum requirements of 4.00% for Tier I and 8.00% for total capital. At December 31, 2000, the Bank's leverage ratio was 7.62%, substantially higher than the minimum requirement of 4.00%.

     The following table presents the Bank's capital position at the dates indicated based on the current capital guidelines:

Capital Analysis                                                                 Years Ended December 31,
(Dollars in Thousands)                                                   2000              1999             1998
-----------------------------------------------------------------------------------------------------------------
Tier I:
  Shareholders' equity (as defined by regulations)                 $  174,446        $  170,060       $  159,759
  Adjusted for FASB No. 115                                             1,912             9,758             (425)
  Adjusted for unamortized goodwill                                    (1,213)           (1,598)          (1,983)
----------------------------------------------------------------------------------------------------------------
      Total Tier I capital                                            175,145           178,220          157,351
----------------------------------------------------------------------------------------------------------------

Tier II:
  Allowable portion of reserve for possible credit losses              23,737            22,748           20,962
----------------------------------------------------------------------------------------------------------------
      Total Tier II capital                                            23,737            22,748           20,962
----------------------------------------------------------------------------------------------------------------
           Total risk-based capital                                $  198,882        $  200,968       $  178,313
================================================================================================================

 Risk-adjusted assets                                              $1,863,409        $1,813,436       $1,672,848
----------------------------------------------------------------------------------------------------------------
 Total average assets                                               2,297,975         2,269,046        2,114,384
----------------------------------------------------------------------------------------------------------------

Amount by which capital exceeds minimum requirements:
  Tier I capital/risk-adjusted assets                              $  100,609        $  105,683       $   90,437
----------------------------------------------------------------------------------------------------------------
  Total risk-based capital/risk-adjusted assets                        49,809            55,893           44,485
----------------------------------------------------------------------------------------------------------------
  Tier I capital/total average assets (leverage ratio)                106,206           110,149           93,919
----------------------------------------------------------------------------------------------------------------

Capital Ratios                                            Regulatory               Years Ended December 31,
                                                          Minimums           2000          1999            1998
-----------------------------------------------------------------------------------------------------------------
Tier I capital/risk-adjusted assets                         4.00%            9.40%         9.83%            9.41%
----------------------------------------------------------------------------------------------------------------
Total risk-based capital/risk-adjusted assets               8.0             10.67         11.08            10.66
----------------------------------------------------------------------------------------------------------------
Tier I capital/total average assets (leverage ratio)    3.0 to 5.0           7.62          7.85             7.44
================================================================================================================


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

                                                                            Years Ended December 31,
                                                              2000                      1999                       1998
(Dollars in Thousands)                                Interest   Yield/Rate     Interest   Yield/Rate      Interest    Yield/Rate
---------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
    Commercial loans                                 $  92,871         9.89%   $  78,619        9.03%     $  70,634        9.65%
    Consumer loans:
       Passbook                                              9        10.99           15       12.10             20       10.93
       Overdraft checking                                  108        20.47          116       13.38            144       11.60
       Business line of credit                             235        12.40          138       11.13            111       10.87
       Credit cards                                      1,664        16.52        1,560       16.31          1,559       16.14
       Personal-direct                                   7,861         9.88        7,958        9.55          7,409        9.77
       Personal-indirect-new auto                        4,488         8.24        4,674        8.28          4,247        8.70
       Personal-indirect-used auto                      16,201         9.61       16,484        9.39         12,914        9.41
       Personal-indirect-mobile homes                    6,901         9.97        5,986        9.93          4,802        9.64
       Personal-indirect-other                           2,167         8.60        2,090        8.55          1,298        9.21
       Home equity line of credit                        3,220         9.72        2,704        8.59          3,056        9.16
       Checkcard reserve                                 1,451        55.15          930       44.31            622       42.34
       Student                                             107         8.60          203        7.75            291        7.91
-------------------------------------------------------------------------------------------------------------------------------
          Total consumer loans                          44,412         9.94       42,858        9.57         36,473        9.69
    Mortgage loans:
       Residential-fixed                                 8,762         7.65        7,607        7.27          8,577        7.69
       Commercial-fixed                                    934         8.53          726        8.36            518        7.90
       Residential-adjustable                            6,435         8.04        6,131        7.68          7,782        7.57
       Commercial-adjustable                            13,359         8.66       14,281        8.80         14,263        9.21
-------------------------------------------------------------------------------------------------------------------------------
          Total mortgage loans                          29,490         8.20       28,745        8.09         31,140        8.29
    Investment securities                               26,545         6.51       25,038        5.95         25,926        6.81
    Mortgages held for sale                                 15         5.89          779        9.38          1,127        8.03
    Federal funds sold                                      76         6.32          682        4.91            866        5.46
-------------------------------------------------------------------------------------------------------------------------------
        Total interest-earning assets                $ 193,409         8.98%   $ 176,721        8.35%     $ 166,166        8.77%
-------------------------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
    Deposits:
       Savings                                       $   4,719         2.62%   $   4,930        2.57%     $   5,189        2.83%
       Money market                                     20,348         4.46       13,357        4.06         12,900        4.29
       Certificates of deposit                          64,566         5.95       55,655        5.27         52,829        5.62
       NOW                                                 337         1.33        1,600        1.62          1,469        1.60
-------------------------------------------------------------------------------------------------------------------------------
          Total deposits                                89,970         4.76       75,542        4.20         72,387        4.50
    Borrowings                                           9,836         5.94       11,548        5.11         11,324        5.45
    Mandatorily redeemable
       preferred securities                              2,383         7.94        2,486        8.29          1,075        8.07
-------------------------------------------------------------------------------------------------------------------------------
          Total interest-bearing liabilities           102,189         4.90       89,576        4.36         84,786        4.63
-------------------------------------------------------------------------------------------------------------------------------
Net interest income                                  $  91,220                 $  87,145                  $  81,380
===============================================================================================================================

Interest rate spread                                                   4.08%                    3.99%                      4.14%
===============================================================================================================================
Interest rate margin                                                   4.24                     4.12                       4.30
===============================================================================================================================
Ratio of interest-earning assets
    to interest-bearing liabilities                                    1.03x                    1.03x                      1.04x
===============================================================================================================================

                                           2000 Compared to 1999                      1999 Compared to 1998
                                            Increase (Decrease)                         Increase (Decrease)
(Dollars in Thousands)              Volume         Rate           Net          Volume          Rate           Net
-------------------------------------------------------------------------------------------------------------------
Interest income on interest-
   earning assets:
   Commercial loans                $ 6,439       $ 7,813        $14,252        $12,736       $(4,751)       $ 7,985
   Consumer loans                     (132)        1,686          1,554          6,843          (458)         6,385
   Mortgage loans                      354           391            745         (1,660)         (735)        (2,395)
   Investment securities            (2,082)        2,219            137          2,065        (3,485)        (1,420)
-------------------------------------------------------------------------------------------------------------------
      Total                          4,579        12,109         16,688         19,984        (9,429)        10,555
-------------------------------------------------------------------------------------------------------------------
Interest expense on interest-
   bearing liabilities:
   Savings                            (304)           93           (211)           231          (490)          (259)
   Money market                      5,571         1,420          6,991          1,179          (722)           457
   Certificates of deposit           1,593         7,318          8,911          6,228        (3,402)         2,826
   NOW                              (1,018)         (245)        (1,263)           113            18            131
-------------------------------------------------------------------------------------------------------------------
      Total deposits                 5,842         8,586         14,428          7,751        (4,596)         3,155
      Borrowings                    (3,574)        1,759         (1,815)         1,906          (271)         1,635
-------------------------------------------------------------------------------------------------------------------
      Total                          2,268        10,345         12,613          9,657        (4,867)         4,790
-------------------------------------------------------------------------------------------------------------------
 Net interest income               $ 2,311       $ 1,764        $ 4,075        $10,327       $(4,562)       $ 5,765
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

     The Company earned net interest income of $81.4 million, $87.1 million, and $91.2 million in 1998, 1999, and 2000, respectively. The Company's interest rate spread decreased from 4.14% in 1998 to 3.99% in 1999, and increased to 4.08% in 2000. The rise in average balances and the changes in rates produced a 7.1% increase in net interest income from 1998 to 1999 and a 4.7% increase from 1999 to 2000.

Interest on Commercial Loans

Growth in commercial lending continued in 2000 with the average balance of commercial loans increasing from $731.8 million in 1998, to $870.3 million in 1999, and to $938.6 million in 2000. The yields on these loans decreased from 9.65% in 1998 to 9.03% in 1999, and increased to 9.89% in 2000. The Prime Rate was 7.75% in 1998, increased to 8.50% in 1999, and increased to 9.50% in 2000. During this three-year period, the interest on commercial loans was $70.6 million, $78.6 million, and $92.9 million, respectively, due to the steady growth in the balance of this portfolio. The yield on approximately 62% of the commercial loan portfolio fluctuates with changes in Prime. Yields on the balance of the portfolio are fixed for up to five years with adjustments based on other market indices.

Interest on Consumer Loans

Interest on consumer loans consists of interest on passbook, personal, direct and indirect auto and mobile home, student loans, credit cards, overdraft checking, checkcard reserve, and home equity line of credit.

     The consumer loan portfolio continues to be an important part of the Bank's earning assets and to be among the highest yielding assets of the Company. Average balances for the years 1998, 1999, and 2000 were $376.3 million, $448.0 million, and $446.6 million, respectively. Yields on all consumer loans for 1998, 1999, and 2000 were 9.69%, 9.57%, and 9.94%, respectively. Interest income on all these loans continued to increase for the three-year period 1998 through 2000 with income of $36.5 million in 1998, $42.9 million in 1999, and $44.4 million in 2000.

     The competition for all consumer loans remained high during 2000 as the average balances of many of the consumer loan products fell during the year. In spite of falling balances, consumer loan interest income rose just under 4% because of the higher rates received during the year. Originations of consumer loans fell from $262.3 million in 1999 to $183.2 million in 2000.

Interest on Mortgage Loans

Interest on mortgage loans consists of interest on fixed- and adjustable-rate residential mortgages and fixed- and adjustable-rate commercial real estate mortgages.

     Interest on mortgage loans declined $2.4 million from 1998 to 1999, and increased $745,000 from the twelve months ended December 31, 1999 to $29.5 million for the twelve months ended December 31, 2000. The average balance of all mortgage loans declined from $375.8 million at December 31, 1998 to $355.3 million at December 31, 1999, then increased to $359.7 million at December 31, 2000. Yields on mortgage loans declined from 8.29% for 1998 to 8.09% for 1999, and increased to 8.20% for the twelve months ended December 31, 2000. The Bank decreased the amount of fixed-rate residential mortgage loans sold, with $9.9 million of loans sold in 2000 compared to $111.7 million in 1999. Originations declined $42.5 million from 1999 to $75.9 million in 2000. More adjustable-rate residential mortgages were originated in 2000, $26.5 million compared to $4.8 million in 1999. No residential mortgage loans were securitized in 2000 and 1999.

     The average balance of adjustable-rate residential mortgages decreased from $102.8 million in 1998 to $79.8 million in 1999, and remained level at $80.0 million in 2000. Adjustable-rate residential mortgage originations increased from $4.1 million in 1998 to $4.8 million in 1999, and increased to $26.5 million in 2000. The fluctuation in origination levels is primarily a result of changing consumer preferences for variable- versus fixed-rate loans as changes occur from time to time in the rate differential between the two.

     The average balance of adjustable-rate commercial real estate loans decreased $8.0 million to $154.2 million in 2000, with the average yield decreasing to 8.66% from 8.80% in 1999, resulting in interest income of $13.4 million for the year. The average balance of adjustable-rate commercial real estate loans had increased $7.4 million from 1998 to $162.2 million in 1999. The yields on these loans decreased from 9.21% in 1998 to 8.80% in 1999. Total originations of commercial real estate loans was $20.7 million for 2000 compared to $46.6 million in 1999.

Interest and Dividends on Investments

The primary objective of the investment portfolio is to provide quality assets with relatively low risk to the balance sheet. The balance of the investment portfolio can fluctuate as it supplies funds when needed and absorbs funds in periods of slower loan demand. The Company's recent practice has been to reduce fixed-rate, long-term investments and to acquire assets with shorter maturities or shorter estimated lives. In light of this, 45.5% of U.S. Treasury and government agencies, obligations of state and political subdivisions, and corporate bonds mature within five years as compared to 34.2% in 1999. This has occurred while mortgage-backed securities have risen only $5.1 million from December 31, 1999 to December 31, 2000. The average balance of investment securities was $380.4 million in 1998, $420.5 million in 1999, and $407.5 million in 2000. Interest and dividends on investment securities were $25.9 million in 1998, $25.0 million in 1999, and $26.5 million in 2000. The yields on these assets decreased from 6.81% in 1998 to 5.95% in 1999, and increased to 6.51% in 2000.

Interest on Deposits

Deposit balances continued to rise. In 2000, the average balance of all deposits was $1,891.3 million, rising 5.1% from $1,800.1 million in 1999. In 1999, average balances rose $191.3 million from $1,608.8 million in 1998. Customer preference fuels changes in deposit balances; this is reflected in a $127.2 million increase in moneymarket funds. Of this increase, $70.3 million reflected larger amounts of checking accounts being "swept" into a moneymarket account in 2000. This still left a $56.9 million increase in average balances in these funds from new or increased account balances. Since the "sweep" program was not instituted for all of 1999, the average balance of checking accounts was also reduced by the $70.3 million from 1999. Average balances for moneymarket deposits for the years 1998, 1999, and 2000 were $300.4 million, $329.1 million, and $456.4 million, respectively. This increase in money market average balances accompanied a decrease in the rates from 4.29% in 1998 to 4.06% in 1999. Interest expense was $12.9 million for 1998 rising to $13.4 million in 1999. With the increase in average balance and the increase in the average rate paid in 2000 to 4.46%, interest expense rose to $20.3 million for the year. The rise in the rate paid on certificates of deposit balances was the major reason why the interest expense on these products rose from $55.7 million in 1999 to $64.6 million in 2000. Average balances of certificates of deposits have steadily increased from $940.7 million, $1,055.4 million, and $1,085.0 million in 1998, 1999, and 2000, respectively. The average rate of certificates of deposit has fluctuated from 5.62% in 1998 to 5.27% in 1999 to 5.95% in 2000. The Bank continues to monitor the cost and the availability of deposits against the cost and levels of borrowing to determine the best funding sources for the growth in assets, as needed.

Interest on Borrowings

Borrowed funds are used to supplement retail and commercial deposits as needed to fund asset growth. While the cost of these funds can approximate the costs of wholesale funds, it does remove the volatility that can occur with moneydesk deposits, for example, and enhances planning for liquidity needs. The average balance of borrowings during 2000 decreased to $165.7 million, and although there was an increase in the average interest rate paid on borrowings to 5.94%, interest paid on borrowings decreased to $9.8 million. The average balance of borrowings increased from $207.7 million in 1998 to $225.8 million in 1999. The cost of borrowings increased from 5.45% in 1998 to 5.11% in 1999, and interest paid on borrowings increased from $11.3 million to $11.5 million from 1998 to 1999. See Note 8 in Notes to Consolidated Financial Statements.

Provision for Credit Losses

The provision for credit losses was $12.9 million, $19.1 million, and $53.7 million for the years 1998, 1999, and 2000, respectively. The growth in the commercial and consumer loan portfolio continued, and management increased the allowance for possible credit losses in 1999 to $29.1 million. Net charge-offs increased from $9.7 million in 1998, to $15.0 million in 1999, and to $23.6 million in 2000. Impacting the 2000 provision was the need to provide reserves for potential losses that may exist in the loan portfolios. Coupled with this, as the total loan portfolio continued to increase, management increased the allowance for possible credit losses to $59.3 million. With this provision increase in 2000, the Bank was able to increase the allowance for possible credit losses to 3.26% of loans outstanding at December 31, 2000 from 1.69% at December 31, 1999. See the previous discussion on "Asset Quality" earlier in this document.

Gains (Losses) on Sale of Investments

As a result of investment security sales, the Company had net security losses of $231,000 in 1999 and $851,000 in 1998. During 2000, the Company had gains of $9,000.

Gains (Losses) on Sale of Loans

The losses on the sale of mortgages were $363,000 in 1999 and $573,000 in 1998. These losses were principally the result of the Company selling and securitizing mortgages and recognizing in current period operation, the deferred costs on mortgages sold. During 2000, the gains on sale of mortgages were $66,000.

Non-interest Income

As shown in the chart below, non-interest income increased from $10.0 million in 1998 to $13.0 million in 1999, and to $13.6 million in 2000. Trust fees and service charges on deposit accounts reflected significant increases for 1998, 1999, and 2000. Mortgage servicing fees decreased slightly as the servicing portfolio decreased in size. Fees and commissions from brokerage services increased as investors using this service had more activity in the market increasing in 1998 through 1999 and 2000. Other charges, commissions, and fees included a $1.0 million recovery in 1999 on a letter of credit that had previously been reserved for and approximately $300,000 of other non-recurring receipts. In 2000, approximately $700,000 of non-recurring, miscellaneous income was recorded of which no one item was material.

                                                      Years Ended December 31,              Percent Change
(Dollars in Thousands)                             2000        1999         1998       1999-2000     1998-1999
--------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts             $ 5,360     $ 4,382      $ 3,714          22.3%        18.0%
Credit card fees                                  2,008       1,667        1,275          20.5         30.7
Mortgage servicing fees                           1,211       1,356        1,294         (10.7)         4.8
Fees and commissions-brokerage services             836         796          518           5.0         53.7
Trust fees                                        1,280       1,104          994          15.9         11.1
Other charges, commissions, and fees              2,914       3,660        2,224         (20.4)        64.6
--------------------------------------------------------------------------------------------------------------
                                                $13,609     $12,965      $10,019           5.0%        29.4%
==============================================================================================================

Operating Expense

     Expense control remains an important focus. Expenses are reviewed based on their necessity to the ongoing operation of the Company and the overall profitability of the organization. Personnel costs increased 4.5% in 2000 due to normal merit increases and additional staff. Professional fees increased from 1999 to 2000 primarily for consultants and outside resources that were brought in to evaluate and address credit issues within the organization. A decline in advertising expense resulted primarily from the anticipation of the proposed merger. Interchange fees are the costs associated with credit card merchant activity and are based on volumes. Credit card merchant activity was outsourced in December of 2000 so the expenses and associated income will not be present in 2001.

     Since a substantial portion of operating expense relates directly to income generation, an effective measurement of the control of operating expense is the Efficiency Ratio. This ratio consists of operating expense divided by recurring revenues (net interest income and non-interest income) on a pre-tax basis. The Efficiency Ratio for the Company, was 45.93%, 50.61%, and 45.34% for 1998, 1999, and 2000, respectively. The Company's ratio of operating expenses to average assets was 2.10% in 1998, 2.27% in 1999, and 2.10% in 2000. Both ratios include merger and acquisition expenses and reflect the attention paid to expense control by management and staff.

                                                       Years Ended December 31,               Percent Change
(Dollars in Thousands)                             2000          1999         1998       1999-2000     1998-1999
----------------------------------------------------------------------------------------------------------------
Salaries, pensions, and employee benefits       $21,302       $20,386      $19,528          4.5%          4.4%
Building occupancy                                4,564         4,607        4,377         (0.9)          5.3
Professional fees                                 1,456         1,289        1,181         13.0           9.1
Advertising                                       1,199         1,530        1,430        (21.6)          7.0
Computer service fee                              1,778         1,930        2,027         (7.9)         (4.8)
Other services provided                           6,177         6,001        4,086          2.9          46.9
Interchange fees                                  1,552         1,286          925         20.7          39.0
Merger/acquisition expenses                       2,013         5,408                     (62.8)
Other                                             7,484         8,226        8,429         (9.0)         (2.4)
-------------------------------------------------------------------------------------------------------------------
                                                $47,525       $50,663      $41,983         (6.2)%        20.7%
===================================================================================================================

INCOME TAXES
--------------------------------------------------------------------------------
The Company utilizes SFAS No. 109, "Accounting for Income Taxes," which requires an asset and liability approach to recognizing the tax effects of temporary differences between tax and financial reporting. See Note 13 of Notes to Consolidated Financial Statements for details.

     The Company is subject to New York State and Delaware franchise taxes. State taxes amounted to $2.7 million in 1998, $2.4 million in 1999, and $237,000 in 2000.

IMPACT OF INFLATION AND CHANGING PRICES
--------------------------------------------------------------------------------
The financial statements and related data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services.

OTHER MATTERS
--------------------------------------------------------------------------------
New Accounting Pronouncements
SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", will be effective for the Company's fiscal year beginning on January 1, 2001. This statement requires all derivative instruments to be carried on the balance sheet at fair value. Changes in fair value are recorded in either comprehensive income or net income, depending on the nature of the derivative instrument. The Company currently holds interest rate swaps which qualify as hedges under SFAS No. 133. The Company does not expect this pronouncement to have a significant effect on its financial statements. See Note 10 in Notes to Consolidated Financial Statements for details.

MARKET PRICES AND RELATED SHAREHOLDER MATTERS
--------------------------------------------------------------------------------
The common stock of the Company is listed on The Nasdaq Stock Market's National Market System under the symbol "BSBN". As of December 31, 2000, the Company had 2,267 shareholders of record and 10,327,748 shares of common stock issued and outstanding. The number of shareholders does not reflect persons or entities who hold their stock in nominee or "street" name through various brokerage firms.

     Payment of dividends on the Company's common stock is subject to various restrictions and limitations which may affect the Company's ability to pay cash dividends in the future.

The following table sets forth the market price information for the common stock and the cash dividends paid per share:

                                                  Price Range    Cash Dividends
2000                                            High      Low         Per Share
-------------------------------------------------------------------------------
First Quarter                                  $22.98    $16.75           $0.25
Second Quarter                                 $21.75    $17.50           $0.25
Third Quarter                                  $23.88    $18.31           $0.25
Fourth Quarter                                 $22.38    $10.98           $0.25

1999
-------------------------------------------------------------------------------
First Quarter                                  $32.68    $24.25           $0.22
Second Quarter                                 $28.00    $24.25           $0.23
Third Quarter                                  $27.63    $24.00           $0.25
Fourth Quarter                                 $24.88    $18.50           $0.25

REPORT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS
BSB BANCORP, INC.
BINGHAMTON, NEW YORK


In our opinion, based on our audits and the report of other auditors, the accompanying consolidated statements of condition and the related consolidated statements of income, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of BSB Bancorp, Inc. (the "Company") and Subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Skaneateles Bancorp, Inc. on July 1, 1999 in a transaction accounted for as a pooling of interests, as described in Note 1 to the consolidated financial statements. We did not audit the financial statements of Skaneateles Bancorp, Inc., which statements reflect net interest income of $10,642,000 for the year ended December 31, 1998. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Skaneateles Bancorp, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Syracuse, New York
January 19, 2001

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION
--------------------------------------------------------------------------------

                                                                                         December 31,
(Dollars in Thousands, Except Share Data)                                           2000              1999
----------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                       $   65,110        $   70,065
Investment securities available for sale                                         391,968           387,251
Investment securities held to maturity                                             9,708            14,472
Mortgages held for sale                                                               94             2,085

Loans:
    Commercial                                                                   997,082           904,632
    Consumer                                                                     436,902           467,986
    Real estate                                                                  386,283           349,634
----------------------------------------------------------------------------------------------------------
       Total loans                                                             1,820,267         1,722,252
       Less:  Net deferred fees and costs                                           (844)             (636)
       Allowance for possible credit losses                                       59,291            29,134
----------------------------------------------------------------------------------------------------------
       Net loans                                                               1,761,820         1,693,754

Bank premises and equipment                                                       14,418            15,988
Accrued interest receivable                                                       17,002            14,612
Other real estate                                                                    323               910
Intangible assets                                                                  1,213             1,598
Other assets                                                                      50,019            40,213
----------------------------------------------------------------------------------------------------------
                                                                              $2,311,675        $2,240,948
==========================================================================================================

Liabilities and Shareholders' Equity
Due to depositors                                                             $1,881,226        $1,901,204
Borrowings                                                                       225,468           142,045
Other liabilities                                                                 19,196            13,206
Company obligated mandatorily redeemable preferred
    securities of subsidiary, Capital Trust I, holding
    solely junior subordinated debentures
    of the Company                                                                30,000            30,000
----------------------------------------------------------------------------------------------------------
       Total liabilities                                                       2,155,890         2,086,455

Shareholders' equity:
    Preferred stock, par value $.01 per share;
       2,500,000 shares authorized; none issued
    Common stock, par value $.01 per share;
       30,000,000 shares authorized; 11,503,272 and
       11,398,991 shares issued                                                      115               114
Additional paid-in capital                                                        38,789            37,287
Undivided profits                                                                132,277           140,295
Accumulated other comprehensive income                                            (1,912)           (9,757)
Treasury stock, at cost; 1,175,524 and 1,173,669 shares                          (13,484)          (13,446)
----------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                                   155,785           154,493
----------------------------------------------------------------------------------------------------------
                                                                              $2,311,675        $2,240,948
==========================================================================================================

   The accompanying notes are an integral part of the financial statements.

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

                                                                           Years Ended December 31,
(Dollars in Thousands, Except Share Data)                             2000            1999           1998
---------------------------------------------------------------------------------------------------------
Interest income:
    Interest and fees on loans                                    $166,773        $150,222       $138,247
    Interest on federal funds sold                                      76             682            866
    Interest on investment securities                               26,545          25,038         25,926
    Interest on mortgages held for sale                                 15             779          1,127
----------------------------------------------------------------------------------------------------------
       Total interest income                                       193,409         176,721        166,166
---------------------------------------------------------------------------------------------------------
Interest expense:
    Interest on savings deposits                                     4,719           4,930          5,189
    Interest on time accounts                                       64,566          55,655         52,829
    Interest on money market deposit accounts                       20,348          13,357         12,900
    Interest on NOW accounts                                           337           1,600          1,469
    Interest on borrowed funds                                       9,836          11,548         11,324
    Interest on mandatorily redeemable securities of subsidiary      2,383           2,486          1,075
---------------------------------------------------------------------------------------------------------
       Total interest expense                                      102,189          89,576         84,786
---------------------------------------------------------------------------------------------------------
Net interest income                                                 91,220          87,145         81,380
Provision for credit losses                                         53,721          19,137         12,931
---------------------------------------------------------------------------------------------------------
Net interest income after provision for credit losses               37,499          68,008         68,449
Gains (losses) on sale of securities                                     9            (231)          (851)
Gains (losses) on sale of loans                                         66            (363)          (573)
Non-interest income:
    Service charges on deposit accounts                              5,360           4,382          3,714
    Credit card fees                                                 2,008           1,667          1,275
    Mortgage servicing fees                                          1,211           1,356          1,294
    Fees and commissions-brokerage services                            836             796            518
    Trust fees                                                       1,280           1,104            994
    Other charges, commissions, and fees                             2,914           3,660          2,224
---------------------------------------------------------------------------------------------------------
       Total non-interest income                                    13,609          12,965         10,019
---------------------------------------------------------------------------------------------------------
Operating expense:
    Salaries, pensions, and other employee benefits                 21,302          20,386         19,528
    Building occupancy                                               4,564           4,607          4,377
    Dealer commission expense                                          515             940            996
    Computer service fees                                            1,778           1,930          2,027
    Services                                                         6,177           6,001          4,086
    FDIC insurance                                                     679             222            199
    Goodwill                                                           386             386            386
    Interchange fees                                                 1,552           1,286            925
    Other real estate                                                  177             441            127
    Merger and acquisition expenses                                  2,013           5,408
    Other expenses                                                   8,382           9,056          9,332
---------------------------------------------------------------------------------------------------------
       Total operating expense                                      47,525          50,663         41,983
---------------------------------------------------------------------------------------------------------
Income before income taxes                                           3,658          29,716         35,061
Provision for income taxes                                           1,387          11,491         13,542
---------------------------------------------------------------------------------------------------------
NET INCOME                                                        $  2,271        $ 18,225       $ 21,519
=========================================================================================================
Earnings per share:
    Basic                                                         $   0.22        $   1.80       $   2.15
    Diluted                                                       $   0.22        $   1.77       $   2.08
=========================================================================================================

   The accompanying notes are an integral part of the financial statements.

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                                                           Accumulated
                                                                     Additional                                  Other
                                                    Number   Common     Paid-In   Undivided   Treasury   Comprehensive
(Dollars in Thousands, Except Share Data)        of Shares    Stock     Capital     Profits      Stock          Income       Total
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                    11,159,924     $111     $34,094    $118,443   $(13,342)       $   (768)   $138,538

Comprehensive income:
   Net income                                                                        21,519                                 21,519
   Other comprehensive income, net of taxes:
   Unrealized appreciation in
      available for sale securities                                                                              1,193       1,193
----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                 21,519                      1,193      22,712
Stock options exercised                             77,546        1       1,000                                              1,001
Tax benefit on stock options                                                108                                                108
Cash dividend paid on common
   stock ($0.83 per share)                                                           (8,239)                                (8,239)
Treasury stock purchased                                                                           (29)                        (29)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                    11,237,470      112      35,202     131,723    (13,371)            425     154,091

Comprehensive income:
   Net income                                                                        18,225                                 18,225
   Other comprehensive income, net of taxes:
   Unrealized depreciation in
      available for sale securities                                                                            (10,182)    (10,182)
----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                 18,225                    (10,182)      8,043
Stock options exercised                            161,521        2       1,976                                              1,978
Tax benefit on stock options                                                109                                                109
Cash dividend paid on common
   stock ($0.95 per share)                                                           (9,653)                                (9,653)
Treasury stock purchased                                                                           (75)                        (75)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                    11,398,991      114      37,287     140,295    (13,446)         (9,757)    154,493

Comprehensive income:
    Net income                                                                        2,271                                  2,271
    Other comprehensive income, net of taxes:
    Unrealized appreciation in
       available for sale securities                                                                             7,845       7,845
----------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                  2,271                      7,845      10,116
Stock options exercised                            104,281        1       1,423                                              1,424
Tax benefit on stock options                                                 79                                                 79
Cash dividend paid on common
    stock ($1.00 per share)                                                         (10,289)                               (10,289)
Treasury stock purchased                                                                           (38)                        (38)
----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                    11,503,272     $115     $38,789    $132,277   $(13,484)       $ (1,912)   $155,785
==================================================================================================================================

   The accompanying notes are an integral part of the financial statements.

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            Years Ended December 31,
(Dollars in Thousands)                                                                 2000           1999           1998
--------------------------------------------------------------------------------------------------------------------------
Operating activities:
    Net income                                                                     $    2,271     $   18,225    $   21,519
       Adjustments to reconcile net income to net cash provided (used) by operating activities:
              Deferred taxes                                                          (12,901)          (528)       (1,662)
              Provision for credit losses                                              53,721         19,137        12,931
              Realized losses (gains) on available for sale investment securities          (9)           231           851
              Other losses, net                                                          (187)           357            23
              Depreciation and amortization                                             2,973          2,869         2,581
              Net amortization of premiums and discounts on investment securities        (377)          (617)       (1,532)
              Net accretion of premiums and discounts on loans                           (208)          (130)         (780)
              Sales of loans originated for sale                                        2,903         53,722        83,144
              Loans originated for sale                                                (1,128)       (39,945)     (102,564)
              Writedowns of other real estate                                             196          1,276           943
              Net change in other assets and liabilities                                1,162            934       (24,064)
--------------------------------------------------------------------------------------------------------------------------
                 Net cash provided (used) by operating activities                      48,416         55,531        (8,610)
--------------------------------------------------------------------------------------------------------------------------
Investing activities:
    Proceeds from calls of held to maturity investment securities                       7,571          5,284        11,295
    Purchases of held to maturity investment securities                                (3,337)       (11,872)       (3,939)
    Principal collected on held to maturity investment securities                         531            647           745
    Proceeds from sales of available for sale investment securities                    33,673         71,196       192,642
    Purchases of available for sale investment securities                             (42,618)       (89,964)     (305,896)
    Principal collected on available for sale investment securities                    18,077         33,367        26,608
    Net increase in longer-term loans                                                (132,505)      (220,812)     (260,085)
    Proceeds from sales of loans                                                       10,533         60,654        57,046
    Proceeds from sales of other real estate                                            1,172          1,763         2,136
    Other                                                                              (1,010)        (2,608)       (2,402)
--------------------------------------------------------------------------------------------------------------------------
                 Net cash used by investing activities                               (107,913)      (152,345)     (281,850)
--------------------------------------------------------------------------------------------------------------------------
Financing activities:
    Net increase in demand deposits, NOW accounts, savings
       accounts, and money market deposit accounts                                     43,003         71,351        64,025
    Net change in time deposits                                                       (62,981)       119,993       188,528
    Net change in short-term borrowings                                                83,560        (36,224)      (33,943)
    Net change in long-term borrowings                                                   (137)       (50,778)       66,980
    Net proceeds from issuance of capital securities                                                                30,000
    Proceeds from exercise of stock options                                             1,424          1,978         1,001
    Purchases of treasury stock                                                           (38)           (75)          (29)
    Dividends paid                                                                    (10,289)        (9,653)       (8,239)
--------------------------------------------------------------------------------------------------------------------------
                 Net cash provided by financing activities                             54,542         96,592       308,323
--------------------------------------------------------------------------------------------------------------------------
                    (Decrease) increase in cash and cash equivalents                   (4,955)          (222)       17,863
Cash and cash equivalents at beginning of year                                         70,065         70,287        52,424
--------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                           $   65,110     $   70,065    $   70,287
==========================================================================================================================

Supplemental disclosures of cash flow information:
    Cash paid during the year for:
       Interest credited on deposits and paid on other borrowings                  $   99,376     $   87,559    $   83,734
--------------------------------------------------------------------------------------------------------------------------
       Income taxes                                                                $   14,077     $   13,043    $   15,917
--------------------------------------------------------------------------------------------------------------------------
    Non-cash investing activity:
       Securitization of mortgage loans and transfers to other real estate         $      674     $      922    $   45,613
--------------------------------------------------------------------------------------------------------------------------
       Unrealized appreciation (depreciation) in securities                        $   13,463     $  (17,543)   $    2,016
--------------------------------------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of the financial statements.

BSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1- Summary of Significant Accounting Policies
--------------------------------------------------------------------------------

Business Combination

On July 1, 1999, BSB Bancorp, Inc., (the "Company") completed its acquisition of Skaneateles Bancorp, Inc. Pursuant to the terms of the merger, each share of Skaneateles Bancorp common stock was converted into .97 share of the Company's common stock, which amounted to approximately 1.4 million shares. The acquisition constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16, "Business Combinations". Accordingly, the consolidated financial statements for the periods presented prior to the acquisition have been restated to include the combined results of operations, financial position and cash flows of BSB Bancorp, Inc. and Skaneateles Bancorp, Inc. prior to the merger. Certain reclassifications were made to Skaneateles Bancorp's prior year financial statements to conform to the Company's presentation.

The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements follow:

                                              Six Months Ended       Year Ended
                                                       June 30,     December 31,
(Dollars in Thousands)                                    1999             1998
-------------------------------------------------------------------------------
Net interest income
BSB Bancorp, Inc.                                      $37,192          $70,738
Skaneateles Bancorp, Inc.                                5,629           10,642
-------------------------------------------------------------------------------
Combined                                               $42,821          $81,380
===============================================================================

Net income
BSB Bancorp, Inc.                                      $10,679          $19,870
Skaneateles Bancorp, Inc.                                 (358)           1,649
-------------------------------------------------------------------------------
Combined                                               $10,321          $21,519
===============================================================================


In conjunction with the acquisition, the Company recorded a 1999 charge to operating expenses of $5.4 million ($3.3 million after tax, or $0.32 per diluted common share) for direct costs relating to the acquisition. Details of the acquisition related costs follow:

(Dollars in Thousands)
-------------------------------------------------------------------------------
Merger transaction costs                                                 $2,127
Restructuring costs:
    Employee severance                                                    1,318
    Exit costs                                                            1,963
-------------------------------------------------------------------------------
                                                                         $5,408
===============================================================================

Nature of Operations

The Company is the bank holding company of BSB Bank & Trust Company (the "Bank"). The Bank is a New York-chartered commercial bank and trust company and, at year end, operated 22 full-service branches in Broome, Chemung, Chenango, Onondaga, Oswego, and Tioga Counties of New York State. In 2001, the Bank entered into a definitive agreement to sell its Oswego branch. The Bank is in the business of providing a wide variety of loan and deposit products to its commercial and consumer customers, and also provides mortgage banking, trust, municipal, and other related services.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of the Bank and the Bank's wholly owned subsidiaries, after elimination of intercompany accounts and transactions.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

Other Real Estate

Other real estate is comprised of real estate acquired through foreclosure and is recorded at the lower of cost, or fair value less estimated costs to sell.

Intangible Assets

Intangible assets result from acquisitions under the purchase method of accounting and consist of goodwill which is being amortized, on a straight-line basis, over periods ranging from 7 to 10 years.

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

     Off-balance-sheet instruments: Off-balance-sheet financial instruments consist of letters of credit, commitments to extend credit, and interest rate swaps. Letters of credit and commitments to extend credit are fair valued based on fees and interest rates currently charged to enter into agreements with similar terms and credit quality. Interest rate swaps are fair valued based upon amounts the Company would expect to receive or pay to terminate such contracts.

Comprehensive Income

Comprehensive income consists of net income and the net change in unrealized gains or losses on securities available for sale, net of taxes. The Company reports comprehensive income in the Statements of Changes in Shareholders' Equity.

Reclassifications

Certain data for prior years has been reclassified to conform to the current year's presentation. These reclassifications had no effect on net income or shareholders' equity.

Note 2-Investment Securities
--------------------------------------------------------------------------------

The carrying value and market value of the investment securities portfolio at December 31 are summarized as follows:

                                                                                2000
 -----------------------------------------------------------------------------------------------------------------
                                                                         Gross            Gross
                                                   Carrying         Unrealized       Unrealized           Market
 (Dollars in Thousands)                               Value              Gains           Losses            Value
-----------------------------------------------------------------------------------------------------------------
Available for sale portfolio:
    U.S. Government Agencies                        $186,976           $  602            $2,549         $185,029
    Municipal obligations                             12,613               86                31           12,668
    Mortgage-backed securities                       169,652              278             1,731          168,199
    Equity securities                                 24,518               34                 1           24,551
    Corporate securities                               1,491               33                 3            1,521
-----------------------------------------------------------------------------------------------------------------
                                                    $395,250           $1,033            $4,315         $391,968
-----------------------------------------------------------------------------------------------------------------
Held to maturity portfolio:
    U.S. Government Agencies                        $     20                                            $     20
    Corporate debt securities                          1,619                                               1,619
    Municipal obligations                              5,854           $  104            $    7            5,951
    Mortgage-backed securities                         2,215               56                              2,271
-----------------------------------------------------------------------------------------------------------------
                                                    $  9,708           $  160            $    7         $  9,861
=================================================================================================================


                                                                                1999
-----------------------------------------------------------------------------------------------------------------
                                                                        Gross             Gross
                                                  Carrying         Unrealized        Unrealized           Market
(Dollars in Thousands)                               Value              Gains            Losses            Value
-----------------------------------------------------------------------------------------------------------------
Available for sale portfolio:
    U.S. Government Agencies                        $201,886           $    6           $ 9,455         $192,437
    Municipal obligations                             12,922                2               347           12,577
    Mortgage-backed securities                       164,156              295             7,226          157,225
    Equity securities                                 25,032               40                60           25,012
-----------------------------------------------------------------------------------------------------------------
                                                    $403,996           $  343           $17,088         $387,251
-----------------------------------------------------------------------------------------------------------------
Held to maturity portfolio:
    U.S. Government Agencies                        $  1,020                            $     2         $  1,018
    Corporate debt securities                          1,372                                               1,372
    Municipal obligations                              9,560           $   74                17            9,617
    Mortgage-backed securities                         2,520               62                 1            2,581
-----------------------------------------------------------------------------------------------------------------
                                                    $ 14,472           $  136           $    20         $ 14,588
=================================================================================================================

The following reflects the net unrealized gains (losses) on available for sale securities on a before and net of tax basis, including its effect on other comprehensive income for the years ended:

(Dollars in Thousands)                                                   2000              1999             1998
----------------------------------------------------------------------------------------------------------------
Net income                                                            $ 2,271          $ 18,225          $21,519

Other comprehensive income:
    Net unrealized gains (losses) on securities                        13,463           (17,543)           2,016
    Reclassification adjustment for net realized
       gains (losses) included in net income                                9              (231)            (851)
----------------------------------------------------------------------------------------------------------------
    Other comprehensive income, before tax                             13,472           (17,774)           1,165
    Income tax (cost) benefit on other comprehensive income            (5,627)            7,592               28
-----------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of tax                                  7,845           (10,182)           1,193
-----------------------------------------------------------------------------------------------------------------
Comprehensive income                                                  $10,116          $  8,043          $22,712
=================================================================================================================

The carrying value and market value of debt securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without penalties.

                                                                                         Carrying            Market
(Dollars in Thousands)                                                                      Value             Value
-------------------------------------------------------------------------------------------------------------------
Securities available for sale:
    Within one year                                                                      $  1,577          $  1,575
    After one year but within five years                                                   95,584            95,212
    After five years but within ten years                                                 133,357           132,058
    After ten years                                                                       140,214           138,572
--------------------------------------------------------------------------------------------------------------------
                                                                                         $370,732          $367,417
====================================================================================================================

Securities held to maturity:
    Within one year                                                                      $  1,924          $  1,923
    After one year but within five years                                                    2,397             2,426
    After five years but within ten years                                                     680               727
    After ten years                                                                         4,707             4,785
--------------------------------------------------------------------------------------------------------------------
                                                                                         $  9,708          $  9,861
====================================================================================================================

The gross realized gains and gross realized losses on investment securities transactions are summarized below:

(Dollars in Thousands)
Year ended December 31, 2000                                          Available For Sale           Held To Maturity
-------------------------------------------------------------------------------------------------------------------
Gross gains                                                                      $     9
Gross losses
-------------------------------------------------------------------------------------------------------------------
    Net gains                                                                    $     9
===================================================================================================================

Year ended December 31, 1999
-------------------------------------------------------------------------------------------------------------------
Gross gains                                                                      $   253                       $  4
Gross losses                                                                         488
-------------------------------------------------------------------------------------------------------------------
    Net gains                                                                    $  (235)                      $  4
===================================================================================================================

Year ended December 31, 1998
-------------------------------------------------------------------------------------------------------------------
Gross gains                                                                      $   823                       $166
Gross losses                                                                       1,821                         19
-------------------------------------------------------------------------------------------------------------------
    Net gains                                                                    $  (998)                      $147
===================================================================================================================

Investment securities at December 31, 2000 and 1999 include approximately $339.8 million and $349.2 million, respectively, pledged under various agreements, principally municipal deposits, letters of credit, lines of credit, and financing agreements.

Note 3- Loans
--------------------------------------------------------------------------------

Substantially all of the Bank's loans are granted to borrowers concentrated primarily within Broome, Chemung, Chenango, Onondaga, Oswego, and Tioga Counties, and other communities located in upstate New York.

Changes in the allowance for possible credit losses at December 31 are presented in the following summary:


(Dollars in Thousands)                                   2000              1999             1998
------------------------------------------------------------------------------------------------
Balance at beginning of year                         $ 29,134          $ 25,030         $ 21,768
Recoveries credited                                     2,027             2,360            1,321
Provision for credit losses                            53,721            19,137           12,931
Loans charged off                                     (25,591)          (17,393)         (10,990)
------------------------------------------------------------------------------------------------
    Balance at end of year                           $ 59,291          $ 29,134         $ 25,030
================================================================================================

At December 31, 2000 and 1999, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 totaled $31.6 million and $5.5 million, respectively. A valuation allowance aggregating $13.6 million and $1.8 million was recorded against impaired loans at December 31, 2000 and 1999, respectively. The average recorded investment in impaired loans was approximately $16.4 million in 2000, $10.1 million in 1999, and $11.0 million in 1998. The Bank recognized, on a cash basis, $0, $151,000, and $347,000 of interest on impaired loans during 2000, 1999, and 1998, respectively (during the portion of the year they were impaired).

Note 4-Loan Servicing
--------------------------------------------------------------------------------

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others were $516.7 million and $559.9 million at December 31, 2000 and 1999, respectively.

     Mortgage servicing rights capitalized and amortization recognized on those rights were not significant.

Note 5-Loans To Related Parties
-------------------------------------------------------------------------------

At December 31, 2000, loans to directors, officers, or their affiliates were $28.6 million. During 2000, new loans to such related parties amounted to $4.8 million and repayments amounted to $1.0 million.

Note 6-Bank Premises and Equipment
--------------------------------------------------------------------------------

A summary of bank premises and equipment at December 31 is shown as follows:

(Dollars in Thousands)                                 2000              1999
-----------------------------------------------------------------------------
Land                                              $   1,698          $  1,698
Banking premises                                     20,093            19,735
Furniture and equipment                              17,285            16,766
-----------------------------------------------------------------------------
                                                     39,076            38,199
Less: Accumulated depreciation                       24,658            22,211
-----------------------------------------------------------------------------
                                                  $  14,418          $ 15,988
=============================================================================

Note 7-Due To Depositors
-------------------------------------------------------------------------------

A summary of amounts due to depositors at December 31 is shown as follows:

(Dollars in Thousands)                                                                       2000              1999
-------------------------------------------------------------------------------------------------------------------
Savings accounts                                                                      $   164,472       $   186,799
Money market deposit accounts                                                             492,711           429,991
Certificates of deposit                                                                 1,048,329         1,111,310
NOW accounts                                                                               21,019            31,197
Non-interest bearing deposit accounts                                                     154,695           141,907
-------------------------------------------------------------------------------------------------------------------
                                                                                       $1,881,226        $1,901,204
===================================================================================================================

Time deposits with balances in excess of $100,000 amounted to approximately $262.5 million and $305.8 million at December 31, 2000 and 1999, respectively. The approximate maturity of time deposits at December 31, 2000 follows:


(Dollars in Thousands)
-------------------------------------------------------------------------------------------------------------------
Year of Maturity                                                                         Amount             Percent
-------------------------------------------------------------------------------------------------------------------
1                                                                                    $   862,060             82.2%
2                                                                                        148,530             14.2
3                                                                                         28,698              2.7
4                                                                                          5,873              0.6
5 and over                                                                                 3,168              0.3
-------------------------------------------------------------------------------------------------------------------
                                                                                      $1,048,329            100.0%
==================================================================================================================

Note. 8-Borrowings and Mandatorily Redeemable Preferred Securities
-------------------------------------------------------------------------------

The following is a summary of borrowings and mandatorily redeemable preferred securities at December 31:

(Dollars in Thousands)                                                                2000                     1999
--------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank of New York ("FHLB") advances                              $150,455                $  90,538
Securities sold under repurchase agreements                                         72,819                   49,218
Other                                                                                2,194                    2,289
-------------------------------------------------------------------------------------------------------------------
   Total borrowings                                                                225,468                  142,045
Mandatorily redeemable preferred securities                                         30,000                   30,000
-------------------------------------------------------------------------------------------------------------------
                                                                                  $255,468                 $172,045
====================================================================================================================


Borrowings at December 31, 2000 have maturity dates as follows:

                                                                                      Weighted
(Dollars in Thousands)                                                            Average Rate               Amount
-------------------------------------------------------------------------------------------------------------------
Borrowings maturing or callable in 2001                                                  6.22%             $202,513
December 23, 2002                                                                       10.51                 2,000
October 6, 2003                                                                          4.73                20,000
February 5, 2007                                                                         7.08                   418
January 11, 2019                                                                         6.08                   537
Mandatorily redeemable preferred securities in 2028                                      8.13                30,000
--------------------------------------------------------------------------------------------------------------------
                                                                                         6.37%             $255,468
====================================================================================================================

Information related to short-term borrowings at December 31 is as follows:

(Dollars in Thousands)                                                   2000              1999             1998
-----------------------------------------------------------------------------------------------------------------
Outstanding balance at end of year                                   $202,513          $119,048         $155,272
Average interest rate                                                    6.22%             5.45%            5.00%
Maximum outstanding at any month end                                 $214,588          $256,863         $187,758
Average amount outstanding during year                               $156,086          $179,499         $153,242
Average interest rate during year                                        6.02%             5.11%            5.48%

Average amounts outstanding and average interest rates are computed using weighted monthly averages.

     On July 24, 1998, the Company formed a wholly owned subsidiary business trust, BSB Capital Trust I, L.L.C. (the "Trust"), for the purpose of issuing preferred securities which qualify as Tier I capital of the Company. The Trust issued $30 million at par value of 8.125% preferred securities in an exempt offering. The preferred securities are non-voting, mandatorily redeemable in 2028, and guaranteed by the Company. The Company's guarantee, together with its other obligations under the relevant agreements, constitute a full, irrevocable, and unconditional guarantee by the Company of the securities issued by the Trust. The entire net proceeds to the Trust from the offering were invested in junior subordinated obligations of the Company, which are the sole assets of the Trust. The costs related to the issuance of these securities are capitalized and amortized over the life of the period to redemption on a straightline basis. The net proceeds were used to fund commercial and consumer loan growth.

     The Bank has assigned mortgage-backed securities as collateral for certain other borrowings. Such securities have a market value aggregating $2.2 million, and $2.3 million at December 31, 2000 and 1999, respectively.

     At December 31, 2000, the Bank had available lines of credit of $150 million with the FHLB subject to the amount of available collateral, of which $52.5 million is outstanding as of December 31, 2000. This outstanding balance is collateralized by certain mortgage loans, mortgage-backed securities, and other investment securities under a blanket pledge agreement with the FHLB. The Bank also had available a $10 million unsecured line of credit with First Union Corp., which requires daily repayment, and had no balance outstanding.

     Securities sold under repurchase agreements represent the purchase of interests in government securities by commercial checking customers which are repurchased by the Bank on the following business day. The government securities continue to be held by the Bank and the purchaser is precluded from engaging in repurchase transactions or otherwise pledging or hypothecating these securities.

Note 9-Employee Benefits
-------------------------------------------------------------------------------

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

The following table represents a reconciliation of the funded status of the plans at October 1:

                                                                                                  Life and
                                                          Pension Benefits                     Health Benefits
-------------------------------------------------------------------------------          -------------------------
(Dollars in Thousands)                                   2000              1999             2000              1999
-------------------------------------------------------------------------------          -------------------------
Change in benefit obligation:
   Benefit obligation at beginning of year          $  18,032         $  18,867          $ 4,624            $ 4,513
   Service cost                                           853               791              195                176
   Interest cost                                        1,395             1,227              351                288
   Actuarial (gains) losses                              (202)           (1,994)            (178)              (158)
   Annuity payments                                      (952)             (842)
   Premiums paid                                                                            (230)              (195)
   Settlements                                            (10)              (17)
-------------------------------------------------------------------------------          --------------------------
Benefit obligations at end of year                     19,116            18,032            4,762              4,624
-------------------------------------------------------------------------------          --------------------------

Change in plan assets:
   Fair value of plan assets at beginning of year      20,759            18,339
   Actual return on plan assets                         3,551             3,279
   Employer contributions                                                                    230                195
   Annuity payments                                      (952)             (842)
   Premiums paid                                                                            (230)              (195)
   Settlements                                            (10)              (17)
-------------------------------------------------------------------------------          --------------------------
Fair value of plan assets at end of year               23,348            20,759
-------------------------------------------------------------------------------          --------------------------

Funded status                                           4,232             2,727           (4,762)            (4,624)
Unrecognized transition (asset) obligation                                                 2,078              2,251
Unrecognized (gains) losses                            (3,983)           (1,933)            (531)              (354)
Unrecognized past service liability                       (94)             (119)
-------------------------------------------------------------------------------          --------------------------
Prepaid (accrued) benefit cost                      $     155         $     675          $(3,215)           $(2,727)
===============================================================================          ==========================

The benefit obligations and prepaid (accrued) benefit costs presented in the above table were determined using the following weighted-average assumptions at October 1:

                                                          2000             1999              2000         1999
-------------------------------------------------------------------------------          --------------------------
Weighted-average assumptions:
Discount rate                                             8.00%            7.75%              8.00%        7.75%
Expected return on plan assets                            9.00%            8.75%
Rate of compensation increase                             5.50%            5.50%              5.50%        5.50%

The net periodic pension cost and the net postretirement benefit cost for the years ended December 31, 2000, 1999, and 1998 are as follows:

                                                     Pension Benefits                   Life and Health Benefits
                                            ---------------------------------       -------------------------------
(Dollars in Thousands)                         2000         1999         1998         2000         1999        1998
------------------------------------------------------------------------------      --------------------------------
Service cost                               $    853     $    791     $    634         $195         $176        $123
Interest cost                                 1,395        1,228        1,162          351          288         240
Expected return on assets                    (1,703)      (1,639)      (1,544)
Unrecognized transition (asset) obligation                    (5)        (167)         173          173         173
Unrecognized (gain) loss                                                                                        (59)
Unrecognized past service liability             (25)         (25)         (25)
-----------------------------------------------------------------------------       -------------------------------
Net periodic benefit cost                  $    520     $    350     $     60         $719         $637        $477
=============================================================================       ================================

For measurement purposes, a 6.5% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2001. The rate was assumed to decrease gradually to 5.0% for 2004 and remain at that level thereafter.

A one-percentage-point change in assumed health care cost trend rates would have the following effect on life and health benefits at October 1, 2000:

                                                                         1-Percentage-            1-Percentage-
                                                                         Point Increase           Point Decrease
----------------------------------------------------------------------------------------------------------------
Effect on total of service and interest cost components                         $  31                   $   (24)
Effect on postretirement benefit obligation                                       193                      (179)

The Bank also has a defined contribution employee savings 401(k) plan. Full-time salaried employees, age twenty-one and older who have completed one year of service, are eligible to join the 401(k) plan. The Bank matches 100% of basic contributions up to 2.0% of each participant's annual contribution and 50% of contribution over 2.0% with the Bank's total match not to exceed 3%. Contributions to the plan amounted to $319,000 in 2000, $369,000 in 1999, and $416,000 in 1998.

Note 10 - Derivative Financial Instruments
--------------------------------------------------------------------------------

The Company uses interest rate swap agreements as a part of its overall interest rate risk management strategy. The swaps modify the repricing characteristics of certain brokered certificate of deposit liabilities. Under terms of the swap agreements, the Company receives a fixed rate of interest and pays a variable rate of interest. The swaps are entered into with a counterparty that meets the Company's established credit standards and the agreements contain collateral provisions protecting the at-risk party. The Company considers the credit risk inherent in these contracts to be negligible. The swaps match the related brokered certificates of deposit in notional/face amount, fixed interest rate, interest payment date, and maturity date. At December 31, 2000, the Company has swaps outstanding with a notional amount of $60 million and the Company would receive approximately $5.8 million if all interest rate swaps entered into had been terminated. This estimated fair value of the interest rate swaps results from the effects of changing interest rates and should be considered in the context of the entire balance sheet and the Company's overall interest rate risk profile. Changes in the estimated fair value of the interest rate swaps are not reflected in the consolidated financial statements. Investment securities with a fair value of approximately $1.4 million are pledged in favor of the broker, as collateral against the swaps at December 31, 2000.

    The Company accounts for the interest rate swaps on the accrual method, whereby the net interest receivable or payable is recognized on a periodic basis and is included as a component of interest on time accounts.

    Effective January 1, 2001, the Company adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." Under FAS 133, the interest rate swaps will be accounted for as fair value hedges of the brokered certificate of deposit liabilities. The swaps and the brokered certificates of deposit will be recorded at fair value on the statement of condition. The effect of adoption is not expected to have a material impact on net income or shareholders' equity.

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

Financial instruments whose contract amounts represent credit risk:


(Dollars in Thousands)                             2000           1999
----------------------------------------------------------------------
Commitments to extend credit                   $416,704       $422,499
Letters of credit                                33,321         29,488

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

     For both commitments to extend credit and letters of credit, the amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but includes residential and commercial real estate. Outstanding loans sold with recourse approximated $11.5 million as of December 31, 2000.

     As required by certain letters of credit agreements, the Bank has pledged as collateral mortgage-backed securities having a market value of approximately $5.1 million at December 31, 2000. The Company is required to maintain a reserve balance, as established by the Federal Reserve Board of New York. The required average total reserve for the 14-day maintenance period ended December 29, 2000 was $14.7 million of which $2.1 million was required to be on deposit with the Federal Reserve Bank of New York. The remaining $12.6 million was represented by cash on hand and other adjustments.

     The Bank rents facilities under leases expiring at various dates through 2016. Rent expense totaled approximately $872,000 in 2000, $786,000 in 1999, and $784,000 in 1998.

Approximate minimum rental commitments under existing noncancelable leases with remaining terms of one year or more are presented below:


Years ending December 31,                           (Dollars in Thousands)
-------------------------------------------------------------------------
2001                                                                $ 849
2002                                                                  873
2003                                                                  629
2004                                                                  623
2005                                                                  573
Later years                                                         2,752
-------------------------------------------------------------------------
   Total minimum lease payment                                     $6,299
=========================================================================

Note 12-Limits On Dividends
--------------------------------------------------------------------------------

The Company's ability to pay dividends to its shareholders is largely dependent on the Bank's ability to pay dividends to the Company. The circumstances under which the Bank may pay dividends are limited by federal and state statutes, regulations, and policies. The Bank must obtain the approval of the New York State Superintendent of Banks for payment of dividends if the total of all dividends declared in any calendar year would exceed the total of the Bank's net profits as defined by applicable regulations, for that year, combined with its retained net profits for the preceding two years. Furthermore, the Bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts, as defined by applicable regulations. At December 31, 2000, the Bank had approximately $13.8 million in undivided profits legally available for the payment of dividends.

     In addition, the Federal Reserve Board and the Federal Deposit Insurance Corporation ("FDIC") are authorized to determine under certain circumstances that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of such dividends. The payment of dividends that deplete a bank's capital base could be deemed to constitute such an unsafe or an unsound practice. There are also statutory limits on the transfer of funds to the Company by its banking subsidiary, whether in the form of loans or other extensions of credit, investments, or asset purchases. Such transfers by the Bank to the Company generally are limited in amount to 10% of the Bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be collateralized in specific amounts.

Note 13-Income Taxes
--------------------------------------------------------------------------------

The Company provides for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" which requires an asset and liability approach to recognizing the tax effects of temporary differences between tax and financial reporting.

The provision (benefit) for income taxes consists of the following:

(Dollars in Thousands)                                                      2000             1999              1998
-------------------------------------------------------------------------------------------------------------------
Current                                                                 $ 14,288          $12,019           $15,204
Deferred (benefit)                                                       (12,901)            (528)           (1,662)
-------------------------------------------------------------------------------------------------------------------
                                                                        $  1,387          $11,491           $13,542
====================================================================================================================

The components of deferred income taxes at December 31 included in other assets are:

(Dollars in Thousands)                                                                        2000             1999
-------------------------------------------------------------------------------------------------------------------
Assets:
   Available for sale investments                                                          $ 1,179          $ 7,361
   Allowance for possible credit losses                                                     23,716           11,945
   Postretirement benefits                                                                   1,286            1,118
   Other                                                                                     1,649            1,002
-------------------------------------------------------------------------------------------------------------------
                                                                                            27,830           21,426
-------------------------------------------------------------------------------------------------------------------
Liabilities:
   Depreciation                                                                                727              700
   Other                                                                                     1,098            1,440
-------------------------------------------------------------------------------------------------------------------
                                                                                             1,825            2,140
-------------------------------------------------------------------------------------------------------------------
   Net deferred tax asset                                                                  $26,005          $19,286
===================================================================================================================

A reconciliation between the federal statutory income tax rate and the effective income tax rate at December 31 follows:

------------------------------------------------------------------------------------------------------------------
Federal statutory income tax rate                                           35.0%             35.0%           35.0%
State income taxes, net of federal benefit                                  14.5               4.6             5.3
Tax-exempt interest income                                                 (10.0)             (1.1)           (0.8)
Other                                                                       (1.6)              0.2            (0.9)
------------------------------------------------------------------------------------------------------------------
   Effective federal income tax rate                                        37.9%             38.7%           38.6%
==================================================================================================================

Note 14-Earnings Per Share
--------------------------------------------------------------------------------

Basic earnings per share is computed based on the weighted average shares outstanding. Diluted earnings per share is computed based on the weighted average shares outstanding adjusted for the dilutive effect of the assumed exercise of stock options during the year. The following is a reconciliation of basic earnings per share to diluted earnings per share for the years ended December 31:

(Dollars in Thousands, Except Share Data)                        Income         Average Shares           Per Share
------------------------------------------------------------------------------------------------------------------
1998:    Basic earnings per share                               $21,519             10,006,369               $2.15
         Effect of stock options                                                       358,813
------------------------------------------------------------------------------------------------------------------
         Diluted earnings per share                             $21,519             10,365,182               $2.08
==================================================================================================================
1999:    Basic earnings per share                               $18,225             10,137,625               $1.80
         Effect of stock options                                                       174,488
------------------------------------------------------------------------------------------------------------------
         Diluted earnings per share                             $18,225             10,312,113               $1.77
==================================================================================================================
2000:    Basic earnings per share                               $ 2,271             10,279,667               $0.22
         Effect of stock options                                                        77,977
------------------------------------------------------------------------------------------------------------------
         Diluted earnings per share                            $  2,271             10,357,644               $0.22
==================================================================================================================

Note 15-Options and Shareholder Rights
--------------------------------------------------------------------------------

The Company has a Long-Term Incentive and Capital Accumulation Plan (the "Incentive Plan") for the benefit of officers and certain other employees of the Company and its subsidiary. The Incentive Plan, as approved by shareholders at the 1996 Annual Meeting of Shareholders and as amended at the 1998 and 1999 Annual Meetings of Shareholders, provides for options to purchase a total of 1.3 million shares of authorized common stock, of which options to purchase 858,025 shares have been granted as of December 31, 2000. At December 31, 2000, there were 617,063 options to purchase shares available for future grant under the Incentive Plan. Four kinds of rights are contained in the Incentive Plan and are available for grant: incentive stock options, non-qualified options, stock appreciation rights, and performance share awards. Options under this Incentive Plan have a 10-year term, and vest and become exercisable at 25% per year at the end of each of the first four years following the grant date, as long as the optionee remains an employee of the Company or its subsidiaries, or as otherwise determined by the Company's Compensation Committee.

     The Directors' Stock Option Plan (the "Directors' Plan"), as approved by shareholders at the 1994 Annual Meeting of Shareholders, provides for options to purchase 393,750 shares of authorized but unissued common stock by incumbent and future non-employee directors of the Company; 245,250 options to purchase shares have been granted as of December 31, 2000. At December 31, 2000, 148,500 options to purchase shares are available for future grant under the Directors' Plan. All options granted under the Directors' Plan are intended to be non-qualified options. Vesting occurs on the grant date, and options may be exercised six months after the grant date. Under the Directors' Plan, to the extent options remain available for grant, upon initial election or appointment as a director, new non-employee directors of the Company will each receive a grant of an option to purchase 6,750 shares of common stock. Furthermore, in January of each year, each non-employee director, including any director who becomes a non-employee director prior to such anniversary, shall be granted an option to purchase 2,250 shares of common stock.

Activity in the Plans during 1998, 1999, and 2000 was as follows:

                                                              Number of                      Option Price
(Dollars in Thousands, Except Share Data)                        Shares              Per Share            Aggregate
-------------------------------------------------------------------------------------------------------------------
            Outstanding options at December 31, 1997            665,498           $ 3.61-$18.83             $ 8,585
1998:       Options forfeited                                    (2,444)              15.62                     (38)
            Options exercised                                   (85,093)            4.52-18.83               (1,001)
            Options granted                                     208,799            20.05-32.75                5,977
-------------------------------------------------------------------------------------------------------------------
            Outstanding options at December 31, 1998            786,760             3.61-32.75               13,523
1999:       Options exercised                                  (187,647)            3.61-23.10               (1,978)
            Options granted                                     227,100            26.63-28.75                6,178
-------------------------------------------------------------------------------------------------------------------
            Outstanding options at December 31, 1999            826,213             3.61-32.75               17,723
2000:       Options forfeited and rescinded                    (173,838)           17.17-29.63               (2,683)
            Options exercised                                  (104,281)            3.61-18.83               (1,424)
            Options granted                                     298,000            13.50-19.50                3,788
-------------------------------------------------------------------------------------------------------------------
            Outstanding options at December 31, 2000            846,094           $ 5.84-$32.75             $17,404
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

Note 16-Stock-Based Compensation
--------------------------------------------------------------------------------

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

(Dollars in Thousands)                                                      2000             1999           1998
-----------------------------------------------------------------------------------------------------------------
Net Income:
    As reported                                                           $2,271          $ 18,225        $21,519
    Pro forma                                                              1,104            17,062         20,552

Earnings Per Share:
    As reported:
       Basic                                                              $ 0.22          $   1.80        $  2.15
       Diluted                                                              0.22              1.77           2.08
    Pro forma:
       Basic                                                              $ 0.11          $   1.68        $  2.05
       Diluted                                                              0.11              1.65           1.98

The weighted average fair value of options granted during 2000, 1999, and 1998 was $4.51, $6.51, and $6.91, respectively.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2000, 1999, and 1998, respectively: dividend yield of 3.6% for 2000, 3.3% for 1999, and 3.1% for 1998; expected volatility of 27.9% for 2000, 24.9% for 1999, and 24.2% for 1998; risk-free interest rates of 6.2% in 2000, 4.7% for 1999, and 5.7% in 1998; and expected lives of 7.4 years in 2000, 1999, and 1998.

     Options exercisable under the plans at December 31, 2000, 1999, and 1998 amounted to 575,888, 506,705, and 435,223, respectively. The weighted average exercise price of options exercisable at December 31, 2000, 1999, and 1998 were $20.19, $18.43, and $12.72, respectively.

The following table summarizes information about options outstanding at December 31, 2000:

                                                               Outstanding                  Exercisable
                                                     -----------------------------    -----------------------
                                                          Weighted
                                                           Average        Weighted                   Weighted
Range of                                                 Remaining         Average                    Average
Exercise                                 Options       Contractual        Exercise         Number    Exercise
Prices                                Outstanding    Life in Years           Price    Exercisable       Price
-------------------------------------------------------------------------------------------------------------
$3.61 to $5.84                                727            2.775         $ 5.84             727      $ 5.84
$9.33 to $14.50                           256,834            6.497         $12.53         171,834      $11.70
$15.08 to $19.85                          255,658            7.002         $18.43         180,122      $18.14
$26.63 to $32.75                          332,875            7.659         $28.45         223,205      $28.64
-------------------------------------------------------------------------------------------------------------
                                          846,094                                         575,888
=============================================================================================================

Note 17-Selected Quarterly Financial Data
-------------------------------------------------------------------------------

Summarized quarterly financial information for the years ended December 31, 2000 and 1999 is as follows:


(Dollars in Thousands,
Except Share Data)                          Three Months Ended                        Three Months Ended
-------------------------------------------------------------------------    -------------------------------------
                                   3/31/00   6/30/00   9/30/00   12/31/00    3/31/99   6/30/99   9/30/99  12/31/99
-------------------------------------------------------------------------    -------------------------------------
Total interest income              $46,280   $48,357   $49,661   $ 49,110    $42,505   $43,733   $44,262   $46,221
Total interest expense              23,901    24,778    26,276     27,233     21,393    21,981    22,835    23,367
-------------------------------------------------------------------------    -------------------------------------
Net interest income                 22,379    23,579    23,385     21,877     21,112    21,752    21,427    22,854
Provision for credit losses          4,608     4,951    17,249     26,913      3,461     3,695     7,054     4,927
-------------------------------------------------------------------------    -------------------------------------
Net interest income after
    provision for credit losses     17,771    18,628     6,136     (5,036)    17,651    18,057    14,373    17,927
Gains (losses) on sale of securities                         9                  (401)      185         1       (16)
Gains (losses) on sale of loans          7        21        12         26          6      (310)      (32)      (27)
Non-interest income                  3,354     3,435     3,682      3,138      2,784     3,007     3,080     4,095
Operating expense                   11,713    11,714    12,734     11,364     11,163    12,658    15,374    11,468
--------------------------------------------------------------------------   -------------------------------------
Income before income taxes           9,419    10,370    (2,895)   (13,236)     8,877     8,281     2,048    10,511
Income taxes                         3,671     4,051    (1,230)    (5,105)     3,341     3,496       372     4,283
-------------------------------------------------------------------------    -------------------------------------
    Net income (loss)              $ 5,748   $ 6,319   $(1,665)  $ (8,131)   $ 5,536   $ 4,785   $ 1,676   $ 6,228
=========================================================================    =====================================
Earnings per share:
Basic                              $  0.56   $  0.62   $ (0.16)  $  (0.79)   $   0.55  $   0.48  $  0.16   $  0.61
=========================================================================    =====================================

Diluted                            $  0.56   $  0.61   $ (0.16)  $  (0.79)   $   0.54  $   0.46  $  0.16   $  0.61
=========================================================================    =====================================

Note 18-Fair Value of Financial Instruments
--------------------------------------------------------------------------------

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

The net carrying amount and fair values of financial instruments at December 31 are as follows:

                                                               2000                               1999
                                                   -----------------------------       ----------------------------
                                                      Carrying              Fair         Carrying              Fair
(Dollars in Thousands)                                  Amount             Value           Amount             Value
--------------------------------------------------------------------------------       ----------------------------
Financial assets:
    Cash and cash equivalents                      $    65,110      $     65,110       $   70,065      $     70,065
    Investment securities                              231,261           231,359          241,979           242,033
    Mortgage-backed securities                         170,414           170,469          159,744           159,806
    Loans                                            1,820,267         1,793,371        1,722,252         1,686,948
    Allowance for possible credit losses               (59,291)                           (29,134)
--------------------------------------------------------------------------------       ----------------------------
       Net loans                                     1,760,976         1,793,371        1,693,118         1,686,948
    Mortgages held for sale                                 94                94            2,085             2,085
--------------------------------------------------------------------------------       ----------------------------
       Total financial assets                      $ 2,227,855      $  2,260,403       $2,166,991      $  2,160,937
================================================================================       ============================

Financial liabilities:
    Deposits                                       $ 1,881,226      $  1,888,807       $1,901,204      $  1,879,477
    Borrowings                                         255,468           256,549          172,045           177,029
    Interest rate swap agreements                                           (455)                             1,548
--------------------------------------------------------------------------------      -----------------------------
       Total financial liabilities                 $ 2,136,694      $  2,144,901       $2,073,249      $  2,058,054
================================================================================      =============================

Note 19-Regulatory Matters
--------------------------------------------------------------------------------

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

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that the Bank meets all capital adequacy requirements to which it is subject.

                                                                                                     To Be Well
                                                                                              Capitalized Under
                                                                        For Capital           Prompt Corrective
                                                  Actual             Adequacy Purposes:      Action Provisions:
(Dollars in Thousands)                       Amount     Ratio        Amount      Ratio         Amount        Ratio
------------------------------------------------------------------------------------------------------------------
As of December 31, 2000
------------------------------------------------------------------------------------------------------------------
    Total capital/to risk-weighted assets  $198,882   10.67%       *$ 149,073    *8.0%        *$186,341    *10.0%
    Tier I capital/to risk-weighted assets $175,145    9.40%       *$  74,536    *4.0%        *$111,805     *6.0%
    Tier I capital/to average assets       $175,145    7.62%       *$  91,919    *4.0%        *$114,899     *5.0%

As of December 31, 1999
------------------------------------------------------------------------------------------------------------------
    Total capital/to risk-weighted assets  $200,968   11.08%       *$145,075     *8.0%        *$181,344    *10.0%
    Tier I capital/to risk-weighted assets $178,220    9.83%       *$ 72,537     *4.0%        *$108,806     *6.0%
    Tier I capital/to average assets       $178,220    7.85%       *$ 90,762     *4.0%        *$113,452     *5.0%

* means more than  or equal to

Note 20-Financial Information-Parent Company
--------------------------------------------------------------------------------

STATEMENTS OF CONDITION

                                                                                                December 31,
(Dollars in Thousands, Except Share Data)                                                  2000             1999
-------------------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks                                                                  $ 11,139          $ 15,633
Investment in Bank, at equity                                                             174,456           170,063
Investment in trust subsidiary                                                                928               928
Prepaid expenses                                                                              733               752
Other assets                                                                                1,089                52
-------------------------------------------------------------------------------------------------------------------
                                                                                         $188,345          $187,428
===================================================================================================================

Liabilities and Shareholders' Equity
Accrued interest payable                                                                 $  1,047         $   1,104
Other liabilities                                                                             585               903
Junior subordinated debentures                                                             30,928            30,928
-------------------------------------------------------------------------------------------------------------------
    Total liabilities                                                                      32,560            32,935
Shareholders' equity:
    Preferred stock, par value $.01 per share; 2,500,000 shares authorized, none issued
    Common stock, par value $.01 per share; 30,000,000 shares authorized;
       11,503,272 shares and 11,398,991 shares issued                                         115               114
Additional paid-in capital                                                                 38,789            37,287
Undivided profits                                                                         132,277           140,295
Accumulated other comprehensive income                                                     (1,912)           (9,757)
Treasury stock at cost; 1,175,524 and 1,173,669 shares                                    (13,484)          (13,446)
-------------------------------------------------------------------------------------------------------------------
    Total shareholders' equity                                                            155,785           154,493
-------------------------------------------------------------------------------------------------------------------
                                                                                         $188,345          $187,428
===================================================================================================================


STATEMENTS OF INCOME

                                                                                  Years Ended December 31,
(Dollars in Thousands)                                                     2000            1999              1998
-------------------------------------------------------------------------------------------------------------------
Income
Dividends from Bank                                                      $10,289          $ 9,653           $ 8,239
Interest on investments                                                       74               77                33
Other income                                                                 207
Equity in undistributed net income of Bank,
    net of dividends                                                      (5,335)          12,445            14,525
-------------------------------------------------------------------------------------------------------------------
       Total income                                                        5,235           22,175            22,797
-------------------------------------------------------------------------------------------------------------------

Expense
Interest on long-term debentures                                           2,457            2,563             1,108
Acquisition charges                                                        1,215            2,941
Other expenses                                                             1,080            1,146             1,020
-------------------------------------------------------------------------------------------------------------------
       Total expense                                                       4,752            6,650             2,128
-------------------------------------------------------------------------------------------------------------------
Income before tax benefit                                                    483           15,525            20,669
Tax benefit                                                                1,788            2,700               850
-------------------------------------------------------------------------------------------------------------------
NET INCOME                                                               $ 2,271          $18,225           $21,519
===================================================================================================================

STATEMENTS OF CASH FLOWS

                                                                                    Years Ended December 31,
(Dollars in Thousands)                                                    2000             1999              1998
--------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                              $  2,271         $ 18,225          $ 21,519
Adjustments to reconcile net income to net cash
    provided by operating activities:
      Equity in undistributed net income of Bank,
        net of dividends                                                   5,335          (15,145)          (15,375)
      Net change in other assets and liabilities                          (3,197)             684               377
--------------------------------------------------------------------------------------------------------------------
              Net cash provided by operating activities                    4,409            3,764             6,521
-------------------------------------------------------------------------------------------------------------------

Investing Activities
Capital contributions to subsidiaries                                                      (5,000)           (6,650)
-------------------------------------------------------------------------------------------------------------------
              Net cash used by investing activities                                        (5,000)           (6,650)
-------------------------------------------------------------------------------------------------------------------

Financing Activities
Proceeds from issuance of junior subordinated debentures
    to subsidiaries                                                                                          30,928
Dividends paid to shareholders                                           (10,289)          (9,653)           (8,239)
Purchases of treasury stock                                                  (38)             (75)              (29)
Proceeds from exercise of stock options                                    1,424            1,978             1,001
--------------------------------------------------------------------------------------------------------------------
        Net cash (used) provided by financing activities                  (8,903)          (7,750)           23,661
--------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                 (4,494)          (8,986)           23,532
Cash and cash equivalents at beginning of year                            15,633           24,619             1,087
--------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                                $ 11,139         $ 15,633          $ 24,619
====================================================================================================================

BSB Bank & Trust (Subsidiary of BSB Bancorp, Inc.)
Officers

Executive
---------
Howard W. Sharp, President and Chief Executive Officer
Larry G. Denniston, Senior Vice President and Corporate Secretary
Mary I. Hoskins, Assistant Corporate Secretary

Bank Operations
Robert N. Keller, Jr., Administrative Vice President-Operations
Thomas J. Lamphere, Assistant Vice President-Security Officer
Janet L. McHenry, Assistant Vice President-Operations
Lara K. Hurley-Wood, Business Development Office-Deposit Services

Systems
Matthew W. Schaefer, Senior Vice President and Chief Information Officer Paul F. Santodonato, Vice President-Technology
Joyce E. Burke, Vice President-Computer Services

Accounting
----------
Rexford C. Decker, Senior Vice President and Chief Financial Officer Kevin P. Harty, Administrative Vice President-Finance
George E. Kunkel, Vice President and Controller
Keith A. Martin, Assistant Controller

Human Resources
---------------
Roy W. Brock, Administrative Vice President

Treasury Operations
-------------------
John P. Driscoll, Executive Vice President and Treasurer
Christopher B. Loughridge, Vice President and Assistant Treasurer
Danielle E. Devine, Treasury Officer

BSB Financial Services
----------------------

Trust
Douglas R. Johnson, Senior Vice President and Senior Trust Officer Leslie J. Distin, Vice President and Trust Officer
John P. Riesbeck, Vice President-Trust Investment Officer

Brokerage
Pamela A. Kelley, Vice President-Financial Services

COMMERCIAL BANKING
------------------
Marvin F. Mastrangelo, Senior Vice President-Chief Lending Officer

Commercial Lending
John B. Westcott, Administrative Vice President
F. Mathew Zlomek, Administrative Vice President
Andrew O. Kane, Vice President
Carl J. Speicher, Vice President
William Hodel, Vice President
C. Patrick O'Neil, Vice President
Sharon K. Witte, Vice President
James A. Berry, Assistant Vice President
James J. Frawley, Assistant Vice President
Lisa N. Kost, Assistant Vice President
Margaret J. Murray, Assistant Vice President
Chester T. Schultz, Assistant Vice President

Commercial Real Estate
Ronald G. Lawrence, Vice President
Emma Watson, Assistant Vice President
Lorraine J. Frey, Commercial Real Estate Loan Officer

Government Banking
Lawrence M. Harris, Vice President-Government Banking
Louis M. Petrilli, Assistant Vice President-Government Banking

Risk Management
---------------
William M. Le Beau, Senior Vice President

Commercial Credit Administration
William B. Meredith, Senior Vice President
Edward P. Bahrenburg, Vice President-Special Assets
Melody A. Gardner, Vice President-Commercial Loan Operations
Ann Marie F. Smith, Vice President-Commercial Credit Administration John S. Gibbs, Assistant Vice President-Special Assets
Barry J. Westington, Assistant Vice President-Special Assets
Patricia A. Merrell, Special Assets Officer

Compliance and CRA
Patrick M. Gleason, Assistant Vice President-Compliance Officer
Lynda G. Gerrity Ames, Assistant Vice President-Community Development Officer

Internal Audit
Loan Review
Phyllis K. Gilroy, Vice President

RETAIL BANKING
--------------
Arthur C. Smith, Executive Vice President-Retail Banking Officer

Branch Administration
Michael V. Radicchi, Administrative Vice President-Branch Administrator Jacqueline L. Speicher, Administrative Vice President-Branch Sales James E. Dove, Vice President-Regional Sales Manager-CNY
James H. DiMascio, Vice President-Facilities and Services
Lori A. Micha, Assistant Vice President-Assistant Sales Administrator Elizabeth I. Donahue, Assistant Vice President
Marian M. Avery, Senior Branch Officer
Denise G. Mughetti, Senior Branch Officer
Richard L. Pitman, Senior Branch Officer
Joan M. Rozycko, Senior Branch Officer
Kelly L. Valenti, Senior Branch Officer
Patricia A. Blair, Branch Officer
Jeanine M. Cianciosi, Branch Officer
Christine M. Ferranti, Branch Officer
Terri L. Slater, Branch Officer
LoriAnne Welch, Branch Officer

Consumer Lending
William T. Slote, Administrative Vice President
Joseph Diorio, Vice President-Business Development
Joseph D. Dempsey, Vice President-Consumer Credit
Karen L. Thurber, Vice President-Consumer Loans Operations
Arthur L. Dunning, Jr., Assistant Vice President-Credit Card Officer James W. Rowlands, Assistant Vice President-Adjustments/Recovery
Rebecca L. Angello, Consumer Credit Officer
Matthew J. Parsons, Business Development Officer

Residential Mortgage Lending
Gary T. Drabo, Administrative Vice President
Allen E. Fuller, Vice President-Mortgage Servicing
John J. Saraceno, Vice President-Business Development
Robert L. Anderson, Jr., Vice President-Mortgage Processing
Arthur R. Truesdell, Residential Collections Officer
Wendy L. Aldrich, Mortgage Processing Officer

BSB Bank & Trust.
Shareholder Information

Corporate Headquarters:                        Mailing Address:
BSB Bancorp, Inc.                              P. O. Box 1056
58-68 Exchange Street                          Binghamton, New York 13902
Binghamton, New York 13901

Annual Meeting:
The Annual Meeting of Shareholders of BSB Bancorp, Inc. will be held at 10:00 A.M. on April 23, 2001, in the South Ballroom at the Binghamton Regency Hotel and Conference Center, One Sarbro Square, 225 Water Street, Binghamton, New York.

Form 10-K Annual Report:
A copy of BSB Bancorp, Inc. Form 10-K Annual Report may be obtained without charge upon written request to Larry G. Denniston, Senior Vice President & Corporate Secretary, Shareholder Relations Department, BSB Bancorp, Inc., 58-68 Exchange Street, Binghamton, New York 13901.

Registrar and Transfer Agent:
American Stock Transfer and Trust Company
59 Maiden Lane
Plaza Level
New York, New York 10038

Stock Listing:
BSB Bancorp, Inc. common stock is listed on The Nasdaq Stock Market's National Market System under the symbol BSBN. High, low, and closing prices and daily trading volume are reported in most major newspapers as "BSB Bcp."

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

Dividend Direct Deposit:
With our Dividend Direct Deposit, you can have your BSB Bancorp, Inc. common stock dividends automatically deposited directly into your checking or savings account. If you would like information regarding this service, please contact our Shareholder Relations Department at (607) 779-2406 or toll free at 1-877-289-0221.