Form 10-K, Exhibit 13
period 2001-12-31
BSB BANCORP INC
filed 2002-03-28
CIK 830257

                                   EXHIBIT 13

                                  ANNUAL REPORT

BSB Bancorp, Inc.
Annual Report 2001
Core Strengths
Focused Execution

General Shareholder Description

As of December 31, 2001, there were 2,286 shareholders of record of the Company's common stock. Institutional investors held approximately 4.4 million shares, or 45 percent of shares outstanding. Approximately 36 percent of shares outstanding are owned locally, within BSB's core market area. Directors and executive officers own approximately 7.0 percent of shares outstanding.

Stock Listing

The common stock of BSB Bancorp, Inc. is listed on the NASDAQ National Market System under the symbol BSBN.

Stock Transfer Agent

American Stock Transfer and Trust Company
59 Maiden Lane  Plaza Level  New York, NY 10038
800 937 5449

Annual Meeting

Monday, April 29, 2002 at 10:00 a.m.

Binghamton Regency Hotel and Conference Center  South Ballroom
One Sarbro Square  225 Water Street  Binghamton, NY 13901

Investor Relations - Form 10-K Annual Report

Investor and shareholder information regarding BSB Bancorp, Inc., including a copy of BSB Bancorp, Inc. Form 10-K Annual Report and all filings with the Securities and Exchange Commission, is available through the Company's Web site at www.bsbbank.com. Copies may also be obtained without charge upon request to:
Larry G. Denniston  Senior Vice President and Corporate Secretary
BSB Bancorp, Inc.
58-68 Exchange Street
Binghamton, NY 13901
607 779 2406  Toll free 1 877 289 0221
ldenniston@bsbbank.com

2001 Strategic Objectives

Objective

Improve Commercial Credit Underwriting and Administration
         - Created "special assets" unit to manage selected non-performing and other targeted loans
         - Essential staff was added in the recently separated lending function and credit administration areas
         - Focused on high credit quality and profitable long-term customer relationships

Objective
Reduce Loan Delinquencies

         - 30 to 89 days past due loans were reduced from over $66 million at year-end 2000 to approximately $18 million

Objective

Restructure Asset Mix - Reduce Size of C&I Portfolio

         - Total loans were decreased by 19.3 percent, and C&I loans were reduced by approximately $261 million, or 26.1 percent, in 2001

Objective

Improve Liquidity and Reduce High-Cost, Non-Core Deposits

         - Decreased use of "wholesale" funding, allowing $284.8 million of "MoneyDesk" and brokered deposits to run off in 2001

Objective
Capital Management

         - The Board twice authorized the repurchase of common shares with available capital, with 731,737 shares repurchased at yearend

2001 Performance Highlights

         - Net income increased from $2.3 million in 2000 to $20.5 million in 2001
         - Efficiency ratio for 2001 was 45.85 percent, which is significantly better than our peer institutions
         - Opened a full-service branch location in Fayetteville, New York, expanding our presence in the Syracuse area - Announced the sale of $11 million credit card loan portfolio
         - Increased interest rate margin by 22 basis points from fourth quarter 2000 to fourth quarter 2001

Company Profile

Headquartered in Binghamton, New York, BSB Bancorp, Inc. provides a broad range of deposit, loan, trust and financial management services to businesses and consumers in Broome, Onondaga, Tioga, Chenango and Chemung counties. The Bank serves its customers from 22 full-service banking offices, 29 branch-based and 26 off-premise automatic teller machines and at 12 proprietary banking service locations (StoreTeller(R)) situated in a large area supermarket chain.

In Broome County, the Bank is the leader in total deposits with a 39 percent market share.

12 31 01

Assets                                        $2.1 billion
Gross Loans                                    1.5 billion
Deposits                                       1.5 billion
Shareholders' Equity                         155.8 million

Avg. Branch Deposit Size*                      $66 million
Total Households Serviced                          108,000
*Excludes supermarket branches

Market Profile

During recent years, the Central New York area has been one of New York State's fastest growing economic regions, providing a solid core market for BSB. Private sector job growth in Binghamton, Syracuse and Elmira was a combined 5.2 percent between April 2000 and April 2001, compared with national average growth of 2.9 percent. The September 2001 average unemployment rate in the five counties where BSB conducts business was 4.6 percent, compared to the national average of 4.9 percent. The Binghamton area has one of the largest concentrations of technology-related jobs in the U.S. Syracuse-area new residential housing starts are up 60 percent over the past two years. Elmira's local property values increased by 25.9 percent in 2000, second of 319 metropolitan areas in the U.S.

Central New York is also home to 44 private and state colleges with a combined enrollment of 215,000 students. Nationally acclaimed Binghamton University operates a growing research program in connection with over 100 local companies aligned in various strategic partnerships. The Strategic Partnership for Industrial Resurgence (SPIR) offers engineering extension services to help small- and mid-sized businesses stay competitive in today's rapidly changing business environment. SPIR fills a critical role in providing infrastructure support to New York State businesses. The University's Integrated Electronics Engineering Center (IEEC) has more than 40 associate member businesses and acts as the de facto research and development arm for many of its members. The IEEC has a $30 million annual economic impact on the community. A planned Advanced Biotechnology Center at the University is expected to act as an economic magnet, drawing new industry to the Binghamton area.

To Our Shareholders, Customers and Employees
Howard W. Sharp, President and Chief Executive Officer

With the completion of my first full year as President and Chief Executive Officer of BSB Bancorp, I'm pleased with the success that we had capitalizing on the opportunities and negotiating the many challenges we faced in 2001. As I look back upon the year, I feel a sense of accomplishment resulting from the many improvements which have been made, especially in the way we manage the commercial lending portion of our business. I believe we have made significant progress in dealing with the loan quality problems, and as importantly, we have made solid progress in changing the lending philosophy and building a team of lenders capable of executing our new strategies. While we still have an unacceptable level of non-performing and delinquent loans, we expect continued improvement this year.

The strategy of stabilizing earnings while shrinking the loan portfolios, which we adopted at the beginning of 2001, proved successful. We now look forward to modest growth in the targeted areas of residential and commercial mortgage lending, accompanied by continued improvements in earnings. Despite the burden upon earnings resulting from the loan quality problems, the company achieved solid full-year financial results.

Financial Results

I'm very proud of the way the BSB team - and it was clearly a team effort - performed in 2001 as we made significant progress in restructuring our loan portfolio, improving asset quality and attaining solid full-year financial results.

Net income for 2001 was $20.5 million, or $2.02 per diluted share, an increase of $18.2 million and $1.80 per diluted share from $2.3 million, or $.22 per share for 2000. Total assets on December 31, 2001 were $2.1 billion, a reduction of 10.9 percent from the year-end 2000 amount of $2.3 billion, and a reflection of our objective of restructuring the composition of the loan portfolio, with the specific goal of reducing our Commercial and Industrial (C&I) loans.

One of the significant operating strengths of our regional community bank has been, and remains, control of operating expense, which decreased by 4.4 percent to $43.5 million from $45.5 million in 2000. This is further illustrated by our 2001 efficiency ratio (overhead expense divided by revenue) of 45.85 percent, a level significantly better than the average for regional community banks of comparable size.

Net interest income and net interest margin for 2001 were $82.6 million and 4.08 percent, compared to $91.2 million and 4.24 percent for 2000. The decrease in net interest income was due largely to the significant reduction in earning assets associated with the planned actions torestructure the loan portfolio. The decline in assets enabled us to reduce higher-cost, wholesale deposits which in turn had a positive effect on the cost of funds, and helped to mitigate the reduction in higher gross-yield loans.

Progress on Performance Objectives

In the 2000 Annual Report, I discussed a number of strategic initiatives that would frame our performance objectives for 2001. Because these performance objectives played such an integral part in our performance during 2001, it's appropriate to review them individually along with the significant progress that was made during the year.

Improved Commercial Credit Underwriting and Administration

In the past 15 months we have made extensive changes to our commercial credit underwriting and administration, starting with the hiring of an experienced senior risk manager who completely revamped the Bank's lending policies. While we intend to remain a leader in the commercial loan business within our various markets, we will do it while maintaining a credit culture where quality is paramount and by focusing on long-term, more creditworthy and profitable customer relationships.

Along with the hiring of additional relationship managers, well-qualified, experienced staff was added in the areas of underwriting and credit administration. The organizational structure was changed to separate the responsibilities of relationship management from underwriting, a change designed to improve the quality and consistency of underwriting. During the first quarter, a "special assets" unit , responsible for managing non-performing and other selected loans, was created. This change is improving the control and recoveries of these loans while freeing the relationship managers to spend their time managing desirable accounts and developing new business.

Improve Asset Quality

Loans 30 to 89 days past due were 3.65 percent of total loans on December 31, 2000. By year-end 2001, this measurement of credit quality was significantly improved at 1.23 percent. Delinquent loans provide an indication of the future risk profile of the portfolio. The actions described above were instrumental in this improvement and I'm confident that the process we have in place is sufficient to address asset quality issues.

Restructure Asset Mix - Reduce Size of C&I Portfolio

As part of the comprehensive risk-management-process analysis completed in fourth quarter 2000, we assessed the composition of our loan portfolios and determined that a rebalancing of the Bank's loan mix was needed.

From December 31, 2000 through the end of 2001 we moved to decrease total loans by 19.3 percent, and reduced our C&I loan portfolio by approximately $261 million or 26 percent. We believe this action will result in an increase in overall loan quality that will be instrumental in improved earnings performance over time.

Improve Liquidity and Reduce High-Cost Non-Core Deposits

Our strong progress in reducing the size of our C&I portfolio during the year also reduced our need for wholesale funding. From December 31, 2000 through the end of 2001 we significantly reduced the use of higher-cost wholesale deposits, running off approximately $285 million in "MoneyDesk" and brokered deposits.

Because we planned to couple the decrease in earning assets with a corresponding decrease in the use of wholesale funding, used to support past C&I loan growth, we believed we could accomplish this without a significant negative impact to earnings. While no one could have foreseen the events of 2001, and the corresponding reductions in key interest rates, the fact that our net interest margins have remained strong - increasing by 22 basis points from the fourth quarter of 2000 to the fourth quarter of 2001 - suggests that our strategy was fundamentally sound.

Capital Management

Despite the significant challenges facing BSB when we started the year, we remain a strong financial institution, with the Bank's Tier 1 Capital Ratio of
11.60 percent at yearend, significantly exceeding the Federal Reserve Board requirements for a "well capitalized" financial institution.

In fact, our capital position was strong enough that the Board of Directors twice authorized the repurchase of common shares with available capital. Through year-end 2001, 731,737 shares of BSB Bancorp common stock were repurchased. These repurchases have a principal effect of increasing earnings per share of the remaining outstanding shares of BSB common stock.

Moving Ahead With Confidence

Our refocused strategy enabled us to make significant progress during 2001, and I believe we have in place the leadership and teamwork necessary to ensure that we continue to successfully execute our business plan.

We will continue to demonstrate an uncompromising dedication to high asset quality. Although we intend to return to a growth posture during 2002, our targets will be conservative and our steps measured. Our plan for 2002 is to grow year-end total assets by approximately 2 percent above year-end 2001 total assets. Most of the growth will be focused on residential and commercial real estate lending.

We will continue to work to achieve a stronger mix within our asset and liability portfolios. By the end of 2004, our objective is to have approximately 35 percent of our assets in real estate loans - 60 percent of which will be residential and the rest commercial. Within this same time frame, we are looking to maintain our consumer lending portfolio at about 13 percent of total assets and to shrink commercial and industrial lending to approximately 20-25 percent. The remainder of our targeted portfolio would be divided between security investments and mortgage-backed securities.

With our continued emphasis on growing core deposits, we are confident that we can continue to reduce our use of more volatile wholesale deposits.

There is little doubt that consolidation will remain a fact-of-life for community banks over the next few years. We will continue to work to position BSB to participate on whichever end of the acquisition equation provides the best opportunity for our shareholders.

Growth opportunities still exist within our current Central New York State market and we are confident that we can leverage our strong community banking brand to increase market share in select areas. The acquisition of Skaneateles Bancorp, in 1999, provided a solid foothold for BSB in the Syracuse market, and we believe that the opportunity exists to increase our profile in and around this market.

Our five-county Central New York marketplace offers a stable economy where private sector job growth outpaces the national average and unemployment remains below the national average. Even so, we plan to explore other opportunities in carefully selected Upstate New York markets that we believe will complement our in-market successes. We see potential for quality commercial real estate growth in the Hudson Valley and have been evaluating the location of one or more loan production offices in this area.

Finally, we have identified some opportunities to increase internal fee generation during the coming months based on matching existing business practices to industry norms. We have also added experienced staff in our trust and investment services area to concentrate on business development in the Syracuse area.

BSB - Investment Opportunity

Recently our management team restarted the important investor relations activity of presenting to groups of professional investors. We believe that solid progress in repositioning BSB for profitable growth was achieved in 2001, and that it's important that we get in front of securities analysts and potential investors to explain the significance of what was accomplished. In the process of preparing for this presentation, we developed a list of reasons that BSB has solid investment potential. As a current or prospective investor in BSB, you also may have an interest in these investment considerations.

Investment Rationale

- Solid community banking core business with strong competitive presence in primary Central New York State markets of Binghamton and Syracuse

- Recent expansion efforts have focused on the Syracuse area, where BSB believes the opportunity exists for market share gain

- Management's focus on maintaining the Bank's strong efficiency ratio

- The risk-based capital to risk-weighted assets ratio of 12.88 percent, exceeds the Federal Reserve Board requirements of a "well capitalized" institution

- Active strategy to further improve asset quality and maintain adequate liquidity while reducing the size of commercial and industrial loans as a percentage of the total loan portfolio. During the past year the Bank took action to significantly improve commercial credit underwriting and administration

- A dividend yield of approximately 4.2 percent based on the closing price for BSB's common stock of $23.71 on December 31, 2001

Strong Competitive Position

BSB is a solid and profitable community bank with a strong competitive presence within our primary Central New York State markets of Binghamton and Syracuse. In Broome County, we are the clear market leader in total deposits with approximately 39 percent. We service over 109,000 households in our five-county service area and the average deposit size for our full-service branches is $66 million, a number that would be envied by many community banks.

Opportunity for Expansion

While we are clearly the dominant financial institution in the Binghamton area, we believe we have an opportunity to take a bigger share of the larger Syracuse market. In 2001, we opened a new branch in Fayetteville, NY - an attractive community east of Syracuse.

Strong Efficiency Ratio

One of the clear signs of a well-run community bank is an efficient cost structure. Despite our need to add staff during 2001 in the lending and credit administration areas, we finished the year with a very strong efficiency ratio - measuring our productivity by comparing overhead to revenues - of 45.85 percent. Our efficiency ratio compares very well with the FDIC national average for institutions with between $1 and $5 billion in assets, at 61.92 percent.

Solid Capital Position

BSB has historically maintained strong capital ratios and, despite the asset quality issues that we addressed in 2001, this remains the case today. We ended 2001 with a risk-based capital to risk-weighted assets ratio of 12.88 percent, well in excess of the Federal Reserve Board requirements for a "well capitalized" institution.

Focused and Effective Strategy

Starting with the 2000 Annual Report and continuing throughout fiscal 2001, we have communicated a strategy focused on improving asset quality, realigning our asset mix and improving liquidity. We believe that the substantial progress made in reaching these goals, along with our solid full-year financial results, and increased market valuation, is an indication of the effectiveness of our strategy.

Dividend Yield

BSB has paid an uninterrupted dividend on its common stock since November 1987. The current annual dividend amount of $1.00 provides investors with a strong dividend yield of 4.2 percent, based on the December 31, 2001 closing price for BSB common stock of $23.71.

Value In Relation to Our Industry

Believing BSB Bancorp's stock to be an attractive investment, the Board of Directors adopted a repurchase program in January 2001 that authorized repurchase of up to 500,000 shares of common stock. In August the Board, continuing to believe that our stock remained an attractive investment, authorized repurchase of up to an additional 500,000 shares through December 31, 2001. On December 17, 2001 the authorization was extended for six months.

Our stock price has been adversely impacted by the effect of our credit problems on earnings. As we have addressed these credit issues over the past year our stock has advanced in price but still trades at a discount to our peers on a price/earnings basis. Our goal is to continue to improve our credit quality and further reduce that P/E discount.

Core Earnings Potential

We are confident that we can make further significant improvement to profitability as we restructure our loan mix and return to a more normalized loan loss provision. This important strategic priority has required a significant investment in recent quarters, but has moved us substantially toward establishing a credit culture where quality is paramount.

On April 29, 2002, Dr. Thomas F. Kelly, Ph.D. will leave the Board of Directors after 15 years of service to BSB. During his tenure, Dr. Kelly was an effective member of a number of board committees and was tireless in his dedication to the Company.

As we look forward to 2002 and beyond, we are confident that our financial strength, strategy for managing risk, ability to deliver competitive products and technology and the quality of the markets we serve will enable us to once again grow assets, earnings and the value of this company.

Your Board of Directors and BSB's executive officers own nearly 7.0 percent of the shares of BSB Bancorp and I assure you that all of us are deeply committed to improving shareholder value and will work tirelessly in pursuit of this goal. Your continued support and confidence are greatly appreciated.

HOWARD W. SHARP
President and Chief Executive Officer

CORE STRENGTHS-FOCUSED EXECUTION

Our goal is to reduce the C&I loan portfolio to the $600 million range
Will the reduction in commercial and industrial (C&I) loans - that typically carry a higher interest rate - hurt future earnings?

William Le Beau:
We don't believe this will be the case. It's a myth that C&I lending is the most profitable lending that a community bank can do. This thinking ignores the imbedded risk found in this market. The runoff from our C&I portfolio is a matter of balancing the total loan composition to more closely resemble a well-run profitable community bank. Our goal is to reduce the C&I loan portfolio to the $600 million range, which we consider appropriate for a bank our size, while balancing this with gains to the size of our residential and commercial real estate portfolio.

Are you satisfied with BSB's non-interest income as a percentage of total revenues?

Howard Sharp:
We're not satisfied with our current level, but see the opportunity to significantly increase non-interest income.

We believe this will happen from a combination of things, but it will largely be due to changes in the ways we charge for services. We are planning some new product introductions this year that we think will be popular with our existing customers and generate additional fees. We also plan to expand our financial services offering with products such as long-term care insurance, and will pay more attention to our opportunity to market trust services in the Syracuse area.

What plans does BSB have for geographic expansion of its lending function?

Howard Sharp:
We recognize that growth opportunities still exist in our current market, and we intend to leverage our strong brand presence in Central New York to increase market share in select areas. We believe we've established a strong foothold in the Syracuse market with our `99 acquisition of Skaneateles Bancorp, but still see the opportunity to increase market share in this area.

We also see some potential opportunities for quality commercial real estate growth in attractive adjacent market areas, and have been evaluating the potential of opening one or more loan production offices within these areas.

BSB will still enjoy relative expense levels that are far below our peers

What is BSB's strategy to compete with non-bank financial services organizations?

Howard Sharp:
This is an area that we will continue to carefully evaluate. There are some things we're not doing that we would like to - like sell long-term healthcare insurance products in our branch system. Given the demographic of our customers, we believe this is a product that would benefit them and be a profitable business line for us.

Our plan is to focus more attention on financial services during 2002, making the retail banking operation more directly responsible for sales and marketing. These are very different businesses from traditional banking, and must be integrated properly to ensure that they fit with our banking model. We've recently received approval from the New York State Insurance Department to offer insurance through our branch locations, and think we can be very competitive with other insurance providers for selected product lines.

I am not yet convinced that the rush to get non-interest income from sources such as asset management and insurance agency acquisitions has necessarily been a highly profitable activity. In many cases, increases in non-interest income are being offset by significant increases in non-interest expense.

How is BSB positioned for the eventual economic upturn and rising interest rates?

Randy Wiley:
BSB's interest rate risk and liquidity management is focused on maintaining a stable-to-improving net interest margin for periods of both falling and rising interest rates. Should the economy rebound and interest rates rise, the Bank's improved liquidity position and current balance sheet profile will allow it to both meet increased loan demand while maintaining a stable net interest margin. This is due to less reliance on volatile funding sources and an overall "matched" position relative to interest rate risk.

What is the outlook for operating expense in 2002?

William Le Beau:
During 2001, additional staffing was needed in the lending function, particularly in the credit administration, loan workout and risk management areas. Addition to staff in these areas was necessary to achieve our objectives of improved asset quality, improved liquidity and reductions in the loan portfolio. This will result in some increases in annual personnel costs for the full-year 2002 in comparison to last year. However, the remainder of our operating expense will see little or no increase from 2001 levels. Overall, BSB will still enjoy relative expense levels that are far below our peers as evidenced by the continued strong efficiency ratio that we maintain.

Will BSB be actively seeking merger or acquisition opportunities during the next few years?

Howard Sharp:
We realize that consolidation within our industry will continue to be a fact-of-life and we intend to position BSB to participate, either as an acquirer or as an acquired, with the primary determinant being the best interests of our shareholders.

What are the major strengths of the market area in which BSB operates? What does the future hold for this area?

Howard Sharp:
Binghamton has enjoyed growth at a faster rate than the state as a whole, and the area has some exceptional technology companies that are well positioned for future growth.

Central New York has been one of the State's fastest growing economic regions, and with 44 private and state colleges with an enrollment of about 215,000 students, it has the skilled workforce to support its economy.

We've seen private sector job growth in Binghamton, Syracuse and Elmira - three of the largest urban centers in our marketplace - at a combined 5.2 percent between April 2000 and 2001, compared with national average job growth of 2.9 percent. The current average unemployment rate for our five-county market area is 5.1 percent - compared with the national average of 5.3 percent.

We also benefit from the presence of nationally acclaimed Binghamton University which operates a growing research program in connection with over 100 local companies that are aligned in various strategic partnerships. A planned Advanced Biotechnology Center at the University is expected to act as an economic magnet, drawing new industry to an area in which the population has been growing since 1998.

Central New York has been one of the State's fastest growing economic regions

We have approximately $1 billion of deposits in Broome County, with market share approaching 40 percent

Is BSB targeting specific geographic areas believed to offer the most growth potential for retail banking?

Arthur Smith:
We have approximately $1 billion of deposits in Broome, Tioga, Chenango and Chemung Counties, with market share approaching 40 percent in Broome County. In Onondaga County (Syracuse) we have about $300 million in deposits, or a bit less than 5 percent of the estimated market. Clearly for us the Syracuse market shows the most potential for growth, and we will continue to expand our presence there.

We will look for additional opportunities to expand our retail banking presence by establishing free-standing, full-service branches at carefully selected locations that can support our business plan involving increasing market share. Our 2001 branch opening in Fayetteville, NY is an example of this strategy.

What impact will the significant reduction in BSB's wholesale funding - "MoneyDesk" deposits and brokered CD's - have on the Bank's cost of funds during 2002?

Arthur Smith:
As 2001 has shown, we can't predict what will happen to interest rates in the coming year, but we know that having lower levels of the higher-cost wholesale funds mentioned will continue to benefit BSB throughout 2002.

Lower interest rates will certainly influence consumer preference as to how they manage their cash flows, but regardless of which direction interest rates trend, maintaining current and obtaining new core deposits will continue to be a primary focus.

Does the reduction in commercial and industrial loans - both the portfolio and new C&I originations - indicate a plan to curtail or significantly reduce your participation in this area?

William Meredith:
Yes it does. We have consistently said that the percentage of assets invested in C&I loans was just too high - it was about 60 percent of total loans at its peak
- and, that approximately 35 percent would be a more appropriate level. We will continue to work toward those targets, but it does not necessarily mean that there will be a diminished availability of good quality C&I loans in our core markets. Much of the volume that increased our C&I portfolio to this level, came from outside of our core markets. We plan to remain a strong commercial lender within our core market areas but with a stronger focus on longer-term, credit-worthy customer relationships.

How would you describe the efficiency of your current transaction delivery system and the customer reaction to it?

Arthur Smith:
We are so accessible to our customers, that's what stands out most in my mind, and with banking it's primarily an issue of convenience. In addition to branch and supermarket locations, we have ATM's at workplace, retail, hospital, educational and airport facilities throughout our service area. We have an around-the-clock voice response unit that is heavily used, and a fully-staffed customer service call center. Many of our free-standing branches and all of our StoreTeller(R) locations at Giant Markets give customers extended hours, as well as holiday and weekend access to their accounts.

We also have over 100,000 Visa debit cards and BSB ATM cards in the hands of our customers. Our customers really find it easy to get to one of our branch or ATM locations.

The growing use of our Internet banking product confirms the importance of offering customers a variety of easy-access options to complete their transactions.

Alternative Delivery System
Customer Use - 2001

12 StoreTeller(R) locations with extended-hours
250,000 Transactions
55 ATMs - includes 26 off-premise locations
1.7 Million Transactions 24-hour TelephoneTeller(R) service
1.5 Million Inquiries
Customer service center
215,000 Inquiries
Rapidly growing Internet banking service
Use nearly doubled in 2001

Why did BSB sell its credit card portfolio?

Marvin Mastrangelo:
With a total portfolio of $11 million, it was impossible for BSB to profitably compete with other much larger banks and financial institutions. We were competing with companies that had multi-billion dollar portfolios, and their scale enabled them to offer incentives that we couldn't offer. By affiliating with a larger issuer, we believe our customers will be better served for this one product area.

Is the Bank planning any new product introductions for 2002?

Arthur Smith:
We've recently launched iBSB - or Internet Banking Services for Business - our newest web-banking platform for business customers. Online banking has been our fastest growing service in recent months, and we're putting significantly greater resources into the development and promotion of this service.

Our Internet banking service for retail customers has been growing quite nicely
- nearly doubling in the past year. We have a centralized approach of working with product managers to find the best opportunities to improve the service, making it more interactive and enabling customers to do more.

What role does technology play in the Bank's plan for growth and expansion?

Howard Sharp:
Clearly it's very important. To properly segment customers, and to be effective in new product development, product positioning, sales management and monitoring of these activities involves an intensive technology commitment. The banks that are successful in these areas are supported by very good information management systems and people who know how to get the most out of them. We're taking a disciplined approach to making these investments because the cost of the systems and the skilled personnel is very high.

Technology-driven business processes are innately more efficient than the old paper-driven ways of doing business. Therefore, the key to realizing efficiencies is to move delivery channels and internal business processes towards the new technologies, reducing costs along the way. We continue to make significant strides in this direction.

Summary Financial  Information

Balance Sheet Summary
(in thousands)



December 31                                        2001              2000         %Change
-----------------------------------------------------------------------------------------
Assets                                       $2,060,842        $2,311,675          (10.9)
Earning assets                                1,938,158         2,163,590          (10.4)
Gross loans                                   1,469,795         1,820,267          (19.3)
Allowance for loan losses                        58,829            59,291           (0.8)
Gross investment securities                     512,209           404,958           26.5
Unrealized appreciation (depreciation)
      - in AFS securities                         4,322            (3,282)         231.7
Due to depositors                             1,496,937         1,881,226          (20.4)
Borrowings                                      360,251           225,468           59.8
Subordinated debt                                30,000            30,000            -
Shareholders' equity                            155,825           155,785 .           03
Non-performing loans                             60,675            32,138           88.8
Loans, 30-89 days past due                       18,111            66,490           72.8
Other real estate                                   710               323          119.8
Trust assets                                    317,940           329,498            3.5
Serviced loans                                  460,874           516,725          (10.8)

Income Statement Summary
(in thousands)

December 31                                        2001              2000         %Change
-----------------------------------------------------------------------------------------
Net interest income                             $82,612           $91,220           (9.4)
Provision for loan losses                        18,224            53,721          (66.1)
Non-interest income                              12,248            13,684          (10.5)
Operating expense                                43,497            45,512           (4.4)
Merger and acquisition expense                        0             2,013            -
Provision for income taxes                       12,679             1,387          814.1
Net income                                       20,460             2,271          800.9



Executive Officers

         1        HOWARD W. SHARP*
                  President and
                  Chief Executive Officer

         2        JOHN P. DRISCOLL*
                  Executive Vice President
                  Central New York Region

         3        WILLIAM M. LE BEAU*
                  Executive Vice President
                  Risk Management

         4        ARTHUR C. SMITH*
                  Executive Vice President
                  Retail Banking Officer

         5        REXFORD C. DECKER*
                  Senior Vice President and
                  Chief Financial Officer

         6        LARRY G. DENNISTON*
                  Senior Vice President and
                  Corporate Secretary

         7        DOUGLAS R. JOHNSON*
                  Senior Vice President and
                  Senior Trust Officer

         8        RANDY J. WILEY*
                  Senior Vice President and
                  Treasurer

         9        MARVIN F. MASTRANGELO
                  Senior Vice President and
                  Chief Lending Officer

         10       WILLIAM B. MEREDITH
                  Senior Vice President
                  Special Assets

         11       MATTHEW W. SCHAEFER
                  Senior Vice President
                  Chief Technology Officer

         12       ROY W. BROCK
                  Administrative Vice President
                  Human Resources

         13       ROBERT N. KELLER, JR.
                  Administrative Vice President
                  Operations

* Also an officer of BSB Bancorp, Inc.

Board of Directors

FERRIS G. AKEL, President of Binghamton Giant Markets, Inc. is a member of the Executive Committee of the Company and Bank, the Bank's Salary and Personnel Administration Committee and Loan Committee, and the Company's Compensation Committee. He has been a member of the Board since 1986.

ROBERT W. ALLEN has served as a director since 1987. He is General Partner of the Allen Family Limited Partnership. He is Chairman of the Bank's Salary and Personnel Administration Committee, the Company's Compensation Committee and a member of the Trust Committee.

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

JOHN P. DRISCOLL has been a director since 1999. He was Chairman, President and Chief Executive Officer of Skaneateles Bancorp, Inc. and Skaneateles Savings Bank until July 1999, at which time Skaneateles Savings Bank was acquired by BSB Bank & Trust Co. Mr. Driscoll is Executive Vice President Central New York Region, and is a member of the Bank's Trust Committee.

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

MARK T. O' NEIL, JR. is Executive Vice President of the Mid-Atlantic Division of Catholic Health East. A director since 1994, he is a member of the Bank's Audit Committee and Salary and Personnel Administration Committee and the Company's Compensation Committee.

HOWARD W. SHARP has been a director, President and Chief Executive Officer of the Company and the Bank since November 2000. He was Regional President of the Syracuse Region of M&T Bank from April 1998 to November 2000, and was Senior Executive Vice President and Chief Operating Officer of OnBancorp, Inc. and OnBank & Trust Co. from November 1988 to April 1998. He is a member of the Executive Committee of the Company and the Bank and the Loan and Trust Committees.

THOMAS L. THORN served as Acting President and Chief Executive Officer of the Company and the Bank from February 2000 until November 2000. A director since 1995, he is a member of the Executive Committee of the Company and the Bank and the Loan Committee, and Chairman of the Bank's Audit Committee. Mr. Thorn is a private investor and former Executive Vice President and Treasurer of Diamond Page International Corporation.

Dividend Reinvestment and Stock Purchase Plan

The BSB Bancorp Dividend Reinvestment and Stock Purchase Plan offers to any shareholder an economical and convenient way to increase share ownership in the Company. Shareholders can automatically reinvest dividends paid on their shares, or make optional cash investments either monthly or from time to time without any brokerage costs or fees.

For a detailed brochure on BSB's Dividend Reinvestment and Stock Purchase Plan, contact:

BSB Bancorp, Inc.
Shareholder Relations Department
58-68 Exchange Street

Binghamton, NY 13901
607 779 2406

Corporate Information

Corporate Headquarters
BSB Bancorp, Inc.
58-68 Exchange Street
Binghamton, NY 13901

Mailing Address
P.O. Box 1056
Binghamton, NY 13902

Auditors
PricewaterhouseCoopers, LLP
One Lincoln Center
Syracuse, NY 13202

General Counsel
Hinman, Howard & Kattell, L.L.P.
Security Mutual Building
Binghamton, NY 13901

Special Counsel
Hogan & Hartson, L.L.P.
Columbia Square
555 Thirteenth Street, N.W.
Washington, D.C. 20004

Safe Harbor Statement
This document contains forward-looking statements within the meaning of the private securities litigation reform act of 1995. Actual results may differ from any forward-looking information provided in this document since forward-looking information may involve certain risks and uncertainties. Factors that might cause such differences include, but are not limited to: fluctuations in interest rates, government regulations and economic conditions, competition in the geographic and business areas in which BSB conducts its operations, unanticipated loan losses and other similar conditions. Except as required by law, BSB disclaims an obligation to update such factors or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect future events or developments. For additional information regarding BSB, including a discussion of related risk factors, please refer to BSB's public filings with the Securities and Exchange Commission which are available online at www.sec.gov.
                    -----------
                                                                              15

Broome County

Main Office
58-68 Exchange Street

Binghamton, NY

West Side Office
273 Main Street
Binghamton, NY

East Side Office
156 Robinson Street
Binghamton, NY

Northgate Plaza Office
Northgate Plaza
1250 Upper Front Street
Binghamton, NY

Oakdale Mall Office
Oakdale Mall
223 Reynolds Road
Johnson City, NY

Vestal Plaza Office
Vestal Park
4700 Vestal Parkway East
Vestal, NY

Rano Blvd. Office
Giant Plaza
100 Rano Blvd.
Vestal, NY

Endwell Office
540 Hooper Road
Endwell, NY

Endicott Office
43 Washington Avenue
Endicott, NY

Tioga County

Tioga Office
1054 State Route 17C
Owego, NY

Chenango County

Norwich Office
North Plaza
118 State Highway 320
Norwich, NY

Chemung County

Elmira Office
351 N. Main Street
Elmira, NY

Elmira Heights Office
2075 Lake Road
Elmira Heights, NY

Onondaga County

Downtown Syracuse Office
431 East Fayette Street
Syracuse, NY

Shop City Office
416 Grant Blvd.
Syracuse, NY

Airport Plaza P&C Office
3803 Brewerton Road (Route 11)
North Syracuse, NY

Cicero Office
5791 E. Seymour Street (Route 31)
Cicero, NY

Penn Can P&C Office
7785 Frontage Road
Cicero, NY

North Medical Office
5112 West Taft Road, Suite B
Liverpool, NY

Fayetteville Office
7320 East Genesee Street
Fayetteville, NY

Camillus Office
100 Kasson Road
Camillus, NY

Skaneateles Office
33 East Genesee Street
Skaneateles, NY

BSB Bancorp, Inc.
Annual Report 2001
Consolidated Financial Information

2    Selected Financial and Other Data
3    Management's Discussion and Analysis of
          Financial Condition and Results of Operations
19   Report of Independent Auditors
20   Consolidated Financial Statements
24   Notes to Consolidated Financial Statements

BSB BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA

Financial Condition Data
(Dollars in Thousands, Except Share Amounts)
December 31,                                 2001        2000        1999        1998        1997
-------------------------------------------------------------------------------------------------
Total assets                           $2,060,842  $2,311,675  $2,240,948  $2,135,327  $1,816,672
Total loans                             1,469,795   1,820,267   1,722,252   1,577,909   1,420,352
Investment securities                     516,530     401,676     401,723     427,537     302,671
Deposits                                1,496,937   1,881,226   1,901,204   1,709,860   1,457,526
Borrowings and mandatorily
   redeemable preferred securities        390,251     255,468     172,045     259,736     196,701
Shareholders' equity                      155,825     155,785     154,493     154,091     138,538
Allowance for loan losses                  58,829      59,291      29,134      25,030      21,768

Operations Data
Years Ended December 31,                     2001       2000         1999        1998        1997
-------------------------------------------------------------------------------------------------
Total interest income                  $ 164,779   $ 193,409    $ 176,721  $  166,166  $ 141,348
Total interest expense                    82,167     102,189       89,576      84,786     71,452
-------------------------------------------------------------------------------------------------
Net interest income                       82,612      91,220       87,145      81,380     69,896
Provision for loan losses                 18,224      53,721       19,137      12,931     10,814
-------------------------------------------------------------------------------------------------
Net interest income after provision
   for loan losses                        64,388      37,499       68,008      68,449     59,082
Non-interest income                       12,248      13,684       12,371       8,595      8,148
Operating expense                         43,497      45,512       45,255      41,983     36,940
-------------------------------------------------------------------------------------------------
Income before acquisition charges and
   income taxes                           33,139       5,671       35,124      35,061     30,290
Merger and acquisition expenses                        2,013        5,408
-------------------------------------------------------------------------------------------------
Income before income taxes                33,139       3,658       29,716      35,061     30,290
Income tax expense                        12,679       1,387       11,491      13,542     11,641
-------------------------------------------------------------------------------------------------
Net income                             $  20,460   $   2,271     $ 18,225  $   21,519  $  18,649
=================================================================================================

Selected Financial and Other Data
Years Ended December 31,                     2001        2000        1999        1998        1997
-------------------------------------------------------------------------------------------------
Weighted average yield of all
   interest-earning assets                   8.13%       8.98%       8.35%       8.77%       8.79%
Weighted average cost of all
   interest-bearing liabilities              4.49        5.26        4.64        4.88        4.86
Interest rate spread during the period       3.64        3.72        3.71        3.89        3.93
Interest rate margin during the period       4.08        4.24        4.12        4.30        4.35
Return on average assets                     0.95        0.10        0.82        1.08        1.10
Return on average equity                    12.87        1.41       11.41       14.79       14.01
Average equity to average assets             7.28        7.49        7.16        7.28        7.84
Dividend payout ratio                       48.83      452.97       52.95       38.28       36.48
Efficiency ratio                            45.85       45.30       50.91       46.66       47.33
Book value per share                       $16.19      $15.08      $15.11      $15.35      $13.92
Basic earnings per share                   $ 2.05      $ 0.22      $ 1.80      $ 2.15      $ 1.88
Diluted earnings per share                 $ 2.02      $ 0.22      $ 1.77      $ 2.08      $ 1.82

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Financial Review
     BSB Bancorp, Inc. (the "Company") is the bank holding company of BSB Bank & Trust Company, Binghamton, New York (the "Bank"). Unless otherwise specified, references to the Company are intended also to include the activities of the Bank. The Company is in the business of providing a wide variety of loan and deposit products to its business and individual customers through the Bank and its subsidiaries. In addition, the Bank provides mortgage banking, trust, municipal and other related services. At December 31, 2001, the Bank, a New York-chartered commercial bank and trust company, operated 22 full-service branches in Broome, Chemung, Chenango, Onondaga and Tioga Counties of New York State. In May 2001, the Bank sold its Oswego supermarket branch office including $4.3 million of deposit liabilities. In November the Bank announced that it would sell its credit card portfolio to American Express Company. At year-end 2001, the portfolio had approximately 7,000 consumer and business accounts and receivables of approximately $11.2 million. The sale is expected to close during the first quarter of 2002.
     In July 1999, the Company completed its acquisition of Skaneateles Bancorp, Inc. Pursuant to the terms of the transaction, each share of Skaneateles Bancorp common stock was exchanged for .97 shares of the Company's common stock. The acquisition has been accounted for as a pooling of interests under Accounting Principles Board ("APB") Opinion No. 16, "Business Combinations". Accordingly, the consolidated financial statements for all periods presented include the combined results of operations, financial position and cash flows of the Company and Skaneateles Bancorp.
     Net income for the year ended December 31, 2001 was $20.5 million, or $2.02 per diluted share compared to net income for the year ended December 31, 2000 of $2.3 million, or $0.22 per diluted share. Net income was adversely affected in 2000 by significant additions to the allowance for loan losses taken in the third and fourth quarters of that year. The provision for loan losses decreased from $53.7 million in 2000 to $18.2 million in 2001.
     Net interest income decreased 9.4% in 2001 to $82.6 million from $91.2 million in 2000. The economy experienced lower interest rates in 2001 and asset yields decreased for the year, as did the cost of funds. This was the primary reason for the decrease in the interest rate margin from 4.24% in 2000 to 4.08% in 2001. Non-interest income decreased 10.5% from $13.7 million in 2000 to $12.2 million in 2001, mainly the result of outsourcing the merchant credit card portfolio. The sale of securities and loans produced net gains of $416,200 in 2001, compared to net gains of $75,000 in 2000. Net charge-offs decreased from $23.6 million in 2000 to $18.7 million in 2001. Operating expense, excluding merger expenses, decreased 4.4% to $43.5 million in 2001 from $45.5 million in 2000. This decrease was mainly the result of outsourcing the merchant credit card portfolio and the associated expense.
     Total assets decreased from $2.3 billion at December 31, 2000 to $2.1 billion at December 31, 2001, a decrease of 10.9%. Total gross loans decreased 19.3% from $1.8 billion at December 31, 2000 to $1.5 billion at December 31, 2001.
     Both liquidity and interest rate sensitivity are constantly monitored. Loan originations decreased 24.4% from $542.8 million in 2000 to $410.4 million in 2001. Loan sales increased from $13.4 million in 2000 to $32.4 million in 2001 as residential mortgages were originated and sold during much of the year. The allowance for possible loan losses (reserves) decreased from $59.3 million at December 31, 2000 to $58.8 million at December 31, 2001, a decrease of 0.8%. Deposits decreased 20.4% from $1,881.2 million at December 31, 2000 to $1,496.9 million at December 31, 2001. Borrowings increased from $225.5 million at December 31, 2000 to $360.3 million at December 31, 2001, an increase of 59.8%. Shareholders' equity remained stable at $155.8 million at December 31, 2000 and December 31, 2001.
     Deposit growth remains a challenging element of the Bank's operating objectives, as the average balance of total deposits declined 12.8% to $1,524.0 million for 2001 compared to 2000. Consistent with the overall objectives, high cost brokered certificates of deposits and moneydesk deposits were allowed to mature and leave the Bank. The decline in assets can be attributed mainly to the Bank's desire and success in lessening the amount of commercial and industrial loans in its portfolio. The Bank provides a broad range of deposit and loan products to small area businesses and consumers through its retail branch network. In addition, the Bank's Trust Department provides full trust services to individuals, corporations and non-profit organizations. The Bank's wholly owned subsidiary, BSB Financial Services, Inc., markets brokerage services. The Company expects to continue to focus on enhancing shareholder value through increasing market share as well as developing new geographic market areas.

   A fundamental objective of the Company is to manage its liquidity effectively. Prudent liquidity management is necessary for the Company to meet all its contractual obligations and its customers' loan demands, fund all of its operations and minimize the effects of interest rate fluctuations on earnings. To enhance its funding and its funding capabilities, the Company has expanded its market area through bank development and branch acquisitions, promoted an active and effective municipal deposit program and increased its borrowing capabilities through retail repurchase agreements and a variety of other borrowing sources. These resources, coupled with the planned decline in commercial and industrial loans, provided the Bank with significant improvement in its liquidity level in 2001.

   As the evolution of the financial services industry continues, more and more emphasis has been placed on the use of customer information and cost effective use of technologies in new delivery and processing systems. In addition, the acquisition of Skaneateles Bancorp, Inc., larger offices in Syracuse and a new office in Fayetteville have provided greater access for the Bank's customers in the Central New York Region. The Company expanded its electronic delivery systems by adding ATMs to our new branches and enhancing our Internet Banking, an interactive banking service via personal computer.

Financial Condition
The following table sets forth information regarding average balances of the Company's assets and liabilities and shareholders' equity, as well as changes in such amounts from period to period.

                                             2001                                2000                              1999
                                         ------------------------------------------------------------------------------
                                                    Increase (Decrease)                  Increase (Decrease)
                                          Average   -------------------       Average    -------------------    Average
(Dollars in Thousands)                    Balance    Amount          %        Balance    Amount       %         Balance
-----------------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Commercial loans                    $  814,315  $(124,291)     (13.2)%  $  938,606  $ 68,302      7.8 %   $  870,304
   Consumer loans:
      Passbook                                 37        (44)     (54.3)           81       (43)    (34.7)          124
      Overdraft checking                      512        (17)      (3.2)          529      (338)    (39.0)          867
      Business line of credit               2,658        767       40.6         1,891       651      52.5         1,240
      Credit cards                         10,713        640        6.4        10,073       509       5.3         9,564
      Personal-direct                      72,722     (6,835)      (8.6)       79,557    (3,781)     (4.5)       83,338
      Personal-indirect-new auto           44,339    (10,145)     (18.6)       54,484    (1,980)     (3.5)       56,464
      Personal-indirect-used auto         143,123    (25,453)     (15.1)      168,576    (6,906)     (3.9)      175,482
      Personal-indirect-mobile homes       65,615     (3,606)      (5.2)       69,221     8,948      14.8        60,273
      Personal-indirect-other              22,288     (2,897)     (11.5)       25,185       735       3.0        24,450
      Home Equity Line of Credit           32,680       (447)      (1.3)       33,127     1,646       5.2        31,481
      Checkcard reserve                     2,828        197        7.5         2,631       532      25.3         2,099
      Student                               1,147        (99)      (7.9)        1,246    (1,375)    (52.5)        2,621
-----------------------------------------------------------------------------------------------------------------------
         Total consumer loans             398,662    (47,939)     (10.7)      446,601    (1,402)     (0.3)      448,003
-----------------------------------------------------------------------------------------------------------------------
   Mortgage loans:
      Residential-fixed                   138,523     24,029       21.0       114,494     9,904       9.5       104,590
      Commercial-fixed                     11,683        723        6.6        10,960     2,273      26.2         8,687
      Residential-adjustable               80,621        581        0.7        80,040       193       0.2        79,847
      Commercial-adjustable               138,383    (15,847)     (10.3)      154,230    (7,987)     (4.9)      162,217
-----------------------------------------------------------------------------------------------------------------------
         Total mortgage loans             369,210      9,486        2.6       359,724     4,383       1.2       355,341
-----------------------------------------------------------------------------------------------------------------------
   Investment securities                  408,944      1,424        0.3       407,520   (12,968)     (3.1)      420,488
   Mortgages held for sale                  2,029      1,772      689.5           257    (8,047)    (96.9)        8,304
   Federal funds sold                      33,972     32,764    2,712.3         1,208   (12,680)    (91.3)       13,888
-----------------------------------------------------------------------------------------------------------------------
   Total interest-earning assets        2,027,132   (126,784)      (5.9)    2,153,916    37,588       1.8     2,116,328
-----------------------------------------------------------------------------------------------------------------------
Non-interest-earning assets               124,025      5,720        4.8       118,305     2,135       1.8       116,170
-----------------------------------------------------------------------------------------------------------------------
      Total assets                     $2,151,157  $(121,064)      (5.3)%  $2,272,221  $ 39,723       1.8 %  $2,232,498
=======================================================================================================================

Interest-bearing liabilities:
   Deposits:
      Savings                          $  163,220  $ (17,003)      (9.4)%  $  180,223  $(11,496)     (6.0)%  $  191,719
      Money market                        452,137     (4,251)      (0.9)      456,388   127,245      38.7       329,143
      Certificates of deposit             883,392   (201,624)     (18.6)    1,085,016    29,646       2.8     1,055,370
      NOW                                  25,278         (5)       0.0        25,283   (73,599)    (74.4)       98,882
-----------------------------------------------------------------------------------------------------------------------
         Total deposits                 1,524,027   (222,883)     (12.8)    1,746,910    71,796       4.3     1,675,114
-----------------------------------------------------------------------------------------------------------------------
   Borrowings                             274,071    108,396       65.4       165,675   (60,112)    (26.6)      225,787
   Mandatorily redeemable
      preferred securities                 30,000                              30,000                            30,000
-----------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities   1,828,098   (114,487)      (5.9)    1,942,585    11,684       0.6     1,930,901
-----------------------------------------------------------------------------------------------------------------------
Non-interest-bearing liabilities           19,969      4,773       31.4        15,196    (1,649)     (9.8)       16,845
Commercial checking                       146,492      2,135        1.5       144,357    19,368      15.5       124,989
Shareholders' equity                      156,598    (13,485)      (7.9)      170,083    10,320       6.5       159,763
-----------------------------------------------------------------------------------------------------------------------
   Total liabilities and
      shareholders' equity             $2,151,157  $(121,064)      (5.3)%  $2,272,221  $ 39,723       1.8 %  $2,232,498
=======================================================================================================================

Uses of Funds
     The Bank's principal use of funds is originating loans, primarily to individuals and small- and medium-sized companies in its lending area. Commercial loans tend to increase the interest rate sensitivity of the loan portfolio, because interest rates on these loans are generally tied to the Company's Prime Rate (the "Prime Rate"). Consistent with management's business plan announced at year-end 2000, the Bank decreased commercial loan originations from $262.9 million in 2000 to $137.0 million in 2001. The average balance of commercial loans decreased from $938.6 million in 2000 to $814.3 million in 2001, a decrease of $124.3 million, or 13.2%. The decrease in portfolio size in 2001 was due primarily to continued efforts to improve loan quality and to reshape our balance sheet to a more balanced mix of assets.
     Consumer loan originations were $183.2 million in 2000 and $161.1 million in 2001. The average balance of consumer loans decreased from $446.6 million in 2000 to $398.7 million in 2001, a decrease of $47.9 million, or 10.7%. This decrease resulted mainly from competition in direct automobile lending as well as increased selectivity in indirect financing through local and surrounding area automobile dealers. These types of loans typically earn among the highest yields of the Bank's assets, as is the case of indirect used auto loans which yielded 9.91% for 2001; however, these loans also tend to have a higher credit risk. Indirect used auto loan originations decreased 11.0%, from $57.8 million in 2000 to $51.5 million in 2001. Direct loan originations increased from $30.2 million for 2000 to $31.8 million for 2001, an increase of $1.6 million, or 5.3%.
     The Bank originated residential mortgage loans of $75.9 million in 2000 and $90.6 million in 2001, an increase of 19.4%. Commercial real estate originations increased from $20.7 million in 2000 to $21.6 million in 2001, an increase of 4.3%.
     The Company's policy of selling fixed-rate residential mortgages to improve the liquidity of the portfolio and to build the servicing income portfolio resulted in sales of $9.9 million in 2000. In 2001, $29.3 million of fixed-rate residential mortgages were sold to aid in managing liquidity and collateral needs. The remainder of the originated mortgage loans were kept in the Bank's portfolio. The average balance of fixed-rate residential mortgage loans increased from $114.5 million in 2000 to $138.5 million in 2001, an increase of 21.0%. The average balance of adjustable-rate residential mortgage loans increased from $80.0 million in 2000 to $80.6 million in 2001, an increase of 0.7%. The average balance of adjustable-rate commercial real estate loans decreased from $154.2 million in 2000 to $138.4 million in 2001, a decrease of 10.3%.
     The Company has authority to invest in a wide range of investment and mortgage-backed securities, including corporate and municipal bonds and a limited amount of common and preferred stock. The portfolio consists primarily of U.S. Government Agency securities and mortgage-backed securities issued by Freddie Mac and Fannie Mae. The average balance of investment securities increased from $407.5 million in 2000 to $408.9 million in 2001.

Sources of Funds
     Funding for the Bank's assets is derived primarily from deposits from individuals, business customers, municipalities and borrowings. The average balance of all deposits decreased 12.8% from $1,746.9 million in 2000 to $1,524.0 million in 2001. Within deposits, the Bank reduced the average balance of brokered deposits $23.7 million to $212.8 million at December 31, 2001, while the average balance of other deposits decreased $197.0 million to $1,457.7 million at December 31, 2001. The average balance of all borrowings increased 65.4% from $165.7 million in 2000 to $274.1 million in 2001.

Asset Quality
     The Company has dedicated itself to implementing a strong credit culture, which will translate to a stronger credit risk profile for the future. The allowance for loan losses was increased to 3.26% of loans outstanding at December 31, 2000, and was 4.00% of loans outstanding at December 31, 2001. The Company utilizes a system to rate substantially all of its loans based on their respective risks. This assists management in determining and maintaining the desired blend of assets with varying risks within the loan portfolio, and helps in assessing the adequacy of the allowance for loan losses. Loan ratings are continually reviewed to determine the integrity of the respective ratings.

Allowance for Loan Losses
     The allowance for loan losses represents the amount available for probable loan losses in the Company's loan portfolio as estimated by management. Specific reserves are determined through review of impaired loans, non-performing loans and certain performing loans designated as problems. General reserves are determined through regular disciplined analysis of the portfolio. The risk profile and experience of the existing portfolio, along with growth, concentrations and management resources are also considered. The allowance for loan losses reflects management's best estimate of probable loan losses at December 31, 2001. A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due under the contractual terms of the loan agreement. The measurement of impaired loans is generally based upon the present value of expected future cash flows discounted at the historical effective interest rate, except that all loans that have become collateral-dependent are measured for impairment based on the fair value of the collateral.

The following table summarizes activity in the Company's allowance for loan losses during the periods indicated:

(Dollars in Thousands)
Years Ended December 31,                    2001          2000          1999
------------------------------------------------------------------------------
Average total loans outstanding       $1,640,447    $1,780,105    $1,699,850
==============================================================================
Allowance at beginning of period      $   59,291    $   29,134    $   25,030

Charge-offs:
  Commercial loans                        16,688        21,058        11,635
  Consumer loans                           6,657         4,272         5,110
  Residential real estate loans              228           151           267
  Commercial real estate loans                58           110           381
------------------------------------------------------------------------------
    Total loans charged-off               23,631        25,591        17,393
------------------------------------------------------------------------------
Recoveries:
  Commercial loans                         3,459           836         1,173
  Consumer loans                           1,340         1,030         1,087
  Residential real estate loans                                           83
  Commercial real estate loans               146           161            17
------------------------------------------------------------------------------
    Total recoveries                       4,945         2,027         2,360
------------------------------------------------------------------------------
Net charge-offs                           18,686        23,564        15,033
------------------------------------------------------------------------------
Provision for loan losses charged to
  operating expenses                      18,224        53,721        19,137
------------------------------------------------------------------------------
Allowance at end of period            $   58,829    $   59,291    $   29,134
==============================================================================
Ratio of net charge-offs to:
  Average total loans outstanding           1.14%         1.32%         0.88%
------------------------------------------------------------------------------
Ratio of allowance to:
  Non-performing loans                     96.96%       184.49%       251.00%
------------------------------------------------------------------------------
  Year-end total loans outstanding          4.00%         3.26%         1.69%
==============================================================================

     The provision for loan losses decreased from $53.7 million in 2000 to $18.2 million in 2001. The allowance for loan losses decreased to $58.8 million, or 4.00% of total loans at December 31, 2001, from $59.3 million, or 3.26% at year-end 2000. Net charge-offs in 2001 amounted to $18.7 million, or 1.14% of average total loans outstanding, compared to $23.6 million, or 1.32% in 2000. Non-performing loans at December 31, 2001 were $60.7 million, or 4.13% of total loans outstanding, as compared to $32.1 million, or 1.77% of total loans outstanding at December 31, 2000. The increase in non-performing loans was consistent with management's expectations when the Bank significantly increased the allowance for loan losses in the fourth quarter of 2000. At December 31, 2001, the increase in percentage of the allowance for loan losses to period-end loans is primarily the result of the Bank's strategy to reduce the size of the loan portfolio, especially higher credit risk loan types, such as commercial and industrial loans.

Non-Performing Assets
     Loans are placed on a non-accrual status when, in the judgment of management, the probability of collection of principal or interest is deemed to be insufficient to warrant further accrual. Such loans include potential problem loans where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms. When a loan is placed in a non-accrual status, previously accrued but unpaid interest is deducted from interest income. The Company does not accrue interest on loans greater than 90 days past due unless the estimated fair value of the collateral and active collection efforts are believed to be adequate to result in full recovery.
     At December 31, 2001, the Company had $879,000 of consumer loans greater than 90 days past due on which it was accruing interest, as compared to $781,000 and $945,000 at December 31, 2000 and 1999, respectively. At each such date, consumer loans were the only accruing loans 90 days or more past due.
     The following table sets forth information regarding non-accrual loans, loans which are 90 days or more overdue and other real estate owned ("ORE") held by the Company at the dates indicated:

(Dollars in Thousands)
December 31,                                                         2001       2000       1999
------------------------------------------------------------------------------------------------
Non-accrual loans:
  Commercial loans                                                $42,424    $17,104    $ 1,852
  Residential real estate loans                                       882      2,071      2,161
  Commercial real estate loans                                      4,235      1,522         53
Consumer accruing loans with principal
  or interest payments 90 days overdue                                879        781        945
Loans which are "troubled debt restructurings" as defined in
  Statement of Financial Accounting Standards ("SFAS")
  No. 15 "Accounting by Debtors and
  Creditors for Troubled Debt Restructurings"                      12,255     10,660      6,596
------------------------------------------------------------------------------------------------
  Total non-performing loans                                       60,675     32,138     11,607
Real estate acquired in settlement of loans
  at lower of cost or fair value                                      710        323        910
------------------------------------------------------------------------------------------------
   Total non-performing assets                                    $61,385    $32,461    $12,517
================================================================================================

Total non-performing assets to total assets                          2.98%      1.40%      0.56%
================================================================================================

     Total non-performing assets increased to $61.4 million, or 2.98% of total assets at December 31, 2001, compared to $32.5 million, or 1.40% of total assets at December 31, 2000.
     At December 31, 2001, non-performing residential real estate loans totaled $882,000. At December 31, 2000, non-performing residential real estate loans totaled $2.1 million.
     At December 31, 2001, non-performing commercial real estate loans increased to $4.2 million from $1.5 million. The increase resulted primarily from two relationships of $2.1 million and $1.2 million, respectively, with two customers in the Western New York region.
     Non-performing commercial loans at December 31, 2000 totaled $17.1 million. At December 31, 2001, non-performing commercial loans increased to $42.4 million and consisted of 157 individual loans ranging in size from less than $1,000 to $4.5 million. The increase from December 31, 2000 to December 31, 2001 was due partly to the anticipated migration of certain loans that were delinquent 30 to 89 days at December 31, 2000 into non-performing status. The delinquent loan balances declined from $66.5 million at December 31, 2000 to $18.1 million at December 31, 2001. Additional factors contributing to the increase in non-performing loans were two loans totaling $10.7 million. One loan, of approximately $4.4 million, became current shortly after December 31, 2001. An additional loan of approximately $6.3 million, was restructured late in the fourth quarter of 2001. This loan is currently paying as agreed under the terms of the restructuring agreement. Management will review the status of this credit in 2002 to determine future eligibility for a more favorable classification. The increase in non-performing commercial loans was across all industries and geographic regions. These loans and all other non-performing loans have been internally risk-rated.

     At December 31, 2001, restructured loans increased to $12.3 million and consisted of 14 individual loans ranging in size from $329,000 to $6.3 million. Restructured loans at December 31, 2000 totaled $10.7 million and consisted of 15 individual loans. The increase in restructured loans in 2001 was mainly due to the addition of one loan with a carrying value of $6.3 million.
     The Bank's non-performing loans increased to $60.7 million at December 31, 2001 from $32.1 million at December 31, 2000, and the ratio of non-performing loans to total loans increased from 1.77% to 4.13%. Loans 30 to 89 days past due declined to $18.1 million at December 31, 2001 from $66.5 million at December 31, 2000, as some past due loans migrated into non-performing during this period. Total loans 30 to 89 days past due and non-performing loans was $78.8 million at December 31, 2001 compared to $98.6 million at December 31, 2000. At December 31, 2001, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 totaled $46.9 million with a valuation allowance aggregating $18.4 million. At December 31, 2000, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 totaled $31.6 million with a valuation allowance aggregating $13.6 million. For the twelve months ended December 31, 2001 and 2000, the average recorded investment in impaired loans was approximately $53.5 million and $16.4 million, respectively. The Bank recognized, on a cash basis, $799,000 interest in 2001 and no interest in 2000 on impaired loans during the portion of the respective year they were impaired.
     In addition to the non-performing loans at December 31, 2001 shown in the table on page 8, the Bank had $2.3 million of loans 60 to 89 days past due that are considered potential problem loans. In addition, there are three relationships that total approximately $38 million that have characteristics that raise concern about the performance of these borrowers in the future. The relationships consist of 16 loans to multiple industries with varied repayment sources and collateral held. Currently all are current in their payments but may have reason to generate concern such as liquidity or cashflow shortfalls and/or inadequate collateral coverage.
     At December 31, 2001, ORE, which is defined to include property acquired by foreclosure or by deed in lieu of foreclosure, totaled $710,000 and consisted of four single-family residential properties with a book value totaling $122,000 and four commercial real estate properties with a book value totaling $588,000. The largest single property in ORE at December 31, 2001 was $410,000. At December 31, 2000, ORE totaled $323,000, which consisted of five single-family residential properties with a book value totaling $133,000 and two commercial real estate properties with a book value totaling $190,000.
     During 2001, one commercial real estate property with a book value totaling $59,000 was sold, eight commercial real estate properties with a book value of $4.1 million were charged-off, and two commercial real estate properties valued at $1.1 million were partially charged-off. In addition, three commercial real estate properties with a book value totaling $590,000 were added to the portfolio, and two commercial real estate ORE properties were written down by $7,000 in 2001. All ORE charge-offs are recorded as other real estate expenses. All real estate carried in the Bank's ORE portfolio is supported by recent independent appraisals.

Liquidity and Market Risk
     A fundamental objective of the Company is effective management of its liquidity. The goal of liquidity management is to maintain the Company's ability to meet its contractual obligations, to meet its customers' loan demands, fund its operations and minimize the effects of interest rate fluctuations on earnings.
     The major factor which determines the exposure of the Company's earnings to interest rate risk is the relationship between the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. The management of the Company continues to employ strategies designed to achieve a favorable match between those assets and liabilities. The Board of Directors authorizes the Asset and Liability Management Committee (the "Committee") of the Company to manage the sources and uses of the Company's cash flow and establish the pricing of its products. The Committee's primary goal is to structure the Company's assets and liabilities in a manner that produces a favorable interest rate spread and also provides net interest income protection against significant volatility in the general level of interest rates.
     Accordingly, the Committee focuses on effectively managing the Bank's gap, which is a measure of the mismatch between the dollar amount of the Company's interest-earning assets and interest-bearing liabilities which mature or reprice within certain time frames. If those assets exceed the liabilities within a prescribed time period, a "positive" gap results. This could tend to have a favorable impact on earnings during a period of rising interest rates and could have an unfavorable impact during a period of declining rates. Conversely, if those liabilities exceed the assets during the time period in question, a "negative" gap results, in which case a rise in the general level of interest rates could have an unfavorable impact on earnings, while a decline in rates could have a favorable influence on earnings.

     During 2001, many changes in deposit balances occurred. The largest change was a reduction in the reliance on moneydesk deposits. These funds are volatile and relatively costly. The balance of these funds declined $100.5 million from December 31, 2000 to $22.1 million at December 31, 2001. Though the balance of borrowed funds increased by $134.8 million during that same period, the average cost of these funds during 2001 was 106 basis points less than moneydesk funds. The Bank has a $100 million line of credit with the Federal Home Loan Bank of New York ("FHLB") of which $63.5 million was outstanding at December 31, 2001. The Bank also has available a $50 million adjustable-rate credit advance with the FHLB with no balance outstanding. In addition, the Bank has a $10 million unsecured line of credit with First Union Corp., which requires daily repayment, and had no outstanding balance at December 31, 2001. See Note 8 in Notes to Consolidated Financial Statements for further discussion on borrowed funds.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2001, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown:

                                                  More than    More than    More than                       Total
                                      3 mos        3 mos to      1 yr to     3 yrs to    More than           Rate
(Dollars in Thousands)              or less          12 mos        3 yrs        5 yrs        5 yrs      Sensitive
-----------------------------------------------------------------------------------------------------------------
Rate sensitive assets:
  Commercial and consumer loans:
    Fixed-rate                     $ 61,431       $117,642     $228,246     $ 92,635      $112,967     $  612,921
    Adjustable-rate                 468,761                                                 32,993        501,754
  Mortgage loans:
    Fixed-rate                       18,089         22,052       45,709       32,437        58,126        176,413
    Adjustable-rate                  36,641         64,819       76,396        6,703         4,008        188,567
  Mortgage-backed securities         25,377         73,106      118,467       70,022       102,724        389,696
  Investment securities              28,220         27,786       43,508       16,657        10,663        126,834
-----------------------------------------------------------------------------------------------------------------
     Total rate sensitive assets   $638,519       $305,405     $512,326     $218,454      $321,481     $1,996,185
-----------------------------------------------------------------------------------------------------------------
Rate sensitive liabilities:
  Money market accounts            $350,119                                               $ 98,015     $  448,134
  Savings accounts                   41,568       $ 41,569     $ 41,569     $ 41,569                      166,275
  NOW accounts                                                                              25,970         25,970
  Certificate accounts              185,896        357,564      142,472       10,953           577        697,462
  FHLB advances                      63,512         17,040      195,118       25,133           613        301,416
  Borrowed funds                     56,701                                                  2,134         58,835
  Preferred securities                                                                      30,000         30,000
-----------------------------------------------------------------------------------------------------------------
      Total rate sensitive
         liabilities               $697,796       $416,173     $379,159    $  77,655      $157,309     $1,728,092
-----------------------------------------------------------------------------------------------------------------
Periodic gap                       $(59,277)     $(110,768)    $133,167    $ 140,799      $164,172     $  268,093
=================================================================================================================
Cumulative gap                     $(59,277)     $(170,045)    $(36,878)   $ 103,921      $268,093
=================================================================================================================
Cumulative gap as a percentage
  of rate sensitive assets            (2.97)%        (8.52)%      (1.85)%       5.21%        13.43%
=================================================================================================================

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

     Money market accounts, which decreased from $492.7 million at December 31, 2000 to $448.1 million at December 31, 2001, were assumed to reprice within those months based on current levels of interest rates. Savings accounts, which increased from $164.5 million at December 31, 2000 to $166.3 million at December 31, 2001, are included in interest-bearing liabilities anticipated to reprice within five years. NOW accounts which increased from $21.0 million at December 31, 2000 to $26.0 million at December 31, 2001 based on rate and repricing trends are anticipated to reprice after five years. At December 31, 2001, the Company had outstanding $301.4 million of borrowings from the FHLB, an increase of $151.0 million from December 31, 2000, and had $75.0 million in other borrowings at December 31, 2000 compared to $58.8 million at December 31, 2001.
     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict the magnitude of changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of changes in interest rate, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, should interest rates increase, the ability of borrowers to service their debt may decrease.
     At year end, the Bank conducted a rate shock test of all rate sensitive assets and liabilities. The test is a simulation of the impact an instantaneous change in interest rates would have on the Bank's net interest income. The test is conducted in two parts. First, all rates are raised 1 percent and annualized net interest income is determined, then rates are lowered by 1 percent and net interest income is again measured. The results are compared with anticipated results when interest rates do not change. With rates raised 1 percent, the test indicated a decrease in net interest income of $2.6 million. When rates were lowered 1 percent, the test indicated an increase in net interest income of $395,000. The test assumes that all categories of rates will move at the same time and by the same amount. The test further assumes that depositor and borrower preferences will not change, and therefore the composition of the balance sheet, will remain unchanged. There can be no assurance that if interest rates did move by 1% that the results of operations would be impacted as indicated by these tests.
     The Bank's primary sources of funds have consisted of deposits, amortization and prepayments of outstanding loans and mortgage-backed securities, bond maturities and such other sources as long- and short-term borrowings, and sales of investment securities, loans and mortgage-backed securities. Scheduled maturities of borrowings during 2002 are $164.3 million. Of these borrowings, $105.5 million are advances from the Federal Home Loan Bank. See Note 8 of Notes to Consolidated Financial Statements for details. Savings certificates which are scheduled to mature during 2002 total $543.4 million. Management expects that a substantial portion of these maturing certificates will remain on deposit with the Company. At December 31, 2001, the Company had $225.9 million of long-term borrowings and mandatorily redeemable preferred securities. See Note 8 of Notes to Consolidated Financial Statements for details.
     The liquidity of the Bank's operations, measured by the ratio of cash and cash equivalents (not committed, pledged, or required to liquidate specific liabilities) to the sum of net withdrawable deposits and borrowings payable within one year, averaged 4.32% in 1999, 4.13% in 2000 and 5.93% in 2001.
     The primary source of cash and cash equivalent resources for the Company on an unconsolidated basis is dividends from the Bank. During 2001, the Bank paid $10.0 million of dividends to the Company. The payment of such dividends by the Bank is subject to various regulatory and other restrictions.

Capital
     Shareholders' equity was $155.8 million at December 31, 2000 and December 31, 2001. In 2001 capital was provided by net income of $20.5 million, $440,000 in new capital received from the exercise of stock options, as well as unrealized appreciation of $4.4 million recognized under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Equity was used for cash dividends paid on common stock of $10.0 million and $15.4 million in Treasury stock purchased in 2001. At year-end 1999, 2000 and 2001, the Company's book value per common share was $15.11, $15.08 and $16.19, respectively.
     Capital adequacy is an important indicator of financial stability and performance. Overall, the Company's capital position remains strong with a ratio of total shareholders' equity to total assets of 7.56% at December 31, 2001 and 6.74% at December 31, 2000.
     Banking industry regulators define minimum capital ratios for bank holding companies and their bank subsidiaries. The Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation (the "FDIC") also have adopted regulations which group holding companies and banks into five broad categories based on certain capital ratios. The five categories are "well capitalized," "adequately capitalized," "under- capitalized," "significantly undercapitalized," and "critically undercapitalized." The Company and the Bank met the requirements for "well capitalized" at December 31, 2001. Under the capital rules, the Bank's Tier I and total capital to risk-weighted assets ratios at December 31, 2001 were 11.60% and 12.88%, respectively. These compare favorably with the minimum requirements of 4.00% for Tier I and 8.00% for total capital. At December 31, 2001, the Bank's leverage ratio was 8.74%, substantially higher than the minimum requirement of 4.00%.

The following table presents the Bank's capital position at the dates indicated based on the current capital guidelines:

Capital Analysis
(Dollars in Thousands)
Years Ended December 31,                                       2001          2000          1999
------------------------------------------------------------------------------------------------
Tier I:
   Shareholders' equity (as defined by regulations)       $ 180,291    $  174,446    $  170,060
   Adjusted for FASB No. 115                                 (2,520)        1,912         9,758
   Adjusted for unamortized goodwill                           (829)       (1,213)       (1,598)
------------------------------------------------------------------------------------------------
      Total Tier I capital                                  176,942       175,145       178,220
------------------------------------------------------------------------------------------------

Tier II:
   Allowable portion of reserve for loan losses              19,561        23,737        22,748
------------------------------------------------------------------------------------------------
      Total Tier II capital                                  19,561        23,737        22,748
------------------------------------------------------------------------------------------------
         Total risk-based capital                        $  196,503    $  198,882    $  200,968
================================================================================================

Risk-weighted assets                                     $1,525,596    $1,863,409    $1,813,436
------------------------------------------------------------------------------------------------
Total average assets                                      2,023,475     2,297,975     2,269,046
------------------------------------------------------------------------------------------------

Amount by which capital exceeds minimum requirements:
   Tier I capital/risk-weighted assets                   $  115,918    $  100,609    $  105,683
------------------------------------------------------------------------------------------------
   Total risk-based capital/risk-weighted assets             74,455        49,809        55,893
------------------------------------------------------------------------------------------------
   Tier I capital/total average assets (leverage ratio)      96,003        83,226        87,458
------------------------------------------------------------------------------------------------

Capital Ratios                                                           Years Ended December 31,
                                                      Regulatory         ------------------------
                                                       Minimums      2001          2000          1999
-------------------------------------------------------------------------------------------------------
Tier I capital/risk-weighted assets                      4.00%      11.60%         9.40%          9.83%
-------------------------------------------------------------------------------------------------------
Total risk-based capital/risk-weighted assets            8.00       12.88         10.67          11.08
-------------------------------------------------------------------------------------------------------
Tier I capital/total average assets (leverage ratio)  3.0 to 5.0     8.74          7.62           7.85
=======================================================================================================

Earnings Performance

     The operating results of the Company depend primarily on its net interest income, after the provision for loan losses. Net interest income is the difference between interest income on interest-earning assets, mainly loans and investments, and interest expense on interest-bearing liabilities, primarily deposits and borrowings. The Company's operating results also are affected by operating expense, the level of other income, including gains or losses on sale of loans and securities and other fees.

     The following table sets forth, for and at the periods indicated, information regarding (i) the total dollar amount of interest income from interest-earning assets and the resulting average yields, (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost, (iii) net interest income, (iv) interest rate spread, (v) interest rate margin and (vi) ratio of interest-earning assets to interest-bearing liabilities. No tax equivalent adjustments were made.

(Dollars in Thousands)
Years Ended December 31,                        2001                      2000                     1999
                                        -------------------------------------------------------------------------
                                         Interest  Yield/Rate      Interest  Yield/Rate     Interest  Yield/Rate
-----------------------------------------------------------------------------------------------------------------
Interest-earning assets:
   Commercial loans                      $ 68,994        8.47%     $ 92,871        9.89%    $ 78,619        9.03%
   Consumer loans:
      Passbook                                  5       11.51             9       10.99           15       12.10
      Overdraft checking                      103       20.06           108       20.47          116       13.38
      Business line of credit                 257        9.68           235       12.40          138       11.13
      Credit cards                          1,744       16.28         1,664       16.52        1,560       16.31
      Personal-direct                       7,108        9.77         7,861        9.88        7,958        9.55
      Personal-indirect-new auto            3,730        8.41         4,488        8.24        4,674        8.28
      Personal-indirect-used auto          14,187        9.91        16,201        9.61       16,484        9.39
      Personal-indirect-mobile homes        6,744       10.28         6,901        9.97        5,986        9.93
      Personal-indirect-other               1,890        8.48         2,167        8.60        2,090        8.55
      Home Equity Line of Credit            2,496        7.64         3,220        9.72        2,704        8.59
      Checkcard reserve                     1,689       59.71         1,451       55.15          930       44.31
      Student                                  35        3.04           107        8.60          203        7.75
-----------------------------------------------------------------------------------------------------------------
         Total consumer loans              39,988       10.03        44,412        9.94       42,858        9.57
-----------------------------------------------------------------------------------------------------------------
   Mortgage loans:
      Residential-fixed                    10,298        7.43         8,762        7.65        7,607        7.27
      Commercial-fixed                      1,037        8.88           934        8.53          726        8.36
      Residential-adjustable                6,409        7.95         6,435        8.04        6,131        7.68
      Commercial-adjustable                11,755        8.49        13,359        8.66       14,281        8.80
-----------------------------------------------------------------------------------------------------------------
         Total mortgage loans              29,499        7.99        29,490        8.20       28,745        8.09
-----------------------------------------------------------------------------------------------------------------
   Investment securities                   25,008        6.12        26,545        6.51       25,038        5.95
   Mortgages held for sale                    189        9.34            15        5.89          779        9.38
   Federal funds sold                       1,101        3.24            76        6.32          682        4.91
-----------------------------------------------------------------------------------------------------------------
      Total interest-earning assets      $164,779        8.13%     $193,409        8.98%    $176,721        8.35%
-----------------------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
   Deposits:
      Savings                            $  4,093        2.51%     $  4,719        2.62%    $  4,930        2.57%
      Money market                         12,716        2.81        20,348        4.46       13,357        4.06
      Certificates of deposit              48,878        5.53        64,566        5.95       55,655        5.27
      NOW                                     305        1.21           337        1.33        1,600        1.62
-----------------------------------------------------------------------------------------------------------------
         Total deposits                    65,992        4.33        89,970        5.15       75,542        4.51
-----------------------------------------------------------------------------------------------------------------
   Borrowings                              13,738        5.01         9,836        5.94       11,548        5.11
   Mandatorily redeemable
      preferred securities                  2,437        8.12         2,383        7.94        2,486        8.29
-----------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities   82,167        4.49       102,189        5.26       89,576        4.64
-----------------------------------------------------------------------------------------------------------------
Net interest income                      $ 82,612                  $ 91,220                 $ 87,145
=================================================================================================================

Interest rate spread                                     3.64%                     3.72%                    3.71%
=================================================================================================================
Interest rate margin                                     4.08                      4.24                     4.12
=================================================================================================================
Ratio of interest-earning assets
   to interest-bearing liabilities                       1.11x                     1.11x                    1.10x
=================================================================================================================

                                         2001 Compared to 2000                  2000 Compared to 1999
                                          Increase (Decrease)                    Increase (Decrease)
                                          -------------------                    -------------------
(Dollars in Thousands)               Volume       Rate           Net       Volume         Rate        Net
----------------------------------------------------------------------------------------------------------
Interest income on interest-
   earning assets:
   Commercial loans               $(11,456)    $(12,421)    $(23,877)     $ 6,439      $ 7,813    $14,252
   Consumer loans                   (4,821)         397       (4,424)        (132)       1,686      1,554
   Mortgage loans                      771         (762)           9          354          391        745
   Investment securities             1,344       (1,682)        (338)      (2,082)       2,219        137
----------------------------------------------------------------------------------------------------------
      Total                        (14,162)     (14,468)     (28,630)       4,579       12,109     16,688
----------------------------------------------------------------------------------------------------------
Interest expense on interest-
   bearing liabilities:
   Savings                            (433)        (193)        (626)        (304)          93       (211)
   Money market                       (187)      (7,445)      (7,632)       5,571        1,420      6,991
   Certificates of deposit         (11,369)      (4,319)     (15,688)       1,593        7,318      8,911
   NOW                                              (32)         (32)      (1,018)        (245)    (1,263)
----------------------------------------------------------------------------------------------------------
      Total deposits               (11,989)     (11,989)     (23,978)       5,842        8,586     14,428
----------------------------------------------------------------------------------------------------------
Borrowings                           5,968       (2,012)       3,956       (3,574)       1,759     (1,815)
----------------------------------------------------------------------------------------------------------
      Total                         (6,021)     (14,001)     (20,022)       2,268       10,345     12,613
----------------------------------------------------------------------------------------------------------
Net interest income               $ (8,141)    $   (467)    $ (8,608)     $ 2,311      $ 1,764    $ 4,075
==========================================================================================================

     The above table presents changes in interest income and interest expense attributable to (i) changes in volume (change in volume multiplied by old rate) and (ii) changes in rate (change in rate multiplied by old volume). The net change attributable to the combined impact of volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

Net Interest Income
     Net interest income is determined by the difference between rates earned on interest-earning assets and the rates paid on interest-bearing liabilities (interest rate spread) and the relative amounts of interest-earning assets and interest-bearing liabilities. The interest income and the cost of funds of financial institutions are significantly affected by general economic conditions, policies of regulatory authorities and other factors.
     The Company earned net interest income of $87.1 million, $91.2 million and $82.6 million in 1999, 2000 and 2001, respectively. The Company's interest rate spread increased from 3.71% in 1999, to 3.72% in 2000 and decreased to 3.64% in 2001. The changes in average balances and rates produced a 4.7% increase in net interest income from 1999 to 2000 and a 9.4% decrease from 2000 to 2001.
     The Company originated indirect mobile home loans through two service companies. The Company's practice has been to pay the service companies a percentage of their commission related to the originations at the time of originations (usually 40 to 50% of the total commission). The remainder represents a holdback for any unearned commissions as a result of loan prepayments or charges allowed after certain loan defaults. During 2001, the Company ceased originations through one of these service companies. The Company had remaining prepaid commissions related to this dealer of approximately $8.3 million at December 31, 2001, and had minimal remaining reserves relative to this service company. Accordingly, if the underlying loans from this dealer have any loan prepayments or losses from loan defaults, the related prepaid commissions will have to be written-off to operations. Such write-offs will reduce interest income in 2002 and beyond.

Interest on Commercial Loans
     The average balance of commercial loans increased from $870.3 million in 1999, to $938.6 million in 2000 and decreased to $814.3 million in 2001. The yields on these loans increased from 9.03% in 1999, to 9.89% in 2000 and decreased to 8.47% in 2001. The Prime Rate reached a high of 8.50% in 1999, increased to 9.50% during 2000 and decreased to 4.75% in 2001. During this three-year period, the interest on commercial loans was $78.6 million, $92.9 million and $69.0 million, respectively, due to the changes in the balance of this portfolio and levels of interest rates. The yield on approximately 62% of the commercial loan portfolio fluctuates with changes in Prime. Yields on the balance of the portfolio are fixed for up to five years with adjustments based on other market indices.

Interest on Consumer Loans
     Interest on consumer loans consists of interest on passbook, personal, direct and indirect auto, mobile home, student loans, credit cards, overdraft checking, checkcard reserve and home equity line of credit.
     The consumer loan portfolio continues to be an important part of the Bank's earning assets and to be among the highest yielding assets of the Company. Average balances for the years 1999, 2000 and 2001 were $448.0 million, $446.6 million and $398.7 million, respectively. Yields on all consumer loans for 1999, 2000 and 2001 were 9.57%, 9.94% and 10.03%, respectively. Interest income on all these loans varied for the three-year period 1999 through 2001 with income of $42.9 million in 1999 increasing to $44.4 million in 2000 and decreasing to $40.0 million in 2001.
     The competition for all consumer loans remained high during 2001 with the "zero percent" financing offered by many automakers. The Bank cannot profitably compete with such programs. As the average balances of many of the consumer loan products fell during the year, consumer loan interest income declined 10% for the year. Originations of consumer loans declined from $183.2 million in 2000 to $161.1 million in 2001 as focus was placed on the origination of direct loans, high quality, late model indirect car loans and real estate secured loans.

Interest on Mortgage Loans
     Interest on mortgage loans consists of interest on fixed- and adjustable-rate residential mortgages and fixed- and adjustable-rate commercial real estate mortgages.
     Interest on mortgage loans increased $745,000 for the twelve months ended December 1999 to 2000, and increased $9,000 from the twelve months ended December 31, 2000 to $29.5 million for the twelve months ended December 31, 2001. The average balance of all mortgage loans increased from $355.3 million at December 31, 1999 to $359.7 million at December 31, 2000, and to $369.2 million at December 31, 2001. Yields on mortgage loans increased from 8.09% for 1999, to 8.20% for 2000 and declined to 7.99% for the twelve months ended December 31, 2001. The Bank increased the amount of fixed-rate residential mortgage loans sold, with $29.3 million of loans sold in 2001 compared to $9.9 million in 2000. Fixed-rate residential loan originations increased $34.2 million from 2000 to $83.6 million in 2001. Fewer adjustable-rate residential mortgages were originated in 2001. Adjustable-rate residential mortgage originations fluctuated from $4.8 million in 1999 to $26.5 million in 2000, to $7.1 million in 2001. The fluctuation in origination levels is primarily a result of changing consumer preferences for variable- versus fixed-rate loans as changes occur from time to time in the rate differential between the two. No residential mortgage loans were securitized in 2001 and 2000.
     The average balance of adjustable-rate commercial real estate loans decreased $15.8 million to $138.4 million in 2001, and the average yield decreased to 8.49% from 8.66% in 2000, resulting in interest income of $11.8 million for 2001 compared to $13.4 million for 2000. The average balance of adjustable-rate commercial real estate loans decreased $8.0 million from 1999 to $154.2 million in 2000. The yields on these loans decreased from 8.80% in 1999 to 8.66% in 2000. Total originations of commercial real estate loans were $21.6 million for 2001 compared to $20.7 million in 2000.

Interest and Dividends on Investments
     The primary objective of the investment portfolio is to provide quality assets with relatively low risk to the balance sheet. The balance of the investment portfolio can fluctuate as it supplies funds when needed and absorbs funds in periods of slower loan demand. The Company's recent practice has been to reduce fixed-rate, long-term investments and to acquire assets with shorter maturities or shorter estimated lives. In light of this, 74.1% of U.S. Treasury and government agencies, obligations of state and political subdivisions and corporate bonds mature within five years as compared to 45.5% in 2000. This has occurred while mortgage-backed securities have risen $219.3 million from December 31, 2000 to December 31, 2001. The average balance of investment securities was $420.5 million in 1999, $407.5 million in 2000 and $408.9 million in 2001. Interest and dividends on investment securities were $25.0 million in 1999, $26.5 million in 2000 and $25.0 million in 2001. The yields on these assets were 5.95% in 1999, 6.51% in 2000 and 6.12% in 2001.

Interest on Deposits
     Deposit balances declined in 2001 with the average balance of all deposits at $1,524.0 million, a decline of 12.8% from $1,746.9 million in 2000. In 2000, average balances rose $71.8 million from $1,675.1 million in 1999. Customer preference fuels changes in deposit balances; this is reflected in a $44.6 million decrease in money market funds. Of this decrease, there was a $4.3 million decrease in average balances of money market funds from new or increased balances. Checking accounts being "swept" into money market accounts in 2001 represent a $985,000 decrease in such deposit balances. Since the "sweep" program was not in place for all of 1999, the average balance of checking accounts was also reduced by the $73.6 million from 1999. Average balances for money market deposits for the years 1999, 2000 and 2001 were $329.1 million, $456.4 million and $452.1 million, respectively. The changes in money market average balances accompanied an increase in the rates from 4.06% in 1999 to 4.46% in 2000. Interest expense was $13.4 million for 1999 rising to $20.3 million in 2000. With the decrease in average balance and the decrease in the average rate paid in 2001 to 2.81%, interest expense decreased to $12.7 million for the year. The decrease in the average balance and the rate paid on certificates of deposit balances was the major reason why the interest expense on these products decreased from $64.6 million in 2000 to $48.9 million in 2001. Average balances of certificates of deposits increased from $1,055.4 million in 1999 to $1,085.0 million in 2000 and decreased to $883.4 million in 2001, respectively. The average rate of certificates of deposit has fluctuated from 5.27% in 1999 to 5.95% in 2000 to 5.53% in 2001. The Bank continues to monitor the cost and the availability of deposits against the cost and levels of borrowing to determine the best funding sources for the Company's growth.

Interest on Borrowings
     Borrowed funds are used to supplement retail and commercial deposits as needed to fund asset growth. While the cost of these funds can approximate the costs of wholesale funds, it does remove the volatility that can occur with moneydesk deposits and enhances planning for liquidity needs. The average balance of borrowings during 2001 increased to $274.1 million. The average interest rate paid on borrowings decreased to 5.01% and interest paid on borrowings increased to $13.7 million. The average balance of borrowings decreased from $225.8 million in 1999 to $165.7 million in 2000. Although the cost of borrowings increased from 5.11% in 1999 to 5.94% in 2000, interest paid on borrowings decreased from $11.5 million to $9.8 million from 1999 to 2000. See Note 8 in Notes to Consolidated Financial Statements.

Provision for Loan Losses
     The provision for loan losses was $19.1 million, $53.7 million and $18.2 million for the years 1999, 2000 and 2001, respectively. Net charge-offs increased from $15.0 million in 1999, to $23.6 million in 2000 and decreased to $18.7 million in 2001. Impacting the 2000 and 2001 provisions was the need to provide reserves for potential losses that may exist in the loan portfolios. In 2000, the Bank increased the allowance for loan losses to $59.3 million consistent with the increases in the total loan portfolio and management's evaluation of the related risk. With the 2001 provision, the Bank was able to increase the allowance for possible loan losses to 4.00% of loans outstanding at December 31, 2001 from 3.26% at December 31, 2000. See the previous discussion on "Asset Quality" earlier in this document.

Non-interest Income
     As shown in the chart below, credit card fees declined significantly once the merchant credit card activity was outsourced in December 2000. The resultant reduction in fee income of approximately $1.8 million had a corresponding reduction in expense. Trust fee income increased as a result of converting to an accrual basis providing an additional $267,000 in income. As a result of investment security sales, the Company had net security gains of $379,000 in 2001 and $9,000 in 2000 with net security losses of $231,000 in 1999.

                                                                           Percent Change
(Dollars in Thousands)                                                     --------------
Years Ended December 31,                      2001      2000      1999   2000-2001  1999-2000
---------------------------------------------------------------------------------------------
Service charges on deposit accounts       $  5,226  $  5,360  $  4,382      (2.5)%     22.3%
Credit card fees                               211     2,008     1,667     (89.5)      20.5
Mortgage servicing fees                      1,125     1,211     1,356      (7.1)     (10.7)
Fees and commissions-brokerage services        698       836       796     (16.5)       5.0
Trust fees                                   1,618     1,280     1,104      26.4       15.9
Gains (losses) on sale of securities           379         9      (231)  4,111.1     (103.9)
Other charges, commissions and fees          2,991     2,980     3,297       0.4       (9.6)
---------------------------------------------------------------------------------------------
                                          $ 12,248  $ 13,684  $ 12,371     (10.5)%     10.6%
=============================================================================================

Operating Expense
     Expense control remains an important focus. Expenses are reviewed within the context of their contribution to the ongoing operation of the Company and the overall profitability of the organization. Personnel costs are the largest single operating expense item within the Bank and increased 2.5% over 2000. Additional staffing occurred during 2001 to strengthen many areas, most noticeably the loan administration function. Salary and benefit costs in 2000 included retirement costs of approximately $850,000 and a one-time accrual of deferred vacation costs of approximately $350,000. Professional fees increased approximately $750,000 in 2001 due principally to increased legal fees of $772,000 associated with non-performing loans. No interchange fees were incurred in 2001 as these costs terminated with the outsourcing of our merchant credit card business. In 2000, the Company incurred $2.0 million in merger costs related to a contemplated merger transaction. No merger expenses were incurred in 2001. Other significant declines in operating expense in 2001, as compared to 2000, include advertising down $268,000, telephone charges down $203,000, FDIC insurance down $344,000 and equipment repairs down $110,000. For 2002 and beyond, the FDIC has indicated the possibility of renewed assessments for insured institutions.
     Since a substantial portion of operating expense relates directly to income generation, an effective measurement of the control of operating expense is the Efficiency Ratio. This ratio consists of operating expense divided by recurring revenues (net interest income and non-interest income) on a pre-tax basis. The Efficiency Ratio for the Company, was 50.61%, 45.30% and 45.85% for 1999, 2000 and 2001, respectively. The Company's ratio of operating expense to average assets was 2.27% in 1999, 2.10% in 2000 and 2.02% in 2001. Both ratios include merger and acquisition expenses and reflect the attention paid to expense control by management and staff.

                                                                            Percent Change
(Dollars in Thousands)                                                      --------------
Years Ended December 31,                      2001      2000      1999   2000-2001  1999-2000
----------------------------------------------------------------------------------------------
Salaries, pensions and employee benefits  $ 21,828  $ 21,302  $ 20,386       2.5 %      4.5 %
Building occupancy                           4,304     4,564     4,607      (5.7)      (0.9)
Professional fees                            2,206     1,456     1,289      51.5       13.0
Advertising                                    931     1,199     1,530     (22.4)     (21.6)
Computer service fee                         1,907     1,778     1,930       7.3       (7.9)
Other services provided                      5,932     6,177     6,001      (4.0)       2.9
Interchange fees                                       1,552     1,286    (100.0)      20.7
Merger and acquisition expenses                        2,013     5,408    (100.0)     (62.8)
Other                                        6,389     7,484     8,226     (14.6)      (9.0)
----------------------------------------------------------------------------------------------
                                          $ 43,497  $ 47,525  $ 50,663      (8.5)%     (6.2)%
==============================================================================================

Income Taxes
     The Company utilizes SFAS No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to recognizing the tax effects of temporary differences between tax and financial reporting. See Note 13 of Notes to Consolidated Financial Statements for details.
     The Company is subject to New York State and Delaware franchise taxes. State taxes amounted to $2.4 million in 1999, $237,000 in 2000 and $2.3 million in 2001.

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

Other Matters
New Accounting Pronouncements
     In June 2001, SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets" were issued and they are effective July 1, 2001 and January 1, 2002, respectively, for the Company. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. The adoption of this standard has no impact on the current financial statements of the Company. Under

SFAS No. 142, goodwill and intangible assets with an indefinite useful life will no longer be amortized under this standard. Amortization of goodwill, including goodwill recorded related to past business combinations, will be discontinued unless there is a finite life associated with the asset. In addition, goodwill recorded as a result of business combinations completed after July 1, 2001 will not be amortized unless a finite life is identified. Further, all goodwill and intangible assets will be tested for impairment in accordance with the provisions of the Statement. The Company does not expect these pronouncements to have a material effect on the financial statements. Currently, intangible assets of the Company will continue to be amortized over their estimated useful lives.

     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", was effective for the Company's fiscal year beginning on January 1, 2001. This statement requires all derivative instruments to be carried on the balance sheet at fair value. Changes in fair value are recorded in either comprehensive income or net income, depending on the nature of the derivative instrument. The Company held interest rate swaps at December 31, 2000 that were disposed in early 2001, which qualified as hedges under SFAS No. 133. This pronouncement had no significant effect on its financial statements. See Note 10 in Notes to Consolidated Financial Statements for details.

Forward-Looking Statements
     This Annual Report, including certain statements made in this Management's Discussion and Analysis of Financial Condition and Results of Operations, includes "forward-looking statements". Any statements with regard to the Company's expectations as to its financial results, other aspects of its business and general economic conditions, may constitute forward-looking statements. Although the Company makes such statements based on assumptions which it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company's expectations. Some of the important factors which could cause its results to differ from any results which might be projected, forecasted, or estimated based on such forward-looking statements include: (i) general economic and competitive conditions in the markets in which the Company operates, and the risks inherent in its operations; (ii) the Company's ability to continue to control its provision for loan losses and operating expense, increase earning assets and non-interest income, and maintain its margin; and (iii) the level of demand for new and existing products. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statements. Except as required by applicable law, the Company does not intend to update forward-looking statements.

Market Prices and Related Shareholder Matters
     The common stock of the Company is listed on The Nasdaq Stock Market's National Market System under the symbol "BSBN". As of December 31, 2001, the Company had 2,286 shareholders of record and 9,627,566 shares of common stock issued and outstanding. The number of shareholders does not reflect persons or entities who hold their stock in nominee or "street" name through various brokerage firms.
     Payment of dividends on the Company's common stock is subject to various restrictions and limitations which may affect the Company's ability to pay cash dividends in the future.

The following table sets forth the market price information for the common stock and the cash dividends paid per share:

                        Price Range
                     ----------------    Cash Dividends
2001                    High      Low         Per Share
--------------------------------------------------------
First Quarter        $ 20.25  $ 12.38            $ 0.25
Second Quarter       $ 23.36  $ 16.63            $ 0.25
Third Quarter        $ 27.00  $ 21.36            $ 0.25
Fourth Quarter       $ 27.40  $ 20.85            $ 0.25

                        Price Range
                     ----------------    Cash Dividends
2000                    High      Low         Per Share
--------------------------------------------------------
First Quarter        $ 22.98  $ 16.75            $ 0.25
Second Quarter       $ 21.75  $ 17.50            $ 0.25
Third Quarter        $ 23.88  $ 18.31            $ 0.25
Fourth Quarter       $ 22.38  $ 10.98            $ 0.25

REPORT OF INDEPENDENT AUDITORS

The Board of Directors
BSB Bancorp, Inc.
Binghamton, New York

In our opinion, the accompanying consolidated statements of condition and the related consolidated statements of income, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of BSB Bancorp, Inc. (the "Company") and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


PricewaterhouseCoopers LLP


Syracuse, New York
January 25, 2002

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CONDITION


(Dollars in Thousands, Except Share Data)
December 31,                                                   2001         2000
---------------------------------------------------------------------------------
Assets
Cash and due from banks                                 $    51,282  $    65,110
Investment securities available for sale                    502,756      391,968
Investment securities held to maturity                       13,774        9,708
Mortgages held for sale                                       9,860           94
Loans:
   Commercial                                               736,382      997,082
   Consumer                                                 378,293      436,902
   Real estate                                              355,120      386,283
---------------------------------------------------------------------------------
   Total loans                                            1,469,795    1,820,267
   Less:  Net deferred fees and costs                          (802)        (844)
          Allowance for loan losses                          58,829       59,291
---------------------------------------------------------------------------------
          Net loans                                       1,411,768    1,761,820
Bank premises and equipment                                  14,879       14,418
Accrued interest receivable                                  10,502       17,002
Other real estate                                               710          323
Intangible assets                                               829        1,213
Other assets                                                 44,482       50,019
---------------------------------------------------------------------------------
                                                        $ 2,060,842  $ 2,311,675
=================================================================================

Liabilities and Shareholders' Equity
Due to depositors                                       $ 1,496,937  $ 1,881,226
Borrowings                                                  360,251      225,468
Other liabilities                                            17,829       19,196
Company obligated mandatorily redeemable preferred
   securities of subsidiary, BSB Capital Trust I,
   holding solely junior subordinated debentures
   of the Company                                            30,000       30,000
---------------------------------------------------------------------------------
     Total liabilities                                    1,905,017    2,155,890

Shareholders' Equity:
   Preferred stock, par value $.01 per share;
     2,500,000 shares authorized; none issued
   Common stock, par value $.01 per share;
     30,000,000 shares authorized; 11,535,500 and
     11,503,272 shares issued                                   115          115
Additional paid-in capital                                   39,331       38,789
Undivided profits                                           142,748      132,277
Accumulated other comprehensive income (loss)                 2,520       (1,912)
Treasury stock, at cost; 1,907,934 and 1,175,524 shares     (28,889)     (13,484)
---------------------------------------------------------------------------------
Total shareholders' equity                                  155,825      155,785
---------------------------------------------------------------------------------
                                                        $ 2,060,842  $ 2,311,675
=================================================================================

    The accompanying notes are an integral part of the financial statements.

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in Thousands, Except Share Data)
 Years Ended December 31,                                               2001      2000      1999
------------------------------------------------------------------------------------------------
Interest income:

   Interest and fees on loans                                       $138,481  $166,773  $150,222
   Interest on federal funds sold                                      1,101        76       682
   Interest on investment securities                                  25,008    26,545    25,038
   Interest on mortgages held for sale                                   189        15       779
------------------------------------------------------------------------------------------------
      Total interest income                                          164,779   193,409   176,721
------------------------------------------------------------------------------------------------
Interest expense:

   Interest on savings deposits                                        4,093     4,719     4,930
   Interest on time accounts                                          48,878    64,566    55,655
   Interest on money market deposit accounts                          12,716    20,348    13,357
   Interest on NOW accounts                                              305       337     1,600
   Interest on borrowed funds                                         13,738     9,836    11,548
   Interest on mandatorily redeemable securities of subsidiary         2,437     2,383     2,486
------------------------------------------------------------------------------------------------
      Total interest expense                                          82,167   102,189    89,576
------------------------------------------------------------------------------------------------
Net interest income                                                   82,612    91,220    87,145
Provision for loan losses                                             18,224    53,721    19,137
------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                   64,388    37,499    68,008
Non-interest income:
   Service charges on deposit accounts                                 5,226     5,360     4,382
   Credit card fees                                                      211     2,008     1,667
   Mortgage servicing fees                                             1,125     1,211     1,356
   Fees and commissions-brokerage services                               698       836       796
   Trust fees                                                          1,618     1,280     1,104
   Gains (losses) on sale of securities, net                             379         9      (231)
   Other charges, commissions and fees                                 2,991     2,980     3,297
------------------------------------------------------------------------------------------------
      Total non-interest income                                       12,248    13,684    12,371
------------------------------------------------------------------------------------------------
Operating expense:

   Salaries, pensions and other employee benefits                     21,828    21,302    20,386
   Building occupancy                                                  4,304     4,564     4,607
   Dealer commission expense                                             462       515       940
   Computer service fees                                               1,907     1,778     1,930
   Professional fees                                                   2,206     1,456     1,289
   Services                                                            5,932     6,177     6,001
   FDIC insurance                                                        345       679       222
   Goodwill                                                              384       386       386
   Interchange fees                                                              1,552     1,286
   Other real estate                                                      52       177       441
   Merger and acquisition expenses                                               2,013     5,408
   Other expenses                                                      6,077     6,926     7,767
------------------------------------------------------------------------------------------------
      Total operating expense                                         43,497    47,525    50,663
------------------------------------------------------------------------------------------------
Income before income taxes                                            33,139     3,658    29,716
Provision for income taxes                                            12,679     1,387    11,491
------------------------------------------------------------------------------------------------
Net income                                                          $ 20,460  $  2,271  $ 18,225
================================================================================================
Earnings per share:
      Basic                                                         $   2.05  $   0.22  $   1.80
      Diluted                                                       $   2.02  $   0.22  $   1.77
================================================================================================

    The accompanying notes are an integral part of the financial statements.

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                                                    Accumulated
                                                              Additional                              Other
(Dollars in Thousands,                    Number     Common   Paid-In      Undivided     Treasury  Comprehensive
Except Share Data)                       of Shares   Stock    Capital       Profits       Stock        Income        Total
---------------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1998             11,237,470  $ 112   $ 35,202      $ 131,723    $ (13,371)     $   425    $ 154,091
----------------------------------------------------------------------------------------------------------------------------
Comprehensive income:
   Net income                                                                 18,225                                 18,225
   Other comprehensive
      income, net of taxes:
      Unrealized depreciation in
        available for sale securities                                                                   (10,182)    (10,182)
----------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                          18,225                   (10,182)       8,043
Stock options exercised                     161,521      2      1,976                                                 1,978
Tax benefit on stock options                                      109                                                   109
Cash dividend paid on common
   stock ($0.95 per share)                                                   (9,653)                                (9,653)
Treasury stock purchased                                                                      (75)                     (75)
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999             11,398,991    114     37,287        140,295      (13,446)      (9,757)     154,493
----------------------------------------------------------------------------------------------------------------------------

Comprehensive income:
   Net income                                                                  2,271                                  2,271
   Other comprehensive
     Income, net of taxes:
     Unrealized appreciation in
       available for sale securities                                                                      7,845       7,845
----------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                           2,271                      7,845      10,116
Stock options exercised                     104,281      1      1,423                                                 1,424
Tax benefit on stock options                                       79                                                    79
Cash dividend paid on common
   Stock ($1.00 per share)                                                   (10,289)                               (10,289)
Treasury stock purchased                                                                      (38)                      (38)
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000             11,503,272    115     38,789        132,277      (13,484)      (1,912)     155,785
----------------------------------------------------------------------------------------------------------------------------

Comprehensive income:
   Net income                                                                 20,460                                 20,460
   Other comprehensive
      income, net of taxes:
      Unrealized appreciation in
       available for sale securities                                                                      4,432       4,432
----------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                          20,460                      4,432      24,892
Stock options exercised                      32,228               440                                                   440
Tax benefit on stock options                                      102                                                   102
Cash dividend paid on common
   stock ($1.00 per share)                                                    (9,989)                                (9,989)
Treasury stock purchased                                                                  (15,405)                  (15,405)
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001             11,535,500  $ 115   $ 39,331      $ 142,748    $ (28,889)    $  2,520   $ 155,825
============================================================================================================================

    The accompanying notes are an integral part of the financial statements.

BSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)


Years Ended December 31,                                                            2001        2000         1999
-------------------------------------------------------------------------------------------------------------------

Operating activities:
  Net income                                                                  $   20,460    $  2,271     $ 18,225
    Adjustments to reconcile net income to net cash provided
      (used) by operating activities:
         Deferred taxes                                                           (1,174)    (12,901)        (528)
         Provision for loan losses                                                18,224      53,721       19,137
         Realized losses (gain) on available for sale
           investment securities                                                    (379)        (9)          231
         Other (gains) losses, net                                                  (125)      (187)          357
         Depreciation and amortization                                             2,642       2,973        2,869
         Net amortization of premiums and discounts
          on investment securities                                                    79       (377)         (617)
         Net accretion of premiums and discounts on loans                             42       (208)         (130)
         Sale of loans originated for sale                                         8,690       2,903       53,722
         Additional loans originated for sale                                    (20,162)     (1,128)     (39,945)
         Writedowns of other real estate                                              15         196        1,276
         Net change in other assets and liabilities                                8,775       1,162          934
------------------------------------------------------------------------------------------------------------------
          Net cash provided by operating activities                               37,087      48,416       55,531
------------------------------------------------------------------------------------------------------------------
Investing activities:
  Proceeds from calls of held to maturity investment securities                    2,069        7,571       5,284
  Purchases of held to maturity investment securities                             (7,298)     (3,337)     (11,872)
  Principal collected on held to maturity investment securities                    1,171          531         647
  Proceeds from sale of available for sale investment securities                 177,623       33,673      71,196
  Purchases of available for sale investment securities                         (327,821)     (42,618)    (89,964)
  Principal collected on available for sale investment securities                 47,306       18,077      33,367
  Net change in longer-term loans                                                308,699     (132,505)   (220,812)
  Proceeds from sale of loans                                                     23,719       10,533      60,654
  Proceeds from sale of other real estate                                            789        1,172       1,763
  Other                                                                           (2,712)      (1,010)     (2,608)
-------------------------------------------------------------------------------------------------------------------
          Net cash provided (used) by investing activities                        223,545     (107,913)  (152,345)
-------------------------------------------------------------------------------------------------------------------
Financing activities:
  Net change in demand deposits, NOW accounts, savings
   accounts and money market deposit accounts                                     (33,422)     43,003      71,351
  Net change in time deposits                                                    (350,867)    (62,981)    119,993
  Net change in short-term borrowings                                             (38,178)     83,560     (36,224)
  Net change in long-term borrowings                                              172,961        (137)    (50,778)
  Proceeds from exercise of stock options                                             440       1,424       1,978
  Purchases of treasury stock                                                     (15,405)        (38)        (75)
  Dividends paid                                                                   (9,989)    (10,289)     (9,653)
------------------------------------------------------------------------------------------------------------------
          Net cash provided (used) by financing activities                       (274,460)     54,542      96,592
------------------------------------------------------------------------------------------------------------------
          (Decrease) in cash and cash equivalents                                 (13,828)     (4,955)       (222)
Cash and cash equivalents at beginning of year                                     65,110      70,065      70,287
------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                      $    51,282    $ 65,110    $ 70,065
==================================================================================================================
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
      Interest credited on deposits and paid on other borrowings              $    85,339    $ 99,376    $ 87,559
      Income taxes                                                            $     8,553    $ 14,077    $ 13,043
------------------------------------------------------------------------------------------------------------------
Non-cash investing activity:
  Securitization of mortgage loans and transfers
       to other real estate                                                   $     1,110    $    674    $    922
  Unrealized appreciation (depreciation) in securities                        $     7,604    $ 13,463    $(17,543)
------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of the financial statements.

BSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Summary of Significant Accounting Policies

Business Combination
     On July 1, 1999, BSB Bancorp, Inc., (the "Company") completed its acquisition of Skaneateles Bancorp, Inc. Pursuant to the terms of the merger, each share of Skaneateles Bancorp common stock was converted into .97 share of the Company's common stock, which amounted to approximately 1.4 million shares. The acquisition constituted a tax-free reorganization and has been accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16, "Business Combinations". Accordingly, the consolidated financial statements for all periods presented include the combined results of operations, financial position and cash flows of BSB Bancorp, Inc. and Skaneateles Bancorp, Inc.

Nature of Operations
     The Company is the bank holding company of BSB Bank & Trust Company (the "Bank"). The Bank is a New York-chartered commercial bank and trust company and, at year end, operated 22 full-service branches in Broome, Chemung, Chenango, Onondaga and Tioga Counties of New York State. In 2001, the Bank sold its Oswego branch, including $4.3 million of deposit liabilities. The Bank is in the business of providing a wide variety of loan and deposit products to its commercial and consumer customers, and also provides mortgage banking, trust, municipal and other related services.

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

Income Recognition on Impaired and Non-accrual Loans
     Loans, including impaired loans, are generally classified as non-accrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days. While a loan is classified as non-accrual and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When future collectibility of the recorded loan balance is expected, interest income may be recognized on a cash basis.

Deferred Loan Fees and Costs
     Non-refundable loan fees and related direct costs are deferred and amortized over the life of the loan as an adjustment of loan yield.

Allowance for Loan Losses
     The allowance for loan losses represents the amount available for probable loan losses in the Company's loan portfolio as estimated by management. Specific reserves are determined through review of impaired loans, non-performing loans and certain performing loans designated as problems. General reserves are determined through regular disciplined analysis of the portfolio. The risk profile and experience of the existing portfolio, along with growth, concentrations and management resources are also considered. The allowance for loan losses reflects management's best estimate of probable loan losses at December 31, 2001.
     A loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due under the contractual terms of the loan agreement. The measurement of impaired loans is generally based upon the present value of expected future cash flows discounted at the historical effective interest rate, except that all loans that have become collateral-dependent are measured for impairment based on the fair value of the collateral. Loans are charged against the allowance for loan losses when management believes that the collectibility of principal is unlikely.

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

Trust Department Assets
     Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated statements of condition, since such items are not assets of the Company. Fees associated with providing trust management services are recorded on the accrual basis and are included in non-interest income.

Earnings Per Share
     Basic and diluted earnings per share are presented for each period in which an income statement is presented. Basic earnings per share is based on the weighted average shares actually outstanding for the period. Diluted earnings per share reflect the dilutive effect of stock options.

Fair Value of Financial Instruments
     The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:
     Cash and cash equivalents: The carrying amounts reported in the statements of condition for cash and short-term instruments approximate those assets' fair value.
     Investment securities: Fair values for investment securities are based on quoted market prices or dealer quotes.
     Loans and mortgages held for sale: Fair values for loans are estimated using a discounted cash flow analysis, based on interest rates approximating those currently being offered for loans with similar terms and credit quality. The fair value of accrued interest approximates carrying value.
     Deposits: The fair values disclosed for non-interest-bearing accounts and accounts with no stated maturities are, by definition, equal to the amount payable on demand at the reporting date. The fair value of time deposits was estimated by discounting expected monthly maturities at interest rates approximating those currently being offered on time deposits of similar terms. The fair value of accrued interest approximates carrying value.
     Borrowings and mandatorily redeemable securities: The carrying amounts of repurchase agreements and other short-term borrowings approximate their fair values. Fair values of long-term borrowings are estimated using discounted cash flows, based on current market rates for similar borrowings.
     Off-balance-sheet instruments: Off-balance-sheet financial instruments consist of letters of credit, commitments to extend credit and interest rate swaps. Letters of credit and commitments to extend credit are fair valued based on fees and interest rates currently charged to enter into agreements with similar terms and credit quality. Interest rate swaps are fair valued based upon amounts the Company would expect to receive or pay to terminate such contracts.

Comprehensive Income
     Comprehensive income consists of net income and the net change in unrealized gains or losses on securities available for sale, net of taxes. The Company reports comprehensive income in the Statements of Changes in Shareholders' Equity.

Merger and Acquisition Expenses
     In conjunction with the Skaneateles Bancorp acquisition, the Company recorded a 1999 charge to operating expenses of $5.4 million ($3.3 million after tax, or $0.32 per diluted common share) for direct costs relating to the acquisition. Details of the acquisition related costs follow:

(Dollars in Thousands)
--------------------------------------------------------------
Merger transaction costs                             $  2,127
Restructuring costs:
  Employee severance                                    1,318
  Exit costs                                            1,963
--------------------------------------------------------------
                                                     $  5,408
==============================================================

     For 2000, the Company incurred $2.0 million in merger costs related to a contemplated merger transaction.

Reclassifications
     Certain data for prior years has been reclassified to conform to the current year's presentation. These reclassifications had no effect on net income or shareholders' equity.

Note 2: Investment Securities
The carrying value and market value of the investment securities portfolio at December 31 are summarized as follows:

                                                Gross        Gross
(Dollars in Thousands)          Carrying   Unrealized   Unrealized      Market
Year-end 2001                      Value        Gains       Losses       Value
-------------------------------------------------------------------------------
Available for sale portfolio:
   U.S. Government agencies     $ 79,679   $    2,456   $        6   $  82,129
   Municipal obligations          11,984          242            7      12,219
   Mortgage-backed securities    386,564        3,225        1,702     388,087
   Equity securities              18,715           29            1      18,743
   Corporate securities            1,493           85                    1,578
-------------------------------------------------------------------------------
                                $498,435   $    6,037   $    1,716   $ 502,756
-------------------------------------------------------------------------------
Held to maturity portfolio:
   Corporate debt securities    $  2,874                             $   2,874
   Municipal obligations           9,291   $      146   $        7       9,430
   Mortgage-backed securities      1,609           49                    1,658
-------------------------------------------------------------------------------
                                $ 13,774   $      195   $        7   $  13,962
===============================================================================

                                                Gross        Gross
(Dollars in Thousands)          Carrying   Unrealized   Unrealized      Market
Year-end 2000                      Value        Gains       Losses       Value
-------------------------------------------------------------------------------
Available for sale portfolio:
   U.S. Government agencies    $ 186,976   $      602   $    2,549   $ 185,029
   Municipal obligations          12,613           86           31      12,668
   Mortgage-backed securities    169,652          278        1,731     168,199
   Equity securities              24,518           34            1      24,551
   Corporate securities            1,491           33            3       1,521
-------------------------------------------------------------------------------
                               $ 395,250   $    1,033   $    4,315   $ 391,968
-------------------------------------------------------------------------------
Held to maturity portfolio:
   U.S. Government Agencies    $      20                             $      20
   Corporate debt securities       1,619                                 1,619
   Municipal obligations           5,854   $      104   $        7       5,951
   Mortgage-backed securities      2,215           56                    2,271
-------------------------------------------------------------------------------
                               $   9,708   $      160   $        7   $   9,861
===============================================================================

The following reflects the net unrealized gains (losses) on available for sale securities on a before and net of tax basis, including its effect on other comprehensive income for the years ended:

(Dollars in Thousands)                               2001      2000       1999
-------------------------------------------------------------------------------
Net income                                       $ 20,460  $  2,271  $  18,225
Other comprehensive income:
   Net unrealized gains (loss) on securities        7,604    13,463    (17,543)
   Reclassification adjustment for net realized
      gains (loss) included in net income             379         9       (231)
-------------------------------------------------------------------------------
   Other comprehensive income, before tax           7,983    13,472    (17,774)
   Income tax (cost) benefit on other
      comprehensive income                         (3,551)   (5,627)     7,592
-------------------------------------------------------------------------------
      Other comprehensive income, net of tax        4,432     7,845    (10,182)
-------------------------------------------------------------------------------
Comprehensive income                             $ 24,892  $ 10,116  $   8,043
===============================================================================

The carrying value and market value of debt securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without penalties.

                                               Carrying     Market
(Dollars in Thousands)                            Value      Value
--------------------------------------------------------------------
Securities available for sale:
   Within one year                            $  13,991  $  14,293
   After one year but within five years          80,215     82,519
   After five years but within ten years         51,759     52,573
   After ten years                              333,755    334,628
--------------------------------------------------------------------
                                              $ 479,720  $ 484,013
====================================================================
Securities held to maturity:
   Within one year                            $   4,848  $   4,853
   After one year but within five years           3,939      4,047
   After five years but within ten years            389        400
   After ten years                                4,568      4,662
--------------------------------------------------------------------
                                              $  13,744  $  13,962
====================================================================

The gross realized gains and gross realized losses on available for sale investment securities transactions are summarized below:

(Dollars in Thousands)
Years ended December 31:           2001   2000    1999
--------------------------------------------------------
Gross gains                       $ 905   $  9  $  253
Gross losses                        526            488
--------------------------------------------------------
   Net gains (losses)             $ 379   $  9  $ (235)
========================================================

     Held to maturity securities transactions include gross realized gains of $4,000 in 1999, with no gross realized gains or gross realized losses in 2001 or 2000.

     Investment securities at December 31, 2001 and 2000 include approximately $419.7 million and $339.8 million, respectively, pledged under various agreements, principally municipal deposits, letters of credit, lines of credit and financing agreements.

Note 3: Loans
     Substantially all of the Bank's loans are granted to borrowers concentrated primarily within Broome, Chemung, Chenango, Onondaga and Tioga Counties and other communities located in upstate New York.

Changes in the allowance for loan losses at December 31 are presented in the following summary:

(Dollars in Thousands)                    2001      2000      1999
------------------------------------------------------------------
Balance at beginning of year          $ 59,291  $ 29,134  $ 25,030
Recoveries credited                      4,945     2,027     2,360
Provision for loan losses               18,224    53,721    19,137
Loans charged off                      (23,631)  (25,591)  (17,393)
-------------------------------------------------------------------
   Balance at end of year             $ 58,829  $ 59,291  $ 29,134
===================================================================

     At December 31, 2001 and 2000, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 totaled $46.9 million and $31.6 million, respectively. A valuation allowance aggregating $18.4 million and $13.6 million was recorded against impaired loans at December 31, 2001 and 2000, respectively. The average recorded investment in impaired loans was approximately $53.5 million in 2001, $16.4 million in 2000 and

$10.1 million in 1999. The Bank recognized, on a cash basis, $799,000, $0 and $151,000 of interest on impaired loans during 2001, 2000 and 1999, respectively (during the portion of the year they were impaired).

Note 4: Loan Servicing
     Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of mortgage loans serviced for others were $460.9 million and $516.7 million at December 31, 2001 and 2000, respectively.
     Mortgage servicing rights capitalized and amortization recognized on those rights were not significant.

Note 5: Loans to Related Parties
     At December 31, 2001 and 2000, loans to directors, officers, or their affiliates were $21.0 million and $28.6 million, respectively. During 2001, new loans to such related parties amounted to $1.2 million and repayments amounted to $8.8 million. In 2000, new loans to such related parties amounted to $4.8 million and repayments amounted to $1.0 million.

Note 6: Bank Premises and Equipment
A summary of bank premises and equipment at December 31 is shown as follows:

(Dollars in Thousands)                      2001      2000
------------------------------------------------------------
Land                                    $  1,822  $  1,698
Banking premises                          21,663    20,093
Furniture and equipment                   18,179    17,285
------------------------------------------------------------
                                          41,664    39,076
Less: Accumulated depreciation            26,785    24,658
------------------------------------------------------------
                                        $ 14,879  $ 14,418
============================================================

Note 7: Due to Depositors
A summary of amounts due to depositors at December 31 is shown as follows:

(Dollars in Thousands)                        2001         2000
-----------------------------------------------------------------
Savings accounts                       $   166,275  $   164,472
Money market deposit accounts              448,134      492,711
Certificates of deposit                    697,462    1,048,329
NOW accounts                                25,970       21,019
Non-interest-bearing deposit accounts      159,096      154,695
-----------------------------------------------------------------
                                       $ 1,496,937  $ 1,881,226
=================================================================

Time deposits with balances in excess of $100,000 amounted to approximately $145.5 million and $262.5 million at December 31, 2001 and 2000, respectively. The contractual maturity of time deposits at December 31, 2001 is as follows:

(Dollars in Thousands)       2001
Year of Maturity           Amount  Percent
--------------------------------------------
1                       $ 543,438     77.9%
2                         114,574     16.4
3                          27,853      4.0
4                           5,326      0.8
5 and over                  6,271      0.9
--------------------------------------------
                        $ 697,462    100.0%
============================================

Note 8: Borrowings and Mandatorily Redeemable Preferred Securities
The following is a summary of borrowings and mandatorily redeemable preferred securities at December 31:

(Dollars in Thousands)                                2001           2000
--------------------------------------------------------------------------
Federal Home Loan Bank advances                 $  301,416     $  150,455
Securities sold under repurchase agreements         56,701         72,819
Other                                                2,134          2,194
--------------------------------------------------------------------------
   Total borrowings                                360,251        225,468
Mandatorily redeemable preferred securities         30,000         30,000
--------------------------------------------------------------------------
                                                $  390,251     $  255,468
==========================================================================
Borrowings at December 31, 2001 have maturity dates as follows:

                                                 Weighted
(Dollars in Thousands)                       Average Rate          Amount
--------------------------------------------------------------------------
Borrowings maturing or callable in 2002              2.74%     $  164,335
Borrowings maturing or callable in 2003              4.17         135,000
Borrowings maturing or callable in 2004              4.35          60,000
February 5, 2007                                     7.08             394
January 11, 2019                                     6.08             522
Mandatorily redeemable preferred securities
in 2028                                              8.13          30,000
--------------------------------------------------------------------------
                                                    3.90%      $  390,251
==========================================================================
Information related to short-term borrowings at December 31 is as follows:

(Dollars in Thousands)                        2001         2000         1999
------------------------------------------------------------------------------
Outstanding balance at end of year       $ 164,335     $ 202,513    $ 119,048
Average interest rate                         2.74%         6.22%        5.45%
Maximum outstanding at any month end     $ 254,903     $ 214,588    $ 256,863
Average amount outstanding during year   $ 153,204     $ 156,086    $ 179,499
Average interest rate during year             5.31%         6.02%        5.11%
==============================================================================

Average amounts outstanding and average interest rates are computed using weighted monthly averages.
     On July 24, 1998, the Company formed a wholly owned subsidiary business trust, BSB Capital Trust I, L.L.C. (the "Trust"), for the purpose of issuing preferred securities which qualify as Tier I capital of the Company. The Trust issued $30 million at par value of 8.125% preferred securities in an exempt offering. The preferred securities are non-voting, mandatorily redeemable in 2028 and guaranteed by the Company. The Company's guarantee, together with its other obligations under the relevant agreements, constitute a full, irrevocable and unconditional guarantee by the Company of the securities issued by the Trust. The entire net proceeds to the Trust from the offering were invested in junior subordinated obligations of the Company, which are the sole assets of the Trust. The costs related to the issuance of these securities are capitalized and amortized over the life of the period to redemption on a straightline basis. The net proceeds were used to fund commercial and consumer loan growth.
     The Bank has assigned mortgage-backed securities as collateral for certain other borrowings. Such securities have a market value aggregating $3.4 million and $2.2 million at December 31, 2001 and 2000, respectively.
     At December 31, 2001, the Bank had available lines of credit of $150 million with the FHLB subject to the amount of available collateral, of which $63.5 million is outstanding as of December 31, 2001. This outstanding balance is collateralized by certain mortgage loans, mortgage-backed securities and other investment securities under a blanket pledge agreement with the FHLB. The Bank also had available a $10 million unsecured line of credit with First Union Corp., which requires daily repayment and had no balance outstanding at December 31, 2001.
     Securities sold under repurchase agreements represent the purchase of interests in government securities by commercial checking customers which are repurchased by the Bank on the following business day. The government securities continue to be held by the Bank and the purchaser is precluded from engaging in repurchase transactions or otherwise pledging or hypothecating these securities.

Note 9: Employee Benefits
     The Bank has a noncontributory qualified defined benefit pension plan covering substantially all employees. Under the plan, retirement benefits are primarily a function of both the years of service and the level of compensation. The Bank's policy is to fund the plan in amounts sufficient to pay liabilities. The pension plan assets consist primarily of listed stocks, governmental securities and cash equivalents.
     The Bank also provides certain life and health insurance benefits to substantially all employees and eligible retirees through an unfunded plan. The Bank makes contributions to the plan as premiums are due.

The following table represents a reconciliation of the funded status of the plans at October 1:

                                                      Pension Benefits           Life and Health Benefits
                                                 -------------------------   -------------------------------
(Dollars in Thousands)                                2001          2000           2001           2000
------------------------------------------------------------------------------------------------------------
Change in benefit obligation:
  Benefit obligation at  beginning of year        $ 19,116      $ 18,032        $ 4,762        $ 4,624
  Service cost                                         828           853            182            195
  Interest cost                                      1,498         1,395            350            351
  Actuarial loss (gains)                               220          (202)          (500)          (178)
  Annuity payments                                  (1,070)         (952)
  Premiums paid                                                                    (263)          (230)
  Settlements                                           (4)          (10)
------------------------------------------------------------------------------------------------------------
Benefit obligations at end of year                  20,588        19,116          4,531          4,762
------------------------------------------------------------------------------------------------------------

Change in plan assets:
  Fair value of plan assets at beginning of year    23,348        20,759
  Actual return on plan assets                      (3,292)        3,551
  Employer contributions                                                            263            230
  Annuity payments                                  (1,070)         (952)
  Premiums paid                                                                    (263)          (230)
  Settlements                                           (4)          (10)
------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year            18,982        23,348
------------------------------------------------------------------------------------------------------------

Funded status                                       (1,605)        4,232         (4,531)        (4,762)
Unrecognized transition obligation                                                1,905          2,078
Unrecognized losses (gains)                          1,577        (3,983)        (1,007)          (531)
Unrecognized past service liability                    (70)          (94)
------------------------------------------------------------------------------------------------------------
Prepaid (accrued) benefit cost                    $    (98)     $    155        $(3,633)       $(3,215)
============================================================================================================

The benefit obligations and prepaid (accrued) benefit costs presented in the above table were determined using the following weighted-average assumptions at October 1:

                                   2001    2000    2001    2000
----------------------------------------------------------------
Weighted-average assumptions:
Discount rate                     7.50%   8.00%   7.50%   8.00%
Expected return on plan assets    8.75%   9.00%
Rate of compensation increase     4.00%   5.50%   4.00%   5.50%

     The net periodic pension cost and the net postretirement benefit cost for the years ended December 31, 2001, 2000 and 1999 are as follows:

                                            Pension Benefits           Life and Health Benefits
                                        -------------------------  -------------------------------
(Dollars in Thousands)                   2001      2000      1999      2001      2000      1999
--------------------------------------------------------------------------------------------------
Service cost                           $  828    $  853    $  791    $  182    $  195    $  176
Interest cost                           1,498     1,395     1,228       350       351       288
Expected return on assets              (1,978)   (1,703)   (1,639)
Unrecognized transition (asset)
obligation                                                     (5)      173       173       173
Unrecognized gain                         (70)                          (24)
Unrecognized past service liability       (25)      (25)      (25)
--------------------------------------------------------------------------------------------------
Net periodic benefit cost               $ 253    $  520    $  350    $  681    $  719    $  637
==================================================================================================

     For measurement purposes, a 9.00% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002. The rate was assumed to decrease to 7.0% for 2004 to approximately 4.5% in 2007.

     A one-percentage-point change in assumed health care cost trend rates would have the following effect on life and health benefits at October 1, 2001:

                                              1-Percentage-   1-Percentage-
                                             Point Increase  Point Decrease
----------------------------------------------------------------------------
Effect on total of service and interest
cost components                                        $  4          $  (5)
Effect on  postretirement benefit obligation             21            (27)

     The Bank also has a defined contribution employee savings 401(k) plan. Effective June 1, 2001, full-time salaried employees are eligible to join the 401(k) plan as of the first payroll of any calendar month following employment. Previously, eligibility required employees, age twenty-one and older who have completed one year of service. The Bank matches 100% of basic contributions up to 2.0% of each participant's annual contribution and 50% of contribution over 2.0% with the Bank's total match not to exceed 3%. Contributions to the plan amounted to $338,000 in 2001, $319,000 in 2000 and $369,000 in 1999.

Note 10: Derivative Financial Instruments
     The Company uses interest rate swap agreements from time to time as a part of its overall interest rate risk management strategy. The swaps modify the repricing characteristics of certain brokered certificate of deposit liabilities. Under terms of the swap agreements, the Company receives a fixed rate of interest and pays a variable rate of interest. The swaps are entered into with a counterparty that meets the Company's established credit standards and the agreements contain collateral provisions protecting the at-risk party. The Company considers the credit risk inherent in these contracts to be negligible. The swaps match the related brokered certificates of deposit in notional/face amount, fixed interest rate, interest payment date and maturity date. At December 31, 2001, the Company has no swaps outstanding.
     Effective January 1, 2001, the Company adopted SFAS 133, "Accounting for Derivative Instruments and Hedging Activities". Under SFAS 133, the interest rate swaps are accounted for as fair value hedges of the brokered certificate of deposit liabilities. The swaps and the brokered certificates of deposit are recorded at fair value on the statement of condition. The adoption of SFAS 133 has had no material impact on net income or shareholders' equity.

Note 11: Commitments
     The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit and letters of credit, which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of condition. The contract amount of those commitments and letters of credit reflects the extent of involvement the Bank has in those particular classes of financial instruments. The Bank's exposure to loan loss in the event of non-performance by the counterparty to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of the instruments. The Bank uses the same credit policies in making commitments and letters of credit as it does for on-balance-sheet instruments.
Financial instruments whose contract amounts represent credit risk:

(Dollars in Thousands)                                  2001        2000
-------------------------------------------------------------------------
Commitments to extend credit                        $311,948    $416,704
Letters of credit                                     30,443      33,321

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitment amounts are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
     Standby and other letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. Most of these guarantees extend for periods ranging from three months to five years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Since some of the letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
     For both commitments to extend credit and letters of credit, the amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but includes residential and commercial real estate. Outstanding loans sold with recourse approximated $9.8 million as of December 31, 2001.
     As required by certain letters of credit agreements, the Bank has pledged as collateral mortgage-backed securities having a market value of approximately $5.3 million at December 31, 2001. The Company is required to maintain a reserve balance, as established by the Federal Reserve Board of New York. The required average total reserve for the 14-day maintenance period ended December 26, 2001 was $15.5 million of which $5.9 million was required to be on deposit with the Federal Reserve Bank of New York. The remaining $9.5 million was represented by cash on hand and other adjustments.
     The Bank rents facilities under leases expiring at various dates through 2016. Rent expense totaled approximately $832,000 in 2001, $872,000 in 2000 and $786,000 in 1999.

     Approximate minimum rental commitments under existing noncancelable leases with remaining terms of one year or more are presented below:

Years ending December 31,                          (Dollars in Thousands)
-------------------------------------------------------------------------
2002                                                              $   742
2003                                                                  755
2004                                                                  728
2005                                                                  696
2006                                                                  585
Later years                                                         2,216
-------------------------------------------------------------------------
  Total minimum lease payment                                     $ 5,722
=========================================================================

Note 12: Limits on Dividends
     The Company's ability to pay dividends to its shareholders is largely dependent on the Bank's ability to pay dividends to the Company. The circumstances under which the Bank may pay dividends are limited by federal and state statutes, regulations and policies. The Bank must obtain the approval of the New York State Superintendent of Banks for payment of dividends if the total of all dividends declared in any calendar year would exceed the total of the Bank's net profits as defined by applicable regulations, for that year, combined with its retained net profits for the preceding two years. Furthermore, the Bank may not pay a dividend in an amount greater than its undivided profits then on hand after deducting its losses and bad debts, as defined by applicable regulations. At December 31, 2001, the Bank had approximately $13.1 million in undivided profits legally available for the payment of dividends.
     In addition, the Federal Reserve Board and the Federal Deposit Insurance Corporation ("FDIC") are authorized to determine under certain circumstances that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of such dividends. The payment of dividends that deplete a bank's capital base could be deemed to constitute such an unsafe or an unsound practice. There are also statutory limits on the transfer of funds to the Company by its banking subsidiary whether in the form of loans or other extensions of credit, investments or asset purchases. Such transfers by the Bank to the Company generally are limited in amount to 10% of the Bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be collateralized in specific amounts.

Note 13: Income Taxes
     The Company provides for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" which requires an asset and liability approach to recognizing the tax effects of temporary differences between tax and financial reporting.

The provision (benefit) for income taxes consists of the following:
(Dollars in Thousands)                            2001      2000      1999
---------------------------------------------------------------------------
Current                                      $  13,853  $ 14,288  $ 12,019
Deferred (benefit)                              (1,174)  (12,901)     (528)
---------------------------------------------------------------------------
                                             $  12,679  $  1,387  $ 11,491
===========================================================================

The components of deferred income taxes at December 31 included in other assets are:
(Dollars in Thousands)                                      2001      2000
---------------------------------------------------------------------------
Assets:
 Available for sale investments                                    $ 1,179
 Allowance for loan losses                              $ 23,532    23,716
 Postretirement benefits                                   1,460     1,286
 Non-accrual loans                                         1,712
 Other                                                     1,228     1,649
---------------------------------------------------------------------------
                                                          27,932    27,830
---------------------------------------------------------------------------
Liabilities:
 Available for sale investments                            1,729
 Depreciation                                                857       727
 Other                                                     1,075     1,098
---------------------------------------------------------------------------
                                                           3,661     1,825
---------------------------------------------------------------------------
  Net deferred tax asset                                $ 24,271  $ 26,005
===========================================================================

A reconciliation between the federal statutory income tax rate and the effective income tax rate at December 31 follows:

                                                 2001      2000      1999
---------------------------------------------------------------------------
Federal statutory income tax rate                35.0%     35.0%     35.0%
State income taxes, net of federal benefit        4.4      14.5       4.6
Tax-exempt interest income                       (0.8)    (10.0)     (1.1)
Other                                            (0.3)     (1.6)      0.2
---------------------------------------------------------------------------
 Effective federal income tax rate               38.3%     37.9%     38.7%
===========================================================================

Note 14: Earnings Per Share
     Basic earnings per share is computed based on the weighted average shares outstanding. Diluted earnings per share is computed based on the weighted average shares outstanding adjusted for the dilutive effect of the assumed exercise of stock options during the year using the treasury stock method. The following is a reconciliation of basic earnings per share to diluted earnings per share for the years ended December 31:

                                              Net      Weighted      Earnings
(Dollars in Thousands, Except Share Data)    Income  Average Shares  Per Share
------------------------------------------------------------------------------
2001: Basic earnings per share             $ 20,460     9,958,952     $ 2.05
      Effect of stock options                             155,245
------------------------------------------------------------------------------
      Diluted earnings per share           $ 20,460    10,114,197     $ 2.02
==============================================================================

2000: Basic earnings per share             $  2,271    10,279,667     $ 0.22
      Effect of stock options                              77,977
------------------------------------------------------------------------------
      Diluted earnings per share           $  2,271    10,357,644     $ 0.22
==============================================================================
1999: Basic earnings per share             $ 18,225    10,137,625     $ 1.80
      Effect of stock options                             174,488
------------------------------------------------------------------------------
      Diluted earnings per share           $ 18,225    10,312,113     $ 1.77
==============================================================================

Note 15: Options and Shareholder Rights
     The Company has a Long-Term Incentive and Capital Accumulation Plan (the "Incentive Plan") for the benefit of officers and certain other employees of the Company and its subsidiary. The Incentive Plan, as approved by shareholders at the 1996 Annual Meeting of Shareholders and as amended at the 1998 and 1999 Annual Meetings of Shareholders, provides for options to purchase a total of
1.3 million shares of authorized common stock, of which options to purchase 1,030,525 shares have been granted as of December 31, 2001. At December 31, 2001, there were 269,475 options to purchase shares available for future grant under the Incentive Plan. Four kinds of rights are contained in the Incentive Plan and are available for grant: incentive stock options, non-qualified options, stock appreciation rights and performance share awards. Options under this Incentive Plan have a 10-year term, and vest and become exercisable at 25% per year at the end of each of the first four years following the grant date, as long as the optionee remains an employee of the Company or its subsidiaries, or as otherwise determined by the Company's Compensation Committee.
     The Directors' Stock Option Plan (the "Directors' Plan"), as approved by shareholders at the 1994 Annual Meeting of Shareholders, provides for options to purchase 393,750 shares of authorized but unissued common stock by incumbent and future non-employee directors of the Company; 267,750 options to purchase shares have been granted as of December 31, 2001. At December 31, 2001, 126,000 options to purchase shares are available for future grant under the Directors' Plan. All options granted under the Directors' Plan are intended to be non-qualified options. Vesting occurs on the grant date, and options may be exercised six months after the grant date. Under the Directors' Plan, to the extent options remain available for grant, upon initial election or appointment as a director, new non-employee directors of the Company will each receive a grant of an option to purchase 6,750 shares of common stock. Furthermore, in January of each year, each non-employee director, including any director who becomes a non-employee director prior to such anniversary, shall be granted an option to purchase 2,250 shares of common stock.

Activity in the Plans during 1999, 2000 and 2001 was as follows:

                                                    Number of     Option Price
(Dollars in Thousands, Except Share Data)             Shares       Per Share      Aggregate
--------------------------------------------------------------------------------------------
         Outstanding options at December 31, 1998    786,760    $   3.61-$32.75  $ 13,523
1999:    Options exercised                          (187,647)        3.61-23.10    (1,978)
         Options granted                             227,100        26.63-28.75     6,178
--------------------------------------------------------------------------------------------
         Outstanding options at December 31, 1999    826,213         3.61-32.75    17,723
2000:    Options forfeited                          (173,838)       17.17-29.63    (2,683)
         Options exercised                          (104,281)        3.61-18.83    (1,424)
         Options granted                             298,000        13.50-19.50     3,788
--------------------------------------------------------------------------------------------
         Outstanding options at December 31, 2000    846,094         5.84-32.75    17,404
2001:    Options forfeited                          (105,675)      15.75-29.625    (2,721)
         Options exercised                           (32,228)     9.333-19.1875      (440)
         Options granted                             195,000        15.75-25.75     3,768
--------------------------------------------------------------------------------------------
         Outstanding options at December 31, 2001    903,191    $   5.84-$32.75  $ 18,011
============================================================================================

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

Note 16: Stock-Based Compensation

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

(Dollars in Thousands, Except Share Data)     2001      2000     1999
-------------------------------------------------------------------------
Net Income:
  As reported                                $ 20,460  $ 2,271  $ 18,225
  Pro forma                                    19,608    1,104    17,062
-------------------------------------------------------------------------

Earnings Per Share:
  As reported:
     Basic                                   $   2.05  $  0.22  $   1.80
     Diluted                                     2.02     0.22      1.77
  Pro forma:
     Basic                                   $   1.97  $  0.11  $   1.68
     Diluted                                     1.94     0.11      1.65

     The weighted average fair value of options granted during 2001, 2000 and 1999 was $4.91, $4.51 and $6.51, respectively.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2001, 2000 and 1999, respectively: dividend yield of 3.9% for 2001, 3.6% for 2000 and 3.3% for 1999; expected volatility of 29.1% for 2001, 27.9% for 2000 and 24.9% for 1999; risk-free interest rates of 5.09% in 2001, 6.2% for 2000 and 4.7% in 1999; and expected lives of 7.4 years in 2001, 2000 and 1999.

     Options exercisable under the plans at December 31, 2001, 2000 and 1999 amounted to 633,375, 575,888 and 506,705, respectively. The weighted average exercise price of options exercisable at December 31, 2001, 2000 and 1999 were $19.33, $20.19 and $18.43, respectively.

The following table summarizes information about options outstanding at December 31, 2001:

                                 Outstanding                      Exercisable
                   --------------------------------------   -------------------------
                                  Weighted
                                  Average         Weighted                 Weighted
Range of                          Remaining       Average                  Average
Exercise               Options    Contractual     Exercise     Number      Exercise
Prices               Outstanding  Life in Years    Price     Exercisable     Price
-------------------------------------------------------------------------------------
$3.61 to $5.84              727      1.775       $  5.84           727     $   5.84
$9.33 to $14.50         238,526      5.761       $ 12.69       189,776     $  12.32
$15.08 to $19.85        347,363      7.024       $ 17.76       214,422     $  17.91
$22.60 to $32.75        316,575      5.676       $ 27.86       228,450     $  28.40
-------------------------------------------------------------------------------------
                        903,191                                633,375
=====================================================================================

Note 17: Selected Quarterly Financial Data
     Summarized quarterly financial information for the years ended December 31, 2001 and 2000 is as follows:

                                Three Months Ended                                        Three Months Ended
(Dollars in Thousands,          ---------------------------------------------------       ---------------------------------------
Except Share Data)              3/31/01         6/30/01        9/30/01     12/31/01       3/31/00   6/30/00    9/30/00   12/31/00
---------------------------------------------------------------------------------------------------------------------------------
Total interest income           $ 46,035        $ 42,927      $  40,244    $  35,574      $ 46,280  $ 48,357   $ 49,661   $ 49,110
Total interest expense            25,387          21,889         19,564       15,326        23,901    24,778     26,276     27,233
----------------------------------------------------------------------------------------------------------------------------------
Net interest income               20,648          21,038         20,680       20,248        22,379    23,579     23,385     21,877
Provision for loan losses          4,674           4,500          4,550        4,500         4,608     4,951     17,249     26,913
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income (loss) after
 provision for loan losses        15,974          16,538         16,130       15,748        17,771    18,628      6,136     (5,036)
Non-interest income                2,829           3,232          3,134        3,053         3,361     3,456      3,703      3,164
Operating expense                 10,697          10,925         10,843       11,033        11,713    11,714     12,734     11,364
-----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before
 income taxes                      8,106           8,845          8,421        7,768         9,419     10,370    (2,895)   (13,236)
Income taxes                       3,103           3,441          3,231        2,904         3,671      4,051    (1,230)    (5,105)
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)               $  5,003        $  5,404      $   5,190    $   4,864      $  5,748  $   6,319  $ (1,665)  $ (8,131)
===================================================================================================================================
Earnings (loss) per share:
Basic                           $   0.49        $   0.54      $    0.52    $    0.50      $   0.56  $    0.62  $  (0.16)  $  (0.79)
===================================================================================================================================
Diluted                         $   0.49        $   0.53      $    0.51    $    0.49      $   0.56  $    0.61  $  (0.16)  $  (0.79)
===================================================================================================================================

Note 18: Fair Value of Financial Instruments
     SFAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the certain derived value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank. The fair value of off-balance-sheet financial instruments is not significant.

The net carrying amount and fair values of financial instruments at December 31 are as follows:

(Dollars in Thousands)                                 2001                               2000
                                        -------------------------------         --------------------------
                                         Carrying                  Fair         Carrying          Fair
                                          Amount                   Value         Amount           Value
----------------------------------------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents           $    51,282            $    51,282      $    65,110      $    65,110
  Investment securities                   126,834                126,973          231,261          231,359
  Mortgage-backed securities              389,696                389,745          170,414          170,469
  Loans                                 1,469,795              1,512,352        1,820,267        1,793,371
     Allowance for loan losses            (58,829)                                (59,291)
----------------------------------------------------------------------------------------------------------
     Net loans                          1,410,966              1,512,352        1,760,976        1,793,371
  Mortgages held for sale                   9,860                  9,860               94               94
----------------------------------------------------------------------------------------------------------
     Total financial assets           $ 1,988,638            $ 2,090,212      $ 2,227,855      $ 2,260,403
==========================================================================================================
Financial liabilities:
  Deposits                            $ 1,496,937            $ 1,506,288      $ 1,881,226      $ 1,888,807
  Borrowings and mandatorily
     redeemable preferred securities      390,251                405,322          255,468          256,549
  Interest rate swap agreements                                                                       (455)
----------------------------------------------------------------------------------------------------------
     Total financial liabilities      $ 1,887,188            $ 1,911,610      $ 2,136,694      $ 2,144,901
==========================================================================================================

Note 19: Regulatory Matters
     The Company and the Bank each are subject to various regulatory capital guidelines and a framework for prompt corrective action that are administered by the federal banking agencies. Under these guidelines and this framework, the Company and the Bank must each meet specific capital levels that are based on the amount of their assets, liabilities and certain off-balance-sheet items, as calculated under various regulatory capital definitions and accounting practices. The Company's and the Bank's capital amounts and classifications are also subject to qualitative judgments by regulators about asset and capital components, risk-weightings and other factors. Failure by the Company or the Bank to meet minimum capital requirements necessitates certain mandatory actions and authorizes further discretionary actions by regulators, which could have a direct material effect on the Company's and the Bank's financial statements. The Company's capital is substantially the same as the Bank's because the Company engages in no additional activities.
     Quantitative measures established by regulation to ensure capital adequacy require that the Company and the Bank each maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier I capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2001, the Company and the Bank each meet all capital adequacy guidelines to which they are subject.

                                                                                   To Be Well
                                                                                Capitalized Under
                                                          For Capital           Prompt Corrective
                                         Actual         Adequacy Purposes:       Action Provisions:
                                     ---------------   -------------------      --------------------
(Dollars in Thousands)                Amount   Ratio    Amount       Ratio      Amount       Ratio
----------------------------------------------------------------------------------------------------
As of December 31, 2001
----------------------------------------------------------------------------------------------------
Total capital/risk-weighted assets   $196,503  12.88%  ** $122,048  **8.0%     **$152,560     **10.0%
Tier I capital/risk-weighted assets  $176,942  11.60%  **  $61,024  **4.0%     ** $91,536      **6.0%
Tier I capital/average assets        $176,942   8.74%  **  $80,939  **4.0%     **$101,174      **5.0%

As of December 31, 2000
----------------------------------------------------------------------------------------------------
Total capital/risk-weighted assets   $198,882  10.67%  ** $149,073  **8.0%     **$186,341     **10.0%
Tier I capital/risk-weighted assets  $175,145   9.40%  **  $74,536  **4.0%     **$111,805      **6.0%
Tier I capital/average assets        $175,145   7.62%  **  $91,919  **4.0%     **$114,899      **5.0%

** represents greater than

Note 20: Financial Information-Parent Company

Statements of Condition
(Dollars in Thousands, Except Share Data)

December 31,                                                       2001         2000
------------------------------------------------------------------------------------------------------
Assets
   Cash and due from banks                                    $   6,064    $  11,139
   Investment in Bank, at equity                                180,291      174,456
   Investment in trust subsidiary                                   928          928
   Prepaid expenses                                                 705          733
   Other assets                                                      39        1,089
------------------------------------------------------------------------------------------------------
                                                              $ 188,027    $ 188,345
======================================================================================================

Liabilities and Shareholders' Equity
   Accrued interest payable                                   $   1,047    $   1,047
   Other liabilities                                                227          585
   Junior subordinated debentures                                30,928       30,928
------------------------------------------------------------------------------------------------------
      Total liabilities                                          32,202       32,560

Shareholders' Equity:
   Preferred stock, par value $.01 per share;
      2,500,000 shares authorized, none issued
   Common stock, par value $.01 per share;
      30,000,000 shares authorized;
      11,535,500 shares and 11,503,272 shares issued                115          115
   Additional paid-in capital                                    39,331       38,789
   Undivided profits                                            142,748      132,277
   Accumulated other comprehensive income                         2,520       (1,912)
   Treasury stock at cost; 1,907,934 and 1,175,524 shares       (28,889)     (13,484)
------------------------------------------------------------------------------------------------------
      Total shareholders' equity                                155,825      155,785
------------------------------------------------------------------------------------------------------
                                                              $ 188,027    $ 188,345
======================================================================================================


Statements of Income
(Dollars in Thousands)

Years Ended December 31,                                           2001         2000         1999
------------------------------------------------------------------------------------------------------
Income
   Dividends from Bank                                        $  22,509    $  10,289     $   9,653
   Interest on investment securities                                 75           74            77
   Other income                                                                  207
   Equity in undistributed net income of Bank,
      net of dividends                                               66       (5,335)       12,445
------------------------------------------------------------------------------------------------------
      Total income                                               22,650        5,235        22,175
------------------------------------------------------------------------------------------------------

Expense
   Interest on junior subordinated debentures                     2,513        2,457         2,563
   Merger and acquisition expenses                                             1,215         2,941
   Other expenses                                                   922        1,080         1,146
------------------------------------------------------------------------------------------------------
      Total expense                                               3,435        4,752         6,650
------------------------------------------------------------------------------------------------------
Income before tax benefit                                        19,215          483        15,525
Income tax benefit                                                1,245        1,788         2,700
------------------------------------------------------------------------------------------------------
      Net Income                                              $  20,460    $   2,271     $  18,225
======================================================================================================

Statements of Cash Flows
(Dollars in Thousands)

Years Ended December 31,                                      2001          2000         1999
---------------------------------------------------------------------------------------------
Operating Activities:
   Net income                                             $  20,460      $  2,271    $  18,225
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Equity in undistributed net income of Bank,
      net of dividends                                          (66)        5,335      (15,145)
      Net change in other assets and liabilities               (515)       (3,197)         684
-----------------------------------------------------------------------------------------------
         Net cash provided by operating activities           19,879         4,409        3,764

Investing Activities:
   Capital contributions to subsidiaries                                                (5,000)
-----------------------------------------------------------------------------------------------
   Net cash used by investing activities                                                (5,000)
-----------------------------------------------------------------------------------------------

Financing Activities:
   Dividends paid to shareholders                            (9,989)      (10,289)      (9,653)
   Purchases of treasury stock                              (15,405)          (38)         (75)
   Proceeds from exercise of stock options                      440         1,424        1,978
-----------------------------------------------------------------------------------------------
      Net cash used by financing activities                 (24,954)       (8,903)      (7,750)
-----------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                    (5,075)       (4,494)      (8,986)
Cash and cash equivalents at beginning of year               11,139        15,633       24,619
-----------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                  $   6,064      $ 11,139    $  15,633
===============================================================================================