Form 10-K, Exhibit 13
period 2002-12-31
BSB BANCORP INC
filed 2003-03-28
CIK 830257

EXHIBIT 13

CONSOLIDATED FINANCIAL INFORMATION SECTION OF
ANNUAL REPORT

BSB Bancorp, Inc. Annual Report

F-2	Selected Financial and Other Data

F-3	Management’s Discussion and Analysis of Financial Condition and Results of Operations

F-25	Independent Auditors’ Report

F-26	Consolidated Financial Statements

F-30	Notes to Consolidated Financial Statement

BSB BANCORP, INC.

FIVE YEAR SELECTED FINANCIAL DATA

(Dollars in Thousands, Except Per Share Data)

	At December 31,
	2002	2001	2000	1999	1998
Selected Financial Condition Data:
Total assets	$2,034,667	$2,062,937	$2,315,376	$2,242,285	$2,145,128
Total loans	1,347,431	1,484,707	1,838,745	1,739,585	1,590,943
Investment securities(1)	613,852	516,530	401,676	401,723	427,537
Deposits	1,442,756	1,496,937	1,881,226	1,901,204	1,709,860
Borrowings and trust preferred securities(2)	426,118	390,251	255,468	172,045	259,736
Shareholders’ equity	148,926	155,825	155,785	154,493	154,091
Allowance for loan losses	63,250	58,829	59,291	29,134	25,030

	For years ended December 31,
	2002	2001	2000	1999	1998
Selected Operations Data:
Total interest income	$129,488	$163,494	$192,346	$176,117	$165,822
Total interest expense	51,219	82,167	102,189	89,576	84,786

Net interest income	78,269	81,327	90,157	86,541	81,036
Provision for loan losses	46,170	18,224	53,721	19,137	12,931

Net interest income after provision for loan losses	32,099	63,103	36,436	67,404	68,105

Non-interest income	17,763	13,532	14,748	12,975	8,939
Operating expense(3)	48,333	43,603	47,597	50,824	42,156

Income before income taxes	1,529	33,032	3,587	29,555	34,888
Income tax (benefit) expense	(254)	12,572	1,316	11,330	13,369

NET INCOME	$1,783	$20,460	$2,271	$18,225	$21,519

Share and Per Share Data:
Basic earnings per share	$0.19	$2.05	$0.22	$1.80	$2.15
Diluted earnings per share	$0.18	$2.02	$0.22	$1.77	$2.08
Cash dividends per share	$1.00	$1.00	$1.00	$0.95	$0.83
Book value per share	$15.78	$16.19	$15.08	$15.11	$15.35

Selected Financial Ratios and Other Data:
Weighted average yield of all interest-earning assets	6.49%	7.77%	8.71%	8.16%	8.59%
Weighted average cost of all interest-bearing liabilities	2.97%	4.49%	5.26%	4.64%	4.88%
Interest rate spread during the period	3.52%	3.28%	3.95%	3.52%	3.71%
Interest rate margin during the period	3.92%	3.87%	4.08%	4.01%	4.20%
Return on average assets	0.09%	0.95%	0.10%	0.82%	1.08%
Return on average equity	1.15%	12.87%	1.41%	11.69%	14.73%
Efficiency ratio	52.59%	46.11%	45.37%	51.07%	46.85%
Average equity to average assets	7.54%	7.37%	7.08%	6.99%	7.30%
Dividend payout ratio	539.88%	48.83%	452.97%	52.95%	38.28%

(1)	Includes Federal Home Loan Bank of New York stock

(2)	Includes Company obligated mandatorily redeemable preferred securities of subsidiaries, holding solely junior subordinated debentures of the Company (“trust preferred securities”)

(3)	Includes merger related expenses of $2.0 million in 2000 and $5.4 million in 1999

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General Information

The financial review which follows focuses on the factors affecting the consolidated financial condition and results of operations of BSB Bancorp, Inc. and its subsidiaries during the year ended December 31, 2002, and the preceding two years. The consolidated financial statements and related notes as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, should be read in conjunction with this review. Certain data for prior years has been reclassified to conform to the current year’s presentation. These reclassifications had no effect on net income or shareholders’ equity.

BSB Bancorp, Inc. (the “Company”) is a full-service financial services company, providing a wide variety of loan, deposit and other banking products to its business, individual or retail, and municipal customers, as well as a full range of mortgage banking, trust, investment and insurance services. The Company is the bank holding company of BSB Bank & Trust Company (the “Bank”), Binghamton, New York, a New York-chartered commercial bank and trust company. The Company originates real estate mortgages, both residential and commercial, consumer loans and commercial business loans throughout its primary market area utilizing customer deposits and borrowings. The primary market area of the Bank includes Broome, Chenango, Onondaga and Tioga counties of New York State with services provided by 20 full-service branches of the Bank as of December 31, 2002. Additional banking services are provided by a network of branch-based and off-premise automatic teller machines, as well as 12 proprietary banking service locations (“Storeteller”) within a large area supermarket chain.

The Company’s profitability, like that of many financial institutions, is dependent to a large extent upon net interest income, which is the difference between the interest received on earning assets, such as loans and securities, and the interest paid on interest-bearing liabilities, principally deposits and borrowings. Results of operations are also affected by the provision for loan losses, operating expenses such as salaries and employee benefits, occupancy and other operating expenses, including income taxes, and, to a lesser extent, non-interest income such as trust service fees, checkcard interchange income, loan servicing fees, and service charges on deposit accounts. Economic conditions, competition and the monetary and fiscal policies of the Federal government in general, significantly affect financial institutions, including the Company. Lending activities are influenced by the demand for and supply of housing, competition among lenders, interest rate conditions and prevailing market rates on competing investments, customer preferences and levels of personal income and savings in the Company’s primary market area.

During recent years, the Company has initiated strategic changes to its bank operations intended to enhance the Bank’s utilization of resources, and the effectiveness of customer services within its primary market area. In December 2002, the Bank completed the sale of two Elmira, New York branches with deposit liabilities of $44.2 million, and recognized a net gain of $3.1 million from the disposition. In May 2001, the Bank sold its Oswego supermarket branch office, including $4.3 million of deposit liabilities, and had a net gain of $299,000 on disposition. In March 2002, the Company sold its credit card portfolio and realized a net gain of $1.8 million.

Critical Accounting Policies

In the course of the Company’s normal business activity, management must select and apply many accounting policies and methodologies that lead to the financial results presented in the consolidated financial statements of the Company. Some of these policies are more critical than others. Management considers the accounting policy relating to the allowance for loan losses to be a critical accounting policy because of the uncertainty and subjectivity inherent in estimating the levels of allowance needed to cover probable credit losses within the loan portfolio and the material effect that these estimates can have on the Company’s results of operations. While management’s evaluation of the allowance for loan losses as of December 31, 2002 considers the allowance to be adequate, under adversely different conditions or assumptions, the Company would need to increase the allowance. In addition, the assumptions and estimates used in the internal reviews of the Company’s non-performing loans and potential problem loans, as well as the associated evaluation of the related collateral coverage for these loans, has a significant impact on the overall analysis of the adequacy of the allowance for loan losses. Though management has concluded that the current evaluation of collateral values is reasonable under the circumstances, if collateral evaluations were significantly lowered, the Company’s allowance for loan losses policy would also require making additional provisions for loan losses. All accounting policies are important and the reader of the financial statements should review these policies, described in Note 1 to the Consolidated Financial Statements, to gain a greater understanding of how the Company’s financial performance is reported.

Forward-Looking Statements

Certain statements in this Annual Report, especially within Management’s Discussion and Analysis of Financial Condition and Results of Operations, will include forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. In general, the word or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “project”, “believe” or similar expressions are intended to identify “forward-looking statements”. In addition, certain disclosures and information customarily provided by financial institutions, such as analysis of the adequacy of the allowance for loan losses or an analysis of the interest rate sensitivity of the Company’s assets and liabilities, are inherently based upon predictions of future events and circumstances. Although the Company makes such statements based on assumptions which it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company’s expectations. Some of the important factors which could cause its results to differ from any results which might be projected, forecasted or estimated, based on such forward-looking statements include: ( i ) general economic and competitive conditions in the markets in which the Company operates, and the risks inherent in its operations; (ii) the Company’s ability to manage its credit risk and control its operating expense, increase earning assets and non-interest income, and maintain its net interest margin; and (iii) the level of demand for new and existing products. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in the forward-looking statements. Except as required by applicable law, the Company does not intend, and specifically disclaims any obligation, to update forward-looking statements.

Financial Condition

Total assets were $2.0 billion at December 31, 2002 compared to $2.1 billion at December 31, 2001, a decrease of 1.4%. Changes in the composition of its assets are a significant part of the Company’s strategy to shift and improve the mix of the loan portfolio and to reduce credit risk. In order to maintain flexibility for execution of the Company’s strategy to improve asset quality and minimize credit risk, the Company utilized a short term strategy involving an increase of $92.5 million in aggregate investment securities. Investment securities available for sale (“AFS”) were $538.5 million, up $50.9 million or 10.4% from $487.7 million as of December 31, 2001. Securities held to maturity were $55.4 million, up $41.6 million from $13.8 million as of December 31, 2001.

The Company’s overall total loan portfolio decreased from $1.5 billion at December 31, 2001 to $1.3 billion at December 31, 2002, a decrease of 9.2%. The Company experienced strong growth throughout 2002 in the residential loan portfolio, which grew to $330.3 million at December 31, 2002, reflecting an increase of $109.4 million or 49.5% from $220.9 million at December 31, 2001.

Commercial and industrial (“C&I”) loans at December 31, 2002 totaled $492.2 million or 36.5% of the total loan portfolio, compared to $750.6 million or 50.6% of the total loan portfolio at December 31, 2001. Commercial real estate loans provided modest growth in 2002 to $147.0 million from $134.9 million at December 31, 2001, a 9.0% rate of growth.

Residential mortgage loan originations for 2002 were a record $200.5 million, compared to $90.6 million for 2001 as a key factor in the residential loan portfolio growth described above. Also, the interest rate environment during 2002 was a significant factor in the expansion of the residential mortgage loan portfolio. However, the Company actively pursued opportunities to be a leader of the residential mortgage business in our primary markets, and to achieve improved process efficiencies at our BSB Mortgage Corporation facility. In addition, the Company actively marketed a fixed-rate, bi-weekly mortgage product during the year, which contributed to the increased origination volume.

Competition for auto loans remained high during the year with auto manufacturers’ captive finance companies offering low or no interest loans to selected borrowers. Despite this competition, the Company was able to increase its new auto loan portfolio by 52.1% to $60.1 million at December 31, 2002 while maintaining high credit standards. The consumer loan portfolio remained stable at $378.0 million at both December 31, 2002 and 2001, despite a decrease during the first half of the year to $345.4 million at June

30, 2002. Indirect auto originations were up 72.5% for 2002 compared to 2001. Total consumer loan originations were $197.0 million in 2002, an increase of 25.1% compared to consumer loan originations of $157.5 million in 2001. The Company’s consumer loan portfolio includes indirect mobile home loans originated with two service companies. The Company ceased originations with one of these companies during 2001 and initiated minimal new loans in 2002 to continue efforts to reduce the risk profile of the loan portfolio.

The Company purchased $20.0 million of bank owned life insurance (“BOLI”) during December 2002 to provide funding for certain employee benefits. The Company’s investment in BOLI is carried at the cash surrender value of the underlying policies. The BOLI will provide tax-exempt income (recorded as non-interest income) based on increases in the cash surrender value of the underlying life insurance policies.

Other assets at December 31, 2002 and 2001 were $36.3 million and $26.2 million, respectively, an increase from year to year of $10.1 million or 38.6%. The principal factor for such increase is the Company’s prepaid pension asset of $6.8 million at December 31, 2002, compared to a pension payable of $98,000 at December 31, 2001. The Company contributed $6.5 million to the plan in 2002, which represents the maximum voluntary contribution, as determined by the plan actuaries. The Company decided to contribute the maximum allowable contribution in 2002 in order to provide the plan with more earning assets and to reduce the increase in net periodic pension expense projected for 2003. Not withstanding this contribution, net periodic pension expense is expected to increase by approximately $530,000 in 2003, based on preliminary estimates from the plan’s actuaries. The increase in net periodic pension expense in 2002 and the projected increase in 2003 is primarily due to amortization of unrecognized investment losses, as well as lower discount rates and lower assumed rates of return on plan assets. The impact of the plan’s recent investment performance may effect pension costs beyond 2003, as the Company uses a market-related value of assets for purposes of pension accounting, which distributes investment gains and losses over a two-year period. In addition, other assets at December 31, 2002 include $2.9 million of prepaid and refundable income taxes compared to an income tax payable at December 31, 2001, primarily attributed to the decrease in the level of income before taxes.

Total deposits were $1.4 billion at December 31, 2002, down $54.2 million or 3.6% from the previous year. The following table shows the deposit composition at December 31:

	2002		2001
	Deposits	Percent	Deposits	Percent
	(Dollars in Thousands)
Savings accounts	$175,637	12.2%	$166,275	11.1%
Money market deposit accounts	339,191	23.5%	350,119	23.4%
Time deposits	641,635	44.5%	697,462	46.6%
NOW accounts	131,535	9.1%	123,985	8.3%
Non-interest-bearing demand accounts	154,758	10.7%	159,096	10.6%

	$1,442,756	100.0%	$1,496,937	100.0%

The decrease in deposits from year to year relates primarily to the December 2002 sale of two Elmira, New York area branches with $44.2 million in deposits. In addition, money market deposit accounts and higher-costing time deposits decreased in response to trends in related interest rates. Core deposits, generally deposit accounts other than time deposits, remained relatively stable. Contributing to the stability was the Company’s success in obtaining new core deposit accounts for almost 31% of our new residential mortgage customers.

The Company increased its total borrowings (including trust preferred securities) to $426.1 million at December 31, 2002, an increase of $35.9 million or 9.2% from the $390.3 million at December 31, 2001. Short-term borrowings (repurchase agreements and Federal Home Loan Bank (“FHLB”) line of credit advances) decreased $80.0 million or 66.6%, primarily in FHLB line of credit advances. FHLB term advances increased $98.0 million or 41.2% from year to year, as the Company extended the maturity of its liabilities to take advantage of rates which were at historic lows. Long-term borrowings, in the nature of trust preferred securities, increased to $48.0 million from $30.0 million. In this regard, BSB Bancorp, Inc. formed two new business trust subsidiaries that issued $10.0 million and $15.0 million, respectively, of floating-rate securities priced at rates tied to the London InterBank Offering Rate (“LIBOR”), and maturing in years 2032 and 2033, respectively. The proceeds of these borrowings were used for general corporate purposes, including the repurchase, at a discount, of $7.0 million of previously issued fixed-rate trust preferred securities.

Shareholders’ equity at December 31, 2002 was $148.9 million, a decrease of $6.9 million or 4.4% from $155.8 million at December 31, 2001. During 2002, the Company had stock repurchase programs in place through which it repurchased 315,496 shares at a cost of $7.9 million. Cash dividends remained at $1.00 per share in 2002, or $9.6 million for the year. Net income and other comprehensive income increased equity by $8.2 million for the year. Stock option exercises provided an increase of $2.4 million in 2002.

Shareholders’ equity as a percentage of total assets was 7.3% at December 31, 2002, compared to 7.6% at December 31, 2001. Book value per share was $15.78 at December 31, 2002, down 2.5% from $16.19 at December 31, 2001.

Asset Quality

In order to improve overall asset quality, the Company has dedicated itself to implementing a strong credit culture, which is expected to translate into an improved or lower credit risk profile for the future. The Company utilizes a system to rate substantially all of its loans based on their respective risks. The system assists management in assessing the adequacy of the allowance for loan losses. Loan ratings are continually reviewed to determine the integrity of the respective ratings.

Total non-performing assets were $53.7 million or 2.64% of total assets at December 31, 2002, compared to $62.7 million or 3.04% of total assets at December 31, 2001. Loans are placed on a non-accrual status when, in the judgment of management, the probability of collection of principal or interest is deemed to be insufficient to warrant further accrual. When a loan is placed in a non-accrual status, previously accrued but unpaid interest is deducted from interest income. Other than with respect to consumer loans, the Company does not accrue interest on loans greater than 90 days past due unless the estimated fair value of the collateral and active collection efforts are believed to be adequate to result in full recovery.

The following table sets forth information regarding non-accrual loans, loans which are 90 days or more overdue and other real estate owned (“ORE”) held by the Company at the dates indicated:

	December 31,
	2002	2001	2000	1999	1998
	(Dollars in Thousands)
Non-accrual loans:
Commercial loans	$34,614	$42,424	$17,104	$1,852	$5,326
Residential real estate loans	616	882	2,071	2,161	2,813
Commercial real estate loans	2,647	4,235	1,522	53	1,730
Consumer loans	288	—	—	—	—
Troubled debt restructured loans	12,172	12,255	10,660	6,596	6,406

Total non-accrual loans	50,337	59,796	31,357	10,662	16,275
Accruing loans with principal or interest payments 90 days or more overdue	278	879	781	945	818

Total non-performing loans	50,615	60,675	32,138	11,607	17,093

Other real estate owned and repossessed assets	3,109	2,034	1,805	2,442	3,777

Total non-performing assets	$53,724	$62,709	$33,943	$14,049	$20,870

Total non-performing loans to total loans	3.76%	4.09%	1.75%	0.67%	1.07%

Total non-performing assets to total assets	2.64%	3.04%	1.47%	0.63%	0.97%

Accruing loans classified as troubled debt restructured loans totaled $13.8 million, $8.8 million, $4.8 million, $13.1 million and $11.9 million at December 31, 2002, 2001, 2000, 1999 and 1998, respectively. The Company does not consider these loans to be non-performing assets.

Non-performing commercial loans decreased to $34.6 million at December 31, 2002 from $42.4 million at December 31, 2001. The level of commercial loans classified as non-performing reflects the continued economic sluggishness and uncertainty for businesses within the Company’s primary markets. All non-performing loans have been internally risk-rated as an integral part of the Company’s risk management and asset quality assessment.

A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due under the contractual terms of the loan agreement. The measurement of impaired loans is generally based upon the present value of expected future cash flows discounted at the historical effective interest rate, except that all loans that have become collateral dependent are measured for impairment based on the fair value of the collateral. At December 31, 2002, the Company’s recorded investment in loans for which impairment has been recognized in accordance with Statement No. 114 totaled $63.2 million with an impairment allowance aggregating $15.2 million. At December 31, 2001, total loans for which impairment has been recognized in accordance with Statement No. 114 totaled $46.9 million with an impairment allowance aggregating $18.4 million. For the twelve months ended December 31, 2002 and 2001, the average recorded investment in impaired loans was approximately $58.1 million and $53.5 million, respectively. The Company recognized, on a cash basis, $544,000 of interest in 2002 and $799,000 of interest in 2001 on impaired loans during the portion of the respective year they were impaired.

The allowance for loan losses represents the amount available for probable loan losses in the Company’s loan portfolio as estimated by management. Specific reserves are determined through review of impaired loans, non-performing loans and certain performing loans designated as problems. General reserves are determined through regular disciplined analysis of the portfolio. The risk profile and experience of the existing portfolio, along with growth, concentration and management resources are also considered. The allowance for loan losses reflects management’s best estimate of probable loan losses.

The allowance for loan losses was $63.3 million or 4.69% of total loans outstanding at December 31, 2002 providing coverage for non-performing loans of 124.96%. At December 31, 2001, the coverage of non-performing loans was 96.96%, as the allowance for loan losses was $58.8 million or 3.96% of total loans outstanding. The improved coverage ratio for non-performing loans is consistent with management’s priority to strategically balance the mix of the Company’s loan portfolio and recognize the influence of general economic and business conditions, especially those influencing our regional businesses. Management’s assessment of the adequacy of the allowance for loan losses incorporates an evaluation of the Company’s overall loan portfolio, based on both general economic factors and specific factors influencing loans covered by the risk-rating system described above.

Other asset quality ratios improved as well, with performing loans past due 30-89 days declining to $6.1 million at December 31, 2002 from $18.1 million at December 31, 2001. As noted above, over the last two years the Company has focused on establishing consistent and conservative underwriting standards, as well as identifying and managing non-performing assets. As part of this process, the Company has also expanded the definition of loans identified as potential problem loans to include all accruing loans classified as substandard in order to focus management efforts to address problems. By identifying these loans under the Company’s current rating system, management is focused on addressing problems associated with loans before they become non-performing. Potential problem loans are loans that are currently performing, but where known information about possible credit problems of the related borrowers causes management to have serious doubt as to the ability of such borrowers to comply with the present loan repayment terms and which may result in disclosure of such loans as non-performing at some time in the future. Performing substandard loans decreased to $78.2 million ($12.2 million of which are accruing troubled debt restructured loans) at December 31, 2002 compared to $131.1 million ($8.8 million of which are accruing troubled debt restructured loans) at December 31, 2001. Potential problem loans at December 31, 2002 primarily consisted of commercial and industrial loans. The Company’s loan mix continued to shift away from commercial lending to more real estate and consumer lending with a loan portfolio of 36.5% commercial loans, 24.5% residential mortgage loans, 28.1% consumer loans and 10.9% commercial real estate loans at December 31, 2002.

The allowance for loan losses required an aggregate provision for loan losses of $46.2 million in 2002 compared to $18.2 million in 2001. The 2002 provision included a provision of $26.7 million during the second quarter. The significant provision in the second quarter reflected specific circumstances affecting specific individual loans and our ongoing analysis of other borrowers whose reported financials revealed further deterioration of collateral and repayment ability. As a result, the increased provision for loan losses was primarily due to increased net loan charge-offs, continued high levels of non-performing and problematic loans, discussed above, as well as the continued economic sluggishness that the Company sees in its primary markets.

The following table summarizes activity in the Company’s allowance for loan losses during the periods indicated:

	Years Ended December 31
	2002	2001	2000
	(Dollars in Thousands)
Average total loans outstanding	$1,359,891	$1,657,154	$1,797,857

Allowance at beginning of period	$58,829	$59,291	$29,134
Charge-offs:
Commercial loans	42,934	16,688	21,058
Consumer loans	4,422	6,657	4,272
Residential real estate loans	88	228	151
Commercial real estate loans	1,112	58	110

Total loans charged-off	48,556	23,631	25,591

Recoveries:
Commercial loans	4,578	3,459	836
Consumer loans	2,229	1,340	1,030
Commercial real estate loans	—	146	161

Total recoveries	6,807	4,945	2,027

Net charge-offs	41,749	18,686	23,564

Provision for loan losses	46,170	18,224	53,721

Allowance at end of period	$63,250	$58,829	$59,291

Ratio of net charge-offs to:
Average total loans outstanding	3.07%	1.13%	1.31%
Ratio of allowance to:
Non-performing loans	124.96%	96.96%	184.49%
Year-end total loans outstanding	4.69%	3.96%	3.22%

Other real estate owned (“ORE”) and repossessed assets include property acquired by foreclosure or by deed in lieu of foreclosure. At December 31, 2002, total ORE and repossessed assets totaled $3.1 million, representing an increase of $1.1 million or 52.9% over the similar total at December 31, 2001. ORE includes five commercial properties reported at $1.4 million or 94.0% of the total $1.5 million at December 31, 2002. ORE at December 31, 2001 totaled $710,000 with 82.8% represented by commercial real estate. Other repossessed assets primarily represent commercial equipment representing former collateral on certain commercial loans, as well as consumer loan collateral including vehicles and mobile home units. Other repossessed assets increased to $1.6 million at the end of 2002 compared to $1.3 million at December 31, 2001. Consumer loan repossessions represent 23.9% and 100.0% of the respective balances. One commercial repossession represents $1.2 million of the total balance at December 31, 2002.

RESULTS OF OPERATIONS

Comparison of Operating Results for the Years 2002 and 2001

General

For the year ended December 31, 2002, the Company reported net income of $1.8 million compared to $20.5 million for the year ended December 31, 2001. Basic and diluted earnings per share were $0.19 and $0.18, respectively, for the year ended 2002 compared to basic and diluted earnings per share of $2.05 and $2.02 for the year ended December 31, 2001. The weighted average common shares outstanding were 9,589,361 for the year ended December 31, 2002, down 3.7% or 369,591 shares from the previous year. The decrease in the average shares outstanding is primarily attributed to the Company’s repurchase programs. Return on average assets for the year ended December 31, 2002 was 0.09% and 0.95% for 2001.

The return on average equity was 1.15% for the year ended December 31, 2002 compared to 12.87% for 2001.

Average interest-earning assets decreased $108.4 million or 5.2% to $2.0 billion for the year ended December 31, 2002. Changes in average earning assets generally follow the trends discussed earlier under “Financial Condition”.

The following table sets forth information regarding average balances of the Company’s assets and liabilities and shareholders’ equity, as well as changes in such amounts from period to period to facilitate an understanding of the comparative elements of overall earnings performance:

	2002			2001			2000
	Average	Increase	(Decrease)	Average	Increase	(Decrease)	Average
	Balance	Amount	%	Balance	Amount	%	Balance
	(Dollars in Thousands)
Interest-earning assets:
Commercial loans	$616,409	$(261,985)	(29.8)%	$878,394	$(101,745)	(10.4)%	$980,139
Consumer loans:
Personal-direct	61,780	975	1.6	60,805	(8,132)	(11.8)	68,937
Personal-indirect	261,211	(35,541)	(12.0)	296,752	(40,827)	(12.1)	337,579
Other(1)	41,200	(7,508)	(15.4)	48,708	197	0.4	48,511

Total consumer loans	364,191	(42,074)	(10.4)	406,265	(48,762)	(10.7)	455,027

Real estate loans:
Residential-fixed	182,839	43,230	31.0	139,609	24,176	20.9	115,433
Commercial-fixed	20,377	8,694	74.4	11,683	723	6.6	10,960
Residential-adjustable	70,585	(10,173)	(12.6)	80,758	532	0.7	80,226
Commercial-adjustable	106,607	(34,670)	(24.5)	141,277	(15,519)	(9.9)	156,796

Total real estate loans	380,408	7,081	1.9	373,327	9,912	2.7	363,415

Investment securities(2)	613,761	204,817	50.1	408,944	1,424	0.3	407,520
Loans held for sale	3,559	1,530	75.4	2,029	1,772	689.5	257
Federal funds sold	16,218	(17,754)	(52.3)	33,972	32,764	2,712.3	1,208

Total interest-earning assets	1,994,546	(108,385)	(5.2)	2,102,931	(104,635)	(4.7)	2,207,566

Allowance for loan losses	(57,666)	1,426	(2.4)	(59,092)	(23,194)	64.6	(35,898)

Non-interest-earning assets	110,888	(1,832)	(1.6)	112,720	17,187	18.0	95,533

Total assets	$2,047,768	$(108,791)	(5.0)%	$2,156,559	$(110,642)	(4.9)%	$2,267,201

Interest-bearing liabilities:
Deposits:
Savings	$176,205	$12,985	8.0%	$163,220	$(17,003)	(9.4)%	$180,223
Money market	372,809	9,183	2.5	363,626	(7,746)	(2.1)	371,372
Time deposits	675,939	(207,453)	(23.5)	883,392	(201,624)	(18.6)	1,085,016
NOW	120,913	7,124	6.3	113,789	3,571	3.2	110,218

Total deposits	1,345,866	(178,161)	(11.7)	1,524,027	(222,802)	(12.8)	1,746,829
Borrowings	345,138	71,067	25.9	274,071	108,396	65.4	165,675
Trust preferred securities	35,786	5,786	19.3	30,000	—	—	30,000

Total interest-bearing liabilities	1,726,790	(101,308)	(5.5)	1,828,098	(114,406)	(5.9)	1,942,504

Non-interest-bearing liabilities	16,023	(7,018)	(30.5)	23,041	3,407	17.4	19,634
Commercial checking	150,483	3,991	2.7	146,492	2,054	1.4	144,438
Shareholders’ equity	154,472	(4,456)	(2.8)	158,928	(1,697)	(1.1)	160,625

Total liabilities and shareholders’ equity	$2,047,768	$(108,791)	(5.0)%	$2,156,559	$(110,642)	(4.9)%	$2,267,201

(1)	Other loans include passbook, overdraft, credit cards (portfolio sold in the first quarter of 2002), checkcard reserve and student loans

(2)	At amortized cost and include securities available for sale, securities held to maturity and Federal Home Loan Bank of New York stock

Net Interest Income

Net interest income is impacted by the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities (interest rate spread) and the relative amounts of interest-earning assets and interest-bearing liabilities. The interest income and interest expense of financial institutions are significantly affected by general economic conditions, competition, policies of regulatory authorities and other factors.

The Company earned net interest income of $78.3 million and $81.3 million in 2002 and 2001, respectively. The Company’s interest rate spread increased to 3.52% in 2002 from 3.28% in 2001. While net interest margin for the year 2002 increased slightly to 3.92% compared to 3.87% for the year 2001, the increase was more than offset by the impact of declines in the average balance of earning assets. Average earning asset balances declined 5.2% from $2,102.9 million for 2001 to $1,994.5 million for 2002. The changes in average balances and rates produced a decrease in net interest income of 3.8% from 2001 to 2002.

The following table sets forth, for the periods indicated, information regarding (i) the total dollar amount of interest income from interest-earning assets and the resulting average yields, (ii) the total dollar amount of interest expense on interest-bearing liabilities and the resultant average cost, (iii) net interest income, (iv) interest rate spread, (v) interest rate margin and (vi) ratio of interest-earning assets to interest-bearing liabilities. No tax equivalent adjustments were made.

	Years Ended December 31,
	2002			2001			2000
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in Thousands)
Interest-earning assets:
Commercial loans	$616,409	$40,565	6.58%	$878,394	$70,543	8.03%	$980,139	$94,288	9.62%
Consumer loans:
Personal-direct	61,780	5,201	8.42	60,805	5,817	9.57	68,937	6,679	9.69
Personal-indirect	261,211	20,780	7.96	296,752	26,551	8.95	337,579	29,757	8.81
Other(1)	41,200	2,558	6.21	48,708	4,786	9.83	48,511	5,496	11.33

Total consumer loans	364,191	28,539	7.84	406,265	37,154	9.15	455,027	41,932	9.22

Real estate loans:
Residential-fixed	182,839	12,536	6.86	139,609	10,298	7.38	115,433	8,762	7.59
Commercial-fixed	20,377	1,587	7.79	11,683	1,037	8.88	10,960	934	8.52
Residential-adjustable	70,585	4,536	6.43	80,758	6,409	7.94	80,226	6,435	8.02
Commercial-adjustable	106,607	8,583	8.05	141,277	11,755	8.32	156,796	13,359	8.52

Total real estate loans	380,408	27,242	7.16	373,327	29,499	7.90	363,415	29,490	8.11

Investment securities(2)	613,761	32,622	5.32	408,944	25,008	6.12	407,520	26,545	6.51
Loans held for sale	3,559	233	6.55	2,029	189	9.31	257	15	5.84
Federal funds sold	16,218	287	1.77	33,972	1,101	3.24	1,208	76	6.29

Total interest-earning assets	1,994,546	$129,488	6.49%	2,102,931	$163,494	7.77%	2,207,566	$192,346	8.71%

Allowance for loan losses	(57,666)			(59,092)			(35,898)

Non-interest-earning assets	110,888			112,720			95,533

Total assets	$2,047,768			$2,156,559			$2,267,201

Interest-bearing liabilities:
Deposits:
Savings	$176,205	$2,551	1.45%	$163,220	$4,092	2.51%	$180,223	$4,719	2.62%
Money market	372,809	5,667	1.52	363,626	11,500	3.16	371,372	19,110	5.15
Time deposits	675,939	26,401	3.91	883,392	48,878	5.53	1,085,016	64,566	5.95
NOW	120,913	710	0.59	113,789	1,522	1.34	110,218	1,575	1.43

Total deposits	1,345,866	35,329	2.63	1,524,027	65,992	4.33	1,746,829	89,970	5.15
Borrowings	345,138	13,162	3.81	274,071	13,738	5.01	165,675	9,836	5.94
Trust preferred securities	35,786	2,728	7.62	30,000	2,437	8.12	30,000	2,383	7.94

Total interest-bearing liabilities	1,726,790	51,219	2.97%	1,828,098	82,167	4.49%	1,942,504	102,189	5.26%

Non-interest-bearing liabilities	16,023			23,041			19,634
Commercial checking	150,483			146,492			144,438
Shareholders’ equity	154,472			158,928			160,625

Total liabilities and shareholders’ equity	$2,047,768			$2,156,559			$2,267,201

Net interest income		$78,269			$81,327			$90,157

Net earning assets	$267,756			$274,833			$265,062

Net interest rate spread			3.52%			3.28%			3.45%

Net interest rate margin			3.92			3.87			4.08

Ratio of interest-earning assets to interest-bearing liabilities			1.16x			1.15x			1.14x

(1)	Other loans include passbook, overdraft, credit cards (portfolio sold in the first quarter of 2002), checkcard reserve and student loans

(2)	At amortized cost and include securities available for sale, securities held to maturity and Federal Home Loan Bank of New York stock

Rate/Volume Analysis

The table below presents changes in interest income and interest expense attributable to (i) changes in volume (change in volume multiplied by old rate) and (ii) changes in rate (change in rate multiplied by old volume). The net change attributable to the combined impact of volume and rate has been allocated proportionately to the change due to volume and the change due to rate.

	2002 Compared to 2001 Increase (Decrease)			2001 Compared to 2000 Increase (Decrease)
	Volume	Rate	Net	Volume	Rate	Net
	(Dollars in Thousands)
Interest income on interest-earning assets:
Commercial loans	$(18,673)	$(11,305)	$(29,978)	$(9,160)	$(14,585)	$(23,745)
Consumer loans	(3,616)	(4,999)	(8,615)	(4,462)	(316)	(4,778)
Real estate loans	550	(2,807)	(2,257)	788	(779)	9
Investment securities	11,227	(3,613)	7,614	90	(1,627)	(1,537)
Loans held for sale	112	(68)	44	160	14	174
Federal funds sold	(436)	(378)	(814)	1,079	(54)	1,025

Total	(10,836)	(23,170)	(34,006)	(11,505)	(17,347)	(28,852)

Interest expense on interest-bearing liabilities:
Savings	304	(1,845)	(1,541)	(434)	(193)	(627)
Money market	283	(6,116)	(5,833)	(390)	(7,220)	(7,610)
Time deposits	(10,001)	(12,476)	(22,477)	(11,369)	(4,319)	(15,688)
NOW	90	(902)	(812)	49	(102)	(53)

Total deposits	(9,324)	(21,339)	(30,663)	(12,144)	(11,834)	(23,978)
Borrowings	3,120	(3,696)	(576)	5,635	(1,733)	3,902
Trust preferred securities	448	(157)	291	—	54	54

Total	(5,756)	(25,192)	(30,948)	(6,509)	(13,513)	(20,022)

Net interest income	$(5,080)	$2,022	$(3,058)	$(4,996)	$(3,834)	$(8,830)

Interest on Commercial Loans

Commercial loans, which represent 36.5% of total loans at December 31, 2002, tend to increase the interest rate sensitivity of the overall loan portfolio, because interest rates on such loans are generally tied to the Company’s Prime Rate.

The steady decrease in general interest rates, including the Company’s commercial loan Prime Rate, which commenced during 2001, provided the general low interest rate environment that continued to drive the yield on commercial loans lower into the year 2002. The average balance of commercial loans declined from the same periods in 2001, as the Company continued to reallocate its asset balances by reducing its total loan portfolio, especially commercial loans, and focusing on improving asset quality. Lower commercial loan balances were the primary factor in the overall lower levels of interest income. The average balance of commercial loans decreased by $262.0 million from 2001 to $616.4 million for the year 2002. In addition, the average yield on commercial loans decreased to 6.58% for 2002 compared to 8.03% for 2001. The decline in yield on commercial loans has also been impacted by the level of non-accruing loans.

Interest on Consumer Loans

The interest income earned from the consumer loan portfolio, which includes principally fixed-rate loans with short terms, continued to be adversely impacted by declines in volume for the year 2002 when compared to the same periods in 2001. The average balance of all consumer loans decreased $42.1 million to $364.2 million for the year 2002 from $406.3 million in 2001. The average yield on the aggregate consumer loan portfolio has decreased to 7.84% for 2002 compared to 9.15% in 2001. In addition, the change in the mix of the consumer loan portfolio contributed to the decrease in yield from 2001 to 2002. The Company has de-emphasized the origination of mobile home loans, which generally have higher yields than other consumer loan types, but also have increased credit risk. In addition, the Company’s indirect used auto loan portfolio was fairly flat during 2002, with year end balances at approximately $130.0 million, while the indirect new auto loan portfolio increased from $39.5 million at December 31, 2001 to

$60.1 million at December 31, 2002. Finally, the sale of the Company’s credit card portfolio during the first quarter of 2002 also contributed to the decrease in yield from 2001 to 2002.

Interest on Real Estate Loans

Interest on real estate loans consists of interest from both residential and commercial real estate mortgages and totaled $27.2 million in 2002, compared to $29.5 million in 2001. Though the overall average yield on real estate loans decreased to 7.16% for 2002 compared to 7.90% in 2001, the Company pursued additional real estate loans, especially residential mortgages, as an integral part of the strategy to improve the mix and credit quality of the loan portfolio. This additional volume helped to mitigate the impact of the lower yields earned in 2002. Residential real estate loans, including both fixed- and adjustable-rate mortgages, had average balances of $253.4 million in 2002, for a net increase of $33.1 million or 15.0% over the year 2001. For 2002, adjustable-rate residential mortgages represented approximately $70.6 million or 27.9% of the average residential portfolio, which was a decrease of $10.2 million or 12.6% from the comparable averages for 2001. At December 31, 2002, adjustable-rate residential mortgages were relatively unchanged at $70.6 million compared to $80.8 million at December 31, 2001. Fixed-rate mortgages have grown steadily relative to the aggregate level of residential mortgages representing 72.1% in 2002, up from 63.4% in 2001. Originations of variable-rate loans have generally declined compared to total originations and reflect recent consumer preferences for fixed-rate mortgages associated with the low rate market trends.

During 2002, the Company completed the consolidation of all mortgage lending activities within a single facility to promote processing efficiency and an improvement in the quality of customer service. This new facility and operations aided the growth of the Company’s real estate loan portfolio.

Interest on Investment Securities

During 2002, investment securities, mainly mortgage-backed securities, have been utilized to facilitate the Company’s redistribution of liquidity. The average balance of investment securities for 2002 was $613.8 million, an increase of $204.8 million or 50.1%, over the average balance of $408.9 million for 2001. The increase in investment securities was due in part to the additional funds available from declines in the commercial loan portfolio. Though the income from investment securities increased to $32.6 million in 2002 compared to $25.0 in 2001 primarily due to increased volume, the impact of the increased volume was partially offset by the lower yields on such investment securities, which declined to 5.32% for 2002 compared to 6.12% for 2001. The relative yields were also influenced by the amortization of any premiums incurred to acquire such investment securities, especially mortgage-backed securities. As prepayments have increased due to the low rate environment, the Company has had to accelerate the premium amortization, thus decreasing yields.

Interest on Loans Held For Sale

Loans held for sale provided $233,000 of interest income for 2002, an increase of 23.3% over the year 2001. The average balance of loans held for sale was $3.6 million in 2002, an increase of $1.5 million over the average balance in 2001, which provided an increase in income of $112,000 in 2002 associated with increased volume. However, the average yield declined for the same period to 6.55% from 9.31% in 2001.

Interest on Federal Funds Sold

Interest income on federal funds sold during 2002 declined to $287,000 compared to $1.1 million for 2001. The decline was attributed to declines in both volume and yield. The average balance of federal funds sold in 2002 was $16.2 million or 52.3% lower than 2001. The average yield decreased to 1.77% from 3.24% in 2001, a decrease of 45.4%.

Interest on Deposits

Interest expense on deposits for the year ended December 31, 2002 was $35.3 million, a decrease of $30.7 million or 46.7% from $66.0 million in 2001. In the same periods, the average cost of interest-bearing deposits declined to 2.63% from 4.33% in 2001. The most significant factors impacting the annual cost of interest-bearing deposits relates to a decline in the average rate paid and volume of time deposits. The Company has continued efforts to reduce such higher-costing deposits, including brokered time deposits. The average balance outstanding for all time deposits was $675.9 million for 2002, a decrease of $207.5 million or 23.5% from $883.4 million for 2001. The cost of funds for all time deposits decreased to

$26.4 million in 2002 with an average rate of 3.91%, compared to $48.9 million in 2001 with an average rate of 5.53%. The cost of funds for money market deposit accounts in 2002 declined to $5.7 million from $11.5 million, principally due to the significant decrease in the average rate which declined to 1.52% from 3.16%. The Company continues to monitor the cost and the availability of deposits against the cost and levels of borrowings to determine the best funding sources for the Company’s assets.

Interest on Borrowings and Trust Preferred Securities

Borrowed funds are used to supplement retail and commercial deposits as needed to fund asset growth, lengthen liabilities and lower the cost of funds, when possible. While the cost of these funds can approximate the costs of wholesale funds, it does remove the volatility that can occur with moneydesk deposits and enhances planning for liquidity needs. Although the average balance of borrowings during 2002 increased to $345.1 million, the average interest rate paid on borrowings decreased to 3.81% from 5.01% in 2001. Interest paid on borrowings decreased to $13.2 million from $13.7 million in 2001.

Interest expense on trust preferred securities increased $291,000 from $2.4 million in 2001 to $2.7 million in 2002. The increased volume of trust preferred securities was partially offset by a decrease in the average rate paid from 8.12% to 7.62%.

Provision for Loan Losses

The provision for loan losses in 2002 was $46.2 million compared to $18.2 million in 2001. As discussed previously under “Asset Quality”, the Company recorded a provision for loan losses of $26.7 million in the second quarter of 2002 primarily due to specific circumstances affecting individual borrowers, and our analysis during the second quarter of other borrowers whose reported financial results revealed deterioration of collateral and repayment ability.

Non-interest Income

Non-interest income was $17.8 million for the year ended December 31, 2002, an increase of $4.2 million or 31.3% over the year ended December 31, 2001. A key item in this comparison includes the December 2002 sale of two branch offices in the Elmira, New York area which resulted in a net gain of $3.1 million. The Company sold its two Elmira branches located in the Chemung County area to concentrate on the further development of its retail branch operations in the Greater Binghamton area and the Central New York region. Earlier in 2002, the Company sold its credit card portfolio for a net gain of $1.8 million. The increasing costs associated with maintaining the technology to provide a high level of service to our customers and the higher levels of charge-offs associated with credit card debt made this a less profitable line of business for the Company.

Service charges on deposit accounts, representing 29.1% of total non-interest income in 2002, totaled $5.2 million in both 2002 and 2001, despite a 10.4% decrease in the average balance of deposits for 2002 compared to 2001. Checkcard interchange fees were $1.4 million, an increase of 10.7% in 2002 over 2001. The increases in the related fees is primarily attributed to increases in transaction volume.

Mortgage servicing fees for 2002 were $832,000, down 26.0% from $1.1 million, reflecting a general decline in the volume of mortgage loans serviced for others reflecting the high level of prepayments during 2002. Mortgage loans serviced for others were $366.0 million and $460.9 million at December 31, 2002 and 2001, respectively.

Trust fees, which are, for the most part, dependent on the market value of assets under management, were $1.3 million for the year 2002, a decrease of $310,000 from 2001. The level of trust fees in 2002 represents a decrease of 19.2% with a comparable decrease in the valuation of related trust assets under management.

Operating Expense

Operating expense totaled $48.3 million for the year ended December 31, 2002 compared to $43.6 million for the year 2001, an increase of $4.7 million or 10.8%. The primary factor relates to salaries, pensions and other employee benefits which increased $2.9 million or 13.5% in 2002 compared to 2001. Salary increases were $2.1 million for 2002 compared to 2001 and represent Company plans to increase staffing in certain areas, principally special assets and credit administration, as well as promotions and merit raises effective at the start of 2002. Benefit costs, principally in health insurance and pension costs, represent the balance of the increase in personnel-related costs. The current trend for increased health insurance and pension costs is expected to continue into 2003.

Professional fees, which increased 31.0% to $2.9 million in 2002 from $2.2 million in 2001, were impacted by the levels of problematic loans as well as negotiations related to certain credit recoveries in both years. Advertising and promotion expense increased $362,000 to $1.3 million in 2002 compared to 2001. The increase is generally associated with the Company’s new products and efforts to increase the Company’s corporate identity in our core markets. System conversion costs of $387,000 represent one-time expenses related to the Bank’s conversion to a proof of deposit (“POD”) process in 2002. The POD system will enable the Company to realize operational benefits in future years that include efficiencies at the teller line, consistency of float management and a more efficient, centralized fee monitoring and assessment system.

Operating costs associated with repossession and maintenance of other real estate owned and repossessed assets totaled $688,000 in 2002 compared to $211,000 in 2001. The increase in such costs is consistent with the trend for such assets, which increased by 52.9% from December 31, 2001 to December 31, 2002, as well as the higher repossession costs attributed to property representing former collateral for commercial loans.

Since a substantial portion of operating expense relates directly to income generation, an effective measurement of the control of operating expense is the Efficiency Ratio. This ratio consists of operating expense divided by recurring revenues (net interest income and non-interest income) on a pre-tax basis. The Efficiency Ratio for the Company was 52.59% and 46.11% for 2002 and 2001, respectively. The Company’s ratio of operating expense to average assets was 2.34% in 2002 and 2.02% in 2001. These ratios increased in 2002 due primarily to the increase in operating expense, primarily salaries, pensions and other employee benefits.

Income Taxes

The provision for income taxes for the year ended December 31, 2002 reflects a tax benefit of $254,000 with an effective income tax rate of (16.6)%. For comparative purposes, the provision for income tax expense was $12.6 million for the year ended December 31, 2001 with an effective tax rate of 38.1%. The levels of income tax expense generally fluctuate with the respective levels of income before income taxes. The primary factor impacting the Company’s effective tax rate in 2002 relates to various tax credits associated with New York State’s Qualified Empire Zone Enterprise (“QEZE”) program. QEZE credits recognized in 2002 were $469,000. In addition, the Company had a higher ratio of tax-exempt income to income before taxes in 2002, as compared to 2001, which also contributed to the reduced effective tax rate.

Comparison of Operating Results for the Years 2001 and 2000

General

For the year ended December 31, 2001, the Company reported net income of $20.5 million compared to $2.3 million for the year ended December 31, 2000. Basic and diluted earnings per share were $2.05 and $2.02, respectively, for the year 2001, compared to basic and diluted earnings per share of $0.22 for the year ended December 31, 2000. The weighted average common shares outstanding were 9,958,952 for the year ended December 31, 2001, down 3.1% or 320,715 shares from the previous year. The decrease in the average shares outstanding is primarily attributed to the Company’s repurchase programs.

Net Interest Income

The Company earned net interest income of $81.3 million and $90.2 million in 2001 and 2000, respectively. The Company’s interest rate spread decreased to 3.28% in 2001 from 3.45% in 2000. The changes in average balances and rates produced a decrease in net interest income of 9.8% from 2000 to 2001. Average interest-earning assets decreased $104.6 million or 4.7% to $2.1 billion for the year ended December 31, 2001 compared to the year 2000. Changes in average earning assets generally follow the trends discussed earlier under “Financial Condition.”

Interest on Commercial Loans

Commercial loans, which represented 50.6% of total loans at December 31, 2001, tend to increase the interest rate sensitivity of the overall loan portfolio, because interest rates on such loans are generally tied to the Company’s Prime Rate. The rapid decrease in general interest rates, including the Company’s commercial loan Prime Rate, drove the overall yield on earning assets lower in 2001 compared to 2000. Average balances for all types of commercial loans declined from the same periods in 2000, as the

Company reallocated its asset balances by reducing its total loan portfolio, especially commercial loans, and focusing on improving asset quality. Lower commercial loan balances contributed significantly to the overall lower levels of interest income consistent with the Company’s objective to lower its risk profile through reduction of such loans. The average balance of commercial loans decreased by $101.7 million from 2000 to $878.4 million for the year 2001. In addition, the average yield on commercial loans decreased to 8.03% for 2001 compared to 9.62% for 2000. The decline in yield on commercial loans was also impacted by the level of non-accruing loans.

Interest on Consumer Loans

The average yield on the aggregate consumer loan portfolio decreased to 9.15% for 2001 compared to 9.22% for 2000. The interest income earned from the consumer loan portfolio, which includes principally fixed-rate loans with short terms, was adversely impacted by declines in the average volume for 2001 when compared to 2000, especially in the indirect loan category. Competition for auto loans remained high during the year with captive finance companies offering low or no interest loans to selected borrowers. Total consumer loan originations were $157.5 million in 2001, down from $179.5 million for the year 2000. The average balance of all consumer loans decreased $48.8 million to $406.3 million in 2001 from $455.0 million in 2000.

Interest on Real Estate Loans

Interest on real estate loans from both residential and commercial real estate mortgages totaled $29.5 million in both 2001 and 2000. The overall average yield on real estate loans decreased to 7.90% in 2001 from 8.11% in 2000. Residential real estate loans, including both fixed- and adjustable-rate mortgages, had average balances of $220.4 million in 2001, for a net increase of $24.7 million or 12.6% over the year 2000. For 2001, adjustable-rate residential mortgages represented approximately $80.8 million or 36.6% of the average residential portfolio, compared to $80.2 million or 41.0% for 2000. Fixed-rate mortgages have grown relative to the aggregate level of residential mortgages representing 63.4% in 2001 up from 59.0% in 2000. Originations of variable-rate mortgage loans have generally declined compared to total originations and reflect consumer preferences for fixed-rate mortgages associated with the low level of interest rates.

Interest on Investment Securities

The average balance of investment securities for 2001 was $408.9 million, an increase of $1.4 million over the average balance of $407.5 million for 2000. The income from investment securities decreased to $25.0 million in 2001 from $26.5 million in 2000, consistent with the relative yields on such investment securities, which declined to 6.12% for 2001 compared to 6.51% for 2000.

Interest on Loans Held For Sale

Income from loans held for sale increased to $189,000 in 2001 from $15,000 in 2000. The increase was primarily attributed to the increase in the average balances to $2.0 million in 2001 from $257,000 in 2000.

Interest on Federal Funds Sold

Federal funds sold in 2001 provided $1.1 million of interest income compared to $76,000 for 2000. The primary factor impacting such increase was the increase in the average balance in 2001 to $34.0 million from $1.2 million for the year 2000.

Interest on Deposits

Interest expense on deposits for the year ended December 31, 2001 was $66.0 million, a decrease of $24.0 million or 26.7% from $90.0 million in 2000. The average cost of funds declined to 4.33% in 2001 from 5.15% in 2000. The most significant factor impacting this trend was the decline in time deposits, especially the average balance of higher-costing brokered time deposits. The average balance outstanding for all time deposits was $883.4 million for 2001, a decrease of $201.6 million or 18.6% from $1,085.0 million in 2000. The cost of funds for all time deposits decreased to $48.9 million in 2001 with an average rate of 5.53% compared to $64.6 million in 2000 with an average rate of 5.95%.

Interest on Borrowings and Trust Preferred Securities

The average balance of borrowings increased to $274.1 million in 2001 from $165.7 million in 2000. Although the cost of borrowings decreased to 5.01% in 2001 from 5.94% in 2000, interest paid on borrowings increased from $9.8 million to $13.7 million from 2000 to 2001, due to the increase in volume. Interest expense on trust preferred securities was $2.4 million for both 2001 and 2000 consistent with the $30.0 million average balance for both years.

Provision for Loan Losses

The provision for loan losses was $18.2 million compared to $53.7 million in 2000. The Company’s 2000 provision reflected management’s assessment of the increased probability of loan losses identified within the loan portfolio, principally for certain commercial loans.

Non-interest Income

Non-interest income was $13.5 million for the year ended December 31, 2001, a decrease of $1.2 million or 8.2% from $14.7 million for the year ended December 31, 2000. In December 2000, the Company outsourced all merchant credit card activity with a resultant reduction of related fee income of approximately $1.8 million in 2001 compared to the year 2000. Trust fee income increased as a result of converting to an accrual basis providing an additional $267,000 in income. As a result of investment security sales, the Company had net security gains of $379,000 in 2001 and $9,000 in 2000.

Operating Expense

Operating expense totaled $43.6 million for the year ended December 31, 2001 compared to $47.6 million for the year 2000, a decrease of $4.0 million or 8.4% from 2000. Personnel costs are the largest single operating expense item within the Company and increased 2.5% over 2000. Additional staffing occurred during 2001 to strengthen many areas, most noticeably the loan administration function. Salary and benefit costs in 2000 included retirement costs of approximately $850,000 and a one-time accrual of deferred vacation costs of approximately $350,000. Professional fees increased approximately $750,000 in 2001 due principally to increased legal fees of $772,000 associated with non-performing loans. No interchange fees were incurred in 2001 as these costs terminated with the outsourcing of the merchant credit card business. In 2000, the Company incurred $2.0 million in merger related expenses related to a contemplated merger transaction which was not consummated. No merger related expenses were incurred in 2001. Other significant declines in operating expense in 2001, as compared to 2000, include advertising ($268,000), telephone charges ($203,000), FDIC insurance ($344,000) and equipment repairs ($110,000).

The Efficiency Ratio for the Company was 46.11% and 45.37% for 2001 and 2000, respectively. The Company’s ratio of operating expense to average assets was 2.02% in 2001 and 2.10% in 2000. Both ratios include merger related expenses and reflect the attention paid to expense control by management and staff.

Income Taxes

The Company’s provision for income tax expense was $12.6 million and $1.3 million for the years ended December 31, 2001 and 2000, respectively. The effective tax rates for the years 2001 and 2000 were 38.1% and 36.7%, respectively. The levels of income tax expense generally fluctuate with the respective levels of income before income taxes. Comparable levels of tax-exempt income in each year also provided increases or decreases in the effective tax rate based upon the ratio of such tax-exempt income to income before taxes.

Selected Quarterly Financial Data

Summarized quarterly financial information for the years ended December 31, 2002 and 2001 is as follows:

	Three Months Ended				Three Months Ended
	3/31/02	6/30/02	9/30/02	12/31/02	3/31/01	6/30/01	9/30/01	12/31/01
	(Dollars in Thousands, Except Share Data)
Total interest income	$33,699	$33,193	$31,511	$31,085	$45,747	$42,601	$39,927	$35,219
Total interest expense	13,454	13,307	12,679	11,779	25,387	21,889	19,565	15,326

Net interest income	20,245	19,886	18,832	19,306	20,360	20,712	20,362	19,893
Provision for loan losses	5,200	26,720	4,500	9,750	4,674	4,500	4,550	4,500

Net interest income (loss) after provision for loan losses	15,045	(6,834)	14,332	9,556	15,686	16,212	15,812	15,393

Non-interest income	4,849	3,172	3,124	6,618	3,117	3,557	3,451	3,407
Operating expense	11,845	13,553	11,212	11,723	10,723	10,950	10,868	11,062

Income (loss) before income taxes	8,049	(17,215)	6,244	4,451	8,080	8,819	8,395	7,738

Income tax expense (benefit)	3,006	(6,058)	2,318	480	3,078	3,415	3,205	2,874

NET INCOME (LOSS)	$5,043	$(11,157)	$3,926	$3,971	$5,002	$5,404	$5,190	$4,864

Earnings (loss) per share:
Basic	$0.52	$(1.16)	$0.41	$0.42	$0.49	$0.54	$0.52	$0.50
Diluted	$0.51	$(1.16)	$0.41	$0.41	$0.49	$0.53	$0.51	$0.49

Liquidity and Capital Resources

A fundamental objective of the Company is to manage its liquidity effectively. Prudent liquidity management ensures that the Company can fund growth in earning assets, fund liability maturities, meet customers’ loan demand and deposit withdrawals, pay operating expenses, service outstanding debt, pay shareholder dividends, as well as purchase treasury shares under the Stock Repurchase Programs.

Liquidity is reviewed on an ongoing basis by management, and monthly by the Asset/Liability Committee (“ALCO”) and the Board of Directors. Target ratios for liquidity have been established based on historical trends, and appropriate contingency plans are in place for unanticipated, adverse liquidity situations.

The Company’s primary sources of liquidity, on a consolidated basis, are deposits, payments of principal and interest from its loan and securities portfolios and the ability to use its loan and securities portfolios as collateral for secured borrowings. The Bank is a member of the FHLB of New York. At December 31, 2002, outstanding FHLB advances totaled $340.9 million. In addition, the Company, through various facilities, has unused capacity to access, per Board approved policy limits, an additional $300.0 million of brokered deposits of which $100.0 million was outstanding at December 31, 2002. See Note 8 in the Notes to Consolidated Financial Statements for further details on the Company’s borrowings.

Factors that effect the Company’s liquidity position include loan origination volumes, loan prepayment rates, maturity structure of existing loans, core deposit growth levels, certificate of deposit maturity structure and retention, investment portfolio cash flows, and characteristics and diversification of wholesale funding sources. The Company’s liquidity position is influenced by changes in interest rate levels, economic conditions and by competition.

Operating activities have provided net cash of $36.3 million for the year ended December 31, 2002 compared to $24.4 million in 2001 and $33.4 million 2000. The comparative impact of net income on operating cash flow was $1.8 million in 2002, $20.5 million in 2001 and $2.3 million in 2000. Changes in the annual provision for loan losses was generally the most significant operating source of funds providing $46.2 million in 2002 compared to $18.2 million in 2001 and $53.7 million in 2000. The sale proceeds of loans held for sale provided operating funds consistent with, and fluctuating based on the level and turnover of the portfolio. Based on the Company’s assessment of future interest rate fluctuations, loan risk and market conditions during each period, the Company will sell or accumulate loans originated by its banking operations within its market area. In 2002, the Company’s decision to contribute the maximum voluntary contribution allowable to its pension plan required the use of $6.5 million in excess of the annual pension expense charged to operations. As stated previously, such contribution is expected to reduce the future net periodic pension expense determined annually by the plan’s actuaries.

Investing activities used net cash of $19.1 million for the year ended December 31, 2002, whereas investing activities provided operating cash of $237.6 million for 2001. The decline in investing activities as a source of funds reflects the Company’s shift in emphasis between securities investments to additional loan activities in 2002, especially the growth in the residential loan portfolio. In 2001, the Company used investments in securities to stabilize earnings during a period that included significant declining trends in interest rate yields. In 2000, the Company’s investing activities focused on increased loans to customers that exceeded loan repayments by $106.5 million. Proceeds from the 2002 sale of the Company’s credit card portfolio provided $12.7 million of cash flow. Also in 2002, the Company’s investing activities included $20.0 million for its initial investment in BOLI in December 2002, as discussed earlier under “Financial Condition.”

Financing activities used net cash of $26.5 million during 2002. Short-term borrowings were decreased by $80.0 million during the period. Sales of branches used cash of $37.1 million and $2.2 million in 2002 and 2001, respectively. Long-term borrowings were utilized to provide cash for financing activities with proceeds exceeding repayments by $97.9 million in 2002. In 2001, the Company had a net use of funds from financing activities of $274.5 million, mainly to pay down higher cost deposits, particularly brokered time deposits as time deposits declined $350.9 million. This was offset somewhat by the net increase in long-term borrowings of $140.0 million.

The Company’s main sources of liquidity, as a holding company, are dividends from the Bank, investment income and net proceeds from borrowings and capital securities offerings. The main uses of liquidity are the payment of dividends to shareholders, repurchases of the Company’s common stock, and the payment of interest to holders of trust preferred securities. The ability of the Bank to pay dividends is subject to various regulatory limitations. Due to the net loss in the second quarter of 2002, coupled with dividends previously paid, the Bank has exceeded its dividend limitations for 2002. However, in October 2002, the Bank received regulatory approval for and paid a special dividend of $30 million to the Company. As a result of this special dividend, and based on regulatory limitations noted above, the Company does not anticipate receiving dividends from the Bank until 2004.

The Company issued a total of $25.0 million of capital securities during 2002. Of the net proceeds, $6.1 million was used to purchase, at a discount, previously issued trust preferred securities (BSB Capital Trust I), approximately $7.9 million was utilized to repurchase 315,496 shares of the Company’s common stock, and the remainder was utilized for liquidity and general corporate purposes. The common shares were repurchased as part of previously announced Stock Repurchase Programs, the most recent of which was announced during the fourth quarter of 2002. Under this most recent Stock Repurchase Program, which is in effect through March 2003, a total of 163,239 shares have been repurchased at a total cost of approximately $3.6 million with authorization for the repurchase of approximately 316,000 additional shares.

At December 31, 2002, BSB Bancorp, Inc., on an unconsolidated basis, had immediately available funds totalling $37.7 million. Management believes current levels of cash are adequate to meet the Company’s anticipated ordinary obligations in 2003, to pay customary cash dividends on the Company’s common stock in 2003, if so declared, and to complete repurchases of additional common shares under the currently authorized and announced Stock Repurchase Program. Management anticipates that the Bank will be able to resume the payment of cash dividends to the Company, without regulatory approval (discussed in Note 12 of Notes to Consolidated Financial Statements), in 2004. However, circumstances, including additional common stock and trust preferred security repurchases or unanticipated cash obligations, may require the Company to seek additional sources of funding or require the Bank to seek regulatory approval for another special cash dividend to the Company, should the Bank be otherwise unable to make such cash dividend payments.

At December 31, 2002, the Bank’s Tier I leverage ratio, as defined by regulatory guidelines, was 7.31%, down from 8.75% at December 31, 2001, but still above the minimum regulatory requirements for the Bank. The Bank’s total capital-to-risk-weighted assets ratio, calculated under the regulatory risk-based capital requirements, was 11.90%, down from 12.86% at December 31, 2001, but still in excess of the regulatory requirements. The decline in these ratios is primarily the result of the net loss in the second quarter of 2002, and the payment of a $30.0 million special dividend to the Company as previously noted.

At December 31, 2002, the Company’s Tier I leverage ratio and total capital-to-risk-weighted assets ratios were 9.10% and 14.48%, compared to 9.03% and 13.21%, respectively, at December 31, 2001. The Company’s book value per share was $15.78 at December 31, 2002 compared to $16.19 at December 31,

2001. See Note 17 in the Notes to Consolidated Financial Statements for further details on the Company’s and the Bank’s regulatory capital amounts and ratios.

Market Risk

The primary market risk the Company is exposed to currently is interest rate risk since all Company transactions are denominated in U.S. dollars with no direct currency exchange or changes in commodity price exposures. All market risk-sensitive instruments continue to be held to maturity or available for sale with no financial instruments entered into for trading purposes at December 31, 2002. The Company does not use derivative financial instruments such as interest rate swaps and caps extensively and did not participate in any derivative financial instruments during the year ended December 31, 2002.

The Company positions the size and duration of its investment portfolio and wholesale funding sources, as well as the pricing and structure of its retail loans and deposits, in managing its interest rate risk. In adjusting the Company’s asset and liability position, management’s goal is to limit the Company’s interest rate risk exposure while attempting to enhance its net interest income. The Company’s Asset and Liability Committee (“ALCO”) meets at least monthly to make decisions on the investment and funding portfolios based on its economic outlook, the Committee’s interest rate expectations, the overall interest rate risk profile of the Company, and several other factors such as budgeted loan portfolio and core deposit growth and composition, and liquidity requirements. The Company utilizes simulation analysis to evaluate the impact that changes in interest rates might have on the Company’s net interest income and cash flow.

The Company is exposed to interest rate risk when assets and liabilities re-price at different times and by different amounts and terms as interest rates change. As a result, the net interest income earned by the Company is subject to the effects of changing interest rates. Accordingly, the ALCO focuses on effectively managing the Company’s gap, which is a measure of the mismatch between the dollar amount of the Company’s interest-earning assets and interest-bearing liabilities which mature or reprice within certain time frames. If those assets exceed the liabilities within a prescribed time period, a “positive” gap results. This could tend to have a favorable impact on earnings during a period of rising interest rates and could have an unfavorable impact during a period of declining rates. Conversely, if those liabilities exceed the assets during the time period in question, a “negative” gap results, in which case a rise in the general level of interest rates could have an unfavorable impact on earnings, while a decline in rates could have a favorable influence on earnings.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2002, which are anticipated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. The following table and associated discussion does not represent a Company forecast and should not be relied upon to predict results of operations. The results shown are based on numerous assumptions and the Company cannot make assurances these assumptions will not change due to customer preferences, market conditions or actions the Company may take through its ALCO to respond to such changes.

	3 mos or less	More than 3 mos to 12 mos	More than 1 yr to 3 yrs	More than 3 yrs to 5 yrs	More than 5 yrs	Total Rate Sensitive
	(Dollars in Thousands)
Rate sensitive assets:
Commercial and consumer loans:
Fixed-rate	$53,243	$96,974	$204,951	$96,967	$84,350	$536,485
Adjustable-rate	293,093	71	—	—	40,483	333,647
Mortgage loans:
Fixed-rate	23,434	51,402	98,849	62,804	67,267	303,756
Adjustable-rate	49,854	66,672	53,646	5,954	1,418	177,544
Mortgage-backed securities	83,521	122,273	138,885	23,929	31,975	400,583
Other investment securities	48,892	53,780	53,164	11,555	45,878	213,269

Total rate sensitive assets	$552,037	$391,172	$549,495	$201,209	$271,371	$1,965,284

Rate sensitive liabilities:
Money market accounts	$339,191	$—	$—	$—	$—	$339,191
Savings accounts	43,910	43,909	43,909	43,909		175,637
NOW accounts	—	—	—	—	131,535	131,535
Time deposits	128,224	253,017	170,811	87,941	1,642	641,635
FHLB advances	10,006	55,042	125,106	10,320	140,397	340,871
Other borrowings	35,167	—	—	—	2,080	37,247
Trust preferred securities	—	—	—	—	48,000	48,000

Total rate sensitive liabilities	$556,498	$351,968	$339,826	$142,170	$323,654	$1,714,116

Periodic gap	$(4,461)	$39,204	$209,669	$59,039	$(52,283)	$251,168

Cumulative gap	$(4,461)	$34,743	$244,412	$303,451	$251,168

Cumulative gap as a percentage of rate sensitive assets	(0.23)%	1.77%	12.44%	15.44%	12.78%

With the exception of savings, money market and NOW accounts which have no contractual term, the amounts of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with their contractual terms. All assets and liabilities are placed in time periods which represent the earlier of their next repricing or scheduled maturity. Adjustable-rate loans, for example, are placed in the time periods which correspond to their next scheduled rate change. Prepayment assumptions are made to indicate the rate at which these loans prepay in excess of scheduled amortization. Money market accounts were anticipated to reprice within three months based on the consistent level of current accounts and the current level of interest rates. Savings accounts, which are generally stable, though more reactive to interest rate trends, are assumed to reprice in equal amounts within five years. NOW accounts are considered stable core deposits, which based on rate and repricing trends, are anticipated to reprice after five years.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict the magnitude of changes in interest rates on a short-term basis and over the life of the assets. Further, in the event of changes in interest rate, prepayment and early withdrawal levels would likely deviate significantly from those assumed in preparing the table. Finally, should interest rates increase, the ability of borrowers to service their debt may decrease.

Based on management’s December 31, 2002 simulation analysis of an immediate 100 basis point, parallel increase in the level of interest rates, the estimated percentage change in net interest income would be an increase of 1.1% over a 12-month horizon. For an immediate 200 basis point, parallel increase in the level of interest rates, the estimated change in net interest income would be an increase of 0.9% over a 12-month horizon. The estimated change in net interest income for a 100 basis point decrease in the level of interest rates (presentation is limited to a 100 basis point decline in rates due to the current historically low interest rate environment) would be a decrease of 4.9%. The magnitude of the effects of the declining rate scenario are impacted by the absolute level of rates, and the inability of the Company to reduce its core deposit funding costs by the entire amount of the change assumed. These effects are also exacerbated by the higher levels of cash flow for reinvestment in a lower interest rate environment that would occur as a result of estimated increases in the level of higher yielding loan and mortgage-backed securities prepayments in those scenarios. There can be no assurance that if interest rates did move by the amounts discussed above, that the results of operations would be impacted as indicated.

Impact of New Accounting Standards

In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statement No. 141, “Business Combinations,” and Statement No. 142, “Goodwill and Other Intangible Assets.” Statement No. 141 supercedes Accounting Principles Board (“APB”) Opinion No. 16, “Business Combinations,” and requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method of accounting, thus eliminating the pooling of interests method of accounting. The Statement did not change many of the provisions of APB Opinion No. 16 related to the application of the purchase method. However, the Statement does specify criteria for recognizing intangible assets separate from goodwill and requires additional disclosures regarding business combinations.

Statement No. 142 requires that acquired intangible assets (other than goodwill) be amortized over their useful economic lives, while goodwill and any acquired intangible assets with an indefinite useful economic life would not be amortized, but would be reviewed for impairment on an annual basis based upon guidelines specified by the Statement. Statement No. 142 also requires additional disclosures pertaining to goodwill and intangible assets. At December 31, 2002, goodwill was not material and the adoption of this statement had no material effect on the Company’s results for the year ended December 31, 2002.

In June 2001, the FASB issued Statement No. 143, “Accounting for Asset Retirement Obligations.” This Statement is effective for fiscal years beginning after June 15, 2002 and requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. When the liability is initially recorded, the entity capitalizes the asset retirement cost by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss. It is anticipated that there will be no material impact from the Company’s adoption of this Statement.

In August 2001, the FASB issued Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The new standard maintains the previous accounting for the impairment or disposal of long-lived assets under Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” but also establishes more restrictive criteria that have to be met to classify such an asset as “held for sale.” Statement No. 144 also increases the range of dispositions that qualify for reporting as discontinued operations, and changes the manner in which expected future operating losses from such operations are to be reported. The Company adopted Statement No. 144 as of January 1, 2002. There was no material impact on the Company’s consolidated financial statements from adopting the Statement.

In April 2002, the FASB issued Statement No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This statement eliminates Statement No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” as amended by Statement No. 64, “Extinguishment of Debt Made to Satisfy Sinking-Fund Requirements.” As a result, gains and losses from extinguishment of debt can only be classified as extraordinary items if they meet the definition of unusual and infrequent as prescribed in APB Opinion No. 30. Additionally, Statement No. 145 amends Statement No. 13, “Accounting for Leases,” to require that lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. The provisions of this Statement are effective at various dates in 2002 and 2003 and are not expected to have a material impact on the Company’s consolidated financial statements.

In June 2002, FASB issued Statement No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This Statement nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring),” and requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred and represents an obligation to transfer assets or provide services as a result of past transactions. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002.

In October 2002, the FASB issued Statement No. 147, “Acquisitions of Certain Financial Institutions-an Amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9.” This Statement removes acquisitions of financial institutions from the scope of both Statement No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with Statement No. 141 and No. 142. As a result, the requirement of Statement No. 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset (Statement No. 72 goodwill) no longer applies to acquisitions considered to be business combinations under Statement No. 141. The Company does not currently have any Statement No. 72 goodwill and as a result the adoption did not have any impact on the Company’s consolidated financial statements.

In December 2002, the FASB issued Statement No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” which amends Statement No. 123, “Accounting for Stock-Based Compensation.” Statement No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, Statement No. 148 amends the disclosure requirements of Statement No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The Company adopted the new disclosure requirements of Statement No. 148 as of December 31, 2002, and has provided such disclosures in Note 1 to the Consolidated Financial Statements. The Company does not expect that Statement No. 148 will have a material impact on its results of operations, as the Company does not currently intend on changing its method of accounting for stock-based compensation.

In November 2002, the FASB issued FASB Interpretation No. 45 (“FIN No. 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others; an Interpretation of FASB Statements No. 5, 57, and 107 and rescission of FASB Interpretation No. 34.” FIN No. 45 requires certain new disclosures and potential liability-recognition for the fair value at issuance of guarantees that fall within its scope. Under FIN No. 45, the Company does not issue any guarantees that would require liability-recognition or disclosure, other than its standby letters of credit. The Company has included disclosures related to its standby letters of credit in Note 11 to the Consolidated Financial Statements.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN No. 46”), “Consolidation of Variable Interest Entities.” The objective of this interpretation is to provide guidance on how to identify a variable interest entity (“VIE”) and determine when the assets, liabilities, noncontrolling interests and results of operations of a VIE need to be included in a company’s consolidated financial statements. A company that holds variable interests in an entity will need to consolidate the entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the entity’s expected residual returns, if they occur. FIN No. 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. The provisions of this interpretation became effective upon issuance. Management does not anticipate that FIN No. 46 will have a material impact on the Company’s consolidated financial position, results of operations or liquidity.

Market Prices and Related Shareholder Matters

The common stock of the Company is listed on The Nasdaq Stock Market’s National Market System under the symbol “BSBN”. As of December 31, 2002, the Company had 2,222 shareholders of record and 9,437,296 shares of common stock issued and outstanding. The number of shareholders does not reflect persons or entities who hold their stock in nominee or “street” name through various brokerage firms.

Payment of dividends on the Company’s common stock is subject to various restrictions and limitations which may affect the Company’s ability to pay cash dividends in the future. See previous “Liquidity and Capital Resources” section for a discussion of these restrictions and limitations.

The following table sets forth the market price information for the common stock and the cash dividends paid per share:

	Price Range		Cash Dividends
2002	High	Low	Per Share
First Quarter	$30.24	$22.77	$0.25
Second Quarter	$32.80	$21.80	$0.25
Third Quarter	$26.70	$18.05	$0.25
Fourth Quarter	$23.39	$17.15	$0.25

	Price Range		Cash Dividends
2001	High	Low	Per Share
First Quarter	$20.25	$12.38	$0.25
Second Quarter	$23.36	$16.63	$0.25
Third Quarter	$27.00	$21.36	$0.25
Fourth Quarter	$27.40	$20.85	$0.25

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Shareholders

BSB Bancorp, Inc.:

We have audited the accompanying consolidated statement of condition of BSB Bancorp, Inc. and subsidiaries (the “Company”) as of December 31, 2002, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The accompanying financial statements of the Company as of December 31, 2001, and for the years ended December 31, 2001 and 2000, were audited by other auditors whose report thereon dated January 25, 2002, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying consolidated statement of condition as of December 31, 2002, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the year then ended, present fairly, in all material respects, the financial position of BSB Bancorp, Inc. and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/S/ KPMG LLP

Albany, New York

January 23, 2003

BSB BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

	December 31,
	2002	2001
	(In Thousands, Except Share and Per Share Data)
ASSETS
Cash and due from banks	$46,912	$56,272
Investment securities available for sale, at fair value	538,545	487,685
Investment securities held to maturity (estimated fair value of $56,093 and $13,962)	55,373	13,774
Federal Home Loan Bank of New York stock	19,934	15,071
Loans held for sale	4,001	9,860
Loans:
Commercial	492,171	750,552
Consumer	377,961	378,354
Residential real estate	330,344	220,935
Commercial real estate	146,955	134,866

Total loans	1,347,431	1,484,707
Net deferred costs	1,863	802
Allowance for loan losses	(63,250)	(58,829)

Net loans	1,286,044	1,426,680

Bank premises and equipment, net	14,545	14,879
Accrued interest receivable	9,875	10,502
Other real estate owned and repossessed assets	3,109	2,034
Bank owned life insurance	20,032	—
Other assets	36,297	26,180

Total assets	$2,034,667	$2,062,937

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,442,756	$1,496,937
Borrowings	378,118	360,251
Other liabilities	16,867	19,924
Company obligated mandatorily redeemable preferred securities of subsidiaries, holding solely junior subordinated debentures of the Company (“trust preferred securities”)	48,000	30,000

Total liabilities	1,885,741	1,907,112

Commitments and contingent liabilities (Note 11)
Shareholders’ Equity:
Preferred stock, par value $.01 per share; 2,500,000 shares authorized; none issued	—	—
Common stock, par value $.01 per share; 30,000,000 shares authorized; 11,660,726 and 11,535,500 shares issued	117	115
Additional paid-in capital	41,704	39,331
Retained earnings	134,903	142,748
Accumulated other comprehensive income	8,970	2,520
Treasury stock, at cost; 2,223,430 and 1,907,934 shares	(36,768)	(28,889)

Total shareholders’ equity	148,926	155,825

Total liabilities and shareholders’ equity	$2,034,667	$2,062,937

See accompanying notes to consolidated financial statements.

BSB BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2002	2001	2000
	(In Thousands, Except Per Share Data)
Interest income:
Interest and fees on loans	$96,346	$137,196	$165,710
Interest on federal funds sold	287	1,101	76
Interest on investment securities	32,622	25,008	26,545
Interest on loans held for sale	233	189	15

Total interest income	129,488	163,494	192,346

Interest expense:
Interest on savings deposits	2,551	4,092	4,719
Interest on time deposits	26,401	48,878	64,566
Interest on money market deposit accounts	5,667	11,500	19,110
Interest on NOW accounts	710	1,522	1,575
Interest on borrowings	13,162	13,738	9,836
Interest on trust preferred securities	2,728	2,437	2,383

Total interest expense	51,219	82,167	102,189

Net interest income	78,269	81,327	90,157
Provision for loan losses	46,170	18,224	53,721

Net interest income after provision for loan losses	32,099	63,103	36,436

Non-interest income:
Service charges on deposit accounts	5,176	5,226	5,360
Checkcard interchange fees	1,422	1,284	1,063
Mortgage servicing fees	832	1,125	1,211
Fees and commissions-brokerage services	886	698	836
Trust fees	1,308	1,618	1,280
Credit card fees	130	211	2,008
Gain on sale of securities, net	292	379	9
Gain on sale of branch offices, net	3,063	299	—
Gain on sale of credit card portfolio, net	1,806	—	—
Other income	2,848	2,692	2,981

Total non-interest income	17,763	13,532	14,748

Operating expense:
Salaries, pensions and other employee benefits	24,769	21,828	21,302
Building occupancy	4,259	4,304	4,564
Advertising and promotion	1,293	931	1,199
Professional fees	2,890	2,206	1,456
Data processing costs	5,534	5,213	5,082
Services	2,905	2,951	3,156
System conversion expenses	387	—	—
Interchange fees	—	—	1,552
Merger related expenses	—	—	2,013
Other real estate owned and repossessed asset expenses, net	688	211	324
Other expenses	5,608	5,959	6,949

Total operating expense	48,333	43,603	47,597

Income before income taxes	1,529	33,032	3,587
Income tax (benefit) expense	(254)	12,572	1,316

Net Income	$1,783	$20,460	$2,271

Earnings per share:
Basic	$0.19	$2.05	$0.22
Diluted	$0.18	$2.02	$0.22

See accompanying notes to consolidated financial statements.

BSB BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Number of Shares Issued	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Treasury Stock	Total
	(In Thousands, Except Share and Per Share Data)
Balance at December 31, 1999	11,398,991	$114	$37,287	$140,295	$(9,757)	$(13,446)	$154,493

Net income				2,271			2,271
Other comprehensive income					7,845		7,845

Comprehensive income							10,116

Stock options exercised	104,281	1	1,423				1,424
Tax benefit on stock options			79				79
Cash dividends paid on common stock ($1.00 per share)				(10,289)			(10,289)
Treasury stock purchased (1,855 shares)						(38)	(38)

Balance at December 31, 2000	11,503,272	115	38,789	132,277	(1,912)	(13,484)	155,785

Net income				20,460			20,460
Other comprehensive income					4,432		4,432

Comprehensive income							24,892

Stock options exercised	32,228		440				440
Tax benefit on stock options			102				102
Cash dividends paid on common stock ($1.00 per share)				(9,989)			(9,989)
Treasury stock purchased (732,410 shares)						(15,405)	(15,405)

Balance at December 31, 2001	11,535,500	115	39,331	142,748	2,520	(28,889)	155,825

Net income				1,783			1,783
Other comprehensive income					6,450		6,450

Comprehensive income							8,233

Stock options exercised	125,226	2	2,046				2,048
Tax benefit on stock options			327				327
Cash dividends paid on common stock ($1.00 per share)				(9,628)			(9,628)
Treasury stock purchased (315,496 shares)						(7,879)	(7,879)

Balance at December 31, 2002	11,660,726	$117	$41,704	$134,903	$8,970	$(36,768)	$148,926

See accompanying notes to consolidated financial statements.

BSB BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2002	2001	2000
	(In Thousands)
Operating activities:
Net income	$1,783	$20,460	$2,271
Deferred tax expense (benefit)	15	(1,174)	(12,901)
Provision for loan losses	46,170	18,224	53,721
Gain on sale of securities, net	(292)	(379)	(9)
Gain on repurchase of trust preferred securities, net	(726)	—	—
Gain on sale of credit card portfolio, net	(1,806)	—	—
Gain on sale of branches, net	(3,063)	(299)	—
Gain on sale of loans held for sale, bank premises and equipment, other real estate owned and repossessed assets, net	(56)	(125)	(187)
Depreciation and amortization	2,376	2,642	2,973
Net amortization (accretion) of premiums and discounts on investment securities	1,913	79	(377)
Proceeds from sale of loans held for sale	24,726	8,690	2,903
Loans originated and held for sale	(18,830)	(20,162)	(1,128)
Tax benefit from exercise of stock options	327	102	79
Income from bank owned life insurance	(32)	—	—
Writedowns of other real estate owned and repossessed assets	1,526	1,089	196
Net change in other assets and liabilities	(17,749)	(4,743)	(14,185)

Net cash provided by operating activities	36,282	24,404	33,356

Investing activities:
Proceeds from calls of held to maturity investment securities	8,055	2,069	7,571
Purchases of held to maturity investment securities	(54,011)	(7,298)	(3,337)
Principal collected on held to maturity investment securities	4,383	1,171	531
Proceeds from sales of available for sale investment securities	162,842	167,696	33,673
Purchases of available for sale investment securities	(351,955)	(323,647)	(42,618)
Principal collected on available for sale investment securities	147,284	47,306	18,077
Purchases of Federal Home Loan Bank (“FHLB”) stock	(8,039)	(4,174)	—
Redemptions of FHLB stock	3,176	9,927	—
Proceeds from sale of credit card portfolio	12,749	—	—
Net loans repaid by (made to) customers	71,982	343,002	(106,545)
Proceeds from sale of other real estate owned and repossessed assets	6,123	4,243	4,065
Investment in bank owned life insurance	(20,000)	—	—
Purchases of bank premises and equipment	(1,694)	(2,712)	(1,010)

Net cash (used in) provided by investing activities	(19,105)	237,583	(89,593)

Financing activities:
Net decrease in deposits, exclusive of branch sales	(10,781)	(382,065)	(19,978)
Net payment for sale of branches	(37,066)	(2,224)	—
Net (decrease) increase in repurchase agreements and FHLB line of credit advances	(80,034)	(5,118)	60,561
Proceeds from FHLB term advances	115,000	192,000	75,000
Repayments of FHLB term advances	(17,099)	(52,099)	(52,138)
Net proceeds from issuance of trust preferred securities	25,000	—	—
Repurchase of trust preferred securities	(6,098)	—	—
Proceeds from exercise of stock options	2,048	440	1,424
Purchases of treasury stock	(7,879)	(15,405)	(38)
Dividends paid	(9,628)	(9,989)	(10,289)

Net cash (used in) provided by financing activities	(26,537)	(274,460)	54,542

Net decrease in cash and cash equivalents	(9,360)	(12,473)	(1,695)
Cash and cash equivalents at beginning of year	56,272	68,745	70,440

Cash and cash equivalents at end of year	$46,912	$56,272	$68,745

Supplemental information:
Cash paid during the year for:
Interest on deposits and borrowings	$52,771	$85,339	$99,376
Income taxes	$5,737	$8,553	$14,077

Non-cash investing activity:
Transfers from loans to other real estate owned and repossessed assets	$8,712	$5,480	$3,516
Adjustment of available for sale investment securities to fair value, net of tax	$6,450	$4,432	$7,845

See accompanying notes to consolidated financial statements.

BSB BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Summary of Significant Accounting Policies

Nature of Operations

BSB Bancorp, Inc. (the “Company”) is the bank holding company of BSB Bank & Trust Company (the “Bank”). The Bank is a New York-chartered commercial bank and trust company and, at December 31, 2002, operated 20 full-service branches in Broome, Chenango, Onondaga and Tioga Counties of New York State. The Bank is in the business of providing a wide variety of loan and deposit products to its commercial and consumer customers, and also provides mortgage banking, trust, municipal and other related services.

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

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

Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of other real estate owned and repossessed assets acquired in connection with foreclosures and repossessions. In connection with the determination of the allowance for loan losses and the valuation of other real estate owned and repossessed assets, management obtains appraisals of related collateral.

Management believes that the allowance for loan losses is adequate and that other real estate owned and repossessed assets are recorded at the lesser of the recorded investment in the loan at the time of foreclosure or repossession, or the fair value less an estimate of the costs to sell the properties or assets. While management uses available information to recognize losses on loans and other real estate owned and repossessed assets, future additions to the allowance for loan losses or writedowns of other real estate owned and repossessed assets may be necessary based on changes in economic conditions. In addition, Federal and state bank regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses and other real estate owned and repossessed assets. Such agencies may require the Company to recognize additions to the allowance for loan losses or writedowns of other real estate owned and repossessed assets based on their judgments about information available to them at the time of their examination, which may not be currently available to management.

A substantial portion of the Company’s loans are secured by real estate and business related assets located throughout the New York State counties of Broome, Chenango, Onondaga and Tioga. In addition, a substantial portion of the other real estate owned is located in the same markets. Accordingly, the ultimate collectibility of a substantial portion of the Company’s loan portfolio and the recovery of a substantial portion of the carrying amount of other real estate owned is dependent upon general economic and real estate market conditions in these counties.

Cash and Cash Equivalents

Cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are sold or purchased for one-day periods.

Investment Securities and Federal Home Loan Bank of New York Stock

Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as investment securities held to maturity and are carried at amortized cost. Securities that are identified as trading securities for resale over a short period are stated at fair value with unrealized gains and losses reflected in current earnings. All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value, with net unrealized gains or losses reported, net of income taxes, in accumulated other comprehensive income or loss (a separate component of shareholders’ equity). None of the Company’s securities have been classified as trading securities at December 31, 2002 or 2001.

Purchases and sales of securities are recorded as of the trade date. Premiums and discounts on securities are amortized and accreted, respectively, on a systematic basis over the period to maturity or estimated life of the related security. Gains or losses on securities sold are computed based on the net proceeds received and the amortized cost of the specific security sold. If unrealized losses on securities reflect a decline in value which is other than temporary, they are charged against income.

As a member of the Federal Home Loan Bank of New York (“FHLB”), the Company is required to hold FHLB stock, which is carried at cost since there is no readily available market value.

Loans Held For Sale

Loans held for sale are recorded at the lower of cost or fair value, in the aggregate. It is management’s intention to sell these loans. Loans held for sale, as well as the commitments to sell the loans that are originated for sale, are regularly evaluated. If necessary, a valuation allowance is established with a charge to income for unrealized losses attributable to a change in market rates.

Loans

Loans are reported at the principal amount outstanding, net of deferred loan fees and costs and the allowance for loan losses. Non-refundable loan fees and related direct costs are deferred and amortized over the life of the loan as an adjustment of loan yield.

Income Recognition on Non-accrual and Impaired Loans

Loans are placed on a non-accrual status when, in the judgement of management, the probability of collection of principal or interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. Other than with respect to consumer loans, which are usually charged-off when they become 90 days past due, the Company generally does not accrue interest on loans greater than 90 days or more past due for the payment of principal or interest, unless the value of the collateral and active collection efforts indicate that full recovery is probable. Cash receipts on non-accrual loans are generally applied to reduce the unpaid principal balance, however, interest on non-accrual loans may also be recognized as cash is received. Amortization of the related net deferred loan fees and costs is suspended when a loan is placed on non-accrual status. Loans are removed from non-accrual status when they become current as to principal and interest or when, in the opinion of management, the loans are expected to be fully collectible as to principal and interest.

Allowance for Loan Losses

The allowance for loan losses is increased through a provision for loan losses charged to operations. Loans, or portions thereof, are charged against the allowance for loan losses when management believes that the collectibility of all or a portion of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance for loan losses when received. The allowance is an amount that management believes will be necessary to absorb probable losses on existing loans. Management’s evaluation of the allowance for loan losses is performed on a periodic basis and takes into consideration such factors as the historical loan loss experience by loan type, review of specific problem loans, changes in the composition and volume of the loan portfolio, overall portfolio quality and current economic conditions that may affect the borrowers’ ability to pay.

Commercial and commercial real estate loans are considered impaired when it is probable that the borrower will not repay the loan according to the original contractual terms of the loan agreement, or when a loan (of any loan type) is restructured in a troubled debt restructuring. The allowance for loan losses related to impaired loans is based on discounted cash flows using the loan’s initial effective interest rate or the fair value of the collateral for certain loans where repayment of the loan is expected to be provided solely by the underlying collateral (collateral dependent loans).

Troubled Debt Restructured Loans

A loan is considered to be a troubled debt restructured loan (“TDR”) when the Company grants a concession to the borrower because of the borrower’s financial condition that it would not otherwise consider. Such concessions include the reduction of interest rates, forgiveness of principal or interest, or other modifications at interest rates that are less than the current market rate for new obligations with similar risk. TDR loans that are in compliance with their modified terms and that yield a market rate may be removed from the TDR status after a period of performance.

Bank Premises and Equipment

Bank premises and equipment are recorded at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful life of the asset (15-50 years for bank premises and 3-10 years for furniture and equipment). Maintenance and repairs are charged to operating expense as incurred.

Other Real Estate Owned and Repossessed Assets

Other real estate owned and repossessed assets is comprised of property or assets acquired in the settlement of loans. These assets are initially established at the lesser of the recorded investment in the loan, or at the estimated fair value of the asset, less an estimate of the costs expected to be incurred during its disposition. At the time of foreclosure or repossession, the amount, if any, by which the recorded investment in the loan exceeds the fair value of the asset received is charged against the allowance for loan losses. Any subsequent declines in estimated fair value of the property or asset, or expenses incurred to maintain the property or asset, are charged to operating expense. An asset may be considered an in-substance foreclosure or repossession if the Company has taken possession of the asset serving as collateral for the loan, regardless of whether the Company has legal title to the asset. The final disposition of the property or asset is dependent upon many factors and the final disposition price may differ from the recorded value at that time. Any gains or losses upon disposition are recorded to operating expense.

Bank Owned Life Insurance

Bank owned life insurance (“BOLI”) is carried at the cash surrender value of the underlying policies. Income on the investments in the policies, net of insurance costs, is recorded as non-interest income.

Mortgage Servicing Rights

The Company recognizes as separate assets the rights to service mortgage loans for others, regardless of how those servicing rights were acquired. Mortgage servicing rights are amortized in proportion to, and over the period of, estimated net servicing income. Additionally, capitalized mortgage servicing rights are assessed for impairment based on the fair value of those rights, and any impairment is recognized through a valuation allowance by a charge to mortgage servicing fees.

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase are carried as borrowings at the amounts at which the securities were initially sold. These transactions are usually overnight, fixed-coupon agreements and require collateral to be segregated at the Company’s third party custodian, although the Company maintains effective control over the securities.

Income Taxes

The Company accounts for income taxes in accordance with the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized subject to management’s judgment that those assets will more likely than not be realized. A valuation allowance is recognized if, based on an analysis of available evidence, management believes that all or a portion of the deferred tax assets will not be realized. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Pension and Postretirement Benefits

The Company maintains a non-contributory, tax-qualified defined benefit pension plan covering substantially all employees. The Company also maintains a non-qualified supplemental plan for certain former executives. The costs of these plans, based on actuarial computations of current and future benefits for employees, are charged to current operating expenses. For purposes of computing net periodic pension expense for the qualified plan, the Company uses a market-related value of assets, which distributes asset gains and losses over a two-year period. Asset gains and losses are determined by the difference between the expected return on assets and the actual return.

The Company also provides certain post-retirement life and health insurance benefits to substantially all employees and retirees. The cost of post-retirement benefits other than pensions is recognized on an accrual basis as employees perform services to earn the benefits.

Stock-Based Compensation

The Company has two stock-based compensation plans, which are described more fully in Note 15. The

Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. No stock-based compensation cost has been reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provision of FASB Statement No. 123, “Accounting for Stock-Based Compensation,” to its stock-based compensation plans.

	Years ended December 31,
	2002	2001	2000
	(Dollars in Thousands, Except Per Share Data)
Net income, as reported	$1,783	$20,460	$2,271
Deduct:
Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(918)	(852)	(1,167)

Pro forma net income	$865	$19,608	$1,104

Earnings per share:
Basic—as reported	$0.19	$2.05	$0.22

Basic—pro forma	$0.09	$1.97	$0.11

Diluted—as reported	$0.18	$2.02	$0.22

Diluted—pro forma	$0.09	$1.94	$0.11

The weighted average fair value of options granted during 2002, 2001 and 2000 was $7.13, $4.91 and $4.51, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2002, 2001 and 2000, respectively: dividend yield of 3.8%, 3.9% and 3.6% ; expected volatility of 31.7%, 29.1% and 27.9%; risk-free interest rate of 4.71%, 5.09% and 6.00%; and expected life of 7.4 years in each year.

The Company’s stock options have characteristics significantly different from those of traded options for which the Black-Scholes model was developed. Since changes in the subjective input assumptions can materially affect the fair value estimates, the existing model, in management’s opinion, does not necessarily provide a single reliable measure of the fair value of its stock options. In addition, the pro forma effect on reported net income and earnings per share for the years ended December 31, 2002, 2001 and 2000, may not be representative of the pro forma effects on reported net income and earnings per share for future years.

Trust Department Assets and Fees

Assets held in fiduciary or agency capacities for customers are not included in the accompanying consolidated statements of condition, since such items are not assets of the Company. Fees associated with providing trust management services are recorded on the accrual basis and are included in non-interest income.

Earnings Per Share

Basic earnings per share are calculated by dividing net income by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed in a manner similar to that of basic earnings per share except that the weighted-average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares (such as stock options) were issued during the reporting period, computed using the treasury stock method.

Financial Instruments

In the normal course of business, the Company is a party to certain financial instruments with off-balance-sheet risk, such as commitments to extend credit, unused lines of credit and standby letters of credit. The Company’s policy is to record such instruments when funded.

Fair Value of Financial Instruments

The following methods and assumptions were used by the Company in estimating its fair values for financial instruments for purposes of disclosure:

Cash and cash equivalents and accrued interest receivable/payable: The carrying amounts reported in the consolidated statements of condition for these instruments approximate fair value.

Investment securities and FHLB stock: Fair values for investment securities are based on quoted market prices or dealer quotes. The fair value of FHLB stock is assumed to equal the carrying value since the stock is non-marketable but redeemable at its par value.

Loans and loans held for sale: Fair values for loans are estimated using a discounted cash flow analysis, based on interest rates approximating those currently being offered for loans with similar terms and credit quality.

Deposits: The fair values disclosed for non-interest-bearing accounts and accounts with no stated maturities are, by definition, equal to the amount payable on demand at the reporting date. The fair value of time deposits was estimated by discounting expected monthly maturities at interest rates approximating those currently being offered on time deposits of similar terms.

Borrowings and trust preferred securities: The carrying amounts of repurchase agreements and FHLB line of credit advances approximate fair value. Fair values for FHLB term advances, other borrowings and trust preferred securities are estimated using discounted cash flows, based on current market rates for similar borrowings.

Off-balance-sheet instruments: Off-balance-sheet financial instruments consist of letters of credit and commitments to extend credit. Letters of credit and commitments to extend credit are fair valued based on fees and interest rates currently charged to enter into agreements with similar terms and credit quality.

Comprehensive Income

Comprehensive income consists of the sum of net income and items of other comprehensive income or loss, which are reported directly in shareholders’ equity, net of tax, such as the change in net unrealized gain or loss on securities available for sale. The Company has reported comprehensive income in the consolidated statements of changes in shareholders’ equity. Accumulated other comprehensive income or loss, which is a component of shareholders’ equity, represents the net unrealized gain or loss on securities available for sale, net of tax.

Segment Reporting

The Company operates a single business segment solely in the financial services industry, which includes providing traditional banking services to its customers. The Company operates primarily in the geographical regions of Broome, Chenango, Onondaga and Tioga counties of New York. Management makes operating decisions and assesses performance based on an ongoing review of the Company’s traditional banking operations, which constitute the Company’s only reportable segment.

Merger Related Expenses

For 2000, the Company incurred $2.0 million in costs related to a contemplated merger transaction that was not consummated.

Reclassifications

Certain data for prior years has been reclassified to conform to the current year’s presentation. These reclassifications had no effect on net income or shareholders’ equity.

Note 2: Investment Securities and Other Comprehensive Income

The amortized cost and fair value of the investment securities portfolios at December 31 are summarized as follows:

2002	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
Available for sale portfolio:
U. S. Government and agency securities	$101,564	$2,891	$2	$104,453
Municipal obligations	10,934	673	—	11,607
Mortgage-backed securities	213,209	8,053	9	221,253
Collateralized mortgage obligations	172,396	3,436	15	175,817
Equity securities	23,946	25	198	23,773
Corporate debt securities	1,497	145	—	1,642

	$523,546	$15,223	$224	$538,545

Held to maturity portfolio:
Corporate debt securities	$33,179	$589	$66	$33,702
Municipal obligations	15,682	342	158	15,866
Mortgage-backed securities	6,480	42	31	6,491
Collateralized mortgage obligations	32	2	—	34

	$55,373	$975	$255	$56,093

2001	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(Dollars in Thousands)
Available for sale portfolio:
U.S. Government and agency securities	$79,679	$2,456	$6	$82,129
Municipal obligations	11,984	242	7	12,219
Mortgage-backed securities	237,015	1,797	437	238,375
Collateralized mortgage obligations	149,549	1,428	1,265	149,712
Equity securities	3,644	29	1	3,672
Corporate debt securities	1,493	85	—	1,578

	$483,364	$6,037	$1,716	$487,685

Held to maturity portfolio:
Corporate debt securities	$2,874	$—	$—	$2,874
Municipal obligations	9,291	146	7	9,430
Mortgage-backed securities	1,566	44	—	1,610
Collateralized mortgage obligations	43	5	—	48

	$13,774	$195	$7	$13,962

The following reflects the net unrealized gains (losses) on available for sale securities on a before and net of tax basis, which comprises other comprehensive income for the respective years ended December 31:

	2002	2001	2000
	(Dollars in Thousands)
Other comprehensive income:
Net unrealized gains on securities available for sale	$10,970	$7,983	$13,472
Reclassification adjustment for net realized gains included in net income	(292)	(379)	(9)

Other comprehensive income before taxes	10,678	7,604	13,463
Income tax expense on other comprehensive income	(4,228)	(3,172)	(5,618)

Other comprehensive income, net of tax	$6,450	$4,432	$7,845

The amortized cost and fair value of debt securities (mortgage-backed securities and collateralized mortgage obligations are shown separately) at December 31, 2002, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without penalties.

Securities available for sale:	Amortized Cost	Fair Value
	(Dollars in Thousands)
Maturity ranges:
Within one year	$27,640	$28,248
After one year but within five years	43,365	45,529
After five years but within ten years	28,024	28,919
After ten years	14,966	15,006
Mortgage-backed securities and collateralized mortgage obligations	385,605	397,070

	$499,600	$514,772

Securities held to maturity:	Amortized Cost	Fair Value
	(Dollars in Thousands)
Maturity ranges:
Within one year	$5,895	$5,916
After one year but within five years	18,551	19,201
After five years but within ten years	1,453	1,549
After ten years	22,962	22,902
Mortgage-backed securities and collateralized mortgage obligations	6,512	6,525

	$55,373	$56,093

The gross realized gains and gross realized losses on available for sale investment securities transactions are summarized below:

	Years ended December 31,
	2002	2001	2000
	(Dollars in Thousands)
Gross gains	$518	$905	$9
Gross losses	226	526	—

Net gains	$292	$379	$9

Investment securities at December 31, 2002 and 2001 include approximately $470.0 million and $419.7 million, respectively, pledged under various agreements, principally municipal deposits, letters of credit, lines of credit and borrowings.

Note 3: Loans and Allowance for Loan Losses

Changes in the allowance for loan losses for the years ended December 31 are presented in the following summary:

	2002	2001	2000
	(Dollars in Thousands)
Balance at beginning of year	$58,829	$59,291	$29,134
Provision for loan losses	46,170	18,224	53,721
Loans charged-off	(48,556)	(23,631)	(25,591)
Recoveries credited	6,807	4,945	2,027

Balance at end of year	$63,250	$58,829	$59,291

Non-performing loans at December 31 are presented in the following summary:

	2002	2001	2000
	(Dollars in Thousands)
Non-accrual loans	$50,337	$59,796	$31,357
Accruing loans with principal or interest payments 90 days or more past due	278	879	781

Total non-performing loans	$50,615	$60,675	$32,138

The table of non-performing loans above does not include accruing loans classified as troubled debt restructurings totaling $13.8 million, $8.8 million and $4.8 million at December 31, 2002, 2001 and 2000, respectively.

At December 31, 2002 and 2001, the recorded investment in impaired loans totaled $63.2 million and $46.9 million, respectively. An impairment allowance aggregating $15.2 million and $18.4 million was recorded against these loans at December 31, 2002 and 2001, respectively. Impaired loans of $44.7 million in 2002 and $41.8 million in 2001 had an impairment allowance, with the remainder of $18.5 million in 2002 and $5.1 million in 2001 having no impairment allowance. The average recorded investment in impaired loans was approximately $58.1 million in 2002, $53.5 million in 2001 and $16.4 million in 2000. The Company recognized, on a cash basis only, $544,000, $799,000 and $0 of interest on impaired loans during 2002, 2001 and 2000, respectively, for the portion of the year they were impaired.

At December 31, 2002 and 2001, loans to directors, officers or their affiliates were $17.3 million and $21.0 million, respectively. During 2002, new loans to such related parties amounted to $1.9 million and repayments amounted to $5.6 million. In 2001, new loans to such related parties amounted to $1.2 million and repayments amounted to $8.8 million. Loans made by the Company to directors, officers or their affiliates were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. However, the Company permits certain employees, excluding executive officers and directors, to obtain certain loans at preferential interest rates and/or with discounted processing fees.

Note 4: Loan Servicing and Mortgage Servicing Rights

Mortgage loans serviced for others are not included in the accompanying consolidated statements of condition. The unpaid principal balances of mortgage loans serviced for others were $366.0 million and $460.9 million at December 31, 2002 and 2001, respectively.

The carrying value of mortgage servicing rights was $453,000 and $520,000 at December 31, 2002 and 2001, respectively.

Note 5: Other Real Estate Owned and Repossessed Assets

A summary of other real estate owned and repossessed assets at December 31 is shown below:

	2002	2001	2000
	(Dollars in Thousands)
Other real estate owned (“ORE”)	$1,532	$710	$323
Repossessed assets	1,577	1,324	1,482

Total ORE and repossessed assets	$3,109	$2,034	$1,805

Note 6: Bank Premises and Equipment

A summary of bank premises and equipment at December 31 is shown as follows:

	2002	2001
	(Dollars in Thousands)
Land	$1,872	$1,822
Bank premises	22,227	21,663
Furniture and equipment	18,252	18,179

	42,351	41,664
Less: Accumulated depreciation	27,806	26,785

	$14,545	$14,879

Note 7: Deposits

A summary of deposits at December 31 is shown as follows:

	2002	2001
	(Dollars in Thousands)
Savings accounts	$175,637	$166,275
Money market deposit accounts	339,191	350,119
Time deposits	641,635	697,462
NOW accounts	131,535	123,985
Non-interest-bearing demand accounts	154,758	159,096

	$1,442,756	$1,496,937

Time deposits with balances of $100,000 or greater amounted to approximately $112.7 million and $145.5 million at December 31, 2002 and 2001, respectively.

The contractual maturity of time deposits at December 31, 2002 is as follows:

Years ending December 31,	Amount	Percent
	(Dollars in Thousands)
2003	$381,241	59.4%
2004	115,044	17.9
2005	55,767	8.7
2006	71,785	11.2
2007	16,156	2.5
2008 and later	1,642	0.3

	$641,635	100.0%

Note 8: Borrowings and Trust Preferred Securities

The following is a summary of borrowings and trust preferred securities at December 31:

	2002	2001
	(Dollars in Thousands)
Federal Home Loan Bank (“FHLB”) term advances	$335,871	$237,916
FHLB line of credit advances	5,000	63,500
Securities sold under repurchase agreements	35,167	56,701
Other	2,080	2,134

Total borrowings	378,118	360,251
Trust preferred securities	48,000	30,000

	$426,118	$390,251

Certain FHLB term advances are callable by the FHLB at pre-determined dates. Scheduled repayments of FHLB term advances and a schedule of callable advances by the first call date as of December 31, 2002 are as follows:

	Scheduled Payments	Weighted Average Interest Rate	Callable Amounts	Weighted Average Interest Rate
	(Dollars in Thousands)
Maturing or callable in the years ending December 31,
2003	$60,048	2.75%	$125,000	4.74%
2004	60,051	3.20	40,000	4.63
2005	65,055	4.34
2006	10,059	3.10
2007	261	6.98
2008 and later	140,397	4.52

	$335,871	3.89%	$165,000	4.71%

Information related to FHLB line of credit advances for the years ended December 31 is as follows:

	2002	2001	2000
	(Dollars in Thousands)
Outstanding balance at end of year	$5,000	$63,500	$52,500
Weighted average rate at year-end	1.35%	1.85%	6.60%
Maximum outstanding at any month-end	$58,000	$63,500	$105,850
Average amount outstanding during year	$15,024	$7,954	$48,689
Average rate during year	1.77%	5.35%	6.44%

Information related to securities sold under repurchase agreements for the years ended December 31 is as follows:

	2002	2001	2000
	(Dollars in Thousands)
Outstanding balance at end of year	$35,167	$56,701	$72,819
Weighted average rate at year-end	1.11%	2.08%	5.71%
Maximum outstanding at any month-end	$55,394	$83,709	$72,819
Average amount outstanding during year	$46,970	$59,603	$51,920
Average rate during year	2.85%	3.94%	5.56%

In 1998, the Company formed a wholly owned subsidiary business trust, BSB Capital Trust I, L.L.C. (“Trust I”), for the purpose of issuing trust preferred securities which qualify as Tier I capital of the Company. Trust I issued at par $30.0 million of 8.125% trust preferred securities in an exempt offering. The trust preferred securities are non-voting, mandatorily redeemable in 2028 and guaranteed by the Company. The entire net proceeds to Trust I from the offering were invested in junior subordinated obligations of the Company, which are the sole assets of Trust I. During 2002, $7.0 million of these securities were repurchased at a net gain of approximately $726,000.

During 2002, two new subsidiaries were formed for the purpose of issuing additional trust preferred securities which are non-voting and guaranteed by the Company. BSB Capital Trust II, L.L.C. (“Trust II”) was formed for the purpose of issuing trust preferred securities which qualify as Tier I capital for the Company. Trust II issued at par $10.0 million of floating rate securities maturing in 2032. These securities pay interest at the six-month London InterBank Offering Rate (“LIBOR”) plus 370 basis points. BSB Capital Trust III, L.L.C. (“Trust III”) was formed for the purpose of issuing trust preferred securities which qualify as Tier I capital for the Company. Trust III issued at par $15.0 million of floating rate securities maturing in 2033. These securities pay interest at the three-month LIBOR plus 335 basis points. The entire net proceeds from Trust II and Trust III were invested in junior subordinated obligations of the Company, which are the sole assets of the respective trusts. The proceeds from each of these trusts were used for general corporate purposes.

At December 31, 2002, the Company had available lines of credit of $150.0 million with the FHLB, subject to the amount of available collateral, of which $5.0 million was outstanding as of December 31, 2002. This outstanding balance and other borrowings with the FHLB are collateralized by certain mortgage loans, mortgage-backed securities, other investment securities, and FHLB stock under a blanket pledge agreement with the FHLB.

Note 9: Employee Benefits

The Company has a non-contributory, tax-qualified defined benefit pension plan covering substantially all employees. Under the plan, retirement benefits are primarily a function of both the years of service and the level of compensation. The Company’s policy is to fund the plan in amounts sufficient to pay liabilities. The pension plan assets consist primarily of independently managed mutual funds, which include equities, fixed income securities and cash equivalents.

The Company also provides certain life and health insurance benefits to substantially all employees and eligible retirees through an unfunded plan. The Company makes contributions to the plan as premiums are due.

The Company also sponsors a Supplemental Executive Retirement Plan (“SERP”) for the purpose of paying full pension benefits under the terms of the tax-qualified plan without regard to limits imposed under the Internal Revenue Code (“IRC”) limiting compensation. The benefit under the SERP is determined as the total pension benefit that would be payable from the tax-qualified plan without applying IRC limits, less what is actually paid from the tax-qualified plan. Two former executives are covered under the SERP.

For one executive, the Company has agreed that he will receive his full benefit under the terms of the tax-qualified plan in the event he terminates employment prior to becoming fully vested in the tax-qualified plan. If the executive terminates prior to becoming fully vested in the tax-qualified plan, the vested benefit payable under the tax-qualified plan will be supplemented with a payment under the Employment Agreement. If the executive terminates after becoming fully vested in the tax-qualified plan, there is no additional benefit payable through his Employment Agreement.

The following table represents a reconciliation of the funded status of the plans at October 1 (the measurement date of the plans):

	Pension Benefits		Life and Health Benefits		SERP Benefits
	2002	2001	2002	2001	2002	2001
	(Dollars in Thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$20,588	$19,116	$4,531	$4,762	$191	$180
Service cost	850	828	152	182	—	—
Interest cost	1,561	1,498	329	350	14	14
Actuarial loss (gain)	3,130	220	427	(500)	16	10
Annuity payments	(1,295)	(1,070)	—	—	(12)	(13)
Premiums paid	—	—	(285)	(263)	—	—
Plan amendments	1	—	—	—	—	—
Settlements	(23)	(4)	—	—	—	—

Benefit obligation at end of year	24,812	20,588	5,154	4,531	209	191

Change in plan assets:
Fair value of plan assets at beginning of year	18,982	23,348	—	—	—	—
Actual loss on plan assets	(2,400)	(3,292)	—	—	—	—
Employer contributions	7,318	—	285	263	12	13
Annuity payments	(1,295)	(1,070)	—	—	(12)	(13)
Premiums paid	—	—	(285)	(263)	—	—
Settlements	(23)	(4)	—	—	—	—

Fair value of plan assets at end of year	22,582	18,982	—	—	—	—

Unfunded status	(2,230)	(1,605)	(5,154)	(4,531)	(209)	(191)
Unrecognized transition obligation	—	—	1,732	1,905	—	—
Unrecognized loss (gain)	9,050	1,577	(541)	(1,007)	(68)	(88)
Unrecognized prior service (credit) cost	(45)	(70)	—	—	50	55

Prepaid (accrued) benefit cost	$6,775	$(98)	$(3,963)	$(3,633)	$(227)	$(224)

The components of net periodic benefit cost for the above plans for the years ended December 31, 2002, 2001 and 2000 are as follows:

	Pension Benefits			Life and Health Benefits			SERP Benefits
	2002	2001	2000	2002	2001	2000	2002	2001	2000
	(Dollars in Thousands)
Service cost	$850	$828	$853	$152	$182	$195	$—	$—	$15
Interest cost	1,561	1,498	1,395	329	350	351	14	14	24
Expected return on assets	(1,942)	(1,978)	(1,703)	—	—	—	—	—	—
Unrecognized transition obligation	—	—	—	173	173	173	—	—	—
Unrecognized (gain) loss	—	(70)	—	(39)	(24)	—	(4)	(4)	3
Unrecognized prior service (credit) cost	(24)	(25)	(25)	—	—	—	5	5	5

Net periodic benefit cost	$445	$253	$520	$615	$681	$719	$15	$15	$47

The following weighted average assumptions were used in the determination of the benefit obligations and net periodic benefit costs in the tables above. The discount rate and rate of compensation increase disclosed are as of the end of the year measurement date. Since the expected return on plan assets only impacts the net periodic benefit cost for the year, this rate is disclosed as of the beginning of the year measurement date.

	Pension Benefits			Life and Health Benefits			SERP Benefits
	2002	2001	2000	2002	2001	2000	2002	2001	2000
Weighted average assumptions:
Discount rate	6.75%	7.50%	8.00%	6.75%	7.50%	8.00%	6.75%	7.50%	8.00%
Expected return on plan assets	9.00%	9.00%	8.75%	—	—	—	—	—	—
Rate of compensation increase	4.00%	4.00%	5.50%	4.00%	4.00%	5.50%	—	—	—

For measurement purposes, a 9.00% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003. The rate was assumed to decrease steadily to 4.50% in 2008.

The health care cost trend rate assumptions can have a significant effect on the amounts reported. To illustrate, a one-percentage-point change in assumed health care cost trend rates would have the following effect on the amounts reported for life and health benefits at and for the year ended October 1, 2002 as follows:

	1-Percentage-Point Increase	1-Percentage-Point Decrease
	(Dollars in Thousands)
Effect on total of service and interest cost components	$3	$(4)
Effect on postretirement benefit obligation	35	(43)

The Company also has a defined contribution 401(k) plan. The Company matches 100% of basic contributions up to 2.0% of each participant’s annual contribution and 50% of contributions over 2.0%, with the Company’s total match not to exceed 3%. The Company’s contributions to the plan amounted to $418,000 in 2002, $338,000 in 2001 and $319,000 in 2000.

Note 10: Derivative Financial Instruments

The Company has used interest rate swap agreements (“swaps”) from time to time as a part of its overall interest rate risk management strategy. At December 31, 2002, and during the year then ended, the Company had no swaps outstanding. In 2001 and 2000, the swaps modified the repricing characteristics of certain brokered time deposit liabilities. Under the terms of the swaps, the Company received a fixed rate of interest and paid a variable rate of interest. The swaps were entered into with a counterparty that met the Company’s established credit standards and the agreements contained collateral provisions protecting the at-risk party. The Company considered the credit risk inherent in these contracts to be negligible. The swaps matched the related brokered time deposits in notional/face amount, fixed interest rate, interest payment date and maturity date.

Effective January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Under SFAS No. 133, the swaps were accounted for as fair value hedges of the brokered time deposit liabilities. The swaps and brokered time deposits were recorded at fair value on the consolidated statement of condition. The adoption of SFAS No. 133 had no material impact on net income or shareholders’ equity.

Note 11: Commitments and Contingent Liabilities

The Company rents facilities under operating lease agreements expiring at various dates through 2016. Rent expense totaled approximately $746,000 in 2002, $832,000 in 2001 and $872,000 in 2000. Approximate minimum rental commitments under existing noncancelable operating leases with remaining terms of one year or more are presented below:

Years ending December 31,	(Dollars in Thousands)
2003	$761
2004	737
2005	705
2006	594
2007	431
Later years	1,865

Total minimum lease payments	$5,093

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit and letters of credit, which involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated statements of condition. The contract amount of those commitments and letters of credit reflects the extent of involvement the Company has in those particular classes of financial instruments. The Company’s exposure to loss in the event of non-performance by the counterparty to the financial instrument for commitments to extend credit and letters of credit is represented by the contractual amount of the instruments. The Company uses the same credit policies in making commitments and letters of credit as it does for on-balance-sheet instruments.

Financial instruments whose contract amounts represent credit risk at December 31 were as follows:

	2002	2001
	(Dollars in Thousands)
Commitments to extend credit	$269,266	$311,948
Letters of credit	17,006	30,443

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

Letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including bond financing and similar transactions. Most of these guarantees extend for periods ranging from three months to five years. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Since some of the letters of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

For both commitments to extend credit and letters of credit, the amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies, but includes residential and commercial real estate and business related assets. As required by certain letter of credit agreements, the Company has pledged as collateral mortgage-backed securities having a fair value of approximately $3.3 million at December 31, 2002.

The Company has sold certain pools of adjustable-rate residential real estate loans in the secondary market with recourse. Outstanding loans sold with recourse approximated $7.8 million and $9.8 million as of December 31, 2002 and 2001, respectively.

The Company generally enters into rate lock agreements at the time that residential mortgage loan applications are taken. These rate lock agreements fix the interest rate at which the loan, if ultimately made, will be originated. Such agreements may exist with borrowers with whom commitments to extend loans have been made, as well as with individuals who have not yet received a commitment. The Company makes its determination of whether or not to identify a loan as held for sale at the time rate lock agreements are entered into. Accordingly, the Company is exposed to interest rate risk to the extent that a rate lock agreement is associated with a loan application or a loan commitment which is intended to be held for sale, as well as with respect to loans held for sale.

At December 31, 2002 and 2001, the Company had rate lock agreements (certain of which relate to loan applications for which no formal commitment has been made) and conventional mortgage loans held for sale amounting to approximately $10.2 million and $22.1 million, respectively.

In order to reduce the interest rate risk associated with the portfolio of conventional mortgage loans held for sale, as well as outstanding loan commitments and uncommitted loan applications with rate lock agreements which are intended to be held for sale, the Company enters into mandatory forward sales commitments to sell loans in the secondary market to unrelated investors. At December 31, 2002 and 2001, the Company had mandatory commitments to sell certain conventional fixed-rate mortgage loans at set prices amounting to approximately $9.1 million and $7.1 million, respectively. The Company believes that it will be able to meet the mandatory commitments without incurring any material losses.

The Company is required to maintain a reserve balance, as established by the Federal Reserve Board of New York. The required average total reserve for the 14-day maintenance period ended December 26, 2002 was $18.0 million, of which $6.1 million was required to be on deposit with the Federal Reserve Bank of New York. The remaining $11.9 million was represented by cash on hand.

In the ordinary course of business, there are various legal proceedings pending against the Company. Based on consultation with outside counsel, management believes that the aggregate exposure, if any, arising from such litigation would not have a material adverse effect on the Company’s consolidated financial statements.

Note 12: Limits on Dividends

The Company’s ability to pay dividends to its shareholders is largely dependent on the Bank’s ability to pay dividends to the Company. The circumstances under which the Bank may pay dividends are limited by federal and state statutes, regulations and policies. The Bank must obtain the approval of the New York State Superintendent of Banks for payment of dividends if the total of all dividends declared in any calendar year would exceed the total of the Bank’s net profits (as defined by applicable regulations) for that year, combined with its retained net profits for the preceding two years. Furthermore, the Bank may not pay a dividend in an amount greater than its retained earnings, as defined by applicable regulations. Due to the net loss in the second quarter of 2002, coupled with dividends previously paid, the Bank exceeded its dividend limitations for 2002. However, in October 2002, the Bank received regulatory approval for and paid a special dividend of $30 million to the Company. As a result of this special dividend, and based on regulatory limitations noted above, the Company does not anticipate receiving dividends from the Bank until 2004. At December 31, 2002, the Company had immediately available funds totaling $37.7 million. Management believes current levels of cash are adequate to meet the Company’s anticipated ordinary obligations in 2003, to pay customary cash dividends on the Company’s common stock in 2003, if so declared, and to repurchase additional common shares under a Stock Repurchase Program announced in October 2002 which is to remain in effect through March 2003. Management anticipates that the Bank will be able to resume the payment of cash dividends to the Company, without regulatory approval, in 2004. However, circumstances, including additional common stock and trust preferred security repurchases or unanticipated cash obligations, may require the Company to seek additional sources of funding or require the Bank to seek regulatory approval for another special cash dividend to the Company, should the Bank be otherwise unable to make such cash dividend payments.

In addition, the Federal Reserve Board and the Federal Deposit Insurance Corporation (“FDIC”) are authorized to determine under certain circumstances that the payment of dividends would be an unsafe or unsound practice and to prohibit payment of such dividends. The payment of dividends that deplete a bank’s capital base could be deemed to constitute such an unsafe or an unsound practice. There are also statutory limits on the transfer of funds to the Company by its banking subsidiary, whether in the form of loans or other extensions of credit, investments or asset purchases. Such transfers by the Bank to the Company generally are limited in amount to 10% of the Bank’s capital and surplus. Furthermore, such loans and extensions of credit are required to be collateralized in specific amounts.

Note 13: Income Taxes

The components of income tax (benefit) expense for the years ended December 31 are as follows:

	2002	2001	2000
	(Dollars in Thousands)
Current (benefit) expense	$(269)	$13,746	$14,217
Deferred expense (benefit)	15	(1,174)	(12,901)

Income tax (benefit) expense	$(254)	$12,572	$1,316

A reconciliation between the federal statutory income tax rate and the effective income tax rate for the years ended December 31 follows:

	2002	2001	2000
Federal statutory income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	(24.5)	4.2	13.2
Tax-exempt interest income	(21.3)	(0.8)	(10.0)
Dividends received deduction	(5.2)	(0.2)	(2.1)
Other	(0.6)	(0.1)	0.6

Effective income tax rate	(16.6)%	38.1%	36.7%

During 2002, the Company recognized various tax credits related to New York State’s Qualified Empire Zone Enterprise (“QEZE”) program. QEZE credits recognized in 2002 totaled $469,000.

The components of deferred income taxes at December 31 included in other assets are as follows:

	2002	2001
	(Dollars in Thousands)
Assets:
Allowance for loan losses	$26,218	$23,532
Postretirement benefits	1,580	1,460
Non-accrual loans	1,189	1,712
Deferred compensation	588	607
Other	729	621

	30,304	27,932

Liabilities:
Net unrealized gain on investment securities available for sale	6,029	1,801
Pension benefits	2,567	—
Depreciation	663	857
Deferred loan costs	743	320
Other	346	755

	10,348	3,733

Net deferred tax asset	$19,956	$24,199

Deferred tax assets are recognized subject to management’s judgment that these tax benefits will more likely than not be realized. Based on the sufficiency of taxable temporary items, historical taxable income, anticipated future taxable income, as well as available tax planning strategies, management believes it is more likely than not that the deferred tax assets as December 31, 2002 will be realized.

Note 14: Earnings Per Share

The following table provides information on the calculation of basic earnings per share and diluted earnings per share for the years ended December 31:

	Net Income	Weighted Average Shares	Earnings Per Share
	(Dollars in Thousands, Except Share Data)
2002:
Basic earnings per share	$ 1,783	9,589,361	$0.19
Dilutive effect of stock options		150,902

Diluted earnings per share	$ 1,783	9,740,263	$0.18

Anti-dilutive stock options		44,179

2001:
Basic earnings per share	$20,460	9,958,952	$2.05
Dilutive effect of stock options		155,245

Diluted earnings per share	$20,460	10,114,197	$2.02

Anti-dilutive stock options		102,082

2000:
Basic earnings per share	$ 2,271	10,279,667	$0.22
Dilutive effect of stock options		77,977

Diluted earnings per share	$ 2,271	10,357,644	$0.22

Anti-dilutive stock options		198,731

Note 15: Stock Option Plans and Shareholder Rights Plan

The Company has a Long-Term Incentive and Capital Accumulation Plan (the “Incentive Plan”) for the benefit of officers and certain other employees of the Company and its subsidiaries. The Incentive Plan, as approved by shareholders at the 1996 Annual Meeting of Shareholders, and as amended at the 1998 and 1999 Annual Meetings of Shareholders, provides for options to purchase a total of 1.3 million shares of authorized common stock, of which options to purchase 943,378 shares have been granted as of December 31, 2002. At December 31, 2002, there were 356,622 options to purchase shares available for future grant under the Incentive Plan. Four kinds of awards are contained in the Incentive Plan and are available for grant: incentive stock options, non-qualified options, stock appreciation rights and performance share awards. Options under this Incentive Plan have a 10 year term, and vest and become exercisable at 25% per year at the end of each of the first four years following the grant date, as long as the optionee remains an employee of the Company or its subsidiaries, or as otherwise determined by the Company’s Compensation Committee.

The Directors’ Stock Option Plan (the “Directors’ Plan”), as approved by shareholders at the 1994 Annual Meeting of Shareholders, provides for options to purchase 393,750 shares of authorized common stock by incumbent and future non-employee directors of the Company; 288,000 options to purchase shares have been granted as of December 31, 2002. At December 31, 2002, 105,750 options to purchase shares were available for future grant under the Directors’ Plan. All options granted under the Directors’ Plan are intended to be non-qualified options. Vesting occurs on the grant date, and options may be exercised six months after the grant date. Under the Directors’ Plan, to the extent options remain available for grant, upon initial election or appointment as a director, new non-employee directors of the Company each receive a grant of an option to purchase 6,750 shares of common stock. Furthermore, to the extent options remain available for grant, in January of each year, each non-employee director is granted an option to purchase 2,250 shares of common stock.

Activity in the plans during 2000, 2001 and 2002 was as follows:

		Number of Shares	Weighted Average Exercise Price
		(Dollars in Thousands, Except Share Data)
	Outstanding options at December 31, 1999	826,213	$21.45
2000:	Options forfeited	(173,838)	15.43
	Options exercised	(104,281)	13.66
	Options granted	298,000	12.71

	Outstanding options at December 31, 2000	846,094	20.57
2001:	Options forfeited	(105,675)	25.75
	Options exercised	(32,228)	13.65
	Options granted	195,000	19.32

	Outstanding options at December 31, 2001	903,191	19.94
2002:	Options forfeited	(44,044)	23.22
	Options exercised	(125,226)	16.34
	Options granted	256,660	26.48

	Outstanding options at December 31, 2002	990,581	$21.91

The following table summarizes information about options outstanding at December 31, 2002:

	Outstanding			Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life in Years	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$5.84	727	0.8	$5.84	727	$5.84
$9.33 to $14.50	192,542	5.2	$13.01	180,042	$12.97
$15.08 to $19.85	265,177	6.1	$17.82	189,740	$17.92
$22.60 to $27.07	386,860	8.3	$26.17	156,399	$26.52
$28.75 to $32.75	145,275	5.9	$29.91	123,925	$29.83

	990,581	6.7	$21.91	650,833	$20.87

Options exercisable and the weighted average exercise price thereon were 633,375 and $19.33 at December 31, 2001, and 575,888 and $20.19 at December 31, 2000.

The Company maintains a shareholders’ rights plan pursuant to which the Company’s Board of Directors declared a dividend of one right for each outstanding share of common stock. These rights will also be attached to common stock issued subsequent to the adoption of the plan. The rights can only be exercised when an individual or group intends to acquire or has acquired a defined amount of the Company’s outstanding common shares. Each right will entitle the holder to receive common stock having a market value equivalent to two times the exercise price (as defined). The rights will expire on June 4, 2009 and may be redeemed by the Company in whole at a price of $.01 per right.

Note 16: Fair Value of Financial Instruments

SFAS No. 107 requires disclosure of fair value information about financial instruments, whether or not recognized in the consolidated statement of condition, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, certain fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The fair value of off-balance-sheet financial instruments is not significant.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. For example, the Company has a trust and investment management operation that contributes net fee income annually. The trust and investment management operation is not considered a financial instrument, and its value has not been incorporated into the fair value estimates. Other significant assets and liabilities include the benefits resulting from the low-cost funding of deposit liabilities as compared to the cost of borrowing funds in the market, bank owned life insurance and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimate of fair value.

The net carrying amount and fair values of financial instruments at December 31 are as follows:

	2002		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Dollars in Thousands)
Financial assets:
Cash and cash equivalents	$46,912	$46,912	$56,272	$56,272
Investment securities	593,918	594,638	501,459	501,647
FHLB of New York stock	19,934	19,934	15,071	15,071
Loans held for sale	4,001	4,001	9,860	9,860
Net loans	1,286,044	1,314,533	1,426,680	1,469,237
Accrued interest receivable	9,875	9,875	10,502	10,502

Financial liabilities:
Deposits	$1,442,756	$1,452,586	$1,496,937	$1,506,288
Borrowings and trust preferred securities	426,118	448,659	390,251	405,322
Accrued interest payable	4,299	4,299	5,851	5,851

Note 17: Regulatory Matters

The Company and the Bank each are subject to various regulatory capital guidelines and a framework for prompt corrective action that are administered by the Federal banking agencies. Under these guidelines and this framework, the Company and the Bank must each meet specific capital levels that are based on the amount of their assets, liabilities and certain off-balance-sheet items, as calculated under various regulatory capital definitions and accounting practices. The Company’s and the Bank’s capital amounts and classifications also are subject to qualitative judgments by regulators about asset and capital components, risk-weightings and other factors. Failure by the Company or the Bank to meet minimum capital requirements necessitates certain mandatory actions and authorizes further discretionary actions by regulators, which could have a direct material effect on the Company’s and the Bank’s financial statements.

Quantitative measures established by regulation to ensure capital adequacy require that the Company and the Bank each maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of December 31, 2002, the Company and the Bank each met all capital adequacy guidelines to which they are subject.

The Company’s and the Bank’s capital amounts and ratios at December 31 are shown in the table below:

BSB BANCORP, INC. (CONSOLIDATED)

	Actual Capital		Minimum Required Ratios
	Amount	Ratio	For Capital Adequacy	For Classification as Well Capitalized
	(Dollars in Thousands)
As of December 31, 2002
Total capital/risk-weighted assets	$206,049	14.48%	8.0%	10.0%
Tier I capital/risk-weighted assets	$186,266	13.09%	4.0%	6.0%
Tier I capital/average assets	$186,266	9.10%	4.0%	5.0%

As of December 31, 2001
Total capital/risk-weighted assets	$202,048	13.21%	8.0%	10.0%
Tier I capital/risk-weighted assets	$182,434	11.92%	4.0%	6.0%
Tier I capital/average assets	$182,434	9.03%	4.0%	5.0%

BSB BANK & TRUST COMPANY

	Actual Capital		Minimum Required Ratios
	Amount	Ratio	For Capital Adequacy	For Classification as Well Capitalized
	(Dollars in Thousands)
As of December 31, 2002
Total capital/risk-weighted assets	$167,910	11.90%	8.0%	10.0%
Tier I capital/risk-weighted assets	$149,708	10.61%	4.0%	6.0%
Tier I capital/average assets	$149,708	7.31%	4.0%	5.0%

As of December 31, 2001
Total capital/risk-weighted assets	$196,462	12.86%	8.0%	10.0%
Tier I capital/risk-weighted assets	$176,901	11.58%	4.0%	6.0%
Tier I capital/average assets	$176,901	8.75%	4.0%	5.0%

Note 18: Parent Company Financial Information

The following financial statements for the parent company should be read in conjunction with the Company’s consolidated financial statements and notes thereto.

STATEMENTS OF CONDITION

	December 31,
	2002	2001
	(Dollars in Thousands)
ASSETS
Cash and due from banks	$37,660	$6,064
Investment in Bank, at equity	158,934	180,291
Investment in trust subsidiaries	1,702	928
Prepaid expenses	1,282	705
Other assets	39	39

Total assets	$199,617	$188,027

LIABILITIES & SHAREHOLDERS’ EQUITY
Accrued interest payable	$940	$1,047
Other liabilities	49	227
Junior subordinated debentures	49,702	30,928

Total liabilities	50,691	32,202

Total shareholders’ equity	148,926	155,825

Total liabilities and shareholders’ equity	$199,617	$188,027

STATEMENTS OF INCOME

	Years Ended December 31,
	2002	2001	2000
	(Dollars in Thousands)
Income:
Dividends from Bank	$33,007	$22,509	$10,289
Interest on trust preferred securities	97	75	74
Other income	727	—	207
Effect of the Bank’s earnings and distributions:
Distributions in excess of earnings	(29,247)	—	(5,335)
Equity in undistributed earnings	—	66	—

Total income	4,584	22,650	5,235

Expense:
Interest on junior subordinated debentures	2,818	2,513	2,457
Merger related expenses	—	—	1,215
Other expenses	1,095	922	1,080

Total expense	3,913	3,435	4,752

Income before income tax benefit	671	19,215	483
Income tax benefit	1,112	1,245	1,788

Net Income	$1,783	$20,460	$2,271

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2002	2001	2000
	(Dollars in Thousands)
Operating activities:
Net income	$1,783	$20,460	$2,271
Adjustments to reconcile net income to net cash provided by operating activities:
Effect of the Bank’s earnings and distributions	29,247	(66)	5,335
Net gain on repurchase of trust preferred securities	(726)	—	—
Net change in other assets and liabilities	(2,151)	(515)	(3,197)

Net cash provided by operating activities	28,153	19,879	4,409

Investing activities:
Capital contributions to subsidiaries	(774)	—	—

Net cash used in investing activities	(774)	—	—

Financing activities:
Proceeds from issuance of trust preferred securities	25,774	—	—
Repurchase of trust preferred securities	(6,098)	—	—
Proceeds from exercise of stock options	2,048	440	1,424
Purchases of treasury stock	(7,879)	(15,405)	(38)
Dividends paid	(9,628)	(9,989)	(10,289)

Net cash provided by (used in) financing activities	4,217	(24,954)	(8,903)

Net increase (decrease) in cash and cash equivalents	31,596	(5,075)	(4,494)
Cash and cash equivalents at beginning of year	6,064	11,139	15,633

Cash and cash equivalents at end of year	$37,660	$6,064	$11,139