Form 10-K, Exhibit 13
period 2002-12-31
BSB BANCORP INC
filed 2003-03-28
CIK 830257

EXHIBIT 13.1

Report of Independent Accountants

The Board of Directors
BSB Bancorp, Inc.
Binghamton, New York

In our opinion, the consolidated balance sheet as of December 31, 2001 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the two years in the period ended December 31, 2001 (appearing on pages F26 through F29 of the BSB Bancorp, Inc. 2002 Annual Report to Shareholders which has been incorporated by reference in this Form 10-K) present fairly, in all material respects, the financial position, results of operations and cash flows of BSB Bancorp, Inc. and its subsidiaries at December 31, 2001 and for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers, LLP

Syracuse, New York
January 25, 2002