Form 10-K, Exhibit 13
period 2003-12-31
BSB BANCORP INC
filed 2004-02-24
CIK 830257

EXHIBIT 13

Report of Independent Accountants

To The Board of Directors and Shareholders

    of BSB Bancorp, Inc.:

In our opinion, the consolidated statements of income, changes in shareholders’ equity and cash flows for the year ended December 31, 2001 (appearing on pages 55 through 83 of the BSB Bancorp, Inc. 2003 Annual Report to Shareholders which has been included in this Form 10-K) present fairly, in all material respects, the results of operations and cash flows of BSB Bancorp, Inc. and its subsidiaries for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers, LLP
Syracuse, New York
January 25, 2002